      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1998
                                                     REGISTRATION NO. 333-1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              IVI CHECKMATE CORP.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  3577                                 58-2375201
           (State or other                   (Primary Standard Industrial                  (I.R.S. Employer
    jurisdiction of incorporation)           Classification Code Number)                 Identification No.)

                               1003 MANSELL ROAD
                             ROSWELL, GEORGIA 30076
                                 (770) 594-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MR. JOHN J. NEUBERT
                               1003 MANSELL ROAD
                             ROSWELL, GEORGIA 30076
                                 (770) 594-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

           M. HILL JEFFRIES                        MARK A. CONVERY                      DAVID G. NICHOLS, JR.
          ALSTON & BIRD LLP                         MEIGHEN DEMERS                   MORGAN, LEWIS & BOCKIUS LLP
         ONE ATLANTIC CENTER                  MERRILL LYNCH CANADA TOWER                   101 PARK AVENUE
      1201 WEST PEACHTREE STREET                 200 KING STREET WEST                         46TH FLOOR
     ATLANTA, GEORGIA 30309-3424                      SUITE 1100                       NEW YORK, NEW YORK 10178
            (404) 881-7000                         TORONTO, ONTARIO                         (212) 309-6000
                                                    CANADA M5H 3T4
                                                    (416) 977-8400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED
            TITLE OF EACH CLASS                                        MAXIMUM             MAXIMUM            AMOUNT OF
               OF SECURITIES                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
              TO BE REGISTERED                  REGISTERED(1)         PER SHARE       OFFERING PRICE (2)       FEE (2)
                                                  18,381,207
Common Stock, par value $.01 per share......        shares               $N/A            $120,045,760          $35,414
Exchange Rights and other related Rights and
  Obligations (3)...........................         N/A                 N/A                 N/A               N/A (4)

(1) Represents the estimated number of shares of Common Stock, par value $.01 per share ("Company Common Stock"), issuable by the Registrant to the holders of Common Stock, par value $.01 per share ("Checkmate Common Stock"), of Checkmate Electronics, Inc. ("Checkmate") and to the holders of the Common Shares, no par value per share ("IVI Common Shares"), of International Verifact Inc. ("IVI"), upon consummation of the Transaction, assuming exercise of all rights to purchase Checkmate Common Stock and IVI Common Shares. The Transaction is contemplated by the Combination Agreement described herein.
(2) Estimated solely for purposes of calculating the registration fee and based, pursuant to Rules 457(f) and (c) under the Securities Act of 1933, as amended, on the averages of the high and low per share sales prices of Checkmate Common Stock and IVI Common Shares on the Nasdaq National Market on May 20, 1998. Pursuant to Rule 457(b), the registration fee has been reduced by the $25,189 paid under Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials on March 19, 1998 and May 6, 1998.
(3) These Rights are for the benefit of the holders of the IVI Exchangeable Shares ("Exchangeable Shares"). The Rights cannot be transferred by the holders of the Exchangeable Shares, which are exchangeable for Company Common Stock. The related Rights and other Obligations assure that holders of Exchangeable Shares have certain dividend, voting and liquidation rights as if they held shares of Company Common Stock into which the Exchangeable Shares are exchangeable (see "The Transaction and Description of Exchangeable Shares;" "Description of Capital Stock-Exchangeable Shares;" and "Description of Capital Stock-Support Agreement").
(4) No separate registration fee is required for these rights under Rule 457(f).

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          INTERNATIONAL VERIFACT INC.
                               79 TORBARRIE ROAD
                            TORONTO, ONTARIO M3L 1G5

May 26, 1998

Dear IVI Shareholder:

    We are pleased to invite you to attend the annual and special meeting of shareholders to be held on June 23, 1998, at 10:00 a.m. (Toronto time), at the Metropolitan Toronto Convention Center, 255 Front Street West, Toronto, Ontario. Because of the importance of the business of this meeting, we would like as many of you as possible either to attend in person or to be represented by sending in your proxies.

    The business of the meeting includes consideration of and voting on transactions which, effectively, will lead to a combination of International Verifact Inc. ("IVI") and Checkmate Electronics, Inc. ("Checkmate"). These transactions will be accomplished pursuant to the terms of a Combination Agreement dated January 16, 1998 (the "Combination Agreement"), among IVI, Checkmate, IVI Checkmate Corp., a newly-formed Delaware corporation (the "Company"), and Future Merger Corporation, a Georgia corporation and wholly owned subsidiary of the Company. The Combination Agreement provides for a plan of arrangement (the "Plan of Arrangement"), whereby common stock, par value $.01 per share, of the Company ("Company Common Stock") or exchangeable shares of IVI ("Exchangeable Shares") will be issued to holders of the issued and outstanding shares of IVI on a one-for-one basis (the transactions contemplated by the Combination Agreement and the Plan of Arrangement being referred to herein collectively as the "Transaction"). The Exchangeable Shares will be exchangeable from time to time at the option of the holder into shares of Company Common Stock. Holding Exchangeable Shares rather than Company Common Stock may appeal to IVI's Canadian shareholders for certain Canadian tax reasons, which are described in the attached Joint Proxy Statement/Prospectus.

    The details of the Transaction are included in the Joint Proxy Statement/Prospectus. Also included is the form of proxy. A Letter of Transmittal and Election Form is included for use in connection with the Plan of Arrangement. The Joint Proxy Statement/Prospectus also includes IVI's unaudited condensed consolidated financial statements for the three months ended March 31, 1998 and audited consolidated financial statements for the fiscal year ended December 31, 1997, 1996 and 1995, and IVI Management's Discussion and Analysis of Financial Condition and Results of Operations.

    AFTER CONSIDERING MANY DIFFERENT FACTORS (WHICH ARE DESCRIBED IN DETAIL IN THE JOINT PROXY STATEMENT/ PROSPECTUS), YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE IN FAVOUR OF THE RESOLUTION CONCERNING THE PLAN OF ARRANGEMENT AND THE COMBINATION OF CHECKMATE AND IVI.

    Also at the meeting, shareholders will receive IVI's audited financial statements for the fiscal year ended December 31, 1997, and will consider and vote upon the election of directors for the ensuing year and the appointment of independent auditors. Please review the Joint Proxy Statement/Prospectus carefully. It has been prepared to help you make an informed decision with respect to all of the foregoing matters.

    We hope that you will be able to attend the meeting. Whether or not you are able to attend, it is still important that you be represented at the meeting. We urge you to complete the enclosed form of proxy and return it, no later than the time specified in the Notice of Annual and Special Meeting of Shareholders, in the postage-paid envelope provided. Regardless of the number of shares you own, your vote is important.

                                          Yours very truly,
                                          Your Board of Directors
                                          George Whitton
                                          CHAIRMAN OF THE BOARD

                          INTERNATIONAL VERIFACT INC.
              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that an annual and special meeting (the "Shareholders Meeting") of the shareholders of International Verifact Inc. ("IVI") will be held on June 23, 1998, at 10:00 a.m. (Toronto time), at the Metropolitan Toronto Convention Center, 255 Front Street West, Toronto, Ontario, for the following purposes:

    1. To consider, pursuant to an order (the "Interim Order") of the Ontario Court of Justice (General Division) dated February 24, 1998, and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") under section 192 of the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), all as more particularly described in the accompanying Joint Proxy Statement/Prospectus.

    2. To receive the financial statements of IVI for the year ended December 31, 1997 and the report of the independent auditors thereon.

    3. To elect directors for the ensuing year.

    4. To appoint independent auditors of IVI and to authorize the directors to fix their remuneration.

    5. To transact such further or other business as may properly come before the Shareholders Meeting or any adjournment or adjournments thereof.

    Specific details of the matters to be put before the Shareholders Meeting are set out in the Joint Proxy Statement/ Prospectus, which forms part of this Notice. The full text of the Arrangement Resolution is attached as Annex B to the Joint Proxy Statement/Prospectus.

    Pursuant to the Interim Order, a copy of which is attached as Annex C to the Joint Proxy Statement/Prospectus, holders of common shares of IVI ("IVI Common Shares") have been granted the right to dissent in respect of the Arrangement. If the Arrangement becomes effective, a dissenting shareholder will be entitled to be paid the fair value of the IVI Common Shares held by such shareholder if the Chairman of the Shareholders Meeting shall have received from such dissenting shareholder at or before the Shareholders Meeting a written objection to the Arrangement Resolution and the dissenting shareholder shall have otherwise complied with the provisions of section 190 of the CBCA. The dissent right is described in the accompanying Joint Proxy Statement/Prospectus and the text of section 190 of the CBCA is attached as Annex D to the Joint Proxy Statement/Prospectus. ONLY REGISTERED SHAREHOLDERS MAY DISSENT. FAILURE TO STRICTLY COMPLY WITH THE REQUIREMENTS SET OUT IN SECTION 190 OF THE CBCA MAY RESULT IN THE LOSS OF ANY RIGHT OF DISSENT.

    Each person who is a holder of record of IVI Common Shares at the close of business on May 12, 1998 (the "Record Date") is entitled to notice of and to attend and vote at the Shareholders Meeting and any adjournment or postponement thereof, provided that, to the extent that a person has transferred any IVI Common Shares after the Record Date and the transferee of such shares establishes that such transferee owns such shares and demands not later than June 12, 1998 to be included in the list of shareholders eligible to vote at the Shareholders Meeting, such transferee will be entitled to vote such shares at the Shareholders Meeting.

DATED at Toronto, Ontario, May 26, 1998.

                                          By Order of the Board of Directors

                                          L. Barry Thomson

                                          President and Chief Executive Officer

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SHAREHOLDERS MEETING. SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. TO BE EFFECTIVE, PROXIES MUST BE RECEIVED BY MONTREAL TRUST COMPANY OF CANADA NOT LATER THAN 5:00 P.M. (TORONTO TIME) ON JUNE 19, 1998, OR, IF THE SHAREHOLDERS MEETING IS ADJOURNED, NOT LATER THAN 24 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME OF THE SHAREHOLDERS MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                          COURT FILE NO. 98-BK-002263

                        ONTARIO COURT (GENERAL DIVISION)
                                COMMERCIAL LIST

                  IN THE MATTER OF INTERNATIONAL VERIFACT INC.

             AND IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985,
                              C. C.-44, AS AMENDED

                             NOTICE OF APPLICATION

    A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant, International Verifact Inc. The claim made by the Applicant appears on the following pages.

    THIS APPLICATION will come on for a hearing before a judge presiding over the Commercial List on a date to be determined at 393 University Avenue, Toronto, Ontario.

    IF YOU WISH TO OPPOSE THIS APPLICATION, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38C prescribed by the Rules of Civil Procedure, serve it on the applicant's lawyer(s) or, where the applicant does not have a lawyer, serve it on the applicant and file it, with proof of service, in this court office and you or your lawyer(s) must appear at the hearing.

    IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer(s) must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer(s) or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

    IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU.

    If you wish to oppose this application but are unable to pay legal fees, legal aid may be available to you by contacting a local Legal Aid office.

Date:      February 20, 1998                          Issued By:  The Registrar of The
                                                                  Ontario Court
                                                                  (General Division)

                                                                  393 University Avenue
                                                                  Toronto, Ontario
                                                                  M5H 1E6

TO:           ALL HOLDERS OF COMMON SHARES OF
            INTERNATIONAL VERIFACT INC.

AND TO:      THE DIRECTOR UNDER THE CBCA
              Corporation Directorate
            Industry Canada
            9th Floor, Journal Tower South
            365 Laurier Avenue West
            Ottawa, Ontario
            K1A 0C8

                                  APPLICATION

1.  International Verifact Inc. ("IVI") makes application for:

    (a) an Order approving the arrangement involving IVI and its shareholders proposed by IVI and described in the Joint Proxy Statement/Prospectus to be filed and to be distributed to holders of common shares of IVI;

    (b) an Interim Order for advice and directions of the Court in connection with the proposed arrangement; and

    (c) such further and other relief as may seem just.

2.  THE GROUNDS FOR THE APPLICATION ARE:

    (a) IVI proposes a plan of arrangement with the holders of its common shares which contemplates an amendment of its articles and an exchange of its common shares;

    (b) it is not practicable for IVI to effect fundamental changes of the nature contemplated by the plan of arrangement under any other provision of the CBCA;

    (c) sections 135 and 192 of the CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, as amended;

    (d) Rules 3.02, 14.05 (2) and 38 of the RULES OF CIVIL PROCEDURE; and

    (e) such further and other grounds as counsel may advise and this Honourable Court may permit.

3. THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the application:

    (a) the Interim Order of this Court;

    (b) the Affidavit of Peter H. Henry to be sworn and the exhibits thereto;

    (c) the further Affidavit of Peter H. Henry to be sworn, reporting on the results of the shareholders' meeting to be conducted; and

    (d) such further and other material as counsel may advise and this Honourable Court may permit.

    THIS NOTICE OF APPLICATION will be sent to all holders of IVI's common shares at their addresses as they appear on the books of IVI on the day immediately preceding the day on which Notice of the special meeting of IVI's shareholders to approve the arrangement is sent to shareholders including, pursuant to the provisions of Rule 17.02 (n) and Rule 17.02 (o), shareholders whose registered addresses are outside the province of Ontario.

                        MEIGHEN DEMERS
                        Barristers & Solicitors
                        P.O. Box 11, 11th Floor
                        Merrill Lynch Canada Tower
                        Sun Life Centre
                        200 King Street West
                        Toronto, Ontario M5H 3T4

                        John T. Porter
                        Tel: (416) 340-6030
                        Fax: (416) 977-5239
                        Solicitors for the Applicant
                        Court File No. 98-BK-002263

                          CHECKMATE ELECTRONICS, INC.
                               1003 MANSELL ROAD
                             ROSWELL, GEORGIA 30076

                                                                    May 26, 1998

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of Checkmate Electronics, Inc. to be held at the Four Points Hotel located at 1850 Cotillion Drive, Atlanta, Georgia, at 10:00 a.m., local time, on June 23, 1998.

    At this important meeting, you will be asked to consider and vote upon the adoption of a Combination Agreement dated as of January 16, 1998, which provides for the combination of International Verifact Inc., a Canadian corporation ("IVI"), and Checkmate through the merger of a wholly owned subsidiary of IVI Checkmate Corp., a newly formed Delaware corporation (the "Company"), with and into Checkmate and the reorganization of IVI under Canadian law. If the proposed transaction is consummated, Checkmate and IVI will become subsidiaries of the Company and each outstanding share of Common Stock of Checkmate will be converted into the right to receive 1.2775 shares of Company Common Stock on the basis set forth in the Combination Agreement and described in the enclosed Joint Proxy Statement/ Prospectus.

    Adoption of the Combination Agreement by Checkmate requires the affirmative vote of the holders of a majority of the shares of Checkmate Common Stock entitled to vote at the Special Meeting. Enclosed are the: (i) Notice of Special Meeting of Shareholders and (ii) Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus describes in more detail the Combination Agreement and the merger, including a description of the conditions to consummation of the merger and the effects of the merger on the rights of Checkmate shareholders. The Joint Proxy Statement/Prospectus also contains financial and other information about Checkmate and IVI. Please give this information your careful attention.

    The Board of Directors has unanimously approved and adopted the Combination Agreement and the consummation of the merger and the other transactions contemplated therein, and unanimously recommends that you vote FOR adoption of the Combination Agreement.

    We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          J. Stanford Spence

                                          CHAIRMAN OF THE BOARD

                          CHECKMATE ELECTRONICS, INC.
                               1003 MANSELL ROAD
                             ROSWELL, GEORGIA 30076
                            ------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD AT 10:00 A.M. ON JUNE 23, 1998
                            ------------------------

                                                                    May 26, 1998

To the Shareholders of Checkmate Electronics, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Checkmate Electronics, Inc. will be held at the Four Points Hotel located at 1850 Cotillion Drive, Atlanta, Georgia, at 10:00 a.m., local time, on June 23, 1998. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Combination Agreement, dated as of January 16, 1998, by and among Checkmate, International Verifact Inc. ("IVI"), IVI Checkmate Corp. (the "Company") and Future Merger Corporation ("Sub"). The Combination Agreement provides that, among other matters, IVI and Checkmate will combine through the merger of Sub with and into Checkmate and the reorganization of IVI, with Checkmate and IVI becoming subsidiaries of the Company and each share of Checkmate Common Stock being converted into the right to receive 1.2775 shares of Common Stock of the Company, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Combination Agreement is set forth in Annex A to the Joint Proxy Statement/Prospectus.

    Only shareholders of record at the close of business on April 14, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Adoption of the Combination Agreement requires the affirmative vote of the holders of a majority of the shares of Checkmate Common Stock entitled to vote at the Special Meeting.

    HOLDERS OF CHECKMATE COMMON STOCK WHO GIVE WRITTEN DEMAND FOR APPRAISAL OF THEIR SHARES BEFORE TAKING OF THE VOTE ON THE COMBINATION AGREEMENT, DO NOT VOTE IN FAVOR OF ADOPTION OF THE COMBINATION AGREEMENT, AND COMPLY WITH THE FURTHER PROVISIONS OF APPLICABLE GEORGIA LAW WILL BE ENTITLED TO RECEIVE, IF THE MERGER IS CONSUMMATED, THE "FAIR VALUE" (AS DEFINED BY GEORGIA LAW) OF THEIR CHECKMATE COMMON STOCK IN CASH. A VOTE AGAINST ADOPTION OF THE COMBINATION AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL RIGHTS, NOR WILL A FAILURE TO VOTE AGAINST ADOPTION OF THE COMBINATION AGREEMENT CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. A COPY OF THE APPLICABLE GEORGIA STATUTORY PROVISIONS IS SET FORTH IN ANNEX E TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, AND A SUMMARY OF SUCH PROVISIONS IS SET FORTH UNDER "DISSENTING SHAREHOLDERS' RIGHTS" IN THE JOINT PROXY STATEMENT/PROSPECTUS.

        THE BOARD OF DIRECTORS OF CHECKMATE UNANIMOUSLY RECOMMENDS THAT
         SHAREHOLDERS VOTE "FOR" ADOPTION OF THE COMBINATION AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Margaret Burkett
                                          SECRETARY

          PROXY STATEMENT                              PROXY STATEMENT

INTERNATIONAL VERIFACT INC.                          CHECKMATE ELECTRONICS, INC.

                                   PROSPECTUS

                              IVI CHECKMATE CORP.

                                  COMMON STOCK

    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Shares of International Verifact Inc., a Canadian corporation ("IVI"), and to holders of Common Stock, $.01 par value per share, of Checkmate Electronics, Inc., a Georgia corporation ("Checkmate"). This Joint Proxy Statement/ Prospectus relates to the solicitation of proxies by the IVI Board of Directors for use at the Shareholders Meeting of IVI to be held at 10:00 a.m., local time, on June 23, 1998, at the Metropolitan Toronto Convention Center, 255 Front Street West, Toronto, Ontario, and any adjournments or postponements thereof, and to the solicitation of proxies by the Checkmate Board of Directors for use at a special meeting of shareholders of Checkmate to be held at 10:00 a.m., local time, on June 23, 1998, at the Four Points Hotel located at 1850 Cotillion Drive, Atlanta, Georgia, and any adjournments or postponements thereof.

    The primary purpose of both the IVI Shareholders Meeting and the Checkmate Shareholders Meeting is to consider and vote upon a proposal to adopt the Combination Agreement dated as of January 16, 1998 (the "Combination Agreement"), by and among IVI, Checkmate, IVI Checkmate Corp., a newly formed Delaware corporation (the "Company"), and Future Merger Corporation, a Georgia corporation and wholly owned subsidiary of the Company ("Sub"). The Combination Agreement provides for, among other things, an arrangement under Section 192 of the Canada Business Corporations Act pursuant to which IVI will become a subsidiary of the Company (the "Arrangement") and the merger of Sub with and into Checkmate such that Checkmate will become a wholly owned subsidiary of the Company (the "Merger," together with the Arrangement and the other transactions contemplated by the Combination Agreement, the "Transaction"). See "Summary," "The Transaction" and Annex A to this Joint Proxy Statement/Prospectus.

    Upon consummation of the Transaction, each outstanding IVI Common Share (excluding shares held by shareholders who perfect their statutory dissenters rights) shall be exchanged for: (i) one share of Common Stock, $.01 par value per share, of the Company or (ii) one exchangeable share of IVI ("Exchangeable Share") which is exchangeable on a one-for-one basis for shares of Company Common Stock at the option of the holder at any time during a period of ten years or by the Company or IVI upon the occurrence of certain events and which entitles the holder thereof to certain voting rights consistent with the voting rights of holders of Company Common Stock (subject to certain adjustments). At the time of the Shareholders Meetings, the shareholders of IVI and Checkmate will not know the number of Exchangeable Shares that will be issued in the Transaction. Also upon consummation of the Transaction, each outstanding share of Checkmate Common Stock (excluding shares held by shareholders who perfect their statutory dissenters rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.2775 shares of Company Common Stock.

    This Joint Proxy Statement/Prospectus also constitutes a Prospectus of the Company relating to the shares of Company Common Stock issuable in the Transaction, which shares have been registered under the Securities Act. The issuance of the Exchangeable Shares by IVI in the Arrangement will not be registered under the Securities Act, but information regarding the Exchangeable Shares and the Arrangement also is contained herein in accordance with Canadian law.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS IN EVALUATING THE TRANSACTION AND THE COMPANY COMMON STOCK OR EXCHANGEABLE SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 15.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement/Prospectus is May 26, 1998, which is approximately the date that it is first being mailed or otherwise delivered to shareholders of IVI and Checkmate.

                             AVAILABLE INFORMATION

    IVI and Checkmate each are subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith, each files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by IVI and Checkmate with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning IVI and Checkmate may be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

    IVI is also subject to the reporting and informational requirements of certain provincial securities laws and The Toronto Stock Exchange (the "TSE"). Materials filed by IVI with the TSE and with the Ontario Securities Commission (the "OSC") can be obtained directly from the TSE at 2 First Canadian Place, Toronto, Ontario M5X 1J2 and the OSC at 20 Queen Street West, Toronto, Ontario M5H 3S8 and may be accessed electronically on the Internet at http:\\www.sedar.com.

    This Joint Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (the "Registration Statement") which has been filed by the Company with and declared effective by the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to IVI, Checkmate and the Company and the securities to which this Joint Proxy Statement/Prospectus relates. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and each such statement is qualified in its entirety by reference to the full text of such document.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST AND WITHOUT CHARGE FROM: INTERNATIONAL VERIFACT INC., 79 TORBARRIE ROAD, TORONTO, ONTARIO M3L 1G5, ATTN: MANAGER, CORPORATE REPORTING,
(416) 245-6700 FOR IVI DOCUMENTS, AND CHECKMATE ELECTRONICS, INC., 1003 MANSELL ROAD, ROSWELL, GEORGIA 30076, ATTN: CORPORATE SECRETARY, (770) 594-6000 FOR CHECKMATE DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SHAREHOLDERS MEETING FOR IVI OR CHECKMATE, RESPECTIVELY.

    All information contained herein with respect to IVI and its subsidiaries has been supplied by IVI, and all information with respect to Checkmate has been supplied by Checkmate. All information contained herein with respect to the Company and Sub has been supplied by IVI and Checkmate.

    No person has been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by IVI, Checkmate or the Company. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities to which this Joint Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of IVI, Checkmate or the Company or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Joint Proxy Statement/Prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by IVI with the Commission (Commission File No. 0-20890) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy
Statement/Prospectus:

        (i) Annual Report on Form 20-F for the year ended December 31, 1997, as amended; and

        (ii) Current Report on Form 6-K dated January 22, 1998; and

        (iii) Current Report on Form 6-K dated May 12, 1998.

    The following documents filed by Checkmate with the Commission (Commission File No. 0-22370) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

        (i) Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

        (ii) Current Report on Form 8-K dated January 21, 1998; and

        (iii) Quarterly Report on Form 10-Q for the period ended March 31, 1998.

    All documents filed by IVI and Checkmate pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Shareholders Meetings are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

    Any statement contained herein, in any amendment or supplement hereto or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus or any amendment or supplement hereto. The information contained in this Joint Proxy Statement/Prospectus should be read in conjunction with the foregoing materials that are incorporated by reference herein.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

AVAILABLE INFORMATION......................................................................................          ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................         iii
SUMMARY....................................................................................................           1
  Parties to the Transaction...............................................................................           1
  Shareholders Meeting; Record Date........................................................................           1
  The Combination Agreement................................................................................           3
  Reasons for the Transaction..............................................................................           6
  The Companies After the Transaction......................................................................           9
  Opinions of Financial Advisors...........................................................................          11
  Interests of Certain Persons in the Transaction..........................................................          11
  Accounting Treatment.....................................................................................          12
  Certain Tax Consequences.................................................................................          12
  Resale of Exchangeable Shares and Issuance and Resale Company Common Stock...............................          13
  Dissenters Rights........................................................................................          13
  Termination of Checkmate Rights Plan.....................................................................          14
  Court Approval...........................................................................................          14
RISK FACTORS...............................................................................................          15
  Risks Associated with the Integration of the Two Companies...............................................          15
  Technological Change and Product Obsolescence; Dependence on New Product Development.....................          15
  Reliance on Large Customers..............................................................................          16
  Highly Competitive Industry..............................................................................          16
  Dependence on Proprietary Technology; Limited Protection of Proprietary Technology and Risk of
    Infringement...........................................................................................          17
  Dependence on Suppliers and Manufacturers................................................................          17
  Potential Fluctuation in Financial Results...............................................................          18
  Potential Year 2000 Problems.............................................................................          18
  Product Defects..........................................................................................          18
  Government and Industry Regulation.......................................................................          19
  Dependence on Key Personnel..............................................................................          19
  Substantial Ownership and Voting Control by Affiliates; Ingenico Relationship............................          19
  Uncertainty of Income Tax Consequences...................................................................          20
  Regulatory Approval......................................................................................          21
  Fluctuation in Value Due to Fixed Exchange Ratios........................................................          21
  Effect of Holding Company Structure......................................................................          21
  Volatility of Market Price for Common Stock and Exchangeable Shares......................................          21
  Exchange Rate Risks; Currency Fluctuations...............................................................          21
  Dilution.................................................................................................          21
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES.............................................................          22
EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS.................................................................          22
MARKET PRICES AND DIVIDENDS................................................................................          23
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA.............................................................          24
SELECTED FINANCIAL DATA....................................................................................          25
SELECTED FINANCIAL DATA OF INTERNATIONAL VERIFACT INC. (HISTORICAL)........................................          25
SELECTED FINANCIAL DATA OF CHECKMATE ELECTRONICS, INC. (HISTORICAL)........................................          27
SELECTED PRO FORMA FINANCIAL DATA..........................................................................          28
GENERAL INFORMATION........................................................................................          29
  The Shareholders Meetings................................................................................          29
  Record Date, Solicitation, and Revocability of Proxies...................................................          29

                                                                                                                PAGE
                                                                                                                -----
  Vote Required............................................................................................          31
  Recommendations of Boards of Directors...................................................................          32
  Auditors.................................................................................................          32
THE TRANSACTION............................................................................................          33
  Background of the Transaction............................................................................          33
  Reasons for the Transaction..............................................................................          35
  Opinions of Financial Advisors...........................................................................          38
  Interests of Certain Persons in the Transaction..........................................................          49
  Employment Agreements....................................................................................          51
  Anticipated Accounting Treatment.........................................................................          51
THE TRANSACTION AND DESCRIPTION OF EXCHANGEABLE SHARES.....................................................          51
  The Arrangement..........................................................................................          51
  The Merger...............................................................................................          55
  Resale of Exchangeable Shares and Issuance and Resale of Company Common Stock Received in the
    Transaction............................................................................................          55
MATERIAL INCOME TAX CONSIDERATIONS TO IVI SHAREHOLDERS.....................................................          58
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO CHECKMATE SHAREHOLDERS....................................          67
THE COMBINATION AGREEMENT..................................................................................          69
  Representations, Warranties and Covenants................................................................          69
  Effective Time and Closing Date..........................................................................          69
  Conditions to Consummation...............................................................................          69
  Conduct of Business Pending the Transaction..............................................................          72
  Court Approval...........................................................................................          75
  Regulatory Approvals.....................................................................................          75
  Amendment, Waiver and Termination........................................................................          75
  Expenses and Fees........................................................................................          77
  Distribution of Company Certificates.....................................................................          77
  Conversion of Stock Options..............................................................................          78
  Other Agreements.........................................................................................          79
  Court Approval of the Arrangement and Completion of the Transaction......................................          79
  Listing of the Company Common Stock and Exchangeable Shares..............................................          80
  Termination of Checkmate Rights Plan.....................................................................          80
THE COMPANIES AFTER THE TRANSACTION........................................................................          81
  Management...............................................................................................          81
  Compensation.............................................................................................          83
  Company Stock Option Plans...............................................................................          87
  Certain Transactions.....................................................................................          88
  Stock Ownership..........................................................................................          88
  Plans and Proposals......................................................................................          90
  Proposed Business and Marketing Strategy.................................................................          90
INTERNATIONAL VERIFACT INC.................................................................................          91
  Business.................................................................................................          91
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................          92
  Principal Shareholders...................................................................................          99
  Directors' Compensation..................................................................................          99
  Directors' and Officers' Liability Insurance.............................................................         100
  Executive Compensation...................................................................................         100
  Report on Executive Compensation.........................................................................         100
  Summary of Compensation..................................................................................         101

                                                                                                                PAGE
                                                                                                                -----
  Performance Graph........................................................................................         102
  Indebtedness of Directors and Officers of IVI............................................................         103
  Interests of Management of IVI and Others in Certain Transactions........................................         103
  Corporate Governance Practices...........................................................................         103
  Mandate of the Board.....................................................................................         103
  Constitution of the Board................................................................................         103
  Committees of the Board..................................................................................         104
  Other Corporate Governance Matters.......................................................................         104
CHECKMATE ELECTRONICS, INC.................................................................................         105
  Business.................................................................................................         105
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................         105
COMPARISON OF STOCKHOLDER RIGHTS...........................................................................         113
  Vote Required for Extraordinary Transactions.............................................................         113
  Amendment to Governing Documents.........................................................................         115
  Dissenters Rights........................................................................................         115
  Stockholder Consent in Lieu of Meeting...................................................................         116
  Director Qualifications..................................................................................         117
  Indemnification of Directors and Officers................................................................         117
  Anti-Takeover Provisions and Interested Stockholder Transactions.........................................         118
  Dividends and Distributions..............................................................................         119
  Stockholder Inspection Rights............................................................................         119
DESCRIPTION OF CAPITAL STOCK...............................................................................         120
  Company Capital Stock....................................................................................         120
  Checkmate Capital Stock..................................................................................         121
  IVI Share Capital........................................................................................         121
  IVI Common Shares........................................................................................         121
  Exchangeable Shares of IVI...............................................................................         121
  Support Agreement........................................................................................         123
  Voting and Exchange Trust Agreement......................................................................         123
  Delivery of Company Common Stock.........................................................................         125
  Call Rights..............................................................................................         125
DISSENTING SHAREHOLDERS' RIGHTS............................................................................         126
ADDITIONAL MATTERS FOR CONSIDERATION BY IVI SHAREHOLDERS...................................................         130
EXPERTS....................................................................................................         132
LEGAL MATTERS..............................................................................................         132
GLOSSARY...................................................................................................         133
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEXES:

ANNEX A--      Combination Agreement
ANNEX B--      Form of Arrangement Resolution
ANNEX C--      Interim Order
ANNEX D--      Certain Provisions of Canadian Law
ANNEX E--      Certain Provisions of Georgia Law
ANNEX F--      Opinion of BancAmerica Robertson Stephens
ANNEX G--      Opinion of BT Alex. Brown Incorporated
ANNEX H--      Form of Voting and Exchange Trust Agreement
ANNEX I--      Form of Support Agreement
ANNEX J--      Special Preferred Voting Stock Provisions
ANNEX K--      Plan of Arrangement
ANNEX L--      Exchangeable Share Provisions

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE COMBINATION AGREEMENT AND CERTAIN EXHIBITS THERETO ARE SET FORTH IN THE ANNEXES TO THIS JOINT PROXY STATEMENT/PROSPECTUS, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE ARRANGEMENT AND THE MERGER. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES.

    AS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE TERM THE "COMPANY" REFERS TO IVI CHECKMATE CORP. AFTER GIVING EFFECT TO THE TRANSACTION, UNLESS THE CONTEXT REQUIRES OTHERWISE. CERTAIN OTHER CAPITALIZED TERMS USED HEREIN ARE DEFINED IN THE "GLOSSARY" INCLUDED ON PAGE 134.

    IN THIS JOINT PROXY STATEMENT/PROSPECTUS, UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

PARTIES TO THE TRANSACTION

    INTERNATIONAL VERIFACT INC.

    IVI is engaged in the design, development and sale of electronic payment solutions for retailers, financial institutions, governments and other businesses. IVI's hardware and software products include debit, credit, electronic funds transfer ("EFT") and electronic benefits transfer ("EBT") terminals, check readers, smart card readers, point-of-sale ("POS") printers and secure personal identification number ("PIN") entry devices and related software. IVI's shares are traded on the TSE under the symbol "IVI" and on the Nasdaq National Market under the symbol "IVIAF." IVI is a Canadian corporation. Its principal executive offices are located at 79 Torbarrie Road, Toronto, Ontario M3L 1G5, and its telephone number is (416) 245-6700.

    CHECKMATE ELECTRONICS, INC.

    Checkmate develops, manufactures and markets payment automation solutions. Checkmate's Payment System(2000TM) includes systems and terminals for check reading and magnetic debit/credit card processing, signature capture and verification, and magnetic ink character recognition ("MICR") quality analyzing. Checkmate sells directly to large POS users and financial institutions in North America, and distributes products through resellers and original equipment manufacturer ("OEM") relationships in the United States and worldwide. Checkmate's shares are traded on the Nasdaq National Market under the symbol "CMEL." Checkmate is a Georgia corporation. Its principal executive offices are located at 1003 Mansell Road, Roswell, Georgia 30076, and its telephone number is (770) 594-6000.

SHAREHOLDERS MEETINGS; RECORD DATE

    DATE, TIME, PLACE AND PURPOSE

    IVI SHAREHOLDERS MEETING. This Joint Proxy Statement/Prospectus is being furnished by IVI to its shareholders in connection with the solicitation of proxies by the Board of Directors of IVI from holders of the outstanding IVI Common Shares for use at the Annual and Special Meeting of Shareholders of IVI to be held at 10:00 a.m., local time, on June 23, 1998, at the Metropolitan Toronto Convention Center, 255 Front Street West, Toronto, Ontario, and at any adjournments and postponements thereof. The primary purpose of the IVI Shareholders Meeting is to consider and vote upon: (i) a special resolution to approve the Combination Agreement; (ii) the election of nine directors to IVI's Board of Directors, each to hold office until his successor is elected and qualified or until his resignation or removal; (iii) a proposal to appoint Coopers & Lybrand, Chartered Accountants, as IVI's independent auditors for the current fiscal year and to authorize the directors to fix their remuneration; and (iv) such further or other business as may properly come before the IVI Shareholders Meeting or any adjournments or postponements thereof.

    CHECKMATE SHAREHOLDERS MEETING. This Joint Proxy Statement/Prospectus is being furnished by Checkmate to its shareholders in connection with the solicitation of proxies by the Board of Directors of Checkmate from holders of the outstanding Checkmate Common Stock for use at the Checkmate Shareholders Meeting to be held at 10:00 a.m., local time, on June 23, 1998, at the Four Points Hotel located at 1850 Cotillion Drive, Atlanta, Georgia, and at any adjournments and postponements thereof. The purpose of the Checkmate Shareholders Meeting is to consider and vote upon a proposal to approve the Combination Agreement and the consummation of the Merger and the other transactions contemplated therein.

RECORD DATE, VOTING RIGHTS AND QUORUM

    IVI. The IVI Board of Directors has fixed the close of business on May 12, 1998, as the record date for determining the IVI shareholders entitled to receive notice of and to vote at the IVI Shareholders Meeting (the "IVI Record Date"). Only holders of record of IVI Common Shares as of the IVI Record Date are entitled to notice of and to vote at the IVI Shareholders Meeting. As of the IVI Record Date, there were 9,255,131 IVI Common Shares issued and outstanding held by 481 holders of record. Holders of IVI Common Shares are entitled to one vote for each IVI Common Share held of record at the close of business on the IVI Record Date. The quorum required at the IVI Shareholders Meeting is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for a shareholder so entitled, representing not less than 20% of the issued and outstanding IVI Common Shares.

    CHECKMATE. The Checkmate Board of Directors has fixed the close of business on April 14, 1998, as the record date for determining the Checkmate shareholders entitled to receive notice of and to vote at the Checkmate Shareholders Meeting (the "Checkmate Record Date"). Only holders of record of Checkmate Common Stock as of the Checkmate Record Date are entitled to notice of and to vote at the Checkmate Shareholders Meeting. As of the Checkmate Record Date, there were 5,434,188 shares of Checkmate Common Stock issued and outstanding and held by 358 holders of record. Holders of Checkmate Common Stock are entitled to one vote for each share of Checkmate Common Stock held of record at the close of business on the Checkmate Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Checkmate Common Stock entitled to vote at the Checkmate Shareholders Meeting is necessary to constitute a quorum.

VOTE REQUIRED

    IVI. The approval and adoption of the Arrangement, the Combination Agreement and the other transactions contemplated therein pursuant to an arrangement resolution (the "Arrangement Resolution") requires the affirmative vote of at least two-thirds of the votes cast in person or by proxy at the IVI Shareholders Meeting. Members of the IVI Board of Directors will be elected by a plurality of the votes cast by the holders of the IVI Common Shares present (in person or by proxy) and entitled to vote at the IVI Shareholders Meeting. The appointment of Coopers & Lybrand, Chartered Accountants, as independent auditors of IVI must be approved by the affirmative vote of a majority of the votes cast by the holders of IVI Common Shares present (in person or by proxy) and entitled to vote at the IVI Shareholders Meeting. As of the IVI Record Date, IVI's directors and executive officers, and its and their affiliates held approximately 18% of the outstanding IVI Common Shares entitled to vote at the IVI Shareholders Meeting. Pursuant to a Shareholders Agreement, Checkmate has the power to vote approximately 16.7% of the outstanding IVI Common Shares in favor of adoption of the Combination Agreement and approval of the Arrangement. As of the IVI Record Date, Checkmate, its directors and executive officers, and their affiliates did not hold any IVI Common Shares. See "The Combination
Agreement -- Other Agreements -- Shareholders Agreements."

    CHECKMATE. Adoption of the Combination Agreement and consummation of the Merger and the other transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of Checkmate Common Stock entitled to vote at the Checkmate Shareholders Meeting. As of the Checkmate Record Date, Checkmate's directors and executive officers and its and their affiliates held approximately 22.7% of the outstanding shares of Checkmate Common Stock entitled to vote at the Checkmate Shareholders Meeting. Pursuant to a Shareholders Agreement, IVI has the power to vote approximately 22.0% of the outstanding shares of Checkmate Common Stock in favor of adoption of the Combination Agreement and approval of the Merger. As of the Checkmate Record Date, IVI, its directors and executive officers and their affiliates did not hold any shares of Checkmate Common Stock. See "The Combination
Agreement -- Other Agreements -- Shareholder Agreements."

THE COMBINATION AGREEMENT

    THE ARRANGEMENT. The Combination Agreement and the Plan of Arrangement provide for the Arrangement whereby IVI will be reorganized to become a subsidiary of the Company. At the Effective Time (as defined below) of the Transaction, each issued and outstanding IVI Common Share (with certain exceptions) will be exchanged with, at the option of the IVI shareholder, (i) the Company for shares of Company Common Stock or (ii) IVI for Exchangeable Shares, in each case on a one-for-one basis as set forth in the Combination Agreement (the "IVI Exchange Ratio"). If a shareholder of IVI does not make an election, then such shareholder will be deemed to have elected to receive Exchangeable Shares. The Exchangeable Shares entitle holders thereof to dividends and other rights economically equivalent to those of holders of shares of Company Common Stock and, through a voting trust, the right to vote at meetings of the Company's stockholders. See "The Transaction and Description of Exchangeable Shares -- The Arrangement."

    Holders of the Exchangeable Shares will be entitled, at any time following the date the Transaction becomes effective (the "Effective Date"), to require IVI and the Company to exchange such Exchangeable Shares for an equivalent number of shares of Company Common Stock. Upon the tenth anniversary of the Effective Date, or earlier in certain circumstances, there shall be an automatic exchange of all then-outstanding Exchangeable Shares for an equivalent number of shares of Company Common Stock. The one-to-one exchange ratio of the Exchangeable Shares is subject to certain adjustments to maintain the economic equivalence of the IVI Exchange Ratio as of the Effective Date. See "The Transaction and Description of Exchangeable Shares -- The Arrangement."

    THE MERGER. The Combination Agreement also provides for the merger of Sub, a wholly owned subsidiary of the Company, with and into Checkmate, with Checkmate as the corporation surviving the Merger and thereby becoming a wholly owned subsidiary of the Company. At the Effective Time, each share of issued and outstanding Checkmate Common Stock (with certain exceptions) shall cease to be outstanding and shall be converted into and exchanged for the right to receive
1.2775 shares of Company Common Stock (the "Checkmate Exchange Ratio"). See "The Transaction and Description of Exchangeable Shares -- The Merger." No holder of Checkmate Common Stock will be entitled to elect to receive Exchangeable Shares.

    FRACTIONAL SHARES. No fractional shares of Company Common Stock or Exchangeable Shares will be issued in the Transaction, and no certificate will be issued therefor. In addition, no consideration will be delivered in exchange for fractional shares. Any holder of IVI Common Shares or shares of Checkmate Common Stock who would otherwise receive a fractional share of Company Common Stock or a fraction of an Exchangeable Share shall, upon surrender of his certificate or certificates representing IVI Common Shares or Checkmate Common Stock, receive a share certificate adjusted to the next lower whole number of shares of Company Common Stock or Exchangeable Shares.

    EFFECTIVE TIME AND CLOSING DATE. If the Combination Agreement is adopted by the requisite votes of the IVI shareholders and the Checkmate shareholders, all required court and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Transaction are either satisfied or waived (as permitted), (i) the Arrangement will be consummated and will become effective on the date and at the time that a Certificate of Arrangement reflecting the Arrangement is issued by the Director under the Canada Business Corporations Act, as amended (the "CBCA"), and (ii) the Merger will be consummated and effective on the date and at the effective time specified in a Certificate of Merger, reflecting the Merger, filed with the Secretary of State of the State of Georgia (the "Effective Time"). It is anticipated that the Effective Time will occur on a date within two business days of the obtaining of shareholder approvals and the required court approval, provided all other conditions to the consummation of the Transaction are either satisfied or waived. Court approval is expected on the day after the Shareholders Meetings or shortly thereafter. Each of IVI and Checkmate has the right, acting unilaterally, to terminate the Combination Agreement should the Arrangement and the Merger not be consummated by July 31, 1998. See "The Combination Agreement -- Effective Time and Closing Date" and "-- Amendment, Waiver and Termination."

    DELIVERY OF CERTIFICATES. In conjunction with the distribution of this Joint Proxy Statement/Prospectus, each record holder of IVI Common Shares will be mailed a Letter of Transmittal and Election Form (with instructions) to use in effecting the surrender and cancellation of their certificates of IVI Common Shares in exchange for certificates representing shares of Company Common Stock, Exchangeable Shares or a combination thereof. Promptly after the Effective Time, each record holder of Checkmate Common Stock will be mailed a Letter of Transmittal to use in effecting the surrender and cancellation of their certificates of Checkmate Common Stock in exchange for certificates representing shares of Company Common Stock.

    The Company will not be obligated to deliver the consideration to which any former holder of IVI Common Shares or Checkmate Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's IVI Common Shares or Checkmate Common Stock for exchange. The certificate or certificates so surrendered must be duly endorsed as the exchange agent may require. See "The Combination Agreement -- Distribution of Certificates."

    LISTING OF THE COMPANY COMMON STOCK AND EXCHANGEABLE SHARES. Listing of the Company Common Stock on the Nasdaq National Market and listing of the Company Common Stock and the Exchangeable Shares on the TSE are conditions to the obligations of IVI and Checkmate to consummate the Transaction. The Company has reserved the symbol "CMIV" for listing the Company Common Stock on the Nasdaq National Market and the symbol "IVC" for listing the Company Common Stock on the TSE. IVI intends to use its current symbol "IVI" for listing the Exchangeable Shares on the TSE. IVI will not list the Exchangeable Shares on the Nasdaq National Market or any U.S. national securities exchange.

    CONVERSION OF STOCK OPTIONS. Upon consummation of the Arrangement and the Merger, all rights with respect to IVI Common Shares and Checkmate Common Stock pursuant to stock options granted by IVI and Checkmate under their respective existing stock option plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Company Common Stock, and the Company shall assume each such option, in accordance with the terms of the respective plan and stock option agreement by which it is evidenced, after giving effect to the Exchange Ratios. See "The Combination Agreement -- Conversion of Stock Options."

    CONDITIONS TO CONSUMMATION. Consummation of the Transaction is subject to various conditions, including among other matters, the following: (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and not withdrawn by the Commission and no litigation for that purpose or similar proceeding in respect to the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the Commission or the OSC; (ii) adoption of the Combination Agreement and the Arrangement or Merger, as the case may be, by the requisite votes of the IVI shareholders and the

Checkmate shareholders; (iii) receipt of all governmental and other consents, approvals and rulings necessary to permit consummation of the Transaction, including approval by the Ontario Court of Justice (General Division) (the "Court") and all necessary rulings from the OSC and other relevant Canadian, provincial and state securities regulatory authorities; (iv) the Company Common Stock shall have been approved for listing on the Nasdaq National Market and the TSE, subject to the fulfillment of all the requirements of the Nasdaq National Market and the TSE; (v) the Exchangeable Shares shall have been approved for listing on the TSE, subject to the fulfillment of all the requirements of the TSE; (vi) neither IVI nor Checkmate shall have received notice of shareholders' dissenters rights with respect to its shareholders which would prevent pooling-of-interests accounting treatment under U.S. generally accepted accounting principles ("U.S. GAAP") for the Transaction; (vii) execution of affiliate agreements by all affiliates of IVI and Checkmate in the form provided as an exhibit to the Combination Agreement (the "Affiliate Agreements"); (viii) the representations and warranties of IVI and Checkmate contained in the Combination Agreement shall be true and correct in all material respects as of the Effective Date; (ix) there shall not have been a material adverse change affecting IVI or Checkmate since the date of the Combination Agreement; (x) each of IVI and Checkmate shall have received a letter from IVI's independent auditors dated as of the Effective Date in a form satisfactory to them relating to the availability of pooling-of-interests accounting treatment for the Transaction; and (xi) satisfaction of certain other conventional conditions. The foregoing are the material conditions to the consummation of the Transaction. See "The Combination Agreement -- Conditions to Consummation."

    CONDUCT OF BUSINESS PENDING THE TRANSACTION. Pursuant to the Combination Agreement, IVI and Checkmate have agreed, among other things, to operate their businesses prior to the Effective Date only in the ordinary course and in a manner consistent with past practice. In addition, IVI and Checkmate have each agreed not to take certain actions relating to the operation of IVI and Checkmate, respectively, pending consummation of the Transaction without the prior written consent of the other party, except as otherwise permitted by the Combination Agreement, including among other things not to: (i) amend or change its corporate governing documents; (ii) issue, sell, pledge, dispose of or encumber any shares of its capital stock and other rights thereto; (iii) sell, dispose of or encumber any properties other than in the ordinary course of business; (iv) amend or change the period or exercisability of options or authorize cash payments in exchange for options; (v) declare or pay dividends or other distributions on, split, combine or reclassify, or amend, repurchase, redeem or otherwise acquire, any of its or its subsidiaries' capital stock; (vi) sell, license or otherwise transfer any of its intellectual property rights;
(vii) acquire any other Person (as defined below); (viii) incur indebtedness, except in the ordinary course of business; (ix) authorize capital expenditures in excess of $1 million; (x) increase compensation payable to its officers or employees, except in the ordinary course of business; (xi) enter into any employment or severance agreements or establish, adopt, terminate or amend any employee benefit plans, except in the ordinary course of business; (xii) change accounting policies; (xiii) make any tax election inconsistent with past practices; (xiv) pay, discharge or satisfy any material litigation or other liabilities; (xv) modify, amend or terminate or waive or assign its rights under any material contracts; (xvi) take any action which would jeopardize pooling-of-interests accounting treatment under U.S. GAAP; and (xvii) take any action which would make any of the representations and warranties made by such party untrue in any material respect or would prevent the party from performing its covenants under the Combination Agreement for the Transaction. See "The Combination Agreement -- Conduct of Business Pending the Transaction."

    TERMINATION. The Combination Agreement can be terminated and the Transaction abandoned: (i) by mutual written consent of the parties; (ii) by either party if the Transaction shall not have been consummated by July 31, 1998; (iii) by either party if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; (iv) by either party, if, at either of the Shareholders Meetings, the requisite affirmative vote of the shareholders of such party shall not have been obtained; (v) by either party if
(a) the board of directors of the other company shall withdraw, modify or change its recommendation of the Combination Agreement or the

Transaction in a manner adverse to the other party or shall have failed to call a special meeting; or (b) the board of directors of the other company shall have taken a "neutral" position with respect to (or shall have failed to reject as inadequate, or shall have failed to reaffirm its recommendation of the Combination Agreement and the Transaction within 10 business days after the public announcement or commencement of) an Acquisition Proposal (as defined below); (vi) by either company upon a breach of any representation, warranty, covenant or agreement on the part of the other company set forth in the Combination Agreement or if any representation or warranty of a company shall have become untrue, in either case, such that the conditions to closing could not be satisfied after a specified period for curing such breach or inaccuracy;
(vii) by either company by written notice to the other company, at any time prior to the Effective Time, that a Person has made a Superior Proposal (as defined below), provided that the other company does not make, within five business days of the aforesaid notice, an offer that the board of directors of the company subject to such Superior Proposal believes, in its good faith judgment, is at least as favorable, from a financial point of view, to the shareholders of such company as such Superior Proposal; and (viii) by either company by written notice to the other company if prior to the Effective Time the board of directors of such company shall have withdrawn or modified or amended, in a manner adverse to the other company, its approval of the Combination Agreement or its recommendation that the shareholders of such company adopt and approve the Combination Agreement in order to permit such company to execute a definitive agreement providing for the consummation of a Superior Proposal with respect to such company, provided that such party has complied with the no solicitation provisions of the Combination Agreement. See "The Combination Agreement -- Amendment, Waiver and Termination."

    EXPENSES AND FEES. The Combination Agreement provides that, except as otherwise set forth in the no solicitation provision of the Combination Agreement (as described in the next sentence), each of IVI and Checkmate shall be responsible for the fees and expenses of its own legal counsel, accountants, investment bankers and other professional advisors in connection with the Combination Agreement and the Transaction. If (i) a third party has made an Acquisition Proposal, (ii) the Combination Agreement is terminated because the board of directors of the company subject to the Acquisition Proposal takes certain actions favorable to the adoption of the Acquisition Proposal or unfavorable to the adoption of the Combination Agreement or determines that such Acquisition Proposal is a Superior Proposal and the other company does not match such proposal, or because the other company has breached a representation, warranty or covenant contained in the Combination Agreement and (iii) a transaction related to any Acquisition Proposal is consummated within twelve months following the termination of the Combination Agreement, then the party to whom such Acquisition Proposal was made shall pay to the other party a fee of $3,000,000, as liquidated damages and not as a penalty, together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, including without limitation, the reasonable fees and disbursements of banks, investment banks, accountants and legal counsel and the expenses of any litigation incurred in connection with collecting such fee. See "The Combination Agreement -- Conduct of Business Pending the Transaction -- No Solicitation."

    All fees and expenses incurred in connection with the Combination Agreement and the Transaction by the Company and Sub, including, without limitation, fees and expenses incurred with respect to the incorporation and organization of each of them and fees paid for the preparation of, and registration fees and filing fees paid with respect to, the Registration Statement and Joint Proxy Statement/Prospectus shall be shared on an equal basis by IVI and Checkmate, whether or not the Transaction is consummated. See "The Combination Agreement -- Expenses and Fees."

REASONS FOR THE TRANSACTION

    JOINT REASONS FOR THE TRANSACTION

    IVI and Checkmate believe that the combination of the two companies will allow them to combine their individual resources to enhance their ability to compete in the market for payment automation solutions. The combined companies expect to benefit from more effectively utilizing each company's respective strengths, including IVI's Canadian presence, Checkmate's U.S. presence and IVI's and Checkmate's distinct product lines, and from anticipated ongoing cost savings and efficiencies in operations of approximately $3 million following the Transaction which are expected to result primarily from the combination of the Company's U.S. operations and the consequent reduction in U.S. personnel.

    IVI'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE IVI BOARD OF
     DIRECTORS

    The Board of Directors of IVI, with the assistance of outside financial and legal advisors, has reviewed the proposed Transaction and has concluded that the Transaction is fair to, and in the best interests of, IVI and its shareholders. Accordingly, the IVI Board has unanimously approved the Combination Agreement, the Arrangement and the other transactions contemplated thereby and recommends that IVI shareholders vote FOR the Arrangement Resolution. Certain members of the Board of Directors of IVI have conflicting interests in the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction" and "The Companies After the Transaction."

    The Board of Directors of IVI considered the following material factors in reaching its decision:

        (a) the respective businesses, financial condition, results of operations, management teams and business prospects of IVI and Checkmate before and after giving effect to the Transaction, and the potential savings inherent in eliminating redundant operations and administrative overhead by closing IVI's Boulder, Colorado facility and consolidating the administrative operations of the two companies;

        (b) the complementary products, markets and strategic outlooks of the two companies;

        (c) the Board's belief that this strategic combination will result in a larger combined company which will be more competitive on a North American and international basis, and will be in a stronger position than IVI operating independently in a competitive industry undergoing consolidation to deal with suppliers, customers and distributors;

        (d) the fact that the Company will offer a broader product line which the Board believes will enhance the Company's ability to compete with other companies in its industry;

        (e) the Board's belief that the Company will benefit from the sharing of technological knowledge between IVI and Checkmate;

        (f) the current and historical market prices, volatility and trading information of the stock of the two companies, the consideration to be paid to Checkmate shareholders, including any premium represented by that consideration, and the possible dilution to IVI shareholders resulting from the Transaction;

        (g) the anticipated accounting and Canadian/U.S. tax treatment of the Transaction;

        (h) IVI's and Checkmate's per share earnings (loss) before interest and taxes and certain other important financial measurements;

        (i) the terms of the Combination Agreement, including the parties' mutual representations, warranties and covenants, and the conditions to the respective obligations, including the accounting for the Transaction as a pooling-of-interests under U.S. GAAP and the fact that, if the Transaction is not consummated for certain reasons, IVI may have an obligation to reimburse Checkmate for expenses;

        (j) the financial analysis and written opinion of BancAmerica Robertson Stephens ("Robertson Stephens") dated January 15, 1998, to the Board of Directors of IVI that, as of such date and based on the matters described therein, the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) is fair to IVI, from a financial point of view. See "The Transaction -- Opinions of Financial Advisors -- Robertson Stephens Opinion;"

        (k) after consummation of the Transaction, the Company Common Stock will have a significantly larger market float and greater liquidity than the IVI Common Shares;

        (l) the fact that the Exchangeable Shares provide a holder with a security of a Canadian issuer having economic and voting rights which are, as nearly as practicable, equivalent to those of a share of Company Common Stock and the fact that the Exchangeable Shares generally may be received on a tax deferred rollover basis and will not constitute "foreign property" under the Canadian Tax Act (as defined below). See "Income Tax Considerations to IVI Shareholders;"

        (m) the need to build upon the foundation laid with the acquisition of Soricon Corporation in 1994 to increase IVI's penetration into the U.S. market where opportunities for growth are greater than in the Canadian market; and

        (n) the risk that the potential benefits set forth above may not be realized;

        (o) the risk that there may be unexpected costs associated with realizing such benefits;

        (p) the risk that the integration of the operations of the two companies may not be successfully completed in a timely or cost-effective manner; and

        (q) the potential adverse effects of the reduction in the number of qualified employees due to the Transaction. See "Risk Factors."

    The Board of Directors of IVI did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in making its determination to enter into the Combination Agreement. See "The Companies After the Transaction -- Plans and Proposals."

    CHECKMATE'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE CHECKMATE
     BOARD OF DIRECTORS

    The Board of Directors of Checkmate has reviewed and evaluated the proposed Transaction and has concluded that the Transaction is fair to, and in the best interests of, Checkmate and its shareholders and has unanimously approved the Combination Agreement and the Transaction. The Checkmate Board of Directors recommends that Checkmate shareholders vote FOR approval of the Combination Agreement and the Transaction. Certain members of the Board of Directors of Checkmate have conflicting interests in the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction" and "The Companies After the Transaction."

    The evaluation by the Board of Directors of Checkmate was conducted with the assistance of outside financial and legal advisors. In reaching its decision, the Board considered the following material factors:

        (a) the Board's belief that the Transaction (i) will provide Checkmate a larger market in North America for distribution of its products, and potential international distribution through Ingenico S.A., a French public company which manufactures smart card products and a holder of approximately 16.7% of the IVI Common Shares ("Ingenico"); (ii) will enhance Checkmate's engineering and product development efforts, which is critical in the market for payment automation equipment because the primary source of revenues in such market is in the initial sale of equipment to customers; and (iii) will provide a broader, deeper and more experienced management team;

        (b) the Checkmate Board's belief that the combined company should (i) be able to offer a broader product line than Checkmate alone would be able to offer; (ii) have enhanced bargaining strength in dealing with its suppliers, customers, distributors and software licensors; (iii) benefit from sharing technical knowledge between Checkmate and IVI; and (iv) be able to reallocate its resources to areas with greater potential for revenue growth as a result of reductions in personnel costs, facility costs and other costs resulting from the consolidation of the operations of the two companies;

        (c) IVI's and Checkmate's respective businesses, assets, technology, management, competitive position and prospects and current conditions and trends in the markets and industries in which they operate;

        (d) Checkmate's prospects as an independent entity;

        (e) the financial condition, results of operations and businesses of IVI and Checkmate before and after giving effect to the Transaction;

        (f) current market conditions and historical market prices, volatility and trading information with respect to the IVI Common Shares and the shares of Checkmate Common Stock;

        (g) the market value of the IVI Common Shares and the shares of Checkmate Common Stock and both companies' per share earnings (loss) before interest and taxes and certain other important financial measurements;

        (h) a comparison of selected acquisition transactions within the computer peripheral manufacturing sector (See "The Transaction -- Opinions of Financial Advisors");

        (i) the terms of the Combination Agreement, including the parties' mutual representations, warranties and covenants, the conditions to their respective obligations and the accounting for the Transaction as a pooling-of-interests under U.S. GAAP;

        (j) the oral advice and written opinion of BT Alex. Brown Incorporated ("BT Alex. Brown") as to the fairness, from a financial point of view, of the Checkmate Exchange Ratio to Checkmate's shareholders;

        (k) the risk that the potential benefits set forth above may not be realized;

        (l) the risk that there may be higher than expected costs associated with realizing such benefits;

        (m) the risk that the integration of the operations of the two companies may not be successfully completed in a timely and cost-effective manner; and

        (n) the potential adverse effects of the reduction in the number of qualified employees due to the Transaction. See "Risk Factors."

    The Board of Directors of Checkmate did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

THE COMPANIES AFTER THE TRANSACTION

    The Company currently conducts no business other than in connection with the Transaction. If the Transaction is consummated, IVI and Checkmate will become subsidiaries of the Company. Upon completion of the Transaction, the Company's business will be to own all of the voting capital stock of IVI and all of the capital stock of Checkmate and to manage the businesses of IVI and Checkmate and their subsidiaries. See "Risk Factors -- Effect of Holding Company Structure."

    The following are two charts which describe the current organizational structure of the Company, IVI and Checkmate and their subsidiaries and the structure of such entities after giving effect to the Transaction:

                                     [LOGO]

    On the Effective Date, the Company's Board of Directors will be comprised of nine members, including three designees of IVI, three designees of Checkmate and three independent directors mutually agreed upon by IVI and Checkmate which will include up to two nominees of Ingenico.

    Upon consummation of the Transaction, Mr. J. Stanford Spence (Chairman of the Board and Chief Executive Officer of Checkmate) will become Chairman of the Board of the Company, Mr. George Whitton (Chairman of the Board of IVI) will become Vice Chairman of the Board of the Company, Mr. L. Barry Thomson (President and Chief Executive Officer of IVI) will become President and Chief Executive Officer of the Company and Mr. John J. Neubert (Senior Vice President -- Finance and Administration and Chief Financial Officer of Checkmate) will become Executive Vice-President and Chief Financial Officer of the Company. See "The Companies After the Transaction" and "The Transaction -- Interests of Certain Persons in the Transaction."

    It is anticipated that, upon the consummation of the Transaction, the Company will implement the IVI Checkmate Corp. 1998 Long-Term Incentive Plan for employees (the "Incentive Plan") and the IVI Checkmate Corp. 1998 Directors Stock Option Plan for non-employee directors (the "Director Plan"). The Company has reserved 2,500,000 and 250,000 shares of Company Common Stock to be issued pursuant to the exercise of options and other awards granted under the Incentive Plan and Director Plan, respectively. See "The Companies After The Transaction--Company Stock Option Plans."

    After consummation of the Transaction, the principal executive offices and headquarters of the Company will be 1003 Mansell Road, Roswell, Georgia 30076, and the telephone number will be (770) 594-6000.

OPINIONS OF FINANCIAL ADVISORS

    Robertson Stephens, the financial advisor to IVI, delivered its opinion, dated January 15, 1998 (the "Robertson Stephens Opinion"), that, as of such date and based on the assumptions made, matters considered and limitations of review set forth therein, the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) is fair to IVI, from a financial point of view. BT Alex. Brown, the financial advisor to Checkmate, delivered a written opinion dated January 16, 1998 (the "BT Alex. Brown Opinion"), that, as of such date, the Checkmate Exchange Ratio is fair, from a financial point of view, to Checkmate's shareholders. The full texts of the Robertson Stephens Opinion and the BT Alex. Brown Opinion, which describe the procedures followed, assumptions made, limitations on the review taken and other matters considered in connection with rendering such opinions, are set forth in Annex F and Annex G, respectively, to this Joint Proxy Statement/Prospectus and should be read in their entirety by the IVI shareholders and the Checkmate shareholders, respectively. For additional information regarding the opinions of Robertson Stephens and BT Alex. Brown, and a discussion of the qualifications of each financial advisor, see "The Transaction -- Opinions of Financial Advisors."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    Certain members of the management and the Boards of Directors of IVI and Checkmate, as well as Ingenico, have interests in the Transaction in addition to their interests as shareholders of IVI or Checkmate generally. These include, among other things, the assumption by the Company of the contractual rights and obligations of IVI with respect to Ingenico, including the right of Ingenico to maintain up to a 15% stock ownership interest in the Company, provisions in the Combination Agreement relating to indemnification and eligibility for certain Company employee benefits and provisions in agreements between IVI or Checkmate and certain of their respective executive officers regarding severance. See "The Companies After the Transaction" and "The Transaction -- Interests of Certain Persons in the Transaction."

ACCOUNTING TREATMENT

    It is anticipated that the Transaction will be accounted for under the pooling-of-interests method of accounting under U.S. GAAP. See "The Transaction--Anticipated Accounting Treatment."

CERTAIN TAX CONSEQUENCES

    IVI CANADIAN SHAREHOLDERS. It is the opinion of Meighen Demers, Canadian counsel to IVI, that Canadian resident holders of IVI Common Shares who exchange all, but not less than all, of their IVI Common Shares for Exchangeable Shares should not realize a capital gain for the purposes of the Canadian Tax Act on such exchange. On the exchange of an Exchangeable Share by the holder thereof with the Company for a share of Company Common Stock, the holder should realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the Exchangeable Share. The U.S. Internal Revenue Service (the "Service") may assert that U.S. withholding tax is payable with respect to dividends paid on the Exchangeable Shares to Canadian holders. Holders of IVI Common Shares who dissent from the Arrangement in the manner set out in Section 190 of the CBCA will be entitled, in the event that the Arrangement becomes effective, to be paid by IVI the fair value of their IVI Common Shares. Such shareholder will generally be considered to have realized a deemed dividend and capital gain (or capital loss) based on redemption proceeds equal to such fair value. Dissenting IVI shareholders should consult their own tax advisors in respect of the treatment of such deemed dividends. See "Material Income Tax Considerations to IVI Shareholders -- Canadian Federal Income Tax Considerations."

    IVI U.S. SHAREHOLDERS. It is the opinion of Morgan, Lewis & Bockius LLP, U.S. counsel to IVI, that U.S. holders of IVI Common Shares that receive shares of Company Common Stock pursuant to the Arrangement should qualify for nonrecognition of gain or loss under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). There is, however, no direct authority addressing the proper treatment of the Arrangement for United States federal income tax purposes, and, therefore, such conclusion is subject to uncertainty. If the exchange of IVI Common Shares for shares of Company Common Stock does not qualify for nonrecognition treatment under Section 351, then a U.S. holder that exchanges IVI Common Shares for Company Common Stock will recognize gain or loss equal to the difference between the fair market value of the shares of Company Common Stock and such U.S. holder's tax basis in the IVI Common Shares exchanged therefor. See "Material Income Tax Considerations to IVI Shareholders -- United States Federal Income Tax Considerations."

    THE TAX CONSEQUENCES ARISING ON THE RECEIPT OF COMPANY COMMON STOCK WILL DIFFER MATERIALLY FROM THE TAX CONSEQUENCES ARISING ON THE RECEIPT OF EXCHANGEABLE SHARES, VOTING RIGHTS AND EXCHANGE RIGHTS. UNITED STATES HOLDERS ARE URGED TO REVIEW THESE TAX CONSIDERATIONS WITH THEIR OWN TAX ADVISORS PRIOR TO MAKING ANY ELECTION UNDER THE ARRANGEMENT. SEE "MATERIAL INCOME TAX CONSIDERATIONS TO IVI SHAREHOLDERS -- UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

    EACH UNITED STATES HOLDER AND CANADIAN HOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE SPECIFIC CONSEQUENCES TO SUCH HOLDER OF THE ARRANGEMENT AND THE OWNERSHIP AND DISPOSITION OF IVI COMMON SHARES, COMPANY COMMON STOCK, EXCHANGEABLE SHARES, VOTING RIGHTS AND EXCHANGE RIGHTS, INCLUDING THE APPLICATION TO ITS PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED HEREIN, AS WELL AS THE APPLICATION OF STATE, PROVINCIAL, LOCAL OR OTHER TAX LAWS. SEE "MATERIAL INCOME TAX CONSIDERATIONS TO IVI SHAREHOLDERS."

    CHECKMATE SHAREHOLDERS. It is the opinion of Alston & Bird LLP, counsel to Checkmate, that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. No Service private letter ruling regarding the United States tax consequences of the Merger has been or will be secured in connection with the Merger. Assuming that the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized for federal income tax purposes by Checkmate shareholders as a result of the Merger, except that gain or loss will be recognized by Checkmate shareholders who receive cash as a result of the exercise of dissenters rights. A discussion of matters regarding qualification for tax-free reorganization treatment of the Merger is set forth in "Material U.S. Federal Income Tax Consequences to Checkmate Shareholders."

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, AND BECAUSE VARIOUS FACTUAL MATTERS MUST BE RESOLVED FAVORABLY FOR TAX-FREE REORGANIZATION TREATMENT TO APPLY, EACH HOLDER OF CHECKMATE COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

RESALE OF EXCHANGEABLE SHARES AND COMPANY COMMON STOCK

    In the United States, the Company Common Stock and Exchangeable Shares issued in connection with the Transaction will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and holders of 10% or more of the outstanding capital stock) of IVI, Checkmate or the Company under applicable federal securities laws. In addition, prior to the consummation of the Transaction, the Company, IVI and Checkmate will enter into Affiliate Agreements with their affiliates (as such term is defined pursuant to Rule 145 under the Securities Act, "Affiliates"), respectively, pursuant to which such persons will agree that they will not sell, transfer or otherwise dispose of Company Common Stock or Exchangeable Shares unless such transaction is permitted by Rule 145 of the Securities Act, such transaction is registered under the Securities Act or such transaction is exempt from registration under the Securities Act. The issuance of Company Common Stock to IVI shareholders will be effected pursuant to statutory exemptions from the prospectus and registration requirements of applicable provincial securities legislation. The Company and IVI have applied for and expect to receive rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance to IVI shareholders of the Exchangeable Shares and Company Common Stock issuable in exchange for Exchangeable Shares and to permit resale of the Exchangeable Shares and Company Common Stock in such provinces without restriction by a shareholder other than a "control person," which is defined generally to include a person or company that alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer. See "The Transaction -- Resale of Exchangeable Shares and Company Common Stock Received in the Transaction" and "The Combination Agreement -- Other Agreements -- Affiliate Agreements."

DISSENTERS RIGHTS

    IVI. Registered shareholders of IVI Common Shares are permitted to dissent from the Arrangement in the manner set out in Section 190 of the CBCA. A dissenting IVI shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by IVI the "fair value" of the IVI Common Shares held by such holder determined as of the appropriate date. The procedures to be followed by dissenting shareholders are summarized under "Dissenting Shareholders' Rights," and a copy of the applicable CBCA statutory provisions is set forth in Annex D to this Joint Proxy Statement/Prospectus. Failure to follow such provisions precisely may result in the loss of appraisal rights.

    CHECKMATE. Each holder of Checkmate Common Stock who perfects his dissenters rights is entitled to the rights and remedies of a dissenting shareholder under Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code (the "GBCC"), subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder who has perfected his dissenters rights is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Title 14, Chapter 2, Article 13 of the GBCC is set forth in Annex E of this Joint Proxy Statement/Prospectus, and a summary thereof is included under "Dissenting Shareholders' Rights." To perfect dissenters rights, a shareholder must comply with Title 14, Chapter 2,
Article 13 of the GBCC which requires the shareholder, among other things, to deliver to Checkmate, prior to the vote of the shareholders at the Checkmate Shareholders Meeting, written notice of such holder's intention to demand payment for his shares if the Merger is effectuated and not to vote such holder's shares in favor of the Combination Agreement or the Merger. Any Checkmate shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Combination Agreement and the Merger and thus will not be entitled to assert dissenters rights.

TERMINATION OF CHECKMATE RIGHTS PLAN

    Pursuant to the Combination Agreement, Checkmate has agreed to terminate, as of the Effective Date, all rights outstanding under the Shareholder Rights Protection Plan dated as of October 13, 1997, by and between Checkmate and First Union National Bank, as rights agent, as amended (the "Checkmate Rights Plan").

COURT APPROVAL

    In addition to approval by IVI shareholders, the Arrangement requires approval by the Court. Prior to the mailing of this Joint Proxy Statement/Prospectus, IVI obtained an interim order of the Court (the "Interim Order") providing for the calling and holding of the IVI Shareholders Meeting and other procedural matters. Subject to approval of the Arrangement by the IVI shareholders at the IVI Shareholders Meeting, the hearing in respect of the final order of the Court (the "Final Order") is scheduled to take place on June 25, 1998 at 10:00 a.m. (Toronto time) in the Court. All IVI shareholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Petition for the Final Order and satisfy any other requirements. At the hearing of the application in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. If the Court were to amend the Arrangement such that an amendment to the Combination Agreement would be necessary or desirable, such amendment may be made by the parties' respective Boards of Directors, provided that no such amendment would require further approval under applicable law. If the Court makes a determination that the terms and conditions of the exchange provided for in the Arrangement are fair and approves the Arrangement, the issuance of the Exchangeable Shares by IVI under the Arrangement to IVI shareholders in exchange for IVI Common Shares shall be exempt from registration under the Securities Act pursuant to Section 3(a)(10) thereof.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMPANY COMMON STOCK OR EXCHANGEABLE SHARES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE TRANSACTION, THE COMPANY COMMON STOCK AND THE EXCHANGEABLE SHARES. THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND OTHER FINANCIAL ITEMS THAT ARE BASED ON THE BELIEFS OF, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY KNOWN TO, MANAGEMENT OF IVI AND CHECKMATE. THE WORDS "MAY," "WOULD," "COULD," "WILL," "EXPECT," "ESTIMATE," "ANTICIPATE," "BELIEVE," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS SET FORTH IN THIS "RISK FACTORS" SECTION AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS.

RISKS ASSOCIATED WITH THE INTEGRATION OF THE TWO COMPANIES

    The Combination Agreement, the Arrangement and the Assignment, Assumption and Consent Agreement contemplate the combination of the business activities of IVI and Checkmate under the Company. The Transaction will result in the integration of IVI and Checkmate, which have previously operated independently. The consolidation of functions, the integration of departments, systems and procedures, and the relocation and loss of essential employees present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected. Moreover, although one of the primary purposes of the Transaction is to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which any such cost savings and efficiencies will be achieved. Failure to successfully integrate the operations of IVI and Checkmate in a timely manner and to realize cost savings and other operating efficiencies could have a material adverse effect on the financial condition and results of operations of the Company. In addition, such integration may require the licensing or other transfer of proprietary or currently licensed rights as well as the assumption of certain obligations by and between the various parties that may give rise to adverse tax consequences both immediately and on an ongoing basis. See "The Companies After the Transaction" and "-- Dependence on Key Personnel."

TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE; DEPENDENCE ON NEW PRODUCT
  DEVELOPMENT

    The EFT/POS and transaction automation markets in which IVI and Checkmate compete have been characterized by rapid and significant technological change, frequent new product introductions and relatively short product life cycles. There can be no assurance that technological developments will not render IVI's and Checkmate's existing products either uneconomical or obsolete, or that the Company will be able to respond to the market's demand for new products or improved technology. The Company's future sales and profitability will depend on its ability to continue to develop and market new and improved products that can achieve significant market acceptance. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's products obsolete or less marketable. Each of IVI and Checkmate continually seeks to enhance and improve its products and develop new products, particularly in the area of software. Substantial start-up costs are associated with the introduction of new products, which could cause the Company to incur operating losses or experience a reduced level of profitability in periods following their introduction. Further, unanticipated technical or other development problems could result in material delays in new product commercialization or significantly increased costs. There can be no assurance that any new product will receive market acceptance or that the product can be sold at a profit. The ability of the Company to compete successfully will depend on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry. In addition, future demand for the products of IVI and Checkmate will depend on their ability to enhance and improve existing products and successfully develop and market new products. There can be no assurance that after the Transaction the Company will be able to successfully enhance its existing products or develop new products or that any such enhanced or new products will be commercially acceptable. See "International Verifact Inc." and "Checkmate Electronics, Inc."

RELIANCE ON LARGE CUSTOMERS

    IVI and Checkmate have historically relied upon a small number of large financial institution and retail customers, each with a large number of POS stations, for a significant percentage of their respective revenues. In 1996 and 1997, 43% and 28%, respectively, of IVI's total revenues were derived from two Canadian chartered banks, which in turn market and distribute this equipment to end users and provide continuing service on such equipment. If either of these banks ceased to be a customer, it could have a material adverse effect on the Company's financial position. Checkmate's two largest customers are Wal-Mart Corporation and Kmart Corporation, sales to which accounted for 17% and 10% of Checkmate's total net revenues in 1997, respectively. During 1996, sales to two of Checkmate's customers accounted for 28% of Checkmate's total net revenues. IVI, except with respect to its bank customers, and Checkmate derive most of their respective revenues from the initial installation of products. IVI and Checkmate do, however, derive additional revenues as their customers expand their operations to new locations or install other products. Accordingly, the Company's future success will depend on its continued ability to successfully market its products to retail customers with a large number of POS stations and to large financial institutions. There can be no assurance that the Company will continue to secure the business of a significant number of new customers or that demand for the Company's products will be sufficient to ensure a broad and sustainable source of revenue. In addition, the timing of orders from large customers, and shipments against those orders, can result in significant quarter to quarter variations in revenue and profit. See "International Verifact Inc.," "Checkmate Electronics, Inc." and "The Companies After the Transaction."

HIGHLY COMPETITIVE INDUSTRY

    The industry in which IVI and Checkmate operate is highly competitive. The Company's sales and potential profitability will be affected by competition from other businesses, including established firms with greater financial resources and more experience, as well as by competition from other forms of data entry. IVI faces intense competition from others in the EFT/POS industry, such as VeriFone, Inc. and Hypercom Corp. in the U.S. market and NBS Technologies Inc. and VeriFone, Inc. in Canada. Checkmate also faces significant competition from VeriFone, Inc. and is aware of at least five other competitors which market check readers, including four with MICR reading capabilities. In addition, payment authorization systems, signature capture and verification products and specialized document readers are marketed by a number of competitors and additional competitors may enter the market as the demand for these types of products expands. Some of these existing and potential competitors have significantly larger financial, technical and marketing resources than the Company, even after the Transaction, and there can be no assurance that the Company will be able to compete successfully with them in the future.

    IVI and Checkmate anticipate that the Company will continue its efforts to lower the cost of its products through manufacturing efficiencies and other cost saving measures to maintain competitive prices for its products. The Company's continuing sales and marketing efforts will be critical as it faces competition in the marketplace. There can be no assurance that the Company will be able to develop or sustain a competitive position for its products. Although IVI and Checkmate have no specific information regarding the plans of their competitors, they assume that their competitors are continuously working on product enhancements, improved technologies and alternative products. There can be no assurance that a competitor will not develop improved or alternative products in the future which could have a material adverse effect on the Company's business, financial condition or results of operations. See "International Verifact Inc." and "Checkmate Electronics, Inc."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; LIMITED PROTECTION OF PROPRIETARY
  TECHNOLOGY AND RISK OF INFRINGEMENT

    IVI and Checkmate each rely on technologies that are protected by a combination of patents, trademarks, trade secrets, copyrights and employee nondisclosure agreements. While IVI currently holds several U.S. and Canadian patents, IVI mainly relies on copyright to protect its operating system and various other software programs. Checkmate's hand readers incorporate technology covered by a U.S. patent that expires in 2008. The technique employed to enable Checkmate's readers to use "parasitic" power from lower power sources incorporates technology covered by a U.S. patent that expires in 2013. Upon the expiration of these patents, the Company's competitors may be able to incorporate the technology covered by these patents into their products which could have a material adverse effect on the Company's business, financial condition or results of operations. See "International Verifact Inc." and "Checkmate Electronics, Inc."

    Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products, and IVI and Checkmate have agreed, and the Company is expected, to indemnify many of its customers against such claims. The Company anticipates that the number of infringement claims will increase as the number of electronic commerce products and services increase and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to address, result in costly litigation, and may not be resolved on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON SUPPLIERS AND MANUFACTURERS

    Checkmate currently assembles most of its products at its manufacturing facility in Roswell, Georgia. However, certain components used in these products are manufactured by and are available from only a limited number of sources. In addition, all components used in IVI's products are purchased from third party sources, and all of IVI's products, and some of Checkmate's products, are manufactured by third parties. Certain of these components and products are currently purchased from single suppliers, and the failure of any such supplier to meet its commitment on schedule could adversely affect the Company. IVI and Checkmate maintain additional inventory of certain products and continually evaluate alternative sources of supply. Although IVI and Checkmate have been able to obtain an adequate supply of such products, there can be no assurance that they will be able to continue to do so at reasonable prices in the future. If a sole source supplier were to go out of business or otherwise become unable to meet its supply commitments to the Company, the process of locating and qualifying alternate sources could require up to several months during which time the Company's production could be delayed. Such delays could adversely affect the Company's business, financial condition or results of operations. Use of outside manufacturers and suppliers subjects the Company to additional risks, including potential quality assurance problems, availability of suitable competitive and cost effective manufacturers and suppliers, and potential loss of product margin. Additionally, the Company's systems rely upon certain memory products (static random access memory), the prices and availability of which have fluctuated significantly in the past.

POTENTIAL FLUCTUATION IN FINANCIAL RESULTS

    Many customers of Checkmate and, to a lesser extent, IVI order products for immediate delivery and, therefore, a substantial amount of the Company's net revenues in each quarter will result from orders booked in that quarter. In addition, certain of the products offered by IVI and Checkmate carry lower gross margins than other products, and any unanticipated shift in the product mix to lower margin products as a percentage of total revenues could adversely affect the Company's profitability. Accordingly, the Company's quarterly net sales and operating results may vary significantly as a result of, among other things, the ability of the Company to make sales to large customers, the volume and timing of bookings received during a quarter and variations in sales mix, as well as increased competition, announcements or introductions of new products by the Company or its competitors, changes in the costs of components, delays in production schedules and changes in economic or other conditions affecting customers or end users of its products. Furthermore, because Checkmate's systems historically have been used primarily by U.S. retail merchants, Checkmate has experienced strong demand for its products in the second, third and fourth quarters as retailers purchase transaction automation systems for installation prior to and during the fourth quarter holiday season. In past years, demand from retail customers for Checkmate's products has tended to flatten in the succeeding first calendar quarter. This seasonal pattern has not in the past affected IVI to the same extent, although IVI has experienced a flattening of demand in the last calendar quarter due to the holiday season. The Company may be increasingly affected by these factors after the consummation of the Transaction if IVI's products are more fully accepted by comparable segments of the U.S. market. Accordingly, the historical financial performance of each company is not necessarily a meaningful indicator of future results of the combined Company and, in general, management expects that the Company's financial results may vary from period to period. See "International Verifact Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Checkmate Electronics, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL "YEAR 2000" PROBLEMS

    It is possible that IVI's or Checkmate's currently installed computer systems, software products or other business systems, or those of IVI's or Checkmate's suppliers or customers, will not always accept input of, store, manipulate and output dates in the years 1999, 2000 or thereafter without error or interruption. IVI and Checkmate have conducted reviews of their business systems, including their computer systems, to attempt to identify ways in which their systems could be affected by problems in correctly processing date information, and IVI and Checkmate currently believe that their systems and products will correctly process date information in such years. There can be no assurance that IVI and Checkmate will identify all date-handling problems in their systems and products, or that their customers and suppliers will do so, in advance of their occurrence or that IVI and Checkmate or their customers and suppliers will be able to successfully remedy problems that are discovered. The expenses of IVI's and Checkmate's efforts to identify and address such problems, or the expenses or liabilities to which they may become subject as a result of such problems, could have a material adverse effect on their results of operations and financial condition and the results of operations and financial condition of the Company after the consummation of the Transaction. See "International Verifact Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Checkmate Electronics, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT DEFECTS

    Products as complex as those offered by IVI and Checkmate may contain undetected design defects or software or hardware errors that could be difficult to detect and correct when first introduced or as new versions are released. Such errors have occurred in the past, and there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new or enhanced products after commencement of commercial shipments. Moreover, there can be no assurance that once detected, such errors can be corrected in a timely manner, if at all. Software errors may take several months to correct, if they can be corrected at all, and hardware errors may take even longer to rectify. The occurrence of any such software or hardware errors, as well as any delay in correcting them, could result in delays in the shipment of products, loss of market acceptance of the Company's products, additional warranty expense, diversion of engineering and other resources from the Company's product development efforts or the loss of credibility with the Company's distributors and customers, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's POS payment systems products are used to process payment transactions and, as a result, the security features of such products are important. In general, the Company's POS payment systems products are designed to comply with industry practices relating to security in payment transactions. Any failure of the security features of the Company's products could adversely affect the marketing of such products and any violation of its product warranties resulting from security breaches could result in claims against the Company which could have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENT AND INDUSTRY REGULATION

    Government regulatory policies affect charges and terms for both private-line and public network automated transaction processing services. Therefore, changes in such policies which make it more costly to communicate on such networks could adversely affect the demand for transaction automation systems, increase the costs of development or increase the opportunity for additional competition. IVI and Checkmate must also obtain product certification on the applicable acquiror's systems in the U.S., Canada and other countries. Any delays in obtaining necessary certifications with respect to future products could delay their introduction or result in their cancellation, which could have a material adverse effect on the Company. In addition, the United States Federal Communications Commission requires that IVI's and Checkmate's products which are sold in the United States comply with certain rules and regulations governing their performance. Compliance with future regulations or changes in the interpretation of existing regulations could result in the need to modify products or systems which may involve substantial costs or delays in sales and could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a large extent on the skills and efforts of its senior management and the senior management of IVI and Checkmate. Consequently, the loss of one or more members of senior management could have a material adverse effect on the Company. Further, the Company's business requires that it continue to attract and retain additional personnel with a variety of technical and managerial skills, including engineering, computer programming and sales expertise. Significant competition exists for such personnel, and there can be no assurance that the Company will be able to attract and retain personnel with the skills and experience needed to achieve and manage growth. See "The Companies After The Transaction -- Management."

SUBSTANTIAL OWNERSHIP AND VOTING CONTROL BY AFFILIATES; INGENICO RELATIONSHIP

    Upon consummation of the Transaction, the Company's directors, executive officers and principal stockholders will beneficially own approximately 20.8% of the outstanding Company Common Stock and, therefore, will have the ability to exercise influence over the election of directors and other issues submitted to the Company's stockholders. As a result, it may be difficult for other stockholders of the Company to successfully oppose matters which are presented by such persons for action by stockholders or to take actions which are opposed by such persons. Such ownership may also have the effect of delaying, deterring or preventing a change in control of the Company without the consent of such stockholders. In addition, sales of stock by such stockholders could result in another Person obtaining ownership of a significant number of shares of Company Common Stock. See "The Companies After the Transaction -- Principal Holders of Securities."

    On January 16, 1998, Ingenico, Mr. Spence and Mr. Dudley L. Moore, Jr., who collectively, after giving effect to the Transaction, will beneficially own 24.1% of the Company Common Stock, entered into the Stockholders Agreement (the "Stockholders Agreement") pursuant to which the parties agreed to restrict the transfer of the shares of Company Common Stock subject to the Stockholders Agreement, to vote their shares of Company Common Stock for the election of certain persons to the Board of Directors of the Company and to use their best efforts to ensure appointment of certain persons as officers of the Company and to positions on the Committees of the Board of Directors. The Stockholders Agreement, including the provisions restricting the transfer of shares of Company Common Stock subject to the Stockholders Agreement, may also have the effect of delaying, deferring or preventing a change in control of the Company. See "The Transaction -- Interests of Certain Persons in the Transaction -- Stockholders Agreement."

    On December 17, 1996, IVI entered into a strategic alliance (the "Alliance") with Ingenico, which enabled IVI to gain exclusive rights to market Ingenico products and technology in the Americas, to gain access to Ingenico's smart card technology, raise capital and benefit from joint product development, purchasing and manufacturing. Ingenico has the ability to distribute selected IVI products in the rest of the world. To achieve this Alliance, IVI and Ingenico entered into the Master Alliance Agreement dated December 5, 1996 (the "Master Alliance Agreement"), and five separate agreements, each dealing with a separate aspect of their relationship including an Investment Agreement, dated December 5, 1996, which contemplated that Ingenico would make an investment in IVI when the foregoing agreements were entered into (all such agreements collectively, the "Ingenico Agreements").

    Pursuant to the Investment Agreement, Ingenico and its Chairman, Jean-Jacques Poutrel, agreed to purchase 1,439,000 IVI Common Shares and IVI granted to Ingenico a future participation right enabling it to preserve an ownership position of not less than 15% of the IVI Common Shares on a non-diluted basis (the "Participation Right") by subscribing to purchase additional IVI Common Shares at any time IVI issues additional IVI Common Shares.

    IVI also granted Ingenico the right to nominate two members of the Board of Directors subject to certain continuing ownership thresholds and to have one such director be a member of the Nominating Committee of the Board of Directors of IVI.

    Contemporaneously with the execution of the Combination Agreement, IVI, the Company and Ingenico entered into the Assignment, Assumption and Consent Agreement dated as of January 16, 1998 pursuant to which the Ingenico Agreements were assigned to and assumed by the Company as of the Effective Date (the "Assignment, Assumption and Consent Agreement"). The assumption by the Company of IVI's rights and obligations under the Ingenico Agreements, including the Participation Right, may have the effect, in certain circumstances, of delaying, deferring or preventing a change in control of the Company without the consent of Ingenico and will allow Ingenico to preserve an ownership position of 15% of the Company Common Stock (on a non-diluted basis). Such assumption may require the licensing or other transfer of rights, as well as the assumption of certain obligations, by and between the various parties. The assumption of the rights and obligations of IVI under the Ingenico Agreements and otherwise may give rise to tax consequences both immediately and on an ongoing basis and may have a material adverse effect on the Company's business, financial condition and results of operations. See "The Transaction -- Interest of Certain Persons in the Transaction -- Ingenico Agreements."

UNCERTAINTY OF INCOME TAX CONSEQUENCES

    The consequences of the Transaction to the shareholders of IVI and Checkmate are subject to complex Canadian and United States tax considerations. See "Material Income Tax Considerations to IVI Shareholders" and "Material U.S. Federal Income Tax Consequences to Checkmate Shareholders."

REGULATORY APPROVAL

    The Company and IVI have applied for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance to IVI shareholders of the Exchangeable Shares and Company Common Stock and to permit resale without restriction by a shareholder, other than a "control person," of the Exchangeable Shares and Company Common Stock in such provinces. Failure to receive such approval would result in restrictions on the transfer of such shares.

FLUCTUATIONS IN VALUE DUE TO FIXED EXCHANGE RATIOS

    The Exchange Ratios are not adjustable in response to changes in the market price of IVI Common Stock or Checkmate Common Stock. The Exchange Ratios are not necessarily indicative of the relative values of the respective shares of IVI and Checkmate. To the extent that there are changes from time to time in the market price of IVI Common Shares or Checkmate Common Stock without a proportionate change in the market price of the other stock, the benefits to be received by either the shareholders of IVI or Checkmate, respectively, may be adversely affected. Shareholders of IVI and Checkmate are urged to obtain current market quotations for IVI Common Shares and Checkmate Common Stock.

EFFECT OF HOLDING COMPANY STRUCTURE

    The Company will be a holding company with no business operations. Upon the consummation of the Transaction, the principal asset of the Company will be all of the outstanding stock of its operating subsidiaries and its operations will be conducted through its subsidiaries. The Company will be dependent upon the earnings and cash flows of the operations of its subsidiaries, as well as other dividends and distributions from its subsidiaries, to pay its expenses and meet its obligations and to pay any cash dividends or other distributions on the Company Common Stock. There can be no assurance that the operating subsidiaries will generate sufficient earnings and cash flows to pay dividends or other distributions to the Company to enable it to meet its obligations and pay its expenses or to pay any dividends or other distributions to the shareholders. See "Market Prices and Dividends."

VOLATILITY OF MARKET PRICE FOR COMPANY COMMON STOCK AND EXCHANGEABLE SHARES

    From time to time after the Transaction there may be significant volatility in the market price of the Company Common Stock and Exchangeable Shares. Quarterly operating results of the Company or of other companies participating in the electronics industry, changes in conditions in the economy, the financial markets or the electronics industry, natural disasters or other developments affecting the Company or its competitors could cause the market price of the Company Common Stock and Exchangeable Shares to fluctuate substantially.

EXCHANGE RATE RISKS; CURRENCY FLUCTUATIONS

    IVI and Checkmate currently conduct business in the United States, Canada and certain countries in Latin America. The Company will continue to derive significant revenues in currencies other than the U.S. dollar. Fluctuations in the exchange rate between the U.S. dollar, the Canadian dollar and other currencies could have a material adverse effect on the Company's business, financial condition and results of operations. Neither IVI nor Checkmate currently engages in hedging or other activities to minimize exposure to exchange rate fluctuations. After the consummation of the Transaction, the Company will analyze the currency related risks and may engage in hedging transactions to limit its exposure to such risks.

DILUTION

    The Transaction will have the effect of reducing the percentage voting interest in IVI and Checkmate, represented by an IVI Common Share or share of Checkmate Common Stock, respectively, immediately prior to the Effective Time.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

    The consolidated financial statements of, and the summaries of historical consolidated financial information concerning, IVI contained in this Joint Proxy Statement/Prospectus are reported in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which differs in certain material respects from U.S. GAAP. See Note 13 of Notes to IVI's Consolidated Financial Statements, which presents a reconciliation of such consolidated financial statements from Canadian GAAP to U.S. GAAP. The U.S. GAAP financial statements contained in this Joint Proxy Statement/Prospectus for IVI used in the pro forma financial statements of the Company have been converted to U.S. dollars using the period end exchange rate for assets and liabilities and actual exchange rates for capital transactions with differences accumulated in the cumulative translation amount as a separate component of shareholders' equity for each balance sheet and the average exchange rate for the period for each statement of operations. The historical exchange rates in effect for each period are displayed in the table below.

    The financial statements and the summaries of historical financial information concerning Checkmate used in the pro forma financial statements of the Company and contained in this Joint Proxy Statement/ Prospectus are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

    IN THIS JOINT PROXY STATEMENT/PROSPECTUS, UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

                   EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS

    The following table sets forth, for each period indicated, the highest, lowest and average rate for one Canadian dollar expressed in U.S. dollars on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):

                                                                             YEAR ENDED DECEMBER 31,
                          QUARTER ENDED      QUARTER ENDED    -----------------------------------------------------
                         MARCH 31, 1998     MARCH 31, 1997      1997       1996       1995       1994       1993
                        -----------------  -----------------  ---------  ---------  ---------  ---------  ---------
High..................          .7123              .7496          .7487      .7513      .7527      .7632      .8046
Low...................          .6808              .7217          .6945      .7235      .7023      .7103      .7439
Average...............          .6993              .7358          .7221      .7330      .7307      .7302      .7733
Period end............          .7045              .7224          .6999      .7301      .7323      .7128      .7544

    On May 19, 1998, the exchange rate for one Canadian dollar expressed in U.S. dollars based on the Noon Buying Rate was .6905.

    The following table sets forth, for each period indicated, the highest, lowest and average exchange rate for one U.S. dollar expressed in Canadian dollars on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon spot rate of the Bank of Canada (the "Noon Spot Rate"):

                                                                         YEAR ENDED DECEMBER 31,
                         QUARTER ENDED    QUARTER ENDED   -----------------------------------------------------
                        MARCH 31, 1998   MARCH 31, 1997     1997       1996       1995       1994       1993
                        ---------------  ---------------  ---------  ---------  ---------  ---------  ---------
High..................        1.4689           1.3857        1.4399     1.3860     1.4235     1.4074     1.3399
Low...................        1.4040           1.3340        1.3345     1.3306     1.3282     1.3102     1.2423
Average...............        1.4300           1.3590        1.3844     1.3643     1.3686     1.3698     1.2936
Period end............        1.4195           1.3842        1.4305     1.3696     1.3652     1.4028     1.3240

    On May 19, 1998, the Noon Spot Rate was one U.S. dollar equals 1.4482 Canadian dollars.

                          MARKET PRICES AND DIVIDENDS

    IVI Common Shares are traded on the Nasdaq National Market under the symbol "IVIAF" and on the TSE under the symbol "IVI," and Checkmate Common Stock is traded on the Nasdaq National Market under the symbol "CMEL." The following table sets forth the high and low sales prices per IVI Common Share on the TSE (in Canadian dollars) and the Nasdaq National Market (in U.S. dollars), and Checkmate Common Stock on the Nasdaq National Market with respect to each quarterly period since January 1, 1996. The tables show quarterly periods according to IVI's and Checkmate's fiscal year, which end on December 31 of each year. IVI has not declared or paid any cash dividends or distributions on its capital stock since its initial public offering in 1984, other than dividends on its Series A Preference Shares in the aggregate amounts of Cdn. $245,000 in 1994 and Cdn. $110,000 in 1993. Checkmate has not declared or paid any cash dividends or distributions on its capital stock since its initial public offering in 1993. The Company does not intend to pay any cash dividends on the Company Common Stock in the foreseeable future because the present policy of the Company's Board of Directors is to retain all earnings to support operations and finance the expansion of the respective businesses.

                                                                                                            SALES PRICES PER
                                                                           SALES PRICES PER                     SHARE OF
                                                                                 IVI                           CHECKMATE
                                                                             COMMON SHARE                     COMMON STOCK
                                                              ------------------------------------------  --------------------
                                                                 TORONTO STOCK        NASDAQ NATIONAL       NASDAQ NATIONAL
                                                                    EXCHANGE               MARKET                MARKET
                                                              --------------------  --------------------  --------------------
                                                                  (CANADIAN $)             (US $)                (US $)
                                                                HIGH        LOW       HIGH        LOW       HIGH        LOW
                                                              ---------  ---------  ---------  ---------  ---------  ---------
FISCAL 1996
Quarter ended March 31, 1996................................  $  11.375  $   7.000  $   8.375  $   5.125  $  15.250  $  11.250
Quarter ended June 30, 1996.................................      8.250      6.550      6.125      4.750     15.750     11.750
Quarter ended September 30, 1996............................      7.800      5.600      5.875      3.875     16.500     11.750
Quarter ended December 31, 1996.............................      8.250      5.950      6.375      4.625     15.250      9.250

FISCAL 1997
Quarter ended March 31, 1997................................      7.150      6.000      5.375      4.391     13.875     11.500
Quarter ended June 30, 1997.................................      8.300      6.000      6.000      4.250     13.500      8.000
Quarter ended September 30, 1997............................     10.200      7.000      7.375      5.125      9.125      6.875
Quarter ended December 31, 1997.............................     13.500      9.250      9.815      6.500      9.000      6.250

FISCAL 1998
Quarter ended March 31, 1998................................     11.950      9.400      8.375      6.625      9.500      6.844
Quarter ended June 30, 1998 (through May 19, 1998)..........     10.750      9.150      7.625      6.625      9.000      7.875

    On January 15, 1998, the last trading day prior to public announcement that IVI and Checkmate had executed the Combination Agreement, the last reported sales prices per IVI Common Share on the TSE and the Nasdaq National Market and per share of Checkmate Common Stock on the Nasdaq National Market were $9.750 (in Canadian dollars), $6.688 (in U.S. dollars) and $8.281 (in U.S. dollars), respectively. On May 19, 1998, the most recent practicable trading date prior to the mailing of this Joint Proxy Statement/Prospectus, the last reported sales prices per IVI Common Share on the TSE and the Nasdaq National Market and per share of Checkmate Common Stock on the Nasdaq National Market were $9.800 (in Canadian dollars), $6.750 (in U.S. dollars) and $8.000 (in U.S. dollars), respectively.

    As of the IVI Record Date, there were approximately 481 record holders of IVI Common Shares.

    As of the Checkmate Record Date, there were approximately 358 record holders of Checkmate Common Stock.

    The Combination Agreement provides for the filing of a listing application with the Nasdaq National Market and the TSE covering all of the shares of Company Common Stock to be issued in connection with the Transaction and the filing of a listing application with the TSE covering the Exchangeable Shares. It is a condition to consummation of the Transaction that such shares of the Company Common Stock be authorized for quotation on the Nasdaq National Market and for listing on the TSE, subject to official notice of issuance and the fulfillment of all the requirements of the TSE, and that the Exchangeable Shares be authorized for listing on the TSE subject to official notice of issuance and fulfillment of all the requirements of the TSE. The Company has reserved the symbol "CMIV" for listing the Company Common Stock on the Nasdaq National Market and the symbol "IVC" for listing the Company Common Stock on the TSE. IVI intends to use its current symbol "IVI" for listing the Exchangeable Shares on the TSE. See "The Combination Agreement -- Conditions to Consummation."

                 COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

    The following summary presents certain historical per share data for IVI and Checkmate and certain pro forma combined and equivalent pro forma combined per share data of the Company assuming the Transaction had been effective during the periods presented using the Exchange Ratios for the Transaction. The Transaction is anticipated to be accounted for using the pooling-of-interests method of accounting under U.S. GAAP and pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial statements of IVI and Checkmate including the respective notes thereto, contained elsewhere herein, and with the unaudited pro forma financial information including the notes thereto, contained elsewhere herein. See "Consolidated Financial Statements of IVI," "Financial Statements of Checkmate," "Unaudited Pro Forma Financial Statements of IVI Checkmate Corp." and "The Transaction -- Anticipated Accounting Treatment."

                                                                QUARTER ENDED
                                                                  MARCH 31,           YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
HISTORICAL IVI (CANADIAN GAAP, CANADIAN $)
Net income (loss) per share................................  $    0.11  $    0.05  $    0.42  $   (1.67) $    0.52
Book value per share (at period end).......................  $    4.30

HISTORICAL IVI (U.S. GAAP, CANADIAN $)
Net earnings (loss) per share (basic and diluted)..........  $    0.11  $    0.05  $    0.55  $   (2.48) $    0.28
Book value per share (at period end).......................  $    4.60

                                                                QUARTER ENDED
                                                                  MARCH 31,           YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
HISTORICAL CHECKMATE (U.S. GAAP, U.S. $)
Net income (loss) per share:
  Basic....................................................  $    0.08  $    0.13  $   (0.02) $    0.50  $    0.50
  Diluted..................................................  $    0.08  $    0.12  $   (0.02) $    0.46  $    0.47
Book value per share (at period end).......................  $    5.58

                                                                                         YEARS ENDED DECEMBER 31,
                                                  QUARTER ENDED      QUARTER ENDED    -------------------------------
                                                 MARCH 31, 1998     MARCH 31, 1997      1997       1996       1995
                                                -----------------  -----------------  ---------  ---------  ---------
PRO FORMA COMBINED IVI CHECKMATE CORP.
  (U.S. GAAP, U.S. $)
Net earnings (loss) per share (basic and
  diluted)....................................      $    0.06          $    0.06      $    0.22  $   (0.76) $    0.30
Book value per share (at period end)..........      $    3.58

EQUIVALENT PRO FORMA COMBINED IVI CHECKMATE
  CORP. PER CHECKMATE SHARE (U.S. GAAP, U.S.
  $)(1)
Net earnings (loss) per share (basic and
  diluted)....................................      $    0.08          $    0.08      $    0.28  $   (0.97) $    0.38
Book value per share (at period end)..........      $    4.57

------------------------

(1) The equivalent pro forma combined per share amounts are calculated by multiplying the Company pro forma combined per share amounts by the Checkmate Exchange Ratio of 1.2775 shares of Company Common Stock for each share of Checkmate Common Stock.

                            SELECTED FINANCIAL DATA

    Set forth below is certain audited historical selected financial data relating to IVI and Checkmate and certain unaudited selected pro forma combined financial data of the Company, giving effect to the Transaction under the pooling-of-interests method of accounting under U.S. GAAP. See "The Transaction -- Anticipated Accounting Treatment." This information should be read in conjunction with the historical financial statements of IVI and Checkmate, including the respective notes thereto, and with the unaudited pro forma combined financial information of the Company appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Consolidated Financial Statements of IVI," "Financial Statements of Checkmate" and "Unaudited Pro Forma Financial Statements of IVI Checkmate Corp."

                  SELECTED FINANCIAL DATA OF IVI (HISTORICAL)
            (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR PER DATA)

    The following table sets forth selected historical financial data of IVI for the quarters ended March 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1997, the nine months ended December 31, 1994 and the year ended March 31, 1994. Such data for the three years in the period ended December 31, 1997 has been derived from and should be read in conjunction with the audited Consolidated Financial Statements of IVI and the related notes thereto. Such data for the two periods ended March 31, 1994 and December 31, 1994 are derived from the audited financial statements of IVI that are not included herein. In the opinion of management of IVI interim unaudited historical data reflect and include all adjustments (consisting at normal recurring adjustments) necessary for a fair presentation of such data. Unaudited results of operations for the quarters ended March 31, 1998 and March 31, 1997, are not necessarily indicative of results of any other interim period or for the fiscal year as a whole. See "Consolidated Financial Statements of IVI."

    In connection with these financial statements, IVI's accounting policies do not differ materially from U.S. GAAP except as disclosed in Note 13 to IVI's financial statements appearing elsewhere in this Joint Proxy
Statement/Prospectus. See "Consolidated Financial Statements of IVI."

                                   QUARTERS ENDED                                       NINE MONTHS
                                     MARCH 31,            YEARS ENDED DECEMBER 31,         ENDED      YEAR ENDED
                                --------------------  --------------------------------  DECEMBER 31,   MARCH 31,
                                  1998       1997       1997        1996       1995         1994         1994
                                ---------  ---------  ---------  ----------  ---------  ------------  -----------
                                                        (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT FOR PER SHARE
                                    (UNAUDITED)                                AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
CANADIAN GAAP
  Revenue.....................  $  19,111  $  15,272  $  71,208  $   47,801  $  60,511   $   31,056    $  34,396
  Gross margin................      6,460      5,263     24,015      15,413     19,940        3,669       11,461
  Net earnings (loss).........        968        401      3,692     (11,901)     3,425      (14,223)       2,061
PER SHARE DATA:
  Net earnings (loss) per
    share.....................  $    0.11  $    0.05  $    0.42  $    (1.67) $    0.52   $    (3.20)   $    0.50

U.S. GAAP
  Revenue.....................  $  19,111  $  15,272  $  71,208  $   47,801  $  60,511   $   31,056    $  34,396
  Gross margin................      6,460      5,263     24,015      15,413     19,940        3,669       11,461
  Net earnings (loss).........        968        401      4,855     (17,648)     1,905       (7,395)       5,410
PER SHARE DATA:
  Net earnings (loss) per
    share (basic and
    diluted)..................  $    0.11  $    0.05  $    0.55  $    (2.48) $    0.28   $    (1.66)   $    1.20

BALANCE SHEET DATA (AT PERIOD
  END):
CANADIAN GAAP
  Total assets................  $  52,920             $  50,413  $   44,290  $  41,054   $   36,345    $  31,850
  Long-term obligations.......         --                    33          26         29           83           69
  Total shareholders'
    equity....................     39,750                38,101      30,948     29,897       24,901       24,499
U.S. GAAP
  Total assets................     55,595             $  52,711  $   45,955  $  48,466   $   45,277    $  35,199
  Long-term obligations.......         --                    33          26         29           83           69
  Total shareholders'
    equity....................     42,572                40,399      32,613     37,309       33,833       27,848

               SELECTED FINANCIAL DATA OF CHECKMATE (HISTORICAL)
           (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA)

    The following table sets forth selected historical financial data of Checkmate for the quarters ended March 31, 1998 and 1997 and each of the five years in the period ended December 31, 1997. Such data for the three years in the period ended December 31, 1997 has been derived from and should be read in conjunction with the audited Financial Statements of Checkmate and the related notes thereto. Such data for the two years in the period ended December 31, 1994 is derived from audited financial statements of Checkmate that are not included herein. In the opinion of management of Checkmate interim unaudited historical data reflect and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Unaudited results of operations for the quarter ended March 31, 1998, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. See "Financial Statements of Checkmate."

                                          QUARTERS ENDED
                                            MARCH 31,                      YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                           (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenues...........................  $   9,641  $   9,506  $  33,526  $  35,104  $  29,160  $  17,186  $  17,217
  Gross profit.......................      4,057      3,993     12,647     14,532     11,976      7,452      6,862
  Net income (loss)..................        416        661       (129)     2,555      2,542      1,458      2,815
PER SHARE DATA:
  Net income (loss) per share:
    Basic............................  $    0.08  $    0.13  $   (0.02) $    0.50  $    0.50  $    0.29  $    0.89
    Diluted..........................       0.08       0.12      (0.02)      0.46       0.47       0.29       0.81
BALANCE SHEET DATA (at period end):
  Total assets.......................  $  40,658             $  37,251  $  33,892  $  28,557  $  24,916  $  22,213
  Long-term obligations..............          2                    41        203        362        523        712
  Total stockholders' equity.........     30,256                29,839     28,305     24,065     21,171     19,278

                       SELECTED PRO FORMA FINANCIAL DATA
           (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA)

    The following table sets forth selected pro forma combined consolidated financial information of the Company as of and for the quarters ended March 31, 1998 and March 31, 1997 and for three years in the period ended December 31, 1997, after giving effect to the Transaction using the pooling-of-interests method of accounting under U.S. GAAP. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Transaction been consummated at the beginning of the periods presented or of future results. The selected pro forma combined consolidated financial information is derived from the unaudited pro forma combined consolidated financial information appearing elsewhere herein. This information should be read in conjunction with the historical financial statements of IVI and Checkmate, including the respective notes thereto, contained elsewhere herein, and the unaudited pro forma financial information of the Company appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Consolidated Financial Statements of IVI," "Financial Statements of Checkmate," "Unaudited Pro Forma Combined Financial Statements of IVI Checkmate Corp.," and "The Transaction -- Anticipated Accounting Treatment."

                                                                                     YEARS ENDED DECEMBER 31,
                                                  QUARTER ENDED   QUARTER ENDED   -------------------------------
                                                  MARCH 31, 1998  MARCH 31, 1997    1997       1996       1995
                                                  --------------  --------------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
  Revenue.......................................    $   22,870      $   20,685    $  84,945  $  70,161  $  73,327
  Gross Margin..................................         8,718           7,904       30,544     26,192     26,802
  Net earnings (loss)...........................           997             954        3,378    (10,388)     3,932

PER SHARE DATA:
  Net earnings (loss) (basic and diluted).......    $     0.06      $     0.06    $    0.22  $   (0.76) $    0.30

BALANCE SHEET DATA (AT PERIOD END):
  Total assets..................................    $   78,851
  Long-term obligations.........................             2
  Total stockholders' equity....................        57,863

                              GENERAL INFORMATION

THE SHAREHOLDERS MEETINGS

    IVI SHAREHOLDERS MEETING. This Joint Proxy Statement/Prospectus is being furnished by IVI to its shareholders in connection with the solicitation of proxies by the Board of Directors of IVI from holders of the outstanding IVI Common Shares for use at the Annual and Special Meeting of Shareholders of IVI to be held at 10:00 a.m., local time, on June 23, 1998, at the Metropolitan Toronto Convention Center, 255 Front Street West, Toronto, Ontario, and at any adjournments and postponements thereof. The primary purpose of the IVI Shareholders Meeting is to consider and vote upon: (i) a special resolution to approve the Arrangement and the Combination Agreement; (ii) the election of nine directors to IVI's Board of Directors, each to hold office until his successor is elected and qualified or until his resignation or removal; (iii) a proposal to appoint Coopers & Lybrand, Chartered Accountants, as IVI's independent auditors for the current fiscal year and to authorize the directors to fix their remuneration; and (iv) such further or other business as may properly come before the IVI Shareholders Meeting or any adjournments or postponements thereof.

    At the Effective Time of the Transaction, each issued and outstanding IVI Common Share (excluding shares of which the holder has perfected its dissenters rights) will be exchanged for either shares of Company Common Stock or Exchangeable Shares on the basis set forth in the Combination Agreement and described below. See "The Transaction and Description of Exchangeable Shares -- The Arrangement."

    CHECKMATE SHAREHOLDERS MEETING. This Joint Proxy Statement/Prospectus is being furnished by Checkmate to its shareholders in connection with the solicitation of proxies by the Board of Directors of Checkmate from holders of the outstanding shares of Checkmate Common Stock for use at a Special Meeting of Shareholders of Checkmate to be held at 10:00 a.m., local time, on June 23, 1998, at the Four Points Hotel, 1850 Cotillion Drive, Atlanta, Georgia, and at any adjournments and postponements thereof. The purpose of the Checkmate Shareholders Meeting is to consider and vote upon a proposal to adopt the Combination Agreement and the consummation of the Merger and the other transactions contemplated therein.

    The Combination Agreement provides for a transaction whereby a wholly owned subsidiary of the Company will merge with and into Checkmate, with Checkmate as the surviving corporation of the Merger becoming a wholly owned subsidiary of the Company. At the Effective Time, each share of issued and outstanding Checkmate Common Stock (excluding shares of which the holder has perfected its dissenters rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.2775 shares of Company Common Stock. See "The Transaction and Description of Exchangeable Shares -- The Merger."

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

    IVI. The IVI Board of Directors has fixed the close of business on May 12, 1998, as the IVI Record Date. Only holders of record of IVI Common Shares as of the IVI Record Date are entitled to notice of and to vote at the IVI Shareholders Meeting, subject to the provisions of the CBCA regarding transfers of IVI Common Shares after the IVI Record Date. As of the IVI Record Date, there were 9,255,131 IVI Common Shares issued and outstanding held by 481 holders of record. Holders of IVI Common Shares are entitled to one vote for each IVI Common Share held of record at the close of business on the IVI Record Date, subject to the provisions of the CBCA regarding transfers of IVI Common Shares after the IVI Record Date. The quorum required at the IVI Shareholders Meeting is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for a shareholder so entitled, representing not less than 20% of the issued and outstanding IVI Common Shares.

    PROXIES IN THE FORM ENCLOSED ARE SOLICITED ON BEHALF OF MANAGEMENT OF IVI FOR USE AT THE IVI SHAREHOLDERS MEETING. The form of proxy accompanying this Joint Proxy Statement confers discretionary authority upon the proxy nominees with respect to amendments or variations to the matters identified in the accompanying notice of the IVI Shareholders Meeting and other matters which may properly come before the IVI Shareholders Meeting. IVI Common Shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on such proxies or any ballot that may be called for. IF NO INSTRUCTIONS ARE INDICATED ON A PROXY APPOINTING AS PROXY A PERSON DESIGNATED BY MANAGEMENT, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ARRANGEMENT PURSUANT TO THE COMBINATION AGREEMENT, THE ELECTION OF MANAGEMENT NOMINEES AS DIRECTORS AND THE APPOINTMENT OF COOPERS & LYBRAND, CHARTERED ACCOUNTANTS, AS AUDITORS. Management knows of no matters to come before the IVI Shareholders Meeting other than the matters referred to in the accompanying notice of the IVI Shareholders Meeting. However, if any other matters that are not now known to management should properly come before the IVI Shareholders Meeting, the shares represented by proxies in favour of management nominees will be voted on such matters in accordance with the best judgment of the proxy nominee.

    TO BE EFFECTIVE, PROXIES MUST BE RECEIVED BY MONTREAL TRUST COMPANY OF CANADA NOT LATER THAN 5:00 P.M. (TORONTO TIME) ON JUNE 19, 1998, OR, IF THE SHAREHOLDERS MEETING IS ADJOURNED, NOT LATER THAN 24 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME OF THE IVI SHAREHOLDERS MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

    AN IVI SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER OF IVI), OTHER THAN PERSONS DESIGNATED IN THE FORM OF PROXY ACCOMPANYING THIS JOINT PROXY STATEMENT/PROSPECTUS, AS NOMINEE TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER AT THE IVI SHAREHOLDERS MEETING AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED ON THE FORM OF PROXY.

    Proxies given by shareholders for use at the IVI Shareholders Meeting may be revoked at any time prior to their use. A shareholder giving a proxy may revoke the proxy (i) by instrument in writing executed by the shareholder or by his or her attorney authorized in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing, and deposited either at the registered office of IVI (as set forth in this Joint Proxy Statement/Prospectus) at any time up to and including 5:00 p.m. (Toronto time) on the last business day preceding the day of the IVI Shareholders Meeting, or any adjournments or postponements thereof, or with the chairman of the IVI Shareholders Meeting on the day of such meeting or adjournments or postponements thereof, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, (iii) by voting in person at the IVI Shareholders Meeting (although attendance at the IVI Shareholders Meeting will not in and of itself constitute a revocation of a proxy), or (iv) in any other manner permitted by Canadian law.

    The expense of soliciting proxies for the IVI Shareholders Meeting will be paid by IVI, although Checkmate has paid one-half of the cost of filing fees and printing and mailing this Joint Proxy Statement/ Prospectus. In addition to the solicitation of shareholders of record by mail, telephone or personal contact by regular employees of IVI without special compensation or by such agents as IVI may appoint, IVI has contacted brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of IVI Common Shares. Such holders, after inquiry by IVI, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and IVI will reimburse them for the expense of mailing the proxy materials to such persons.

    CHECKMATE. The Checkmate Board of Directors has fixed the close of business on April 14, 1998, as the record date for determining the Checkmate shareholders entitled to receive notice of and to vote at the Checkmate Shareholders Meeting (the "Checkmate Record Date"). Only holders of record of Checkmate Common Stock as of the Checkmate Record Date are entitled to notice of and to vote at the Checkmate

Shareholders Meeting. As of the Checkmate Record Date, there were 5,434,188 shares of Checkmate Common Stock issued and outstanding and held by 358 holders of record. Holders of Checkmate Common Stock are entitled to one vote for each share of Checkmate Common Stock held of record at the close of business on the Checkmate Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Checkmate Common Stock entitled to vote at the Checkmate Shareholders Meeting is necessary to constitute a quorum at the Checkmate Shareholders Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum.

    Proxies in the form enclosed are solicited by Checkmate's Board of Directors. Shares of Checkmate Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR adoption of the Combination Agreement and consummation of the Merger and the other transactions contemplated therein.

    A Checkmate shareholder who has given a proxy may revoke it at any time prior to its exercise at the Checkmate Shareholders Meeting, by (i) giving written notice of revocation to the Secretary of Checkmate, (ii) properly submitting to Checkmate a duly executed proxy bearing a later date, or (iii) voting in person at the Checkmate Shareholders Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Checkmate as follows: Checkmate Electronics, Inc., 1003 Mansell Road, Roswell, Georgia 30076, Attention: Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy statement unless, before the shares are voted, notice of such death or incapacity is filed with Checkmate's Corporate Secretary or other person responsible for tabulating votes on behalf of Checkmate.

    The expense of soliciting proxies for the Checkmate Shareholders Meeting will be paid by Checkmate, although IVI has paid one-half of the cost of filing fees and printing and mailing this Joint Proxy Statement/Prospectus. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, Checkmate has contacted brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Checkmate Common Stock. Such holders, after inquiry by Checkmate, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and Checkmate will reimburse them for the expense of mailing the proxy materials to such persons.

VOTE REQUIRED

    IVI. The Arrangement Resolution must be approved by the affirmative vote of at least two-thirds of the votes cast by the holders of the IVI Common Shares present (in person or by proxy) and entitled to vote at the IVI Shareholders Meeting. Members of the IVI Board of Directors will be elected by a plurality of the votes cast by the holders of IVI Common Shares present (in person or by proxy) and entitled to vote at the IVI Shareholders Meeting. The appointment of Coopers & Lybrand, Chartered Accountants, as independent auditors of IVI must be approved by the affirmative vote of a majority of the votes cast by the holders of IVI Common Shares present (in person or by proxy) and entitled to vote at the IVI Shareholders Meeting. As of the IVI Record Date, IVI directors and executive officers, and its and their affiliates, beneficially owned approximately 18% of the outstanding IVI Common Shares entitled to vote at the IVI Shareholders Meeting. Pursuant to a Shareholders Agreement, Checkmate has the power to vote 16.7% of the outstanding IVI Common Shares in favor of the Arrangement Resolution at the IVI Shareholders Meeting. As of the IVI Record Date, Checkmate and its directors and executive officers, and their affiliates, held no IVI Common Shares. See "The Combination Agreement -- Other Agreements -- Shareholders Agreements."

    CHECKMATE. Adoption of the Combination Agreement and consummation of the Merger and the other transactions contemplated therein requires the presence of a quorum and the affirmative vote of the holders of a majority of the outstanding shares of Checkmate Common Stock entitled to vote thereon at the Checkmate Shareholders Meeting. Both broker non-votes and abstentions will have the effect of a vote against the Merger. As of the Checkmate Record Date, Checkmate directors and executive officers, and its and their affiliates, beneficially owned approximately 22.7% of the outstanding shares of Checkmate Common Stock entitled to vote at the Checkmate Shareholders Meeting. As of the Checkmate Record Date, IVI and its directors and executive officers, and its and their affiliates, did not hold any shares of Checkmate Common Stock. Pursuant to a Shareholders Agreement, IVI has the power to vote approximately 22.0% of the outstanding shares of Checkmate Common Stock in favor of adoption of the Combination Agreement. See "The Combination Agreement -- Other Agreements -- Shareholders Agreements."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

    IVI. For the reasons described below, the Board of Directors of IVI has unanimously adopted the Combination Agreement, believes that the Combination Agreement is in the best interests of IVI and its shareholders, and unanimously recommends that shareholders of IVI vote FOR adoption of the Combination Agreement and the consummation of the Arrangement and the other transactions contemplated in the Combination Agreement. See "The Transaction -- Reasons for the Transaction." Certain members of the Board of Directors of IVI have conflicting interests in the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction" and "The Companies After the Transaction."

    CHECKMATE. For the reasons described below, the Board of Directors of Checkmate has unanimously adopted the Combination Agreement, believes that the Combination Agreement is in the best interests of Checkmate and its shareholders, and unanimously recommends that shareholders of Checkmate vote FOR adoption of the Combination Agreement and the consummation of the Merger and other transactions contemplated in the Combination Agreement. See "The Transaction -- Reasons for the Transaction." Certain members of the Board of Directors of Checkmate have conflicting interests in the Transaction. See "The Transaction -- Interests of Certain Persons in the Transaction" and "The Companies After the Transaction."

AUDITORS

    IVI. Coopers & Lybrand has served as IVI's auditors since 1983. Representatives of Coopers & Lybrand plan to attend the IVI Shareholders Meeting and will be available to answer appropriate questions. Representatives of Coopers & Lybrand will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

    CHECKMATE. Ernst & Young LLP has served as Checkmate's auditors since 1990. Representatives of Ernst & Young LLP plan to attend the Checkmate Shareholders Meeting and will be available to answer appropriate questions. Representatives of Ernst & Young LLP will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

                                THE TRANSACTION

BACKGROUND OF THE TRANSACTION

    In July 1997, L. Barry Thomson, the President and Chief Executive Officer of IVI, and George Whitton, IVI's Chairman of the Board, discussed the possibility of IVI acquiring Checkmate. IVI, through a wholly owned subsidiary, purchased 260,000 shares of Checkmate Common Stock between July 11, 1997, and July 28, 1997, as an initial step toward the acquisition of Checkmate, to provide it with a strong and flexible position in Checkmate and to enable it to recover its expenses if Checkmate entered into, or was subject to, another transaction. On July 29, 1997, Mr. Thomson advised the members of the IVI Board of Directors that management was considering the acquisition of Checkmate, and the Board of Directors supported this initiative.

    J. Stanford Spence, the Chairman of the Board of Checkmate and beneficial owner of approximately 12.0% of the Checkmate Common Stock, met in Dallas, Texas, on July 31, 1997, with Gerard Compain, a director of IVI and Managing Director of Ingenico, to discuss a possible transaction between IVI and Checkmate. Previously, during the second quarter of 1997, Checkmate was involved in discussions with a third party relating to the acquisition of Checkmate by such third party, but such discussions did not progress to any letter of intent or definitive agreement.

    IVI and Robertson Stephens signed an engagement letter in connection with the Transaction on August 28, 1997. Based in part on discussions with Robertson Stephens during August 1997, IVI decided to pursue a business combination with Checkmate. IVI and Robertson Stephens initiated negotiations with Checkmate in meetings between Mr. Thomson, Mr. Spence and representatives of Robertson Stephens at Checkmate's headquarters in Roswell, Georgia on September 4, 1997. At this meeting, IVI and Checkmate decided to pursue a combination of their operations.

    Messrs. Spence and Compain met again on September 8, 1997, in Paris, France, together with Jean-Jacques Poutrel, Chairman of Ingenico, to continue the discussion regarding a transaction between IVI and Checkmate. During the September discussion, Mr. Spence suggested that Checkmate was willing to negotiate a combination with IVI, but also expressed a concern about the low per share price of Checkmate Common Stock and expressed the desire that Checkmate's shareholders not be required (after the proposed IVI-Checkmate transaction) to accept consideration of less than $15 per share for their Checkmate Common Stock. Mr. Spence then first suggested the material terms of the Stockholders Agreement as a means to protect Checkmate shareholders against such a possibility.

    In order to facilitate further discussions, IVI and Checkmate entered into a confidentiality and standstill agreement on September 26, 1997.

    Checkmate and BT Alex. Brown signed an engagement letter in connection with the Transaction on September 29, 1997. Representatives of BT Alex. Brown met with Messrs. Spence and Thomson on October 6, 1997, in Philadelphia, Pennsylvania, to discuss the proposed transaction.

    On October 17, 1997, Mr. Thomson met with Jean-Jacques Poutrel and Mr. Gerard Compain of Ingenico in Paris, France, to advise them of the status of the negotiations with Checkmate.

    As part of the negotiations over exchange ratios to be used in the Transaction, Peter H. Henry (Vice President, Finance and Administration of IVI), Mr. Thomson, Gregory A. Lewis (President and Chief Operating Officer of Checkmate), John J. Neubert (Chief Financial Officer of Checkmate) and representatives of Robertson Stephens and BT Alex. Brown met in New York, New York, on October 29, 1997, to discuss each company's financial statements, business strategies and plans.

    At a meeting of the IVI Board of Directors held on October 30, 1997, Mr. Thomson reported on the progress of the negotiations with Checkmate.

    IVI prepared and delivered a draft of certain principal terms of the proposed transaction reflecting the discussions of October 29, 1997, to Checkmate on November 3, 1997. Included in the draft was a proposed exchange ratio of 1.2 IVI Common Shares for each share of Checkmate Common Stock (on a fully diluted basis).

    Preliminary telephonic discussions regarding the exchange ratios to be used in the Transaction took place on November 5, 1997, and November 12, 1997, between representatives of Robertson Stephens and BT Alex. Brown, and on November 17, 18 and 19, 1997, Messrs. Henry and Thomson and a representative of Coopers & Lybrand met with Messrs. Lewis and Neubert and Mr. Brian Lane (Vice President of Finance of Checkmate) in Roswell, Georgia to conduct due diligence on Checkmate.

    On November 21, 1997, Messrs. Spence, Thomson and Whitton met in Austin, Texas, to discuss further the proposed exchange ratios. It was decided at that meeting to attempt to negotiate a transaction whereby Checkmate shareholders would receive approximately 43% of the Company and IVI shareholders would receive approximately 57% of the Company on a fully-diluted treasury stock method basis, resulting in the Checkmate Exchange Ratio of 1.2775 shares of Company Common Stock for each issued and outstanding share of Checkmate Common Stock and the IVI Exchange Ratio of one share of Company Common Stock for each outstanding IVI Common Share. The difference in the number of shares of Checkmate Common Stock outstanding and IVI Common Shares outstanding and the 57% and 43% equity ownership of the combined Company by IVI shareholders and Checkmate shareholders after giving effect to the Transaction, respectively, account for the difference in the IVI Exchange Ratio and the Checkmate Exchange Ratio. In addition, Messrs. Spence, Thomson and Whitton agreed that, with respect to the post-closing management structure of the Company, Mr. Spence would be Chairman of the Board of the Company, Mr. Whitton would be Vice Chairman of the Board, Mr. Thomson would be the President and Chief Executive Officer of the Company and Mr. Lewis would run the Company's U.S. subsidiary as President and Chief Operating Officer. See "The Companies After the Transaction -- Management." Certain principal terms of the proposed transaction were set out in a term sheet dated November 24, 1997.

    On December 3, 1997, representatives of BT Alex. Brown met with Messrs. Spence, Lewis and Neubert to discuss further the proposed transaction and to deliver the results of BT Alex. Brown's preliminary analysis of the proposed transaction.

    On December 10, 1997, Messrs. Thomson and Whitton presented the principal terms of the proposed transaction to Messrs. Poutrel and Compain in Paris, France. Later on December 10, 1997, and also on December 11, 1997, Mr. Spence joined Messrs. Whitton, Thomson, Poutrel and Compain in Paris. During the discussions on such dates, Messrs. Poutrel and Compain indicated that Ingenico would support the Transaction provided that IVI's obligations with respect to the Alliance under the Ingenico Agreements with Ingenico were assumed by the combined company. See "The Transaction -- Interests of Certain Persons in the Transaction."

    On December 16, 1997, Mr. Henry and representatives of Robertson Stephens met with Messrs. Lewis, Neubert and Lane and a representative of BT Alex. Brown in Roswell, Georgia to conduct further due diligence on Checkmate. The following day, the same group other than Mr. Lewis (with the addition of Mr. Thomson) convened in Toronto, Ontario to proceed with due diligence efforts relating to IVI.

    During December 1997, IVI and Checkmate, together with their legal, accounting and financial advisors, engaged in negotiations concerning the structure of the Transaction and the tax, pooling and securities implications of the Transaction and the definitive terms of the Combination Agreement. As part of those negotiations, Mr. Spence agreed that his support as a shareholder would not be conditional upon the execution of the Stockholders Agreement if IVI and Checkmate agreed to cause certain measures that would discourage unsolicited takeover attempts (the "Defensive Measures"), to be adopted as of the Effective Time by the Company.

    On December 22, 1997, the Board of Directors of IVI held a meeting to discuss the Transaction and a draft form of the Combination Agreement. Also in attendance were Mr. Peter Henry and representatives of Robertson Stephens, IVI's Canadian and U.S. legal counsel and a representative of Coopers & Lybrand. At this meeting, Robertson Stephens indicated to the IVI Board of Directors that it expected to be in a position to deliver an opinion, as of the date of IVI entering into a definitive agreement, that the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) was fair from a financial point of view to IVI. The IVI Board of Directors unanimously approved the Transaction and the draft form of Combination Agreement, with the two nominees of Ingenico on the Board of Directors of IVI abstaining.

    On December 22, 1997, the Board of Directors of Checkmate also held a meeting to discuss the Transaction and a draft form of the Combination Agreement. Also in attendance were representatives of BT Alex. Brown and Checkmate's legal counsel. The Checkmate Board of Directors approved the Transaction and the draft form of Combination Agreement (subject to final negotiation) at such meeting. The Checkmate Board also approved amending the Checkmate Rights Agreement such that the Transaction does not trigger a distribution of "rights" thereunder and such that the Checkmate Rights Agreement would terminate upon the consummation of the proposed transaction. See "--Termination of Checkmate Rights Plan."

    On December 23, 1997, drafts of the Combination Agreement and exhibits thereto were forwarded to Ingenico and its legal representatives for review. On January 8, 1998, Messrs. Poutrel, Compain, Spence, Thomson and Whitton, and representatives of the legal advisors to Ingenico, Checkmate and IVI, participated in a telephonic conference to discuss the Transaction and to consider further the assumption of the Ingenico Agreements by the Company in connection with the Transaction. In general, Ingenico expressed its strong desire to have the same rights vis-a-vis the Company that it then currently enjoyed vis-a-vis IVI and its strong desire that the Company not adopt the Defensive Measures. During such call, Messrs. Spence, Thomson, Whitton, Poutrel and Compain agreed that the execution of the Stockholders Agreement would be pursued in lieu of the Defensive Measures.

    From December 23, 1997, until January 11, 1998, IVI and Checkmate continued to negotiate and finalize the Combination Agreement and related documentation. On January 12, 1998, in a telephonic meeting, the Board of Directors of IVI unanimously approved the Transaction and the Combination Agreement.

    On January 12, 1998, the Board of Directors of Checkmate unanimously approved and ratified the Transaction and the Combination Agreement in a written consent action.

    On January 13, 1998, Messrs. Spence, Thomson, Whitton and Compain, and representatives of the legal advisors to Ingenico, Checkmate and IVI, participated in a telephonic conference to discuss the Stockholders Agreement and reached agreement on all material issues. For a discussion of the final terms of the Stockholders Agreement, see "The Transaction--Interest of Certain Persons in the Transaction-- Stockholders Agreement."

    On the morning of January 16, 1998, the Board of Directors of Checkmate held a telephonic meeting with their legal advisors and representatives of BT Alex. Brown and approved the Transaction and the Combination Agreement in its final form. IVI and Checkmate entered into the Combination Agreement before opening of business on January 16, 1998.

    With the execution of the Combination Agreement, the reasons for IVI to hold Checkmate Common Stock no longer applied and such shares have been sold in open market transactions.

REASONS FOR THE TRANSACTION

    JOINT REASONS FOR THE TRANSACTION

    IVI and Checkmate believe that the combination of the two companies will allow them to combine their individual resources to enhance their ability to compete in the market for payment automation solutions. The combined companies expect to benefit from more effectively utilizing each company's respective strengths, including IVI's Canadian presence, Checkmate's U.S. presence, and each company's distinct product lines and from anticipated ongoing cost savings and efficiencies in operations following the

Transaction which are expected to result primarily from the combination of IVI's and Checkmate's U.S. operations and the consequent reduction in U.S. personnel.

    IVI'S REASONS FOR THE TRANSACTION

    Based on the evaluation by the Board of Directors of IVI, which was conducted with the assistance of outside financial and legal advisors, the Board of Directors of IVI believes that the Transaction is in the best interests of IVI and its shareholders. The IVI Board considered the following material factors in reaching its decision:

        (a) the respective businesses, financial condition, results of operations, management teams and business prospects of IVI and Checkmate before and after giving effect to the Transaction, and the potential savings inherent in eliminating redundant operations and administrative overhead by closing IVI's Boulder, Colorado facility and consolidating the administrative operations of the two companies (see "The Companies After the Transaction -- Plans and Proposals");

        (b) the complementary products, markets and strategic outlooks of the two companies;

        (c) the Board's belief that this strategic combination will result in a larger combined company which will be more competitive on a North American and international basis, and will be in a stronger position than IVI operating independently in a competitive industry undergoing consolidation to deal with suppliers, customers and distributors;

        (d) the fact that the Company will offer a broader product line which the Board believes will enhance the Company's ability to compete with other companies in its industry;

        (e) the Board's belief that the Company will benefit from the sharing of technological knowledge between IVI and Checkmate;

        (f) the current and historical market prices, volatility and trading information of the stock of the two companies, the consideration to be paid to Checkmate shareholders, including any premium represented by that consideration, and the possible dilution to IVI shareholders resulting from the Transaction;

        (g) the anticipated accounting and Canadian/U.S. tax treatment of the Transaction;

        (h) IVI's and Checkmate's per share earnings (loss) before interest and taxes and certain other important financial measurements;

        (i) the terms of the Combination Agreement, including the parties' mutual representations, warranties and covenants, and the conditions to the respective obligations, including the accounting for the Transaction as a pooling-of-interests under U.S. GAAP and the fact that, if the Transaction is not consummated for certain reasons, IVI may have an obligation to reimburse Checkmate for expenses;

        (j) the financial analysis and written opinion of Robertson Stephens dated January 15, 1998, to the Board of Directors of IVI that, as of such date and based on the matters described therein, the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) is fair to IVI, from a financial point of view. See "The Transaction -- Opinions of Financial Advisors -- Robertson Stephens Opinion;"

        (k) after consummation of the Transaction, the Company Common Stock will have a significantly larger market float and greater liquidity than the IVI Common Shares;

        (l) the fact that the Exchangeable Shares provide a holder with a security of a Canadian issuer having economic and voting rights which are, as nearly as practicable, equivalent to those of a share of Company Common Stock and the fact that the Exchangeable Shares generally may be received on a tax deferred rollover basis and will not constitute "foreign property" under the Canadian Tax Act (as defined below). See "Material Income Tax Considerations to IVI Shareholders;"

        (m) the need to build upon the foundation laid with the acquisition of Soricon Corporation in 1994 to increase IVI's penetration into the U.S. market where opportunities for growth are greater than in the Canadian market; and

        (n) the risk that the potential benefits set forth above may not be realized;

        (o) the risk that there may be unexpected costs associated with realizing such benefits;

        (p) the risk that the integration of the operations of the two companies may not be successfully completed in a timely or cost-effective manner; and

        (q) the potential adverse effects of the reduction in the number of qualified employees due to the Transaction. See "Risk Factors."

    The Board of Directors of IVI did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in making its determination to enter into the Combination Agreement. See "The Companies After the Transaction -- Plans and Proposals."

    CHECKMATE'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE CHECKMATE
     BOARD OF DIRECTORS

    The Board of Directors of Checkmate has reviewed and evaluated the proposed Transaction and has concluded that the Transaction is fair to, and in the best interests of, Checkmate and its shareholders and has unanimously approved the Combination Agreement and the Transaction. The evaluation by the Board of Directors of Checkmate was conducted with the assistance of outside financial and legal advisors. In reaching its decision, the Board considered the following material factors:

        (a) the Board's belief that the Transaction (i) will provide Checkmate a larger market in North America for distribution of its products, and potential international distribution through Ingenico; (ii) will enhance Checkmate's engineering and product development efforts, which is critical in the market for payment automation equipment because the primary source of revenues in such market is in the initial sale of equipment to customers; and (iii) will provide a broader, deeper and more experienced management team;

        (b) the Checkmate Board's belief that the combined company should (i) be able to offer a broader product line than Checkmate alone would be able to offer; (ii) have enhanced bargaining strength in dealing with its suppliers, customers, distributors and software licensors; (iii) benefit from sharing technical knowledge between Checkmate and IVI; and (iv) be able to reallocate its resources to areas with greater potential for revenue growth as a result of reductions in personnel costs, facility costs and other costs resulting from the consolidation of the operations of the two companies;

        (c) IVI's and Checkmate's respective businesses, assets, technology, management, competitive position and prospects and current conditions and trends in the markets and industries in which they operate;

        (d) Checkmate's prospects as an independent entity;

        (e) the financial condition, results of operations and businesses of IVI and Checkmate before and after giving effect to the Transaction;

        (f) current market conditions and historical market prices, volatility and trading information with respect to the IVI Common Shares and the shares of Checkmate Common Stock;

        (g) the market value of the IVI Common Shares and the shares of Checkmate Common Stock and both companies' per share earnings (loss) before interest and taxes and certain other important financial measurements;

        (h) a comparison of selected acquisition transactions within the computer peripheral manufacturing sector (See "The Transaction -- Opinions of Financial Advisors");

        (i) the terms of the Combination Agreement, including the parties' mutual representations, warranties and covenants, the conditions to their respective obligations and the accounting for the Transaction as a pooling-of-interests under U.S. GAAP;

        (j) the oral advice and written opinion of BT Alex. Brown as to the fairness, from a financial point of view, of the Checkmate Exchange Ratio to Checkmate's shareholders;

        (k) the risk that the potential benefits set forth above may not be realized;

        (l) the risk that there may be higher than expected costs associated with realizing such benefits;

        (m) the risk that the integration of the operations of the two companies may not be successfully completed in a timely and cost-effective manner; and

        (n) the potential adverse effects of the reduction in the number of qualified employees due to the Transaction. See "Risk Factors."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    THE IVI BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO AND IN THE BEST INTEREST OF IVI AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT THE IVI SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    THE CHECKMATE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO AND IN THE BEST INTEREST OF CHECKMATE AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT THE CHECKMATE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    CERTAIN MEMBERS OF THE BOARDS OF DIRECTORS OF IVI AND CHECKMATE HAVE CONFLICTING INTERESTS IN THE TRANSACTION. SEE "THE TRANSACTION -- INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION" AND "THE COMPANIES AFTER THE TRANSACTION."

OPINIONS OF FINANCIAL ADVISORS

    ROBERTSON STEPHENS OPINION. On August 28, 1997, IVI engaged Robertson Stephens to act as IVI's financial advisor in connection with the Transaction and entered into a letter agreement in connection therewith (the "Robertson Stephens Engagement Letter"). IVI retained Robertson Stephens to provide financial advisory and investment banking services in connection with a possible acquisition of or business combination involving Checkmate, and to render an opinion as to the fairness from a financial point of view of the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) in such a business combination.

    At the January 12, 1998, special meeting of IVI's Board of Directors, Robertson Stephens presented its financial analysis of the proposed combination to IVI's Board of Directors and indicated that it expected to be in a position to deliver its opinion, which written opinion it did deliver as of January 15, 1998, that, as of the date of its opinion and based on the assumptions made, matters considered and limits of review set forth therein, the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) was fair to IVI from a financial point of view. Robertson Stephens did not recommend to IVI's Board of Directors that any specific exchange ratio should constitute the Checkmate Exchange Ratio. In furnishing its opinion, Robertson Stephens was not engaged as an agent or fiduciary of IVI's shareholders or any other person. No limitations were imposed by IVI's Board of Directors on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion.

    THE FULL TEXT OF ROBERTSON STEPHENS'S OPINION DATED JANUARY 15, 1998 (THE "ROBERTSON STEPHENS OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX F AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF IVI ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE ROBERTSON STEPHENS OPINION IS DIRECTED TO IVI'S BOARD OF DIRECTORS AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF IVI COMMON SHARES AS TO HOW SUCH HOLDER SHOULD VOTE ON THE TRANSACTION. THE ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE TRANSACTION OR THE UNDERLYING BUSINESS DECISION OF IVI'S BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE TRANSACTION. ROBERTSON STEPHENS WAS NOT ASKED TO, AND DID NOT, RECOMMEND THE SPECIFIC CONSIDERATION PAYABLE IN THE TRANSACTION, WHICH WAS DETERMINED THROUGH NEGOTIATION BETWEEN IVI AND CHECKMATE. THE SUMMARY OF THE ROBERTSON STEPHENS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ROBERTSON STEPHENS OPINION.

    SUMMARY OF THE ANALYSES. In connection with the preparation of the Robertson Stephens Opinion, Robertson Stephens, among other things: (i) reviewed financial information on Checkmate and IVI furnished to Robertson Stephens by IVI, including certain internal financial analyses and forecasts prepared by the management of IVI and Checkmate, respectively; (ii) reviewed publicly available information relating to IVI and Checkmate, including their respective stock price and trading histories; (iii) held discussions with the managements of IVI and Checkmate concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including certain information provided by the management of IVI concerning potential cost savings in connection with the Transaction; (iv) reviewed the Combination Agreement; (v) reviewed the exchange ratio implied by historical stock prices of the two companies; (vi) reviewed the valuations of publicly traded companies that Robertson Stephens deemed comparable to Checkmate; (vii) prepared discounted cash flow analyses of Checkmate; (viii) compared the financial terms of the Transaction with those for other transactions that Robertson Stephens deemed relevant; (ix) prepared pro-forma merger analyses for the Transaction; (x) prepared a relative contribution analysis for IVI and Checkmate; and (xi) made such other studies and inquiries, and reviewed such other data, as Robertson Stephens deemed relevant.

    In connection with rendering the Robertson Stephens Opinion, Robertson Stephens has assumed and relied upon, without independent verification, the accuracy and completeness of all publicly available information that it has reviewed and all other information furnished (or made available) to Robertson Stephens by or on behalf of IVI or otherwise used by Robertson Stephens in connection with the Robertson Stephens Opinion. Furthermore, Robertson Stephens did not obtain any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of IVI or Checkmate or of any of their subsidiaries, nor was it furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of IVI and Checkmate that Robertson Stephens reviewed, it has assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, and reflect the best available estimates and judgments of IVI's management and that such projections and forecasts will be realized in the amounts and in the time periods then estimated by the management of IVI. Robertson Stephens has also relied upon the estimates by IVI's management of the anticipated cost savings to be derived from the Transaction. Further, Robertson Stephens has assumed that the historical financial statements of IVI and Checkmate that it has reviewed have been prepared in accordance with Canadian and U.S. GAAP, respectively. Robertson Stephens has also assumed that the Transaction will be consummated upon the terms set forth in the Combination Agreement without material alteration thereof and that the Merger will qualify as a tax-free reorganization and will be accounted for as a pooling-of-interests in accordance with U.S. GAAP. Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

    The Robertson Stephens Opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of January 15, 1998. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens Opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Robertson Stephens Opinion which may come or be brought to Robertson Stephens' attention after the date of the Robertson Stephens Opinion. The Robertson Stephens Opinion is limited to the fairness from a financial point of view to IVI of the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio). Finally Robertson Stephens does not express any opinion as to the value of any employee agreements or arrangements entered into in connection with the Combination Agreement or the Transaction, nor does it express any opinion as to the price at which the shares of the Company Common Stock that are to be issued pursuant to the Transaction will be traded in the future.

    Certain internal financial analyses and projections prepared by the management of IVI and Checkmate referred to herein were provided to each of the counterparties and the financial advisors as information for consideration in conducting their financial analyses of the Transaction. The financial analyses and projections were prepared by IVI and Checkmate for internal budgeting and planning purposes only, not with a view to public disclosure or compliance with the laws, regulations and professional standards regarding projections, and are referred to herein solely because they were provided to the respective counterparties and financial advisors. In addition, the projections are forward-looking statements that were based upon a number of assumptions that are subject to significant uncertainties and contingencies, including but not limited to those set forth in "Risk Factors" herein; consequently, the projections may differ materially from actual future results. The inclusion of the projections in this Joint Proxy Statement/Prospectus should not be interpreted as an indication that IVI, Checkmate, the Company, the respective financial advisors or any other person considers such projections to have meaningful predictive value. None of IVI, Checkmate or the Company, nor their respective financial advisors, directors, officers, independent auditors or attorneys, assumes any responsibility for the accuracy or completeness of such financial analyses and projections.

    The internal projections prepared by IVI management and by Checkmate management for 1997, which were provided to the counterparties and the financial advisors for use in their financial analyses, did not differ in any material respects from the consensus Street estimates. The initial IVI management projections for 1998 and 1999 which were provided to Checkmate and to each of the financial advisors were subsequently revised by IVI. The revised IVI management projections were only provided to Robertson Stephens for use in its financial analyses. BT Alex. Brown was provided and considered the initial internal projections prepared by IVI management in the performance of its financial analyses. The revised IVI management projections for 1998 and 1999 used by Robertson Stephens in performing its financial analyses did not differ in any material respects from the consensus Street estimates. The IVI management estimates considered by BT Alex. Brown for 1998 and 1999 differed from the consensus Street estimates and included estimated revenues of $62.7 million and $74.1 million and earnings per share (adjusted using a 38% effective tax rate) of $0.41 and $0.59 compared to consensus Street estimates of $59.6 million and $70.7 million and $0.29 and $0.43, respectively. The internal projections prepared by Checkmate management for 1998 and 1999 differed from the consensus Street estimates and included estimated revenues of $50 million and $65 million and earnings per share of $0.75 and $1.12 compared to consensus Street estimates of $39.9 million and $52.3 million and $0.35 and $0.73, respectively.

    The following is a summary of the material analyses performed by Robertson Stephens in arriving at the Robertson Stephens Opinion, but does not purport to be a complete description of the analyses performed by Robertson Stephens.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information (including estimates by publicly available third party sources), Robertson Stephens applied certain financial data and multiples of income statement parameters accorded to the following companies in the automatic transaction processing, auto identification and data collection industries: Axiohm Transaction Solutions Inc., Hypercom Corp., Metrologic Instruments Inc., Micros Systems Inc., Percon Inc., PSC Inc., Symbol Technologies, Telxon Corp., and

Transact Technologies (collectively, the "Comparable Companies") for the calendar years ended December 31, 1996, 1997 and 1998 to the analogous income statement parameters of Checkmate, based on IVI management's direction, in the case of 1998 results, to rely on publicly available Wall Street estimates. Multiples compared included: total capitalization (calculated as market capitalization less cash and cash equivalents, plus total debt) to revenue, total capitalization to operating income and market capitalization to net income. Robertson Stephens then applied a 20% to 40% change of control premium to the results of the analysis described above to derive the implied acquisition valuation. Robertson Stephens arrived at such change of control premiums based on its review of the premiums paid in merger and acquisition transactions in 1997.

    Based on total capitalization to revenue multiples for the above years (using data that was publicly available for all of the Comparable Companies, except for two Comparable Companies with respect to 1998), Checkmate's implied acquisition value ranged from $43.5 million to $133.9 million; based on total capitalization to operating income multiples for the above years (using data that was publicly available for all of the Comparable Companies, except for two Comparable Companies with respect to 1998), Checkmate's implied acquisition value ranged from $27.0 million to $129.3 million; and based on market capitalization to net income multiples for the above years (using data that was publicly available for all of the Comparable Companies), Checkmate's implied acquisition value ranged from $24.0 million to $95.7 million, in each case compared to the proposed transaction value of $48.6 million (based on IVI's closing price of $6.94 on January 9, 1998).

    COMPARABLE TRANSACTION ANALYSIS. Robertson Stephens analyzed publicly available information for selected pending or completed mergers and acquisitions involving companies in the automatic transaction processing, auto identification and data collection industries (the "Comparable Transactions"). In examining these transactions, Robertson Stephens analyzed certain financial parameters of the acquired company relative to the consideration offered. Financial indicators compared included consideration offered plus net debt assumed ("total consideration") to the latest 12 months' revenue, premiums paid to market price one day prior to announcement, and premiums paid to market one month prior to announcement. The Comparable Transactions and their respective announcement dates were: DH Technology Inc./Axiohm SA (July 15, 1997), VeriFone Inc./Hewlett-Packard Co. (April 23, 1997), Measurex Corporation/Honeywell Inc. (January 27, 1997), GENSAR Holdings Inc./First USA Paymentech Inc. (July 22,
1996), Computer Identics Corp./Robotic Vision Systems (June 11, 1996), Data Capture Group (Spectra-Physics AB)/PSC Inc. (May 21, 1996), RJS Inc. (IDM Technologies)/Eltron International (March 1, 1996), Isys Controls, Inc./Cognex Corp. (February 8, 1996), ID Matrix Inc./Robotic Vision Systems, Inc. (October 20, 1995), Acumen (ATS Automation Tooling)/Cognex Corp. (July 12, 1995), Recognition International/BancTec, Inc. (May 19, 1995), DataCard Corp. (Seedamm)/Gemplus Card International (May 11, 1995), Acuity Imaging, Inc./Robotic Vision Systems (February 1, 1995) and United Barcode Industries/Charter Development Capital Unlimited (January 25, 1995).

    Based on total consideration to the latest 12 months' revenue multiples of the Comparable Transactions (using data that was publicly available for twelve of the Comparable Transactions), Checkmate's implied acquisition value ranged from $54.7 million to $87.6 million; based on the premium to the share price four weeks prior to announcement (using data that was publicly available for five of the Comparable Transactions), Checkmate's implied acquisition value ranged from $49.5 million to $59.6 million; based on the premium to the share price one day prior to announcement (using data that was publicly available for five of the Comparable Transactions), Checkmate's implied acquisition value ranged from $62.8 million to $68.5 million, in each case compared to the proposed transaction value of $48.6 million (based on IVI's closing price of $6.94 on January 9, 1998).

    While Robertson Stephens selected the Comparable Companies and the Comparable Transactions based on the similarities in markets served and businesses conducted, no company, transaction or business compared in the Comparable Company Analysis or the Comparable Transaction Analysis is identical to IVI or the Transaction. Accordingly, an analysis of the results of the foregoing is not simply mathematical;

rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies or Comparable Transactions to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Robertson Stephens performed certain discounted cash flow analyses to estimate the present value of Checkmate's stand-alone, unlevered after-tax cash flows based on financial projections approved by IVI management for 1998 through 2002. Robertson Stephens first discounted the projected, unlevered after-tax cash flows through December 31, 2002, using a range of discount rates from 11% to 15%. Robertson Stephens then added to the present value of the cash flows the terminal value of Checkmate in the fiscal year ending December 31, 2002, discounted back at the same discount rates. The terminal value was computed by multiplying Checkmate's projected operating income in the fiscal year ending December 31, 2002 by terminal multiples ranging from 7.0x to 9.0x. The discounted cash flow valuation indicated implied equity valuations from $41.7 million to $61.0 million, compared to the transaction value of $48.6 million (based on IVI's closing price of $6.94 on January 9, 1998). Robertson Stephens arrived at such discount rates based on its judgment of the weighted average cost of capital of the Comparable Companies.

    PRO FORMA EARNINGS ANALYSIS. Robertson Stephens analyzed the pro forma earnings per share of the combined company based on the Checkmate Exchange Ratio, on IVI management financial estimates for IVI for the calendar years ended December 31, 1998 and 1999 and, at IVI management's direction, on publicly available Wall Street estimates for Checkmate 1998 results and on financial projections approved by IVI management for Checkmate 1999 results, before certain potential pre-tax cost savings and other synergies for 1998 and 1999 (excluding non recurring transaction costs). Such analysis indicated that, absent incremental potential pre-tax cost savings and other synergies, the Transaction would be dilutive by approximately 18.1% and 13.8% in 1998 and 1999, respectively. In addition, Robertson Stephens performed sensitivity analysis of the effect of assuming incremental pre-tax cost savings and synergies ranging to $3.0 million. This analysis indicated that after giving effect to such potential savings and synergies, the Transaction would range as high as accretive by approximately 7% and 3% in 1998 and 1999, respectively. The actual results achieved by IVI, Checkmate and the Company may vary from estimated results and such variations may be material.

    STOCK PRICE, TRADING AND EXCHANGE RATIO ANALYSIS. Robertson Stephens reviewed the trading activity of Checkmate Common Stock and IVI Common Shares since January 9, 1997, in each case as compared to the Russell 2000 and the S&P
400. Robertson Stephens noted that over this period, IVI had outperformed, and Checkmate had underperformed, the Russell 2000 and the S&P 400. Robertson Stephens also performed an analysis of exchange ratios derived from Checkmate Common Stock and IVI Common Share historical prices. Since January 9, 1997, the one day, three-month, six-month, and twelve-month exchange ratios averaged 1.144, .972, 1.139, and 1.770, respectively. This information was presented to IVI's Board of Directors to provide background information regarding the per share price of IVI Common Shares and Checkmate Common Stock over the indicated period.

    CONTRIBUTION ANALYSIS. Robertson Stephens compared the contribution of IVI and Checkmate to the estimates of pro forma combined revenue, gross profit, and operating income for the combined company. Financial performance for IVI was based on IVI management estimates for the calendar years ended December 31, 1998 and 1999 and financial performance for Checkmate for such periods was, at IVI management's direction, based on publicly available Wall Street estimates in the case of 1998 and on financial projections approved by IVI management for 1999. For such periods, Robertson Stephens noted that Checkmate would contribute approximately 39% and 40% of revenue, 43% and 44% of gross profit and 39% and 43% of operating income, respectively. Giving consideration to IVI's and Checkmate's net cash amounts, Robertson Stephens noted that this data implied equity ownership of the combined company by Checkmate's shareholders of approximately 39% and 40%, 43% and 44%, and 39% and 43%, respectively, in each case as compared to the equity ownership of the combined company by Checkmate's shareholders in the proposed Transaction of approximately 43%. The actual results of IVI, Checkmate and the Company may vary from estimated results and such variations may be material.

    While the foregoing summary describes all material analyses and factors that Robertson Stephens considered in rendering its opinion, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Robertson Stephens Opinion. For example, certain of the analyses described above, including the comparable transaction analysis, the pre-synergy pro forma earnings analysis and certain of the contribution analyses, indicated implied acquisition value ranges below the proposed transaction value. Several analytical methodologies were employed by Robertson Stephens and no one method of analysis should be regarded as critical to the overall conclusion by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on the application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone on any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of IVI and Checkmate. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold in the future, and such estimates are inherently subject to uncertainty.

    IVI engaged Robertson Stephens pursuant to the Robertson Stephens Engagement Letter based on Robertson Stephens's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. The Robertson Stephens Engagement Letter provides that, for its services, Robertson Stephens is entitled to receive, contingent upon consummation of the Transaction, a fee of $1,000,000, 20% of which was due and payable to Robertson Stephens upon delivery of its fairness opinion to the IVI Board of Directors. The remainder of the Robertson Stephens fee is due and payable upon the consummation of the Transaction. IVI has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses (not to exceed $50,000), and to hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to IVI. The terms of the fee arrangement with Robertson Stephens, which IVI and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between IVI and Robertson Stephens, and the IVI Board of Directors was aware of such fee arrangements.

    Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of business and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Robertson Stephens may actively trade the equity of IVI and Checkmate for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    OPINION OF BT ALEX. BROWN. Checkmate retained BT Alex. Brown on September 29, 1997, to act as Checkmate's financial advisor in connection with the Transaction, solely for the purpose of rendering its opinion to the Checkmate Board of Directors (the "Checkmate Board") as to the fairness, from a financial point of view, of the Checkmate Exchange Ratio to Checkmate's shareholders.

    At the January 16, 1998, meeting of the Checkmate Board, representatives of BT Alex. Brown made a presentation with respect to the Transaction and rendered its oral opinion to the Checkmate Board, subsequently confirmed in writing, that as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Checkmate Exchange Ratio was fair, from a financial point of view, to Checkmate's shareholders. No limitations were imposed by the Checkmate Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

    The full text of BT Alex. Brown's written opinion dated January 16, 1998 (the "BT Alex. Brown Opinion"), which sets forth among other things, assumptions made, matters considered, limitations on the review undertaken and procedures followed by BT Alex. Brown, is attached hereto as Annex G and is incorporated herein by reference. CHECKMATE URGES ITS SHAREHOLDERS TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION IS DIRECTED TO THE CHECKMATE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE CHECKMATE EXCHANGE RATIO TO CHECKMATE'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHECKMATE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE CHECKMATE SHAREHOLDERS MEETING. The BT Alex. Brown Opinion was rendered to the Checkmate Board for its consideration in determining whether to approve the Combination Agreement and the Transaction. Management of Checkmate and IVI determined the final consideration to be paid by agreeing on the relative ownership of the Company, and BT Alex. Brown was not asked to, and did not, recommend the specific consideration payable in the Transaction. The discussion of the BT Alex. Brown Opinion in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the BT Alex. Brown Opinion.

    In connection with the BT Alex. Brown Opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning Checkmate and IVI and certain internal analyses and other information furnished to it by Checkmate and IVI. BT Alex. Brown also held discussions with the members of the senior management of Checkmate and IVI regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the Checkmate Common Stock and the IVI Common Shares, (ii) compared certain financial and stock market information for Checkmate and IVI with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations, (iv) reviewed the terms of the Combination Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In conducting its review and arriving at its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections and other information relating to the prospects of Checkmate and IVI provided to BT Alex. Brown by each company, BT Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the management of the respective companies and of the combined entity. The financial projections of Checkmate and IVI that were provided to BT Alex. Brown were utilized and relied upon by BT Alex. Brown in the analyses summarized below; however, BT Alex. Brown relied more on publicly available Street estimates than management projections for both companies in its analyses at the Transaction and the preparation of the BT Alex. Brown Opinion. BT Alex. Brown assumed, with the consent of Checkmate, that the Transaction would qualify for pooling-of-interests accounting treatment and that the Merger would qualify as a tax-free transaction for the Checkmate shareholders. BT Alex. Brown did not make an independent evaluation or appraisal of the assets of IVI and Checkmate, nor has BT Alex. Brown been furnished with any such evaluations or appraisals. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

    Certain internal financial analyses and projections prepared by the management of IVI and Checkmate referred to herein were provided to each of the counterparties and the financial advisors as information for consideration in conducting their financial analyses of the Transaction. The financial analyses and projections were prepared by IVI and Checkmate for internal budgeting and planning purposes only, not with a view to public disclosure or compliance with the laws, regulations and professional standards regarding projections, and are referred to herein solely because they were provided to the respective counterparties and financial advisors. In addition, the projections are forward-looking statements that were based upon a number of assumptions that are subject to significant uncertainties and contingencies, including but not limited to those set forth in "Risk Factors" herein; consequently, the projections may differ materially from actual future results. The inclusion of the projections in this Joint Proxy Statement/Prospectus should not be interpreted as an indication that IVI, Checkmate, the Company, the respective financial advisors or any other person considers such projections to have meaningful predictive value. None of IVI, Checkmate or the Company, nor their respective financial advisors, directors, officers, independent auditors or attorneys, assumes any responsibility for the accuracy or completeness of such financial analyses and projections.

    The internal projections prepared by IVI management and by Checkmate management for 1997, which were provided to the counterparties and the financial advisors for use in their financial analyses, did not differ in any material respects from the consensus Street estimates. The initial IVI management projections for 1998 and 1999 which were provided to Checkmate and to each of the financial advisors were subsequently revised by IVI. The revised IVI management projections were only provided to Robertson Stephens for use in its financial analyses. BT Alex. Brown has provided and considered the initial internal projections prepared by IVI management in the performance of its financial analyses. The revised IVI management projections used for 1998 and 1999 by Robertson Stephens in performing its financial analyses did not differ in any material respects from the consensus Street estimates. The IVI management estimates considered by BT Alex. Brown for 1998 and 1999 differed from the consensus Street estimates and included estimated revenues of $62.7 million and $74.1 million and earnings per share (adjusted using a 38% effective tax rate) of $0.41 and $0.59 compared to consensus Street estimates of $59.6 million and $70.7 million and $0.29 and $0.43, respectively. The internal projections prepared by Checkmate management for 1998 and 1999 differed from the consensus Street estimates and included estimated revenues of $50 million and $65 million and earnings per share of $0.75 and $1.12 compared to consensus Street estimates of $39.9 million and $52.5 million and $0.35 and $0.73, respectively.

    In arriving at its opinion, BT Alex. Brown was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Checkmate or any of its assets, or any strategic business combination involving Checkmate.

    The following is a summary of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion.

    ANALYSIS OF SELECTED PUBLIC COMPANIES. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies in the computer peripheral manufacturing industry. BT Alex. Brown compared certain financial and stock market information for Checkmate with similar information for the following selected publicly held companies: Checkpoint Systems Inc., GTECH Holdings Corp., Hypercom Corp., IVI, Kronos Incorporated, Micros Systems Inc., Symbol Technologies Inc., and Telxon Corporation (collectively, the "Selected Companies"). BT Alex. Brown calculated equity market values relative to each company's net income for the latest reported twelve month period as derived from publicly available information and relative to estimated earnings per share ("EPS") for calendar years 1997 and 1998 (IVI's EPS projections are averages of estimated EPS reported by the research departments of CIBC Wood Gundy, Credifinance Securities and Van Kasper & Co. and have been taxed using a 38% tax rate). BT Alex. Brown also
calculated adjusted market values (equity market value, plus debt, less cash and equivalents ("Adjusted Value")) relative to each company's revenues for the latest reported twelve month period as derived from publicly available information and as estimated for calendar year 1998 by various research analysts' reports and relative to earnings before interest and taxes ("EBIT") for the latest reported twelve month period as derived from publicly available information. All multiples were based on closing stock prices on January 15, 1998 (using data that was publicly available for all of the Selected Companies). To the extent available, calendar 1997 and 1998 EPS estimates for the Selected Companies were based on analysts' estimates as reported by I/B/E/S, a market research database. EPS estimates for IVI were based on averages of CIBC Wood Gundy, Credifinance Securities and Van Kasper & Co. research and all numbers were taxed using a 38% tax rate. Hypercom Corp. priced its initial public offering on November 14, 1997 and EPS estimates for Hypercom Corp. are from the Lehman Brothers syndicate desk. This analysis indicated latest twelve months net income multiples for Checkmate and IVI of 130.9x and 47.6x, respectively, compared to a range of 15.5x to 54.0x, with a mean of 30.7x, for the Selected Companies. For 1997, the projected EPS multiple for Checkmate was not meaningful and for IVI was 35.6x compared to a range of 13.9x to 35.6x, with a mean of 24.6x, for the Selected Companies. For 1998, the projected EPS multiples for Checkmate and IVI were 23.7x and 23.4x, respectively, compared to a range of 12.4x to 23.4x, with a mean of 18.4x, for the Selected Companies. BT Alex. Brown further noted that, on a trailing twelve month basis, the multiple of Adjusted Value to revenues was 1.2x for Checkmate and 1.1x for IVI, compared to a range of 0.9x to 2.3x, with a mean of 1.7x, for the Selected Companies; on an estimated calendar 1998 basis, the multiple of Adjusted Value to revenues was 1.0x for Checkmate and 0.9x for IVI compared to a range of 0.9x to 1.8x, with a mean of 1.3x, for the Selected Companies; the multiple of Adjusted Value to EBIT was 238.9x for Checkmate and 34.1x for IVI, compared to a range of 12.9x to 34.1x, with a mean of 18.8x for the Selected Companies. As a result of the foregoing procedures, BT Alex. Brown noted that the multiples for Checkmate and IVI were, in the case of the latest twelve months earnings multiples, generally higher and within the range of multiples for the Selected Companies, respectively. BT Alex. Brown noted that the multiples for Checkmate and IVI were, in the case of revenue multiples, generally within the range of the multiples for the Selected Companies. BT Alex. Brown also noted that the multiple of Adjusted Value to trailing twelve months EBIT for Checkmate and IVI was higher than the range, and at the high end of the range for the Selected Companies, respectively. The I/B/ E/S reported mean EPS estimates as of January 15, 1998, for calendar years 1997 and 1998 were ($0.02) and $0.35 for Checkmate. The estimates used for IVI for calendar years 1997 and 1998 were $0.19 and $0.29.

    ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of 11 proposed, pending or completed mergers and acquisitions since August 1994 in the computer peripheral manufacturing industry (the "Selected Transactions"). BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions. The 11 transactions reviewed, in reverse chronological order of public announcement, were: Total Control Products, Inc./Computer Dynamics, Inc. (9/22/97), Hewlett-Packard Co./VeriFone, Inc. (4/23/97), Western Atlas, Inc./United Barcode Industries (3/20/97), Robotic Vision Systems Inc./Computer Identics Corp. (6/11/96), PSC Inc./Data Capture Group of Spectra-Physics AB (5/21/96), Diebold Inc./Griffin Technology Inc. (10/23/95), Robotic Vision Systems Inc./Acuity Imaging Inc. (7/12/95), De La Rue Co PLC/Brandt Inc. (7/4/95), Information International Inc./Autologic Inc. (6/26/95), BancTec Inc./Recognition International Inc. (5/19/95), International Verifact Inc./Soricon Corp (8/29/94). These transactions involved the acquisition of computer peripheral manufacturers. BT Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing twelve months revenues was 1.3x for the Merger versus a range of 0.4x to 2.6x, with a mean of 1.3x, for the Selected Transactions (using data that was publicly available for ten of the Selected Transactions). BT Alex. Brown noted that the multiple of Adjusted Value to trailing twelve months EBIT was 249.9x compared to a range of 5.8x to 55.0x with a mean of 23.4x (using data that was publicly available for eight of the Selected Transactions). BT Alex. Brown further noted that the multiple

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
of equity purchase price to trailing twelve months net income was not meaningful for the Merger versus a range of 19.1x to 92.5x, with a mean of 46.7x for the Selected Transactions (using data that was publicly available for nine of the Selected Transactions). BT Alex. Brown noted that revenue and EBIT multiples for the Merger were within the range and above the range of the Selected Transactions, respectively. This analysis was one of the factors that supported the conclusion of the BT Alex. Brown Opinion. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the Selected Transactions occurred.

    ANALYSIS OF SELECTED TRANSACTION PREMIUMS. BT Alex. Brown reviewed premiums paid in selected merger of equals transactions completed between July 1988 and February 1997 ("Selected Premiums"). This analysis was based on publicly available information. BT Alex. Brown noted that these transactions were effected at a range of premiums to the targets' per share market price 30 days prior to announcement, 15 days prior to announcement and one day prior to announcement of -6.2% to 67.6% with a mean of 15.5%, -7.5% to 68.6%, with a mean of 15.2%, and -6.9% to 64.4% with a mean of 13.0% respectively, versus transaction premiums of 18.9%, 13.8% and 3.2%, respectively, for the Transaction (based on the per share market price 30 days prior to, 15 days prior to and one day prior to the January 16, 1998 announcement of the Transaction).

    HISTORICAL EXCHANGE RATIO ANALYSIS. BT Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of Checkmate Common Stock divided by the corresponding prices of the IVI Common Shares over the 60 day, 30 day and one day prior periods to January 15, 1998 (the last business day prior to announcement of the Transaction). Such average exchange ratios for the aforementioned time periods and as of such date were 0.9903,
1.0274 and 1.2383, respectively. BT Alex. Brown then calculated the respective premiums over such average daily exchange ratios represented by the Checkmate Exchange Ratio, which for the same time periods and as of such date were 29.0%, 24.3% and 3.2%, respectively. BT Alex. Brown noted that the premiums over the average daily exchange ratios, for such periods, represented by the Checkmate Exchange Ratio generally decreased over the same periods prior to January 16, 1998. BT Alex. Brown noted that the price of the Checkmate Common Stock outperformed that of the IVI Common Shares over these periods. BT Alex. Brown reviewed premiums to exchange ratios in merger of equals transactions completed between July 1988 and February 1997. This analysis was based on publicly available information. BT Alex. Brown noted that these transactions indicated a range in premium to average exchange ratios 30 days, 15 days and one day prior to announcement of -5.5% to 86.1% with a mean of 12.7%, -7.6% to 88.6%, with a mean of 13.1% and -6.9% to 64.4% with a mean of 13.0%.

    CONTRIBUTION ANALYSIS. BT Alex. Brown analyzed the relative contributions of Checkmate and IVI to, among other things, the revenues, gross profits, operating income, net income and fully taxed net income (assuming a tax rate of 38%) of the pro forma combined company for the latest 12 months ended September 30, 1997 and to the estimated net income of the pro forma combined company for calendar years 1997 and 1998 based on internal estimates of the respective management of Checkmate and IVI and, with respect to Street estimates (as defined below) for 1998, the projections referred to below, and compared such contributions to the pro forma ownership of the current holders of Checkmate Common Stock in the pro forma combined company. This analysis indicated that (i) for the latest 12 months ended September 30, 1997, Checkmate would have contributed approximately 40.3% of the revenues, 44.7% of the gross profit, 9.6% of the operating income, 14.2% of the net income and 21.0% of the fully taxed net income of the pro forma combined company; and (ii) in calendar years 1997 and 1998, Checkmate would contribute approximately 39.1% and 44.4%, respectively, of the revenues, approximately 42.4% and 48.9%, respectively, of the gross profit, 0.0% and 52.9%, respectively, of the operating income, approximately 0.0% and 42.4%, respectively, of the net income and approximately 0.0% and 54.3%, respectively, of the fully taxed net income, in each case, of the pro forma combined company and (iii) in calendar year 1998, based upon Street estimates, Checkmate would contribute approximately 40.1% of revenues and 42.9% of

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fully taxed net income. "Street estimates" for Checkmate are averages of Morgan
Keegan, Interstate/ Johnson Lane and Robinson Humphrey's estimates. Street estimates for IVI are averages of CIBC Wood Gundy, Credifinance Securities and Van Kasper & Co. estimates. Based on the Checkmate Exchange Ratio, current holders of Checkmate Common Stock would own approximately 43.0% of the pro forma combined company upon consummation of the Transaction. Actual operating results or the financial performance achieved by IVI, Checkmate and the Company may vary from estimated results and the variations may be material.

    The analyses described above, when considered in total, were factors which supported BT Alex. Brown's Opinion as to the fairness, from a financial point of view, of the Checkmate Exchange Ratio to the Checkmate Shareholders, except that Checkmate's contribution to gross profit for the latest 12 months ended September 30, 1997 and Checkmate's contributions based on management estimates for the pro forma combined companies for calendar year 1998 do not, when viewed in isolation, support BT Alex. Brown's Opinion.

    PRO FORMA COMBINED EARNINGS ANALYSIS. BT Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, BT Alex. Brown computed the resulting dilution/accretion to the combined company's EPS estimates based on the projections prepared by the respective managements of Checkmate and IVI for the fiscal years ending December 31, 1998 and December 31, 1999, pursuant to the Transaction before taking into account any potential cost savings and other synergies that IVI and Checkmate may achieve if the Transaction were consummated and before nonrecurring costs relating to the Transaction. BT Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain nonrecurring costs relating to the Transaction, the Transaction would be approximately 23.4% accretive and 25.2% accretive to the combined company's EPS for the fiscal years ending December 31, 1998 and December 31, 1999 respectively. The actual results of IVI, Checkmate and the Company may vary from estimated results and such variations may be material.

    Based on research analysts' estimates and before taking into account any potential cost savings and other synergies and before certain nonrecurring costs relating to the Transaction, the Transaction would be approximately 1.1% dilutive in 1998 and 14.6% accretive in 1999. BT Alex. Brown also noted that after taking into account a range of estimated possible cost savings and other synergies of $0.0 million to $5.0 million for the fiscal year ending December 31, 1998 and before certain nonrecurring costs relating to the Transaction, the Transaction would be approximately -1.1% to 66.8% accretive to the combined company's EPS for the fiscal year ending December 31, 1998 and December 31, 1999, respectively. There can be no assurance that the combined company will be able to realize savings and synergies in the amounts identified, or at all, following the Transaction.

    DISCOUNTED CASH FLOW ANALYSIS. BT Alex. Brown performed discounted cash flow analyses of Checkmate. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. BT Alex. Brown used estimates of projected financial performance for Checkmate for the years 1998 through 2002 reviewed by and agreed to by Checkmate's and IVI's respective management. BT Alex. Brown aggregated the present value of the cash flows through 2002 with the present value of a range of terminal values. BT Alex. Brown discounted these cash flows at discount rates ranging from 16.5% to 20.5%. The terminal value was computed based on projected revenues and projected net income in calendar years 2002 and 2003, respectively, and a range of terminal multiples of 0.7x to 0.9x and 13.0x to 15.0x, respectively. This analysis indicated a range of values for the Checkmate Common Stock of $7.14 to $10.18 per share. BT Alex. Brown noted that the per share value of a share of Checkmate Common Stock implied in the Merger, calculated by multiplying the Checkmate Exchange Ratio by IVI's then most recent share price, was approximately $8.54 and within the range of the values per share of Checkmate Common Stock implied by the Discounted Cash Flow Analysis. This analysis was one of the factors that supported the conclusion of the BT Alex. Brown Opinion. BT Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost

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of capital of publicly traded companies and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Companies.

    RELEVANT MARKET AND ECONOMIC FACTORS. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. and Canadian stock markets, and the current level of economic activity.

    No company used in the analysis of selected publicly traded companies is identical to Checkmate or IVI nor is any transaction used in the analysis of selected mergers and acquisitions summarized above identical to the Transaction. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and the Selected Premiums and other factors that would affect the public trading value, acquisition value and premiums paid of the Selected Companies, the Selected Transactions and the Selected Premiums, respectively.

    While the foregoing summary describes all analyses and factors that BT Alex. Brown deemed material in its presentation to the Checkmate Board, it is not a comprehensive description of all analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of IVI and Checkmate. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals to reflect the prices at which the business or its assets actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Checkmate Common Stock may trade at any future time. Each of the analyses may be subject to change depending on the availability of new information which may affect the valuations.

    Pursuant to a letter agreement dated September 29, 1997 between Checkmate and BT Alex. Brown, the fees to date payable to BT Alex. Brown for rendering the BT Alex. Brown Opinion have been $150,000. If the Transaction is consummated, Checkmate has agreed to pay BT Alex. Brown a fee equal to 1.0% of the aggregate consideration paid to Checkmate or its shareholders in the Transaction, but in no event less than $500,000, less the $150,000 described in the preceding sentence. Aggregate consideration means the total amount of cash and the fair market value on the Closing Date of all Company Common Stock to be received by Checkmate shareholders in the Transaction. BT Alex. Brown estimates that, based on the closing market prices of IVI as of May 15, 1998, the fee payable to BT Alex. Brown upon completion of the Transaction would be $500,000. In addition, Checkmate has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, not to exceed $25,000, incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Checkmate has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor. In accordance with recognized professional standards as generally practiced in the valuation industry, the fee for BT Alex. Brown's services is not contingent upon BT Alex. Brown's conclusions. BT Alex. Brown has reasonably concluded that no officer or director of BT Alex. Brown has a material financial interest in the Transaction.

    The Board of Directors of Checkmate retained BT Alex. Brown to act as its advisor, solely for the purpose of rendering its opinion as to the fairness, from a financial point of view, of the Checkmate Exchange Ratio to Checkmate's shareholders, based upon BT Alex. Brown's qualifications, reputation,

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experience and expertise. BT Alex. Brown is an internationally recognized investment banking firm, and as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions negotiated underwriting, private placements and valuations for corporate and other purposes. BT Alex. Brown may actively trade the equity securities of Checkmate and IVI for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. BT Alex. Brown regularly publishes research reports regarding the technology industry.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    INGENICO AGREEMENTS. On December 17, 1996, IVI entered into an Alliance with Ingenico, which owned approximately 16.7% of the issued and outstanding IVI Common Shares as of May 1, 1998. Ingenico develops, distributes, markets and manufactures transaction terminals with application to payment systems, loyalty programs, EBT systems and terminal systems for smart card technology, principally in Europe, Australia and the Asia Pacific region.

    The Alliance enabled IVI to gain exclusive rights to market Ingenico products and technology in the Americas, to gain access to Ingenico's smart card technology, raise capital and benefit from joint product development, purchasing and manufacturing, and provides Ingenico with access to the North American market for its products. To achieve this Alliance, IVI and Ingenico entered into a Master Alliance Agreement dated December 5, 1996, and five separate agreements, each dealing with a separate aspect of the Alliance.

    The Master Alliance Agreement established the general framework of the Alliance and set out certain provisions which govern all aspects of the Alliance. Specifically, the Master Alliance Agreement provided that Ingenico and IVI would enter into a Marketing and Distribution Agreement, the Latin America joint venture Shareholders' Agreement, a Joint Development and Procurement Agreement, a Technology Licence Agreement and an Investment Agreement. The Investment Agreement, dated December 5, 1996, contemplated that Ingenico would make an investment in IVI when the foregoing agreements were entered into.

    Under the Marketing and Distribution Agreement, Ingenico has appointed IVI for a period of ten years as its exclusive distributor of certain Ingenico products, Ingenico future products, Ingenico technology and UNICAPT technology in a specified territory, which includes all of the Western Hemisphere except for Cuba and certain French territories in the Caribbean. Similarly, IVI has appointed Ingenico for a period of ten years as distributor of certain IVI products, IVI future products and IVI technology in the rest of the world. Neither party granted the other the right to manufacture any of their products in the other's territory.

    The Shareholders' Agreement with respect to the Latin American joint venture, IVI Ingenico Inc., provides the basis for which products are to be supplied to IVI Ingenico Inc. by Ingenico and IVI and terms restricting the sale of shares of IVI Ingenico Inc. by either of Ingenico or IVI. It also provides dispute resolution mechanisms including arbitration and a buy-sell arrangement. IVI Ingenico Inc. is the distributor in Latin America (defined to constitute all of the Western Hemisphere other than Canada and the United States) of the products and technology of both IVI and Ingenico.

    IVI and Ingenico each currently own 50% of the issued and outstanding capital stock of IVI Ingenico Inc., and the daily management of IVI Ingenico Inc. is directed by Ingenico.

    The Joint Development and Procurement Agreement provides for joint development of future products between Ingenico and IVI. An advisory committee was formed to review product development plans and coordinate their development between the parties. Any common future products which are so developed may be distributed by Ingenico and IVI in their respective territories. Alternatively, either party is permitted to contract with the other to produce a particular product which may also be distributed by both parties. Similarly, there is a procedure for the formation of a procurement and manufacturing team which coordinates procurement and manufacturing by both parties with a view to lowering costs, enhancing negotiating power and permit volume buying.

    Pursuant to the Technology Licence Agreement, IVI acquired, for U.S.$1 million, the following:

    - the irrevocable, royalty-free, exclusive licence to use and incorporate the UNICAPT technology and certain intellectual property of Ingenico relating to the UNICAPT technology into IVI products and IVI future products manufactured by or for IVI worldwide or used or marketed and distributed pursuant to the Marketing and Distribution Agreement;

    - a similar licence to develop, support and maintain applications for certain Ingenico products, Ingenico future products, IVI products and IVI future products incorporating the UNICAPT technology;

    - licences to any third party technology and/or intellectual property which are incorporated into the UNICAPT technology; and

    - the right to sublicence these rights to IVI's affiliates and end user customers.

    Under the Investment Agreement, Ingenico and its Chairman, Jean-Jacques Poutrel, agreed to purchase 1,439,000 IVI Common Shares. The purchase price per share for such shares was $6.89 (in Canadian dollars), which equaled the simple average closing price per share of the IVI Common Shares on the TSE for each of the 30 trading days prior to December 5, 1996. IVI also granted to Ingenico a future participation right enabling it to preserve an ownership position of not less than 15% of IVI's Common Shares on a non-diluted basis by subscribing to purchase additional IVI Common Shares at any time IVI issues additional IVI Common Shares. The price payable by Ingenico for additional IVI Common Shares would be that offered to other purchasers in the circumstances of a private placement or public offering, or, in certain cases, a price equal to the weighted average trading price of the IVI Common Shares on the TSE during the 30 trading days preceding notice to Ingenico of the issuance by IVI of additional IVI Common Shares. The Investment Agreement also contains anti-dilution provisions.

    Pursuant to the Investment Agreement, IVI also agreed to take the steps necessary to reconstitute the Board of Directors of IVI so that it would be comprised of eight members, two of whom would be nominees of Ingenico. The Board of Directors of IVI has since been expanded to nine members. One nominee of Ingenico is to be a member of the Nominating Committee of the Board of Directors. If Ingenico's ownership position in IVI decreases to a percentage of less than 15% but more than 5% on a non-diluted basis, then Ingenico will be permitted only one nominee on the Board of Directors. If Ingenico's ownership position in IVI decreases below 5%, it will not have the contractual ability to nominate a director of IVI.

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
    Contemporaneously with the execution of the Combination Agreement, IVI, the Company and Ingenico entered into the Assignment, Assumption and Consent Agreement, pursuant to which the Ingenico Agreements will be assigned to and assumed by the Company as of the Effective Date. The result is that the Company will have all of the right, title, interest, liabilities and obligations that IVI had under the Ingenico Agreements. The effect of such assignment and assumption with respect to the Investment Agreement is that on the Effective Date the Company will be obliged to advise Ingenico that its shareholdings have fallen below 15% of the issued and outstanding participating equity (which for such purposes will include the Exchangeable Shares) of the Company (the "15% Threshold"). Ingenico will then have ten days from the date it receives such notice to advise the Company in writing whether or not it intends to exercise the Participation Right it has under the Investment Agreement to acquire from the Company such additional shares of Company Common Stock so as to bring its holdings to the 15% Threshold. If Ingenico does signify its intention to increase its holdings to the 15% Threshold, it must acquire such shares within 90 calendar days of the date of receipt of the notice of the Company referred to above. Such additional shares will be purchased by Ingenico for a price-per-share equal to the weighted average trading price of the IVI Common Shares on the TSE for the 30 days preceding the notice of the Company to Ingenico. See "The Companies After the Transaction -- Principal Stockholders."

    STOCKHOLDERS AGREEMENT. Ingenico, Mr. Spence and Mr. Moore, who collectively, after giving effect to the Transaction, will beneficially own approximately 24.1% of the Company Common Stock, entered into the Stockholders Agreement as of January 16, 1998, which provides that (i) for a period ending at the earlier of 18 months from the Effective Date or December 31, 1999, each party will vote against any business combination transaction involving the Company and will not tender its or his shares into a tender offer if the consideration to be received by each stockholder of the Company is less than $15 per share; (ii) for a period of three years from the Effective Date, each party will vote and take other necessary actions for the election of Messrs. Compain, Spence and Whitton to the Board of Directors of the Company and use their best efforts to ensure that Mr. Spence is appointed Chairman of the Board, Mr. Whitton is appointed Vice Chairman of the Board and Mr. Compain is appointed a member of the Executive Committee of the Board; and (iii) no party will sell its Company Common Stock except in an offering registered under the Securities Act, pursuant to Rule 144 or as otherwise contemplated under the Stockholders Agreement unless the transferee of such Company Common Stock agrees in writing to be bound by the terms of the Stockholders Agreement. The parties to the Stockholder Agreement also agree not to initiate a tender offer for less than $15 per share except in response to a tender offer made by an unrelated third party. In the event that Ingenico is prohibited under the circumstances set forth in the Stockholders Agreement from exercising its Participation Right under the Investment Agreement, the Stockholders Agreement will terminate.

EMPLOYMENT AGREEMENTS

    Certain members of the management and the Board of Directors of IVI and Checkmate have entered into employment agreements with IVI, Checkmate or the Company in connection with the Transaction. See "The Companies After the Transaction -- Employment Agreements."

ANTICIPATED ACCOUNTING TREATMENT

    The Transaction is anticipated to be accounted for using the pooling-of-interests accounting method under U.S. GAAP. Under this method of accounting, the assets and liabilities of IVI and Checkmate would be added together at their recorded book values and the shareholders' equity accounts of IVI and Checkmate would be combined on the Company's consolidated balance sheet. Consummation of the Transaction is conditioned on, among other things, receipt by each of IVI and Checkmate of letters from their respective independent auditors to the effect that such firm is not aware of any matters relating to IVI and its subsidiaries or Checkmate, respectively, which would preclude the Transaction from qualifying for pooling-of-interests accounting treatment and receipt by each of IVI and Checkmate of letters from

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IVI's independent auditors to the effect that in the opinion of such firm the
Transaction qualifies for pooling-of-interests accounting treatment.

             THE TRANSACTION AND DESCRIPTION OF EXCHANGEABLE SHARES

THE ARRANGEMENT

    Pursuant to the terms of the Plan of Arrangement, at the Effective Time, the following actions will be taken, in the following order:

        (a) the articles of continuance of IVI will be amended to authorize a class of Exchangeable Shares and one Series A Preferred Share of IVI (the "Series A Preferred Share");

        (b) IVI will issue to the Company the Series A Preferred Share in consideration of the issuance to IVI of one share of the preferred stock, $.01 par value, of the Company (the "Company Preferred Stock"). The stated capital of the Series A Preferred Share will be equal to the fair market value, as determined by the IVI Board, of a share of Company Preferred Stock. No certificate will be issued in respect of the Series A Preferred Share;

        (c) each of the IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will be exchanged either (i) with IVI, for a number of Exchangeable Shares at the IVI Exchange Ratio, or (ii) with the Company, for a number of shares of Company Common Stock at the IVI Exchange Ratio, at the holder's election. Each holder of IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will receive that whole number of Exchangeable Shares or shares of Company Common Stock, as the case may be, resulting from the exchange of such holder's IVI Common Shares. No fractional shares of Company Common Stock or fractional Exchangeable Shares will be issued and no certificate therefor will be issued. In addition, no consideration will be delivered in exchange for fractional shares. Any holder of IVI Common Shares who would otherwise be entitled to receive a fraction of an Exchangeable Share or fractional share of Company Common Stock, as the case may be, shall, upon surrender of his certificate or certificates representing IVI Common Shares, receive a share certificate adjusted to the next lower whole number of shares of Company Common Stock or Exchangeable Shares, as the case may be;

        (d) upon the exchange referred to in paragraph (c) above, each holder of an IVI Common Share shall cease to be such a holder, shall have his name removed from the register of holders of IVI Common Shares and will be entitled to receive either (i) the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph
    (c) or (ii) the number of fully paid shares of Company Common Stock to which he is entitled as a result of the exchange referred to in paragraph (c), and such holder's name shall be added to the register of holders of Exchangeable Shares or the register of holders of shares of Company Common Stock, as the case may be;

        (e) the stated capital of the Exchangeable Shares will be equal to the stated capital immediately prior to the Arrangement of the IVI Common Shares actually exchanged for Exchangeable Shares;

        (f) the holders of IVI Common Shares that elect to receive Exchangeable Shares (i) will grant and transfer directly to the Company the Call Rights and (ii) will receive directly from the Company the Voting Rights and the Exchange Rights;

        (g) the one outstanding Series A Preferred Share held by the Company will be exchanged for one IVI Common Share and the Company will cease to be a holder of the Series A Preferred Share and the one Series A Preferred Share will be canceled by IVI;

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
        (h) the stated capital of the one IVI Common Share will be equal to the stated capital of the one Series A Preferred Share prior to the Arrangement; and

        (i) the Company Preferred Stock will be purchased from IVI by the Company for the fair market value determined by the Board of Directors of IVI and immediately thereafter shall be canceled by the Company.

    As a result, immediately following the Effective Time, the IVI Common Shares will be wholly owned by the Company and former holders of IVI Common Shares will hold shares of Company Common Stock or Exchangeable Shares.

    As noted above, at the Effective Time, each IVI Common Share will automatically be transferred to IVI or the Company for the applicable consideration. Enclosed with copies of this Joint Proxy Statement/ Prospectus delivered to the registered holders of IVI Common Shares are the Letter of Transmittal and Election Form which when duly completed and returned together with all required share certificates and payments will enable the holder to receive the consideration to which such holder is entitled. See "The Combination Agreement -- Distribution of Certificates." If the Letter of Transmittal and Election Form is not completed by a shareholder or no election is made by a shareholder, then such shareholder will be deemed to have elected to receive Exchangeable Shares.

    EXCHANGE RIGHTS AND CALL RIGHTS. Holders of the Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e., require IVI to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of shares of Company Common Stock plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. Holders of the Exchangeable Shares may effect such retraction by presenting a certificate or certificates to IVI or its transfer agent representing the number of Exchangeable Shares the holder desires to retract together with a duly executed statement in the form of Schedule A to the Exchangeable Share Provisions or in such other form as may be acceptable to IVI and the transfer agent (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract. IVI shall redeem the Exchangeable Shares that are the subject of the Retraction Request on the sixth business day after receiving such request by the transfer agent (the "Retraction Date").

    Upon receipt of the Exchangeable Shares, the Retraction Request and such other required documentation and instruments as may be required to effect a transfer of Exchangeable Shares from the holder thereof, the transfer agent must immediately notify the Company of such Retraction Request. The Company will thereafter have five business days in which to exercise a call right (the "Retraction Call Right") to purchase all of the Exchangeable Shares submitted by the holder thereof by the delivery of an equivalent number of shares of Company Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares to the transfer agent for delivery to such holder on the Retraction Date. In the event the Company determines not to exercise its Retraction Call Right, IVI is obligated to deliver to the holder the number of shares of Company Common Stock equal to the number of Exchangeable Shares submitted by the holder for retraction and payment of an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares by the Retraction Date.

    Subject to applicable law and the Redemption Call Rights of the Company described below, on the Automatic Redemption Date (which will be (i) the tenth anniversary of the Effective Date, (ii) any earlier date determined by the IVI Board when less than 5% of the Exchangeable Shares issued on the Effective Date are outstanding (other than Exchangeable Shares held by the Company and its affiliates and as such number may be adjusted as deemed appropriate by the IVI Board of Directors to give effect to stock splits or other changes in the capital structure of IVI), (iii) the business day prior to the record date for any meeting of shareholders of IVI, except that referred to in (iv) below, or
(iv) the business day following the day holders of Exchangeable Shares fail to take the necessary actions to approve or disapprove, as applicable, any change to, or in the rights of holders of Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic or legal equivalence of the Exchangeable Shares and the Company Common Stock) IVI must redeem all but not less than all of the then-outstanding Exchangeable Shares in exchange for an equal number of shares of Company Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares. Notwithstanding any proposed redemption of the Exchangeable Shares, the Company will have the overriding right (the "Redemption Call Right") to purchase on the Automatic Redemption Date all but not less than all of the then-outstanding Exchangeable Shares by the exchange of one share of Company Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share. The Company shall, at least 125 days before the Automatic Redemption Date, provide the Transfer Agent with written notice of the exercise of the Redemption Call Right and purchase of the Exchangeable Shares by the Company. For a more detailed description of the Exchange Rights and the Call Rights (as defined below), see "Description of Capital Stock -- IVI Capital Shares," "-- Exchangeable Shares," "-- Voting and Exchange Trust Agreement" and "-- Call Rights."

    The one-to-one exchange ratio upon any retraction (or exercise of the Retraction Call Right) or upon the Automatic Redemption Date is subject to adjustment or modification in the event of a stock split or other changes to the capital structure of the Company so as to maintain (upon redemption by IVI or purchase by the Company) the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of Company Common Stock.

    EFFECT OF CALL RIGHT EXERCISE. If the Company exercises one or more of its Call Rights, it will directly issue shares of Company Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. The Company will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If the Company declines to exercise its Call Rights when applicable, it will be required, pursuant to the Support Agreement, to issue Company Common Stock to IVI which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares. The tax consequences resulting from the Company's exercise of one or more of the Call Rights are discussed in "Material Income Tax Considerations to IVI Shareholders," which includes a discussion on deemed dividends.

    VOTING, DIVIDEND AND LIQUIDATION RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES. On the Effective Date, IVI, the Company and Montreal Trust Company of Canada (the "Trustee") will enter into the Voting and Exchange Trust Agreement in the form attached hereto as Annex H (the "Voting and Exchange Trust Agreement"). Pursuant to the terms of the Voting and Exchange Trust Agreement, the Company will on the Effective Date deposit with the Trustee the one share of Series B Special Voting Stock, par value $.01 per share (the "Voting Share"), which will entitle the Trustee to a number of votes equal to the number of Exchangeable Shares outstanding from time to time that are not held by the Company or entities controlled by the Company. With respect to any matter as to which holders of shares of Company Common Stock are entitled to vote, each holder of an Exchangeable Share will have the right to instruct the Trustee as to the manner of voting for one of the votes comprising the Voting Share for each Exchangeable Share owned by such holder. The number of votes that the Trustee may exercise at any particular meeting will be reduced to the extent instructions are not received from holders of Exchangeable Shares (the "Voting Rights"). See "Description of Capital Stock -- Voting and Exchange Trust Agreement -- Voting Rights."

    Upon the occurrence of an Insolvency Event or Default Event, holders of the Exchangeable Shares will have rights to receive from the Company one share of Company Common Stock for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on each such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of the Company Common Stock). For purposes of the Voting and Exchange Trust Agreement,

"Insolvency Event" means the initiation by IVI of a bankruptcy, insolvency, liquidation or other similar proceeding, or the filing by a third party of an action seeking the dissolution or winding up of IVI and the failure of IVI to protest such filing within fifteen days of becoming aware thereof, or the consent by IVI to the filing of such action or to the appointment of a receiver or the making by IVI of a general assignment for the benefit of creditors or the admission in writing by IVI of its inability to pay its debts generally as they become due, or IVI not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares on the exercise by a holder of Exchangeable Shares of his right of retraction. Under the terms of the Voting and Exchange Trust Agreement, the term "Default Event" means any failure of IVI to comply with the terms of the Exchangeable Share Provisions (but excluding any failure to redeem shares upon exercise by a holder of an Exchangeable Share of his retraction rights, which shall be deemed to be an Insolvency Event). In the event of an Insolvency Event, the Company will have the right to purchase all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such liquidation, dissolution, or winding up in exchange for one share of Company Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of the Company Common Stock).

    Five (5) business days prior to a Liquidation Event, in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of shares of Company Common Stock, each holder of Exchangeable Shares will automatically receive in exchange therefor an equivalent number of shares of Company Common Stock, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on such Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of the Company Common Stock). For a more detailed description of the Exchange Rights and the Call Rights in connection with the Exchangeable Shares, see "Description of Capital Stock -- Voting and Exchange Trust Agreement."

    SUPPORT AGREEMENT. On the Effective Date, IVI and the Company will enter into a support agreement (the "Support Agreement") in the form attached hereto as Annex I. In the Support Agreement, the Company will covenant as follows: (i) the Company will not declare or pay dividends on shares of Company Common Stock unless IVI is able to and simultaneously does pay an equivalent dividend on the Exchangeable Shares; (ii) the Company will advise IVI in advance of the declaration of any dividend on the Company Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the shares of Company Common Stock; (iii) the Company will take all actions and do all things necessary to ensure that IVI is able to pay to the holders of the Exchangeable Shares the equivalent number of shares of Company Common Stock in the event of a liquidation, dissolution or winding-up of IVI, delivery of a Retraction Request by a holder of Exchangeable Shares to the transfer agent, or a redemption of Exchangeable Shares by IVI; and
(iv) the Company will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of IVI.

    In order for the Company to perform in accordance with the Support Agreement, IVI must notify the Company of the occurrence of certain events, such as the liquidation, dissolution or winding-up of IVI and the transfer agent's receipt of a Retraction Request from a holder of Exchangeable Shares. See "Description of Capital Stock -- Support Agreement."

THE MERGER

    Pursuant to the terms of the Combination Agreement, at the Effective Time, Sub will be merged with and into Checkmate with Checkmate surviving as a wholly owned subsidiary of the Company. The Merger shall have the effects set forth in the GBCC. Without limiting the generality of the foregoing, Checkmate shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Sub and Checkmate.

    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Checkmate Common Stock or Sub common stock:
(i) each share of common stock, par value $.01 per share, of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of Checkmate and shall constitute the only outstanding shares of capital stock of Checkmate; (ii) each share of Checkmate Common Stock outstanding immediately prior to the Effective Time shall (except with respect to shares as to which appraisal rights have been exercised) be converted into the right to receive 1.2775 shares of Company Common Stock.

    From and after the Effective Time, all shares of Checkmate Common Stock converted into the right to receive shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock and any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Company Common Stock. From and after the Effective Time, all certificates representing the common stock of Sub shall be deemed for all purposes to represent the number of shares of Checkmate Common Stock into which they were converted.

RESALE OF EXCHANGEABLE SHARES AND ISSUANCE AND RESALE OF COMPANY COMMON STOCK
  RECEIVED IN THE TRANSACTION

    UNITED STATES.

    (a) The issuance of Company Common Stock to the shareholders of IVI and Checkmate will be registered under the Securities Act and shares so issued will be freely transferable under United States federal securities laws, except as discussed below.

    (b) The issuance of Exchangeable Shares to IVI shareholders will not be registered under the Securities Act. Such shares will be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The Court entered the Interim Order on February 24, 1998 and, subject to the approval of the Arrangement by the shareholders of IVI, a hearing on the fairness of the Arrangement will be held on June 25, 1998 by the Court.

    The Exchangeable Shares and shares of Company Common Stock issued in the Transaction will be freely transferable under U.S. federal securities laws, except that Exchangeable Shares and shares of Company Common Stock received by persons who are deemed to be Affiliates of IVI or Checkmate prior to the Transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d) (1) generally provides that Affiliates of either IVI, Checkmate or the Company may not sell securities received in the Transaction unless pursuant to an effective registration statement or unless pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144. These limitations generally require that any sales made by an Affiliate in any three-month period not exceed the greater of 1% of the outstanding shares of the Company or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions." Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-Affiliates of the Company after a period of one or two years, respectively, depending upon whether certain currently available information continues to be available with respect to the Company.

    IVI, Checkmate and the Company will enter into agreements with the Affiliates restricting such persons in connection with the sale, transfer or other disposition of Exchangeable Shares or Company Common Stock. See "The Combination Agreement -- Other Agreements -- Affiliates Agreements."

    The Company has agreed that it will file and maintain in effect a registration statement on Form S-3 covering the issuance of the Company Common Stock from time to time in exchange for the Exchangeable Shares. The shares of Company Common Stock issued from time to time in exchange for the Exchangeable Shares therefore will be freely transferable under U.S. federal securities laws, except that shares of Company Common Stock received by persons who are deemed to be Affiliates of IVI or Checkmate prior to the consummation of the Transaction will be subject to the same limitations described above that would apply if they continued to hold Exchangeable Shares.

    CANADA. The issuance of Company Common Stock to IVI shareholders in exchange for IVI Common Shares pursuant to the Arrangement will be effected pursuant to statutory exemptions from the prospectus and registration requirements of applicable provincial securities legislation. The Company and IVI have applied for and expect to receive rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance to IVI shareholders of the Exchangeable Shares and Company Common Stock issuable in exchange for Exchangeable Shares and to permit resale of the Exchangeable Shares and Company Common Stock issued in exchange for IVI Common Shares pursuant to the Arrangement or in exchange for Exchangeable Shares in such provinces without restriction by a shareholder other than a "control person," provided, generally, that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof and provided that IVI or the Company, as the case may be, is a reporting issuer in the applicable province, and where the seller is in a "special relationship" with the issuer, the seller has reasonable grounds to believe that the issuer is not in default of any requirements of provincial securities legislation or the regulations thereunder. Applicable Canadian securities legislation provides that any person or company alone or in combination with others who holds a sufficient number of any securities of an issuer to affect materially the control of such issuer is a control person in relation to such issuer and further provides a rebuttable presumption that a person or company is a control person where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer. Upon completion of the Arrangement, IVI intends to apply to the provincial securities regulatory authorities to cease to be a reporting issuer and the Company will become a reporting issuer in certain of the provinces of Canada on the Effective Date. The Company and IVI have also applied on behalf of IVI to exempt IVI from the requirements contained in provincial securities legislation applicable to reporting issuers to: (a) issue a press release and file a report upon the occurrence of a material change; (b) file interim financial statements and annual audited financial statements with the securities commissions of certain of the provinces of Canada and deliver such statements to the IVI shareholders; and (c) make an annual filing with the securities commissions of certain of the provinces of Canada in lieu of filing an information circular. In addition, application has been made to exempt each insider of IVI who is not also an insider of the Company from the insider reporting requirements contained in provincial securities legislation which require the filing of: (a) an insider report; (b) a report of any transfer by an insider into the name of an agent, nominee or custodian; and (c) a report by a registered owner of securities beneficially owned by an insider. As a condition to the granting of such relief, the Company has undertaken to: (a) file with the securities commissions of such provinces copies of all continuous disclosure documents filed by it with the SEC under the Exchange Act, including, but not limited to, copies of any Form 10-K, Form 10-Q, Form 8-K, quarterly statements and proxy statements prepared in connection with the Company's annual meetings; (b) send to all holders of Exchangeable Shares resident in any of such provinces all disclosure material furnished to holders of

Company Common Stock resident in the United States, including, but not limited to, copies of its annual report and all proxy solicitation materials; (c) comply with the requirements of the Nasdaq National Market in respect of making public disclosure of material information on a timely basis and forthwith issue in certain of the provinces of Canada and file with the securities commissions in such provinces any press release that discloses a material change in the Company's affairs; and (d) cause IVI to comply with the requirements contained in provincial securities legislation in respect of material changes in the affairs of IVI that are not material changes in the affairs of the Company.

    Contemporaneously with the execution of the Combination Agreement, IVI, the Company and Ingenico entered into the Assignment, Assumption and Consent Agreement, pursuant to which the Ingenico Agreements will be assigned to and assumed by the Company as of the Effective Date. The result is that the Company will have all of the right, title, interest, liabilities and obligations that IVI had under the Ingenico Agreements. The effect of such assignment and assumption with respect to the Investment Agreement is that on the Effective Date the Company will be obliged to advise Ingenico that its shareholdings have fallen below 15% of the issued and outstanding participating equity (which for such purposes will include the Exchangeable Shares) of the Company (the "15% Threshold"). Ingenico will then have ten days from the date it receives such notice to advise the Company in writing whether or not it intends to exercise the Participation Right it has under the Investment Agreement to acquire from the Company such additional shares of Company Common Stock so as to bring its holdings to the 15% Threshold. If Ingenico does signify its intention to increase its holdings to the 15% Threshold, it must acquire such shares within 90 calendar days of the date of receipt of the notice of the Company referred to above. Such additional shares will be purchased by Ingenico for a price-per-share equal to the weighted average trading price of the IVI Common Shares on the TSE for the 30 days preceding the notice of the Company to Ingenico. See "The Companies After the Transaction -- Principal Stockholders."

    STOCKHOLDERS AGREEMENT. Ingenico, Mr. Spence and Mr. Moore, who collectively, after giving effect to the Transaction, will beneficially own approximately 24.1% of the Company Common Stock, entered into the Stockholders Agreement as of January 16, 1998, which provides that (i) for a period ending at the earlier of 18 months from the Effective Date or December 31, 1999, each party will vote against any business combination transaction involving the Company and will not tender its or his shares into a tender offer if the consideration to be received by each stockholder of the Company is less than $15 per share; (ii) for a period of three years from the Effective Date, each party will vote and take other necessary actions for the election of Messrs. Compain, Spence and Whitton to the Board of Directors of the Company and use their best efforts to ensure that Mr. Spence is appointed Chairman of the Board, Mr. Whitton is appointed Vice Chairman of the Board and Mr. Compain is appointed a member of the Executive Committee of the Board; and (iii) no party will sell its Company Common Stock except in an offering registered under the Securities Act, pursuant to Rule 144 or as otherwise contemplated under the Stockholders Agreement unless the transferee of such Company Common Stock agrees in writing to be bound by the terms of the Stockholders Agreement. The parties to the Stockholder Agreement also agree not to initiate a tender offer for less than $15 per share except in response to a tender offer made by an unrelated third party. In the event that Ingenico is prohibited under the circumstances set forth in the Stockholders Agreement from exercising its Participation Right under the Investment Agreement, the Stockholders Agreement will terminate.

EMPLOYMENT AGREEMENTS

    Certain members of the management and the Board of Directors of IVI and Checkmate have entered into employment agreements with IVI, Checkmate or the Company in connection with the Transaction. See "The Companies After the Transaction -- Employment Agreements."

ANTICIPATED ACCOUNTING TREATMENT

    The Transaction is anticipated to be accounted for using the pooling-of-interests accounting method under U.S. GAAP. Under this method of accounting, the assets and liabilities of IVI and Checkmate would be added together at their recorded book values and the shareholders' equity accounts of IVI and Checkmate would be combined on the Company's consolidated balance sheet. Consummation of the Transaction is conditioned on, among other things, receipt by each of IVI and Checkmate of letters from their respective independent auditors to the effect that such firm is not aware of any matters relating to IVI and its subsidiaries or Checkmate, respectively, which would preclude the Transaction from qualifying for pooling-of-interests accounting treatment and receipt by each of IVI and Checkmate of letters from IVI's independent auditors to the effect that in the opinion of such firm the Transaction qualifies for pooling-of-interests accounting treatment.

             THE TRANSACTION AND DESCRIPTION OF EXCHANGEABLE SHARES

THE ARRANGEMENT

    Pursuant to the terms of the Plan of Arrangement, at the Effective Time, the following actions will be taken, in the following order:

        (a) the articles of continuance of IVI will be amended to authorize a class of Exchangeable Shares and one Series A Preferred Share of IVI (the "Series A Preferred Share");

        (b) IVI will issue to the Company the Series A Preferred Share in consideration of the issuance to IVI of one share of the preferred stock, $.01 par value, of the Company (the "Company Preferred Stock"). The stated capital of the Series A Preferred Share will be equal to the fair market value, as determined by the IVI Board, of a share of Company Preferred Stock. No certificate will be issued in respect of the Series A Preferred Share;

        (c) each of the IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will be exchanged either (i) with IVI, for a number of Exchangeable Shares at the IVI Exchange Ratio, or (ii) with the Company, for a number of shares of Company Common Stock at the IVI Exchange Ratio, at the holder's election. Each holder of IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will receive that whole number of Exchangeable Shares or shares of Company Common Stock, as the case may be, resulting from the exchange of such holder's IVI Common Shares. No fractional shares of Company Common Stock or fractional Exchangeable Shares will be issued and no certificate therefor will be issued. In addition, no consideration will be delivered in exchange for fractional shares. Any holder of IVI Common Shares who would otherwise be entitled to receive a fraction of an Exchangeable Share or fractional share of Company Common Stock, as the case may be, shall, upon surrender of his certificate or certificates representing IVI Common Shares, receive a share certificate adjusted to the next lower whole number of shares of Company Common Stock or Exchangeable Shares, as the case may be;

        (d) upon the exchange referred to in paragraph (c) above, each holder of an IVI Common Share shall cease to be such a holder, shall have his name removed from the register of holders of IVI Common Shares and will be entitled to receive either (i) the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph
    (c) or (ii) the number of fully paid shares of Company Common Stock to which he is entitled as a result of the exchange referred to in paragraph (c), and such holder's name shall be added to the register of holders of Exchangeable Shares or the register of holders of shares of Company Common Stock, as the case may be;

        (e) the stated capital of the Exchangeable Shares will be equal to the stated capital immediately prior to the Arrangement of the IVI Common Shares actually exchanged for Exchangeable Shares;

        (f) the holders of IVI Common Shares that elect to receive Exchangeable Shares (i) will grant and transfer directly to the Company the Call Rights and (ii) will receive directly from the Company the Voting Rights and the Exchange Rights;

        (g) the one outstanding Series A Preferred Share held by the Company will be exchanged for one IVI Common Share and the Company will cease to be a holder of the Series A Preferred Share and the one Series A Preferred Share will be canceled by IVI;

        (h) the stated capital of the one IVI Common Share will be equal to the stated capital of the one Series A Preferred Share prior to the Arrangement; and

        (i) the Company Preferred Stock will be purchased from IVI by the Company for the fair market value determined by the Board of Directors of IVI and immediately thereafter shall be canceled by the Company.

    As a result, immediately following the Effective Time, the IVI Common Shares will be wholly owned by the Company and former holders of IVI Common Shares will hold shares of Company Common Stock or Exchangeable Shares.

    As noted above, at the Effective Time, each IVI Common Share will automatically be transferred to IVI or the Company for the applicable consideration. Enclosed with copies of this Joint Proxy Statement/ Prospectus delivered to the registered holders of IVI Common Shares are the Letter of Transmittal and Election Form which when duly completed and returned together with all required share certificates and payments will enable the holder to receive the consideration to which such holder is entitled. See "The Combination Agreement -- Distribution of Certificates." If the Letter of Transmittal and Election Form is not completed by a shareholder or no election is made by a shareholder, then such shareholder will be deemed to have elected to receive Exchangeable Shares.

    EXCHANGE RIGHTS AND CALL RIGHTS. Holders of the Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e., require IVI to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of shares of Company Common Stock plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. Holders of the Exchangeable Shares may effect such retraction by presenting a certificate or certificates to IVI or its transfer agent representing the number of Exchangeable Shares the holder desires to retract together with a duly executed statement in the form of Schedule A to the Exchangeable Share Provisions or in such other form as may be acceptable to IVI and the transfer agent (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract. IVI shall redeem the Exchangeable Shares that are the subject of the Retraction Request on the sixth business day after receiving such request by the transfer agent (the "Retraction Date").

    Upon receipt of the Exchangeable Shares, the Retraction Request and such other required documentation and instruments as may be required to effect a transfer of Exchangeable Shares from the holder thereof, the transfer agent must immediately notify the Company of such Retraction Request. The Company will thereafter have five business days in which to exercise a call right (the "Retraction Call Right") to purchase all of the Exchangeable Shares submitted by the holder thereof by the delivery of an equivalent number of shares of Company Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares to the transfer agent for delivery to such holder on the Retraction Date. In the event the Company determines not to exercise its Retraction Call Right, IVI is obligated to deliver to the holder the number of shares of Company Common Stock equal to the number of Exchangeable Shares submitted by the holder for retraction and payment of an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares by the Retraction Date.

    Subject to applicable law and the Redemption Call Rights of the Company described below, on the Automatic Redemption Date (which will be (i) the tenth anniversary of the Effective Date, (ii) any earlier date determined by the IVI Board when less than 5% of the Exchangeable Shares issued on the Effective Date are outstanding (other than Exchangeable Shares held by the Company and its affiliates and as such number may be adjusted as deemed appropriate by the IVI Board of Directors to give effect to stock splits or other changes in the capital structure of IVI), (iii) the business day prior to the record date for any meeting of shareholders of IVI, except that referred to in (iv) below, or
(iv) the business day following the day holders of Exchangeable Shares fail to take the necessary actions to approve or disapprove, as applicable, any change to, or in the rights of holders of Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic or legal equivalence of the Exchangeable Shares and the Company Common Stock) IVI must redeem all but not less than all of the then-outstanding Exchangeable Shares in exchange for an equal number of shares of Company Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares. Notwithstanding any proposed redemption of the Exchangeable Shares, the Company will have the overriding right (the "Redemption Call Right") to purchase on the Automatic Redemption Date all but not less than all of the then-outstanding Exchangeable Shares by the exchange of one share of Company Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share.

The Company shall, at least 125 days before the Automatic Redemption Date, provide the Transfer Agent with written notice of the exercise of the Redemption Call Right and purchase of the Exchangeable Shares by the Company. For a more detailed description of the Exchange Rights and the Call Rights (as defined below), see "Description of Capital Stock -- IVI Capital Shares," "-- Exchangeable Shares," "-- Voting and Exchange Trust Agreement" and "-- Call Rights."

    The one-to-one exchange ratio upon any retraction (or exercise of the Retraction Call Right) or upon the Automatic Redemption Date is subject to adjustment or modification in the event of a stock split or other changes to the capital structure of the Company so as to maintain (upon redemption by IVI or purchase by the Company) the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of Company Common Stock.

    EFFECT OF CALL RIGHT EXERCISE. If the Company exercises one or more of its Call Rights, it will directly issue shares of Company Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. The Company will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If the Company declines to exercise its Call Rights when applicable, it will be required, pursuant to the Support Agreement, to issue Company Common Stock to IVI which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares. The tax consequences resulting from the Company's exercise of one or more of the Call Rights are discussed in "Material Income Tax Considerations to IVI Shareholders," which includes a discussion on deemed dividends.

    VOTING, DIVIDEND AND LIQUIDATION RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES. On the Effective Date, IVI, the Company and Montreal Trust Company of Canada (the "Trustee") will enter into the Voting and Exchange Trust Agreement in the form attached hereto as Annex H (the "Voting and Exchange Trust Agreement"). Pursuant to the terms of the Voting and Exchange Trust Agreement, the Company will on the Effective Date deposit with the Trustee the one share of Series B Special Voting Stock, par value $.01 per share (the "Voting Share"), which will entitle the Trustee to a number of votes equal to the number of Exchangeable Shares outstanding from time to time that are not held by the Company or entities controlled by the Company. With respect to any matter as to which holders of shares of Company Common Stock are entitled to vote, each holder of an Exchangeable Share will have the right to instruct the Trustee as to the manner of voting for one of the votes comprising the Voting Share for each Exchangeable Share owned by such holder. The number of votes that the Trustee may exercise at any particular meeting will be reduced to the extent instructions are not received from holders of Exchangeable Shares (the "Voting Rights"). See "Description of Capital Stock -- Voting and Exchange Trust Agreement -- Voting Rights."

    Upon the occurrence of an Insolvency Event or Default Event, holders of the Exchangeable Shares will have rights to receive from the Company one share of Company Common Stock for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on each such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of the Company Common Stock). For purposes of the Voting and Exchange Trust Agreement, "Insolvency Event" means the initiation by IVI of a bankruptcy, insolvency, liquidation or other similar proceeding, or the filing by a third party of an action seeking the dissolution or winding up of IVI and the failure of IVI to protest such filing within fifteen days of becoming aware thereof, or the consent by IVI to the filing of such action or to the appointment of a receiver or the making by IVI of a general assignment for the benefit of creditors or the admission in writing by IVI of its inability to pay its debts generally as they become due, or IVI not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares on the exercise by a holder of Exchangeable Shares of his right of retraction. Under the terms of the Voting and Exchange Trust Agreement, the term "Default Event" means any failure of IVI to comply with the terms of the Exchangeable Share Provisions (but excluding any failure to redeem shares upon exercise by a holder of an Exchangeable Share of his retraction rights, which shall be deemed to be an Insolvency Event). In the event of an Insolvency Event, the Company will have the right to purchase all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such liquidation, dissolution, or winding up in exchange for one share of Company Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of the Company Common Stock).

    Five (5) business days prior to a Liquidation Event, in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of shares of Company Common Stock, each holder of Exchangeable Shares will automatically receive in exchange therefor an equivalent number of shares of Company Common Stock, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on such Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio between the Exchangeable Shares and shares of the Company Common Stock). For a more detailed description of the Exchange Rights and the Call Rights in connection with the Exchangeable Shares, see "Description of Capital Stock -- Voting and Exchange Trust Agreement."

    SUPPORT AGREEMENT. On the Effective Date, IVI and the Company will enter into a support agreement (the "Support Agreement") in the form attached hereto as Annex I. In the Support Agreement, the Company will covenant as follows: (i) the Company will not declare or pay dividends on shares of Company Common Stock unless IVI is able to and simultaneously does pay an equivalent dividend on the Exchangeable Shares; (ii) the Company will advise IVI in advance of the declaration of any dividend on the Company Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the shares of Company Common Stock; (iii) the Company will take all actions and do all things necessary to ensure that IVI is able to pay to the holders of the Exchangeable Shares the equivalent number of shares of Company Common Stock in the event of a liquidation, dissolution or winding-up of IVI, delivery of a Retraction Request by a holder of Exchangeable Shares to the transfer agent, or a redemption of Exchangeable Shares by IVI; and
(iv) the Company will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of IVI.

    In order for the Company to perform in accordance with the Support Agreement, IVI must notify the Company of the occurrence of certain events, such as the liquidation, dissolution or winding-up of IVI and the transfer agent's receipt of a Retraction Request from a holder of Exchangeable Shares. See "Description of Capital Stock -- Support Agreement."

THE MERGER

    Pursuant to the terms of the Combination Agreement, at the Effective Time, Sub will be merged with and into Checkmate with Checkmate surviving as a wholly owned subsidiary of the Company. The Merger shall have the effects set forth in the GBCC. Without limiting the generality of the foregoing, Checkmate shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Sub and Checkmate.

    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Checkmate Common Stock or Sub common stock:
(i) each share of common stock, par value $.01 per share, of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of Checkmate and shall constitute the only outstanding shares of capital stock of Checkmate; (ii) each share of Checkmate Common Stock outstanding immediately prior to the Effective Time shall (except with respect to shares as to which appraisal rights have been exercised) be converted into the right to receive 1.2775 shares of Company Common Stock.

    From and after the Effective Time, all shares of Checkmate Common Stock converted into the right to receive shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company

Common Stock and any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Company Common Stock. From and after the Effective Time, all certificates representing the common stock of Sub shall be deemed for all purposes to represent the number of shares of Checkmate Common Stock into which they were converted.

RESALE OF EXCHANGEABLE SHARES AND ISSUANCE AND RESALE OF COMPANY COMMON STOCK
  RECEIVED IN THE TRANSACTION

    UNITED STATES.

    (a) The issuance of Company Common Stock to the shareholders of IVI and Checkmate will be registered under the Securities Act and shares so issued will be freely transferable under United States federal securities laws, except as discussed below.

    (b) The issuance of Exchangeable Shares to IVI shareholders will not be registered under the Securities Act. Such shares will be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The Court entered the Interim Order on February 24, 1998 and, subject to the approval of the Arrangement by the shareholders of IVI, a hearing on the fairness of the Arrangement will be held on June 25, 1998 by the Court.

    The Exchangeable Shares and shares of Company Common Stock issued in the Transaction will be freely transferable under U.S. federal securities laws, except that Exchangeable Shares and shares of Company Common Stock received by persons who are deemed to be Affiliates of IVI or Checkmate prior to the Transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d) (1) generally provides that Affiliates of either IVI, Checkmate or the Company may not sell securities received in the Transaction unless pursuant to an effective registration statement or unless pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144. These limitations generally require that any sales made by an Affiliate in any three-month period not exceed the greater of 1% of the outstanding shares of the Company or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions." Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-Affiliates of the Company after a period of one or two years, respectively, depending upon whether certain currently available information continues to be available with respect to the Company.

    IVI, Checkmate and the Company will enter into agreements with the Affiliates restricting such persons in connection with the sale, transfer or other disposition of Exchangeable Shares or Company Common Stock. See "The Combination Agreement -- Other Agreements -- Affiliates Agreements."

    The Company has agreed that it will file and maintain in effect a registration statement on Form S-3 covering the issuance of the Company Common Stock from time to time in exchange for the Exchangeable Shares. The shares of Company Common Stock issued from time to time in exchange for the Exchangeable Shares therefore will be freely transferable under U.S. federal securities laws, except that shares of Company Common Stock received by persons who are deemed to be Affiliates of IVI or Checkmate prior to the consummation of the Transaction will be subject to the same limitations described above that would apply if they continued to hold Exchangeable Shares.

    CANADA. The issuance of Company Common Stock to IVI shareholders in exchange for IVI Common Shares pursuant to the Arrangement will be effected pursuant to statutory exemptions from the prospectus and registration requirements of applicable provincial securities legislation. The Company and

IVI have applied for and expect to receive rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance to IVI shareholders of the Exchangeable Shares and Company Common Stock issuable in exchange for Exchangeable Shares and to permit resale of the Exchangeable Shares and Company Common Stock issued in exchange for IVI Common Shares pursuant to the Arrangement or in exchange for Exchangeable Shares in such provinces without restriction by a shareholder other than a "control person," provided, generally, that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof and provided that IVI or the Company, as the case may be, is a reporting issuer in the applicable province, and where the seller is in a "special relationship" with the issuer, the seller has reasonable grounds to believe that the issuer is not in default of any requirements of provincial securities legislation or the regulations thereunder. Applicable Canadian securities legislation provides that any person or company alone or in combination with others who holds a sufficient number of any securities of an issuer to affect materially the control of such issuer is a control person in relation to such issuer and further provides a rebuttable presumption that a person or company is a control person where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer. Upon completion of the Arrangement, IVI intends to apply to the provincial securities regulatory authorities to cease to be a reporting issuer and the Company will become a reporting issuer in certain of the provinces of Canada on the Effective Date. The Company and IVI have also applied on behalf of IVI to exempt IVI from the requirements contained in provincial securities legislation applicable to reporting issuers to: (a) issue a press release and file a report upon the occurrence of a material change; (b) file interim financial statements and annual audited financial statements with the securities commissions of certain of the provinces of Canada and deliver such statements to the IVI shareholders; and (c) make an annual filing with the securities commissions of certain of the provinces of Canada in lieu of filing an information circular. In addition, application has been made to exempt each insider of IVI who is not also an insider of the Company from the insider reporting requirements contained in provincial securities legislation which require the filing of: (a) an insider report; (b) a report of any transfer by an insider into the name of an agent, nominee or custodian; and (c) a report by a registered owner of securities beneficially owned by an insider. As a condition to the granting of such relief, the Company has undertaken to: (a) file with the securities commissions of such provinces copies of all continuous disclosure documents filed by it with the SEC under the Exchange Act, including, but not limited to, copies of any Form 10-K, Form 10-Q, Form 8-K, quarterly statements and proxy statements prepared in connection with the Company's annual meetings; (b) send to all holders of Exchangeable Shares resident in any of such provinces all disclosure material furnished to holders of Company Common Stock resident in the United States, including, but not limited to, copies of its annual report and all proxy solicitation materials; (c) comply with the requirements of the Nasdaq National Market in respect of making public disclosure of material information on a timely basis and forthwith issue in certain of the provinces of Canada and file with the securities commissions in such provinces any press release that discloses a material change in the Company's affairs; and (d) cause IVI to comply with the requirements contained in provincial securities legislation in respect of material changes in the affairs of IVI that are not material changes in the affairs of the Company.

             MATERIAL INCOME TAX CONSIDERATIONS TO IVI SHAREHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material Canadian federal income tax considerations generally applicable to IVI shareholders in connection with the Arrangement who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), hold their IVI Common Shares and will hold their Exchangeable Shares and shares of Company Common Stock as capital property and deal at arm's length with IVI and the Company. This summary does not apply to a holder with respect to whom the Company is a foreign affiliate within the meaning of the Canadian Tax Act. Except as to factual matters or as to matters noted in the immediately succeeding six paragraphs, statements of legal conclusions in this summary represent the opinion of Meighen Demers, Canadian counsel for IVI.

    Certain provisions of the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their IVI Common Shares, Exchangeable Shares and shares of Company Common Stock as capital property for purposes of the Canadian Tax Act. Shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules. In addition, all shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their IVI Common Shares and will hold their Exchangeable Shares and shares of Company Common Stock as capital property for purposes of the Canadian Tax Act.

    This summary is based on the current provisions of the Canadian Tax Act, the Regulations thereunder, the current provisions of the Canada-United States Income Tax Convention (the "Tax Treaty") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

    Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

    WHILE THIS SUMMARY IS INTENDED TO ADDRESS ALL MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR IVI SHAREHOLDER. THEREFORE, SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

    For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Company Common Stock, including dividends, adjusted cost base and proceeds of disposition must be determined in Canadian dollars.

SHAREHOLDERS RESIDENT IN CANADA

    The following portion of the summary is applicable to IVI shareholders who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

EXCHANGE OF IVI COMMON SHARES FOR EXCHANGEABLE SHARES

    Provided that all, but not less than all, of a holder's IVI Common Shares are exchanged for Exchangeable Shares and so long as, at the Effective Time of the Combination Agreement, the aggregate adjusted cost base of a holder's IVI Common Shares exceeds the fair market value of the Voting Rights and Exchange Rights under the Voting and Exchange Trust Agreement acquired by such holder in connection with the exchange and net of any reasonable costs of disposition, such holder will not realize a capital gain for purposes of the Canadian Tax Act on the exchange. To the extent that the fair market value of the Voting Rights and Exchange Rights, net of any reasonable costs of disposition, exceeds the aggregate adjusted cost base of such holder's IVI Common Shares, such holder will realize a capital gain for purposes of the Canadian Tax Act. The taxation of capital gains is described below in respect of a redemption or exchange of Exchangeable Shares.

    On the exchange, a shareholder will be deemed to have acquired:

        (a) Exchangeable Shares for a cost equal to the amount, if any, by which the adjusted cost base to such holder of the IVI Common Shares exceeds the fair market value of the Voting Rights and Exchange Rights in respect of the shareholder's Exchangeable Shares; and

        (b) the Voting Rights and Exchange Rights in respect of the shareholder's Exchangeable Shares for a cost equal to their fair market value.

    For those purposes, a holder of IVI Common Shares will be required to determine the fair market value of the Voting Rights and Exchange Rights on a reasonable basis for purposes of the Canadian Tax Act. IVI is of the view and has advised counsel that the Voting Rights and Exchange Rights have only nominal value. Therefore, a holder of IVI Common Shares should not realize a capital gain on the exchange of IVI Common Shares for Exchangeable Shares. Such determination of value is not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

CALL RIGHTS

    IVI is of the view and has advised counsel that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right granted to the Company in connection with the exchange of IVI Common Shares for Exchangeable Shares have nominal value. On this basis, no shareholder should realize a gain at the time that any of such rights are granted to the Company. Such determinations of value are not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

DIVIDENDS

    EXCHANGEABLE SHARES. In the case of a shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

    The Exchangeable Shares will be "term preferred shares," "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, IVI will be subject to a 66 2/3% tax under Part VI. I of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares. In certain circumstances, IVI will be entitled to deductions under Part I of the Canadian Tax Act which will substantially offset the impact of the Part
VI. I tax. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV. 1 of the Canadian Tax Act applicable to certain corporations.

    If the Company or any person with whom the Company does not deal at arm's length is a "specified financial institution" under the Canadian Tax Act at a point in time that a dividend is paid on an Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. Such dividend will not be subject to tax under Part IV of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities.

    The foregoing denial of the dividend deduction for a corporate shareholder will not in any event apply if at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), the Company controls IVI, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding Exchangeable Shares. Management of IVI currently expects that the Exchangeable Shares will be listed on the TSE.

    Subject to the foregoing, in the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will normally be deductible in computing its taxable income.

    In the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if either:

    (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or
(ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

    A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals shall be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

    On the redemption (including a retraction) of an Exchangeable Share by IVI, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the share of Company Common Stock received by the shareholder from IVI on the redemption plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Share) exceeds the paid-up capital, at that time, of the Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share. In the case of a shareholder that is a corporation, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend under certain rules of the Canadian Tax Act.

    On the exchange of an Exchangeable Share by the holder thereof with the Company for a share of Company Common Stock, including pursuant to the Retraction Call Right, the holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Company Common Stock at the time of exchange plus the amount of all accrued but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration.

    Three-quarters of any such capital gain (the "taxable capital gain") will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

    A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6-2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).

    If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share or on the IVI Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

    The cost base of a share of Company Common Stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of the share of Company Common Stock at the time of such event.

    Because of the existence of the Retraction Call Right, a holder exercising the right of retraction in respect of an Exchangeable Share cannot control whether such holder will receive a share of Company Common Stock by way of redemption of the Exchangeable Share by IVI or by way of purchase of the Exchangeable Share by the Company. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase.

    COMPANY COMMON STOCK. Dividends on Company Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation which is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

DISPOSITION OF COMPANY COMMON STOCK

    A disposition or deemed disposition of a share of Company Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the share of Company Common Stock.

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ELIGIBILITY FOR INVESTMENT IN CANADA

    QUALIFIED INVESTMENTS. Provided the Exchangeable Shares and the shares of Company Common Stock are listed on a prescribed stock exchange (which currently includes the TSE and the Nasdaq National Market), such securities will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The Voting Rights and Exchange Rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, IVI is of the view that the fair market value of these rights is nominal. For a description of the Voting Rights and the Exchange Rights, see "Description of Capital Stock -- Voting and Exchange Trust Agreement."

    FOREIGN PROPERTY. Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and IVI continues to maintain a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. For the foregoing taxpayers, a penalty tax is imposed by
Part XI of the Canadian Tax Act if the cost amount of their investment in the foreign property exceeds the statutory limit. IVI will be considered to have a substantial presence in Canada if it satisfies certain asset tests or if it maintains an office in Canada and IVI, or a corporation controlled by it, employs more than five employees in Canada full time in the active conduct of a business, other than an investment activity or a business carried on through a partnership of which the corporation is not a majority interest partner. IVI is of the view that following the Arrangement, IVI will satisfy this substantial presence test and expects that IVI will continue to satisfy the test for the foreseeable future.

    The shares of the Company Common Stock will be foreign property under the Canadian Tax Act as will the Voting Rights and Exchange Rights.

SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of the summary is applicable to holders of IVI Common Shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held IVI Common Shares or will hold Exchangeable Shares or shares of Company Common Stock and to whom such shares are not taxable Canadian property and in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business.

    IVI Common Shares and Exchangeable Shares will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE and the Nasdaq National Market), the holder does not use or hold, and is not deemed to use or hold, the IVI Common Shares, or the Exchangeable Shares as applicable, in connection with carrying on a business in Canada and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of IVI at any time within five years preceding the date in question, and has not acquired the IVI Common Shares or Exchangeable Shares, respectively, in a transaction where the holder disposed of taxable Canadian property and the resulting gain was deferred under the Canadian Tax Act.

    Generally, the Company Common Stock will not be taxable Canadian property to a non-resident holder, provided that such shares are listed on a prescribed stock exchange (which currently includes the Nasdaq National Market), the holder has not exceeded the 25% threshold ownership test referred to earlier and certain conditions set out in the Canadian Tax Act are not met. In addition, even if the Company Common Stock is considered to be taxable Canadian property, there may be relief available under an applicable tax convention, such as the Tax Treaty. Such holders should consult their own tax advisors to determine the tax consequences in their own situation.

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    On the assumption that a non-resident holder of IVI Common Shares does not hold such shares as taxable Canadian property or can otherwise claim the benefit of a tax treaty, the exchange of IVI Common Shares for Exchangeable Shares will not be subject to tax under the Canadian Tax Act. Where such non-resident holder exchanges the Exchangeable Shares for Company Common Stock, the non-resident holder may be deemed to have received a dividend subject to withholding tax (discussed below) and realized a capital gain or loss (generally tax-free as discussed above).

    Dividends paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

    A holder whose Exchangeable Shares are redeemed (either under IVI's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above, which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

    Holders of IVI Common Shares are permitted to dissent from the Arrangement in the manner set out in section 190 of the CBCA. A dissenting IVI shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by IVI the fair value of the IVI Common Shares held by such holder determined as of the appropriate date -- See "Dissenting Shareholders' Rights." Such shareholder will be considered to have realized a deemed dividend and capital gain (or capital loss) based on redemption proceeds equal to such fair value, computed as generally described above in the case of a redemption (including a retraction) of an Exchangeable Share by IVI for a share of Company Common Stock under "Redemption or Exchange of Exchangeable Shares." Deemed dividends will be subject to withholding tax as described above. Any capital gain realized by a dissenting IVI shareholder will not be taxed under the Canadian Tax Act if the IVI Common Shares in respect of which the right of dissent is exercised are not taxable Canadian property, as described above. Additional income tax considerations may be relevant to dissenting IVI shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax considerations arising from (i) the exchange of IVI Common Shares for Company Common Stock or Exchangeable Shares pursuant to the Arrangement and (ii) the ownership and disposition of Company Common Stock or Exchangeable Shares, in each case to a holder of IVI Common Shares that is a United States holder (as defined below) or a Canadian holder (as defined below). Except as to factual matters or as to the matters noted below in this paragraph and in the immediately succeeding two paragraphs, statements of legal conclusions in this summary represent the opinion of Morgan, Lewis & Bockius LLP, United States counsel to IVI ("tax counsel"). This summary and the associated opinion have no binding effect or official status of any kind; no assurance can be given that the conclusions reached below would be sustained by a court if challenged by the Service. No ruling from the Service has been or will be sought with respect to any aspect of the tax considerations described below. For purposes of this summary, the term "United States holder" means a beneficial owner of IVI Common Shares that (i) is an individual citizen or resident of the United States or a corporation created or organized in or under the laws of the United States or any political subdivision thereof and (ii) holds IVI Common Shares and will hold any Company Common Stock, Exchangeable Shares, Voting Rights and Exchange Rights as capital assets, within the meaning of Section 1221 of the Code. For purposes of this summary, the term "Canadian holder" means a beneficial owner of IVI Common Shares that (i) is a resident of Canada for Canadian tax purposes and for purposes of the Tax Treaty, (ii) is fully entitled to the benefits of the Tax Treaty in respect of the Arrangement and any IVI Common Shares, Company Common Stock, Exchangeable Shares, Voting Rights or Exchange Rights held by it, (iii) is not a citizen or resident of the United States and (iv) is not engaged in the conduct of a United States trade or business with which income or gain arising in respect of IVI Common Shares,

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Company Common Stock, Exchangeable Shares, Voting Rights or Exchange Rights is
or will be effectively connected. This summary does not address the United States federal income tax treatment of (i) United States holders that may be subject to special tax rules, including dealers or traders in securities or currencies, financial institutions, insurance companies, tax-exempt entities, United States holders that received IVI Common Shares in connection with the performance of services, United States holders that hold IVI Common Shares as part of a straddle, conversion transaction or other arrangement involving more than one position, United States holders that own (or are deemed for United States tax purposes to own) 10% or more of all classes of voting stock of IVI, United States holders that have a tax home outside the United States or United States holders that have a functional currency other than the United States dollar, or (ii) Canadian holders that may be subject to special tax rules, including Canadian holders that acquired IVI Common Shares in connection with the performance of services, non-resident alien individuals who have lost United States citizenship or who have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations or passive foreign investment companies or certain other Canadian holders that are owned or controlled by persons subject to United States federal income tax. In addition, this summary does not address the application of other United States taxes, such as the federal estate tax, or state or local tax laws.

    This summary is based upon the current provisions of the Code, and upon regulations, rulings and judicial decisions currently in effect, all of which are subject to change; any such change could apply on a retroactive basis and could affect the tax consequences described herein. This summary also is based upon representations to be made to tax counsel by each of IVI and Checkmate. No statutory, judicial or administrative authority exists that addresses directly certain of the United States federal income tax consequences of the issuance and ownership of instruments comparable to the Exchangeable Shares, Voting Rights and Exchange Rights. Consequently, as discussed more fully below, the United States federal income tax treatment of the Arrangement is uncertain in some respects.

    EACH UNITED STATES HOLDER AND CANADIAN HOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE SPECIFIC CONSEQUENCES TO SUCH HOLDER OF THE ARRANGEMENT AND THE OWNERSHIP AND DISPOSITION OF COMPANY COMMON STOCK, EXCHANGEABLE SHARES, VOTING RIGHTS AND EXCHANGE RIGHTS, INCLUDING THE APPLICATION TO ITS PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS.

THE ARRANGEMENT

    Pursuant to the Arrangement, a United States holder of IVI Common Shares may elect (i) to transfer its IVI Common Shares to the Company in exchange for Company Common Stock or (ii) to transfer its IVI Common Shares to IVI in exchange for Exchangeable Shares and, separately, to grant and transfer Call Rights directly to the Company in exchange for Voting Rights and Exchange Rights. AS DISCUSSED MORE FULLY BELOW, THE TAX CONSEQUENCES ARISING ON THE RECEIPT OF COMPANY COMMON STOCK WILL DIFFER MATERIALLY FROM THE TAX CONSEQUENCES ARISING ON THE RECEIPT OF EXCHANGEABLE SHARES, VOTING RIGHTS AND EXCHANGE RIGHTS. UNITED STATES HOLDERS ARE URGED TO REVIEW THESE TAX CONSIDERATIONS WITH THEIR OWN TAX ADVISORS PRIOR TO MAKING ANY ELECTION UNDER THE ARRANGEMENT.

    RECEIPT OF COMPANY COMMON STOCK. Although the matter is not free from doubt, it is the opinion of tax counsel that a United States holder that transfers IVI Common Shares to the Company in exchange for Company Common Stock pursuant to the Arrangement should qualify for nonrecognition treatment under
Section 351 of the Code. Accordingly:

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        (i) The United States holder should not recognize gain or loss upon the exchange of IVI Common Shares for Company Common Stock.

        (ii) The tax basis of the Company Common Stock received by the United States holder should be equal to the adjusted tax basis in the hands of the United States holder of the IVI Common Shares surrendered in exchange therefor.

       (iii) The holding period of the Company Common Stock received by the United States holder should include the holding period in the hands of the United States holder of the IVI Common Shares surrendered in exchange therefor.

    A United States holder that receives Company Common Stock in the Arrangement will qualify for nonrecognition treatment under Section 351 only if, immediately after the Transaction, one or more persons that transfer property to the Company in the Transaction own stock possessing at least 80% of the total combined voting power of all classes of stock of the Company and at least 80% of each class of nonvoting stock of the Company (the "control" requirement). Because of a lack of any statutory, judicial or administrative authority regarding the United States federal income tax treatment of instruments comparable to the Exchangeable Shares and Voting Rights, it is not entirely clear whether the Exchangeable Shares and/or the Voting Rights should be treated as outstanding stock of the Company for this purpose. However, even if the Exchangeable Shares and/or the Voting Rights are treated as stock of the Company, the control requirement should still be satisfied.

    If the exchange of IVI Common Shares for Company Common Stock does not qualify for nonrecognition treatment under Section 351, then that exchange should be treated as a taxable transaction. In that case, a United States holder that elects to receive Company Common Stock in the Arrangement will recognize gain or loss in an amount equal to the difference between the fair market value of the Company Common Stock received and the adjusted tax basis in the hands of the United States holder of the IVI Common Shares surrendered in exchange therefor. Such gain or loss will be capital gain or loss. The tax basis of the Company Common Stock received by the United States holder will be equal to its fair market value on the Effective Date and the holding period of the Company Common Stock will not include the holding period of the IVI Common Shares surrendered in exchange therefor.

    RECEIPT OF EXCHANGEABLE SHARES, VOTING RIGHTS AND EXCHANGE RIGHTS. Under recently-enacted legislation, so-called "nonqualified preferred stock" generally may not be received on a tax-free basis in exchange for common stock, even if the exchange occurs in a transaction that qualifies as a tax-free reorganization or as a Section 351 transaction. Although the matter is uncertain, it appears that the Exchangeable Shares should be treated as nonqualified preferred stock for this purpose. If the Exchangeable Shares are treated as nonqualified preferred stock, then a United States holder that elects to receive Exchangeable Shares from IVI in the Arrangement should recognize gain or loss in an amount equal to the difference between the fair market value of the Exchangeable Shares received and the adjusted tax basis in the hands of the United States holder of the IVI Common Shares surrendered in exchange therefor (excluding any portion of the IVI Common Shares that are considered to be transferred to the Company in exchange for the Voting Rights and the Exchange Rights, as discussed in the immediately following paragraph). Such gain or loss will be capital gain or loss. The tax basis of the Exchangeable Shares received by the United States holder will be equal to their fair market value on the Effective Date and the holding period of the Exchangeable Shares will not include the holding period of the IVI Common Shares surrendered in exchange therefor.

    As discussed above, a United States holder of IVI Common Shares that elects to receive Exchangeable Shares from IVI in the Arrangement also will grant and transfer directly to the Company the Call Rights in exchange for the Voting Rights and the Exchange Rights. To the extent that the fair market value of the Voting Rights and the Exchange Rights received exceeds the fair market value of the Call Rights surrendered, the United States holder should be considered to transfer directly to the Company a portion of its IVI Common Shares having a fair market value equal to the difference. The transfer by a United

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States holder of Call Rights (and, perhaps, IVI Common Shares) in exchange for
Voting Rights and Exchange Rights could be treated for United States federal income tax purposes (i) as a nontaxable reciprocal grant of options, (ii) as a taxable exchange, in which case the United States holder would recognize gain in an amount not greater than the aggregate fair market value of the Voting Rights and the Exchange Rights received, or (iii) if the Voting Rights are treated as outstanding voting stock of the Company, as an element of a larger tax-free transaction under Section 351, in which case the United States holder would recognize gain in an amount not greater than the fair market value of the Exchange Rights received. United States holders are advised to consult their own tax advisors as to the tax consequences arising from the receipt of Voting Rights and Exchange Rights.

    DISSENTERS. A United States holder of IVI Common Shares that exercises its right to dissent from the Arrangement will recognize gain or loss on the exchange of its IVI Common Shares for cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis in the hands of the United States holder of the IVI Common Shares surrendered. Such gain or loss will be capital gain or loss.

TAXATION OF THE EXCHANGEABLE SHARES

    DISTRIBUTIONS ON THE EXCHANGEABLE SHARES. Distributions by IVI with respect to the Exchangeable Shares (other than distributions in liquidation and certain distributions in redemption of stock) should be taxed to United States holders as ordinary dividend income to the extent that such distributions do not exceed the current and accumulated earnings and profits of IVI. The amount treated as a dividend should include any Canadian withholding tax deducted from the distribution. Distributions, if any, in excess of the current and accumulated earnings and profits of IVI will constitute a non-taxable return of capital to a United States holder and will be applied against and reduce the United States holder's tax basis in its Exchangeable Shares. To the extent that such distributions exceed the tax basis of the United States holder in its Exchangeable Shares, the excess generally will be treated as capital gain. In the case of distributions in Canadian dollars, the amount of the distribution generally will equal the U.S. dollar value of the Canadian dollars distributed (determined by reference to the spot currency exchange rate on the date of receipt of the distribution), and the United States holder will not realize any separate foreign currency gain or loss (except to the extent that such gain or loss arises on the actual disposition of foreign currency received).

    In general, in computing its United States federal income tax liability, a United States holder may elect for each taxable year to claim a deduction or, subject to certain general limitations, a credit for foreign taxes paid or accrued by it, including any Canadian taxes withheld from distributions paid on the Exchangeable Shares. In general, the foreign tax credit claimed by a United States holder may not exceed the United States federal income tax that otherwise would be imposed on the foreign-source taxable income of the United States holder. Further, this limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income ("baskets"). For United States foreign tax credit purposes, dividends paid by IVI generally should be treated as foreign-source income and as passive income, subject to the separate foreign tax credit basket for passive income, or in the hands of certain holders as financial-services income. However, the Service may assert that dividends paid by IVI should be treated as United States-source income.

    EXCHANGE OF THE EXCHANGEABLE SHARES. A United States holder that transfers Exchangeable Shares in exchange for Company Common Stock generally will recognize gain or loss in an amount equal to the difference between the fair market value of the Company Common Stock received and the adjusted tax basis in the hands of the United States holder of the Exchangeable Shares (and, perhaps, the associated Voting Rights and Exchange Rights) surrendered in exchange therefor. Such gain or loss will be capital gain or loss. The tax basis of the Company Common Stock received by the United States holder will be equal to its fair market value at the time of the exchange and the holding period of the Company Common Stock will not include the holding period of the Exchangeable Shares surrendered in exchange therefor.

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    In certain circumstances, a United States holder that transfers Exchangeable
Shares to the Company in exchange for Company Common Stock (including, in particular, upon the acquisition by the Company of all of the outstanding Exchangeable Shares under the Redemption Call Right) may be entitled to nonrecognition treatment with respect to the exchange, provided that certain other requirements are satisfied. In such a case, the tax basis of the Company Common Stock received by the United States holder would be equal to the adjusted tax basis in the hands of the United States holder of the Exchangeable Shares surrendered in exchange therefor and the holding period of the Company Common Stock received by the United States holder would include the holding period of the Exchangeable Shares in the hands of the United States holder.

    Upon a redemption of Exchangeable Shares by IVI, a United States holder that qualifies for the benefits of the Tax Treaty generally will be subject to Canadian withholding tax at a rate of 15% on the portion of the proceeds treated as a dividend for Canadian tax purposes. For United States foreign tax credit purposes, gain realized on the redemption generally will be treated as United States-source income. Accordingly, any Canadian withholding tax imposed on the redemption generally will not be available as a foreign tax credit for the United States holder, unless the United States holder has other foreign-source income in the appropriate basket.

TAXATION OF CANADIAN HOLDERS

    Dividends received by a Canadian holder on the Exchangeable Shares should not be subject to United States withholding tax and IVI currently does not intend to withhold any amounts in respect of United States tax from such dividends. However, the Service may assert that United States withholding tax is payable with respect to dividends paid on the Exchangeable Shares to Canadian holders, in which case Canadian holders of Exchangeable Shares would be subject to United States withholding tax at the rate of 15%.

    Dividends received by a Canadian holder on the Company Common Stock will be subject to United States withholding tax at the rate of 15%.

    A Canadian holder generally will not be subject to United States federal income tax on gain realized either on the receipt of Company Common Stock or Exchangeable Shares pursuant to the Arrangement, or on the subsequent disposition of Company Common Stock or Exchangeable Shares.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
                           TO CHECKMATE SHAREHOLDERS

    The following is a summary of the material U.S. federal income tax consequences of the Merger. Although the following does not purport to describe all of the tax considerations that may be relevant to a holder of Checkmate Common Stock, in the opinion of Alston & Bird LLP, counsel to Checkmate, such summary describes the material United States federal income tax consequences to a United States holder of Checkmate Common Stock. An opinion to the effect of the previous sentence has been filed as an exhibit to the Registration Statement. This summary is based on the provisions of the Code, the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The summary is included for general information purposes only, applies only to Checkmate shareholders, if any, who hold their stock as a capital asset and may not apply to Checkmate shareholders, if any, who received their stock upon the exercise of employee stock options or otherwise as compensation or who have a special tax status including but not limited to financial institutions, insurance companies, dealers in securities, holders that are not citizens or residents of the United States and tax exempt entities. IVI and Checkmate have not requested a ruling from the Service with respect to the Merger.

    A condition to consummation of the Merger is the receipt by Checkmate of an opinion of Alston & Bird LLP as to the qualification of the Merger as a tax-free reorganization and certain other federal

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income tax consequences of the Merger, including, without limitation, that no gain or loss will be recognized for federal income tax purposes by Checkmate shareholders upon the exchange of their shares of Checkmate Common Stock for shares of Company Common Stock. In rendering its opinion, Alston & Bird LLP shall be entitled to rely on certain representations of the officers of Checkmate. Except as to factual matters, statements of legal conclusion in this summary represent the opinion of Alston & Bird LLP.

    It is the opinion of Alston & Bird LLP that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that this summary is true and correct in all material respects. An opinion to the effect of the previous sentence has been filed as an exhibit to the Registration Statement. Among other things, qualification as a tax-free reorganization is based on Checkmate shareholders maintaining sufficient equity ownership interest in the Company after the Merger. The Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., Checkmate) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., the Company) equal, in terms of value, to at least 50% of their interest in such acquired corporation. Moreover, shares of Checkmate Common Stock and Company Common Stock held by Checkmate shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Effective Time are taken into account. In addition, management of the Company has no plan or intention to cause the Company to redeem or otherwise reacquire the shares of Company Common Stock issued in the Merger. In addition to the foregoing requirements, certain additional matters must be true with respect to the Merger. The Company believes that these additional factual matters will be satisfied.

    Assuming the Merger is treated as a reorganization as defined in Section 368(a) of the Code, in the opinon of Alston & Bird LLP, the following will be the material federal income tax consequences to the Checkmate shareholders:

        (i) No gain or loss will be recognized for federal income tax purposes by Checkmate shareholders upon the exchange of their shares of Checkmate Common Stock solely for shares of Company Common Stock.

        (ii) The aggregate tax basis of the shares of Company Common Stock to be received by Checkmate shareholders will be the same as the aggregate tax basis of the Checkmate Common Stock surrendered in exchange therefor.

       (iii) The holding period of the Company Common Stock to be received by Checkmate shareholders will include the period during which the shares of Checkmate Common Stock surrendered in exchange therefor had been held, provided such shares were held by such stockholders as a capital asset at the Effective Time.

        (iv) Where solely cash is received by a Checkmate shareholder in exchange for Checkmate Common Stock pursuant to the exercise of dissenters rights, the former Checkmate shareholder will be subject to federal income tax as a result of such transaction. The cash will be treated as having been received as a redemption in exchange for such holder's Checkmate Common Stock, subject to the provisions and limitations of Section 302 of the Code.

    BECAUSE MATERIAL TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF CHECKMATE COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

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                           THE COMBINATION AGREEMENT

REPRESENTATIONS, WARRANTIES AND COVENANTS

    The Combination Agreement contains certain customary representations and warranties of each of IVI, Checkmate, the Company and Sub relating to, among other things, their respective organization, capital structures, qualification, operations, financial condition, compliance with necessary regulatory or governmental authorities and other matters, including their authority to enter into the Combination Agreement and to consummate the Transaction. Pursuant to the Combination Agreement, each party has agreed that, until the earlier of the termination of the Combination Agreement or the Effective Time, it will maintain its business and it will not take certain actions outside the ordinary course without the other's consent. The parties have also agreed to advise each other of material changes. Further, the parties have agreed to apply for and use their reasonable efforts to obtain all regulatory and other consents and approvals required for the consummation of the Transaction, to use their reasonable efforts to effect the Transaction, including the preparation and mailing of this Joint Proxy Statement/Prospectus, and to provide the other parties and their respective counsel with such information as they may reasonably request. The Company has agreed to indemnify present and former directors, officers, employees, fiduciaries and agents of IVI and Checkmate and their subsidiaries for six years after the Effective Date. In addition, the Combination Agreement provides that the bylaws of IVI and the bylaws of Checkmate shall not be amended, repealed or otherwise modified for six years after the Effective Date in any manner that would adversely affect the rights of individuals who immediately prior to the Effective Date were directors, officers, employees or agents of IVI or Checkmate. The Company has also agreed to use its reasonable best efforts to cause the Exchangeable Shares to be listed on the TSE and the shares of Company Common Stock to be listed on the TSE and the Nasdaq National Market as of the Effective Date. Checkmate has agreed to take such action as may be necessary so that the Checkmate Rights Plan shall be terminated at the Effective Time and not apply to the transactions contemplated in the Combination Agreement.

EFFECTIVE TIME AND EFFECTIVE DATE

    If the Combination Agreement is adopted by the requisite votes of IVI shareholders and Checkmate shareholders, and all other required court and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Transaction are satisfied or waived (as permitted), (i) the Arrangement will be consummated and will become effective on the date and at the time that a Certificate of Arrangement reflecting the Arrangement is issued by the Director under the CBCA, and (ii) the Merger will be consummated and effected on the date and at the effective time specified in a Certificate of Merger, reflecting the Merger, filed with the Secretary of State of the State of Georgia. It is anticipated that the Effective Time will occur on a date within two business days of the obtaining of shareholder approvals and the required court approval, provided all other conditions to the consummation of the Transaction are either satisfied or waived. Court approval is expected on the day after the Shareholders Meetings or shortly thereafter. Either IVI or Checkmate, acting unilaterally, may terminate the Combination Agreement if the Transaction has not been consummated by July 31, 1998. See "-- Conditions to Consummation" and "-- Amendment, Waiver, and Termination."

CONDITIONS TO CONSUMMATION

    The following are conditions precedent to the consummation of the Transaction pursuant to the Combination Agreement: (a) no stop order suspending the effectiveness of the Registration Statement, if any, shall have been issued and not withdrawn by the Commission and no litigation for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the Commission or the OSC; (b) the Court shall have issued its final order approving the Arrangement in form and substance satisfactory to IVI and Checkmate (such approvals not to be unreasonably withheld or delayed); (c) the Combination Agreement and the Arrangement or Merger, as

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the case may be, shall have been approved and adopted by the affirmative requisite vote of the shareholders of each of IVI and Checkmate; (d) the waiting period (if any) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated; (e) all necessary rulings shall have been obtained from the OSC and other relevant Canadian, provincial and state securities regulatory authorities in connection with the Transaction; (f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect, nor shall any litigation brought by any governmental entity seeking any of the foregoing be pending; and there shall not be any action taken, or any law or order applicable to the Transaction, which makes the consummation of the Transaction illegal; (g) the Company Common Stock issued at or immediately after the Effective Date and any additional shares issued as a result of the exercise of rights attaching to the Exchangeable Shares shall have been approved for (i) listing, subject to notice of issuance and fulfillment of all requirements of the TSE, on the TSE, and (ii) quotation, subject to notice of issuance, on the Nasdaq National Market; (h) the Exchangeable Shares shall have been approved for listing, subject to notice of issuance and fulfillment of all requirements of the TSE, on the TSE; and (i) IVI and Checkmate shall not have received, on or prior to the Effective Time, notice from the holders of, in IVI's case, IVI Common Shares, and, in Checkmate's case, shares of Checkmate Common Stock of their intention to exercise their rights of dissent under Section 190 of the CBCA and Article 13 of the GBCC, respectively, that in the aggregate, after taking into account all other facts and circumstances of the parties, would prevent the Transaction from being treated as a pooling-of-interests under U.S. GAAP.

    The obligations of IVI to effect the Transaction are also subject to the following conditions: (a) the representations and warranties of Checkmate contained in the Combination Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality which shall be true and correct in all respects) on and as of the Effective Date, except for (i) changes contemplated by the Combination Agreement, or (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and IVI shall have received a certificate to such effect signed on behalf of Checkmate by the Chief Executive Officer and the Chief Financial Officer of Checkmate; (b) each of Checkmate, the Company and Sub shall have performed or complied in all respects with all agreements and covenants required by the Combination Agreement to be performed or complied with by it on or prior to the Effective Date, and IVI shall have received a certificate to such effect signed on behalf of Checkmate by the Chief Executive Officer and the Chief Financial Officer of Checkmate and with respect to the Company and Sub, by a director or officer of such corporation; (c) all material approvals and consents required to be obtained or made by Checkmate for the authorization, execution and delivery of the Combination Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by Checkmate; (d) there shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity before any governmental entity, nor shall there be in effect any order of any governmental entity, in either case, seeking to prohibit or limit IVI from exercising all material rights and privileges pertaining to the ownership or operation by IVI or any of its subsidiaries of all or a material portion of the business or properties of IVI or any of its subsidiaries, or seeking to compel IVI or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or properties of IVI or any of its subsidiaries, as a result of the Transaction; (e) since the date of the Combination Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Checkmate or any subsidiary of Checkmate having a material adverse effect; (f) IVI shall have received a letter, dated as of the date of the Combination Agreement, in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that such firm is not aware of any matters relating to IVI and its subsidiaries which would preclude the Transaction from qualifying for pooling-of-interests accounting treatment; (g) IVI also shall have received a letter, dated as of the Effective Date in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that the Transaction

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
qualifies for pooling-of-interests accounting treatment; (h) IVI shall have received from each person who is an Affiliate of Checkmate an Affiliate Agreement, and each such Affiliate Agreement shall be in full force and effect;
(i) IVI shall have received from Alston & Bird LLP, counsel to Checkmate, an opinion that the Merger is effective under Georgia law, in form and substance reasonably satisfactory to IVI and its counsel; and (j) IVI shall have received an opinion in form and substance satisfactory to IVI of Meighen Demers, counsel for IVI, to the effect that the Arrangement will be generally treated for Canadian federal income tax purposes as a reorganization of capital for those shareholders of IVI who hold their IVI Common Shares as capital property for purposes of the Canadian Tax Act and an opinion in form and substance satisfactory to IVI from Morgan, Lewis & Bockius LLP, U.S. counsel to IVI, to the effect that a shareholder of IVI that exchanges IVI Common Shares for Company Common Stock should not recognize gain or loss under Section 351 of the Code.

    The obligations of Checkmate to effect the Transaction is also subject to the following conditions: (a) the representations and warranties of IVI contained in the Combination Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality which shall be true and correct in all respects) on and as of the Effective Date, except for (i) changes contemplated by the Combination Agreement, or (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and Checkmate shall have received a certificate to such effect signed on behalf of IVI by the Chief Executive Officer and the Chief Financial Officer of IVI; (b) IVI, the Company and Sub shall have performed or complied in all material respects with all agreements and covenants required by the Combination Agreement to be performed or complied with by them on or prior to the Effective Date, and Checkmate shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of IVI and with respect to the Company and Sub, by a director or officer of such corporation;
(c) all material approvals and consents required to be obtained or made by IVI for the authorization, execution and delivery of the Combination Agreement and the consummation by them of the transactions contemplated thereby shall have been obtained and made by IVI; (d) there shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity before any governmental entity, nor shall there be in effect any order of any governmental entity, in either case, seeking to prohibit or limit Checkmate from exercising all material rights and privileges pertaining to the ownership or operation by Checkmate or any of its subsidiaries of all or a material portion of the business or properties of Checkmate or any of its subsidiaries, or seeking to compel Checkmate or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or properties of Checkmate or any of its subsidiaries, as a result of the Transaction; (e) since the date of the Combination Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of IVI or any subsidiary of IVI having a material adverse effect thereon; (f) Checkmate shall have received a letter, dated as of the date of the Combination Agreement, in form and substance reasonably acceptable to such party, from Ernst & Young LLP to the effect that such firm is not aware of any matters relating to Checkmate and its subsidiaries which would preclude the Transaction from qualifying for pooling-of-interests accounting treatment; (g) Checkmate also shall have received a letter, dated as of the Effective Date, in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that the Transaction qualifies for pooling-of-interests accounting treatment; (h) Checkmate shall have received from each person who is an Affiliate of IVI an Affiliate Agreement, and each such Affiliate Agreement shall be in full force and effect; (i) Checkmate shall have received from Meighen Demers, counsel to IVI, an opinion that the Arrangement is effective under Ontario law, in form and substance reasonably satisfactory to Checkmate and its counsel; and (j) Checkmate shall have received an opinion in form and substance satisfactory to Checkmate of Alston & Bird LLP, counsel for Checkmate, to the effect that the Merger will be treated for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code.

    No assurances can be provided as to when or if all of the conditions precedent to the Transaction can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement/ Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

    The Combination Agreement provides that, except for those conditions which relate to required regulatory approvals, the conditions to consummation of the Transaction may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of Checkmate shareholders or IVI shareholders. See "-- Amendment, Waiver, and Termination." The Boards of IVI and Checkmate will determine the materiality of any unmet conditions and determine, based on the particular facts and circumstances, whether to resolicit the vote of shareholders with respect to any such unmet conditions.

CONDUCT OF BUSINESS PENDING THE TRANSACTION

    Pursuant to the Combination Agreement, IVI and Checkmate have agreed that, up until the Closing, IVI and Checkmate shall conduct their businesses and shall cause the businesses of their subsidiaries to be conducted only in, and IVI and Checkmate and their subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice except as may be otherwise provided in the Combination Agreement; and IVI and Checkmate shall use reasonable commercial efforts to preserve substantially intact their business organization and the business organization of their subsidiaries, to keep available the services of their present officers, employees and consultants, to take all action reasonably necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any their intellectual property and to preserve their present relationships with customers, suppliers and other persons with which they have significant business relations.

    In addition, except as contemplated by the Combination Agreement, IVI and Checkmate shall not, and shall cause their subsidiaries not to, except to the extent necessary to implement the Transaction and to carry out the intentions of the parties regarding the post-closing corporate structure, during the period from the date of the Combination Agreement and continuing until the earlier of the termination of the Combination Agreement or the Effective Date, directly or indirectly do, or agree, propose or contract to do, any of the following without the prior written consent of the other party:

        (a) amend or otherwise change its articles of continuance, in the case of IVI, articles of incorporation, in the case of Checkmate, or by-laws;

        (b) issue, sell, pledge, dispose of or encumber or otherwise subject to any lien, or authorize the issuance or reservation for issuance, sale, pledge, disposition or encumbrance of or otherwise subjecting to any lien, any shares of capital stock of any class or other ownership interests, or any rights to capital stock of such party, any of its subsidiaries or affiliates (except for the issuance of common stock issuable pursuant to employee stock options under an IVI Option Plan or Checkmate Option Plan or pursuant to the Participation Right, which options, warrants or rights, as the case may be, are outstanding on the date of the execution of the Combination Agreement and except for the issuance of shares of the common stock of National Transaction Network, Inc., a Delaware corporation ("NTN"), pursuant to employee stock options which options are outstanding on the date of the execution of the Combination Agreement);

        (c) sell, dispose of or subject any of such party's properties or any property of its subsidiaries to any lien (except for (i) sales of properties in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless properties);

        (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under its employee benefit plans (including the

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    IVI Option Plan or the Checkmate Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other ownership interest, except that a wholly owned subsidiary of IVI may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize or propose the issuance of any other securities or rights in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

        (f) sell, transfer, license, sublicense or otherwise dispose of any intellectual property, or amend or modify any existing contracts with respect to any of its intellectual property or its rights in or to a third party's intellectual property, other than nonexclusive object and source code licenses in the ordinary course of business consistent with past practice;

        (g) (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, other than the purchase by NTN of the assets of BancTec Payment System's Open Payment Systems Group; (ii) incur or amend any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of currently existing bank debt of such party or its subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $1,000,000 for such party and its subsidiaries taken as a whole;

        (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of such party or any of its subsidiaries subject to performance and compensation reviews, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of such party or any of its subsidiaries, or (except as required by law) terminate, establish, adopt, enter into or amend any employee plan;

        (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by Canadian GAAP, in the case of IVI, or U.S. GAAP, in the case of Checkmate, both applied on a basis consistent with past practice;

        (j) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the consolidated balance sheet contained in such party's most recent publicly filed document;

        (k) pay, discharge or satisfy any material litigation or liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against on the consolidated balance sheet contained in such party's most recent publicly filed document or incurred in the ordinary course of business and consistent with past practice;

        (l) modify, amend or terminate any contracts, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice or with respect to contracts which are not material to such party and its subsidiaries taken as a whole;

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        (m) take or allow to be taken or fail or omit to take any act which would jeopardize the treatment of the Transactions as a pooling-of-interests for accounting purposes under U.S. GAAP; or

        (n) any action which would make any of the representations or warranties of such party contained in the Combination Agreement untrue or incorrect in any material respect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Arrangement or Merger set forth therein not being satisfied.

    NO SOLICITATION. Pursuant to the Combination Agreement, neither IVI nor Checkmate, nor any of their respective subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall such company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (a) solicit, initiate or knowingly take any action to facilitate the submission of inquiries, proposals or offers from any Third Party relating to (i) any acquisition or purchase of 5% or more of the assets of such company and its subsidiaries or of 5% or more of the number of outstanding equity securities of any class of such company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving such company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the assets of such company and its subsidiaries other than the transactions contemplated by the Combination Agreement, the Shareholders Agreements and any transaction pursuant to the Participation Right, or (iv) any other transaction the consummation of which would, or could reasonably be expected to materially impede, interfere with, prevent or delay any or all of the Transactions (collectively, "Acquisition Proposals"), or (b) agree to or endorse an Acquisition Proposal, or (c) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any third party any information with respect to its business or properties or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any third party to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit such company (either directly or indirectly through advisors, agents or other intermediaries) from
(a) engaging in discussions or negotiations with such a third party who has made a Superior Proposal but only to the extent that the Board of Directors of such company shall have concluded in good faith on the basis of written advice from its outside counsel that such action is required to prevent the Board of Directors of such company from breaching its fiduciary duties to the stockholders or shareholders of such company under applicable law; or (b) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to such company in any material respect than the similar agreement entered into between IVI and Checkmate, and a copy of which shall be provided for informational purposes only to the other company) concerning such company and its businesses or properties to a third party who has made a Superior Proposal; provided, further, that if the Board of Directors of such company receives a Superior Proposal, to the extent it may do so without breaching its fiduciary duties as advised in writing by its outside counsel and as determined in good faith, and without violating any of the conditions of such Superior Proposal, (i) the Board of Directors of such company shall not, and shall not authorize any officers or representatives to, take any of the foregoing actions until reasonable notice to the other company of its intent to take such action shall have been given in writing to the other company; and (ii) such company shall promptly inform the other company of the terms and conditions of such proposal and the identity of the person making it.

    For purposes of the Combination Agreement and the foregoing discussion, "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of the company subject to such Acquisition Proposal believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable, from a financial point of view, to the stockholders or shareholders of such

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
company than the Combination Agreement and the Transaction and that the funds or other consideration necessary for the Acquisition Proposal are reasonably likely to be available.

COURT APPROVAL

    In addition to approval by the IVI shareholders, the Arrangement requires approval by the Ontario Court. Prior to the mailing of this Joint Proxy Statement/Prospectus, IVI obtained the Interim Order of the Court providing for the calling and holding of the IVI Shareholders Meeting and other procedural matters. Subject to approval of the Arrangement by the IVI shareholders at the IVI Shareholders Meeting, the hearing in respect of the Final Order is scheduled to take place on June 25, 1998 at 10 a.m. (Toronto time) in the Court. All IVI shareholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Petition for the Final Order and satisfy any other requirements. At the hearing of the application in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. If the Court were to amend the Arrangement such that an amendment to the Combination Agreement would be necessary or desirable, such amendment may be made by the parties' respective Boards of Directors, provided that no such amendment would require further approval under applicable law. It is anticipated that the Effective Time will occur on a date within two business days of the obtaining of shareholder approvals and the required court approval, provided all other conditions to the consummation of the Transaction are either satisfied or waived. Court approval is expected on the day after the Shareholders Meetings or shortly thereafter.

REGULATORY APPROVALS

    The obligations of IVI and Checkmate to perform under the Combination Agreement and consummate the Transaction are subject to the receipt of all approvals from regulatory authorities required for consummation of the Transaction and the expiration of all waiting periods required by law.

    Based on information available to them, IVI and Checkmate believe that the Transaction can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Transaction on antitrust grounds will not be made or that, if such a challenge were made, IVI and Checkmate would prevail or would not be required to accept certain adverse conditions in order to consummate the Transaction.

AMENDMENT, WAIVER AND TERMINATION

    AMENDMENT. The Combination Agreement may be amended by the parties by action taken on or behalf of their respective Boards of Directors at any time prior to the Effective Date, provided that after approval of the matters put before the shareholders of Checkmate or the shareholders of IVI, no amendment may be made which under any law requires further approval by such shareholders without such further approval.

    WAIVER. At any time prior to the Effective Date, any party to the Combination Agreement may with respect to any other party (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained in the Combination Agreement or any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained in the Combination Agreement, except for the conditions relating to required regulatory approvals as provided in the Combination Agreement. The Boards of IVI and Checkmate will determine the materiality of any unmet conditions and determine, based on the particular facts and circumstances, whether to resolicit the vote of shareholders with respect to any such unmet conditions.

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
    TERMINATION. The Combination Agreement may be terminated, and the Transaction abandoned, notwithstanding approval thereof by the shareholders of IVI or Checkmate, prior to the Effective Time by: (a) mutual written consent duly authorized by the Boards of Directors of IVI and Checkmate; (b) either IVI or Checkmate if the Transaction shall not have been consummated by July 31, 1998 (provided, that, the right to terminate the Combination Agreement under the termination provision of the Combination Agreement shall not be available to any party whose failure to fulfill any obligation under the Combination Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date); (c) either IVI or Checkmate if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement or the Merger; (d) either IVI or Checkmate, if, at either of the IVI Shareholders Meeting (including any adjournment or postponement thereof) or the Checkmate Shareholders Meeting (including, any adjournment or postponement thereof), the requisite affirmative vote of the shareholders of IVI or Checkmate, as the case may be, shall not have been obtained; (e) either IVI or Checkmate if (i) the Board of Directors of the other company shall withdraw, modify or change its recommendation of the Combination Agreement or the Transaction in a manner adverse to the other party or shall have resolved to do so or shall have failed by June 15, 1998 to call the IVI Shareholders Meeting or the Checkmate Shareholders Meeting, as the case may be; or (ii) the Board of Directors of the other company shall have taken a "neutral" position with respect to (or shall have failed to reject as inadequate, or shall have failed to reaffirm its recommendation of the Combination Agreement and the Transaction within 10 business days after the public announcement or commencement of) an Acquisition Proposal; (f) by either IVI or Checkmate, upon a breach of any representation, warranty, covenant or agreement on the part of IVI or Checkmate, respectively, or if any representation or warranty of IVI or Checkmate, respectively, shall have become untrue, in either case, such that certain conditions to the Transaction would not be satisfied (a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than July 31, 1998) by IVI or Checkmate, as the case may be, through the exercise of its reasonable best efforts and for so long as IVI or Checkmate, as the case may be, continues to exercise such reasonable best efforts, neither IVI nor Checkmate, respectively, may terminate the Combination Agreement under the termination provision of the Combination Agreement until the earlier of July 31, 1998 or the expiration of such 30-day period without such Terminating Breach having been cured; (g) either IVI or Checkmate may terminate the Combination Agreement by written notice to the other company at any time prior to the Effective Time, provided that a person has made a Superior Proposal to the terminating party, and that the other company does not make, within five business days of the aforesaid notice, an offer that the Board of Directors of the terminating party believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Superior Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is at least as favorable, from a financial point of view, to the shareholders of such Company as such Superior Proposal and that the funds or other consideration necessary for such offer are reasonably likely to be available; (h) either IVI or Checkmate may terminate the Combination Agreement by written notice to the other company if prior to the Effective Time the Board of Directors of the terminating party shall have withdrawn or modified or amended, in a manner adverse to the other company, its approval or recommendation of the Combination Agreement, the Arrangement or the Merger or its recommendation that the shareholders of the terminating party adopt and approve the Combination Agreement, the Arrangement or the Merger in order to permit the terminating party to execute a definitive agreement providing for the consummation of a Superior Proposal with respect to such party, provided that such party shall be in compliance with the terms of the no solicitation provision of the Combination Agreement.

    In the event of the termination of the Combination Agreement pursuant to the termination provisions thereof, the Combination Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) for certain fees and expenses incurred in connection with the Transaction (fees and expenses incurred in connection with the

Combination Agreement and the Transaction by the Company and Sub will be shared on an equal basis by IVI and Checkmate) and for the payment, under certain circumstances of a fee of $3,000,000, together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, if either party consummates, under certain circumstances, an Acquisition Proposal within 12 months following termination of the Combination Agreement, and (ii) nothing in the Combination Agreement shall relieve any party from liability for any willful breach thereof.

EXPENSES AND FEES

    The Combination Agreement provides that, except as otherwise set forth in the no solicitation provision of the Combination Agreement, each of IVI and Checkmate shall be responsible for the fees and expenses of its own legal counsel, accountants, investment banker and other professional advisors in connection with the Combination Agreement and the Transaction. All fees and expenses incurred in connection with the Combination Agreement and the Transaction by the Company and Sub, including, without limitation, fees and expenses incurred with respect to the incorporation and organization of each of them, registration fees and filing fees paid with respect to the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared on an equal basis by IVI and Checkmate, whether or not the Transactions are consummated. See "The Combination Agreement -- Amendment, Waivers and Termination."

    If (i) a Third Party has made an Acquisition Proposal, (ii) the Combination Agreement is terminated because the board of directors of the company subject to the Acquisition Proposal takes certain actions favorable to the adoption of the Acquisition Proposal or unfavorable to the adoption of the Combination Agreement or determines that such Acquisition Proposal is a Superior Proposal and the other company does not match such proposal, or because the other company has breached a representation, warranty or covenant contained in the Combination Agreement or the board of directors of a company take certain actions unfavorable to the adoption of the Combination Agreement to enter into a Superior Proposal, provided that such company complies with the non solicitation provisions, and (iii) the transaction related to such Acquisition Proposal is consummated within twelve months following the termination of the Combination Agreement, then the party to whom such Acquisition Proposal was made, whose board of directors took the action in clause (ii) alone, or consummates any such Acquisition Proposal, shall pay to the other party a fee of $3,000,000, as liquidated damages and not as a penalty, together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, including without limitation, the reasonable fees and disbursements of banks, investment banks, accountants and legal counsel and the expenses of any litigation incurred in connection with collecting such fee. See "The Combination Agreement -- Conduct of Business Pending the Transaction -- No Solicitation."

DISTRIBUTION OF CERTIFICATES

    In the case of holders of IVI Common Shares, in conjunction with the distribution of this Joint Proxy Statement/Prospectus, the Company shall mail a Letter of Transmittal and Election Form to each record holder of IVI Common Shares for use in effecting the surrender and cancellation of those certificates in exchange for Company Common Stock and/or Exchangeable Shares (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing IVI Common Shares shall pass, only upon proper delivery of such certificates to the exchange agent by the former shareholders of IVI). In the case of holders of shares of Checkmate Common Stock, the Company shall cause the exchange agent selected by the Company to mail a Letter of Transmittal to each record holder of shares of Checkmate Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for Company Common Stock (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Checkmate Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent by the former shareholders of Checkmate Common Stock).

    IVI shareholders and Checkmate shareholders should not surrender their certificates for exchange until the Effective Time and after they receive such letter of transmittal and instructions. After the Effective Time, each holder of IVI Common Shares and shares of Checkmate Common Stock (excluding shares as to which dissenters rights are perfected) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the exchange agent, and the certificates thus surrendered will be canceled. Unless otherwise designated by an IVI or Checkmate shareholder on the transmittal letter, certificates representing shares of Company Common Stock, or, at the election of the holder of IVI Common Shares, Exchangeable Shares, deliverable to IVI or Checkmate shareholders in connection with the Transaction will be issued and delivered to the tendering IVI or Checkmate shareholder at the address on record with IVI or Checkmate. The Company shall not be obligated to deliver the consideration to which any former holder of IVI Common Shares or Checkmate Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. No party shall be liable to a holder of IVI Common Shares and Checkmate Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

    After the Effective Time, holders of IVI or Checkmate certificates will have no rights with respect to the IVI Common Shares and shares of Checkmate Common Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of Company Common Stock and/or Exchangeable Shares to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of Company Common Stock or holders of record of Exchangeable Shares will be paid to the holder of any IVI or Checkmate certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of Company Common Stock and/or Exchangeable Shares issuable or deliverable upon the exchange or conversion of such IVI Common Shares and shares of Checkmate Common Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such shareholder is entitled.

    If any certificate for Company Common Stock or Exchangeable Shares is to be issued in a name other than that in which the IVI or Checkmate certificate surrendered for exchange is issued, the IVI or Checkmate certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CONVERSION OF STOCK OPTIONS

    On the Effective Date, the Company will assume the obligations of IVI and Checkmate under their respective option plans, and all options issued thereunder, whether vested or unvested, will be assumed by the Company and, on such assumption, the outstanding rights to acquire IVI Common Shares or shares of Checkmate Common Stock under such plans shall be exchanged for rights to acquire Company Common Stock under such plans.

    An outstanding IVI Option or Checkmate Option, as the case may be, will be deemed to constitute an option to purchase that number of shares of Company Common Stock that the holder of such option would have been entitled to receive pursuant to the Arrangement or the Merger, as the case may be, had such holder exercised such option immediately prior to the Effective Date (not taking into account whether such option was in fact exercisable), rounded down to the nearest whole number of shares of Company Common Stock, and the per share exercise price for the shares of Company Common Stock issuable upon exercise of such assumed IVI Option or Checkmate Option, as the case may be, will be equal to the quotient determined by dividing the exercise price per IVI Common Share or Checkmate Common Stock at which such IVI Option or Checkmate Option, as the case may be, was exercisable immediately prior to the Effective Date by the IVI Exchange Ratio or the Checkmate Exchange Ratio, as the case may be, and rounding the resulting exercise price up to the nearest whole cent.

OTHER AGREEMENTS

    AFFILIATE AGREEMENTS. As a condition to the consummation of the Transaction, the Affiliates of IVI and Checkmate will enter into Affiliate Agreements which provide, among other things, that such Affiliate understands and agrees that (i) shares of Company Common Stock held by such person are restricted and transferable by such person only pursuant to a registered offering under the Securities Act or an exemption from the registration requirements thereof, (ii) such person will not take any action which would adversely affect the availability of pooling-of-interests accounting treatment for the Transaction, (iii) such person intends to vote its or his IVI Common Shares or shares of Checkmate Common Stock in favor of the Combination Agreement and the consummation of the Transaction, and (iv) such person will not exercise its or his dissenters rights with respect to approval of the Transaction.

    SHAREHOLDERS AGREEMENTS. IVI and Messrs. Spence and Moore (who collectively own approximately 21.2% of the Checkmate Common Stock), and Checkmate and Ingenico (which owns approximately 16.7% of the IVI Common Shares), have entered into shareholder agreements (the "Shareholders Agreements") pursuant to which
(i) Spence and Moore have agreed to, or have given to IVI a proxy to, vote their shares of Checkmate Common Stock in favor of the Combination Agreement and the consummation of the Merger and (ii) Ingenico has agreed to, or has given to Checkmate a proxy to, vote its IVI Common Shares in favor of the Combination Agreement and the consummation of the Arrangement.

    STOCKHOLDERS AGREEMENT. On January 16, 1998, Ingenico, Mr. Spence and Mr. Moore entered into the Stockholders Agreement pursuant to which the parties agreed, among other things, that for periods specified in the agreement (i) not to vote for approval of certain business combination proposals involving the Company, (ii) not to participate in certain third party tender offers, (iii) to vote for the election of certain persons as directors of the Company, including Mr. Compain as a representative of Ingenico, and Mr. Spence and Mr. Whitton,
(iv) to use their best efforts to have certain persons appointed to offices and committees, including the appointment of Mr. Compain to the Executive Committee of the Board of Directors, Mr. Spence to the position of Chairman of the Board and Mr. Whitton to the position of Vice Chairman of the Board, and (v) not to sell their Company Common Stock except in a registered offering under the Securities Act or pursuant to Rule 144 under the Securities Act unless the transferee of the Company Common Stock agrees in writing to be bound by the Stockholders Agreement. The Stockholders Agreement is subject to be terminated in the event that Ingenico is prohibited from exercising its rights under the Investment Agreement as described in the Stockholders Agreement. See "The Transaction-- Interests of Certain Persons in the Transaction -- Stockholders Agreement."

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION

    An arrangement of a corporation under the CBCA requires approval by both the Court and the securityholders of the subject corporation. Prior to the mailing of this Joint Proxy Statement/Prospectus, IVI obtained the Interim Order providing for the calling and holding of the IVI Shareholders Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Annex C. The Notice of Petition for the Final Order appears at the front of this Joint Proxy Statement/Prospectus.

    Subject to the approval of the Arrangement by the shareholders of IVI at the IVI Shareholders Meeting, the hearing in respect of the Final Order is scheduled to take place on the date and at the time set forth in the Notice of Petition for the Final Order, in the Court. All IVI shareholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Petition for the Final Order and satisfy any other requirements. At the hearing of the application in respect of the Final Order, it is anticipated that the Court will consider, among other things, the fairness and reasonableness of the Arrangement, including specifically the exchange of IVI Common Shares for Company Common Stock or Exchangeable Shares. The Court may approve the Arrangement as proposed or require amendments or refuse to approve the Arrangement.

    The Final Order will constitute the basis for an exemption from the registration requirements of the Securities Act for the issuance of Exchangeable Shares to IVI shareholders in exchange for IVI Common Stock.

    Assuming the Final Order is granted and the other conditions to the Combination Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: Articles of Arrangement will be filed with the Director under the CBCA to give effect to the Arrangement, the Support Agreement and the Voting and Exchange Trust Agreement will be executed and delivered, and the various other documents necessary to consummate the transactions contemplated under the Combination Agreement will be executed and delivered. Subject to the foregoing, it is presently anticipated that the Effective Date will occur within two or three days after the requisite shareholder approval on or about June 24, 1998.

LISTING OF THE COMPANY COMMON STOCK AND EXCHANGEABLE SHARES

    Authorization for quotation of the Company Common Stock on the Nasdaq National Market and listing of the Company Common Stock and Exchangeable Shares on the TSE are conditions to the obligations of IVI and Checkmate to consummate the Transaction. The Company has reserved the symbol "CMIV" for listing the Company Common Stock on the Nasdaq National Market and the symbol "IVC" for listing the Company Common Stock on the TSE. IVI intends to use its current symbol "IVI" for listing the Exchangeable Shares on the TSE. IVI will not list the Exchangeable Shares on the Nasdaq National Market or any U.S. national securities exchange.

TERMINATION OF CHECKMATE RIGHTS PLAN

    Pursuant to the Combination Agreement, Checkmate has agreed to terminate as of the Effective Date all rights outstanding under the Shareholder Rights Protection Plan dated as of October 13, 1997, by and between Checkmate and First Union National Bank, as rights agent as amended (the "Checkmate Rights Plan"). Checkmate and First Union National Bank have entered into an amendment to the Checkmate Rights Plan dated as of January 16, 1998, providing for the termination of such plan as of the Effective Date.

                      THE COMPANIES AFTER THE TRANSACTION

    The Company was incorporated under the laws of the State of Delaware on January 15, 1998. It currently conducts no business other than in connection with the Transaction. Upon completion of the Transaction, the Company's business will be to own all of the voting capital stock of IVI and all of the capital stock of Checkmate and to manage the businesses of IVI and Checkmate and their subsidiaries. Accordingly, viewed on a consolidated basis, the Company will be engaged in the same businesses as IVI and Checkmate, which will be the design, development and marketing of electronic payment solutions to distributors, retailers, government agencies and financial institutions. The Company's POS solutions will include terminals and software for debit, credit, EFT, EBT and smart card transactions, check readers and signature capture devices, printers and other secure PIN entry devices. The Company's principal executive office will be located at 1003 Mansell Road, Roswell, Georgia 30076, and its telephone number is (770) 594-6000.

    After the Effective Time, IVI will change its name to IVI Checkmate Ltd., and will continue to be a corporation governed by the CBCA. Its registered office will continue to be located at 79 Torbarrie Road, Toronto, Ontario, M3L 1G5, and its telephone number will remain (416) 245-6700. After the Effective Time, Checkmate will continue to be a Georgia corporation, its registered office will continue to be located at 1003 Mansell Road, Roswell, Georgia, 30076, and its telephone number will remain (770) 594-6000. Checkmate's name will be changed to IVI Checkmate Inc.

MANAGEMENT

    DIRECTORS AND EXECUTIVE OFFICERS

    Pursuant to the Combination Agreement, effective upon consummation of the Transaction, the Company's Board of Directors will be increased to nine members, three of whom will be current directors or nominees of each of IVI and Checkmate, and an additional three of whom will be independent directors mutually agreed upon by IVI and Checkmate which will include two nominees of Ingenico. Also pursuant to the Combination Agreement, J. Stanford Spence is Chairman of the Board, George Whitton is Vice-Chairman of the Board, and L. Barry Thomson is a director and President and Chief Executive Officer of the Company and Gregory A. Lewis is a director of the Company. See "The Transaction--Interests of Certain Persons in the Transaction."

    The following persons are expected to serve as directors and/or executive officers of the Company following the Effective Date.

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------
J. Stanford Spence...................................     68      Chairman of the Board
George Whitton.......................................     62      Vice-Chairman of the Board
L. Barry Thomson.....................................     56      President, Chief Executive Officer and Director
Gregory A. Lewis.....................................     52      President and Chief Operating Officer of Checkmate
                                                                  and Director
John J. Neubert......................................     59      Executive Vice-President, Chief Financial Officer
Gerard Compain.......................................     45      Director
Gareth Owen..........................................     46      Director
Peter E. Roode.......................................     61      Director

    J. STANFORD SPENCE has been the Chairman of the Board of the Company since January 15, 1998. Mr. Spence has been Chief Executive Officer of Checkmate since July 1997, is the founder of Checkmate and, except for two brief periods, has been Chairman of the Board of Checkmate and its predecessors since 1973. Mr. Spence also served as interim Chief Executive Officer of Checkmate from May 1994 until August

1994. Mr. Spence has been Chairman of the Board of Directors, Chief Executive Officer and owner of Stanford Technologies, Inc., a financial software development company in Austin, Texas, since 1985.

    GEORGE WHITTON has been the Vice-Chairman of the Board of the Company since January 15, 1998. Mr. Whitton has been Chairman of the Board of IVI since November 1986. After serving in senior operations and sales management positions with IBM Canada, Mr. Whitton joined Canada Permanent Trust, a trust and banking institution, where he served as Vice President of Information Services from 1973 to 1976. From 1976 to 1979, Mr. Whitton worked for the Canadian Imperial Bank of Commerce, Canada's second largest bank, as Vice President -- Systems. From 1979 to 1987, Mr. Whitton was President and Owner of Howarth & Smith, a typography, printing and data management company.

    L. BARRY THOMSON has been the President, Chief Executive Officer and a director of the Company since January 15, 1998. Mr. Thomson has been President and Chief Operating Officer of IVI since April 1994 and was appointed Chief Executive Officer in May 1996, and has been a director of IVI since May 1995. Mr. Thomson was President and Chief Executive Officer of Aluma Systems Corporation, a construction technology company. He also served as Executive Vice President, director and member of the Executive Committee for Aluma's parent company, Tridel Enterprises, Inc., Canada's largest builder of condominium dwellings.

    GREGORY A. LEWIS has been a Director of the Company since January 15, 1998. Mr. Lewis has been the President and Chief Operating Officer and a director of Checkmate since September 1997. Prior to joining Checkmate, Mr. Lewis was employed by VeriFone, Inc. Mr. Lewis began his career at VeriFone in 1984 as one of the founding executives and served in various executive positions during his employment. His most recent assignment was Vice President and General Manager of the Emerging Markets Division. Prior to 1984, Mr. Lewis held various executive positions during his 14 year career at National Data Corporation, as well as serving as Executive Vice President of Business Development with Buy Pass Corporation.

    JOHN J. NEUBERT has been the Executive Vice-President and Chief Financial Officer of the Company since May 1, 1998. Mr. Neubert has been the Senior Vice President-Finance and Administration and Chief Financial Officer of Checkmate since 1990 and a director of Checkmate since May 1994. Mr. Neubert also was the Chief Operating Officer of Checkmate from May 1994 until September 1997. Mr. Neubert was Executive Vice President and Chief Financial Officer of Technology Research Group, Inc., a software development and systems integrator company, from 1987 until 1990. He was Vice President of RIM Incorporated, a manufacturer and distributor of leisure furniture, from 1985 to 1987. Prior to that time he was employed by Uniroyal Incorporated in various financial and operational positions for approximately 15 years.

    GERARD COMPAIN will become a director of the Company at the Effective Time. Mr. Compain joined IVI's Board in January 1997. Mr. Compain has been Managing Director of Ingenico since October 1995. From 1985 to 1995, Mr. Compain served in various executive and operational positions with BULL PC, the Payment Systems Division of Groupe Bull, where he helped grow the business from $15 million in 1989 to $120 million in 1995.

    GARETH OWEN will become a director of the Company at the Effective Time. Mr. Owen joined IVI's Board in January 1997. Mr. Owen has been Managing Director of Ingenico International (Pacific) Pty Limited since 1986. Ingenico International is the largest EFTPOS supplier in Australia and New Zealand, and the third largest supplier in the Asia Pacific region. Prior to Ingenico, Mr. Owen held various marketing positions with companies involved in the development of payment terminal products. Mr. Owen is a graduate of Dundee University in Scotland with a Bachelor of Science and a Master of Arts.

    PETER E. ROODE will become a director of the Company at the Effective Time. Mr. Roode has been a director of IVI since September 1992. He has been President of Triarch Corporation since 1987 and has been a Vice President since joining Triarch in 1976. Triarch is an investment company investing in small to medium sized businesses. Mr. Roode is a director of several corporations in a variety of businesses. He has a B. Comm degree from Queens University, and MBA from the University of Western Ontario and is a Chartered Accountant.

    Each director holds office until the next annual meeting of the shareholders or until his successor is elected. Officers of the Company are elected annually by the Board of Directors and serve at its discretion.

COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

    The Company's Board of Directors will have certain committees including:

    (a) an audit committee which will have responsibility for reviewing the Company's financial statements and the efficiency of the Company's internal accounting controls and will advise the Board of Directors on the selection and remuneration of auditors;

    (b) a compensation committee whose responsibilities will be to determine compensation for the officers, directors and employees of the Company and certain of its subsidiaries;

    (c) a nomination/governance committee which will be responsible for recommending to the Board of Directors nominees for election to the Board of Directors in future years and for implementing and monitoring measures to ensure appropriate corporate governance; and

    (d) an executive committee whose responsibilities will be to review key operational and strategic initiatives of management.

    The Board of Directors has not yet established policies with regard to the compensation and reimbursement of directors, although it is anticipated that directors will be granted options or other awards under the IVI Checkmate Corp. 1988 Long-Term Incentive Plan as a portion of their compensation. See "-- Company Stock Option Plans."

COMPENSATION

    COMPENSATION SUMMARY

    The following table sets forth the compensation paid or accrued by IVI or Checkmate in the fiscal year ended December 31, 1997 with regard to L. Barry Thomson, who has served as the Chief Executive Officer of the Company since its organization on January 15, 1998, and three other executive officers of the Company whose annual compensation and bonus was $100,000 or more for such fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                           AWARDS
                                                           ANNUAL COMPENSATION         SECURITIES       ALL OTHER
                NAME AND                             -------------------------------   UNDERLYING     COMPENSATION
           PRINCIPAL POSITION               YEAR      SALARY($)(1)       BONUS($)     OPTIONS(#)(2)      ($)(3)
----------------------------------------  ---------  ---------------  --------------  -------------  ---------------
L. Barry Thomson........................       1997  Cdn.$   250,008  Cdn.$   50,000      150,000                  *
PRESIDENT AND CHIEF EXECUTIVE OFFICER          1996          231,826          50,000       30,000                  *
OF THE COMPANY AND IVI                         1995          218,801          50,000       43,200                  *
J. Stanford Spence......................       1997        --               --             10,000    U.S.$    14,000
CHAIRMAN OF THE BOARD OF THE COMPANY;          1996        --               --             10,000              9,000
CHAIRMAN OF THE BOARD AND CHIEF                1995        --               --             10,000             11,500
EXECUTIVE OFFICER OF CHECKMATE
George Whitton..........................       1997  U.S.$   207,644        --             75,000                  *
VICE CHAIRMAN OF THE BOARD OF THE              1996          320,250        --             50,000                  *
COMPANY; CHAIRMAN OF THE BOARD OF IVI          1995          309,985  U.S.$   50,000       90,000                  *
John J. Neubert.........................       1997  U.S.$   129,600        --             --                      *
EXECUTIVE VICE PRESIDENT AND CHIEF
FINANCIAL OFFICER OF THE COMPANY;
SENIOR VICE PRESIDENT, FINANCE AND             1996          129,600  U.S.$   43,500       --                      *
ADMINISTRATION AND CHIEF FINANCIAL             1995          120,000          80,000     50,000                    *
OFFICER OF CHECKMATE

(1) Includes amounts deferred at the election of the officers pursuant to Checkmate's Section 401(k) retirement plan.

(2) Represents shares underlying options to purchase IVI Common Shares in the case of Messrs. Thomson and Whitton, and shares underlying options to purchase Checkmate Common Stock in the case of Messrs. Spence and Neubert. No stock appreciation rights ("SARs") were granted by IVI or Checkmate during the fiscal year.

(3) Reflects directors fees paid to Mr. Spence in his capacity as a non-employee director of the Company in each of 1997, 1996 and 1995, and consulting fees of $1,000 paid to Mr. Spence in 1997. Amounts denoted by an asterisk are below 10% of the total annual salary and bonus reported for the Named Executive Officer for the respective year.

STOCK OPTIONS

    The following table sets forth information regarding all stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                                VALUE AT
                                            INDIVIDUAL GRANTS(1)                             ASSUMED ANNUAL
                          --------------------------------------------------------              RATES OF
                           NUMBER OF     % OF TOTAL                                           STOCK PRICE
                          SECURITIES       OPTIONS                                          APPRECIATION FOR
                          UNDERLYING     GRANTED TO       EXERCISE                            OPTION TERM
                            OPTIONS     EMPLOYEES IN        PRICE      EXPIRATION   --------------------------------
NAME                        GRANTED      FISCAL YEAR      ($/SHARE)       DATE          5% ($)           10% ($)
------------------------  -----------  ---------------  -------------  -----------  ---------------  ---------------
L. Barry Thomson........     150,000           16.1%    Cdn$     6.65     1/13/99   Cdn.$   399,600  Cdn.$   499,550
J. Stanford Spence......      10,000            1.4%    U.S.$  12.375     5/19/07   U.S.$    75,565  U.S.$   194,361
George Whitton..........      75,000            8.0%    Cdn.$    6.65     1/13/99   Cdn.$   100,000  Cdn.$   112,500
John J. Neubert.........      --             --              --            --             --               --

------------------------

(1) Represents shares underlying options to purchase IVI Common Shares in the case of Messrs. Thomson and Whitton, and shares underlying options to purchase Checkmate Common Stock in the case of Mr. Spence.

    The following table sets forth information regarding (i) all exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 1997 and (ii) the number of shares underlying stock options held by the Named Executive Officers as of December 31, 1997 and the respective values of these unexercised options at December 31, 1997.

                                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                                  AND
                                                   FISCAL YEAR END OPTION VALUES(1)
                                           -------------------------------------------------
                                                                              NUMBER OF            VALUE OF
                                                                             SECURITIES           UNEXERCISED
                                                                             UNDERLYING          IN-THE-MONEY
                                                                         UNEXERCISED OPTIONS        OPTIONS
                                                                              AT FISCAL         AT FISCAL YEAR
                                                                             YEAR END(#)           END($)(2)
                                             SHARES                      -------------------  -------------------
                                           ACQUIRED ON       VALUE          EXERCISABLE/         EXERCISABLE/
NAME                                       EXERCISE(#)    REALIZED($)       UNEXERCISABLE        UNEXERCISABLE
-----------------------------------------  -----------  ---------------  -------------------  -------------------
L. Barry Thomson.........................      50,100   Cdn.$   221,495           99,900/--    Cdn.$  349,650/--
J. Stanford Spence.......................      --             --             130,000/10,000                --/--
George Whitton...........................      50,000   Cdn.$   221,250           25,000/--    Cdn.$   87,500/--
John J. Neubert..........................      --             --             233,334/16,666                --/--

(1) Represents shares underlying options to purchase IVI Common Shares in the case of Messrs. Thomson and Whitton, and shares underlying options to purchase Checkmate Common Stock in the case of Messrs. Spence and Neubert.

(2) Such value is computed by subtracting the option exercise price from the market price of the IVI Common Shares or the Checkmate Common Stock, as appropriate, on (a) the date of exercise or (b)

    December 31, 1997, in the case of unexercised options, and multiplying the resulting figure by the total number of shares underlying the options in question.

    Effective upon the consummation of the Transaction, the Company and Mr. J. Stanford Spence will enter into a five year employment agreement providing for his employment as a consultant of the Company and as the Company's Chairman of the Board of Directors at an initial base salary of $220,000 per year, adjusted annually to reflect changes in the CPI. The employment agreement provides that in the event of termination: (i) by the Company other than for death or disability or by Mr. Spence for good reason, Mr. Spence will receive any unpaid compensation up to the date of his termination, and he will continue to receive his compensation until the end of the five year term; (ii) by Mr. Spence other than for good reason or due to disability, Mr. Spence will receive any unpaid compensation up to the date of his termination, and he will continue to receive his compensation until the end of the five year term, but at a base salary of $150,000 per year; (iii) due to death, Mr. Spence's estate will be entitled to receive any unpaid compensation up to the date of his death. The employment agreement includes a non-compete covenant that runs throughout the term of the employment agreement, regardless of his employment status with the Company.

    On January 1, 1998, Checkmate and Mr. Gregory A. Lewis entered into a three year employment agreement providing for his employment as President and Chief Operating Officer of Checkmate at a base salary of $240,000, $264,000 and $290,000 per year, respectively. On January 1, 1998, Checkmate and Mr. John J. Neubert entered into a three year employment agreement providing for his employment as Executive Vice President and Chief Financial Officer of Checkmate at a base salary of $160,000, $175,000 and $190,000 per year, respectively. The employment agreements between Checkmate and Messrs. Lewis and Neubert provide that in the event of termination: (i) by Mr. Lewis or Mr. Neubert for good reason, by Checkmate other than for cause, death or disability or upon the expiration of the term thereof, the terminated employee will receive a lump sum payment equal to (a) his unpaid compensation up to the date of their termination, (b) the product of his annual bonus for the year of the date of termination and a fraction, the numerator of which is the number of days in the current fiscal year up to the date of termination and the denominator of which is 365, (c) a severance payment equal to the present value of the income stream represented by a continuation of their base salary and target annual bonus, unless the date of termination occurs within two years of a change of control, in which case the severance payment is equal to two times the appropriate base salary and annual bonus for such employee in effect for that year; (ii) by Mr. Lewis' or Mr. Neubert's death, the terminated employee's estate or beneficiary will be entitled to receive his unpaid compensation up to the date of his death;
(iii) by Mr. Lewis' and Mr. Neubert's disability, retirement or voluntary termination without good reason or by Checkmate for cause, the terminated employee will be entitled to receive his unpaid compensation up to the date of termination.

    IVI and Mr. George Whitton have entered into an employment agreement dated January 6, 1995, as amended and restated on March 15, 1996 and February 25, 1998, providing for his employment as Chairman of the Board of Directors of IVI and Vice-Chairman of the Company for three years after the Effective Date. Mr. Whitton's annual base salary will be $150,000. Mr. Whitton's employment agreement provides that in the event of termination: (i) by IVI for cause or by Mr. Whitton voluntarily, Mr. Whitton will be entitled to compensation earned up to the date of termination, together with any statutory minimum payments; (ii) by IVI within one year of a change of control, Mr. Whitton will be entitled to 72 months' salary at the annual base salary rate.

    IVI, L.B.T. Investments Inc. and Mr. L. Barry Thomson have entered into an employment agreement dated May 6, 1996, as amended on October 1, 1996, July 30, 1997 and February 25, 1998 providing for the provision of Mr. Thomson's services as President and Chief Executive Officer of IVI and President and Chief Executive Officer of the Company and, after the Effective Date, Chief Executive Officer of IVI Checkmate Inc. From and after the Closing Date the annual management fee will be a minimum of $275,000 per year for 1998, $300,000 for 1999 and $335,000 for 2000. There will be a minimum annual performance bonus of at least $50,000. The management services agreement between IVI, L.B.T. Investments Inc. and Mr. Thomson provides that in the event of termination: (i) by IVI and the Company for cause or as a result of Mr. Thomson's disability or death or if terminated by L.B.T. Investments Inc. it will be entitled to fees up to the date of termination and, other than in the case of termination for cause, pro rata entitlement under the then current bonus program; (ii) by IVI and the Company for any other reason, other than that in
(iii) below, L.B.T. Investments Inc. will be entitled to a lump sum payment equal to three times the aggregate of the annual fee and bonus paid and/or earned in the immediately preceding year; (iii) by IVI and the Company for any reason, other than cause or the death or disability of Mr. Thomson, within one year of a change of control, L.B.T. Investments Inc. will be entitled to a lump sum payment equal to three times the greater of (a) the aggregate of the annual fee and bonus for the year immediately preceding year, and (b) the aggregate of the annual fee and bonus for the year immediately preceding the change of control.

COMPANY STOCK OPTION PLANS

    IVI CHECKMATE CORP. 1998 LONG-TERM INCENTIVE PLAN. On May 22, 1998, the Board of Directors of the Company and Checkmate, as the sole stockholder of the Company adopted the IVI Checkmate Corp. 1998 Long-Term Incentive Plan (the "Incentive Plan"), subject to approval of the Combination Agreement and the Transaction by the shareholders of IVI and Checkmate. The Company has reserved 2,500,000 shares of Company Common Stock for issuance in connection with the options and awards under the Incentive Plan. If the Combination Agreement and the Transaction are approved by the shareholders of IVI and Checkmate at the Shareholders Meetings, the Incentive Plan will be effective as of the consummation of the Transaction.

    The Incentive Plan authorizes the granting to employees, officers, consultants and directors of the Company or its affiliated companies of (i) options to purchase shares of Company Common Stock, which may be incentive stock options or non-qualified stock options; (ii) stock appreciation rights; (iii) performance units; (iv) restricted stock; (v) dividend equivalents; and (vi) other stock-based awards. The Company has not granted any awards under the Incentive Plan.

    The Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") or, at the discretion of the Board of Directors, from time to time by the Board of Directors who will set the vesting schedule and the exercise price for awards granted under the Incentive Plan. The Incentive Plan provides that the exercise price of options granted under the Incentive Plan not be less than the fair market value of the shares of Company Common Stock as of the date of grant.

    The Incentive Plan is designed to comply with Code Section 162(m) so that the grant of options or stock appreciation rights under the Incentive Plan and other awards that are conditioned on the performance goals in the Incentive Plan will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company.

    IVI CHECKMATE CORP. 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. On May 22, 1998, the Board of Directors of the Company and Checkmate, as the sole stockholder of the Company adopted the IVI Checkmate Corp. 1998 Non-Employee Director Stock Option Plan (the "Director Plan"), subject to approval of the Combination Agreement and the Transaction by the shareholders of IVI and Checkmate. The Company has reserved 250,000 shares of Company Common Stock for issuance in connection with the options and awards under the Director Plan. If the Combination Agreement and the Transaction are approved by the shareholders of IVI and Checkmate at the Shareholders Meetings, the Director Plan will be effective as of the consummation of the Transaction.

    The Director Plan provides for the automatic grants of options to purchase 10,000 shares of Company Common Stock to each member of the Board of Directors who is not a current employee of the Company or any parent or subsidiary of the Company (a "Non-Employee Director") on the first date prior to 2002 on which a person first becomes a Non-Employee Director and on the dates of the annual meetings of stockholders of the Company through 2002. No options have been granted under the Director Plan.

    The Director Plan also provides that the exercise price for each option granted under the Director Plan will be the fair market value of the shares of Company Common Stock on the date of grant. All options granted under the Director Plan will vest as to all shares on the first anniversary of the date of grant, or upon the earlier date, disability of the holder or upon a change in control of the Company (as defined in the Director Plan).

CERTAIN TRANSACTIONS

    In 1984, Checkmate entered into an agreement that give Mr. Spence exclusive rights to sell and market Checkmate's MICR reader products. Subsequently, after determining that Checkmate should market its own products, Checkmate entered into a settlement agreement with Mr. Spence and Stanford Technologies, Inc. ("STI"), which is owned by Mr. Spence and his wife (the "STI Agreement"). Pursuant to the STI Agreement, Mr. Spence and STI transferred and assigned to Checkmate all of their rights to market Checkmate's MICR analyzers. Also pursuant to the STI Agreement, Mr. Spence and STI agreed to refrain from competing against Checkmate for a period of eleven years following his resignation or removal from Checkmate's Board of Directors. In exchange for such benefits, the STI Agreement provides that Checkmate shall make minimum monthly payments aggregating no less than $15,000 per month (of which $10,000 is adjusted semi-annually for inflation) or, at Checkmate's option in order to accelerate full payments (as described in the preceding sentence), 5% of sales if this amount exceeds the minimum aggregate amount due. Payments under the terms of the STI Agreement terminate upon the first to occur of (i) June 30, 2000; or (ii) that time at which payments pursuant to the STI Agreement equal $1,758,321 (plus adjustments for inflation). Checkmate paid $216,000 to STI in 1997 pursuant to the STI Agreement, and as of December 31, 1997, a total of $1,613,000 (including $203,000 of inflation adjustments) had been paid by Checkmate to STI pursuant to the STI Agreement.

STOCK OWNERSHIP

    The following table sets forth information with respect to the beneficial ownership of IVI Common Shares and shares of Checkmate's Common Stock as of December 31, 1997, and the beneficial ownership of shares of Company Common Stock based on the IVI Exchange Ratio and the Checkmate Exchange Ratio as if the transaction had occurred on December 31, 1997, by (i) each person known by IVI and Checkmate to beneficially own more than five % of the IVI Common Shares and the Checkmate Common

Stock, respectively, (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                                                     CHECKMATE COMMON         IVI COMMON          COMPANY COMMON
                                                                         STOCK(1)              SHARES(1)             STOCK(1)
                                                                   --------------------   -------------------   -------------------
                                                                    NUMBER     PERCENT     NUMBER    PERCENT     NUMBER    PERCENT
NAME OF BENEFICIAL OWNER                                           OF SHARES    OWNED     OF SHARES   OWNED     OF SHARES   OWNED
-----------------------------------------------------------------  ---------   --------   ---------  --------   ---------  --------
PRINCIPAL STOCKHOLDERS:
Ingenico, S.A.(2)................................................     --         --       1,544,116    16.7%    2,585,804    15.0%
Dudley L. Moore, Jr.(3)..........................................   494,788       9.1%       --        --         632,091     4.0
DIRECTORS:
J. Stanford Spence(4)............................................   636,055      11.7        --        --         812,560     5.1
George Whitton(5)................................................     --         --         103,100     1.1       103,100       *
L. Barry Thomson(6)..............................................     --         --          99,900     1.1        99,900       *
John J. Neubert(7)...............................................   268,112       4.9        --        --         342,513     2.1
Gregory A. Lewis(8)..............................................    60,000       1.1        --        --          76,650       *
Gerard Compain(2)(9).............................................     --         --       1,564,116    16.7     2,605,804    15.0
Peter E. Roode(8)................................................     --         --          27,000       *        27,000       *
Gareth Owen......................................................     --         --          --        --          --           *

All directors and executive officers as a group(10)..............  1,194,195     22.0     1,863,661    18.4     4,067,527    20.8

------------------------

    *Less than one percent.

(1) Stock ownership information has been furnished by the named persons. Beneficial ownership has been determined in accordance with Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares which may be acquired within 60 days after December 31, 1997 upon the exercise of stock options. Except as otherwise stated in the following footnotes, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

(2) Pursuant to the Investment Agreement, the rights and obligations under which were assigned to the Company pursuant to the Assignment, Assumption and Consent Agreement, Ingenico has the right to maintain its ownership of the Company at 15% on a non-diluted basis. Includes the option to purchase 1,041,688 shares pursuant to the Investment Agreement.

(3) The shares shown include 466,994 shares owned by Moore family partnerships, over which shares Mr. Moore, as the general partner of each of the partnerships, has voting and investment control. Mr. Moore's address is 1000 Parkwood Circle, #1000, Atlanta, Georgia 30339.

(4) The shares shown include 26,397 shares owned by Stanford Technologies, Inc., a corporation of which Mr. Spence and his wife are the sole shareholders, and 130,000 shares that may be acquired upon exercise of stock options granted to Mr. Spence. Mr. Spence's address is 7209 Valburn Drive, Austin, Texas 78731.

(5) Includes 25,000 shares that may be acquired upon the exercise of stock options.

(6) Consists of shares that may be acquired upon the exercise of stock options.

(7) Includes 233,334 shares that may be acquired upon the exercise of stock options.

(8) Consists of shares that may be acquired upon the exercise of stock options.

(9) Mr. Compain, a director of the Company, is Managing Director of Ingenico and, as such, is deemed to have voting and investment control over all of the shares owned by Ingenico. Includes 20,000 shares that may be acquired upon the exercise of stock option.

(10) Includes a total of 165,400 IVI Common Shares, 452,084 shares of Checkmate Common Stock and 1,707,397 shares of Company Common Stock that may be acquired upon the exercise of stock options. There are nine, six and eight directors and executive officers of IVI, Checkmate and the Company, respectively

PLANS AND PROPOSALS

    After the Transaction, it is expected that Checkmate's corporate headquarters and IVI's operations in Boulder, Colorado will be combined into a single facility in Roswell, Georgia. The Canadian operations of the Company will continue to be conducted through the offices of IVI in Toronto.

    Following the Transaction, the operations of NTN will continue as currently conducted. Similarly, the operations of IVI Ingenico Inc. will continue as currently conducted, however, it will commence distribution of appropriate products of Checkmate in the Latin American markets.

    It is anticipated that the various consolidations and restructurings referred to above will result in ongoing cost savings to the Company of approximately U.S.$ 3 million per year compared to the combined historical financial results of the two companies. The anticipated cost savings are expected to result primarily from the reduction in employees and facilities-related costs including lease payments, property taxes and depreciation, and the rationalization of IVI's and Checkmate's development, manufacturing and sales operations. The Company expects that approximately 35 to 40 employees of IVI and Checkmate will leave or be terminated as a result of the integration of the two companies. The expected reduction in facilities-related costs will be attributable primarily to the closing of IVI's facilities in Boulder, Colorado. The impact of these cost savings is expected to be realized throughout the second half of the current fiscal year. Initially, however, such savings will be offset by restructuring costs such as severance payments, payments to landlords and other facility-related and personnel costs.

    The amount of anticipated cost savings from the integration of the companies is only an estimate and is based upon the assumptions set forth above. No assurance can be given that the Company will be able to effect the consolidations and restructurings in this fashion or that such cost savings will be achieved or will be achieved in a reasonable time frame. Actual cost savings will depend upon the specific restructuring steps undertaken by the Board of Directors of the Company in its discretion, exercised after the Effective Date, and in the circumstances then existing. In addition, notwithstanding that such cost savings may be achieved, there can be no assurance that such restructuring steps will not also result in a decrease in revenues and profits or that any such savings will ultimately result in profits for the Company, which profits are also dependent upon numerous conditions, some of which are beyond the control of the Company, including technological changes, pricing trends and competition. See "Risk Factors."

    PROPOSED BUSINESS AND MARKETING STRATEGY

    The Company is not expected to make any significant changes in the way that the Company approaches the various segments of the EFT/POS market currently addressed by the products of IVI and Checkmate, but rather to utilize the strengths of each company's existing marketing efforts.

                          INTERNATIONAL VERIFACT INC.

BUSINESS

    IVI is engaged in the design, development and sale of electronic payment solutions, which are sold directly to financial institutions, governments and large retail POS users in Canada, the United States and Latin America. IVI's products are also distributed through resellers and OEM relationships in Canada and the United States. IVI's hardware solutions include debit, credit, EFT and EBT payment authorization terminals, check readers, smart card readers, POS printers and secure PIN entry devices. IVI's software solutions include the collection of payment-related data at the point of sale, the secure transmission of this data to a processing computer, and the authorization, collection and processing of these transactions. Its business commenced with the development of credit authorization terminals that permitted credit card users to have their retail purchases approved through an electronically operated communications system. This advance eliminated much of the traditional paperwork surrounding these transactions, thus making it more convenient for purchasers, merchants and financial institutions and also reduced processing costs, settlement delays and losses from fraudulent use of cards by replacing voice with electronic authorization.

    IVI also produces other products involving the electronic transfer of information through telecommunications. Such information includes access for bank customers to their bank accounts, access to corporate bank information by specified officers, and changing PINs for individuals accessing funds through automated teller machines.

    IVI has a wholly owned subsidiary, International Verifact Inc. (U.S.) ("IVI-U.S."), which it acquired in 1994. IVI-US, formerly Soricon Corporation, was originally incorporated under the laws of the State of Colorado on February 24, 1984, and changed its state of incorporation to the State of Delaware during 1987. The headquarters of IVI-US are located in Boulder, Colorado. IVI-US is the principal operating subsidiary of IVI in the U.S. with respect to the EFT/POS industry.

    IVI also owns approximately 84% of NTN, which was incorporated under the laws of the State of Texas on September 26, 1976 and subsequently changed its state of incorporation to the State of Delaware on March 25, 1996. NTN is a public company whose common stock is listed on the OTC Bulletin Board under the symbol "NTRN." NTN is a turn-key software developer which provides software installation services, project management, repair facilities, help desk services and key injection technology. Its principal office is located in Westborough, Massachusetts. IVI also owned 51% of the common stock of IVI Ingenico Inc. at December 31, 1997. It was subsequently diluted to 50%. IVI Ingenico Inc. was incorporated under the laws of the State of Delaware on December 12, 1996. It has its principal office in Miami, Florida. IVI Ingenico Inc. is responsible for the distribution and marketing of products and services of IVI and Ingenico in Latin America.

    In December 1996, IVI entered into the Alliance with Ingenico to provide IVI's customers with a full range of products with smart card capabilities. Under the terms of the Alliance, each company has cross-licensed its technologies to the other, entered into a mutual marketing and distribution agreement for the other company's products, and agreed to establish a business venture to become the exclusive distributor of IVI and Ingenico products in Latin America. See "The Transaction -- Interests of Certain Persons in the Transaction -- Ingenico Agreements."

    IVI was originally incorporated on April 15, 1983, under the laws of British Columbia and continued under the CBCA on October 1, 1984. IVI's principal executive office is located at 79 Torbarrie Road, Toronto, Ontario, M3L 1G5 and its telephone number is (416) 245-6700.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

                             (in Canadian dollars)

THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. THE WORDS "MAY," "WOULD," "COULD," "WILL," "EXPECT," "ESTIMATE," "ANTICIPATE," "BELIEVE," "INTEND," "PLAN" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. MANAGEMENT CAUTIONS THAT THESE STATEMENTS REPRESENT PROJECTIONS AND ESTIMATES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES. IVI'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, WITHOUT LIMITATION, DEPENDENCE BY IVI ON LIMITED SUPPLIERS AND MANUFACTURERS OF COMPONENT PARTS OF ITS PRODUCTS; RAPID AND SIGNIFICANT TECHNOLOGICAL DEVELOPMENTS THAT COULD DELAY THE INTRODUCTION OF IMPROVEMENTS IN EXISTING PRODUCTS OR OF NEW PRODUCTS; ANY DEPENDENCIES ON ANY PROPRIETARY TECHNOLOGIES (WHICH MAY BE INDEPENDENTLY DEVELOPED BY COMPETITORS); DEPENDENCE ON A SMALL NUMBER OF LARGE RETAIL AND BANK CUSTOMERS; POTENTIAL FLUCTUATION IN FINANCIAL RESULTS AS A RESULT OF ANY INABILITY TO MAKE SALES TO LARGE CUSTOMERS AS WELL AS THE VOLUME AND TIMING OF BOOKINGS RECEIVED DURING A QUARTER AND VARIATIONS IN SALES MIX; COMPETITION FROM EXISTING COMPANIES AS WELL AS NEW MARKET ENTRANTS; DEPENDENCE ON KEY PERSONNEL; SUCCESSFUL INTEGRATION OF THE COMPANIES; AND THE OTHER FACTORS SET FORTH IN "RISK FACTORS" ABOVE.

GENERAL

    The following discussion and analysis of IVI's consolidated financial condition and results of operations for the three months ended March 31, 1998 and 1997, and the fiscal years ended December 31, 1997, 1996 and 1995 should be read in conjunction with IVI's consolidated financial statements and accompanying notes. The financial statements have been prepared based on Canadian GAAP and have been reconciled to U.S. GAAP.

    The consolidated financial statements reflect IVI's financial results after the acquisition of NTN, which was acquired in September 1996, and after IVI Ingenico Inc., a business venture between IVI and its Alliance partner, Ingenico, commenced operations in January, 1997.

OVERVIEW

    IVI is engaged in the design, development and sale of electronic payment solutions, which are sold directly to financial institutions, governments and large retail POS users in Canada, the United States and Latin America. IVI's products are also distributed through resellers and OEM relationships in Canada and the United States. IVI's hardware and software products include debit, credit, EFT and EBT terminals, check readers, smart card readers, POS printers and secure PIN entry devices and related software.

    IVI's business strategy is to establish technical and market leadership in niche markets with mass market appeal. However, the electronic payment industry within which IVI operates is characterized by rapid change and new technologies. Recent market developments include the evolution of smart cards as an alternative form of payment, electronic commerce through the Internet, and the use of radio frequency and other wireless modes of communication. Consequently, IVI must continually assess the impact, and consequential risks, that these changes, as well as its competitors' responses to these changes, will have on its own technology and market development initiatives. See "Risk Factors -- Technological Change and Product Obsolesence; Dependence on New Product Development."

    In anticipation of these changes, IVI continues to invest in market development and technology initiatives which it believes will help increase its share of domestic and international markets, reduce the cost of marketing and manufacturing, and allow IVI to better focus its short and long-term product development activities. There can be no assurances that such initiatives will result in increased market share, cost reductions or enhanced product development activities.

    In March 1996, a consortium of companies, including IVI, created Internet Payment Processing Inc. ("IPP") whose mandate was to develop and market a network to facilitate the electronic payment of funds for goods and services purchased through the Internet. While IVI reduced its investment in IPP to $0 after recording a $201,000 loss on its investment in 1996, IVI gained valuable knowledge which will enable it to participate in such a venture in the future.

    In September 1996, IVI acquired approximately 84% of NTN in exchange for 230,850 IVI Common Shares with a fair value of $1.8 million at that time. NTN designs, integrates and markets POS electronic payment systems and software for use in retail applications. The acquisition of NTN is expected to improve the marketability of IVI's own products in the United States. Since acquiring control of NTN, IVI has developed a growth strategy for NTN through: (i) strengthening its internal competency in electronic payment software; (ii) acquiring complementary products, such as those acquired in the acquisition of the BancTec Open Payment Systems Group in January 1998; and (iii) strategic acquisitions.

    In December 1996, IVI entered into the Alliance with Ingenico to provide IVI's customers with a full range of products with smart card capabilities. Under the terms of the Alliance, each company has cross-licensed its technologies to the other, entered into a mutual marketing and distribution agreement for the other company's products, and agreed to establish a business venture to become the exclusive distributor of IVI and Ingenico products in Latin America. See "The Transaction -- Interests of Certain Persons in the Transaction -- Ingenico Agreements."

    In connection with the Alliance, Ingenico granted to IVI, in exchange for a payment of U.S.$1.0 million, an irrevocable, royalty-free, exclusive license to use and incorporate the UNICAPT technology and related intellectual property of Ingenico into IVI's products. Having access to such advanced technology has allowed IVI to redirect its future research and development initiatives to other areas such as applications and software development.

    The Alliance also improved IVI's manufacturing process through the use of common components and procurement. This is intended to ensure consistent quality and functionality of IVI's and Ingenico's products and to assist in achieving manufacturing efficiencies. There can be no assurance that such consistencies and efficiencies will be achieved.

    An additional benefit of the Alliance to IVI was the sale to Ingenico of 1,439,000 IVI Common Shares for approximately $9.9 million -- an endorsement of IVI's business strategy.

    In January 1998, IVI announced that it had entered into the Combination Agreement with Checkmate, subject to regulatory and shareholder approval. IVI believes that the combination will allow the two companies to combine their resources to enhance their ability to more effectively compete in the U.S. market for electronic payment automation equipment. More specifically, IVI believes that the Transaction will result in substantial opportunities for synergy through (i) broader product offerings which will create a stronger competitive position and (ii) increased purchasing power and cross-selling opportunities. In addition, IVI anticipates significant ongoing cost savings through product rationalization, improved manufacturing efficiencies and the elimination of redundancy upon closure of IVI's U.S. operations in Boulder, Colorado. In the first year of the combination, these savings are expected to be offset by a one-time charge to earnings for costs associated with the combination.

RESULTS FROM OPERATIONS

    The table below sets forth IVI's sales by geographic region for the quarters ended March 31, 1998 and 1997, and fiscal years 1997, 1996 and 1995.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,            YEAR ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                           (IN THOUSANDS)
Canada.....................................................  $   8,680  $  10,686  $  41,570  $  30,385  $  42,239
United States..............................................     10,218      4,585     29,343     16,358     15,863
International..............................................        213          1        295      1,058      2,409
                                                             ---------  ---------  ---------  ---------  ---------
Total Revenue..............................................  $  19,111  $  15,272  $  71,208  $  47,801  $  60,511
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

REVENUE

    IVI's revenue is derived primarily from sales of POS terminals and peripherals, software development and software products. The level of sales in any year depends upon several factors, such as the number and dollar value of contracts with new customers, the number of additional terminals required by existing customers and the ability to recognize and introduce new products to satisfy market demands.

    For the three months ended March 31, 1998, consolidated revenue increased by approximately 25% to $19.1 million, compared to $15.3 million for the same period in 1997. This growth in revenue was primarily a result of a 123% increase in sales of POS terminals and check readers in the U.S. U.S. revenue increased $10.2 million in the three months ended March 31, 1998 from $4.6 for the same period in 1997. Canadian revenue decreased 18.8% to $8.7 million for the 1998 period from $10.7 million for the same period in 1997, primarily due to a decrease from the record sales that were produced in 1997. IVI's management believes that new product sales to be introduced in the second half of 1998 will result in increased revenue.

    For the year ended December 31, 1997, introduction of new products and the shipment of existing products to both new and existing customers accounted for approximately 20% and 80%, respectively, of the 1997 growth in consolidated revenue from 1996 to 1997. Prices did not change significantly during the three year period. The following paragraphs explain the changes in revenue in each of IVI's geographical regions over the past three fiscal years. There can be no assurance that demand for IVI's existing products will continue at current levels, that future new products will receive wide market acceptance, or that IVI can attract new customers in the future. Management, however, is not aware of any material event that would negatively impact its future operations.

    Canadian revenue increased 37% to $41.6 million in 1997 from $30.4 million in 1996 as a result of several factors: (i) introduction of the Flash 400 -- a new low cost dial terminal -- and the Scribe printer line, which resulted in orders from a major financial institution in Canada with which IVI did not have a previous business relationship; (ii) recovery from a nine month delay in orders in 1996 from one of IVI's largest customers; and (iii) acceptance by Canadians of debit technology which, in turn, precipitated further demands for debit terminals.

    Canadian revenue decreased 28% to $30.4 million in 1996 from $42.2 million in 1995 due to a significant delay in orders from one of IVI's largest customers. The delay began in the first quarter of 1996 and lasted until late September 1996 when shipments to this customer resumed. The decrease in Canadian revenue in 1996 as a result of this delay was partially offset by renewed sales of terminal printers to a Canadian chartered bank and revenue derived by IVI as a result of its becoming the national debit payment solutions supplier for Canadian Tire.

    Revenue in the U.S. increased to record levels in 1997 due to the successful launch of new products -- Flash 400, CheckManager 3000, Scribe series of printers -- and significant new contracts with large national retailers such as Wal-Mart, Albertson's and CVS/Revco Drugs. The 79% increase in revenue was also affected by a full year inclusion of revenue from NTN which was acquired in September 1996. U.S. revenue increased 3% to $16.4 million in 1996 from $15.9 million in 1995. The growth in U.S. revenue as a percentage of total revenue to 41% in 1997 from 34% in 1996 and 26% in 1995 is consistent with IVI's long term strategy of diversifying its revenue base through increasing its market share in the U.S., such that more than 50% of its total revenue is derived from non-Canadian sources.

    The source of IVI's international revenue has changed in 1997. Prior to 1997, a portion of IVI's sales and marketing resources was directly allocated to achieving international sales. However, an alliance with Ingenico in December 1996 gave Ingenico rights to market selected IVI products outside the Americas. This, in essence, re-directed IVI's international sales and marketing resources back to the Americas. Furthermore, in January 1997, IVI launched a business venture with Ingenico called "IVI Ingenico Inc." for the purpose of selling both IVI and Ingenico products in Latin America. With the change in marketing strategy, international revenue for 1997 was minimal as a result of (1) Ingenico's review and assessment during most of 1997 of which IVI products, if any, that they will retain marketing rights to, and (2) the time requirements necessary to set up a proper infrastructure in Latin America for generating sales, including distribution channels and identification of customers and their unique product and software requirements. IVI believes, however, that the revised marketing strategy will result in significant improvements in international revenue.

    International revenue for 1996 decreased 54% to $1.1 million from $2.4 million in 1995 due to the lack of smart card compatible products and a reluctance by IVI to enter into commitments which may have affected its negotiations with Ingenico.

GROSS MARGIN

    Gross margin for the three months ended March 31, 1998 was 34% of revenue, which is consistent with the first quarter of 1997. While cost reduction programs continued to reduce the cost of goods sold, these gains were offset by unfavorable product sales mix in the first quarter of 1998.

    Gross margin for the 1997 fiscal year was 34% of revenue compared with 32% in 1996 and 33% in 1995. Increasing competition in the electronic payments industry has led to reduced selling prices in certain situations. To maintain its margins, IVI has continued to implement manufacturing efficiencies and cost reduction programs.

    Margins were also affected by the mix of products sold. For 1997 and prior years, IVI had been a reseller of POS printers which had margins well below what IVI has normally experienced with proprietary products. However, during 1997, IVI introduced its own family of Scribe printers which it began selling late in the year in place of the resale printers. As a result of this change to proprietary printers, margins are expected to improve in 1998.

SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES

    For the three months ended March 31, 1998 and 1997, SG&A expenses increased to $3.6 million from $3.3 million. SG&A expenses as a percentage of revenue were 19% and 21%, respectively in these two periods. The increase in SG&A expenses was primarily a result of costs related to additional sales and marketing personnel.

    SG&A expenses increased to $14.6 million in 1997 from $11.5 million in 1996 and $9.5 million in 1995. SG&A expenses as a percentage of revenue were 20% in 1997 compared with 24% in 1996 and 16% in 1995. The lower percentage in 1997 is attributable to several factors including a higher revenue base as a result of expanded product offerings and a restructured and better organized sales force in the U.S. IVI has reduced expenses but continues to invest in areas that support growth in both revenue and customer base.

    The higher percentage in 1996, as compared to 1995, was attributable to several factors, including the lower revenue base, expenses for additional sales personnel in the U.S. and inclusion of NTN expenses since the date of acquisition.

RESEARCH AND DEVELOPMENT ("R&D") EXPENSES

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                   --------------------  -------------------------------
                                                                     1998       1997       1997       1996       1995
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                             (DOLLARS IN THOUSANDS)
Gross R&D expenditures...........................................  $   2,025  $   1,819  $   8,056  $   5,718  $   6,030
Deferred development costs.......................................        667        526      3,444      2,470      1,609
                                                                   ---------  ---------  ---------  ---------  ---------
Net R&D expenses.................................................      1,358      1,293      4,612      3,248      4,421
Amortization of deferred development costs.......................        413        168        672        578        412
                                                                   ---------  ---------  ---------  ---------  ---------
Total R&D expense................................................  $   1,761  $   1,461  $   5,284  $   3,826  $   4,833
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Research and development as a percent of revenue:
Gross expenditures...............................................       10.6%      11.9%      11.3%      11.9%      10.0%
Net expense......................................................        7.1%       8.5%       6.5%       6.8%       7.3%
Total expense....................................................        9.2%       9.6%       7.4%       8.0%       8.0%

    Gross R&D expenditures consist primarily of personnel expenses associated with software and hardware engineering, subcontracted research and development costs and expenditures associated with equipment and facilities.

    First quarter R&D expenditures in 1998 were $2.0 million, an 11% increase over the $1.8 million spent in 1997. Development activities during the first three months of 1998 included new smart card products, wireless products using radio frequency and other modes of communication and expansion of IVI and NTN's software capabilities. In addition, amortization expenses increased substantially in 1998 as a result of the amortization of IVI's proprietary ComPOSit software development expenses.

    For the 1997 fiscal year, net R&D expenses increased 42% to $4.6 million in 1997 from $3.2 million in 1996.

    As a result of the Alliance, IVI gained access to Ingenico's smart card technology and products. This reduced R&D expenditures relating to IVI's development of smart card technology, although some expenditures were still required to modify Ingenico's smart card terminals to adapt to security requirements and other features that are unique to Canada, the U.S. and Latin America. As a result of these expenditures, IVI's smart card terminals are now used in three of the largest smart card pilots in North America -- the Mondex pilot in Guelph, Ontario, Canada; the Visa Cash pilot in Barrie, Ontario, Canada; and the joint Mondex/Visa Cash project in New York City.

    Another area of future growth for IVI is in expanding its software expertise. Consequently, funds were allocated for development in this area. Two large projects that took place in 1997 were the completion of the second phase of IVI's proprietary ComPOSit software which began late in 1995 and the development of a Windows NT platform by NTN which will continue throughout 1998.

    The final area of development in 1997 was terminal products and check readers as a response to market needs. Specific products that resulted were (i) the Flash 400 -- a low cost dial terminal (see "-- Revenue"); (ii) the CheckManager 3000 (Dial CheckReader) which IVI launched in the fourth quarter of 1997; and (iii) the development of IVI's own family of Scribe printers which is expected to contribute to IVI's efforts to improve margins in 1998.

    Net R&D expenses in 1996 decreased 27% from 1995. This decrease was primarily the result of the increase in deferred development costs related to the Caisse Desjardin customized Protege and the completion of the first phase, and commencement of the second phase, of ComPOSit software.

WRITE-OFFS

    In the first quarter of 1996, Management reviewed the recoverability of unamortized goodwill which arose from the Soricon acquisition in December 1994. The financial results of Soricon subsequent to the December 1994 acquisition were below anticipated results upon which management based the Soricon purchase price. Soricon did not meet sales targets for its check reader and costs were much higher than anticipated. As a result, in accordance with the Company's accounting policy, Management compared the unamortized goodwill against an estimate of the undiscounted cash flows arising from the business to which the goodwill related, over the remaining amortization period. On the basis of this, management determined that there was a permanent impairment in the carrying value of the goodwill, and wrote off in the first quarter of 1996 the entire unamortized balance of $9.3 million which remained at December 31, 1995 as the estimated net recoverable amount and fair value of this goodwill was nil. This undiscounted cash flows were only sufficient to recover the value of the fixed assets of approximately $895,000 which approximated fair value.

    The incorporation of Ingenico's smart card technology into IVI's product line resulted in certain IVI products becoming unmarketable and deferred development costs related to these products becoming unrecoverable. Consequently, a charge of $1.7 million or $0.23 per share was recorded by IVI against 1996 earnings.

GAIN ON SALE OF MARKETABLE SECURITIES

    IVI recognized a gain in 1998 on the sale of its investment in Checkmate. In July 1997, IVI purchased shares of Checkmate Common Stock on the open market. On March 13, 1998, IVI sold these shares in an arm's length transaction at fair market value and realized a gain on such sale.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and marketable securities declined from December 31, 1997 by approximately $6 million in the quarter ended March 31, 1998, due to net cash used in operating activities of $5.4 million.

    Working capital was $27.8 million at March 31, 1998, compared to $25.0 million at December 31, 1997, compared to $20.7 million at December 31, 1996, and $15.0 million at December 31, 1995. IVI continues to remain debt-free, and has unused and available bank lines of credit totaling $6.0 million.

    Accounts receivable fluctuate due to a variety of factors including overall sales performance and the timing of shipments. Days sales outstanding as at March 31, 1998 were 89 days compared with 62 days as at December 31, 1997, 56 days in 1996 and 67 days in 1995.

    Gross inventories increased 9.4% to $9.2 million during the three months ended March 31, 1998 primarily as a result of stockpiling finished goods in anticipation of sales in the second quarter of 1998. Gross inventories were significantly reduced during 1997, declining by 23% from 1996 inventory levels. In addition to IVI's long-term program to efficiently manage its inventory, IVI has also made a concerted effort during the year to physically purge and scrap inventory of products that were either obsolete or had little value. Net inventories in 1996 increased $5.1 million over 1995 primarily as a result of IVI taking advantage of special year-end pricing on certain resale products, a new policy of having sufficient finished goods on hand to shorten delivery lead time and to quickly service customer requirements and, with the acquisition of NTN, the inclusion of NTN's inventories.

    IVI normally finances its research and development, capital expenditures and investment activities through sales of its products and services, issuance of equity securities and interest income.

    Cash used in operations for the three months ended March 31, 1998 was $5.4 million. This use of cash was primarily the result of an increase from December 31, 1997 in accounts receivable and inventories by $6.8 million and $794,000 respectively.

    Cash generated from operating activities was $2.4 million in 1997, $1.5 million in 1996 and $3.5 million in 1995.

    Cash provided by financing activities for the three months ended March 31, 1998 was $682,000 primarily as a result of the receipt by IVI of proceeds from option exercises.

    Cash provided by financing activities was $4.1 million in 1997, $12.9 million in 1996, and $1.5 million in 1995. Cash was provided in each year by the issuance of IVI Common Shares as a result of the exercising of stock options. In addition, in 1997, $569,000 was received from minority shareholders of IVI Ingenico

Inc. and NTN, and in 1996, $9.9 million was received from the Alliance with Ingenico, and $2.2 million was received from the acquisition of NTN.

    Cash used in investing activities for the three months ended March 31, 1998 was $1.3 million. The investments made during this period include the purchase of capital assets, the capitalization of development costs and the acquisition of the assets of BancTec.

    Cash used in investing activities for 1997, 1996 and 1995 was $4.8 million, $6.2 million and $2.9 million, respectively. Cash used in investing activities is normally for annual capital expenditures and capitalization of development costs. However, in 1996, $2.2 million was also used for the acquisition of NTN and the payment to Ingenico for exclusive licensing rights to their smart card technology.

    Under U.S. GAAP, the cash provided by financing activities is decreased by $1.7 million with an offsetting decrease to cash used in investing activities in 1996 as the acquisition of NTN is a non-cash transaction for U.S. GAAP reporting.

    IVI anticipates that its current working capital will be sufficient to fund its operating budget and capital equipment expenditures in 1998.

    IVI's operating results have fluctuated on a quarterly basis in the past and may vary significantly in future periods due to a variety of factors. These factors include, but are not limited to, the timing of orders from, and shipments to, major customers, the timing of new product introductions by IVI and its competitors, variations in IVI's product mix and component costs, and competitive pricing pressures. Due primarily to the above factors, the results of any particular quarter may not be indicative of the results for the full year.

INCOME TAXES

    On December 31, 1997, IVI had $3.7 million in Canadian capital cost allowances and development costs, which may be carried forward to reduce future years' taxable income. Additionally, IVI has Canadian investment tax credits of $3.0 million to be applied against future income taxes subject to a ten year limitation from the date of original claim, and a capital loss carryforward of $763,000. Non-capital losses in the U.S. totaling U.S. $8.2 million are also available to offset taxable income. IVI has not recorded the future tax benefits of these amounts for Canadian GAAP in the consolidated financial statements. Under U.S. GAAP, there was a deferred tax asset of $2.8 million and $1.7 million for 1997 and 1996, respectively.

INFLATION AND FOREIGN CURRENCY

    Inflation has not had a significant effect on IVI's consolidated financial results in recent years.

    In 1997, while IVI saw the Canadian dollar weaken relative to the American dollar, this foreign currency exchange rate fluctuation did not impact significantly the 1997 financial results. However, as business in the U.S. increases, the impact of currency fluctuations on IVI's earnings could increase. Such impact is not expected to be significant in 1998.

YEAR 2000 COMPLIANCE

    In addition to its internal accounting and administrative functions, IVI has ascertained that its hardware and software products are Year 2000 compliant. Furthermore, IVI is seeking assurances from its manufacturers and other critical suppliers that they are also Year 2000 compliant and that their abilities to continue with the production and support of IVI products will not be compromised.

    Certain of IVI's products operate in conjunction with third party hardware and software products which are beyond the control of IVI. Consequently, in the event that a customer has not adequately addressed the Year 2000 issue, the lack of compliance of such customer's hardware or software products may impair the operation of IVI products, which may indirectly result in shipment delays while the customer's Year 2000 problem is corrected. It is IVI's belief that such impairment is the responsibility of, and must be resolved by, the third party provider. There can be no assurance that the failure or delay of IVI's customers and suppliers in successfully addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on IVI's business, financial condition and results of operations.

OUTLOOK

    IVI put forth considerable efforts in 1997 to introduce new products for the EFT, check reader and printer markets, as well as to have terminal products capable of handling smart card transactions for immediate availability. These new products, combined with more aggressive selling strategies, have resulted in contracts from new customers in Canada and the U.S., and management of IVI believes that these steps have raised the reputation and profile of IVI in the investment community, in the banking industry and in the retail industry.

    After IVI's unsatisfactory year in 1996, it has significantly improved financially and operationally in 1997. IVI expects to continue this momentum with revenue growth over the next 12 months in the U.S. and Latin American marketplaces through (i) continued introduction of new products, (ii) expanding software expertise, (iii) implementation of new distribution strategies and (iv) further acceptance in 1998 of IVI's smart card-ready terminals and innovative uses for IVI's POS terminals.

    Management believes that the combination of IVI and Checkmate should allow the combined company to hold a significant position in the check reader business, and become the largest terminal provider in North America in the multi-lane retail segment of the POS industry. Based on 1996 shipments, the combined company would become the third largest POS provider with approximately 12% of the North American and Latin American markets, while VeriFone and Hypercom, the two largest vendors in the U.S., have a 50% and 19% market share respectively (Source: The Nilson Report, August 1997).

    As discussed above, IVI's combination with Checkmate is expected to positively affect future gross margins, SG&A expenses and R&D expenditures. Other factors unrelated to the combination, however, should also influence these areas, including:

    - continued cost reduction programs and sales of IVI's proprietary Scribe series of printers will contribute to improved gross margins in 1998;

    - although SG&A expenses are expected to increase as IVI expands its territorial sales coverage in the U.S., such expenses are expected to decline as a percentage of revenue; and

    - leveraging Ingenico smart cart technology and joint IVI/Ingenico development efforts should reduce R&D expenditures in 1998.

    Operating in a competitive industry that is characterized by rapid changes in technology and increasing sophistication of products, management has and will continue to explore the formation of alliances, strategic acquisitions or other relationships.

PRINCIPAL SHAREHOLDERS

    To the knowledge of the directors and officers of IVI, the persons who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of IVI as of May 1, 1998, are as follows:

SHAREHOLDER                                                 NUMBER OF COMMON SHARES     PERCENTAGE OF COMMON SHARES
---------------------------------------------------------  -------------------------  -------------------------------
Ingenico S.A.............................................           1,544,416                         16.7%

    The address for Ingenico is 9, quai de Dion Bouton, Puteaux, France. As of January 1, 1998, Mr. Jean-Jacques Poutrel, Chairman of Ingenico, beneficially owned 42.5% of the voting stock of Ingenico.

DIRECTORS' COMPENSATION

    Each director of IVI is paid a fee of Cdn.$4,000 per annum, and an additional Cdn.$2,000 per annum if he serves as chairperson of a committee of the IVI Board of Directors. Fees of Cdn.$500 are paid to each director for each board meeting attended and for serving on specific committees that arise from time to time and are project oriented. All of the above fees are paid only to directors of IVI who are not officers of IVI. All directors are entitled to participate in the IVI Option Plan.

    The total cash remuneration paid to the directors in respect of services during the fiscal year ended December 31, 1997, was Cdn.$54,750.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    IVI has purchased Cdn.$10,000,000 in liability insurance on behalf of the directors and officers of IVI and its wholly owned subsidiaries, and is subject to a deductible amount of Cdn.$25,000 for a Canadian claim or U.S. $50,000 for a U.S. claim for any one loss. The insurance policy covers the period from July 1, 1997, to June 30, 1998.

    For the most recently completed fiscal year, the total amount of premiums paid by IVI for such coverage was Cdn.$43,470. No portion of the premiums was paid by the directors and officers of IVI.

EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of IVI's previous or future filings under the Securities Act, the Exchange Act or the Securities Act (Ontario) (the "OSA") that might incorporate this Joint Proxy Statement/Prospectus or future filings with the SEC or the OSC, in whole or in part, the following report and the performance graph which follows shall not be deemed to be incorporated by reference into any such filing.

REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee, which was established by the Board of Directors in May 1995, administers IVI's executive compensation program. The Committee, amongst its other functions, reviews and recommends to the Board for approval the compensation of the Chairman and the President and Chief Executive Officer, and any other executives that the Chairman or President refers to them.

    The compensation policy of IVI is designed to provide an appropriate overall compensation package that will attract, retain and reward qualified and experienced executive officers who will contribute to the success of IVI.

    The compensation plan for IVI's executives is comprised of three principal components: base salary, an annual cash incentive bonus program, and stock options. The effect of the bonus and stock option components are to place considerable emphasis on the achievement of short term financial and long term objectives of IVI.

    In making recommendations, the Compensation Committee considered several factors, including past and current performance, level of responsibility and importance of the position to IVI, the executive's ability to achieve the long term goals of IVI and to motivate and reward executives in reaching those goals.

Presented on behalf of the Compensation Committee:
W. Douglas M. Archibald (Chairman)
Peter E. Roode
Lawrence G. Tapp

SUMMARY OF COMPENSATION

    For the last completed fiscal year, IVI had seven executive officers. The table below, presented in accordance with applicable securities legislation, shows the aggregate compensation paid by IVI during each of the three most recently completed fiscal years to the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, whose total salary and bonus for the last fiscal year exceeded Cdn.$100,000 (each a "Named Executive Officer" and, collectively, the "Named Executive Officers"). Additional information concerning options granted to and exercised by these executives during the year ended December 31, 1997 is set out in Tables 2 and 3 below.

     TABLE 1: SUMMARY OF AGGREGATE COMPENSATION OF NAMED EXECUTIVE OFFICERS
                             (IN CANADIAN DOLLARS)

                                                                        ANNUAL COMPENSATION
                                                               -------------------------------------
                                                                                          OTHER         LONG TERM
                                                                                         ANNUAL       COMPENSATION
                                                                                      COMPENSATION      (OPTIONS        ALL OTHER
                                                     YEAR       SALARY      BONUS         CDN.$         GRANTED)      COMPENSATION
NAME AND POSITION                                    ENDED       CDN.$      CDN.$       (NOTE 1)            #             CDN.$
------------------------------------------------  -----------  ---------  ---------  ---------------  -------------  ---------------
George Whitton..................................        1997     207,644         --            --          75,000              --
  Chairman                                              1996     320,250         --            --          50,000              --
                                                        1995     309,985     50,000            --          90,000              --

L. Barry Thomson................................        1997     250,008     50,000            --         150,000              --
  President and Chief Executive Officer                 1996     231,826     50,000            --          30,000              --
                                                        1995     218,801     50,000            --          43,200              --

Geoff Bowen.....................................        1997     140,625     10,000            --          30,000              --
  Vice President, Sales                                 1996      75,311         --            --          10,000              --
  Canada (note 2)                                       1995          --         --            --              --              --

David Groves....................................        1997     140,000     15,000            --          30,000              --
  Vice President, Engineering                           1996     131,000     15,000            --          17,000              --
                                                        1995     124,250     10,000            --          17,300              --

Nicholas Dawson.................................        1997     135,000     15,000            --          30,000              --
  Vice President, Operations                            1996     129,750     15,000            --          12,000              --
                                                        1995     124,250     10,000            --          14,400              --

Note 1: The value of other benefits for each Named Executive Officer is less than the lesser of Cdn.$25,000 and 15% of each Named Executive Officer's total annual salary and bonus.

Note 2: Mr. Bowen joined the Company on May 27, 1996.

      TABLE 2: OPTIONS GRANTED DURING FISCAL YEAR ENDED DECEMBER 31, 1997
                             (IN CANADIAN DOLLARS)

                                                                      PER SHARE
                                                                      EXERCISE     MARKET VALUE OF
                                   COMMON SHARES        % OF            PRICE          COMMON
                                   UNDER OPTIONS    TOTAL OPTIONS    OF OPTIONS       SHARES AT
                                      GRANTED        GRANTED IN      (CDN.$ PER     DATE OF GRANT       EXPIRY
NAME                                     #           FISCAL YEAR       SHARE)      CDN.$ PER SHARE       DATE
--------------------------------  ---------------  ---------------  -------------  ---------------  ---------------
George Whitton..................        75,000              8.0%      $    6.65       $    6.65     Jan. 13, 1999
L. Barry Thomson................       150,000             16.1%      $    6.65       $    6.65     Jan. 13, 1999
                                        25,000              2.7%      $    6.65       $    6.65     Jan. 13, 1999
Geoff Bowen.....................         5,000              0.5%      $   12.10       $   12.10     Jan. 13, 1999
David Groves....................        30,000              3.2%      $    6.65       $    6.65     Jan. 13, 1999
Nicholas Dawson.................        30,000              3.2%      $    6.65       $    6.65     Jan. 13, 1999

     TABLE 3: OPTIONS EXERCISED DURING FISCAL YEAR ENDED DECEMBER 31, 1997
                             (IN CANADIAN DOLLARS)

                                                                                                    VALUE OF
                                                                                                   UNEXERCISED
                                                                                 UNEXERCISED      IN-THE-MONEY
                                                    COMMON SHARES   AGGREGATE    OPTIONS AT          OPTIONS
                                                     ACQUIRED ON      VALUE     DEC. 31, 1997   AT DEC. 31, 1997
                                                      EXERCISE       REALIZED         #                 $
NAME                                                      #             $         (NOTE 1)         (NOTE 1,2)
-------------------------------------------------  ---------------  ----------  -------------  -------------------
George Whitton...................................        50,000     $  221,250       25,000        $    87,500
L. Barry Thomson.................................        50,100     $  221,495       99,900        $   349,650
Geoff Bowen......................................        35,000     $  135,889        5,000                 --
David Groves.....................................        35,000     $  165,425           --                 --
Nicholas Dawson..................................        10,000     $   26,580       20,000        $    70,000

Note 1: All unexercised options are fully exercisable.

Note 2: The value of unexercised in-the-money options represents the difference between the closing price of Cdn.$10.15 per share of the underlying securities on December 31, 1997, and the exercise price of such options.

PERFORMANCE GRAPH

    The following graph illustrates the annual change of $100 invested in the IVI Common Shares on March 31, 1993, over the following five fiscal years as compared with an investment of the same amount at the same time in The Toronto Stock Exchange 300 Index, assuming the reinvestment of dividends where applicable. The intention of this comparison is to relate the performance of IVI Common Shares to that of the leading stock index in Canada.

PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CUMULATIVE TOTAL RETURN ($)

                                   IVI    TSE 300
3/31/93                         100.00     100.00
3/31/94                          56.37     123.37
12/31/94                         23.64     122.22
12/31/95                         31.65     136.71
12/31/96                         20.90     171.90
12/31/97                         30.97     194.30
Fiscal Year Ended

INDEBTEDNESS OF DIRECTORS AND OFFICERS OF IVI

    No director or senior officer of IVI (or any "associate" (as defined in the CBCA) of any such person) was indebted to IVI or any of IVI's subsidiaries in any manner or amount which would be required to be disclosed under the CBCA or the OSA during the fiscal year ended December 31, 1997.

INTERESTS OF MANAGEMENT OF IVI AND OTHERS IN CERTAIN TRANSACTIONS

    No director or senior officer of IVI (or any "associate" or "affiliate" (as defined in the CBCA) of any such person) has had any material interest, direct or indirect, in any transaction during the fiscal year ended December 31, 1997, or any proposed transaction, involving IVI that has materially affected or will materially affect IVI or any of its affiliates and which would be required to be disclosed under the CBCA or the OSA.

CORPORATE GOVERNANCE PRACTICES

    In May 1995, the TSE passed a bylaw requiring companies listed on the TSE to annually disclose the corporate practices of their board of directors. The disclosure is to be made with respect to guidelines set out in the report of the Toronto Stock Exchange Committee on Corporate Governance (the "TSE Guidelines").

    IVI's Board of Directors believes that sound corporate governance is essential to the well-being of IVI and its shareholders, and has adopted the following approach.

MANDATE OF THE BOARD

    The Board of Directors of IVI is responsible for overseeing the management of IVI's business with a view to evaluating whether corporate resources are being managed in a manner consistent with enhancing shareholder value. In fulfilling its mandate, the Board, among other matters, is responsible for overseeing IVI's strategic direction; appointing and monitoring key executives and the issue of succession; providing to shareholders clear and accessible information on IVI's operations and on its future plans. Frequency of meetings of the Board as well as the nature of agenda items change depending upon the state of IVI's affairs and in light of opportunities and risks which IVI faces. There were seven meetings of the Board in the 1997 fiscal year.

CONSTITUTION OF THE BOARD

    The Board of Directors of IVI is comprised of nine directors, seven of whom are "unrelated" as defined by the TSE Guidelines. Five of the seven unrelated directors do not have interests in or relationships with IVI other than directors' fees and interests arising from shareholding. The other two unrelated directors are representatives of IVI's largest shareholder, who is not significantly involved with, nor has significant influence on the operations of
IVI. The two related directors are executive officers of IVI.

    The Board of Directors of IVI is of the view that since seven of the nine directors are unrelated and function independently of management, the investment in IVI by shareholders is adequately reflected in the composition of the board.

COMMITTEES OF THE IVI BOARD

    The IVI Board has appointed three standing committees.

COMMITTEE                          CHAIRMAN                          DUTIES AND RESPONSIBILITIES
---------------------------  --------------------  ---------------------------------------------------------------

Audit Committee              P.E. Roode                -  review and recommend to the Board for approval the
                                                          annual and interim financial statements, including
                                                          external auditors's report and all other public
                                                          disclosure documents.
                                                       -  meet with the external auditors independently of
                                                          management.
                                                       -  review nature and scope of annual audit and consider
                                                          engagement or re-appointment of external auditors for
                                                          board's review and approval by shareholders.

Compensation Committee       W.D.M. Archibald          -  monitor the effectiveness of compensation policies to
                                                          ensure that IVI is able to recruit, retain and motivate
                                                          performance-oriented executives to the interests of
                                                          IVI's shareholders.
                                                       -  oversee succession planning, and the appointment,
                                                          performance and remuneration of senior management.
                                                       -  recommend to the board the remuneration for directors to ensure it reflects the responsibilities and risks
                                                          involved in being an effective director.

Nominating and Governance    L.G. Tapp                 -  co-ordinate and manage the process of recruiting,
  Committee                                               interviewing and recommending candidates to the board,
                                                          including the subsequent orientation and training of new
                                                          directors.
                                                       -  develop and recommend standards of performance for the
                                                          board, its committees and individual directors.
                                                       -  review on an annual basis the composition and chairs of the board's committees, together with periodic review of
                                                          the powers and mandate of the Committees, with
                                                          recommendations to the Board for changes if required.
                                                       -  ensure IVI's governance manual is up-to-date and in
                                                          compliance with the TSE Guidelines.

OTHER CORPORATE GOVERNANCE MATTERS

    The IVI Board reports quarterly to the IVI shareholders and therefore expects timely and effective data gathering, analysis and reporting from management. Inquiries from IVI shareholders, analysts and other members of the financial community are welcomed and receive a prompt response from the investor relations department or an appropriate officer of IVI.

                          CHECKMATE ELECTRONICS, INC.

BUSINESS

    Checkmate develops, manufactures and markets payment automation solutions. Checkmate's Payment System(2000TM) includes systems and terminals for check reading and magnetic debit/credit card processing, signature capture and verification, and MICR quality analyzing. Checkmate sells directly to large POS users and financial institutions. Checkmate distributes products through resellers and OEM relationships in the United States and worldwide. Headquartered in Roswell, Georgia, Checkmate Electronics, Inc. has 185 employees. Checkmate's shares are traded on the Nasdaq National Market under the symbol "CMEL".

    Checkmate's MICR check readers, which accounted for 39.4% of Checkmate's net revenues in 1997, utilize patented technology to read magnetic ink characters that are printed on checks, travelers checks and other documents. The MICR check readers also measure the signal strength of magnetic characters to ensure that the characters conform to MICR quality standards, thereby helping eliminate fraud and detecting most counterfeit and visually altered documents. Checkmate's payment authorization products provide for the processing of credit, debit, EBT and check transactions through "direct connect" peripherals to the merchant's ECR/POS terminal and through "dial-up" connections. The patented signature capture technology licensed by Checkmate streamlines the document retrieval process for credit card drafts by electronically capturing signatures at the point of sale. This device incorporates a sophisticated proprietary data compression algorithm to minimize storage requirements and can also be used for signature verification applications. Checkmate's MICR analyzer comprehensively tests the MICR characters on documents to allow check printers, forms printers, banks and other producers of high volumes of printed MICR documents to determine whether the MICR information conforms to applicable American National Standards Institute ("ANSI") specifications.

    Checkmate is the successor to a company that was incorporated in Nevada in 1961 and engaged in various activities, including the check guarantee business, through 1979. In 1979, Checkmate developed and patented the technology used in its MICR analyzers and in 1986 began producing and delivering this MICR analyzer. In 1989, Checkmate introduced its first check reader product. In June 1993, Checkmate changed its state of incorporation from Nevada to Georgia. In September 1993, Checkmate completed a public offering of 2,415,000 shares of its Common Stock and the Common Stock began trading on the the Nasdaq National Market National Market System.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. THE WORDS "MAY," "WOULD," "COULD," "WILL," "EXPECT," "ESTIMATE," "ANTICIPATE," "BELIEVE," "INTEND," "PLAN" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. MANAGEMENT CAUTIONS THAT THESE STATEMENTS REPRESENT PROJECTIONS AND ESTIMATES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES. CHECKMATE'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, WITHOUT LIMITATION, CHECKMATE'S HEAVY RELIANCE ON CHECK READERS IN ITS PRODUCT MIX; DEPENDENCE BY CHECKMATE ON LIMITED SUPPLIERS AND MANUFACTURERS OF COMPONENT PARTS OF ITS PRODUCTS; RAPID AND SIGNIFICANT TECHNOLOGICAL DEVELOPMENTS THAT COULD DELAY THE INTRODUCTION OF IMPROVEMENTS IN EXISTING PRODUCTS OR OF NEW PRODUCTS; ANY DEPENDENCIES ON ANY PROPRIETARY TECHNOLOGIES (WHICH MAY BE INDEPENDENTLY DEVELOPED BY COMPETITORS); DEPENDENCE ON A SMALL NUMBER OF LARGE RETAIL AND BANK CUSTOMERS; POTENTIAL FLUCTUATION IN FINANCIAL RESULTS AS A RESULT OF ANY INABILITY TO MAKE SALES TO LARGE CUSTOMERS AS WELL AS THE VOLUME AND TIMING OF BOOKINGS RECEIVED DURING A QUARTER AND VARIATIONS IN SALES MIX; COMPETITION FROM EXISTING COMPANIES AS WELL AS NEW MARKET ENTRANTS; DEPENDENCE ON KEY PERSONNEL; SUCCESSFUL INTEGRATION OF THE COMPANIES; AND THE OTHER FACTORS SET FORTH IN "RISK FACTORS" ABOVE.

    OVERVIEW

    Checkmate supplies innovative electronic payment solutions for distributors, retailers and financial service institutions. Checkmate's products include POS software and terminals, comprising check readers,

MICR analyzers, payment authorization and point-of-transaction promotion/loyalty systems, signature capture devices and electronic transaction processing equipment, all packaged and integrated in cost justified solutions. As a full service provider, Checkmate also offers professional services including application development, consulting, project management, installation services and TotalCARE support and maintenance.

    Historically, Checkmate derived the majority of its net revenues from direct sales of check readers to major retailers. Checkmate has focused its sales efforts in the past three years on expanding its product offerings and sales channels, while maintaining its strength in its existing areas. From 1995 to 1997, Checkmate increased its net revenues by 15.0%. This increase was the result of increases in revenues from debit/credit card terminals and combination units, which were partially offset by decreases in net revenues from check readers and signature capture devices.

    In 1995, 82.6% of net revenues were derived from direct sales to end users, 15.2% from sales to domestic and international resellers, and 2.2% from service and other sources. In 1997, direct sales to end users declined to 67.6% of net revenues, while sales to domestic and international resellers increased to 21.9%, service and other increased to 5.4%, and banking was added as a channel and was 5.1% of net revenues.

    The results reflected above demonstrate that Checkmate was successful in its efforts to expand its product offerings and sales channels but was not effective in maintaining its strength in existing areas. Management believes that this ineffectiveness is due to a combination of factors, including limited market saturation of its existing check reader in major retailers, the absence of a "full solution" product in the signature capture market, and the absence of sufficient new product offerings to sustain the high growth in net revenues that Checkmate enjoyed through 1996.

    In order to address the above factors, Checkmate has increased its efforts in a number of areas. Checkmate has increased its internal research and development efforts in order to improve existing products and develop new products. In 1997, these efforts enabled Checkmate to announce three major accomplishments. Checkmate introduced the new CM 2100 payment terminal, which generated first year revenues in excess of any other product introduced by Checkmate. In addition, Checkmate announced its new GEN4(TM) terminal architecture and the base application for the CM 2010 combination unit, and is developing additional new products for release in 1998.

    In addition to the internal research and development efforts, Checkmate has improved its product offerings through external media. In January 1998, Checkmate completed its acquisition of Total Retail Solutions, a software development and consulting organization specializing in electronic payments and transaction handling solutions for supermarkets and retail businesses. Also in January 1998, Checkmate and IVI entered into the Combination Agreement in order to combine the two companies to become the third largest in the electronic payment solutions industry in North America, according to The Nilson Report. The Transaction is expected to be completed during the second quarter of 1998, and should immediately broaden product offerings for both companies while providing operational synergies which are expected to make the combined company a more efficient, profitable entity. There can be no assurance that the Transaction will be completed or that such results will be realized. From time to time, Checkmate is engaged in discussions to acquire payment automation solutions, but currently has no binding commitments with respect to any potential acquisitions. There can be no assurance that Checkmate will be able to complete successfully any acquisitions.

    RESULTS OF OPERATIONS

    The following table sets forth certain items derived from Checkmate's statements of operations from 1995 to March 31, 1998:

                                    THREE MONTHS ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                         --------------------------------------------------  --------------------------------------------------
                                   1998                      1997                      1997                      1996
                         ------------------------  ------------------------  ------------------------  ------------------------
                                        PERCENT                   PERCENT                   PERCENT                   PERCENT
                                        OF NET                    OF NET                    OF NET                    OF NET
                           AMOUNT      REVENUES      AMOUNT      REVENUES      AMOUNT      REVENUES      AMOUNT      REVENUES
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)               (UNAUDITED)                       (DOLLARS IN THOUSANDS)
Net revenues:
Check readers..........   $   3,495         36.2%   $   4,114         43.3%   $  13,189         39.4%   $  17,295         49.3%
Debit/credit card
  terminals............       4,377         45.4        4,228         44.5       14,461         43.1       12,062         34.4
Combination units......         136          1.4          321          3.4        1,904          5.7          542          1.5
Signature capture
  devices..............         574          6.0          205          2.2        1,046          3.1        2,749          7.8
Service and other......       1,059         11.0          638          6.6        2,926          8.7        2,456          7.0
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
                              9,641        100.0        9,506        100.0       33,526        100.0%      35,104        100.0%
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Cost of goods sold.....       5,584         57.9        5,513         58.0       20,879         62.3       20,572         58.6
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Gross profit...........       4,057         42.1        3,993         42.0       12,647         37.7       14,532         41.4
Operating expenses:
Selling, general and
  administrative.......       2,829         29.3        2,675         28.1       11,306         33.7        9,325         26.6
Research and
  development..........         355          3.7          234          2.5        1,129          3.4          991          2.8
Depreciation and
  amortization.........         270          2.8          168          1.8          722          2.1          579          1.6
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Total operating
  expenses.............       3,454         35.8        3,077         32.4       13,157         39.2       10,895         31.0
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Operating income
  (loss)...............         603          6.3          916          9.6         (510)        -1.5        3,637         10.4
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Interest income, net...          47          0.4           85          0.9          312          0.9          371          1.0
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Income (loss) before
  income taxes.........         650          6.7        1,001         10.5         (198)        -0.6        4,008         11.4
Provision for income
  tax expense
  (benefit)............         234          2.4          340          3.5          (69)        -0.2        1,453          4.1
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
Net income (loss)......   $     416          4.3%   $     661          7.0%   $    (129)        -0.4%   $   2,555          7.3%
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----
                         -----------       -----   -----------       -----   -----------       -----   -----------       -----


                                   1995
                         ------------------------
                                        PERCENT
                                        OF NET
                           AMOUNT      REVENUES
                         -----------  -----------

Net revenues:
Check readers..........   $  20,194         69.3%
Debit/credit card
  terminals............       5,273         18.1
Combination units......           0          0.0
Signature capture
  devices..............       2,567          8.8
Service and other......       1,126          3.8
                         -----------       -----
                             29,160        100.0%
                         -----------       -----
Cost of goods sold.....      17,184         58.9
                         -----------       -----
Gross profit...........      11,976         41.1
Operating expenses:
Selling, general and
  administrative.......       7,310         25.1
Research and
  development..........         499          1.7
Depreciation and
  amortization.........         496          1.7
                         -----------       -----
Total operating
  expenses.............       8,305         28.5
                         -----------       -----
Operating income
  (loss)...............       3,671         12.6
                         -----------       -----
Interest income, net...         429          1.4
                         -----------       -----
Income (loss) before
  income taxes.........       4,100         14.0
Provision for income
  tax expense
  (benefit)............       1,558          5.3
                         -----------       -----
Net income (loss)......   $   2,542          8.7%
                         -----------       -----
                         -----------       -----

    Any trends that may be derived from the above table are not necessarily indicative of Checkmate's future operations.

    QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

    Net revenues increased 1.4% in the three months ended March 31, 1998 as compared to the same period in 1997. The increase in net revenues was experienced primarily in sales of debit/credit card terminals, signature capture devices and service offerings. Check reader and combination unit revenues decreased slightly in the quarter.

    Cost of goods sold as a percentage of net revenues was 57.9% in the three months ended March 31, 1998, compared to 58.0% in the three months ended March 31, 1997. The overall percentage was consistent between periods, despite fluctuations in the gross margin by product. Generally, material costs were lower in the 1998 period, but this decrease was offset by an increase in amortization of deferred development costs, resulting in a consistent gross margin percentage between periods. The Company anticipates that cost of goods sold as a percentage of net revenues will be affected in the future by changes in product mix, selling prices and unit costs among other factors.

    Selling, general and administrative expenses increased 5.8% over the first quarter of 1997. As a percentage of net revenues, selling, general and administrative expenses increased to 29.3% in the three months ended March 31, 1998 from 28.1% in the comparable period in 1997. The increases are due primarily to higher personnel and related costs in sales and engineering as a result of increased hiring designed to accelerate new product development and our overall sales effort.

    Product development expenditures include research and development expense and capitalized software development costs and consist primarily of labor. A summary of product development efforts is as follows (in thousands):

                                                                                THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                               --------------------
                                                                                 1998       1997
                                                                               ---------  ---------
Gross product development expenditures.......................................  $     936  $     523
Capitalized software development costs.......................................       (581)      (289)
                                                                               ---------  ---------
Research and development expense.............................................        355        234
Amortization of previously capitalized costs.................................        181        108
                                                                               ---------  ---------
Total expense................................................................  $     536  $     342
                                                                               ---------  ---------
                                                                               ---------  ---------
Product development as a percent of net revenues:
  Gross expenditures.........................................................        9.7%       5.5%
  Research and development expense...........................................        3.7%       2.5%
  Total expense..............................................................        5.6%       3.6%

    Gross product development expense increased by $413,000 or 79.0% and net research and development expense increased by $121,000 or 51.7% in the three months ended March 31, 1998. The increase in the dollar amount of product development expenditures resulted from the Company's continuing efforts to remain at the forefront of payment automation technology. Checkmate announced several new product introductions during 1997, and plans to introduce several additional products during 1998. The Company expects to continue to increase product development expenditures for the foreseeable future as the Company is dedicated to developing new products and enhancing its existing products.

    Depreciation and amortization expenses increased by 60.6% for the three months ended March 31, 1998 due primarily to capital expenditures associated with the expansion of facilities in April 1997 and upgrades of computer software and equipment.

    Interest income, net decreased 43.9% in the three months ended March 31, 1998 due to lower average investment balances outstanding.

    The effective tax rate was 36.0% and 34.0% in three months ended March 31, 1998 and 1997, respectively. The increase in the effective tax rate in 1998 was due primarily to a higher effective state tax rate caused by the addition of several states to which the Company must pay income taxes.

    As a result of the above factors, net income decreased by 37.0% in the three months ended March 31, 1998. Basic earnings per share was $0.08 in 1998 compared to $0.13 in 1997. Diluted earnings per share was $0.08 in 1998 compared to $0.12 in 1997. The weighted average diluted shares outstanding for the quarter decreased 4.4% from 1997 to 1998 due to a lower market price for the Company's common stock, which resulted in fewer stock options being considered common stock equivalents in the computation of the weighted average diluted shares outstanding.

    FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1996

    Net revenues decreased 4.5% in 1997. This decline primarily was due to decreases of 23.7% and 62.0% in revenues from sales of check readers and signature capture devices, respectively. These declines were partially offset by an increase of 19.9% in sales of debit/credit card terminals, which contributed 43.1% of net revenues in 1997, up from 34.4% in 1996. By channel, net revenues from sales to domestic and international resellers increased 31.6% in 1997, while direct sales to end users decreased by 15.1% in the same period. The decrease in sales of check readers and the decline in direct sales to end users are related trends. Checkmate believes that the market for its existing check readers in the top 100 retailers is becoming saturated, thereby decreasing the available marketplace for Checkmate's existing products. However, management of Checkmate believes that there is a demand for new product offerings planned to be released in 1998, which are expected to reverse the trend of declining revenues from check readers and from direct sales to end users. However, there can be no assurance that planned new products will actually be released, that the introduction of any new products will not be delayed, that any new products will not contain errors or that any new products will be accepted by the market.

    Cost of goods sold as a percentage of net revenues was 62.3% in 1997 and 58.6% in 1996. The primary reason for the increase in this percentage was selling price pressure from major retailers, as reflected in the decrease in net revenues, and inefficiencies associated with start-up production of the new CM2100 terminal. Additionally, depreciation and amortization included in cost of goods sold increased by 70.8% as a percentage of net revenues from 1996 to 1997. This increase is due to higher capitalized costs being depreciated without a corresponding increase in net revenues. Checkmate anticipates that cost of goods sold will be affected in the future by changes in product mix as well as by selling price and unit cost changes, among other factors.

    Selling, general and administrative expenses increased 21.2% in 1997. As a percentage of net revenues, selling, general and administrative expenses increased to 33.7% in 1997 from 26.6% in 1996. The increases were due primarily to an increase in personnel and related costs required to support Checkmate's anticipated growth in new products and net revenues. In addition, of the 21.2% increase in dollar amount, 4.0% was due to costs incurred in connection with severance arrangements for Checkmate's former president and chief executive officer.

    Gross product development expenditures include research and development expense and capitalized and purchased software development costs and consist primarily of labor costs. A summary of product development expenses and costs is as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
                                                                                   (DOLLARS IN THOUSANDS)
Gross product development expenditures..................................  $      2,828  $      1,634  $      1,246
Less capitalized software development costs.............................         1,699           643           747
                                                                          ------------  ------------  ------------
Net research and development expense....................................         1,129           991           499
Amortization of previously capitalized cost.............................           556           356           272
                                                                          ------------  ------------  ------------
Total expense...........................................................  $      1,685  $      1,347  $        771
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Product development as a percent of net revenues:
Gross expenditures......................................................           8.4%          4.7%          4.3%
Net expense.............................................................           3.4%          2.8%          1.7%
Total expense...........................................................           5.0%          3.8%          2.6%

    Gross product development expenditures increased by 73.1% and net research and development expense increased by 13.9% in 1997 as a result of Checkmate's continuing efforts to remain at the forefront of payment automation technology by developing new products and enhancing its existing products. As noted in "-- Overview" above, Checkmate increased its efforts in the product development area and announced several new product introductions during 1997. Checkmate focused the increase in product development efforts on improving software solutions, resulting in higher capitalized software development costs.

    Depreciation and amortization expenses increased 24.7% in 1997 due primarily to capital expenditures associated with the expansion of facilities in April 1997, upgrades of computer software and equipment, purchases of molds and deferred development costs.

    Interest expense decreased 24.3% in 1997 due to lower average principal balance of long-term liabilities. Interest income decreased 16.9% in 1997 due to lower average investments outstanding.

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    The effective tax rate was 34.9% in 1997 and 36.3% in 1996. The primary reason for the decrease in the effective tax rate in 1997 was a lower effective state tax rate.

    As a result of the above factors, Checkmate incurred a loss of $129,000 in 1997 as compared to net income of $2.6 million in 1996. Basic earnings per share (loss per share) was a loss of $0.02 in 1997 as compared to income of $0.50 in 1996. Diluted earnings per share (loss per share) was a loss of $0.02 in 1997 as compared to income of $0.50 in 1996. The weighted average diluted shares outstanding decreased 4.2% in 1997 due to the exclusion of common stock equivalents from the computation of weighted average shares in 1997 resulting from the net loss position for the year.

    FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1995

    Net revenues increased 20.4% in 1996. Growth in net revenues in 1996 primarily was generated by the newer debit/credit card terminals, which contributed 34.4% of net revenues. Sales of signature capture devices and service and other net revenues also increased in 1996 as compared to 1995. Net revenues from check readers decreased 14.4% from 1995 to 1996. The decrease in 1996 is due primarily to the completion in 1995 of a large sale to a single significant customer. By channel, net revenues from sales to domestic and international resellers increased 55.1% in 1996, while direct sales to end users decreased by 11.0% in the same period. These results are consistent with Checkmate's efforts to transition itself from essentially a one product company with one sales channel into a multi-product, multi-channel organization.

    Cost of goods sold as a percentage of net revenues was 58.6% in 1996 and 58.9% in 1995. Various factors combined to result in the slight improvement from 1995 to 1996, none of which individually was significant.

    Selling, general and administrative expenses increased 27.6% in 1996. These expenses stated as a percentage of net revenues were 26.6% in 1996 and 25.1% in 1995. The increases in the dollar amounts were due primarily to an increase in personnel and related costs required to support Checkmate's growth in net revenues and new products.

    Product development expenditures include research and development expense and capitalized and purchased software development costs and consist primarily of labor costs. A summary of product development efforts is included in the comparison of 1997 and 1996 results of operations above. Gross product development expenditures increased by 31.1% in 1996 and net research and development expense increased by 98.6% in 1996 as a result of Checkmate's continuing efforts to remain at the forefront of payment automation technology. The increase in net research and development expense exceeded the increase in gross expenditures due to an increase in hardware development efforts, which are not capitalized as software development costs.

    Depreciation and amortization expenses increased 16.6% in 1996 but decreased as a percentage of net revenues to 1.6% in 1996 from 1.7% in 1995. The increase in the dollar amount in 1996 primarily resulted from capital expenditures associated with the expansion of Checkmate's headquarters during 1995. The decrease as a percentage of net revenues is a result of the larger net revenue base.

    Interest expense decreased 27.8% in 1996 due to lower average principal balance of long-term liabilities. Interest income decreased 15.8% in 1996 due to lower average investments outstanding.

    The effective tax rate was 36.3% in 1996 and 38.0% in 1995. The primary reason for the decrease in the effective tax rate in 1996 was a lower effective state tax rate.

    Net income increased 0.5% in 1996. Basic earnings per share was $0.50 in 1996 and 1995. Diluted earnings per share was $0.46 in 1996 and $0.47 in 1995. The weighted average diluted shares outstanding increased 3.0% in 1996.

    LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by (used in) operating activities was $3,957,000 in the three months ended March 31, 1998 and $(5,000) in the three months ended March 31, 1997. The net cash provided by operating activities in the 1998 period resulted from the net income reported for the period, increased by

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depreciation and amortization, a 3.3% decrease in accounts receivable, a 57.3%
increase in accounts payable and deferred revenues, partially offset by a 427.2% increase in prepaid expenses. The net cash used in operating activities in 1997 included sources of net cash from net income reported for the period, increased by depreciation and amortization and a 52.7% increase in accounts payable, accrued liabilities and deferred revenues, offset by a 27.6% increase in accounts receivable and a 19.4% increase in inventories. Net cash provided by (used in) operating activities was $(1.8) million in 1997, $2.9 million in 1996 and $(345,000) in 1995. The net cash used in operating activities in 1997 was primarily due to a 30.7% increase in accounts receivable and a 43.2% increase in inventories. These increases were partially offset by a 46.2% increase in depreciation and amortization, and a 42.9% increase in accounts payable and accrued liabilities. Net cash provided by operating activities in 1996 was primarily due to a 39.9% increase in depreciation and amortization, a 15.4% increase in accounts receivable and a 5.1% increase in inventories, and was partially offset by a 408.9% increase in prepaid expenses. The decrease in the use of net cash during 1995 was primarily due to a 74.3% increase in net income, a 47.1% increase in depreciation and amortization and a 31.5% increase in inventories in 1995. Checkmate experiences normal fluctuations in its accounts receivable balance, including days outstanding, due to a variety of factors, including Checkmate's overall sales performance when compared to prior periods, the timing of shipments to its customers and individual customer negotiated terms of sale. The rate of inventory turnover experienced by Checkmate also depends upon a variety of factors, including anticipated inventory requirements to fulfill current and future customer orders in a timely manner, individual customer negotiated contracts of sale and the availability of key components used in the manufacturing process. Increases in accounts receivable and inventories during the three months ended March 31, 1998, 1997, 1996 and 1995 were caused by successively higher sales volumes in the fourth quarter of each year and by new product introductions. Checkmate anticipates that fluctuations in these accounts will continue in the future.

    Net cash used in investing activities was $1,024,000 in the three months ended March 31, 1998 and $14,000 in the three months ended March 31, 1997. Purchases of property and equipment and additions to deferred development costs and other noncurrent assets were $1,079,000 and $989,000 in the three months ended March 31, 1998 and 1997, respectively. These uses of net cash were offset by net proceeds from the sale of investments of $55,000 in 1998 and $975,000 in 1997. Net cash provided by (used in) investing activities was $(1.4) million in 1997, $(2.7) million in 1996 and $308,000 in 1995. Purchases of property and equipment and additions to capitalized software and other noncurrent assets were $4.8 million in 1997, $2.5 million in 1996 and $2.7 million in 1995. The increase in these purchases in 1997 was due to expansion into an additional facility, upgrades of computer hardware and software, increased software development efforts, and purchases of molds for new products. These uses of net cash were partially offset by the receipt of net proceeds from the sale of investments of $3.4 million in 1997 and $3.0 million in 1995, and were increased by the net purchase of investments of $190,000 in 1996.

    Net cash provided by (used in) financing activities was $(39,000) in the three months ended March 31, 1998 and $651,000 in the three months ended March 31, 1997. The change in net cash provided by (used in) financing activities was due to the exercise of stock options in 1997, primarily by the estate of a former employee. No stock option exercises occurred in the 1998 period. Net cash provided by financing activities was $1.3 million in 1997, $1.1 million in 1996 and $169,000 in 1995. The increases in net cash provided by financing activities in 1997 and 1996 were due to an increase in proceeds from the exercise of stock options, primarily by the estate of a former employee.

    Checkmate's working capital position was $22,646,000 at March 31, 1998 and $22,647,000 at December 31, 1997. Checkmate had no commitments for material capital expenditures as of March 31, 1998. During the remainder of 1998, Checkmate anticipates that it will spend approximately $4,000,000 for capital expenditures, including additions to deferred development costs. Checkmate believes that its working capital position at March 31, 1998, together with anticipated future cash flows from operations and the borrowing available under its revolving credit agreement, are sufficient to meet Checkmate's operating needs, including possible increases in accounts receivable and inventories, along with planned capital expenditures for at least the next twelve to eighteen months.

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    Checkmate's operating results have fluctuated on a quarterly basis in the past and may vary significantly in future periods due to a variety of factors. These factors include, but are not limited to, the timing of orders from and shipments to major customers, the timing of new product introductions by Checkmate and its competitors, variations in Checkmate's product mix and component costs, and competitive pricing pressures. Due primarily to the above factors, the results of any particular quarter may not be indicative of the results for the full year.

IMPACT OF YEAR 2000

    Checkmate's business and relationships with its customers depend significantly on a number of computer software programs, internal operating systems and connections to other networks, and the failure of any of these programs, systems or networks to successfully address the Year 2000 data rollover problem could have a material adverse effect on Checkmate's business, financial condition and results of operations. Many installed computer software and network processing systems currently accept only two-digit entries in the date code field and may need to be upgraded or replaced in order to accurately record and process information and transactions on and after January 1, 2000. Checkmate believes that it has completed substantially all modifications of its affected software programs and has minimal additional work required to finalize these modifications. However, Checkmate is not certain as to whether the computer software and business systems of its customers and suppliers are Year 2000 compliant. There can be no assurance that the failure or delay of Checkmate's customers and suppliers in successfully addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on Checkmate's business, financial condition and results of operations.

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                        COMPARISON OF STOCKHOLDER RIGHTS

    In the event that the Transaction is consummated, IVI shareholders will, at the Effective Time, have their IVI Common Shares transferred to the Company for shares of Company Common Stock or to IVI for Exchangeable Shares. Exchangeable Shares are the economic equivalent of shares of Company Common Stock. Holders of Exchangeable Shares will have the right at any time to retract the Exchangeable Shares for an equivalent number of shares of Company Common Stock (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). In addition, at the Effective Time, each share of Checkmate Common Stock will be converted into the right to receive 1.2775 shares of Company Common Stock.

    The Company is a corporation organized under the DGCL. While the rights and privileges of shareholders of a Canadian corporation (IVI) and a Georgia corporation (Checkmate) are, in many instances, comparable to those of stockholders of a Delaware corporation, there are certain differences. These differences arise from differences between Ontario, Canadian, Georgia and Delaware law, between the CBCA, GBCC and DGCL and between the IVI Articles and IVI Bylaws, the Checkmate Articles and Checkmate Bylaws and the Company Certificate and Company Bylaws. For a description of the respective rights of the holders of IVI Common Shares, Checkmate Common Stock and Company Common Stock, see respectively, "Description of Capital Stock -- Company Capital Stock," "-- IVI Share Capital" and "-- Checkmate Capital Stock."

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

    IVI. Under the CBCA, certain extraordinary corporate actions, such as amalgamations (other than an amalgamation between a parent corporation and one or more of its wholly owned subsidiaries or between two or more of such subsidiaries), continuances, sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions or, if ordered by a court, other arrangements are required to be approved by special resolution of the shareholders, whether or not the shares held by them are designated as voting shares in the corporation's articles of incorporation and, in certain cases, such special resolution is also required to be approved separately by each affected class or series, including by a class or series that does not otherwise carry the right to vote.

    CHECKMATE. The GBCC requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon voting as a single group and a majority of all votes entitled to be cast by holders of shares of a voting group entitled to vote separately thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation. Checkmate's Bylaws expressly provide that the terms and requirements of Sections 14-2-1110 through 14-2-1113 and Sections 14-2-1131 through 14-2-1133 of the GBCC will be applicable to Checkmate and to any business combination involving Checkmate and an interested shareholder. As a result, Section 14-2-1111 requires that a "business combination" with an "interested shareholder" (basically, a 10% or more shareholder of Checkmate) be (i) unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the holders of voting shares of the corporation (other than the voting shares beneficially owned by the interested shareholder who is a party to the business combination). These voting requirements are required in addition to any vote otherwise required by law or the Articles of Incorporation of Checkmate. Further, Section 14-2-1112 states that the voting requirements in Section 14-2-1111 do not apply as long as all of the shareholders of Checkmate receive a fair price in return for their stock as a result of the business combination. In addition, Sections 14-2-1131 through 14-2-1133 of the GBCC provide that Checkmate may not engage in a business combination with any interested shareholder for a period of five years following the time that such shareholder became an interested shareholder unless: (i) prior to such time, directors approved the business combination or transaction which resulted in such shareholder becoming an

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interested shareholder, (ii) in the transaction which resulted in such shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock of Checkmate (excluding shares owned by directors, officers and their affiliates and associates, Checkmate's subsidiaries, and certain employee stock plans maintained by Checkmate) or (iii) subsequent to becoming an interested shareholder, such shareholder became the beneficial owner of 90% of the outstanding voting stock (excluding shares owned by Checkmate's directors, officers, and their affiliates and associates, its subsidiaries, and certain employee stock plans maintained by it) and the business combination was approved by holders of a majority of Checkmate's voting stock entitled to vote, excluding from such vote stock held by the interested shareholder or Checkmate's directors, officers, and their affiliates and associates, its subsidiaries, and certain employee stock plans maintained by Checkmate. However, the voting requirements contained within the Checkmate Articles of Incorporation would continue to apply to any such business combinations.

    The provisions of the Checkmate Bylaws relating to business combinations and Sections 14-2-1110 through 14-2-1113 of the GBCC are designed as anti-takeover measures, and to protect the minority shareholders of Checkmate against some of the inequities which arise in certain hostile takeover attempts.

    Effective October 13, 1997, the Board of Directors of Checkmate declared a distribution of one Right (as defined in the Checkmate Rights Plan) for each outstanding share of Checkmate Common Stock, to shareholders of record at the close of business on October 24, 1997, and for each share of Checkmate Common Stock issued (including shares distributed from treasury) by Checkmate thereafter and prior to the Separation Time (as defined in the Checkmate Rights
Plan). Each Right entitles the registered holder to purchase from Checkmate one share of Common Stock, at a purchase price of $50.00 per share, subject to adjustment. The description and terms of the Rights are set forth in the Checkmate Rights Plan which is filed as an exhibit to this Registration Statement.

    The Rights will separate from the Checkmate Common Stock upon the earlier of
(i) ten business days (unless otherwise accelerated or delayed by the Board) following public announcement that a person or group of affiliated or associated persons has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Checkmate Common Stock, or (ii) ten business days (unless otherwise delayed by the Board) following the commencement of a tender offer or exchange offer that would result in the person or group beneficially owning 15% or more of the then outstanding shares of Common Stock. If such an event occurs, and if Checkmate has not redeemed the Rights as described below or otherwise amended the Checkmate Rights Plan, then the Rights will entitle the holders thereof to acquire shares of Checkmate Common Stock having a value equal to twice the Right's exercise price.

    If Checkmate is acquired in a merger or consolidation where Checkmate does not survive or the Checkmate Common Stock is changed or exchanged, or 50% or more of Checkmate's assets or assets generating 50% or more of Checkmate's operating income or cash flow is transferred in one or more transactions to persons who at that time control Checkmate, then the Rights will entitle the holders thereof to acquire for the exercise price shares of the acquiring party having a value equal to twice the Right's exercise price.

    At any time until the rights become exercisable, the Board of Directors may redeem the Rights for $.01 per Right or may otherwise amend or terminate the Checkmate Rights Plan without shareholder action. The Board of Directors may condition redemption of the Rights upon the occurrence of a specified future time or event.

    THE COMPANY. The Delaware General Corporation Law (the "DGCL") requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, (a) no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and

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(iii) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger; and (b) no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly owned subsidiary of such corporation (provided certain other limited circumstances apply). Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

AMENDMENT TO GOVERNING DOCUMENTS

    IVI. Under the CBCA, any amendment to the articles of continuance generally requires approval by special resolution. If the amendment is of a nature affecting a particular class or series, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote. The CBCA provides that shareholders entitled to vote at shareholder meetings may confirm, reject or amend any bylaw by "ordinary resolution" (as defined in the CBCA), which must be passed by a majority of the votes cast by shareholders who voted thereon.

    CHECKMATE. The Checkmate Articles and Bylaws are generally silent with respect to the issue of amending the Checkmate Articles, and thus, the GBCC dictates the requirements for making such an amendment. The GBCC generally provides that other than in the case of certain routine amendments which may be made by a corporation's board of directors without shareholder action (such as changing the corporate name), and other amendments which the GBCC specifically allows without shareholder action, the corporation's board of directors must recommend the amendment to the shareholders (unless the board elects to make no such recommendation because of a conflict of interest or other special circumstances, and the board communicates the reasons for its election to the shareholders) and the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment (unless the GBCC, the articles of incorporation, or the board require a greater vote or a vote by voting groups) is required to amend a corporation's articles of incorporation.

    The Checkmate Bylaws generally provide that the Bylaws may be made, amended or repealed by the Checkmate Directors unless the Articles of Incorporation or the GBCC reserve the power to amend or repeal the Bylaws exclusively to the stockholders in whole or in part, or the stockholders, in amending or repealing a particular Bylaw, provide expressly that the Board of Directors may not amend or repeal that Bylaw. The Checkmate Bylaws expressly permit the Checkmate shareholders to make, alter or rescind any bylaws.

    THE COMPANY. The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the corporation's board of directors. The Company's Bylaws provide that a majority of the Company's Board may alter, amend or repeal the Company's Bylaws. The Company's Bylaws may also be altered, amended or repealed by the holders of a majority of the outstanding shares of stock present, in person or by proxy, and entitled to vote upon such matter.

DISSENTERS RIGHTS

    IVI. Shareholders of a CBCA corporation are entitled to exercise dissenters rights and to be paid the fair value of their shares in connection with (i) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of any class; (ii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iii) certain other amendments to the corporation's articles of a nature requiring a separate class or series vote; (iv) an amalgamation (other than an amalgamation between a parent corporation and one or more of its wholly owned subsidiaries or between

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two or more of such subsidiaries); (v) a continuance under the laws of another jurisdiction; (vi) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; or
(vii) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or a court order rectifying a matter that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer.

    CHECKMATE. Subject to the exception provided below, under the GBCC, shareholders of a Georgia corporation are entitled to exercise dissenters rights, under certain circumstances, upon (i) the merger of the corporation,
(ii) the consummation of a plan of share exchange to which the corporation is the acquired party, (iii) the sale or other disposition of all or substantially all the corporate assets, (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares in ways specified in the GBCC, or (v) any corporate action taken pursuant to a shareholder vote to the extent that the close corporation section of the GBCC or the articles of incorporation, the bylaws or a resolution of the board of directors provides that stockholders are entitled to dissenters rights. However, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless: (1) in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares, or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

    THE COMPANY. Under the DGCL, holders of shares of any class or series of the capital stock of a Delaware corporation have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above.

STOCKHOLDER CONSENT IN LIEU OF MEETING

    IVI. Under the CBCA, shareholder action without a meeting may only be taken by resolution in writing signed by all shareholders entitled to vote thereon at a meeting.

    CHECKMATE. With respect to whether action required or permitted to be taken by Checkmate shareholders must be effected at a duly called meeting of shareholders or whether such action may be effected by any written consent by the shareholders, Section 14-2-704 of the GBCC provides that, unless otherwise provided in the articles of incorporation, action required or permitted by the GBCC to be taken at an annual or special meeting may be taken without a meeting if the action is taken by all the

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shareholders entitled to vote on the action, or, if provided in the articles of incorporation, by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Checkmate's Bylaws provide for the action by shareholders of Checkmate without a meeting provided that any such action must be taken by the written consent of shareholders consituting the minimum number of votes entitled to vote on the action that would be necessary to authorize the action taken had there been a vote at a meeting of the shareholders.

    THE COMPANY. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Company's Certificate of Incorporation permits action by written consent of holders of Company Common Stock.

DIRECTOR QUALIFICATIONS

    IVI. The CBCA requires that a majority of the directors of every corporation organized thereunder, other than a non-resident corporation, be resident Canadians. A corporation, any of the securities of which are or were part of a distribution to the public and remain outstanding, must have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

    CHECKMATE.  The GBCC does not have comparable requirements.

    THE COMPANY.  The DGCL does not have comparable requirements.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    IVI. The CBCA and IVI's By-laws provide that a corporation may indemnify a director or officer of the corporation against all costs, charges and expenses reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation including an amount paid to settle an action or satisfy a judgment. However, such indemnity is limited to circumstances in which the director or officer acted in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have had reasonable grounds for believing that his or her conduct was lawful.

    CHECKMATE. The Checkmate Articles generally provide that any director who is deemed eligible will be indemnified against liability and other expenses incurred in a proceeding which is initiated against such person by reason of his serving as a director, to the fullest extent authorized by the GBCC; provided, however, that Checkmate will not indemnify any director for any liability or expenses incurred by such director (i) for any appropriation, in violation of his duties, of any business opportunity of Checkmate; (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for the types of liability set forth in Section 14-2-832 of the GBCC or successor provisions; or (iv) for any transaction from which the director derives an improper personal benefit. Checkmate's Articles and Bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, upon the receipt from such director of the written affirmation and repayment promise required by Section 14-2-856 of the GBCC.

    THE COMPANY. The DGCL provides that a Delaware corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe

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his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The Company's Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent authorized by the DGCL.

    The DGCL and the Company's Certificate of Incorporation allow for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

    IVI. Policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the OSC ("Policy 9.1"), contain requirements in connection with "related party transactions." A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

    Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by a simple majority or two-thirds of the votes cast, depending on the circumstances.

    CHECKMATE. See discussion above under "-- Vote Required for Extraordinary Transactions."

    THE COMPANY. Section 203 of the DGCL, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the time such stockholder became an "interested stockholder" unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) after such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation, a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to

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vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of
Section 203 of the DGCL do not apply to corporations that have elected, in the manner provided therein, not to be subject to such section or which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

    As a Delaware corporation, the Company would be subject to Section 203 of the DGCL as described above unless provided otherwise in the Company Certificate. The Company Certificate does contain a provision electing out of the application of Section 203 of the DGCL, and the Company has taken all action necessary for it to elect out of such provision. As a result, the provisions of
Section 203 are not applicable to transactions between the Company and any of its respective "interested stockholders."

DIVIDENDS AND DISTRIBUTIONS

    IVI. Under the CBCA, a corporation may not declare or pay a dividend if there are reasonable grounds for believing that (i) the corporation is, or would after the payment of the dividend be, unable to pay its liabilities as they become due, or (ii) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

    CHECKMATE. Unless provided otherwise by its articles of incorporation, a Georgia corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has net assets in excess of all senior claims upon dissolution.

    THE COMPANY. A Delaware corporation, unless otherwise restricted by its certificate of incorporation, may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year (but the directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets). The Company is subject to certain restrictions on its ability to pay dividends as discussed below in "Description of Capital Stock -- Company Capital Stock."

STOCKHOLDER INSPECTION RIGHTS

    IVI. The CBCA provides that shareholders, creditors, their agents and legal representatives may examine certain of the corporation's records during usual business hours and take extracts therefrom free of charge.

    CHECKMATE. Under the GBCC, a shareholder of a Georgia corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the records of the corporation provided such shareholder gives to the corporation written notice of demand at least five days in advance of the date such shareholder wishes to inspect and copy.

    THE COMPANY. Under the DGCL, any stockholder may inspect the books and records of a Delaware corporation so long as such inspection is for a proper purpose and provided that such inspection request is made in good faith and for a proper purpose.

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                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 99,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which one share has been designated as Special Preferred Voting Stock.

COMPANY CAPITAL STOCK

    COMPANY COMMON STOCK

    All shares of Company Common Stock issued in the Transaction will be fully paid and nonassessable. The holders of Company Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Company Common Stock does not have cumulative voting rights. Shares of Company Common Stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. Company Common Stock is not subject to redemption by the Company.

    Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Company Common Stock, the holders of Company Common Stock are entitled to dividends in such amounts as may be declared by the Company's Board of Directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to the Company Common Stock.

    COMPANY PREFERRED STOCK

    The Company's Board of Directors, without further stockholder action, is authorized to issue up to 1,000,000 shares of preferred stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in the series, including voting rights, dividend rights, liquidation preferences, terms of redemption, and conversion rights.

    COMPANY SPECIAL PREFERRED VOTING STOCK

    The Company's Board of Directors will designate and issue one (1) of the 1,000,000 authorized shares of preferred stock as the Voting Share. The Trustee shall hold such Voting Share as trustee for and on behalf of, and for the use and benefit of, the holders of Exchangeable Shares and in accordance with the Voting and Exchange Trust Agreement. The Certificate of Designations for the Voting Share includes the following principal terms:

    DIVIDENDS. No dividend shall be paid to the Trustee, as the holder of the Voting Share.

    VOTING RIGHTS. The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the voting rights attached to the Voting Share. Except as otherwise described herein or required by law, the holder of the Voting Share will vote together with the shares of Company Common Stock as a single class and not as a separate class or series apart therefrom. The holder of the Voting Share will have that number of votes equal to the number of Exchangeable Shares outstanding which are not owned by the Company, its subsidiaries or any person directly controlled by or under common control with the Company (subject to certain adjustments to maintain the economic equivalence of the Exchangeable Shares and shares of Common Stock) and will be entitled to exercise that number of votes for which it receives instructions to do so.

    CONVERSION. The Voting Share is not convertible into any other class or series of the capital stock of the Company or into cash, property or other rights.

    REDEMPTION. The Voting Share may not be redeemed, except at such time as no Exchangeable Shares shall be outstanding (except for shares held by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control with the Company), in which case, the Voting Share shall be redeemed at the election of the Company. The redemption price due and payable upon such redemption will be equal to a $1.00 liquidation preference. The Voting Share will be deemed retired and

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will be canceled upon any purchase or other acquisition thereof by the Company.
After such cancellation, the Voting Share may not be reissued or otherwise disposed of by the Company.

    LIQUIDATION. The Voting Share will rank prior to each share of Company Common Stock with respect to the distribution of assets upon a voluntary or involuntary liquidation, dissolution or winding-up of the Company. In the event of any such liquidation, dissolution or winding up, the holder of the Voting Share will be entitled to receive, before any distribution to the holders of Company Common Stock, but only after the liquidation preference of any other shares of preferred stock of the Company has been paid in full, a liquidation preference equal to $1.00.

    RANKING. The Voting Share will rank junior to any other outstanding series of preferred stock of the Company in all respects.

    For a more detailed description of the Company's Special Preferred Voting Stock and the Voting Share, see the terms and conditions thereof set forth on Annex J hereto. See also "-- Voting and Exchange Trust Agreement."

CHECKMATE CAPITAL STOCK

    After giving effect to the consummation of the Transaction, the share capital of Checkmate after the Effective Time will consist of one class of common stock, par value $.01 per share, 1,000 shares authorized, with 100 of such authorized shares which are issued and outstanding to be held by the Company.

IVI SHARE CAPITAL

    After giving effect to the consummation of the Transaction, the share capital of IVI will have the rights and preferences summarized below. Such summary is qualified in its entirety by reference to the Plan of Arrangement and the Exchangeable Share Provisions which are attached as Annexes K and L hereto, respectively.

IVI COMMON SHARES

    The holder of IVI Common Shares will be entitled to receive notice of and to attend all meetings of the shareholders of IVI and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of IVI Common Shares. The holder of IVI Common Shares will be entitled to receive such dividends as may be declared by IVI Board of Directors out of funds legally available therefor. The holders of IVI Common Shares will be entitled upon any liquidation, dissolution or winding-up of IVI, subject to the prior rights any other shares ranking senior to IVI Common Shares, to receive the remaining property and assets of IVI.

EXCHANGEABLE SHARES OF IVI

    RANKING. The Exchangeable Shares will rank prior to the IVI Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of IVI.

    DIVIDENDS. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by the Company on shares of Company Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on shares of Company Common Stock.

    CERTAIN RESTRICTIONS. Without the approval of the holders of the Exchangeable Shares, IVI will not:

        (a) pay any dividend on the IVI Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares;

        (b) redeem, purchase or make any capital distribution in respect of IVI Common Shares or any other shares ranking junior to the Exchangeable Shares;

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
        (c) redeem or purchase any other shares of IVI ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

        (d) issue any Exchangeable Shares other than by stock dividends to the holders of the Exchangeable Shares (or otherwise pro rata to the holders of Exchangeable Shares) or as contemplated in the Support Agreement or pursuant to any agreements or rights in existence at the Effective Date; or

        (e) issue any other shares of IVI ranking equally with or senior to the Exchangeable Shares.

    The restrictions in (a), (b) and (c) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on the Company Common Stock have been declared and, if paid to holders of shares of Company Common Stock, paid in full.

    LIQUIDATION. In the event of the liquidation, dissolution or winding-up of IVI a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Company Common Stock, together with a cash amount equivalent to the full amount of all unpaid dividends on such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). See "-- Voting and Exchange Trust Agreement."

    RETRACTION OF EXCHANGEABLE SHARES BY HOLDERS. A holder of Exchangeable Shares will be entitled at any time prior to the tenth anniversary of the Effective Date (or earlier in certain circumstances) to require IVI to retract (i.e., require IVI to redeem) any or all of the Exchangeable Shares held by such holder for an equivalent number of shares of Company Common Stock plus an additional amount equivalent to the full amount of all unpaid dividends thereon, which shall be delivered to the retracting holder on the "retraction date" (which shall be six business days after the date on which the Transfer Agent receives the retraction request from the holder) (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

    If, as a result of liquidity or solvency provisions of applicable law, IVI is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, IVI will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by IVI will be deemed to have required the Company to purchase such unretracted shares in exchange for shares of Company Common Stock, plus an additional amount equivalent to the full amount of all unpaid dividends thereon, on the retraction date pursuant to the Voting and Exchange Trust Agreement. See "-- Voting and Exchange Trust Agreement."

    REDEMPTION OF EXCHANGEABLE SHARES. On the Automatic Redemption Date, IVI will redeem all but not less than all of the then outstanding Exchangeable Shares by paying one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all unpaid dividends thereon (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

    VOTING RIGHTS. Except as required by applicable law including, without limitation, the CBCA, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or attend any meeting of the shareholders of IVI or to vote at any such meeting. In any such circumstances, an Automatic Redemption Date would occur.

    AMENDMENT AND APPROVAL. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 50% of the then outstanding Exchangeable Shares are present or represented by proxy (other than shares beneficially

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owned by the Company or entities controlled by the Company). In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time not less than 10 days later as may be determined by the Chairman of the original meeting and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Exchangeable Shares.

    ACTIONS OF THE COMPANY UNDER THE SUPPORT AGREEMENT. Under the Support Agreement, the Company will agree to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by IVI with its obligations under, the Exchangeable Share Provisions.

SUPPORT AGREEMENT

    The following is a summary description of the material provisions of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement, which is attached as Annex I hereto.

    Under the Support Agreement, the Company will agree that: (i) it will not declare or pay dividends on the Company Common Stock unless IVI is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) it will advise IVI in advance of the declaration of any dividend on shares of Company Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for dividends on the Company Common Stock; (iii) it will take all actions and do all things necessary to ensure that IVI is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of Company Common Stock in the event of a liquidation, dissolution, or winding-up of IVI, a retraction request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares by IVI; and (iv) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of IVI.

    The Company has agreed that so long as there remain outstanding any Exchangeable Shares not owned by IVI or any entity controlled by the Company, the Company will remain the beneficial owner, directly or indirectly, of all outstanding shares of IVI other than the Exchangeable Shares.

    With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of the Company and IVI is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

    Under the Support Agreement, the Company has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any entity controlled by it on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

VOTING AND EXCHANGE TRUST AGREEMENT

    The following is a summary description of the material provisions of the Voting and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the Voting and Exchange Trust Agreement which is attached as Annex H hereto. Under the terms of the Voting and Exchange Trust Agreement, the Company will issue and grant to the Trustee, for the benefit of the holders of the Exchangeable Shares, the Voting Rights and the Exchange Rights.

    VOTING RIGHTS. Under the Voting and Exchange Trust Agreement, the Company will issue the Voting Share to the Trustee for the benefit of the holders (other than the Company and its subsidiaries) of the Exchangeable Shares. The Voting Share will carry a number of votes, exercisable at any meeting at which Company stockholders are entitled to vote, equal to the number of outstanding Exchangeable Shares

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(other than shares held by the Company and its subsidiaries or any person controlled by or under common control with the Company) (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio) and will be entitled to exercise that number of votes for which it receives instructions to do so. With respect to any written consent sought from the Company stockholders, each vote attached to the Voting Share will be exercisable in the same manner as set forth above.

    Each holder of an Exchangeable Share on the record date for any meeting at which Company stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). The Trustee will exercise each vote attached to the Voting Share only as directed by the relevant Exchangeable Share holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Voting Share to which the holder is entitled.

    The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the holders of Company Common Stock are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Voting Share, at the same time as the Company sends such notice and materials to the holders of Company Common Stock. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by the Company to the holders of Company Common Stock at the same time as such materials are sent to the holders of the Company Common Stock. To the extent such materials are provided to the Trustee by the Company, the Trustee will also send to the holders of Exchangeable Shares all materials sent by third parties to holders of Company Common Stock, including dissident proxy circulars and tender and exchange offer circulars.

    All rights of a holder of Exchangeable Shares to exercise votes attached to the Voting Share will cease upon the exchange of all such holder's Exchangeable Shares for shares of Company Common Stock.

    EXCHANGE RIGHTS. Under the Voting and Exchange Trust Agreement, the Company will grant the Exchange Rights to the Trustee for the benefit of the holders of the Exchangeable Shares.

    OPTIONAL EXCHANGE RIGHT. Upon the occurrence and during the continuance of an IVI Insolvency Event or an event of default by IVI under the Exchangeable Share Provisions ("Default Event"), a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring the Company to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of an IVI Insolvency Event or Default Event or any event which may with the passage of time or the giving of notice, become an IVI Insolvency Event or Default Event, the Company and IVI will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right.

    The consideration for each Exchangeable Share to be acquired under the optional Exchange Right will be one share of Company Common Stock plus an additional amount equivalent to the full amount of all dividends declared and unpaid on the Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

    AUTOMATIC EXCHANGE RIGHT. In the event of a Liquidation Event, the Company will be required to acquire each outstanding Exchangeable Share by exchanging one share of Company Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and

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unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

DELIVERY OF COMPANY COMMON STOCK

    The Company will ensure that all shares of Company Common Stock to be delivered by it under the Support Agreement or on the exercise of the Exchange Rights under the Voting and Exchange Trust Agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of the Company for purposes of Canadian law or an "affiliate" of the Company for purposes of United States law). In addition, the Company will take all actions necessary to cause all such shares of Company Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Company Common Stock are then listed or quoted for trading.

CALL RIGHTS

    The following description of the Call Rights is qualified in its entirety by reference to the full text of the Plan of Arrangement and the Exchangeable Share Provisions, which are attached as Annexes K and L hereto, respectively.

    In the circumstances described below, the Company will have certain overriding rights to acquire Exchangeable Shares from holders thereof for one share of Company Common Stock for each Exchangeable Share acquired, plus an amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). Different Canadian federal income tax consequences to a holder of Exchangeable Shares may arise depending upon whether the Call Rights are exercised by the Company or whether the relevant Exchangeable Shares are redeemed by IVI pursuant to the Exchangeable Share Provisions in the absence of the exercise by the Company of the Call Rights. See "Material Income Tax Considerations to IVI Shareholders."

    RETRACTION CALL RIGHT. Pursuant to the Plan of Arrangement and Exchangeable Share Provisions, a holder requesting IVI to redeem the Exchangeable Shares will be deemed to offer such shares to the Company, and the Company will have an overriding Retraction Call Right to acquire all but not less than all of the Exchangeable Shares that the holder has requested IVI to redeem in exchange for one share of Company Common Stock for each Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends thereon (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

    At the time of a Retraction Request by a holder of Exchangeable Shares, the Transfer Agent will immediately notify the Company. The Company must then advise IVI within five business days as to whether the Company will exercise the Retraction Call Right. If the Company does not advise the Transfer Agent within such five business day period, the Transfer Agent will notify the holder as soon as possible thereafter that the Company will not exercise the Retraction Call Right. On the Retraction Date the Exchangeable Shares that the holder has requested IVI to redeem will be acquired by the Company (assuming the Company exercises its Retraction Call Right) or redeemed by IVI, as the case may be, in each case for one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

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    LIQUIDATION CALL RIGHT.  Pursuant to the Plan of Arrangement, the Company
will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of IVI, to acquire all but not less than all of the Exchangeable Shares then outstanding in exchange for Company Common Stock and, upon the exercise by the Company of the Liquidation Call Right, the holders thereof will be obligated to transfer such shares to the Company for one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). The acquisition by the Company of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of IVI.

    REDEMPTION CALL RIGHT. Pursuant to the Plan of Arrangement, the Company will be granted an overriding Redemption Call Right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by IVI pursuant to the Exchangeable Share Provisions, to acquire on the Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for Company Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares and, upon the exercise by the Company of the Redemption Call Right, the holders thereof will be obligated to transfer such shares to the Company for one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

    EFFECT OF CALL RIGHT EXERCISE. If the Company exercises one or more of its Call Rights, it will directly issue shares of Company Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. The Company will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If the Company declines to exercise its Call Rights when applicable, it will be required, pursuant to the Support Agreement, to issue shares of Company Common Stock to IVI which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares. The tax consequences resulting from the Company's exercise of one or more of the Call Rights are discussed in "Material Income Tax Considerations to IVI Shareholders -- Canadian Federal Income Tax Considerations," which includes a discussion on deemed dividends and
Part VI.1 tax.

                        DISSENTING SHAREHOLDERS' RIGHTS

    IVI. The following description of the rights of dissenting registered shareholders of IVI is not a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of its IVI Common Shares and is qualified in its entirety by the reference to the full text of the Interim Order and Section 190 of the CBCA which are attached to this Joint Proxy Statement/ Prospectus as Annexes C and D, respectively. A shareholder who intends to exercise his right of dissent should carefully consider and comply with the provisions of Section 190, as modified by the Interim Order and should seek his own legal advice. Failure to comply with the provisions of that section, as modified by the Interim Order and to adhere to the procedures established therein may result in the loss of all rights thereunder.

    The Court hearing the application for the Final Order, has the discretion to alter the rights of dissent described herein based on the evidence presented to such hearing.

    Under the Interim Order, any registered holder of IVI Common Shares is entitled to be paid the fair value of such shares in accordance with Section 190 of the CBCA if such registered holder dissents in respect of the Arrangement Resolution. A registered holder of IVI Common Shares is not entitled to dissent with respect to such Arrangement Resolution under the CBCA if such holder votes any IVI

Common Shares in favour of the Arrangement Resolution at the Meeting. The execution or exercise of a proxy does not constitute a written objection for purposes of the CBCA.

    Persons who are beneficial owners of IVI Common Shares registered in the name of others, such as clearing agencies, securities brokers, banks, trust companies or nominees should be aware that only the registered owner of such shares are entitled to exercise rights of dissent in respect of the IVI Common Shares beneficially owned by the beneficial owners and only upon receipt of the beneficial owner's specific instructions.

    Under Section 190 of the CBCA, the dissenting registered shareholder is required to send a written objection to the Arrangement Resolution to IVI at or prior to the Meeting. A vote against the Arrangement Resolution or withholding votes does not constitute a written objection. Within ten (10) days after the Arrangement Resolution is approved by the IVI shareholders, IVI must so notify the dissenting shareholder who is then required, within twenty (20) days after receipt of such notice (or if it does not receive such notice within twenty (20) days after they learn of the approval of the Arrangement Resolution) to send to IVI a written notice ("Dissent Notice") containing such holder's name and address, the number of IVI Common Shares in respect of which such holder dissents and a demand for payment of the fair value of such shares and, within thirty (30) days after sending such written notice, to send to IVI the appropriate share certificate or certificates representing all of the IVI Common Shares held by the dissenting shareholder. If the proposal contemplated in the Arrangement Resolution becomes effective, IVI is required to determine the fair value of the IVI Common Shares and to make a written offer to pay such amount to the dissenting shareholder. If such offer is not made or is not accepted with fifty (50) days after the proposal in the Arrangement Resolution becomes effective, IVI may apply to the Court to fix the fair value of such shares. There is no obligation on IVI to apply to the Court. If IVI fails to make such an application, a dissenting shareholder has the right to so apply within a further twenty (20) days. If an application is made by either party, the dissenting shareholder will be entitled to be paid the amount fixed by the Court.

    A dissenting shareholder may make an agreement with IVI for the purchase of his IVI Common Shares in the amount of IVI's offer (or otherwise) at any time before the Court pronounces an order fixing the fair value of the IVI Common Shares. A dissenting shareholder is not required to give security for costs in respect of an application. On the application, the Court will make an order fixing the fair value of the IVI Common Shares of all dissenting shareholders whose shares have not been purchased by IVI giving judgment in that amount against IVI and in favour of each of those dissenting shareholders and fixing the time within which IVI must pay that amount payable to the dissenting shareholders. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder calculated from the date on which the shareholder ceases to have any rights as a shareholder until the date of payment.

    On sending a Dissent Notice, the dissenting shareholder will cease to have any rights as a shareholder other than the right to be paid the fair value of the IVI Common Shares in the amount agreed to between IVI and the dissenting shareholder or in the amount of the judgement, as the case may be. Until IVI makes an offer in accordance with the CBCA, the shareholder may withdraw his dissent or the directors of IVI may rescind the Arrangement Resolution and in either event, his rights as a shareholder are reinstated.

    CHECKMATE. If the Combination Agreement and the transactions contemplated thereby are consummated, any shareholder of Checkmate who properly dissents from the Merger in connection with the Checkmate Shareholders Meeting may be entitled to receive in cash the fair value of such shareholder's shares of Checkmate Common Stock determined immediately prior to the Merger, excluding any appreciation or depreciation in anticipation of the Merger. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS RIGHTS.

    Any shareholder of Checkmate entitled to vote on the Combination Agreement has the right to receive payment of the fair value of his or her shares of Checkmate Common Stock upon compliance with the applicable provisions of the GBCC. A record shareholder may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters rights. The rights of a partial dissenter under Section 14-2-1303 of the GBCC are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. Any Checkmate shareholder intending to enforce the right to dissent (i) may not vote in favor of the Combination Agreement, and (ii) must file a written notice of intent to demand payment for his or her shares (the "Objection Notice") with Checkmate, 1003 Mansell Road, Roswell, Georgia (telephone: (770) 594-6000, Attention: John J. Neubert), before the vote on the proposal to approve the Combination Agreement and the transactions contemplated thereby is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his or her shares of Checkmate Common Stock if the Merger is effected. A VOTE AGAINST APPROVAL OF THE COMBINATION AGREEMENT, IN AND OF ITSELF, WILL NOT CONSTITUTE AN OBJECTION NOTICE SATISFYING THE REQUIREMENTS OF THE GBCC.

    If the Combination Agreement is approved by Checkmate's shareholders at the Checkmate Shareholders Meeting, each shareholder who has properly filed an Objection Notice and who has not voted in favor of the Combination Agreement will be notified by Checkmate of such approval within ten days of the Checkmate Shareholders Meeting ("Dissenters Notice"). Such Dissenters Notice shall contain the following information: (i) where the payment demand must be sent and where and when the certificates representing the Checkmate Common Stock must be deposited; (ii) the extent to which the transfer of uncertificated shares will be restricted after the payment demand is received; (iii) the date by which the corporation must receive the payment demand (which date may not be fewer than 30 nor more than 60 days after the Dissenters Notice is delivered); and (iv) a copy of Title 14, Chapter 2, Article 13 of the GBCC (relating to dissenters rights).

    Following the receipt of such Dissenters Notice, any shareholder electing to dissent must demand payment of the fair value of such shares and deposit the certificates representing the Checkmate Common Stock in accordance with the terms of, and by the date set out in the Dissenters Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. A RECORD SHAREHOLDER WHO DOES NOT DEMAND PAYMENT OR DEPOSIT SUCH HOLDER'S SHARE CERTIFICATES WHERE REQUIRED, EACH BY THE DATE SET FORTH IN THE DISSENTERS NOTICE, IS NOT ENTITLED TO PAYMENT FOR SUCH HOLDER'S SHARES UNDER TITLE 14, CHAPTER 2, ARTICLE 13 OF THE GBCC.

    Except as described below, within ten days of the later of the date the proposed corporate action is taken or the date of receipt of a payment demand, Checkmate must by written notice offer to each shareholder who has properly filed a payment demand, and who has deposited his or her certificates representing the Checkmate Common Stock, to pay an amount Checkmate estimates to be a fair value for the shareholder's shares, plus accrued interest from the Effective Time. Such offer of payment must be accompanied by (i) certain of Checkmate's recent financial statements, (ii) a statement of Checkmate's estimate of the fair value of the shares involved, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the GBCC, and (v) a copy of Title 14, Chapter 2, Article 13 of the GBCC. Any shareholder who accepts such offer by written notice to Checkmate within 30 days of the offer, or who is deemed to have accepted such offer due to his or her failure to respond to such offer within 30 days, shall receive payment for the dissenting Shareholder's shares within 60 days of such offer to pay or consummation of the Merger, whichever is later. If the Merger is not consummated within 60 days following the date set for demanding payment and depositing share certificates, Checkmate must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If Checkmate then consummates the Merger, it must send a new Dissenters Notice and repeat the payment demand procedure.

    In the event that Checkmate fails to make any payment offer within ten days of the later of the date the proposed corporate action is taken or the date of receipt of a payment demand, Checkmate must provide certain information to the shareholder (the financial statements and other information required to accompany Checkmate's payment offer) within ten days after receipt of a written demand from such dissenting shareholder for such information. Additionally, such dissenting shareholder may, at any time within the three years following the consummation of the Merger, notify Checkmate of his own estimate of the fair value of his shares and the interest due thereon, and demand payment of such amounts. If (i) a dissenting shareholder is dissatisfied with an offer for payment made by Checkmate within the time period set forth above, or (ii) Checkmate, having failed to effect the Merger, does not return the deposited certificates and release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, such dissenting shareholder may notify Checkmate in writing of his own estimate of the fair value of his shares and the interest due thereon, and demand payment of such amounts. A DISSENTING SHAREHOLDER WAIVES SUCH HOLDER'S RIGHT TO DEMAND PAYMENT UNDER SECTION 14-2-1327 OF THE GBCC UNLESS SUCH HOLDER NOTIFIES CHECKMATE OF SUCH HOLDER'S DEMAND IN WRITING WITHIN 30 DAYS AFTER CHECKMATE MAKES OR OFFERS PAYMENT FOR SUCH HOLDER'S SHARES.

    If such a demand for payment from any dissenting shareholder remains unsettled, within 60 days following the receipt by Checkmate of such demand for payment, Checkmate must institute proceedings in the superior court of the county where Checkmate's registered office is located requesting a nonjury equitable determination of the fair value of such dissenting shareholder's shares and the accrued interest owed to such dissenting shareholder. If Checkmate fails to file such action within the 60 day time period, Checkmate must pay each dissenting shareholder whose demand remains unsettled the amount demanded by such dissenting shareholder. Checkmate is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each such dissenting shareholder. The court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding will be entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

    The court will determine and assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against Checkmate, except that the court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The court may award fees and expenses of counsel and experts in amounts the court finds equitable: (i) against Checkmate if Checkmate did not substantially comply with the requirements of a corporation as set out in Title 14, Chapter 2, Article 13, Part 2 of the GBCC; (ii) against either Checkmate or the dissenting shareholder(s), if the court finds that either party's actions were arbitrary, vexatious or otherwise not in good faith; or (iii) if the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Checkmate, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. NO ACTION BY ANY DISSENTING SHAREHOLDER TO ENFORCE DISSENTERS RIGHTS MAY BE BROUGHT MORE THAN THREE YEARS AFTER THE CORPORATE ACTION WAS TAKEN, REGARDLESS OF WHETHER NOTICE OF THE CORPORATE ACTION AND OF THE RIGHT TO DISSENT WAS GIVEN BY CHECKMATE IN COMPLIANCE WITH THE DISSENTERS NOTICE AND PAYMENT OFFER REQUIREMENTS OF SECTIONS 14-2-1320 AND 14-2-1322 OF THE GBCC.

    THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF TITLE 14, CHAPTER 2,
ARTICLE 13 OF THE GBCC IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, WHICH ARE INCLUDED AS ANNEX E HEREOF. THE PROVISIONS OF THE STATUTES ARE TECHNICAL IN NATURE AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO EXERCISE THE RIGHT TO OBJECT TO THE COMBINATION AGREEMENT CONSULT COUNSEL. FAILURE TO COMPLY WITH THE PROVISIONS OF THE STATUTE MAY DEFEAT A SHAREHOLDER'S RIGHT TO DISSENT. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO CHECKMATE SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

    Any dissenting Checkmate shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences to Checkmate Shareholders."

                    ADDITIONAL MATTERS FOR CONSIDERATION BY
                                IVI SHAREHOLDERS

    In addition to the consideration of and voting on the Arrangement Resolution, at the IVI Shareholders Meeting the shareholders of IVI will be asked to vote on the following additional matters.

ELECTION OF DIRECTORS

    Under the articles of continuance of IVI, the IVI Board of Directors consists of a minimum of three members and a maximum of fifteen members; the number of directors within such range is to be determined by the IVI Board of Directors from time to time. The number of directors is currently fixed at nine.

    The persons named below will be presented for election at the Meeting as Management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director, but should that occur for any reason prior to the Meeting, the persons named in the accompanying form of proxy shall have the right to vote for another nominee in their discretion unless the shareholder who has given such proxy has directed that the shares be withheld from voting in the election of directors. Each director elected will hold office until the next annual meeting of IVI or until his successor is duly elected or appointed. It is anticipated that those directors who are currently members of the Compensation Committee, Audit Committee and Nominating and Governance Committee of the IVI Board of Directors will continue in those positions. If the Transaction is completed, each member of the IVI Board of Directors immediately prior to the Effective Time will resign as of the Effective Time, other than L. Barry Thomson, George Whitton, Peter E. Roode and W. Douglas M. Archibald, and IVI's sole voting shareholder, the Company, will appoint two new directors to the IVI Board of Directors effective as of the Effective Time.

    The following table sets out the names of the nominees for election as directors, all offices of IVI now held by each of them, the period of time for which each has been a director of IVI and the number of shares of IVI beneficially owned by each, directly or indirectly.

                                                                                                     NUMBER OF COMMON
                                                                                          DIRECT          SHARES
                                                                                            OR         BENEFICIALLY
NAME AND PRINCIPAL OCCUPATION                                                              SINCE           OWNED
--------------------------------------------------------------------------------------  -----------  -----------------
GEORGE WHITTON(1,2)
  CHAIRMAN, INTERNATIONAL VERIFACT INC.                                                       1986          103,100
W. DOUGLAS M. ARCHIBALD(3)
  PRESIDENT AND CHIEF EXECUTIVE OFFICER, DESIGN RECOVERY INC.                                 1983           13,000
GERARD COMPAIN(2)
  MANAGING DIRECTOR, INGENICO S.A.                                                            1997        1,564,116
GARETH OWEN
  MANAGING DIRECTOR, INGENICO INTERNATIONAL (PACIFIC) PTY LIMITED                             1997                0
PIERRE PANET-RAYMOND(1)
  DIRECTOR, MCDERMID ST. LAWRENCE SECURITIES LIMITED                                          1991            8,900
PETER E. ROODE(1,3)
  PRESIDENT, TRIARCH CORPORATION                                                              1992           27,000
LAWRENCE G. TAPP(2,3)
  DEAN OF RICHARD IVEY SCHOOL OF BUSINESS, THE UNIVERSITY OF WESTERN ONTARIO                  1995            1,000
L. BARRY THOMSON
  PRESIDENT AND CHIEF EXECUTIVE OFFICER, INTERNATIONAL VERIFACT INC.                          1995           99,900
R. BRUCE BARR
  DIRECTOR, ERNST & YOUNG                                                                     1997           20,000

------------------------

(1) Member of the audit committee.

(2) Member of the nominating and governance committee.

(3) Member of the compensation committee.

APPOINTMENT OF AUDITORS

    The persons designated in the enclosed form of proxy intend to vote for the reappointment of IVI's current independent auditors, Coopers & Lybrand, as independent auditors of IVI and to authorize the directors to fix their remuneration.

                                    EXPERTS

    The consolidated financial statements of IVI as at December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, included in the Joint Proxy Statement/Prospectus of IVI Checkmate Corp., which is referred to and made a part of this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand, chartered accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Checkmate at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and the financial statements of the Company at March 31, 1998 and for the period from January 15, 1998 (date of inception) to March 31, 1998, included in the Joint Proxy Statement/Prospectus of IVI Checkmate Corp., which is referred to and made a part of this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Transaction will be passed upon for Checkmate and the Company by Alston & Bird LLP, Atlanta, Georgia, and for IVI by Meighen Demers, Toronto, Ontario and Morgan, Lewis and Bockius LLP, New York, New York.

                                    GLOSSARY

    Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Joint Proxy Statement/Prospectus. These defined terms are not used in the financial statements attached hereto.

    "Acquisition Proposal" means any event in which IVI or Checkmate (each a "Company" for the purposes of this definition), or any of their respective subsidiaries, either directly or indirectly through advisors, agents or other intermediaries, or by authorizing or permitting any of its or their officers, directors, agents, representatives, advisors, or subsidiaries to (i) solicit, initiate or knowingly take any action to facilitate the submission of inquiries, proposals or offers from any Third Party relating to (A) any acquisition or purchase of 5% or more of the assets of such Company and its subsidiaries as stated in the consolidated balance sheet contained in IVI's most recent OSC Report or Checkmate's most recent Checkmate SEC Document, as the case may be, or of 5% or more of the number of outstanding equity securities of any class of such Company or any of its subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving such Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the assets of such Company and its subsidiaries as stated in the consolidated balance sheet contained in IVI's most recent OSC Report or Checkmate's most recent Checkmate SEC Document, as the case may be, other than the transactions contemplated by the Combination Agreement, the Shareholders Agreements and any transaction pursuant to the Participation Right, or (D) any other transaction the consummation of which would, or could reasonably be expected to materially impede, interfere with, prevent or delay the Transaction.

    "Affiliate" means each affiliate (as such term is defined pursuant to Rule 145 under the Securities Act) of the Company, IVI or Checkmate, as the context requires.

    "Affiliate Agreements" mean the affiliate agreements executed by each Affiliate of IVI or Checkmate and agreed to and accepted by the Company, Checkmate and IVI in the form provided as an exhibit to the Combination Agreement.

    "Arrangement" means the reorganization of capital of IVI under Section 192 of the CBCA pursuant to the Plan of Arrangement whereby each of the issued and outstanding IVI Common Shares will be exchanged, at the holder's election, for either one share of Company Common Stock or one Exchangeable Share.

    "Arrangement Resolution" means the special resolution of IVI shareholders concerning the Arrangement in the form set out in Annex B to this Joint Proxy Statement/Prospectus.

    "Automatic Exchange Rights" means the benefit of the obligation of the Company to effect the automatic exchange of shares of Company Common Stock for Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement.

    "Automatic Redemption Date" means the tenth anniversary of the Effective Date or such earlier time as described in "The Transaction."

    "BT Alex. Brown" means BT Alex. Brown Incorporated, the financial advisor for Checkmate in connection with the Transaction.

    "BT Alex. Brown Opinion" means the opinion delivered by BT Alex. Brown dated January 16, 1998 that, as of such date, the Checkmate Exchange Ratio is fair to Checkmate and its shareholders from a financial point of view.

    "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

    "Canadian dollar equivalent" means the product obtained by multiplying the U.S. dollar amount by the Currency Exchange Rate.

    "Canadian dollars" or "Cdn.$" means Canadian dollars.

    "Canadian GAAP" means generally accepted accounting principles in Canada.

    "Canadian Tax Act" means the Income Tax Act (Canada), as amended.

    "CBCA" means the Canada Business Corporations Act, as amended.

    "Certificate of Arrangement" means the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement.

    "Certificate of Merger" means the certificate of merger filed by Checkmate with the Secretary of State of the State of Georgia.

    "Checkmate" means Checkmate Electronics, Inc., a Georgia corporation.

    "Checkmate Articles" means the articles of incorporation of Checkmate.

    "Checkmate Board" means the board of directors of Checkmate.

    "Checkmate Bylaws" means the bylaws of Checkmate.

    "Checkmate Common Stock" means the Common Stock, $.01 par value per share, of Checkmate.

    "Checkmate Exchange Ratio" means the ratio of 1.2775 shares of Company Common Stock to each share of Checkmate Common Stock.

    "Checkmate Option" means an outstanding option to purchase Checkmate Common Stock under a Checkmate Option Plan.

    "Checkmate Option Plans" means Checkmate's 1988 Employee Incentive Stock Option Plan, 1993 Stock Option Plan and 1994 Directors' Stock Option Plan (individually, each a "Checkmate Stock Option Plan").

    "Checkmate Record Date" means April 14, 1998.

    "Checkmate Rights Plan" means the Shareholder Rights Plan dated as of October 13, 1997, by and between Checkmate and First Union National Bank, as rights agent, as amended.

    "Checkmate SEC Document" means any document filed with the Commission by Checkmate pursuant to the Securities Act or the Exchange Act.

    "Checkmate Shareholders Meeting" means the special meeting of shareholders of Checkmate to be held with respect to the approval of the Combination Agreement and the Merger.

    "Code" means the United States Internal Revenue Code of 1986, as amended.

    "Combination Agreement" means the Combination Agreement by and among the Company, IVI, Checkmate and Sub dated as of January 16, 1998, a copy of which is attached hereto as Annex A.

    "Commission" means the United States Securities and Exchange Commission.

    "Company" and "Registrant" mean IVI Checkmate Corp., a Delaware corporation.

    "Company Board" means the Board of Directors of the Company.

    "Company Common Stock" means the common stock, $.01 par value per share, of the Company.

    "Company Preferred Stock" means the preferred stock, $.01 par value, of the Company.

    "Court" means the Ontario Court of Justice (General Division).

    "Currency Exchange Rate" means the Noon Buying Rate or the Noon Spot Rate, as the case may be.

    "Default Event" means any failure, other than by reason of an Insolvency Event, of IVI to comply with the terms of the Exchangeable Share Provisions, including without limitation its obligation to redeem any Exchangeable Shares subject to a Retraction Request.

    "DGCL" means the Delaware General Corporation Law, as amended.

    "Director Plan" means the IVI Checkmate Corp. 1998 Directors' Stock Option Plan.

    "Dissent Notice" means a written objection to the Arrangement sent to IVI by a registered shareholder of IVI in accordance with applicable law.

    "Effective Date" means the date shown on the certificate of arrangement issued by the Registrar under the CBCA giving effect to the Arrangement.

    "Effective Time" means 2:00 p.m. (Toronto time) on the Effective Date.

    "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Exchange Ratios" means the IVI Exchange Ratio and Checkmate Exchange Ratio.

    "Exchange Rights" means the Automatic Exchange Rights and the optional exchange right granted to the Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require the Company to purchase Exchangeable Shares from the holders thereof in exchange for shares of Company Common Stock upon the occurrence and during the continuance of an IVI Insolvency Event or Default Event.

    "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are attached hereto as Annex L.

    "Exchangeable Shares" means the exchangeable shares of IVI having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

    "Final Order" means the final order of the Court approving the Arrangement.

    "FTC" means the United States Federal Trade Commission and all successors thereto.

    "GBCC" means Title 14, Chapter 2 of the Official Code of Georgia Annotated.

    "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Incentive Plan" means the IVI Checkmate Corp. 1998 Long Term Incentive
Plan.

    "Ingenico" means Ingenico S.A., a French public company and holder of approximately 16.7% of the IVI Common Shares.

    "Ingenico Agreements" means the Master Alliance Agreement, the Marketing and Distribution Agreement, the Joint Development and Procurement Agreement, the Technology License Agreement, the Latin America Joint Venture Shareholders Agreement, and the Investment Agreement.

    "Insolvency Event" means the institution by IVI of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of IVI to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by IVI to contest in good faith any such proceedings commenced in respect of IVI within 15 days of becoming aware thereof, or the consent by IVI to the filing of any such petition or to the appointment of a receiver, or the making by IVI of a general assignment for the benefit of creditors, or the admission in writing by IVI of its inability to pay its debts generally as they become due, or IVI not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares subject to a Retraction Request pursuant to section 5.1 of the Exchangeable Share Provisions.

    "Interim Order" means the interim order of the Court dated February 24, 1998, a copy of which is attached hereto as Annex C.

    "IVI" means International Verifact Inc., a Canadian corporation.

    "IVI Articles" means the IVI articles of continuance.

    "IVI Bylaws" means the bylaws of IVI.

    "IVI Board" and "IVI Board of Directors" mean the Board of Directors of IVI.

    "IVI Common Shares" means the common shares of IVI, authorized and outstanding prior to the Closing.

    "IVI Exchange Ratio" is equal to 1.0000 (subject to adjustment as provided in Section 5.5 of the Combination Agreement).

    "IVI Option" means an outstanding option to purchase IVI Common Shares under the IVI Option Plan.

    "IVI Option Plan" means outstanding option to purchase IVI Common Shares under IVI's 1997 Stock Option Plan.

    "IVI Record Date" means May 12, 1998.

    "IVI Shareholders Meeting" means the annual and special meeting of IVI shareholders to be held with respect to approval of the Arrangement Resolution, the election of directors and the appointment of independent auditors.

    "Joint Proxy Statement/Prospectus" mean this joint proxy statement relating to the IVI Shareholders Meeting and the Checkmate Shareholders Meeting which is also the prospectus of the Company relating to the offering of Company Common Stock to Checkmate shareholders in connection with the Merger.

    "Letter of Transmittal" means the letter mailed to holders of Checkmate Common Stock immediately after the Effective Date which, when duly completed and returned with a certificate representing shares of Checkmate Common Stock will enable such shareholder to exchange such certificate for Company Common Stock.

    "Letter of Transmittal and Election Form" means the letter mailed to holders of IVI Common Shares together with this Joint Proxy Statement/Prospectus which, when duly completed and returned with a certificate representing IVI Common Shares, will enable such shareholder to exchange such certificate for Company Common Stock, Exchangeable Shares or a combination thereof.

    "Liquidation Call Right" means the right of the Company, in the event of a proposed liquidation, dissolution or winding-up of IVI, to purchase all of the outstanding Exchangeable Shares from the holders thereof on the effective date of any such liquidation, dissolution or winding-up in exchange for shares of Company Common Stock pursuant to the Plan of Arrangement.

    "Liquidation Event" means (i) any determination by the Company's Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs; and (ii) any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs.

    "Merger" means the transaction whereby Sub, a wholly owned subsidiary of the Company, will merge with and into Checkmate, with Checkmate as the surviving corporation of the merger becoming a wholly owned subsidiary of the Company.

    "MICR" means magnetic ink character recognition.

    "Noon Buying Rate" means the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York.

    "Noon Spot Rate" means the noon spot rate of the Bank of Canada .

    "NTN" means National Transaction Network, Inc., a Delaware corporation.

    "OSA" means the Securities Act (Ontario), as amended, and the rules, regulations and policy statements promulgated thereunder.

    "OSC" means the Ontario Securities Commission.

    "OSC Reports" means all forms, reports and documents required to be filed with the OSC by IVI pursuant to the OSA.

    "Participation Right" means the right of Ingenico to purchase IVI Common Shares to maintain its 15% ownership of the IVI Common Shares pursuant to the Investment Agreement between IVI and Ingenico dated December 5, 1996, as amended.

    "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (to the extent such group is deemed a "person" under Section 13(d)(3) of the Exchange Act).

    "Plan of Arrangement" means the plan of arrangement proposed under Section 192 of the CBCA substantially in the form attached hereto as Annex K, as amended, modified or supplemented from time to time in accordance with its terms.

    "Policy 9.1" means Policy 9.1 of the OSC.

    "Redemption Call Right" means the right of the Company to purchase all of the outstanding Exchangeable Shares from the holders thereof on the Automatic Redemption Date in exchange for shares of Company Common Stock pursuant to the Plan of Arrangement.

    "Registrant" and "Company" mean IVI Checkmate Corp., a Delaware corporation.

    "Registration Statement" mean the Registration Statement of the Company on Form S-4 of which this Joint Proxy Statement/Prospectus is a part.

    "Retraction Call Right" means the overriding right of the Company, in the event of a proposed retraction of Exchangeable Shares by a holder thereof, to purchase from such holder on the Retraction Date the Exchangeable Shares tendered for retraction in exchange for shares of Company Common Stock pursuant to the Plan of Arrangement.

    "Retraction Date" means the sixth business day after a Retraction Request is received by the Transfer Agent.

    "Retraction Request" means a duly executed statement prepared by a holder of Exchangeable Shares in the form of Schedule A to the Exchangeable Share Provisions, or in such other form as may be acceptable to the Transfer Agent and IVI.

    "Robertson Stephens" means BancAmerica Robertson Stephens, the financial advisor for IVI in connection with the Transaction.

    "Robertson Stephens Opinion" means the opinion delivered by Robertson Stephens dated January 15, 1998, a copy of which is attached as Annex F hereto, that, as of such date and subject to certain assumptions, the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) is fair to IVI from a financial point of view.

    "SEC" and "Commission" mean the United States Securities and Exchange Commission.

    "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Service" means the Internal Revenue Service.

    "Shareholders Agreements" means those agreements executed by IVI and Messrs. Spence and Moore, and Checkmate and Ingenico each dated as of January 16, 1998 which provide that IVI and Checkmate are directed to vote the shares of Spence and Moore, and Ingenico, respectively, in favor of the Combination Agreement.

    "Shareholders Meetings" means the IVI Shareholders Meeting and the Checkmate Shareholders Meeting.

    "Stock Option Plans" means the IVI Option Plan and the Checkmate Option
Plans.

    "Stockholders Agreement" means that agreement by and among Ingenico, Mr. Spence and Mr. Moore dated as of January 16, 1998.

    "Sub" means Future Merger Corporation, a Georgia corporation.

    "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of either Checkmate or IVI (each a "Company" for the purposes of this definition) subject to such Acquisition Proposal believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable, from a financial point of view, to the stockholders or shareholders of such Company than the Combination Agreement and the Transaction and that the funds or other consideration necessary for the Acquisition Proposal are reasonably likely to be available.

    "Support Agreement" means the Support Agreement to be entered into between the Company and IVI, substantially in the form of Annex I hereto.

    "Third Party" means any "group," as described in Rule 13d-5(b) promulgated under the Exchange Act, or person, other than IVI, Checkmate or any of their respective affiliates as of January 16, 1998.

    "Transaction" means the transactions contemplated by the Combination Agreement, including the Merger and the Arrangement.

    "Trustee" means Montreal Trust Company of Canada, or any successor thereto, pursuant to the Voting and Exchange Trust Agreement.

    "TSE" means The Toronto Stock Exchange.

    "U.S. dollars" or "$" means United States dollars.

    "U.S. GAAP" means generally accepted accounting principles in the United States.

    "Voting and Exchange Trust Agreement" means the voting and exchange trust agreement to be entered into among the Company, IVI and the Trustee, substantially in the form of Annex H hereto.

    "Voting Rights" means the rights of the holders of Exchangeable Shares to direct the voting of the Voting Share in accordance with the Voting and Exchange Trust Agreement.

    "Voting Share" means the one share of Series B Special Voting Preferred Stock, par value $.01 per share, of the Company to be issued by the Company and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

    "Voting Trust Agreement" means the Voting and Exchange Trust agreement entered into among the Company, IVI and the Trustee.

                         APPROVAL OF PROXY STATEMENT BY
                             IVI BOARD OF DIRECTORS

    The contents of this joint management circular and proxy statement and the sending thereof to the shareholders of IVI have been approved by the IVI Board of Directors.

                                          By Order of the

                                          International Verifact Inc. Board of
                                          Directors

                                          /s/ L. BARRY THOMSON
              ------------------------------------------------------------------

                                          L. Barry Thomson

                                          President & Chief Executive Officer

May 22, 1998
Toronto, Ontario

                         INDEX TO FINANCIAL STATEMENTS

IVI CHECKMATE CORP.:

Audited March 31, 1998 Financial Statements

Report of Independent Auditors.......................................................        F-4
Consolidated Balance Sheet as of March 31, 1998......................................        F-5
Consolidated Statement of Operations for the period from January 15, 1998 (date of
  inception) through March 31, 1998..................................................        F-6
Consolidated Statement of Stockholder's Equity for the period from January 15, 1998
  (date of inception) through March 31, 1998.........................................        F-7
Consolidated Statement of Cash Flows for the period from January 15, 1998 (date of
  inception) through March 31, 1998..................................................        F-8
Notes to Consolidated Financial Statements...........................................        F-9

INTERNATIONAL VERIFACT INC.:

Unaudited 1998 Quarterly Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as at March 31, 1998 and December 31, 1997.....       F-11
Condensed Consolidated Statements of Operations for the three months ended March 31,
  1998 and 1997......................................................................       F-12
Condensed Consolidated Statements of Changes in Financial Position for the three
  months ended March 31, 1998 and 1997...............................................       F-13
Notes to Condensed Consolidated Financial Statements.................................       F-14

1997 Financial Statements

Statement Regarding Management's Responsibility for Financial Reporting..............       F-16
Auditors' Report.....................................................................       F-17
Consolidated Balance Sheets as at December 31, 1997 and 1996.........................       F-18
Consolidated Statements of Operations and Deficit
  for the years ended December 31, 1997, 1996 and 1995...............................       F-19
Consolidated Statements of Changes in Financial Position
  for the years ended December 31, 1997, 1996 and 1995...............................       F-20
Notes to Consolidated Financial Statements...........................................       F-21

CHECKMATE ELECTRONICS, INC.:

Unaudited 1998 Quarterly Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997.....       F-34
Condensed Consolidated Statements of Operations for the three months ended March 31,
  1998 and 1997......................................................................       F-35
Condensed Consolidated Statements of Cash Flows for the three months ended March 31,
  1998 and 1997......................................................................       F-36
Notes to Condensed Consolidated Financial Statements.................................       F-37

1997 Financial Statements

Report of Independent Auditors.......................................................       F-40

Balance Sheets as of December 31, 1997 and 1996......................................       F-41
Statements of Operations for the years ended December 31, 1997, 1996 and 1995........       F-42
Statements of Shareholders' Equity for the years ended
  December 31, 1997, 1996 and 1995...................................................       F-43
Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995........       F-44
Notes to Financial Statements........................................................       F-45

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF IVI CHECKMATE
  CORP.:

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31,
  1998...............................................................................       F-58
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the
  quarter ended March 31, 1998.......................................................       F-59
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the
  quarter ended March 31, 1997.......................................................       F-60
Unaudited Pro Forma Condensed Combined Statements of Operations
  for the years ended December 31, 1997, 1996 and 1995...............................       F-61
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements....       F-64

AUDITED MARCH 31, 1998 CONSOLIDATED FINANCIALS STATEMENTS OF IVI CHECKMATE CORP.

                         Report of Independent Auditors

The Board of Directors
IVI Checkmate Corp.

    We have audited the accompanying consolidated balance sheet of IVI Checkmate Corp. as of March 31, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from January 15, 1998 (date of inception) through March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IVI Checkmate Corp. at March 31, 1998, and the consolidated results of its operations and its cash flows for the period from January 15, 1998 (date of inception) through March 31, 1998 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Atlanta, Georgia
May 4, 1998

                              IVI Checkmate Corp.
                           Consolidated Balance Sheet
                                 March 31, 1998

                               ASSETS
Cash.................................................................  $      --
                                                                       ---------
Total assets.........................................................  $      --
                                                                       ---------
                                                                       ---------
STOCKHOLDER'S EQUITY
  Common stock, $0.01 par value, 99,000,000 shares authorized, 10
    shares issued and outstanding....................................  $      --
  Preferred stock, $0.01 par value, 1,000,000 shares authorized, none
    issued and outstanding...........................................         --
  Additional paid-in capital.........................................        100
  Subscription receivable............................................       (100)
  Retained earnings..................................................         --
                                                                       ---------
Total stockholder's equity...........................................         --
                                                                       ---------
                                                                       $      --
                                                                       ---------
                                                                       ---------

SEE ACCOMPANYING NOTES.

                              IVI Checkmate Corp.
                      Consolidated Statement of Operations
    Period From January 15, 1998 (date of inception) through March 31, 1998

                           Revenues:
  Net Revenues..................................................  $      --
Cost of sales...................................................         --
                                                                  ---------
Gross profit....................................................         --
Selling, general and administrative expenses....................         --
                                                                  ---------
Income from operations..........................................         --
Interest expense................................................         --
Interest income.................................................         --
Other income, net...............................................         --
                                                                  ---------
Net income......................................................  $      --
                                                                  ---------
                                                                  ---------

SEE ACCOMPANYING NOTES.

                              IVI Checkmate Corp.
                 Consolidated Statement of Stockholder's Equity
    Period From January 15, 1998 (date of inception) through March 31, 1998

                                                             COMMON STOCK    PREFERRED STOCK
                                                            $.01 PAR VALUE    $.01 PAR VALUE   ADDITIONAL
                                                           ----------------  ----------------   PAID-IN     SUBSCRIPTION RETAINED
                                                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     RECEIVABLE   EARNINGS
                                                           ------  --------  ------  --------  ----------   ----------   --------
January 15, 1998 (date of inception).....................     --   $     --     --   $     --   $    --      $    --     $     --
Issuance of common stock.................................     10         --     --         --       100         (100)          --
                                                           ------  --------  ------  --------     -----        -----     --------
March 31, 1998...........................................     10   $     --     --   $     --   $   100      $  (100)    $     --
                                                           ------  --------  ------  --------     -----        -----     --------
                                                           ------  --------  ------  --------     -----        -----     --------


                                                               TOTAL
                                                           STOCKHOLDER'S
                                                              EQUITY
                                                           -------------
January 15, 1998 (date of inception).....................    $     --
Issuance of common stock.................................          --
                                                           -------------
March 31, 1998...........................................    $     --
                                                           -------------
                                                           -------------

SEE ACCOMPANYING NOTES.

                              IVI Checkmate Corp.
                      Consolidated Statement of Cash Flows
    Period From January 15, 1998 (date of inception) through March 31, 1998

                      OPERATING ACTIVITIES
Net income......................................................  $      --
                                                                  ---------
Increase in cash and cash equivalents...........................         --
Cash at beginning of the period.................................         --
                                                                  ---------
Cash at end of the period.......................................  $      --
                                                                  ---------
                                                                  ---------

SEE ACCOMPANYING NOTES.

                              IVI CHECKMATE CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

    IVI Checkmate Corp. (a Delaware corporation) ("IVI Checkmate" or the "Company"), was formed on January 15, 1998 solely for the purpose of becoming the holding company for the operations of International Verifact Inc. ("IVI") and Checkmate Electronics, Inc. ("Checkmate") upon consummation of the merger of IVI and Checkmate in accordance with the terms of the combination agreement described below in Note 2. The Company is currently a 100% owned subsidiary of Checkmate.

    On January 15, 1998, the Company also formed a subsidiary, Future Merger Corporation (a Georgia corporation). The Company subscribed for 100% of the issued and outstanding shares of common stock in Future Merger Corporation. The Company's investment in Future Merger Corporation has been eliminated in consolidation.

    Neither the Company nor Future Merger Corporation has conducted any operations to date.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. PROPOSED MERGER OF IVI AND CHECKMATE

    On January 16, 1998, Checkmate and IVI entered into a definitive agreement (the "Combination Agreement") to combine the two companies, which are engaged in similar businesses. IVI and Checkmate intend for the combination to be accounted for on a pooling of interest basis. Under the terms of the Combination Agreement, IVI shareholders will receive, for each IVI common share, either one share of common stock of this newly formed company, IVI Checkmate Corp., or one exchangeable share of IVI which can be exchanged for a share of IVI Checkmate Corp. common stock in the future. Checkmate shareholders will receive 1.2775 shares of IVI Checkmate Corp. common stock for each Checkmate common share. Closing of the transaction is expected to occur in June 1998, subject to shareholder approvals, Ontario Court approval, and customary closing conditions.

    Upon consummation of the merger of IVI and Checkmate, Future Merger Corporation will merge with and into Checkmate, with Checkmate as the surviving corporation thereby becoming a wholly-owned subsidiary of the Company. As a result of the share exchange under the Combination Agreement and the merger of Checkmate and Future Merger Corporation, IVI and Checkmate will become operating subsidiaries of the Company.

                          INTERNATIONAL VERIFACT INC.

    UNAUDITED 1998 QUARTERLY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
                          INTERNATIONAL VERIFACT INC.

                          INTERNATIONAL VERIFACT INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (in thousands of Canadian dollars)

                                                                                         MARCH 31    December 31
                                                                                           1998          1997
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)     (NOTE)
ASSETS
CURRENT ASSETS
Cash and marketable securities........................................................   $  10,134    $   16,090
Accounts receivable...................................................................      18,935        12,098
Inventories...........................................................................       9,202         8,408
Other.................................................................................       1,109           604
                                                                                        -----------  ------------
                                                                                            39,380        37,200

Capital assets........................................................................       3,170         3,451
Other assets..........................................................................       9,480         8,845
Goodwill..............................................................................         890           917
                                                                                        -----------  ------------
                                                                                         $  52,920    $   50,413
                                                                                        -----------  ------------
                                                                                        -----------  ------------

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities..............................................   $  12,581    $   11,852
Deferred revenue......................................................................         563           298
Current portion of capital lease obligations..........................................          11            54
                                                                                        -----------  ------------
                                                                                            13,155        12,204

Long term capital lease obligations...................................................          --            33
Minority interest.....................................................................          15            75
                                                                                        -----------  ------------
                                                                                            13,170        12,312

SHAREHOLDERS' EQUITY..................................................................      39,750        38,101
                                                                                        -----------  ------------
                                                                                         $  52,920    $   50,413
                                                                                        -----------  ------------
                                                                                        -----------  ------------

Note: The condensed consolidated balance sheet at December 31, 1997 has been derived from the consolidated audited financial statements of the Company at that date but does not include all of the information required by generally accepted accounting principles for complete financial statements.

                          INTERNATIONAL VERIFACT INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (Unaudited, in thousands of Canadian dollars, except per share amounts)

                                                                                            Three months ended
                                                                                                 March 31
                                                                                           --------------------
                                                                                             1998       1997
                                                                                           ---------  ---------
Revenue..................................................................................  $  19,111  $  15,272
Cost of sales............................................................................     12,651     10,009
                                                                                           ---------  ---------
Gross margin.............................................................................      6,460      5,263
                                                                                           ---------  ---------
Expenses
Selling, general and administration......................................................      3,562      3,273
Research and development.................................................................      1,358      1,293
Depreciation and amortization............................................................        810        494
                                                                                           ---------  ---------
                                                                                               5,730      5,060
                                                                                           ---------  ---------
Earnings before interest and minority interest...........................................        730        203

Interest and other income................................................................         73         94
Gain on sale of marketable securities....................................................        136         --
Minority interest........................................................................         29        104
                                                                                           ---------  ---------

Net earnings for the period..............................................................  $     968  $     401
                                                                                           ---------  ---------
                                                                                           ---------  ---------

Net earnings per share...................................................................  $    0.11  $    0.05
                                                                                           ---------  ---------
                                                                                           ---------  ---------

Weighted average common shares outstanding (thousands)...................................      9,199      8,679
                                                                                           ---------  ---------
                                                                                           ---------  ---------

                          INTERNATIONAL VERIFACT INC.

       CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                 (Unaudited, in thousands of Canadian dollars)

                                                                                            Three months ended
                                                                                                 March 31
                                                                                           --------------------
                                                                                             1998       1997
                                                                                           ---------  ---------
CASH USED IN OPERATING ACTIVITIES
Net earnings.............................................................................  $     968  $     401
Non-cash items:
  Depreciation and amortization..........................................................        816        494
  Minority interest......................................................................        (29)      (104)
Cash from operations.....................................................................      1,755        791

Change in non-cash working capital.......................................................     (7,137)    (1,703)
                                                                                           ---------  ---------
                                                                                              (5,382)      (912)
                                                                                           ---------  ---------

CASH PROVIDED BY FINANCING ACTIVITIES
Issuance of common shares................................................................        759        336
Change in capital lease obligations......................................................        (77)        (6)
                                                                                           ---------  ---------
                                                                                                 682        330
                                                                                           ---------  ---------

CASH USED IN INVESTMENT ACTIVITIES
Purchase of capital assets...............................................................       (105)      (296)
Capitalization of development costs......................................................       (667)      (526)
Acquisition of BancTec assets............................................................       (449)        --
Change in other assets...................................................................        (35)        71
                                                                                           ---------  ---------
                                                                                              (1,256)      (751)
                                                                                           ---------  ---------

NET CHANGE IN CASH AND MARKETABLE SECURITIES.............................................     (5,956)    (1,333)
CASH AND MARKETABLE SECURITIES--BEGINNING OF PERIOD......................................     16,090     14,443
                                                                                           ---------  ---------

CASH AND MARKETABLE SECURITIES--END OF PERIOD............................................  $  10,134  $  13,110
                                                                                           ---------  ---------
                                                                                           ---------  ---------

                          INTERNATIONAL VERIFACT INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 MARCH 31, 1998

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These statements should be read in conjunction with the Company's audited financial statements included in the Company's 1997 Annual Report. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998 or any interim period.

2. INVENTORIES

    Inventories are summarized by class as follows (in thousands):

                                                            MARCH 31, 1998  DECEMBER 31, 1997
                                                            --------------  -----------------
Raw materials and work-in-process.........................    $    3,246        $   3,674
Finished goods............................................         7,638            6,581
                                                                 -------          -------
                                                                  10,884           10,255
Provision for obsolescence................................        (1,682)          (1,847)
                                                                 -------          -------
                                                              $    9,202        $   8,408
                                                                 -------          -------
                                                                 -------          -------

3. AVAILABLE-FOR-SALE MARKETABLE SECURITIES

    On March 31, 1998, the Company sold its investment in 260,000 shares of common stock of Checkmate Electronics, Inc. in an arm's-length transaction over the NASDAQ National Market System. Consequently, net earnings for the three months ended March 31, 1998 included a gain of $136,000 that resulted from this sale.

     1997 CONSOLIDATED FINANCIAL STATEMENTS OF INTERNATIONAL VERIFACT INC.

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

    The consolidated financial statements of International Verifact Inc. have been prepared by and are the responsibility of Management in accordance with generally accepted accounting principles. When alternative accounting methods exist, Management has chosen those it deems most appropriate in the circumstances. Financial statements are not precise since they include certain amounts based on estimates and judgements. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects.

    International Verifact Inc. maintains systems of internal accounting and administrative controls which are of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Company's assets are appropriately accounted for and adequately safeguarded.

    The Board of Directors is responsible for ensuring that Management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee.

    The Audit Committee is appointed by the Board, and a majority of its members are outside directors. The Committee meets quarterly with Management, as well as with external auditors as required, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues. The Committee has reported its findings to the Board which has approved the financial statements for issuance to the shareholders. The Committee also considers, for review by the Board and approval by the shareholders, the engagement or re-appointment of the external auditors.

    The consolidated financial statements have been audited by Coopers & Lybrand, the external auditors, in accordance with generally accepted auditing standards. Coopers & Lybrand has full and free access to the Audit Committee.

L. Barry Thomson                          Peter H. Henry
President and Chief Executive Officer     Vice President, Finance and
February 12, 1998                         Administration

AUDITORS' REPORT
TO THE DIRECTORS OF INTERNATIONAL VERIFACT INC.

    We have audited the consolidated balance sheets of International Verifact Inc. as at December 31, 1997 and 1996 and the consolidated statements of operations and deficit and changes in financial position for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1996 and the results of its operations and the changes in its financial position for the years ended December 31, 1997, 1996 and 1995 in accordance with Canadian generally accepted accounting principles.

COOPERS & LYBRAND
CHARTERED ACCOUNTANTS
TORONTO, CANADA
FEBRUARY 12, 1998

                          INTERNATIONAL VERIFACT INC.

                          CONSOLIDATED BALANCE SHEETS

                        AS AT DECEMBER 31, 1997 AND 1996

                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                        NOTE         1997        1996
                                                                                        -----     ----------  ----------
ASSETS
CURRENT ASSETS
Cash and marketable securities.....................................................               $   16,090  $   14,443
Accounts receivable (net of $434 provision, 1996--$407)............................                   12,098       9,463
Inventories........................................................................           2        8,408       9,529
Other..............................................................................                      604         411
                                                                                                  ----------  ----------
                                                                                                      37,200      33,846
Capital assets.....................................................................           3        3,451       3,214
Other assets.......................................................................           4        8,845       6,209
Goodwill...........................................................................                      917       1,021
                                                                                                  ----------  ----------
                                                                                                  $   50,413  $   44,290
                                                                                                  ----------  ----------
                                                                                                  ----------  ----------
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities...........................................               $   11,852  $   12,055
Deferred revenue...................................................................                      298       1,100
Current portion of capital lease obligations.......................................           5           54          35
                                                                                                  ----------  ----------
                                                                                                      12,204      13,190
Long-term capital lease obligations................................................           5           33          26
Minority interest..................................................................                       75         126
                                                                                                  ----------  ----------
                                                                                                      12,312      13,342
                                                                                                  ----------  ----------
SHAREHOLDERS' EQUITY
Capital stock......................................................................           8       56,665      53,204
Contributed surplus................................................................                    1,065       1,065
Deficit............................................................................                  (19,629)    (23,321)
                                                                                                  ----------  ----------
                                                                                                      38,101      30,948
                                                                                                  ----------  ----------
                                                                                                  ----------  ----------
                                                                                                  $   50,413  $   44,290
                                                                                                  ----------  ----------
                                                                                                  ----------  ----------

                                          APPROVED ON BEHALF OF THE BOARD
                                          DIRECTOR /S/ L. BARRY THOMSON

                                ................................................

                                          DIRECTOR /S/ PETER G. ROODE

                                ................................................

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                          INTERNATIONAL VERIFACT INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

        (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT FOR PER SHARE AMOUNTS)

                                                                            NOTE         1997        1996        1995
                                                                            -----     ----------  ----------  ----------
Revenue................................................................               $   71,208  $   47,801  $   60,511
Cost of sales..........................................................                   47,193      32,388      40,571
                                                                                      ----------  ----------  ----------
Gross margin...........................................................                   24,015      15,413      19,940
                                                                                      ----------  ----------  ----------
Expenses
Selling, general and administrative....................................                   14,576      11,524       9,519
Research and development...............................................                    4,612       3,248       4,421
Depreciation and amortization..........................................                    2,019       1,626       2,729
                                                                                      ----------  ----------  ----------
                                                                                          21,207      16,398      16,669
                                                                                      ----------  ----------  ----------
Earnings (loss) before interest, minority interest
  and unusual items....................................................                    2,808        (985)      3,271
Interest income........................................................                      264         203         154
Minority interest......................................................                      620          27          --
Share of losses of associated company..................................          10           --        (201)         --
Write-off of goodwill..................................................          10           --      (9,285)         --
Ingenico alliance product writedown....................................          10           --      (1,660)         --
                                                                                      ----------  ----------  ----------
Net earnings (loss) for the year.......................................                    3,692     (11,901)      3,425
Deficit -- beginning of year...........................................                  (23,321)    (11,420)    (14,845)
                                                                                      ----------  ----------  ----------
Deficit -- end of year.................................................               $  (19,629) $  (23,321) $  (11,420)
                                                                                      ----------  ----------  ----------
                                                                                      ----------  ----------  ----------
Earnings (loss) per share..............................................           7   $     0.42  $    (1.67) $     0.52

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                          INTERNATIONAL VERIFACT INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                              NOTE        1997        1996       1995
                                                                              -----     ---------  ----------  ---------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings (loss) for the year.........................................               $   3,692  $  (11,901) $   3,425
Non-cash items:
  Depreciation and amortization..........................................                   2,019       1,626      2,729
  Share of losses of associated company..................................                      --         201         --
  Loss on disposal of capital assets.....................................                      --          29         --
  Minority interest......................................................                    (620)        (27)        --
  Writeoff of goodwill...................................................                      --       9,285         --
  Ingenico alliance product writedown....................................                      --       1,660         --
                                                                                        ---------  ----------  ---------
Cash from operations.....................................................                   5,091         873      6,154
Change in non-cash working capital.......................................                  (2,712)        613     (2,614)
                                                                                        ---------  ----------  ---------
                                                                                            2,379       1,486      3,540
                                                                                        ---------  ----------  ---------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Issue of common shares, net of issuance costs............................                   3,461      12,952      1,571
Received from minority shareholders......................................                     569          --         --
Change in capital lease obligations......................................                      26         (38)       (62)
                                                                                        ---------  ----------  ---------
                                                                                            4,056      12,914      1,509
                                                                                        ---------  ----------  ---------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchase of capital assets...............................................                  (1,344)     (1,537)    (1,249)
Capitalization of development costs......................................                  (3,444)     (2,470)    (1,609)
Purchase of technology licensing rights..................................           9          --      (1,351)        --
Acquisition of National Transaction Network, Inc.........................           9          --        (817)        --
                                                                                        ---------  ----------  ---------
                                                                                           (4,788)     (6,175)    (2,858)
                                                                                        ---------  ----------  ---------
NET CHANGE IN CASH AND MARKETABLE SECURITIES.............................                   1,647       8,225      2,191
CASH AND MARKETABLE SECURITIES--BEGINNING OF YEAR........................                  14,443       6,218      4,027
                                                                                        ---------  ----------  ---------
CASH AND MARKETABLE SECURITIES--END OF YEAR..............................               $  16,090  $   14,443  $   6,218
                                                                                        ---------  ----------  ---------
                                                                                        ---------  ----------  ---------

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                          INTERNATIONAL VERIFACT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

1.  ACCOUNTING POLICIES

    International Verifact Inc. (the "Company") is engaged primarily in the design, development and sale of terminals, check readers, smart card readers, software and software products, and related products and services in electronic funds transfer ("EFT"), electronic benefits transfer ("EBT") and point of sale ("POS") applications.

    The preparation of the consolidated financial statements is the responsibility of Management. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") and conform in all material respects with generally accepted accounting principles in the United States (U.S. GAAP), except as described in note 13.

    (A)  BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries: International Verifact Inc. (U.S.) -- wholly owned; National Transaction Network, Inc. ("NTN") -- 83.3% owned; and IVI Ingenico Inc. -- 51% owned. All intercompany balances and transactions are eliminated on consolidation.

    (B)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (C)  REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment, except for evaluation units which are recognized on customer acceptance. Any rebates and estimated warranty costs are accrued at time of sale.

    (D)  FOREIGN CURRENCY

    The financial statements of the Company's subsidiaries have been translated into Canadian dollars as follows:

    - monetary assets and liabilities at the year end rate of exchange;

    - non-monetary assets and liabilities at the historical rate of exchange;

    - revenue and expenses at the weighted average rate of exchange for the year;

    - foreign currency translation differences are recognized in income.

    Transactions denominated in foreign currencies are translated to Canadian dollars at the prevailing rate of exchange.

    (E)  CASH AND MARKETABLE SECURITIES

    Cash and marketable securities consists of cash on deposit with banks, highly liquid investments with a maturity from date of purchase of three months or less and marketable securities available for sale.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

1.  ACCOUNTING POLICIES (CONTINUED)
    (F)  INVENTORIES

    Raw materials and work-in-process are valued at the lower of actual cost, replacement cost and net realizable value. Finished goods are valued at the lower of actual cost and net realizable value. The actual inventory cost is calculated using standard costing applied on a first-in, first-out basis.

    Provision is made for those inventories for which Management considers recoverability to be impaired. This assessment is made based upon a review of the condition of inventory, historic and anticipated sales and developments in technologies. By their nature, these estimates of required provisions are subject to measurement uncertainty and may impact the financial statements of future periods.

    (G)  CAPITAL ASSETS

    Capital assets are recorded at cost, and are depreciated in a rational and systematic manner appropriate to the nature of the assets using straight-line or diminishing balance methods over the estimated life of the assets as follows:

Furniture, fixtures and equipment..............  20% per annum on declining balance
                                                 33 1/3% per annum on declining
Computer hardware and software.................  balance
                                                 Straight-line over the term of the
Leasehold improvements.........................  lease
Molds and other................................  Straight-line over three years

    (H)  GOODWILL

    Goodwill is amortized on a straight line basis over its useful life, not to exceed 10 years. Goodwill is written down to its estimated net recoverable amount when it is determined that a permanent impairment in ongoing value has occurred. The Company assesses the recoverability of unamortized goodwill based on an estimate of undiscounted cash flow over the remaining period of amortization for each business to which the goodwill relates.

    (I)  DEVELOPMENT COSTS

    Costs related to the development of software products are deferred once technological feasibility has been established until commercial production has been attained, provided that the recoverability of such costs is reasonably assured through expected sales less related selling expenses. Amortization of these costs commences upon first customer shipment following beta testing, on a straight-line basis over the estimated useful lives, not to exceed five years.

    (J)  TECHNOLOGY LICENSING RIGHTS

    Costs incurred in acquiring the rights to use certain technology are recorded as assets when access to the technology is made available to the Company. The right is amortized on a straight-line basis over the life of the agreement governing the usage.

    (K)  LEASES

    Where the Company has substantially all the benefits and risks incident to the ownership of property, the lease is classified as a capital lease. All other leases are classified as operating leases. Assets recorded under capital leases are depreciated using rates that are consistent with similar company-owned assets.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

1.  ACCOUNTING POLICIES (CONTINUED)
    (L)  INCOME TAXES

    The Company provides for income taxes under the tax allocation basis of accounting, whereby income taxes are provided for in the year in which the related income is reflected in the financial statements. Deferred income tax provisions result from timing differences in the recognition of income and expense for income tax and financial statement purposes.

2.  INVENTORIES

                                                                                                 1997       1996
                                                                                               ---------  ---------
Raw materials and work-in-process............................................................  $   3,674  $   5,109
Finished goods...............................................................................      6,581      8,142
                                                                                               ---------  ---------
                                                                                                  10,255     13,251
Provision for obsolescence...................................................................     (1,847)    (3,722)
                                                                                               ---------  ---------
                                                                                               $   8,408  $   9,529
                                                                                               ---------  ---------
                                                                                               ---------  ---------

3.  CAPITAL ASSETS

                                                             1997                                   1996
                                             -------------------------------------  -------------------------------------
                                                          ACCUMULATED    NET BOOK                ACCUMULATED    NET BOOK
                                               COST      DEPRECIATION      VALUE      COST      DEPRECIATION      VALUE
                                             ---------  ---------------  ---------  ---------  ---------------  ---------
Furniture, fixtures and equipment..........  $   2,287     $   1,412     $     875  $   2,706     $   1,612     $   1,094
Computer hardware and software.............      3,633         2,364         1,269      3,264         2,309           955
Leasehold improvements.....................        671           376           295        607           323           284
Molds and other............................      2,646         1,634         1,012      2,093         1,212           881
                                             ---------        ------     ---------  ---------        ------     ---------
                                             $   9,237     $   5,786     $   3,451  $   8,670     $   5,456     $   3,214
                                             ---------        ------     ---------  ---------        ------     ---------
                                             ---------        ------     ---------  ---------        ------     ---------
Included in capital assets are the
  following amounts under capital leases
  (note 5).................................  $     171     $      60     $     111  $     141     $      68     $      73
                                             ---------        ------     ---------  ---------        ------     ---------
                                             ---------        ------     ---------  ---------        ------     ---------

4. OTHER ASSETS

                                                                                                   1997       1996
                                                                                                 ---------  ---------
Deferred development costs.....................................................................  $   9,665  $   6,210
Technology licensing right.....................................................................      1,351      1,351
Other..........................................................................................         57         68
                                                                                                 ---------  ---------
                                                                                                    11,073      7,629
Accumulated amortization.......................................................................      2,228      1,420
                                                                                                 ---------  ---------
                                                                                                 $   8,845  $   6,209
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

5. COMMITMENTS

    (A) LEASES

    Future minimum lease payments under capital leases (note 3) and operating leases at December 31, 1997 are as follows:

                                                                                       CAPITAL     OPERATING
                                                                                       LEASES       LEASES
                                                                                     -----------  -----------
1998...............................................................................   $      60    $     542
1999...............................................................................          36          451
2000...............................................................................          --          352
2001...............................................................................          --          340
2002...............................................................................          --          156
                                                                                            ---   -----------
Total lease payments...............................................................          96    $   1,841
                                                                                                  -----------
                                                                                                  -----------
Less interest included in capital leases at an average rate
  of 15.8% per annum...............................................................          (9)
                                                                                            ---
Obligations under capital leases (including current installments of $54)...........   $      87
                                                                                            ---
                                                                                            ---

    (B)  PRODUCT PURCHASES

    The Company has contractual obligations with its turnkey manufacturer for finished goods purchases. Based upon purchase orders and forecasts provided to the manufacturer as at December 31, 1997, the value of committed purchases is $3.9 million.

6. INCOME TAXES

    (A)  CANADA

    As at December 31, 1997, the Company has approximately $3.7 million (1996--$9.5 million) of capital cost allowances and development costs available for deduction in future years with no time limits.

    In addition the Company has unutilized scientific research and development income tax credits of approximately $3.0 million at December 31, 1997 (1996 - $2.0 million) originating from fiscal years 1988 to 1997. Under Canadian tax laws, the utilization of these tax credits are subject to a ten year limitation from the date of original claim.

    Furthermore, a capital loss carryforward of $763,000 (1996 -$763,000) is also available to offset capital gains in future years with no time limits on its expiry.

    (B)  UNITED STATES

    The Company incurred a loss for income tax purposes in the U.S. of US$1.3 million which increased the Company's non-capital losses in its U.S. operations to approximately US$8.2 million (1996 -- US$6.9 million). Utilization of these losses for income tax purposes is subject to certain limitations. Under U.S. tax rules losses incurred are available to offset income for the succeeding 15 years.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

6. INCOME TAXES (CONTINUED)
    The potential future income tax benefits of the items noted above in Canada and the U.S. have not been recorded in these financial statements, but the implications under U.S. GAAP are discussed further in note 13.

    (C)  TAX RECONCILIATION

    The following table reconciles income taxes calculated at the statutory rate with the income tax provision in the financial statements:

                                                             1997                  1996                  1995
                                                           ---------             ---------             ---------
Combined basic
  Canadian federal and provincial
    tax rate..................................                 44.62%                44.62%                44.58%
Increase (decrease) in the tax rate resulting
  from:
    Benefit of losses not previously
      recognized..............................                (73.71)                 9.65                (54.84)
    Non-deductible expenses...................                    --                (41.58)                10.26
    Tax rate differences on U.S. losses.......                  6.27                 (2.74)                   --
    Tax recovery on U.S. losses not
      recognized..............................                 22.82                 (9.95)                   --
                                                           ---------             ---------             ---------
Effective tax rate............................                    --                    --                    --
                                                           ---------             ---------             ---------
                                                           ---------             ---------             ---------

7.  PER SHARE INFORMATION

    Earnings per share is calculated using the weighted average number of shares outstanding (1997 -- 8,802,799; 1996 -- 7,120,169; 1995 -- 6,591,186). There is
no material dilution in basic earnings per share when calculated on a fully-diluted basis.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

8.  CAPITAL STOCK

    (A)  ISSUED AND FULLY PAID

    The Company is authorized to issue an unlimited number of common shares without par value, and an unlimited number of preferred shares issuable in series.

                                                    1997                   1996                   1995
                                            ---------------------  ---------------------  ---------------------
                                            NUMBER OF              NUMBER OF              NUMBER OF
                                              SHARES     AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT
                                            ----------  ---------  ----------  ---------  ----------  ---------
Common Shares
  Beginning of year.......................   8,636,440  $  53,204   6,775,615  $  40,252   6,555,065  $  38,681
  Exercise of options.....................     499,750      3,277     190,600      1,773     220,100      1,564
  Investment by Ingenico..................      21,070        178   1,439,000      9,453          --         --
  Exercise of warrants....................         375          6         375          6         450          7
  Acquisition of NTN......................          --         --     230,850      1,720          --         --
                                            ----------  ---------  ----------  ---------  ----------  ---------
  Total Share Capital.....................   9,157,635  $  56,665   8,636,440  $  53,204   6,775,615  $  40,252
                                            ----------  ---------  ----------  ---------  ----------  ---------
                                            ----------  ---------  ----------  ---------  ----------  ---------

    (B)  STOCK OPTIONS

                                                                                              SHARES UNDER
                                                                                          OUTSTANDING OPTIONS
                                                                                      ----------------------------
                                                                                       NUMBER OF      PRICE PER
                                                                                        SHARES          SHARE
                                                                                      -----------  ---------------
Balance, December 31, 1995..........................................................     755,300   $  6.00--$23.70
  Options canceled..................................................................    (196,900)  $  6.00--$23.70
  Options granted...................................................................     231,400   $  6.00--$10.75
  Options exercised.................................................................    (190,600)  $  6.00--$10.50
                                                                                      -----------  ---------------
Balance, December 31, 1996..........................................................     599,200   $  6.00--$10.75
  Options canceled..................................................................    (549,500)  $  6.00--$12.10
  Options granted...................................................................     932,650   $  6.30--$12.10
  Options exercised.................................................................    (499,750)  $  6.00--$ 7.55
                                                                                      -----------  ---------------
Balance, December 31, 1997..........................................................     482,600   $  6.65--$12.10
                                                                                      -----------  ---------------
                                                                                      -----------  ---------------

    The 1997 Stock Option Plan (the "1997 Plan"), which the Company's shareholders approved on May 8, 1996 to replace the then existing Amended and Restated Stock Option Plan (the "Old Plan"), took effect on January 14, 1997. The maximum number of shares that could be issued under the 1997 Plan is 1,075,000. One condition of the 1997 Plan was that options to purchase common shares of the Company could no longer be granted under the Old Plan, and that all options issued and outstanding under the Old Plan would expire on January 13, 1997 if unexercised.

    Between January 1 and January 13, 1997, options to purchase 56,700 common shares under the Old Plan were exercised. The remaining 542,500 options that were outstanding as of December 31, 1996 expired.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

8.  CAPITAL STOCK (CONTINUED)
    All options outstanding on December 31, 1997 are fully vested, and expire on January 13, 1999 if unexercised.

    (C)  WARRANTS

    On December 30, 1997, all of the Company's outstanding warrants expired. The warrants, which were originally issued as part of the Company's acquisition of Soricon Corporation in December 1994, entitled the holder to purchase one common share per warrant at a price of $15.00 Cdn.

    During 1997, warrants to purchase 375 common shares (1996 -- 375 common shares) were exercised.

9.  ALLIANCES AND ACQUISITIONS

    In September 1996, the Company acquired approximately 84% of the outstanding shares of NTN which was satisfied by the issuance of 230,850 common shares from treasury. The cost of the acquisition, which was accounted for as a purchase transaction, was valued at $1.8 million comprising $2.6 million in total assets (including cash of $1.0 million), less $1.6 million in liabilities and $200,000 in minority interest. The resulting $1.0 million in goodwill is being amortized on a straight-line basis over 10 years.

    In December 1996, the Company formed a global strategic alliance with Ingenico S.A. ("Ingenico") of Paris, France to provide its customers with a full range of products, including proven smart card technology. Under the terms of the alliance, each company has cross-licensed its technologies to the other, entered into a mutual marketing and distribution agreement for the other company's products, and agreed to establish a business venture to become the exclusive distributor of IVI and Ingenico products in Latin America.

    As part of the alliance, Ingenico acquired 1,439,000 common shares from the Company's treasury for a purchase price of $9.9 million less issuance costs of $462,000 (see note 8).

    Furthermore, as part of the alliance, in consideration for a payment of US$1.0 million, the Company received an irrevocable, royalty-free, exclusive license to use and incorporate the UNICAPT technology and related intellectual property of Ingenico into the Company's products (see note 4).

10. RESTRUCTURING AND OTHER ONE-TIME CHARGES

    In the first quarter of 1996, Management reviewed the recoverability of unamortized goodwill which arose from the Soricon acquisition in December 1994. The financial results of Soricon subsequent to the December 1994 acquisition were below anticipated results upon which management based the Soricon purchase price. Soricon did not meet sales targets for its check reader and costs were much higher than anticipated. As a result, in accordance with the Company's accounting policy, Management compared the unamortized goodwill against an estimate of the undiscounted cash flows arising from the business to which the goodwill related, over the remaining amortization period. On the basis of this, management determined that there was a permanent impairment in the carrying value of the goodwill, and wrote off in the first quarter of 1996 the entire unamortized balance of $9.3 million which remained at December 31, 1995 as the estimated net recoverable amount and fair value of this goodwill was nil. This undiscounted

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

10. RESTRUCTURING AND OTHER ONE-TIME CHARGES (CONTINUED) cash flows were only sufficient to recover the value of the fixed assets of approximately $895,000 which approximated fair value.

    The alliance agreement entered into with Ingenico in December 1996 required the Company to incorporate the UNICAPT technology into its products. As a result, certain inventory products and deferred development costs related to these products became, in Management's opinion, either unmarketable or unrecoverable. This resulted in a charge of $1.7 million or 23 cents per share against 1996 earnings.

    In 1996, the Company held approximately 20% of the outstanding common shares of Internet Payment Processing, Inc. ("IPP"), and accounted for its investment on an equity basis. The Company's investment included loans advanced to IPP and receivables for services rendered. The Company's share of IPP's 1996 losses would have been $535,000, but was however limited to a maximum of its investment in IPP. As a result, after recording an equity loss of $201,000 in 1996, the Company's carrying value of its investment in IPP as at December 31, 1996 was $0. There have been no further charges or liabilities incurred by the Company in 1997, nor is any further investment anticipated or required going forward.

11. RELATED PARTY TRANSACTION

    In a marketing and distribution agreement that the Company entered into in December 1996 with Ingenico (see note 9), the Company became the exclusive distributor of Ingenico's products in North America. Consequently, during 1997, the Company purchased Elite smart card terminals and Scribe printers from Ingenico totaling $2.4 million (1996 -- $0) to satisfy customer demands, of which $1.3 million (1996 -- $0) was still payable as at December 31, 1997.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

12. SEGMENTED INFORMATION

    Operations and identifiable assets by geographic regions for the years indicated are:

                                                                                    1997        1996       1995
                                                                                  ---------  ----------  ---------
REVENUE
  Canada........................................................................  $  41,570  $   30,385  $  42,239
  United States.................................................................     29,343      16,358     15,863
  International.................................................................        295       1,058      2,409
                                                                                  ---------  ----------  ---------
                                                                                     71,208      47,801     60,511
                                                                                  ---------  ----------  ---------
EARNINGS (LOSS) BEFORE CORPORATE COSTS
  Canada........................................................................      9,385       4,549      7,112
  United States.................................................................        198      (1,300)     1,984
  International.................................................................       (559)       (213)       621
                                                                                  ---------  ----------  ---------
                                                                                      9,024       3,036      9,717
  Corporate costs:
    Research and development....................................................     (4,419)     (3,187)    (4,421)
    Amortization................................................................       (913)       (604)    (1,871)
    Share of losses of associated company.......................................         --        (201)        --
    Writeoff of goodwill........................................................         --      (9,285)        --
    Ingenico alliance product writedown.........................................         --      (1,660)        --
                                                                                  ---------  ----------  ---------
  Net earnings (loss) for the year..............................................  $   3,692  $  (11,901) $   3,425
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
IDENTIFIABLE ASSETS
  Canada........................................................................  $  22,311  $   26,791  $  20,481
  United States.................................................................     14,907      10,303      7,755
  International.................................................................        406          33        209
                                                                                  ---------  ----------  ---------
                                                                                     37,624      37,127     28,445
  Corporate assets..............................................................     12,789       7,163     12,609
                                                                                  ---------  ----------  ---------
  Total.........................................................................  $  50,413  $   44,290  $  41,054
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

    The Company's customer base includes large financial institutions and retail customers in North America and Latin America. Two of the Company's customers, who are major Canadian chartered banks, accounted for in aggregate 28%, 43% and 49% of consolidated revenues in the years ended December 31, 1997, 1996 and 1995, respectively.

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    These consolidated financial statements have been prepared in accordance with Canadian GAAP. U.S. GAAP differs in the following material areas:

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    (A) DEFERRED TAXES--Statement of Financial Accounting Standards No. 109 (SFAS 109) requires the recording of deferred taxes using current tax rates, and with respect to assets, the probability of recovery. As a result, under U.S. GAAP, the deferred tax asset would consist of:

                                                                                                 1997       1996
                                                                                               ---------  ---------
Net operating loss carryforwards.............................................................  $   4,125  $   3,315
Excess book depreciation over tax............................................................         75        652
Capital loss carryforward....................................................................        320        320
Unclaimed scientific research and development expenditures...................................      1,458      3,992
Investment tax credits.......................................................................      1,727      2,032
                                                                                               ---------  ---------
                                                                                                   7,705     10,311
Valuation allowance..........................................................................      4,877      8,646
                                                                                               ---------  ---------
Deferred tax asset...........................................................................  $   2,828  $   1,665
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The valuation allowance consists primarily of the deferred tax benefit of the Company's net operating loss carryforwards in the U.S., which has not been recognized due to the uncertainty regarding the utilization of these loss carryforwards in future years.

    (B) NON-CASH ITEMS--U.S. GAAP requires that a Statement of Changes in Financial Position excludes non-cash transactions. NTN was acquired in 1996 in a share-for-share exchange. The effect of reporting this transaction in accordance with U.S. GAAP would be to reduce cash provided by financing activities by $1.7 million, with an offsetting decrease in cash used in investing activities.

    U.S. GAAP requires that marketable securities be separately disclosed from cash. The Company's marketable securities at December 31, 1997 consist of an investment in 260,000 shares of common stock of Checkmate Electronics, Inc. (see note 14) acquired during 1997. The effect of reporting this transaction in accordance with U.S. GAAP would be to increase cash used in investing activities and reduce cash and marketable securities by $3.1 million. At December 31, 1997, the book value of available-for-sale marketable securities was $3.1 million and market value was approximately $2.6 million. Under U.S. GAAP, this decline of $530,000 in value is recorded as a separate component of shareholders' equity until realized. On February 12, 1998, the market value is approximately $3.4 million.

    The effects of recording the deferred tax asset and the decline in value of available-for-sale marketable securities on the consolidated financial statements are as follows:

                                                                                      1997        1996       1995
                                                                                    ---------  ----------  ---------
Net earnings (loss) as reported...................................................  $   3,692  $  (11,901) $   3,425
Deferred income taxes.............................................................      1,163      (5,747)    (1,520)
                                                                                    ---------  ----------  ---------
Net earnings (loss) -- U.S. GAAP..................................................  $   4,855  $  (17,648) $   1,905
                                                                                    ---------  ----------  ---------
                                                                                    ---------  ----------  ---------
Earnings (loss) per share.........................................................  $    0.55  $    (2.48) $    0.28

    Under U.S. GAAP, the Company has adopted the new U.S. GAAP standard for computing earnings per share, SFAS 128 "Earnings Per Share", for the year ended December 31, 1997. The effect of applying

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
SFAS 128 to years prior to December 31, 1998 does not produce a materially different earnings per share amount as computed under APB 15, the prior method used for calculating earnings per share.

                                                                                                1997       1996
                                                                                              ---------  ---------
Total assets as reported....................................................................  $  50,413  $  44,290
Deferred tax asset..........................................................................      2,828      1,665
Available-for-sale marketable securities....................................................       (530)        --
                                                                                              ---------  ---------
Total assets -- U.S. GAAP...................................................................  $  52,711  $  45,955
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Shareholders' equity as reported............................................................  $  38,101  $  30,948
Deferred tax asset..........................................................................      2,828      1,665
Available-for-sale marketable securities....................................................       (530)        --
                                                                                              ---------  ---------
Shareholders' equity -- U.S. GAAP...........................................................  $  40,399  $  32,613
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    (C) NON-CASH WORKING CAPITAL--U.S. GAAP requires disclosure of the components of the changes in "non-cash working capital" in the consolidated statements of changes in financial position, which is shown below:

                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
Accounts receivable...............................................................  $  (2,635) $   5,487  $  (7,378)
Inventory.........................................................................      1,121     (5,056)     4,855
Other current assets..............................................................       (193)      (233)       134
Accounts payable and accrued liabilities..........................................       (203)      (235)       (97)
Deferred revenue..................................................................       (802)       650       (128)
                                                                                    ---------  ---------  ---------
                                                                                    $  (2,712) $     613  $  (2,614)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    (D) STOCK-BASED COMPENSATION--The Company continues to account for its stock based compensation in accordance with APB 25, and provides the following disclosure as required under SFAS 123.

    The following table presents net earnings and earnings per share in accordance with U.S. GAAP on a pro forma basis giving effect to the pro forma compensation expense relating to stock options granted to employees, in accordance with SFAS 123.

                                                                                    1997        1996       1995
                                                                                  ---------  ----------  ---------
Net earnings (loss) -- U.S. GAAP................................................  $   4,855  $  (17,648) $   1,905
Pro forma compensation expense..................................................        973         493      1,400
                                                                                  ---------  ----------  ---------
Pro forma net earnings (loss)...................................................  $   3,882  $  (18,141) $     505
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Pro forma earnings (loss) per share.............................................  $    0.44  $    (2.55) $    0.08
Pro forma shareholders' equity -- U.S. GAAP.....................................  $  37,533  $   30,720

    All options outstanding at December 31, 1997 had a weighted average remaining contractual life of approximately one year.

                          INTERNATIONAL VERIFACT INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(tabular amounts in thousands of Canadian dollars, except for per share amounts)

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    SFAS 123 requires that pro forma compensation expense be recognized over the vesting period based on the fair value of options granted to employees. The pro forma compensation expense presented above has been estimated using the Black-Scholes option pricing model. Assumptions used in the pricing model include: (i) risk-free interest rates equal to the Government of Canada bonds issued for a period of approximately the same length which is estimated to be 4.5% (1996 -- 5.3%; 1995 -- 8.6%); (ii) expected volatility of 35% (1996 -- 60%;
1995 -- 60%); (iii) expected dividend yield of $0 (1996 -- $0; 1995 -- $0); and
(iv) an estimated average life of one year (1996 -- one year; 1995 -- one year).

14. SUBSEQUENT EVENT

    On January 16, 1998, the Company announced that it has entered into a definitive agreement (the "Combination Agreement") with Checkmate Electronics, Inc. of Roswell, Georgia to combine the two organizations. A new company, IVI Checkmate Corp., will be formed, and it is anticipated that its common stock will be publicly traded on both Canadian and U.S. stock exchanges.

    Under the terms of the Combination Agreement, IVI shareholders will receive, for each IVI common share, either one share of common stock of IVI Checkmate Corp. or one exchangeable share of IVI which can be exchanged for a share of IVI Checkmate Corp. common stock any time in the future. Checkmate shareholders will receive 1.2775 shares of IVI Checkmate Corp. common stock for each Checkmate common stock.

    The parties intend to account for the combination as a pooling-of-interests under U.S. GAAP. Closing of the transaction is expected to occur in the second quarter of 1998, subject to further due diligence, reviews, shareholder approvals, approvals from the Ontario Court and the U.S. Securities and Exchange Commission, and customary closing conditions.

    UNAUDITED 1998 QUARTERLY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
                          CHECKMATE ELECTRONICS, INC.

                          CHECKMATE ELECTRONICS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS OF US DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)     (NOTE)
                                                     ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $   3,163    $      269
  Investments.........................................................................       3,560         3,572
  Accounts receivable, net............................................................      10,688        11,048
  Inventories.........................................................................      11,213        11,271
  Deferred tax asset and refundable income taxes......................................       1,781         1,798
  Prepaid expenses....................................................................         717           136
                                                                                        -----------  ------------
    Total current assets..............................................................      31,122        28,094

Property and equipment................................................................      10,571        10,120
Accumulated depreciation and amortization.............................................      (4,646)       (4,201)
                                                                                        -----------  ------------
                                                                                             5,925         5,919
Other assets..........................................................................       3,611         3,238
                                                                                        -----------  ------------
Total assets..........................................................................   $  40,658    $   37,251
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................   $   3,828    $    2,372
  Accrued liabilities.................................................................       2,897         1,725
  Deferred revenue....................................................................       1,589         1,188
  Current portion of long-term obligations............................................         162           162
                                                                                        -----------  ------------
    Total current liabilities.........................................................       8,476         5,447

Long-term obligations, less current portion...........................................           2            41
Deferred income taxes.................................................................       1,924         1,924
Shareholders' equity:
  Common stock, $.01 par value........................................................          54            54
  Additional paid-in capital..........................................................      24,687        24,687
  Retained earnings...................................................................       5,515         5,098
                                                                                        -----------  ------------
    Total shareholders' equity........................................................      30,256        29,839
                                                                                        -----------  ------------
Total liabilities and shareholders' equity............................................   $  40,658    $   37,251
                                                                                        -----------  ------------
                                                                                        -----------  ------------

    Note: The condensed balance sheet at December 31, 1997 has been derived from the audited financial statements of the Company at that date but does not include all of the information required by generally accepted accounting principles for complete financial statements.

           See notes to condensed consolidated financial statements.

                          CHECKMATE ELECTRONICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (UNAUDITED, IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                  THREE MONTHS ENDED
                                                                                                      MARCH 31,
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                 ---------  ---------
Net revenues...................................................................................  $   9,641  $   9,506

Cost of goods sold.............................................................................      5,584      5,513
                                                                                                 ---------  ---------

Gross profit...................................................................................      4,057      3,993

Operating expenses:
  Selling, general and administrative..........................................................      2,829      2,675
  Research and development.....................................................................        355        234
  Depreciation and amortization................................................................        270        168
                                                                                                 ---------  ---------
                                                                                                     3,454      3,077
                                                                                                 ---------  ---------

Operating income...............................................................................        603        916

Interest income, net...........................................................................         47         85
                                                                                                 ---------  ---------
Income before income taxes.....................................................................        650      1,001
Income taxes...................................................................................        234        340
                                                                                                 ---------  ---------
Net income.....................................................................................  $     416  $     661
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Basic earnings per share.......................................................................  $    0.08  $    0.13
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Weighted average basic shares outstanding......................................................      5,417      5,258
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Diluted earnings per share.....................................................................  $    0.08  $    0.12
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Weighted average diluted shares outstanding....................................................      5,448      5,697
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

           See notes to condensed consolidated financial statements.

                          CHECKMATE ELECTRONICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                                                  THREE MONTHS ENDED
                                                                                                      MARCH 31,
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                 ---------  ---------
OPERATING ACTIVITIES
Net income.....................................................................................  $     416  $     661
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:..............................................................
    Depreciation and amortization..............................................................        655        412
    Accretion of marketable securities discount................................................          2        (62)
    Deferred income taxes......................................................................
    Changes in operating assets and liabilities:
      Accounts receivable......................................................................        359     (2,337)
      Inventories..............................................................................         59     (1,523)
      Prepaid expenses.........................................................................       (581)       767
      Refundable income taxes..................................................................         17         --
      Accounts payable and accrued liabilities.................................................      2,629      1,942
      Deferred revenue.........................................................................        401        135
                                                                                                 ---------  ---------
Net cash provided by (used in) operating activities............................................      3,957         (5)

INVESTING ACTIVITIES
Purchases of property and equipment............................................................       (452)      (472)
Deferred development costs.....................................................................       (581)      (271)
Purchases of investments.......................................................................     (3,545)        --
Proceeds from sales of investments.............................................................      3,600        975
Other..........................................................................................        (46)      (246)
                                                                                                 ---------  ---------
Net cash used in investing activities..........................................................     (1,024)       (14)

FINANCING ACTIVITIES
Payments of debt and capital leases............................................................        (39)       (43)
Proceeds from issuance of common stock.........................................................         --        694
                                                                                                 ---------  ---------
Net cash provided by (used in) financing activities............................................        (39)       651
                                                                                                 ---------  ---------
Net increase in cash and cash equivalents......................................................      2,894        632
Cash and cash equivalents beginning of period..................................................        269      2,204
                                                                                                 ---------  ---------
Cash and cash equivalents at end of period.....................................................  $   3,163  $   2,836
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

           See notes to condensed consolidated financial statements.

                          CHECKMATE ELECTRONICS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 MARCH 31, 1998

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These statements should be read in conjunction with the Company's audited financial statements included in the Company's 1997 Annual Report. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or any interim period.

2. INVENTORIES

    Inventories are summarized by class as follows (in thousands):

                                                                      MARCH 31,   DECEMBER 31,
                                                                        1998          1997
                                                                     -----------  -------------
Finished goods.....................................................   $   2,692     $   3,267
Work in process....................................................       1,081           829
Raw materials and supplies.........................................       7,440         7,175
                                                                     -----------  -------------
                                                                      $  11,213     $  11,271
                                                                     -----------  -------------
                                                                     -----------  -------------

3. NET INCOME PER SHARE

    Net income per share on a basic and diluted basis as required by Statement No. 128 is calculated as follows (in thousands, except per share amounts):

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
Net income.................................................................  $     416  $     661
                                                                             ---------  ---------
                                                                             ---------  ---------
Calculation of weighted average shares outstanding plus assumed conversions:
    Weighted average basic shares outstanding..............................      5,417      5,258
    Effect of dilutive employee stock options..............................         31        439
                                                                             ---------  ---------
    Weighted average diluted shares outstanding............................      5,448      5,697
                                                                             ---------  ---------
                                                                             ---------  ---------
Basic net income per share.................................................  $    0.08  $    0.13
                                                                             ---------  ---------
                                                                             ---------  ---------
Diluted net income per share...............................................  $    0.08  $    0.12
                                                                             ---------  ---------
                                                                             ---------  ---------

4. COMBINATION AGREEMENT WITH INTERNATIONAL VERIFACT INC.

    On January 16, 1998, the Company entered into a definitive agreement (the "Combination Agreement") to combine with International Verifact Inc. ("IVI"), a company engaged in a business similar to that of Checkmate. The parties intend for the combination to be accounted for on a pooling of interest basis. Under the terms of the Combination Agreement, IVI shareholders will receive, for each IVI common share, either one share of common stock of the newly formed combined company, IVI Checkmate Corp., or one exchangeable share of IVI which can be exchanged for a share of IVI Checkmate

                          CHECKMATE ELECTRONICS, INC.

Corp. common stock in the future. Checkmate shareholders will receive 1.2775 shares of IVI Checkmate Corp. common stock for each Checkmate common share. Closing of the transaction is expected to occur in June 1998, subject to shareholder approvals, Ontario Court approval and customary closing conditions.

            1997 FINANCIAL STATEMENTS OF CHECKMATE ELECTRONICS, INC.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Checkmate Electronics, Inc.

    We have audited the balance sheets of Checkmate Electronics, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Checkmate Electronics, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

February 18, 1998
Atlanta, Georgia

                          CHECKMATE ELECTRONICS, INC.

                                 BALANCE SHEETS

           (IN THOUSANDS OF US DOLLARS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents....................................................................  $     269  $   2,204
  Investments..................................................................................      3,572      6,970
  Accounts receivable, less allowance of $162 and $187 at December 31, 1997
    and 1996, respectively.....................................................................     11,048      8,453
  Inventories:
    Finished goods.............................................................................      3,267      1,365
    Work in process............................................................................        829        107
    Raw materials and supplies.................................................................      7,175      6,398
                                                                                                 ---------  ---------
                                                                                                    11,271      7,870
  Deferred tax asset...........................................................................        989        636
  Refundable income taxes......................................................................        809        340
  Prepaid expenses.............................................................................        136        961
                                                                                                 ---------  ---------
Total current assets...........................................................................     28,094     27,434
Property and equipment:
  Equipment....................................................................................      9,103      6,377
  Furniture and fixtures.......................................................................      1,017        660
                                                                                                 ---------  ---------
                                                                                                    10,120      7,037
  Accumulated depreciation and amortization....................................................     (4,201)    (2,787)
                                                                                                 ---------  ---------
                                                                                                     5,919      4,250
Identifiable intangible assets, net of accumulated amortization of $899 and $783 at December
  31, 1997 and 1996, respectively..............................................................        292        400
Deferred development costs, net of accumulated amortization of $1,409 and $853 at December 31,
  1997 and 1996, respectively..................................................................      2,935      1,792
Other assets...................................................................................         11         16
                                                                                                 ---------  ---------
                                                                                                 $  37,251  $  33,892
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................................  $   2,372  $   1,158
  Accrued liabilities..........................................................................      1,725      1,709
  Deferred revenue.............................................................................      1,188      1,072
  Current portion of capital lease obligations.................................................         --         14
  Current portion of long-term debt due to related party.......................................        162        146
                                                                                                 ---------  ---------
Total current liabilities......................................................................      5,447      4,099

Long-term debt due to related party, less current portion......................................         41        203

Deferred income taxes..........................................................................      1,924      1,285
Shareholders' equity:
  Common stock, $.01 par value:
    Authorized shares -- 40,000,000
      Issued and outstanding shares -- 5,400,000 and 5,232,000
      at December 31, 1997 and 1996, respectively..............................................         54         52
  Additional paid-in capital...................................................................     24,687     23,026
  Retained earnings............................................................................      5,098      5,227
                                                                                                 ---------  ---------
Total shareholders' equity.....................................................................     29,839     28,305
                                                                                                 ---------  ---------
                                                                                                 $  37,251  $  33,892
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

SEE ACCOMPANYING NOTES.

                          CHECKMATE ELECTRONICS, INC.

                            STATEMENTS OF OPERATIONS

                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Net revenues.....................................................................  $  33,526  $  35,104  $  29,160
Cost of goods sold...............................................................     20,879     20,572     17,184
                                                                                   ---------  ---------  ---------
Gross profit.....................................................................     12,647     14,532     11,976

Operating expenses:
  Selling, general and administrative............................................     11,306      9,325      7,310
  Research and development.......................................................      1,129        991        499
  Depreciation and amortization..................................................        722        579        496
                                                                                   ---------  ---------  ---------
                                                                                      13,157     10,895      8,305
                                                                                   ---------  ---------  ---------
Operating income (loss)..........................................................       (510)     3,637      3,671
Interest expense.................................................................        (46)       (61)       (84)
Interest income..................................................................        358        432        513
                                                                                   ---------  ---------  ---------
Income (loss) before income taxes................................................       (198)     4,008      4,100
Provision for income tax expense (benefit).......................................        (69)     1,453      1,558
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $    (129) $   2,555  $   2,542
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Net income (loss) per share:
  Basic..........................................................................  $   (0.02) $    0.50  $    0.50
  Diluted........................................................................  $   (0.02) $    0.46  $    0.47
Weighted average shares outstanding:
  Basic..........................................................................      5,352      5,154      5,046
  Diluted........................................................................      5,352      5,580      5,420

SEE ACCOMPANYING NOTES.

                          CHECKMATE ELECTRONICS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                  COMMON STOCK
                                                                 $.01 PAR VALUE       ADDITIONAL                    TOTAL
                                                            ------------------------    PAID-IN     RETAINED    SHAREHOLDERS'
                                                              SHARES       AMOUNT       CAPITAL     EARNINGS       EQUITY
                                                            -----------  -----------  -----------  -----------  -------------
Balance at January 1, 1995................................       5,022    $      50    $  20,991    $     130    $    21,171
  Exercise of stock options...............................          62            1          352           --            353
  Net income..............................................          --           --           --        2,542          2,542
                                                                 -----        -----   -----------  -----------  -------------
Balance at December 31, 1995..............................       5,084           51       21,343        2,672         24,066
  Exercise of stock options...............................         148            1        1,291           --          1,292
  Tax benefit related to employee stock options...........          --           --          392           --            392
  Net income..............................................          --           --           --        2,555          2,555
                                                                 -----        -----   -----------  -----------  -------------
Balance at December 31, 1996..............................       5,232           52       23,026        5,227         28,305
  Exercise of stock options...............................         168            2        1,445           --          1,447
  Tax benefit related to employee stock options...........          --           --          216           --            216
  Net loss                                                          --           --           --         (129)          (129)
                                                                 -----        -----   -----------  -----------  -------------
Balance at December 31, 1997..............................       5,400    $      54    $  24,687    $   5,098    $    29,839
                                                                 -----        -----   -----------  -----------  -------------
                                                                 -----        -----   -----------  -----------  -------------

SEE ACCOMPANYING NOTES.

                          CHECKMATE ELECTRONICS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1997        1996        1995
                                                                                 ---------  ----------  ----------
OPERATING ACTIVITIES
Net income (loss)..............................................................  $    (129) $    2,555  $    2,542
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Depreciation and amortization..............................................      2,086       1,427       1,020
    Accretion of marketable securities discount................................         30          74         (53)
    Deferred income taxes......................................................        286           1         371
    Changes in operating assets and liabilities:
      Accounts receivable......................................................     (2,595)     (1,125)     (2,803)
      Inventories..............................................................     (3,402)       (382)     (1,794)
      Prepaid expenses.........................................................        831        (772)         28
      Refundable income taxes..................................................       (469)         99        (439)
      Accounts payable and accrued liabilities.................................      1,446         504         519
      Deferred revenue.........................................................        116         500         264
                                                                                 ---------  ----------  ----------
Net cash provided by (used in) operating activities............................     (1,800)      2,881        (345)
INVESTING ACTIVITIES
Purchases of property and equipment............................................     (3,083)     (1,817)     (1,925)
Deferred development costs.....................................................     (1,699)       (644)       (741)
Purchases of investments.......................................................     (9,514)    (21,483)    (11,101)
Proceeds from sale of investments..............................................     12,882      21,293      14,112
Other..........................................................................         (8)        (28)        (37)
                                                                                 ---------  ----------  ----------
Net cash provided by (used in) investing activities............................     (1,422)     (2,679)        308
FINANCING ACTIVITIES
Payments of debt and capital leases............................................       (160)       (168)       (183)
Proceeds from issuance of common stock.........................................      1,447       1,292         352
                                                                                 ---------  ----------  ----------
Net cash provided by financing activities......................................      1,287       1,124         169
                                                                                 ---------  ----------  ----------
Net increase (decrease) in cash and cash equivalents...........................     (1,935)      1,326         132
Cash and cash equivalents at beginning of year.................................      2,204         878         746
                                                                                 ---------  ----------  ----------
Cash and cash equivalents at end of year.......................................  $     269  $    2,204  $      878
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.........................................................  $      46  $       61  $       84
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------
Cash paid for income taxes.....................................................  $     270  $    1,026  $    1,058
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

SEE ACCOMPANYING NOTES.

                          CHECKMATE ELECTRONICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Checkmate Electronics, Inc. (the "Company") designs, manufactures and markets point-of-sale payment systems including Magnetic Ink Character Recognition (MICR) check readers, debit/credit card terminals, electronic signature capture products, MICR analyzers and related products. The Company's products allow data from checks, credit cards, debit cards and other payment cards to be input into and processed by customers' point-of-sale or data processing systems faster and more accurately than manual key entry systems.

    The industry in which the Company operates is subject to rapid change due to the development of new competing technologies and products.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, bank deposits and highly liquid investments with maturities of three months or less when purchased and are stated at cost plus accrued interest which approximates market value.

INVESTMENTS

    Investments are stated at cost plus accrued interest which approximates market value. Approximately $3.6 million and $6.9 million was invested in U.S. Treasury bills at December 31, 1997 and 1996, respectively. These U.S. Treasury bills had initial maturities of six months and are classified as held-to-maturity.

INVENTORIES

    Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is defined as net realizable value.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the related assets (five years) using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Depreciation expense approximated $1,414,000, $943,000 and $647,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
IDENTIFIABLE INTANGIBLE ASSETS

    Identifiable intangible assets consists of amounts assigned to copyrights, patents, trademarks, technology property rights and non-compete agreements. Such assets are being amortized on a straight-line basis from five to eleven years, with amortization expense of approximately $116,000, $129,000, and $101,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

DEFERRED DEVELOPMENT COSTS

    Costs related to internally developed software for new products and subsequent enhancements are capitalized only after the establishment of technological feasibility. Software development costs incurred prior to achieving technological feasibility are considered research and development expenditures and are expensed as incurred. Capitalized costs are amortized over the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current anticipated future gross revenues for that product or (b) the straight-line method over the estimated economic life of the related product (currently five years). Amortization expense was approximately $556,000, $356,000, and $272,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

REVENUE RECOGNITION

    Revenues are derived from sales of products and related service agreements. Revenues from product sales are recognized at the time of shipment, and revenues from maintenance agreements are deferred and recognized ratably over the life of the related service agreements.

INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Such amounts are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995 the Financial Accounting Standards Board ("FASB") issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("Statement 121") which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 as of January 1, 1996. The effect of such adoption was not material to the accompanying financial statements.

EMPLOYEE STOCK OPTIONS

    In October 1995 the FASB issued Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"). Under Statement 123, the Company could continue following previously existing

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting rules or adopt a new fair value method of valuing stock-based awards to employees. The Company elected to continue following the existing accounting rules under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related Interpretations in accounting for its employee stock options. The pro forma effect on the accompanying statements of operations of adopting Statement 123 is presented in Note 6.

NET EARNINGS (LOSS) PER SHARE OF COMMON STOCK

    In February 1997 the FASB issued Statement No. 128, EARNINGS PER SHARE ("Statement 128") which establishes standards for computing and presenting earnings per share for entities with publicly held common stock or potential common stock. Statement 128 replaced the calculation of primary and fully diluted earnings (loss) per share with basic and diluted earnings (loss) per share. Unlike primary earnings (loss) per share, basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings (loss) per share is very similar to the previously reported fully diluted earnings (loss) per share. Potential common stock is not included in the per share calculations where the effect of its inclusion would be antidilutive. Statement 128 requires the presentation of basic and diluted earnings (loss) per share on the face of the income statement for all entities with complex capital structures. The Company adopted Statement 128 in 1997. All earnings (loss) per share amounts for all periods have been presented and, where appropriate, restated to conform to the provisions of Statement 128.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997 the FASB issued Statement No. 130, REPORTING COMPREHENSIVE INCOME ("Statement 130") which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt Statement 130 in 1998 and does not expect the effect of such adoption to be material to its financial statements.

    In June 1997 the FASB also issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("Statement 131") which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt Statement 131 in 1998 and does not expect the effect of adoption to be material to its financial statements.

RECLASSIFICATIONS

    Certain reclassifications were made in the 1996 and 1995 financial statements to conform with the 1997 presentation.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    The Company had advertising costs of approximately $125,000, $103,000 and $41,000 for the years ended December 31, 1997, 1996 and 1995, respectively. These costs were expensed in the period incurred.

2. FINANCIAL INSTRUMENTS AND CONCENTRATIONS

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable.

    The Company maintains cash and cash equivalents and certain other financial instruments with various financial institutions. Company policy is designed to limit exposure at any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions which are considered in the Company's investment strategy.

    Company net revenues are derived from a variety of customers including the following major customers:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1997         1996         1995
                                                                              -----        -----        -----
Company A................................................................          17%          15%      --
Company B................................................................          10%      --               22%
Company C................................................................      --               13%      --
                                                                                   --           --           --
                                                                                   27%          28%          22%
                                                                                   --           --           --
                                                                                   --           --           --

    The Company performs ongoing credit approvals of its customers. Trade receivables are unsecured, and the Company is at risk to the extent such amounts become uncollectible. The Company does not anticipate any non-performance by customers in excess of the allowance for doubtful accounts. Accounts receivable from three and two customers amounted to 49% and 25% of accounts receivable at December 31, 1997 and 1996, respectively.

    The carrying amounts reported in the balance sheet for cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate their estimated fair values. The fair value of the notes payable is estimated using discounted cash flow analyses based on current market rates, and at December 31, 1997 and 1996, these amounts were not materially different from their carrying value.

3. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
Note payable to a major shareholder and director..............................  $     203  $     349
Less current portion..........................................................        162        146
                                                                                ---------  ---------
                                                                                $      41  $     203
                                                                                ---------  ---------
                                                                                ---------  ---------

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

3. LONG-TERM DEBT (CONTINUED)
    An unsecured note payable in the amount of $203,000 at December 31, 1997, originated from an agreement executed between the Company and a major shareholder and director in 1989. Under the terms of the agreement, the Company perfected its rights to certain MICR technology, including all worldwide copyrights, patent rights, trademarks, service marks, tradenames and other proprietary rights, and obtained a noncompete agreement with the shareholder (for a period of 11 years following his removal or resignation from the Company's Board of Directors) in exchange for this note payable. The Company is required to make minimum monthly principal and interest payments of $15,000 per month (of which $10,000 is adjusted semi-annually for inflation) or at the Company's option, 5% of monthly sales, if this amount exceeds the minimum monthly payment through March 31, 1999. Payments under the terms of the agreement are not to exceed $1,758,300 (plus adjustments for inflation). The inflation adjustments are charged to expense as incurred and amounted to approximately $36,000, $41,000, and $35,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

    As of the effective date of the agreement, the Company recorded the net present value of the minimum monthly payments of $15,000, assuming an effective interest rate of 12%, in identifiable intangible assets and long-term debt in the amount of $1,036,000. During 1997, 1996 and 1995, the Company made total payments of $216,000, $221,000, and $215,000, respectively, to the shareholder under this agreement.

    On March 31, 1997, the Company renewed its $1,000,000 revolving line of credit with a bank. The line of credit bears interest at the prime rate (8.5% at December 31, 1997) with the principal payable in a single installment on May 31, 1998 and interest payable monthly in arrears. The line is secured by certain assets of the Company. The Company had no outstanding borrowings under the line at December 31, 1997.

4. CAPITALIZED LEASE OBLIGATIONS

    Property and equipment includes the following amounts for leases that have been capitalized:

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1997       1996
                                                                               ---------  ---------
Equipment....................................................................  $     262  $     262
Furniture and fixtures.......................................................         45         45
                                                                               ---------  ---------
                                                                                     307        307
Less accumulated amortization................................................       (307)      (284)
                                                                               ---------  ---------
                                                                               $  --      $      23
                                                                               ---------  ---------
                                                                               ---------  ---------

    All capitalized lease agreements expired during 1997, and there were no future minimum lease payments due at December 31, 1997. Amortization of leased assets is included in depreciation and amortization expense.

5. OPERATING LEASES

    The Company leases certain property and equipment under certain noncancellable lease agreements. Rental expense under operating leases was approximately $601,000, $470,000, and $369,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS,
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

5. OPERATING LEASES (CONTINUED)
    Future minimum payments under noncancellable operating leases with terms of one year or more consisted of the following at December 31, 1997:

1998............................................................  $     534
1999............................................................        440
2000............................................................        151
2001............................................................        156
2002............................................................         26
                                                                  ---------
Total minimum lease payments....................................  $   1,307
                                                                  ---------
                                                                  ---------

6. EQUITY

SHAREHOLDER RIGHTS PLAN

    On October 13, 1997, the Board of Directors of the Company adopted a Shareholder Rights Plan and issued stock purchase rights in connection with this plan. The Board declared a dividend of one stock purchase Right on each outstanding share of common stock. The Right will be exercisable only if a person or group acquires 15% or more of the Company's common stock. Each Right entitles shareholders to buy one share of common stock at an exercise price of $50. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board.

STOCK OPTION PLANS

    The Company has established two employee stock option plans, the 1988 Stock Option Plan (the "1988 Plan") and the 1993 Stock Option Plan (the "1993 Plan"), as well as a Directors' Stock Option Plan. Under the Plans, options to purchase shares of the Company's common stock have been and may be granted to certain directors, officers and key employees at prices not less than market value at the date of the grant.

    The 1988 Plan has been amended to cease granting new options. Options outstanding under the 1988 Plan as of July 23, 1993 may be exercised according to the terms of the option agreements pursuant to which they were granted. Under the 1988 Plan and 1993 Plan, options vest as determined by the Board of Directors on the date of grant, generally over three years. As of December 31, 1997, 1,570,000 shares of common stock are reserved for future issuance under the stock option plans.

    On July 6, 1997, the Board of Directors of the Company offered the holders of options under the 1993 Stock Option Plan who are not executive officers or directors of the Company the opportunity to exchange their options for options having an exercise price equal to the average closing price of the Company's common stock during the week ended July 25, 1997. As a result, options to purchase 339,000 shares of common stock were repriced through the cancellation of existing options and granting of new options at $8.70 per share.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

6. EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

    Option activity under the above-described Company's stock option plans is as follows:

                                                                                                           WEIGHTED
                                                                                                            AVERAGE
                                                                                              NUMBER OF    EXERCISE
                                                                                               OPTIONS       PRICE
                                                                                             -----------  -----------
Outstanding at January 1, 1995.............................................................       1,066    $    8.12
  Granted..................................................................................         498        11.06
  Exercised................................................................................         (63)        5.09
  Canceled.................................................................................         (45)        8.54
                                                                                                  -----
Outstanding at December 31, 1995...........................................................       1,456         9.26
  Granted..................................................................................         220        14.05
  Exercised................................................................................        (148)        8.77
  Canceled.................................................................................          (3)       13.75
                                                                                                  -----
Outstanding at December 31, 1996...........................................................       1,525         9.99
  Granted..................................................................................         727         8.99
  Exercised................................................................................        (168)        8.63
  Canceled.................................................................................        (743)       11.23
                                                                                                  -----
Outstanding at December 31, 1997...........................................................       1,341         8.94
                                                                                                  -----
                                                                                                  -----
Options exercisable:
  At December 31, 1995.....................................................................         646    $    8.40
  At December 31, 1996.....................................................................         821         8.94
  At December 31, 1997.....................................................................         623         8.92

    The following table summarizes information concerning options outstanding and exercisable at December 31, 1997:

                            OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                -------------------------------------------  ----------------------------
                                  WEIGHTED
                                   AVERAGE       WEIGHTED                      WEIGHTED
   RANGE OF                       REMAINING       AVERAGE                       AVERAGE
   EXERCISE        NUMBER        CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
    PRICES       OUTSTANDING        LIFE           PRICE       EXERCISABLE       PRICE
--------------  -------------  ---------------  -----------  ---------------  -----------
$5.00-$8.50....         425            6.38      $    7.99            381      $    7.96
$8.70..........         636            8.67           8.70             60           8.70
$8.75-$14.75...         280            7.75          10.92            182          11.02
                      -----                                           ---
                      1,341            7.75           8.94            623           8.92
                      -----                                           ---
                      -----                                           ---

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

6. EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)
123, ACCOUNTING FOR STOCK-BASED COMPENSATION requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995: risk-free interest rates of approximately 6.0%; no dividend yields; volatility factor of the expected market price of the Company's common stock of .58; and a weighted-average expected life of the options of 4 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information, assuming Statement 123 had been adopted, is as follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Pro forma net income (loss).........................................................  $  (1,252) $   1,299  $   1,856
Pro forma net income (loss) per share:
  Basic.............................................................................      (0.23)      0.25       0.37
  Diluted...........................................................................      (0.23)      0.23       0.34
Weighted average fair value of options granted......................................       3.46       6.38       5.12

    Since Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

7. INCOME TAXES

    The provisions for income taxes consist of the following:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Current income tax expense (benefit):
  Federal...............................................................  $       (304) $      1,301  $      1,073
  State.................................................................           (51)          151           114
                                                                          ------------  ------------  ------------
Total current tax expense (benefit).....................................          (355)        1,452         1,187
  Deferred income tax expense:
  Federal...............................................................           243             1           312
  State.................................................................            43            --            59
                                                                          ------------  ------------  ------------
Total deferred tax expense..............................................           286             1           371
                                                                          ------------  ------------  ------------
Provision for income tax expense (benefit)..............................  $        (69) $      1,453  $      1,558
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    A reconciliation of the provision for income taxes to the Federal statutory rate of 34% is as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------------
                                                                              1997          1996          1995
                                                                           -----------  ------------  ------------
Tax expense (benefit) at statutory rate..................................  $       (67) $      1,363  $      1,394
State taxes, net of Federal tax expense (benefit)........................          (34)          100           114
Research and development costs...........................................           --           (51)           --
Other....................................................................           32            41            50
                                                                           -----------  ------------  ------------
Provision for income tax expense (benefit)...............................  $       (69) $      1,453  $      1,558
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

7. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets (liabilities) consist of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Deferred tax assets:
  Asset valuation allowances....................................  $         267  $         186
  Deferred revenue..............................................            452            406
  Other.........................................................            290             63
                                                                  -------------  -------------
Total deferred tax assets.......................................          1,009            655
Deferred tax liabilities:
  Depreciation..................................................           (808)          (625)
  Amortization..................................................         (1,116)          (660)
  Other.........................................................            (20)           (19)
                                                                  -------------  -------------
Total deferred tax liabilities..................................         (1,944)        (1,304)
                                                                  -------------  -------------
Net deferred tax liabilities....................................  $        (935) $        (649)
                                                                  -------------  -------------
                                                                  -------------  -------------

8. DEFINED CONTRIBUTION BENEFIT PLAN

    Effective January 1, 1992, the Company adopted the Checkmate Electronics, Inc. 401(k) Plan (the "Plan"), a defined contribution benefit plan which qualifies under Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan. Participants may contribute up to 15% of their annual compensation to the Plan and receive a 50% matching employer contribution on up to 5% of their annual compensation. Contributions charged to expense were approximately $157,000, $112,000, and $82,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

9. NET INCOME (LOSS) PER SHARE

    Net income (loss) per share on a basic and diluted basis as required by Statement No. 128 is calculated as follows:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Net income (loss)....................................................................  $    (129) $   2,555  $   2,542
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Calculation of weighted average shares outstanding plus assumed conversions:
  Weighted average basic shares outstanding..........................................      5,352      5,154      5,046
  Effect of dilutive employee stock options..........................................         --        426        374
                                                                                       ---------  ---------  ---------
  Weighted average diluted shares outstanding........................................      5,352      5,580      5,420
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Basic net income (loss) per share....................................................  $   (0.02) $    0.50  $    0.50
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Diluted net income (loss) per share..................................................  $   (0.02) $    0.46  $    0.47
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    During the year ended December 31, 1997, options to purchase approximately 191,000 shares were outstanding but were not included in the computation because they were antidilutive.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly financial data for 1997 and 1996 is as follows:

                                                                                             QUARTER
                                                                            ------------------------------------------
                                                                              FIRST     SECOND      THIRD     FOURTH
                                                                            ---------  ---------  ---------  ---------
1997:
  Net revenues............................................................  $   9,506  $   5,074  $   8,831  $  10,115
  Gross profit............................................................      3,993      1,832      3,193      3,629
  Net income (loss).......................................................        661     (1,139)       151        198
  Basic net income (loss) per share.......................................        .13       (.21)       .03        .04
  Diluted net income (loss) per share.....................................        .12       (.21)       .03        .04

                                                                                             QUARTER
                                                                            ------------------------------------------
                                                                              FIRST     SECOND      THIRD     FOURTH
                                                                            ---------  ---------  ---------  ---------
1996:
  Net revenues............................................................  $   7,920  $  10,669  $   7,021  $   9,494
  Gross profit............................................................      3,158      4,459      2,901      4,014
  Net income..............................................................        530      1,190        168        667
  Basic net income per share..............................................        .10        .23        .03        .13
  Diluted net income per share............................................        .10        .21        .03        .12

                          CHECKMATE ELECTRONICS, INC.

                               DECEMBER 31, 1997

                  (TABULAR AMOUNTS IN THOUSANDS OF US DOLLARS
                 EXCEPT FOR PERCENTAGES AND PER SHARE AMOUNTS)

11.  SUBSEQUENT EVENTS

    On December 9, 1997, the Company entered into an agreement for the purchase of Total Retail Solutions, Inc., a software development and consulting organization specializing in electronic payments and transaction handling solutions for supermarkets and retail businesses. The acquisition was completed in January 1998 for approximately $160,000 in Checkmate Electronics, Inc. common stock and $75,000 in cash.

    On January 16, 1998, the Company entered into a definitive agreement (the "Combination Agreement") to combine with International Verifact, Inc. ("IVI"), a company engaged in a business similar to that of Checkmate. The parties intend for the combination to be accounted for on a pooling of interest basis. Under the terms of the Combination Agreement, IVI shareholders will receive, for each IVI common share, either one share of common stock of the newly formed combined company, IVI Checkmate Corp., or one exchangeable share of IVI which can be exchanged for a share of IVI Checkmate Corp. common stock in the future. Checkmate shareholders will receive 1.2775 shares of IVI Checkmate Corp. common stock for each Checkmate common share. Closing of the transaction is expected to occur in the second quarter of 1998, subject to shareholder approvals, Ontario Court approval and customary closing conditions.

    Effective January 1, 1998, the Company entered into employment agreements with the CEO and CFO. The terms of the agreements provide for a base salary and bonus, which will continue in the event of a change in control of the Company. The agreements provide for specified salary and bonus increases each year. The term of each agreement is for the later of the third anniversary of the agreement or the third anniversary of the combination with IVI, with certain automatic renewal provisions. If termination of employment occurs within two years after a change in control, the executives' stock options vest immediately and the minimum severance benefit is two times the annual base salary and annual bonus.

    The Company and the Chairman have also entered into a five year consulting agreement to become effective on the date of the combination with IVI and the Company. The terms of the agreement provide for annual total specified payments adjusted annually for inflation. In addition, the agreement provides that in the event the Company terminates the agreement other than for the Chairman's death or disability, or the Chairman terminates his consulting agreement for good reason, then the Chairman is to receive a consulting fee of $150,000 per annum for the length of the remainder of the agreement.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                  FINANCIAL STATEMENTS OF IVI CHECKMATE CORP.

    The following unaudited pro forma condensed combined consolidated balance sheet and condensed combined consolidated statements of operations (collectively, the "Pro Forma Financial Statements") have been prepared to illustrate the estimated effects of the proposed Combination of IVI and Checkmate, to be accounted for as a pooling-of-interests under U.S. GAAP. Accordingly, such statements were prepared as if IVI and Checkmate were combined as of the beginning of each of the periods presented. All amounts in the Pro Forma Condensed Combined Consolidated Financial Statements are stated in U.S. dollars unless otherwise stated. For all years presented in the condensed combined consolidated statements of operations, pro forma shares used in computing earnings per share give effect to the Checkmate Exchange Ratio of
1.2775 shares of IVI Checkmate Corp. common stock in exchange for each outstanding share of Checkmate common stock.

    The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 1998 and the related condensed combined consolidated statements of operations for the quarters ending March 31, 1998 and March 31, 1997 and each of the three years in the period ended December 31, 1997 are based on the audited consolidated financial statements of IVI and the audited financial statements of Checkmate and include, in the opinion of management of both companies, all adjustments necessary to present fairly the results as of and for such periods. The Pro Forma Condensed Combined Consolidated Financial Statements have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of IVI and the audited Financial Statements of Checkmate and the related notes thereto. The Consolidated Financial Statements of IVI have been prepared in accordance with Canadian GAAP, and have been adjusted to conform with U.S. GAAP and translated into U.S. dollars.

    The Pro Forma Condensed Combined Consolidated Financial Statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the Combination been consummated at the beginning of the periods presented, nor are they necessarily indicative of future results.

                              IVI CHECKMATE CORP.
            PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                              AS AT MARCH 31, 1998
                                  (UNAUDITED)

                                                                                                               PRO FORMA
                                                                          IVI(1)     CHECKMATE    COMBINED    ADJUSTMENTS
                                                                         ---------  -----------  -----------  -----------
                                                                            (IN THOUSANDS OF US DOLLARS, EXCEPT SHARE
                                                                                             AMOUNTS)
                                ASSETS
Current assets
  Cash, cash equivalents and marketable securities.....................  $   7,111   $   6,723    $  13,834    $
  Accounts receivable, net.............................................     13,248      10,688       23,936
  Inventory, net.......................................................      6,434      11,213       17,647
  Deferred tax asset and refundable income taxes.......................      1,992       1,781        3,773          125(2)
  Prepaid expenses.....................................................        763         717        1,480       (1,088)(2)
                                                                         ---------  -----------  -----------  -----------
  Total current assets.................................................     29,548      31,122       60,670         (963)
Capital assets.........................................................      2,200       5,925        8,125
Investment in joint venture............................................        176          --          176
Other assets...........................................................      6,605       3,611       10,216
Goodwill...............................................................        627          --          627
                                                                         ---------  -----------  -----------  -----------
Total assets...........................................................  $  39,156   $  40,658    $  79,814    $    (963)
                                                                         ---------  -----------  -----------  -----------
                                                                         ---------  -----------  -----------  -----------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities.............................  $   8,760   $   6,725    $  15,485    $   1,912(2)
  Deferred revenue.....................................................        395       1,589        1,984
  Current portion of lease obligations.................................          8          --            8
  Current portion of related party debt................................         --         162          162
                                                                         ---------  -----------  -----------  -----------
  Total current liabilities............................................      9,163       8,476       17,639        1,912
Long-term lease obligations............................................         --          --           --
Long-term debt to related party........................................         --           2            2
Deferred tax liability.................................................         --       1,924        1,924         (500)(2)
Minority interest......................................................         11          --           11
                                                                         ---------  -----------  -----------  -----------
Total liabilities......................................................      9,174      10,402       19,576        1,412
                                                                         ---------  -----------  -----------  -----------
Stockholders' equity
  Common stock.........................................................     42,452          54       42,506      (42,344)(3)
  Additional paid-in capital...........................................        803      24,687       25,490       42,439(3)(4)
  Cumulative translation amounts.......................................        504          --          504
  Retained earnings (deficit)..........................................    (13,777)      5,515       (8,262)      (2,470)(2)(4)
                                                                         ---------  -----------  -----------  -----------
  Total stockholders' equity...........................................     29,982      30,256       60,238       (2,375)
                                                                         ---------  -----------  -----------  -----------
Total liabilities and stockholders' equity.............................  $  39,156   $  40,658    $  79,814    $    (963)
                                                                         ---------  -----------  -----------  -----------
                                                                         ---------  -----------  -----------  -----------
Shares outstanding (000's).............................................      9,251       5,420                     1,504

                                                                             PRO
                                                                            FORMA
                                                                          COMBINED
                                                                         -----------

                                ASSETS
Current assets
  Cash, cash equivalents and marketable securities.....................   $  13,834
  Accounts receivable, net.............................................      23,936
  Inventory, net.......................................................      17,647
  Deferred tax asset and refundable income taxes.......................       3,898
  Prepaid expenses.....................................................         392
                                                                         -----------
  Total current assets.................................................      59,707
Capital assets.........................................................       8,125
Investment in joint venture............................................         176
Other assets...........................................................      10,216
Goodwill...............................................................         627
                                                                         -----------
Total assets...........................................................   $  78,851
                                                                         -----------
                                                                         -----------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities.............................   $  17,397
  Deferred revenue.....................................................       1,984
  Current portion of lease obligations.................................           8
  Current portion of related party debt................................         162
                                                                         -----------
  Total current liabilities............................................      19,551
Long-term lease obligations............................................          --
Long-term debt to related party........................................           2
Deferred tax liability.................................................       1,424
Minority interest......................................................          11
                                                                         -----------
Total liabilities......................................................      20,988
                                                                         -----------
Stockholders' equity
  Common stock.........................................................         162
  Additional paid-in capital...........................................      67,929
  Cumulative translation amounts.......................................         504
  Retained earnings (deficit)..........................................     (10,732)
                                                                         -----------
  Total stockholders' equity...........................................      57,863
                                                                         -----------
Total liabilities and stockholders' equity.............................   $  78,851
                                                                         -----------
                                                                         -----------
Shares outstanding (000's).............................................      16,175

 See accompanying notes to pro forma condensed combined consolidated financial statements.

                              IVI CHECKMATE CORP.
       PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                                                                                    PRO FORMA
                                                                           IVI(1)      CHECKMATE     COMBINED      ADJUSTMENTS
                                                                          ---------  -------------  -----------  ---------------
                                                                          (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenue.................................................................  $  13,229    $   9,641     $  22,870      $
Cost of sales...........................................................      8,763        5,584        14,347           (195)(5)
                                                                          ---------       ------    -----------         -----
Gross margin............................................................      4,466        4,057         8,523            195
                                                                          ---------       ------    -----------         -----
Expenses
  Selling, general and administrative...................................      2,379        2,829         5,208
  Research and development..............................................        951          355         1,306
  Depreciation and amortization.........................................        566          270           836            195(5)
                                                                          ---------       ------    -----------         -----
                                                                              3,896        3,454         7,350            195
                                                                          ---------       ------    -----------         -----
Earnings (loss) before interest, minority interest, unusual items and
  taxes.................................................................        570          603         1,173             --
Interest income--net....................................................         51           47            98
Minority interest.......................................................         20           --            20
Gain on sale of marketable securities...................................         95           --            95            (95)(4)
Share of losses in joint venture........................................        (60)          --           (60)
                                                                          ---------       ------    -----------         -----
Earnings (loss) before taxes............................................        676          650         1,326            (95)
Income taxes............................................................         --         (234)         (234)            --
                                                                          ---------       ------    -----------         -----
Net earnings (loss)                                                       $     676    $     416     $   1,092            (95)
                                                                          ---------       ------    -----------         -----
                                                                          ---------       ------    -----------         -----
Basic earnings per share................................................  $    0.07    $    0.08
Diluted earnings per share..............................................  $    0.07    $    0.08
Weighted average basic number of shares outstanding (000's).............      9,199        5,417
Weighted average diluted number of shares outstanding (000's)...........      9,338        5,448

                                                                           PRO FORMA
                                                                           COMBINED
                                                                          -----------

Revenue.................................................................   $  22,870
Cost of sales...........................................................      14,152
                                                                          -----------
Gross margin............................................................       8,718
                                                                          -----------
Expenses
  Selling, general and administrative...................................       5,208
  Research and development..............................................       1,306
  Depreciation and amortization.........................................       1,031
                                                                          -----------
                                                                               7,545
                                                                          -----------
Earnings (loss) before interest, minority interest, unusual items and
  taxes.................................................................       1,173
Interest income--net....................................................          98
Minority interest.......................................................          20
Gain on sale of marketable securities...................................          --
Share of losses in joint venture........................................         (60)
                                                                          -----------
Earnings (loss) before taxes............................................       1,231
Income taxes............................................................        (234)
                                                                          -----------
Net earnings (loss)                                                        $     997
                                                                          -----------
                                                                          -----------
Basic earnings per share................................................   $    0.06
Diluted earnings per share..............................................   $    0.06
Weighted average basic number of shares outstanding (000's).............      15,853
Weighted average diluted number of shares outstanding (000's)...........      16,032

 See accompanying notes to pro forma condensed combined consolidated financial statements

                              IVI CHECKMATE CORP.
       PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                                                                                                      PRO
                                                                                                      PRO FORMA      FORMA
                                                               IVI(1)      CHECKMATE     COMBINED    ADJUSTMENTS   COMBINED
                                                              ---------  -------------  -----------  -----------  -----------
                                                                  (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenue.....................................................  $  11,179    $   9,506     $  20,685    $            $  20,685
Cost of sales...............................................      7,327        5,513        12,840          (59)(5)     12,781
                                                              ---------       ------    -----------  -----------  -----------
Gross margin................................................      3,852        3,993         7,845           59        7,904
                                                              ---------       ------    -----------  -----------  -----------
Expenses:
  Selling, general and administrative.......................      2,396        2,675         5,071                     5,071
  Research and development..................................        946          234         1,180                     1,180
  Depreciation and amortization.............................        362          168           530           59(5)        589
                                                              ---------       ------    -----------  -----------  -----------
                                                                  3,704        3,077         6,781           59        6,840
                                                              ---------       ------    -----------  -----------  -----------
Earnings before interest, minority interest and taxes.......        148          916         1,064       --            1,064

Interest income--net........................................         69           85           154       --              154
Minority interest...........................................         76       --                76                        76
                                                              ---------       ------    -----------  -----------  -----------
Earnings before taxes.......................................        293        1,001         1,294       --            1,294
Income taxes................................................     --             (340)         (340)      --             (340)
                                                              ---------       ------    -----------  -----------  -----------
Net earnings................................................  $     293    $     661     $     954    $  --        $     954
                                                              ---------       ------    -----------  -----------  -----------
Basic earnings per share....................................  $    0.03    $    0.13                               $    0.06
Diluted earnings per share..................................  $    0.03    $    0.12                               $    0.06
Weighted average basic number of shares outstanding
  (000's)...................................................      8,679        5,258                                  15,396
Weighted average diluted number of shares outstanding
  (000's)...................................................      8,679        5,697                                  15,597

 See accompanying notes to pro forma condensed combined consolidated financial statements

                              IVI CHECKMATE CORP.

       PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                                                                                                   PRO FORMA
                                                                             IVI(1)     CHECKMATE    COMBINED     ADJUSTMENTS
                                                                            ---------  -----------  -----------  -------------
                                                                              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE
                                                                                                 AMOUNTS)
Revenue...................................................................  $  51,419   $  33,526    $  84,945     $
Cost of sales.............................................................     34,078      20,879       54,957          (556)(5)
                                                                            ---------  -----------  -----------  -------------
Gross margin..............................................................     17,341      12,647       29,988           556
                                                                            ---------  -----------  -----------  -------------
Expenses
  Selling, general and administrative.....................................     10,525      11,306       21,831
  Research and development................................................      3,330       1,129        4,459
  Depreciation and amortization...........................................      1,458         722        2,180           556(5)
                                                                            ---------  -----------  -----------  -------------
                                                                               15,313      13,157       28,470           556
                                                                            ---------  -----------  -----------  -------------
Earnings (loss) before interest, minority interest,and taxes..............      2,028        (510)       1,518
Interest income--net......................................................        191         312          503
Minority interest.........................................................        448          --          448
                                                                            ---------  -----------  -----------  -------------
Earnings (loss) before taxes..............................................      2,667        (198)       2,469
Income taxes..............................................................        840          69          909
                                                                            ---------  -----------  -----------  -------------
Net earnings (loss).......................................................  $   3,507   $    (129)   $   3,378     $
                                                                            ---------  -----------  -----------  -------------
                                                                            ---------  -----------  -----------  -------------
Basic earnings (loss) per share...........................................  $    0.40   $   (0.02)
Diluted earnings (loss) per share.........................................  $    0.40   $   (0.02)
Weighted average basic number of shares outstanding (000's)...............      8,803       5,352
Weighted average diluted number of shares outstanding (000's).............      8,869       5,352

                                                                             PRO FORMA
                                                                             COMBINED
                                                                            -----------

Revenue...................................................................   $  84,945
Cost of sales.............................................................      54,401
                                                                            -----------
Gross margin..............................................................      30,544
                                                                            -----------
Expenses
  Selling, general and administrative.....................................      21,831
  Research and development................................................       4,459
  Depreciation and amortization...........................................       2,736
                                                                            -----------
                                                                                29,026
                                                                            -----------
Earnings (loss) before interest, minority interest,and taxes..............       1,518
Interest income--net......................................................         503
Minority interest.........................................................         448
                                                                            -----------
Earnings (loss) before taxes..............................................       2,469
Income taxes..............................................................         909
                                                                            -----------
Net earnings (loss).......................................................   $   3,378
                                                                            -----------
                                                                            -----------
Basic earnings (loss) per share...........................................   $    0.22
Diluted earnings (loss) per share.........................................   $    0.22
Weighted average basic number of shares outstanding (000's)...............      15,499
Weighted average diluted number of shares outstanding (000's).............      15,810

 See accompanying notes to pro forma condensed combined consolidated financial statements.

                              IVI CHECKMATE CORP.

       PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                                                                                                                   PRO FORMA
                                                                            IVI(1)     CHECKMATE    COMBINED      ADJUSTMENTS
                                                                           ---------  -----------  -----------  ---------------
                                                                              (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE
                                                                                                 AMOUNTS)
Revenue..................................................................  $  35,057   $  35,104    $  70,161      $
Cost of sales............................................................     23,753      20,572       44,325           (356)(5)
                                                                           ---------  -----------  -----------         -----
Gross margin.............................................................     11,304      14,532       25,836            356
                                                                           ---------  -----------  -----------         -----

Expenses
  Selling, general and administrative....................................      8,452       9,325       17,777
  Research and development...............................................      2,382         991        3,373
  Depreciation and amortization..........................................      1,193         579        1,772            356(5)
                                                                           ---------  -----------  -----------         -----
                                                                              12,027      10,895       22,922            356
                                                                           ---------  -----------  -----------         -----

Earnings (loss) before interest, minority interest, unusual items and
  taxes..................................................................       (723)      3,637        2,914

Interest income--net.....................................................        149         371          520
Minority interest........................................................         20          --           20
Write-off of goodwill....................................................     (6,810)         --       (6,810)
Product writedown from Ingenico alliance.................................     (1,217)         --       (1,217)
Share of losses of associated company....................................       (147)         --         (147)
                                                                           ---------  -----------  -----------         -----

Earnings (loss) before taxes.............................................     (8,728)      4,008       (4,720)
Income taxes.............................................................     (4,215)     (1,453)      (5,668)
                                                                           ---------  -----------  -----------         -----
Net earnings (loss)......................................................  $ (12,943)  $   2,555    $ (10,388)     $
                                                                           ---------  -----------  -----------         -----
                                                                           ---------  -----------  -----------         -----
Basic earnings (loss) per share..........................................  $   (1.82)  $    0.50
Diluted earnings (loss) per share........................................  $   (1.82)  $    0.46
Weighted average basic number of shares outstanding (000's)..............      7,120       5,154
Weighted average diluted number of shares outstanding (000's)............      7,120       5,580

                                                                            PRO FORMA
                                                                            COMBINED
                                                                           -----------

Revenue..................................................................   $  70,161
Cost of sales............................................................      43,969
                                                                           -----------
Gross margin.............................................................      26,192
                                                                           -----------
Expenses
  Selling, general and administrative....................................      17,777
  Research and development...............................................       3,373
  Depreciation and amortization..........................................       2,128
                                                                           -----------
                                                                               23,278
                                                                           -----------
Earnings (loss) before interest, minority interest, unusual items and
  taxes..................................................................       2,914
Interest income--net.....................................................         520
Minority interest........................................................          20
Write-off of goodwill....................................................      (6,810)
Product writedown from Ingenico alliance.................................      (1,217)
Share of losses of associated company....................................        (147)
                                                                           -----------
Earnings (loss) before taxes.............................................      (4,720)
Income taxes.............................................................      (5,668)
                                                                           -----------
Net earnings (loss)......................................................   $ (10,388)
                                                                           -----------
                                                                           -----------
Basic earnings (loss) per share..........................................   $   (0.76)
Diluted earnings (loss) per share........................................   $   (0.76)
Weighted average basic number of shares outstanding (000's)..............      13,704
Weighted average diluted number of shares outstanding (000's)............      13,704

 See accompanying notes to pro forma condensed combined consolidated financial statements.

                              IVI CHECKMATE CORP.

       PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)

                                                                                                                    PRO FORMA
                                                                             IVI(1)     CHECKMATE    COMBINED      ADJUSTMENTS
                                                                            ---------  -----------  -----------  ---------------
                                                                               (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE
                                                                                                  AMOUNTS)
Revenue...................................................................  $  44,167   $  29,160    $  73,327      $
Cost of sales.............................................................     29,613      17,184       46,797           (272)(5)
                                                                            ---------  -----------  -----------         -----
Gross margin..............................................................     14,554      11,976       26,530            272
                                                                            ---------  -----------  -----------         -----
Expenses
  Selling, general and administrative.....................................      6,948       7,310       14,258
  Research and development................................................      3,227         499        3,726
  Depreciation and amortization...........................................      1,992         496        2,488            272(5)
                                                                            ---------  -----------  -----------         -----
                                                                               12,167       8,305       20,472            272
                                                                            ---------  -----------  -----------         -----
Earnings before interest and taxes........................................      2,387       3,671        6,058
Interest income--net......................................................        112         429          541
                                                                            ---------  -----------  -----------         -----
Earnings before taxes.....................................................      2,499       4,100        6,599
Income taxes..............................................................     (1,109)     (1,558)      (2,667)
                                                                            ---------  -----------  -----------         -----
Net earnings..............................................................  $   1,390   $   2,542    $   3,932      $
                                                                            ---------  -----------  -----------         -----
                                                                            ---------  -----------  -----------         -----
Basic earnings per share..................................................  $    0.21   $    0.50
Diluted earnings per share................................................  $    0.21   $    0.47
Weighted average basic number of shares outstanding (000's)...............      6,591       5,046
Weighted average diluted number of shares outstanding (000's).............      6,741       5,420

                                                                             PRO FORMA
                                                                             COMBINED
                                                                            -----------

Revenue...................................................................   $  73,327
Cost of sales.............................................................      46,525
                                                                            -----------
Gross margin..............................................................      26,802
                                                                            -----------
Expenses
  Selling, general and administrative.....................................      14,258
  Research and development................................................       3,726
  Depreciation and amortization...........................................       2,760
                                                                            -----------
                                                                                20,744
                                                                            -----------
Earnings before interest and taxes........................................       6,058
Interest income--net......................................................         541
                                                                            -----------
Earnings before taxes.....................................................       6,599
Income taxes..............................................................      (2,667)
                                                                            -----------
Net earnings..............................................................   $   3,932
                                                                            -----------
                                                                            -----------
Basic earnings per share..................................................   $    0.30
Diluted earnings per share................................................   $    0.30
Weighted average basic number of shares outstanding (000's)...............      13,037
Weighted average diluted number of shares outstanding (000's).............      13,187

 See accompanying notes to pro forma condensed combined consolidated financial statements.

                              IVI CHECKMATE CORP.
    NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. The IVI historical U.S. GAAP statements of operations have been converted to U.S. dollars using the weighted average exchange rate for the period. The IVI historical U.S. GAAP balance sheet has been converted to U.S. dollars using the period end exchange rate for assets and liabilities and the actual exchange rate for capital transactions with the difference accumulated in the cumulative translation amount as a separate component of stockholders' equity.

2. To record the estimated costs of the business combination of approximately $3.0 million, representing one-time professional, advisory and other fees directly related to the transaction, less the related tax effects. These non-recurring costs, of which approximately one-third has been incurred to date, are not reflected in the pro forma condensed combined consolidated statements of operations. As a result of the combination, the Company anticipates additional one-time costs of approximately $3.0 million related to severance, consolidation and other integration costs to rationalize the product lines. These non-recurring costs are not reflected in either the pro forma condensed combined consolidated statements of operations or balance sheet, and the future cost savings associated with such one-time costs have not been reflected in the pro forma condensed combined consolidated statements of operations.

3.      To restate common stock to par value of $0.01.

4. At December 31, 1997, IVI held as available-for-sale marketable securities 260,000 shares of common stock of Checkmate. On March 13, 1997, IVI sold its investment for a net gain of $95,000. For purposes of the pro forma condensed combined consolidated financial statements, the gain that resulted was reversed from the pro forma condensed combined consolidated statements of operations and reclassified as part of additional paid-in capital.

5. To reclassify amortization of Checkmate deferred development costs from "Cost of Sales" to "Depreciation and Amortization".

                                    ANNEX A
                             COMBINATION AGREEMENT

                                                                  EXECUTION COPY

                             COMBINATION AGREEMENT

                                 BY AND AMONG:

                              IVI CHECKMATE CORP.,

                          INTERNATIONAL VERIFACT INC.,

                          CHECKMATE ELECTRONICS, INC.

                                      AND

                           FUTURE MERGER CORPORATION

                          DATED AS OF JANUARY 16, 1998

                               TABLE OF CONTENTS

ARTICLE 1.00--PRELIMINARY STEPS...................................................................          2
           1.1        INCORPORATION AND ORGANIZATION OF NEWCO.....................................          2
           1.2        INCORPORATION OF MERGER SUB.................................................          3
ARTICLE 2.00--THE ARRANGEMENT.....................................................................          3
           2.1        THE ARRANGEMENT.............................................................          3
           2.2        THE VOTING AND EXCHANGE TRUST AGREEMENT.....................................          4
           2.3        SUPPORT AGREEMENT...........................................................          4
           2.4        DISSENTING SHARES...........................................................          4
ARTICLE 3.00--THE MERGER..........................................................................          4
           3.1        MERGER OF MERGER SUB WITH AND INTO CHECKMATE................................          4
           3.2        EFFECT OF THE MERGER........................................................          5
           3.3        SURVIVING CORPORATION ARTICLES OF INCORPORATION AND BY-LAWS; DIRECTORS......          5
           3.4        CONVERSION OF CHECKMATE COMMON SHARES.......................................          5
           3.5        CLOSING OF CHECKMATE TRANSFER BOOKS.........................................          6
           3.6        EXCHANGE AGENT..............................................................          6
           3.7        NO FRACTIONAL SHARES........................................................          6
           3.8        DISSENTING SHARES...........................................................          6
           3.9        LOST CERTIFICATES...........................................................          7
ARTICLE 4.00--POST-CLOSING CORPORATE STRUCTURE....................................................          7
           4.1        POST-CLOSING CORPORATE STRUCTURE............................................          7
ARTICLE 5.00--ADDITIONAL AGREEMENTS...............................................................          7
           5.1        CLOSING.....................................................................          7
           5.2        CONTEMPORANEOUS TRANSACTIONS................................................          8
           5.3        ACCOUNTING CONSEQUENCES.....................................................          8
           5.4        MATERIAL ADVERSE EFFECT.....................................................          8
           5.5        ADJUSTMENTS TO EXCHANGE RATIOS..............................................          8
           5.6        DISSENTERS' RIGHTS..........................................................          8
           5.7        SHAREHOLDER MEETINGS; PROXY MATERIALS; FORM S-4.............................          9
           5.8        ACCESS TO INFORMATION; CONFIDENTIALITY......................................         10
           5.9        CONSENTS; APPROVALS.........................................................         11
           5.10       STOCK OPTIONS...............................................................         11
           5.11       AGREEMENTS OF AFFILIATES....................................................         12
           5.12       INDEMNIFICATION AND INSURANCE...............................................         12
           5.13       NOTIFICATION OF CERTAIN MATTERS.............................................         13
           5.14       FURTHER ACTION..............................................................         13
           5.15       PUBLIC ANNOUNCEMENTS........................................................         14
           5.16       LISTING OF NEWCO COMMON STOCK AND EXCHANGEABLE SHARES.......................         14
           5.17       CONVEYANCE TAXES............................................................         14
           5.19       DIRECTORS AND OFFICERS......................................................         14
           5.20       STRATEGIC ALLIANCE WITH INGENICO............................................         15
           5.21       FAIR PRICE AND BUSINESS COMBINATIONS REQUIREMENTS...........................         15
           5.22       SHAREHOLDER PROTECTION RIGHTS REDEMPTION....................................         15
           5.23       EMPLOYMENT AGREEMENTS.......................................................         16
           5.24       REORGANIZATION TREATMENT....................................................         16
           5.25       COMBINED FINANCIAL RESULTS..................................................         16
ARTICLE 6.00--REPRESENTATIONS AND WARRANTIES OF IVI...............................................         16
           6.1        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES................................         16

           6.2        ARTICLES OF CONTINUATION AND BY-LAWS; MINUTES...............................         17
           6.3        CAPITALIZATION..............................................................         17
           6.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         18
           6.5        MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS..............         18
           6.6        COMPLIANCE; PERMITS.........................................................         19
           6.7        SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS............         20
           6.8        ABSENCE OF CERTAIN CHANGES OR EVENTS........................................         20
           6.9        NO UNDISCLOSED LIABILITIES..................................................         21
           6.10       ABSENCE OF LITIGATION.......................................................         21
           6.11       EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS...............................         21
           6.12       LABOUR MATTERS..............................................................         23
           6.13       REGISTRATION STATEMENT; PROXY STATEMENT.....................................         23
           6.14       RESTRICTIONS ON BUSINESS ACTIVITIES.........................................         24
           6.15       TITLE TO PROPERTY...........................................................         24
           6.16       TAXES.......................................................................         25
           6.17       ENVIRONMENTAL MATTERS.......................................................         27
           6.18       BROKERS.....................................................................         28
           6.19       FULL DISCLOSURE.............................................................         28
           6.20       INTELLECTUAL PROPERTY.......................................................         28
           6.21       INTERESTED PARTY TRANSACTIONS...............................................         30
           6.22       INSURANCE...................................................................         30
           6.23       OPTION PLANS................................................................         30
           6.24       POOLING MATTERS.............................................................         30
           6.25       AFFILIATES..................................................................         30
           6.26       OPINION OF FINANCIAL ADVISOR................................................         31
ARTICLE 7.00-REPRESENTATIONS AND WARRANTIES OF CHECKMATE..........................................         31
           7.1        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES................................         31
           7.2        ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES..............................         31
           7.3        CAPITALIZATION..............................................................         32
           7.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         32
           7.5        MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS..............         32
           7.6        COMPLIANCE; PERMITS.........................................................         33
           7.7        SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS............         34
           7.8        ABSENCE OF CERTAIN CHANGES OR EVENTS........................................         35
           7.9        NO UNDISCLOSED LIABILITIES..................................................         35
           7.10       ABSENCE OF LITIGATION.......................................................         35
           7.11       EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS...............................         35
           7.12       LABOUR MATTERS..............................................................         38
           7.13       REGISTRATION STATEMENT; PROXY STATEMENT.....................................         38
           7.14       RESTRICTIONS ON BUSINESS ACTIVITIES.........................................         39
           7.15       TITLE TO PROPERTY...........................................................         39
           7.16       TAXES.......................................................................         39
           7.17       ENVIRONMENTAL MATTERS.......................................................         41
           7.18       BROKERS.....................................................................         42
           7.19       FULL DISCLOSURE.............................................................         42
           7.20       INTELLECTUAL PROPERTY.......................................................         42
           7.21       INTERESTED PARTY TRANSACTIONS...............................................         44

           7.22       INSURANCE...................................................................         44
           7.23       OPTION PLANS................................................................         44
           7.24       POOLING MATTERS.............................................................         44
           7.25       AFFILIATES..................................................................         45
           7.26       OPINION OF FINANCIAL ADVISOR................................................         45
ARTICLE 8.00--REPRESENTATIONS AND WARRANTIES OF NEWCO.............................................         45
           8.1        ORGANIZATION AND QUALIFICATION..............................................         45
           8.2        ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES..............................         45
           8.3        CAPITALIZATION..............................................................         45
           8.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         45
ARTICLE 9.00--REPRESENTATIONS AND WARRANTIES OF MERGER SUB........................................         46
           9.1        ORGANIZATION AND QUALIFICATION..............................................         46
           9.2        ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES..............................         46
           9.3        CAPITALIZATION..............................................................         46
           9.4        AUTHORITY RELATIVE TO THIS AGREEMENT........................................         46
ARTICLE 10.00--CONDUCT OF BUSINESS PENDING THE ARRANGEMENT........................................         46
           10.1       CONDUCT OF BUSINESS BY IVI PENDING THE TRANSACTIONS.........................         46
           10.2       NO SOLICITATION.............................................................         48
           10.3       NO SOLICITATION.............................................................         50
ARTICLE 11.00--CONDITIONS TO THE TRANSACTIONS.....................................................         52
           11.1       CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS...........         52
           11.2       ADDITIONAL CONDITIONS TO OBLIGATIONS OF IVI.................................         53
                      OPINION OF CHECKMATE COUNSEL................................................         54
                      TAX OPINION.................................................................         54
           11.3       ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHECKMATE...........................         54
ARTICLE 12.00--TERMINATION........................................................................         56
           12.1       TERMINATION.................................................................         56
           12.2       EFFECT OF TERMINATION.......................................................         57
           12.3       FEES AND EXPENSES...........................................................         57
ARTICLE 13.00--GENERAL PROVISIONS.................................................................         57
           13.1       EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.................         57
           13.2       NOTICES.....................................................................         57
           13.3       AMENDMENT...................................................................         59
           13.4       WAIVER......................................................................         59
           13.5       HEADINGS....................................................................         59
           13.6       SEVERABILITY................................................................         59
           13.7       ENTIRE AGREEMENT............................................................         59
           13.8       ASSIGNMENT..................................................................         59
           13.9       PARTIES IN INTEREST.........................................................         59
           13.10      FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.......................         60
           13.11      GOVERNING LAW...............................................................         60
           13.12      COUNSEL FEE.................................................................         60
           13.13      COUNTERPARTS................................................................         60
           13.14      WAIVER OF JURY TRIAL........................................................         60
           13.15      U.S. CURRENCY...............................................................         60
           13.16      ARBITRATION.................................................................         60
SCHEDULE A........................................................................................          1

                             COMBINATION AGREEMENT

    This COMBINATION AGREEMENT is entered into as of January 16, 1998 (this "Agreement"),

BY AND AMONG:

    IVI CHECKMATE CORP., a Delaware corporation ("Newco"),

    INTERNATIONAL VERIFACT INC., a Canadian corporation ("IVI"),

    CHECKMATE ELECTRONICS, INC., a Georgia corporation ("Checkmate") and

    FUTURE MERGER CORPORATION, a Georgia corporation ("Merger Sub").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of IVI and Checkmate have each determined that it is advisable and in the best interests of their respective shareholders to carry out the transactions contemplated herein upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such transactions, the Board of Directors of IVI has approved the execution and delivery of this Agreement in order to provide for the reorganization of the capital of IVI whereby each of the issued and outstanding common shares in the capital of IVI (the "IVI Common Shares") will be exchanged, at the holder's election, for either one (the "IVI Exchange Ratio") share of common stock, no par value of Newco (the "Newco Common Stock") or one Exchangeable Share (as defined below) of IVI and certain ancillary agreements will be entered into including the Voting Trust Agreement and the Support Agreement (as defined below) (such reorganization referred to herein as the "Arrangement");

    WHEREAS, the Exchangeable Shares are exchangeable by the holders thereof for shares of Newco Common Stock on a one-for-one basis at any time subject to the terms of this Agreement and the exhibits hereto;

    WHEREAS, the Arrangement shall be effected under Section 192 of the CBCA pursuant to the terms hereof and a plan of arrangement (the "Plan of Arrangement"), substantially in the form of Exhibit A hereto together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

    WHEREAS, the holders of IVI Common Shares that elect to receive Exchangeable Shares from IVI (i) will grant and transfer to Newco certain rights to acquire the Exchangeable Shares ("Call Rights") and (ii) will receive from Newco certain voting rights in respect of Newco ("Voting Rights") and certain rights to transfer the Exchangeable Shares directly to Newco ("Exchange Rights");

    WHEREAS, the Boards of Directors of Newco, Checkmate and Merger Sub each have approved the execution and delivery of this Agreement in order to provide for the merger (the "Merger") of Merger Sub with and into Checkmate in accordance with the applicable provisions of the Georgia Law, and upon the terms and subject to the conditions set forth herein;

    WHEREAS, pursuant to the Merger, each outstanding share (a "Checkmate Share") of Checkmate's common stock, $.01 par value (the "Checkmate Common Shares"), shall be converted into the right to receive the "Merger Consideration" (as defined in Section 3.4(c)), upon the terms and subject to the conditions set forth herein;

    WHEREAS, Newco, Merger Sub and Checkmate intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and the Treasury regulations thereunder, and further intend that the Merger be treated as a tax-free reorganization under Section 368(a) of the Code;

    WHEREAS, the parties intend that (i) the transfer of IVI Common Shares to Newco in exchange for Newco Common Stock by those shareholders of IVI that elect to receive Newco Common Stock, (ii) the transfer of Call Rights to Newco in exchange for Voting Rights and Exchange Rights by those shareholders of IVI that elect to receive Exchangeable Shares, and (iii) the transfer of Checkmate Common Shares to Newco by the shareholders of Checkmate pursuant to the Merger, collectively, be treated as a single integrated tax-free transaction under
Section 351(a) of the Code;

    WHEREAS, concurrently with the execution of this Agreement, and as an inducement to IVI, Checkmate and Merger Sub to enter into this Agreement, IVI, Merger Sub, certain principal shareholders of Checkmate and a certain principal shareholder of IVI have entered into stockholders agreements (the "Shareholders Agreements"), pursuant to which such persons have agreed, among other things, to vote their Checkmate Common Shares or IVI Common Shares, as the case may be, in favour of any shareholders' resolutions relating to the Transactions proposed by management at a meeting of shareholders of Checkmate or IVI, as the case may be;

    WHEREAS, upon completion of the Transactions the shareholders of IVI, through their holdings of Newco Common Stock (and options therefor) and the Exchangeable Shares and related rights, shall be effectively entitled to approximately 57% of the equity of Newco, and the shareholders of Checkmate, through their holdings of Newco Common Stock (and options therefor), shall be effectively entitled to approximately 43% of the equity of Newco, based on a fully diluted treasury stock method calculation;

    WHEREAS, the parties intend as soon as practicable after the execution of this Agreement, to file with the SEC preliminary proxy materials as a joint proxy statement to solicit proxies of shareholders with respect to the shareholders' meetings to be held to approve the Arrangement, in the case of IVI, and the Merger, in the case of Checkmate, and to cause Newco thereafter to file with the SEC a registration statement on Form S-4 for the Newco Common Stock to be issued in connection with the Merger and the Arrangement;

    WHEREAS, if required, the parties intend, as soon as practicable after the execution of this Agreement, to cause Newco to file with the OSC and certain other securities regulatory authorities in Canada a preliminary "non-offering" prospectus under subsection 53(2) of the OSA and the equivalent provisions in such other jurisdictions, or take any other steps necessary, to make Newco a "reporting issuer" under the OSA and the securities laws of such other jurisdictions;

    WHEREAS, for accounting purposes, it is intended that the Transactions shall be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP");

    WHEREAS, this Agreement uses certain terms as defined terms, the definitions for which appear in Schedule A hereto;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                        ARTICLE 1.00--PRELIMINARY STEPS

1.1 INCORPORATION AND ORGANIZATION OF NEWCO

        (a) Checkmate has caused the incorporation of Newco under the Delaware General Corporation Law ("Delaware Law") with a Certificate of Incorporation in the form set forth in Exhibit B hereto and which Certificate of Incorporation does:

           (i) authorize the Newco Common Stock to be issued in the Arrangement and the Merger and a sufficient number of shares of Newco Common Stock so that the Call Rights, Exchange Rights and retraction and redemption rights attached to the Exchangeable Shares and the rights of holders of options issued pursuant to IVI Option Plan and Checkmate Stock Option Plans may be honoured; and

           (ii) create Newco Preferred Stock.

        (b) Newco has adopted By-laws in the form set forth in Exhibit D hereto;

        (c) The initial directors of Newco are J. Stanford Spence, George Whitton, L. Barry Thomson and Gregory A. Lewis;

        (d) Prior to the Closing, Newco will file a certificate of designation under Section 151(g) of the Delaware Law in connection with the Newco Special Voting Stock substantially in the form of Exhibit C hereto.

1.2 INCORPORATION OF MERGER SUB

    Newco has caused Merger Sub to be incorporated under the Georgia Law as a wholly-owned subsidiary of Newco.

                         ARTICLE 2.00--THE ARRANGEMENT

2.1 THE ARRANGEMENT

    As promptly as practicable after the execution of this Agreement, IVI will apply to the Ontario Court of Justice (General Division) (the "Court") pursuant to Section 192 of the CBCA for an interim order in form and substance satisfactory to Checkmate (such approval not to be unreasonably withheld or delayed) (the "Interim Order") providing for, among other things, the calling and holding of a special meeting of its shareholders for the purpose of considering and, if deemed advisable, approving the Arrangement under Section 192 of the CBCA and pursuant to the Plan of Arrangement. Upon approval of the Arrangement by IVI shareholders, as promptly as practicable thereafter, IVI will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At the time specified in the Articles of Arrangement (the "Effective Time") on the date (the "Effective Date") shown on the Certificate of Arrangement issued by the Director under the CBCA giving effect to the Arrangement, the following reorganization of capital shall occur and shall be deemed to occur in the following order without any further act or formality:

        (a) The Articles of Continuation of IVI shall be amended to authorize a class of exchangeable shares (the "Exchangeable Shares") and one Series A Preferred Share of IVI (the "Series A Preferred Share").

        (b) IVI shall issue to Newco one Series A Preferred Share in consideration of the issuance by Newco to IVI of one share of the preferred stock, $.01 par value, of Newco (the "Newco Preferred Stock"). The stated capital of the Series A Preferred Share shall be equal to the fair market value, as determined by the board of directors of IVI, of a share of Newco Preferred Stock. No certificate shall be issued in respect of the Series A Preferred Share.

        (c) Each of the outstanding IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will be exchanged either (i) with IVI, for a number of Exchangeable Shares at the IVI Exchange Ratio or (ii) with Newco, for a number of shares of Newco Common Stock at the IVI Exchange Ratio, at the holder's election and Newco shall issue such number of shares of Newco Common Stock. Each holder of IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) will receive that whole number of Exchangeable Shares or shares of Newco Common Stock, as the case may be, resulting from the exchange of such holder's IVI Common Shares. No fractional shares of Newco Common Stock or fractional Exchangeable Shares will be issued and no certificate therefor will be issued. Any holder of IVI Common Shares who would otherwise be entitled to receive a fraction of an Exchangeable Share or share of Newco Common Stock, as the case may be, shall, upon surrender of his certificate or certificates representing IVI Common Shares, receive a share certificate adjusted to the next lower whole number of Newco Common Stock or Exchangeable Shares, as the case may be.

        (d) Upon the exchange referred to in paragraph (c) above, each holder of an IVI Common Share shall cease to be such a holder, shall have his name removed from the register of holders of IVI Common Shares and shall become a holder of either (i) the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph (c) or
    (ii) the number of fully paid shares of Newco Common Stock to which he is entitled as a result of the exchange referred to in paragraph (c) and such holder's name shall be added to the register of holders of Exchangeable Shares or shares of Newco Common Stock, as the case may be.

        (e) The stated capital of the Exchangeable Shares will be equal to the stated capital of the IVI Common Shares actually exchanged for Exchangeable Shares immediately prior to the Arrangement.

        (f) Pursuant to the Arrangement and the Voting Trust Agreement, the holders of IVI Common Shares that elect to receive Exchangeable Shares (i) will grant and transfer directly to Newco the Call Rights and (ii) will receive directly from Newco the Voting Rights and the Exchange Rights.

        (g) The one outstanding Series A Preferred Share held by Newco will be exchanged for one IVI Common Share and Newco shall cease to be a holder of the Series A Preferred Share, shall have its name removed from the register of holders of Series A Preferred Shares, and Newco's name shall be added to the register of holders of IVI Common Shares accordingly, and the one Series A Preferred Share shall be cancelled by IVI.

        (h) The stated capital of the one IVI Common Share referred to in
    Section 2.1(g) shall be equal to the stated capital of the one Series A Preferred Share prior to the Arrangement.

        (i) The Newco Preferred Stock shall be purchased from IVI by Newco for the fair market value determined by the board of directors of IVI in accordance with Section 2.1(b) and immediately thereafter shall be cancelled by Newco.

2.2 THE VOTING AND EXCHANGE TRUST AGREEMENT

    Prior to the Effective Time, Newco, IVI and a Canadian trust company reasonably acceptable to all the parties (the "Trustee"), shall execute and deliver a Voting and Exchange Trust Agreement in substantially the form set forth as Exhibit E hereto, and such changes and additions thereto as may be reasonably requested by the Trustee together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably (as so executed the "Voting Trust Agreement"). Newco shall issue and deposit with the Trustee, for the benefit of the holders of the Exchangeable Shares, the one share of Newco Special Voting Stock to be held in accordance with the Voting Trust Agreement.

2.3 SUPPORT AGREEMENT

    Prior to the Effective Time, Newco and IVI shall execute and deliver the Support Agreement (the "Support Agreement") containing the terms and conditions set forth in Exhibit F hereto, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably.

2.4 DISSENTING SHARES

    Notwithstanding anything in this Agreement to the contrary, IVI Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favour of the Arrangement and who have delivered a written demand for appraisal of such shares in the manner provided in Section 190 of the CBCA ("IVI Dissenting Shares") shall not be exchanged for Exchangeable Shares or Newco Common Stock as described in Section 2.1 and shall from and after the Effective Time represent only the right to receive such consideration as shall be determined to be due to such shareholder pursuant to Section 190 of the CBCA; provided, however, that IVI Common Shares outstanding immediately prior to the Effective Time and held by a person who shall, with the written approval of IVI if required by Section 190 of the CBCA, withdraw his demand for the value of his shares or lose his right to demand to receive the value of his shares, in either case pursuant to
Section 190 of the CBCA, shall be deemed to be and become and have substituted therefor, as of the Effective Time, the appropriate number of Exchangeable Shares of IVI as specified in Section 2.1 without interest.

                            ARTICLE 3.00--THE MERGER

3.1 MERGER OF MERGER SUB WITH AND INTO CHECKMATE

        (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Checkmate and the separate existence of Merger Sub shall cease. Checkmate shall be the surviving corporation in the Merger (the "Surviving Corporation").

        (b) As provided in Section 5.1, Checkmate and Merger Sub will file a certificate of merger with the Secretary of State of the State of Georgia (the "Georgia Certificate of Merger") and make all other filings or recordings required by the Georgia Law in connection with the Merger. The Merger will become effective on the Effective Date at the Effective Time as specified in the Georgia Certificate of Merger duly filed with the Secretary of State of Georgia.

3.2 EFFECT OF THE MERGER

    The Merger shall have the effects set forth in the Georgia Law. Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Merger Sub and Checkmate (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.3 SURVIVING CORPORATION ARTICLES OF INCORPORATION AND BY-LAWS; DIRECTORS

    The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time, until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "IVI Checkmate Inc." The By-laws of Merger Sub shall be the By-laws of the Surviving Corporation immediately after the Effective Time. The directors of the Surviving Corporation immediately after the Effective Time shall be J. Stanford Spence, George Whitton, L. Barry Thomson and Gregory A. Lewis.

3.4 CONVERSION OF CHECKMATE COMMON SHARES

        (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Checkmate Common Shares or Merger Sub:

           (i) Each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

           (ii) Each Checkmate Common Share and the associated share purchase right of Checkmate (a "Share") outstanding immediately prior to the Effective Time shall, except as provided in Section 3.8 with respect to Shares as to which appraisal rights have been exercised, and subject to
       Section 3.7, be converted into the right to receive 1.2775 shares of Newco Common Stock; provided, however, that the number of shares of Newco Common Stock so to be received is subject to adjustment as provided in
       Section 5.5. The ratio of 1.2775 shares of Newco Common Stock to one Checkmate Common Share, as such ratio may be adjusted pursuant to Section
       5.5 below, is hereinafter referred to as the "Checkmate Exchange Ratio".

        (b) From and after the Effective Time, all Shares converted in accordance with Section 3.4(a)(ii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Newco Common Stock ("Subsequent Dividends"). From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of Common Stock of the Surviving Corporation into which they were converted in accordance with
    Section 3.4(a)(i).

        (c) The Newco Common Stock to be received in consideration pursuant to the Merger by each holder of Shares is referred to herein as the "Merger Consideration".

3.5 CLOSING OF CHECKMATE TRANSFER BOOKS

    At and after the Effective Time, holders of certificates representing Shares shall cease to have any rights as shareholders of Checkmate and the stock transfer books of Checkmate shall be closed with respect to Checkmate Common Shares issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to the Surviving Corporation or the Exchange Agent (duly endorsed as the Exchange Agent may require) they shall be exchanged as provided in Section 3.6.

3.6 EXCHANGE AGENT

        (a) Prior to the Effective Time, Newco shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. The Exchange Agent shall be a bank or trust company to be agreed by IVI and Checkmate prior to the Effective Time. For purposes of determining the Merger Consideration to be made available, Newco shall assume that no shareholder of Checkmate will perfect his right to appraisal of his Shares. Promptly following the Effective Time, Newco will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange.

        (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration and Subsequent Dividends, upon surrender to the Exchange Agent of a certificate or certificates representing Shares, will be entitled to receive the Merger Consideration and Subsequent Dividends payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and the Subsequent Dividends.

        (c) If any portion of the Merger Consideration in respect of any Share is to be issued to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 3.6 in respect of Shares for which appraisal rights have been perfected shall be returned to Newco upon demand.

3.7 NO FRACTIONAL SHARES

    No fractional shares of Newco Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. Any holder of Shares who would otherwise receive a fractional share of Newco Common Stock shall, upon surrender of his certificate or certificates representing Shares, receive a share certificate adjusted to the next lower whole number of shares of Newco Common Stock.

3.8 DISSENTING SHARES

    Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by a holder who has delivered written notice to Checkmate before the vote has been taken demanding payment for his Shares if the Merger is consummated and has not voted in favour of the Merger and who has otherwise perfected his dissenters' rights in the manner provided in the Georgia Law ("Checkmate Dissenting Shares") shall not be canceled and converted into a right to receive the Merger Consideration in accordance with the Checkmate Exchange

Ratio as described in Section 3.4 and shall from and after the Effective Time represent only the right to receive such consideration as shall be determined to be due to such shareholder pursuant to the Georgia Law, unless such holder fails to perfect or withdraws or otherwise loses his right to dissent. If after the Effective Time such holder fails to perfect or waives, rescinds, withdraws or otherwise loses his right to dissent, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 3.4 without interest.

3.9 LOST CERTIFICATES

    If any certificate which immediately prior to the Effective Time represented outstanding Checkmate Common Shares that were exchanged pursuant to Section 3.6 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing shares of Newco Common Stock (and any dividends or distributions with respect thereto) deliverable in respect thereof as determined in accordance with Section 3.6. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates represented shares of Newco Common Stock are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Surviving Corporation and the Exchange Agent, as the case may be, in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation and the Exchange Agent in a manner satisfactory to the Surviving Corporation and the Exchange Agent against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

                 ARTICLE 4.00--POST-CLOSING CORPORATE STRUCTURE

4.1 POST-CLOSING CORPORATE STRUCTURE

    It is the parties' intention, on or immediately after the Effective Date, to restructure the corporate holdings of Newco, IVI and the Surviving Corporation, in a tax-efficient manner which does not adversely affect the pooling treatment of the Transactions, such that

           (i) the Surviving Corporation acquires (by merger or otherwise) the assets and liabilities of, or the stock of, IVI International Inc., a Delaware corporation and International Verifact Inc. ("U.S."), a Delaware corporation, and

           (ii) the shareholdings of IVI in NTN and IVI Ingenico Inc. are transferred to Newco. For greater certainty, 1245344 Ontario Limited shall remain a subsidiary of IVI.

    It is also the parties' intention, on or immediately after the Effective Date, to take the steps necessary to have the Surviving Corporation, as a "statutory close corporation", eliminate its board of directors, in accordance with the Georgia Law.

                      ARTICLE 5.00--ADDITIONAL AGREEMENTS

5.1 CLOSING

    Unless this Agreement shall have been terminated pursuant to Section 12.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in
Article 11 hereof, the consummation of the Transactions (the "Closing") will take place two business days after satisfaction or waiver of the conditions set forth in Article 11 hereof, at the offices of Meighen Demers, Merrill Lynch Canada Tower, 200 King Street West, Suite 1100, Toronto, Ontario, M5H 3T4, unless another date, time or place is agreed to in writing by the parties hereto. At the Closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties. Concurrently with the Closing, the Articles of Arrangement shall be filed with the Director and the Georgia Certificate of Merger shall be filed with the Secretary of State of the State of Georgia.

5.2 CONTEMPORANEOUS TRANSACTIONS

    The parties hereto agree that each of the Transactions that is in fact consummated will, to the extent permitted by applicable law, be consummated substantially contemporaneously with any other Transaction that is in fact consummated.

5.3 ACCOUNTING CONSEQUENCES

    It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a pooling of interests under GAAP.

5.4 MATERIAL ADVERSE EFFECT

    When used in connection with IVI or any of its subsidiaries, or Checkmate or any of its subsidiaries, as the case may be, any reference to any event, change or effect being "material" means any material event, change or effect related to the condition (financial or otherwise), properties, Liabilities, businesses, operations, results of operations or prospects of such entity or group of entities. When used in connection with IVI or any of its subsidiaries, or Checkmate or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with any other occurrences, events, changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to

           (i) the business, properties, financial condition, results of operations or prospects of IVI and its subsidiaries or Checkmate and its subsidiaries, as the case may be, in each case taken as a whole or

           (ii) the ability of IVI or Checkmate, as the case may be, to perform its obligations under this Agreement or to consummate the Transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of the Transactions and compliance with the provisions of this Agreement on the operating performance of the parties.

5.5 ADJUSTMENTS TO EXCHANGE RATIOS

    The IVI Exchange Ratio and the Checkmate Exchange Ratio shall be proportionally adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into IVI Common Shares or Checkmate Common Shares), reorganization, recapitalization or other like change with respect to IVI Common Shares or Checkmate Common Shares which has a record date or (if no record date is required or established, by operation of law or otherwise) effective date on or after the date hereof and prior to the Effective Date.

5.6 DISSENTERS' RIGHTS

    Each of IVI and Checkmate shall give the other

           (i) prompt notice of any written demand of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the CBCA or the Georgia Law and received by IVI or Checkmate, as the case may be, and

           (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither IVI nor Checkmate shall, except with the prior written consent of the other, make any payment with respect to, or offer to settle or settle, any such demands.

5.7 SHAREHOLDER MEETINGS; PROXY MATERIALS; FORM S-4

        (a) Unless the Board of Directors of Checkmate shall take any action permitted by the third sentence of this Section 5.7(a) or the Board of Directors of IVI shall take any action permitted by the third sentence of
    Section 5.7(b), Checkmate shall cause a meeting of its shareholders (the "Checkmate Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Checkmate Shareholder Approval"). Except as provided in the next sentence, the Board of Directors of Checkmate shall recommend approval and adoption of this Agreement and the Merger by the shareholders of Checkmate. The Board of Directors of Checkmate shall be permitted to

           (i) not recommend to Checkmate's shareholders that they give the Checkmate Shareholder Approval,

           (ii) withdraw or modify in a manner adverse to IVI its recommendation to Checkmate's shareholders that they give the Checkmate Shareholder Approval, or

           (iii) cancel the Checkmate Shareholders' Meeting, but in each of cases (i), (ii) and (iii) only if and to the extent that Checkmate has complied with Section 10.2(a) and a Superior Proposal with respect to Checkmate is pending at the time Checkmate's Board of Directors determines to take any such action or inaction. In connection with the Checkmate Shareholders' Meeting, Checkmate

           (iv) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable a proxy statement and all other materials for such meeting (the "Checkmate Proxy Statement"),

           (v) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Checkmate Shareholder Approval, and

           (vi) will otherwise comply with all legal requirements applicable to such meeting.

        (b) Unless the Board of Directors of IVI shall take any action permitted by the third sentence of this Section 5.7(b) or the Board of Directors of Checkmate shall have taken any action permitted by the third sentence of
    Section 5.7(a), IVI shall cause a meeting of its shareholders (the "IVI Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Arrangement (the "IVI Shareholder Approval"). Except as provided in the next sentence, the Board of Directors of IVI shall recommend approval and adoption of this Agreement and the Arrangement by IVI's shareholders. The Board of Directors of IVI shall be permitted to

           (i) not recommend to IVI's shareholders that they give the IVI Shareholder Approval,

           (ii) withdraw or modify in a manner adverse to Checkmate its recommendation to IVI's shareholders that they give the IVI Shareholder Approval, or

           (iii) cancel the IVI Shareholders' Meeting, but in each of cases (i),
       (ii) and (iii) only if and to the extent that IVI has complied with
       Section 10.2(a) and a Superior Proposal with respect to IVI is pending at the time IVI's Board of Directors determines to take any such action or inaction. In connection with the IVI Shareholders' Meeting, IVI

           (x) will promptly prepare and file with the OSC, the TSE and the SEC, will use its reasonable best efforts to have cleared by the OSC, the TSE and the SEC and will thereafter mail to its shareholders as promptly as practicable the proxy statement and management information circular and all other materials for such meeting (the "IVI Proxy Statement", and collectively with the Checkmate Proxy Statement, the "Proxy Statements"),

           (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the IVI Shareholder Approval, and

           (z) will otherwise comply with all legal requirements applicable to such meeting.

        (c) Newco shall, and IVI and Checkmate shall cause Newco, promptly to prepare and file with the SEC a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Newco Common Stock issuable at the Effective Time in connection with the Arrangement and the Merger and take any action required to be taken under applicable SEC, state and provincial securities Laws, the regulations of the TSE and the regulations of NASD for the Nasdaq National Market in connection with the issuance of such Newco Common Stock. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Checkmate or IVI, as the case may be, shall take any action permitted by the third sentence of paragraph
    (a) or (b) of Section 5.7 above, as the case may be, IVI and Checkmate shall cause Newco to use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed.

        (d) Newco shall, and IVI and Checkmate shall cause Newco, to prepare and file as soon as practicable after the Effective Date with the SEC a registration statement on Form S-3 (the "Form S-3") under the Securities Act, with respect to the shares of Newco Common Stock issuable in connection with the exchange of the Exchangeable Shares and take any action required to be taken under applicable SEC, state and provincial securities Laws, the regulations of the TSE and the regulations of NASD for the Nasdaq National Market in connection with the issuance of such shares of Newco Common Stock. Subject to the terms and conditions of this Agreement and unless it is determined by counsel to Newco that Newco is not eligible to use the Form S-3, IVI and Checkmate shall cause Newco to use its reasonable best efforts to have such registration statement on Form S-3 declared effective under the Securities Act as promptly as practicable after such registration statement is filed.

        (e) Newco shall, and IVI and Checkmate shall cause Newco, if required, promptly to prepare and file with the OSC and certain other securities regulatory authorities in Canada a preliminary "non-offering" prospectus (together with the (final) prospectus, the "Prospectus") under subsection 53(2) of the OSA and the equivalent provisions in the securities Laws of such other jurisdictions, or file such other documents and take such other steps as may be required so that Newco will become a "reporting issuer" under the OSA and the securities Laws of such other jurisdictions, and take any action required to be taken under applicable provincial securities Laws and the regulations of the TSE in connection therewith. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Checkmate or IVI, as the case may be, shall take any action permitted by the third sentence of paragraph (a) or (b) of Section 5.7 above, as the case may be, IVI and Checkmate shall cause Newco to use its reasonable best efforts to obtain a receipt for the (final) "non-offering" prospectus or such other document on or before the Effective Date.

5.8 ACCESS TO INFORMATION; CONFIDENTIALITY

    Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, IVI and Checkmate shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during the period prior to the Effective Date, to all its properties, books, contracts, commitments and records and, during such period, IVI and Checkmate each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the existing confidentiality and standstill agreement (the "Confidentiality/ Standstill Agreement") between IVI and Checkmate, notwithstanding the expiration thereof on March 31, 1998.

5.9 CONSENTS; APPROVALS

    IVI, Checkmate and Newco shall each use all reasonable efforts to obtain all Approvals and IVI, Checkmate and Newco shall make all filings (including, without limitation, all filings with United States, Canadian federal and provincial and foreign governmental entities) required in connection with the authorization, execution and delivery of this Agreement by IVI, Newco, Merger Sub and Checkmate and the consummation by them of the transactions contemplated hereby. IVI and Checkmate (with respect to themselves and their respective subsidiaries), upon the reasonable request of any party hereto, shall furnish all information required to be included in the Registration Statement, Proxy Statements, Form S-3, Prospectus or for any Approval or other filing to be made pursuant to all Laws in connection with the transactions contemplated by this Agreement.

5.10 STOCK OPTIONS

        (a) On the Effective Date, IVI's obligations with respect to each outstanding option to purchase IVI Common Shares (each an "IVI Option") under IVI's 1997 Stock Option Plan ("IVI Option Plan"), and Checkmate's obligations with respect to each outstanding option to purchase Checkmate Common Shares (each a "Checkmate Option") under Checkmate's 1988 Employee Incentive Stock Option Plan, 1993 Stock Option Plan and 1994 Directors' Stock Option Plan (individually, a "Checkmate Stock Option Plan," and, collectively, the "Checkmate Stock Option Plans") (the IVI Option Plan and the Checkmate Stock Option Plans are collectively referred to herein as the "Stock Option Plans"), whether vested or unvested, will be assumed by Newco and, on such assumption, the rights to acquire IVI Common Shares under the IVI Option Plan and the rights to acquire Checkmate Common Shares under the Checkmate Stock Option Plans shall be exchanged for rights to acquire Newco Common Stock under such plans. Each IVI Option and Checkmate Option so assumed by Newco under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the IVI Option Plan or the Checkmate Stock Option Plans, as the case may be, and the agreement pursuant to which such IVI Option or Checkmate Option, as the case may be, was issued as in effect immediately prior to the Effective Date, except that

           (i) such IVI Option or Checkmate Option, as the case may be, will be deemed to constitute an option to purchase that number of shares of Newco Common Stock that the holder of such option would have been entitled to receive pursuant to the Arrangement or the Merger, as the case may be, had such holder exercised such option immediately prior to the Effective Date (not taking into account whether such option was in fact exercisable), rounded down to the nearest whole number of shares of Newco Common Stock, and

           (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed IVI Option or Checkmate Option, as the case may be, will be equal to the quotient determined by dividing the exercise price per share of IVI Common Shares or Checkmate Common Shares at which such IVI Option or Checkmate Option, as the case may be, was exercisable immediately prior to the Effective Date by the IVI Exchange Ratio or the Checkmate Exchange Ratio, as the case may be, and rounding the resulting exercise price up to the nearest whole cent.

        (b) It is the intention of the parties that the IVI Options and Checkmate Options assumed by Newco qualify following the Effective Date as incentive stock options as defined in the Code

    ("ISOs"), to the extent the IVI Options or Checkmate Options, as the case may be, qualified as ISOs prior to the Effective Date.

        (c) IVI and Checkmate shall obtain any required consents of holders of such options to such assumptions prior to the Effective Date.

        (d) As soon as practicable after the Effective Date, Newco shall deliver to each holder of an outstanding IVI Option or Checkmate Option, an appropriate notice setting forth such holder's rights pursuant thereto and such IVI Option or Checkmate Option shall continue in effect on the same terms and conditions (including further anti-dilution provisions, and subject to the adjustments required by this Section 5.10 after giving effect to the Transactions). Newco shall comply with the terms of all such IVI Options and Checkmate Options. Newco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery pursuant to the terms set forth in this Section 5.10.

        (e) Newco shall file and cause to become effective not later than the Effective Date a registration statement on Form S-8 under the Securities Act with respect to the issuance of shares of Newco Common Stock upon exercise of those IVI Options and Checkmate Options referred to in this Section 5.10 and shall keep such registration statement effective throughout the term of such options.

5.11 AGREEMENTS OF AFFILIATES

    Each of IVI and Checkmate shall deliver to Newco and to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (each, an "Affiliate Letter") identifying all persons who are, or may be deemed to be, at the Effective Time, affiliates of IVI or Checkmate, as the case may be, for purposes of Rule 145 under the Securities Act. Each of IVI and Checkmate shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Newco and to the other, prior to the Effective Date, a written agreement (an "Affiliate Agreement") substantially in the form of Exhibit G-1 or G-2, respectively. Newco shall be entitled to place restrictive legends upon certificates for shares of Newco Common Stock issued to affiliates of Checkmate or IVI in connection with the Transactions to enforce applicable provisions of Law.

5.12 INDEMNIFICATION AND INSURANCE

    The provisions of this Section 5.12 are intended for the benefit of the parties indemnified herein, and shall be enforceable by such parties.

        (a) The By-Laws of IVI and the By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified, for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Date were directors, officers, employees or agents of IVI or Checkmate, as the case may be, unless such modification is required by Law.

        (b) Newco shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of each of IVI and Checkmate or any of their subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any Litigation, claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) for a period of six years after the Effective Date; PROVIDED, HOWEVER, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Newco and Newco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

        (c) If Newco or any successors or assigns of Newco shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolation or merger or shall transfer all or substantially all of its properties to any person, then and in each case, proper provision shall be made, so that such successors and assigns shall assume the obligations of Section 5.12(b).

        (d) Newco shall obtain directors' and officers' insurance for the directors and officers of Newco, Checkmate and IVI, including, without limitation, policy limits at least as high as, and risks protected against at least as expansive as, Checkmate's just prior to the date hereof.

5.13 NOTIFICATION OF CERTAIN MATTERS

    Each party hereto shall give prompt notice to all other parties of:

           (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of such party contained in this Agreement to be incomplete, untrue or inaccurate; and

           (ii) any failure of such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

    PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section
5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and

    PROVIDED, FURTHER, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 11.2(b) or 11.3(b) unless the failure to give such notice results in material prejudice to IVI or Checkmate, as the case may be.

5.14 FURTHER ACTION

    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and Approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. In addition, IVI and Checkmate shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Newco Common Stock. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.

5.15 PUBLIC ANNOUNCEMENTS

    IVI and Checkmate shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of such other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that IVI or Checkmate may, without the prior consent of such other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law, the SEC, NASD, TSE, OSC or any other governmental entity to which such party is subject if it has used all reasonable efforts to consult with such other party as to the timing and content of such release or statement.

5.16 LISTING OF NEWCO COMMON STOCK AND EXCHANGEABLE SHARES

    Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Transactions (including shares of Newco Common Stock to be issued as a result of rights attaching to the Exchangeable Shares) to be approved for quotation on the Nasdaq National Market and listing on the TSE. Newco and IVI shall use their reasonable best efforts to cause the Exchangeable Shares to be approved for listing on the TSE.

5.17 CONVEYANCE TAXES

    IVI and Checkmate shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Date.

5.18 POOLING ACCOUNTING TREATMENT

    Each of IVI and Checkmate agree not to knowingly take any action that would adversely affect the ability of Newco to treat the Transactions as a pooling of interests under GAAP.

5.19 DIRECTORS AND OFFICERS

    Effective as of the Effective Time:

        (a) the Newco Board of Directors shall increase the number of Directors from four to nine and the Board of Directors shall be constituted in the following manner:

           (i) three nominees of IVI (the "IVI Directors"), including George Whitton and L. Barry Thomson;

           (ii) three nominees of Checkmate (the "Checkmate Directors"), including J. Stanford Spence and Gregory A. Lewis; and

           (iii) three Directors mutually agreed upon by IVI and Checkmate (the "Outside Directors"), which shall include Gerard Compain and a second nominee of Ingenico;

        (b) the Board of Directors of the Surviving Corporation shall be comprised of four members, being J. Stanford Spence, George Whitton, L. Barry Thomson and Gregory A. Lewis;

        (c) IVI shall cause all of its Directors but L. Barry Thomson to resign, the number of Directors who shall constitute the whole Board shall be reduced to three and the Directors shall elect J. Stanford Spence and the senior operating officer of IVI as new Directors for the balance of the term and until their successors shall have been elected and qualified;

        (d) the Newco Board of Directors shall cause the officers of Newco to include J. Stanford Spence as Chairman, George Whitton as Vice-Chairman and
    L. Barry Thomson as President and Chief Executive Officer; provided that in the event that the Chairman becomes inactive (as defined in his employment agreement) for any reason, the Vice-Chairman shall assume the position of Chairman;

        (e) the Board of Directors of the Surviving Corporation shall cause the Officers of the Surviving Corporation to include L. Barry Thomson as Chief Executive Officer, Gregory A. Lewis as President and Chief Operating Officer, William McKiever as Executive Vice-President, Sales and Marketing, John C. Neubert as Executive Vice-President and Chief Financial Officer and Alan Roberts as Vice-President, Development; and

        (f) the Newco Board of Directors shall appoint and constitute four Committees of the Board of Directors, being the Audit Committee, the Nomination/Governance Committee, the Compensation Committee and the Executive Committee. The Executive Committee shall be comprised of J. Stanford Spence, L. Barry Thomson and Gerard Compain. The Executive Committee's mandate will include the review of key operational and strategic initiatives of management and will be regularly consulted by management. Each of the other committees will be comprised of three members, being a nominee of the IVI Directors, a nominee of the Checkmate Directors and a nominee of the Outside Directors, except for the Nomination/Governance Committee which shall be comprised of four members. In the case of the Nomination/Governance Committee, it shall be comprised of J. Stanford Spence, George Whitton, Gerard Compain and one Outside Director, who is not associated with Ingenico, who shall be chairman of such committee.

5.20 STRATEGIC ALLIANCE WITH INGENICO

    IVI shall assign to Newco, in a tax-efficient manner, as of the Effective Time, all of its right, title, interest and obligations in, to and under certain agreements between IVI and Ingenico, being the Master Alliance Agreement dated December 5, 1996, the Investment Agreement dated December 5, 1996, as amended, the Marketing and Distribution Agreement dated December 17, 1996, the Joint Development and Procurement Agreement dated December 17, 1996, the Technology License Agreement dated December 17, 1996 and the Latin America Unanimous Shareholders' Agreement dated December 17, 1996.

5.21 FAIR PRICE AND BUSINESS COMBINATIONS REQUIREMENTS

    Checkmate shall take all steps necessary to ensure that the provisions of
Article 11, Part 2 and Part 3, Sections 14-2-1110 through 1113 and 14-2-1131 through 1133 (and any successor provisions thereto) and any other applicable State Take-Over Laws of the Georgia Law are satisfied and do not in any way inhibit, affect or prohibit the Transactions.

5.22 SHAREHOLDER PROTECTION RIGHTS REDEMPTION

    Checkmate shall take all necessary action (including, if required, redeeming all of the outstanding rights or amending or terminating the Shareholder Protection Rights Agreement between Checkmate and First Union National Bank dated October 13, 1997 (the "Shareholder Protection Rights Agreement")) so that the entering into of this Agreement and consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Shareholder Protection Rights Agreement or enable or require such rights to be exercised, distributed or triggered. Checkmate shall not, except in accordance with the acceptance of a Superior Proposal, waive, terminate or otherwise render the Shareholder Protection Rights Agreement inoperative with respect to any other Acquisition Proposal.

5.23 EMPLOYMENT AGREEMENTS

    On or before the Effective Date Newco or one of its subsidiaries shall enter into or assume responsibility for Employment Agreements with J. Stanford Spence, George Whitton, L. Barry Thomson, Gregory A. Lewis and John C. Neubert, substantially on the terms set forth in Exhibit H to take effect at the Effective Time.

5.24 REORGANIZATION TREATMENT

    Each of IVI and Checkmate agree not to knowingly take any action that will adversely affect the ability of IVI, Checkmate, Newco and Merger Sub to treat

           (i) the Merger as a reorganization under Sections 368 (a)(1)(A) and 368(a)(2)(E) of the Code,

           (ii) the Arrangement as a reorganization of capital under Section 86 of the ITA, and

           (iii) the transfers of IVI Common Shares, Call Rights and Checkmate Common Shares to Newco as a tax-free transaction under Section 351 of the Code.

5.25 COMBINED FINANCIAL RESULTS

    Each of Surviving Corporation, IVI and Newco covenant and agree for the benefit of the persons specified in Schedules 6.25 and 7.25 that, as promptly as practicable following the Effective Time and in any event no later than 45 days after the end of the calendar month in which the Effective Time occurs it will publicly release the combined financial results of IVI and the Surviving Corporation for the 30 or 31-day period ending on a calendar month end following the Effective Date.

              ARTICLE 6.00--REPRESENTATIONS AND WARRANTIES OF IVI

    Except as set forth in the IVI Disclosure Schedule, IVI hereby represents and warrants to Checkmate that:

6.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    IVI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of or has duly made all federal, state, provincial, local and foreign governmental franchises, grants, authorizations, licences, permits, easements, consents, certificates, rights, filings, registration declarations, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not have a Material Adverse Effect. Each of IVI and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of IVI's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary is set forth in Section 6.1 of the written disclosure schedule previously delivered by IVI to Checkmate (the "IVI Disclosure Schedule"). Except as set forth in Section 6.1 of the IVI Disclosure Schedule, IVI or one of its subsidiaries owns all of the issued and outstanding equity or similar securities of each IVI subsidiary. No equity or similar securities of any IVI subsidiary are or may become required to be issued by reasons of any Rights, and there are no Contracts by which IVI or any IVI subsidiary is bound to issue additional equity or similar securities or Rights or by which IVI or any IVI subsidiary is or may be bound to transfer any equity or similar securities of any IVI subsidiary. There are no Contracts relating to the rights of IVI or any IVI subsidiary to vote or to dispose of any equity or similar securities of any IVI subsidiary. All of the equity or similar securities of each IVI subsidiary held by IVI or another IVI subsidiary are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such subsidiary is incorporated or organized and are owned by IVI or an IVI subsidiary free and clear of any Lien. Except as set forth in Section 6.1 of the IVI Disclosure Schedule, neither IVI nor any IVI subsidiary directly or indirectly owns any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity.

6.2 ARTICLES OF CONTINUATION AND BY-LAWS; MINUTES

    IVI has heretofore furnished to Checkmate a complete and correct copy of its Articles of Continuation and By-Laws, as amended to date, and equivalent organizational documents of each of its subsidiaries. Such Articles of Continuation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither IVI nor any of its subsidiaries is in violation of any of the provisions of its Articles of Continuation or By-Laws or equivalent organizational documents. The minute books of IVI and its subsidiaries have been made available to Checkmate for review. Except as disclosed in Section 6.2 of the IVI Disclosure Schedule, the minute books of IVI and its subsidiaries provided to Checkmate pursuant to this Section
6.2 are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all proceedings of the Board of Directors and equity securities holders thereof.

6.3 CAPITALIZATION

    The authorized capital stock of IVI consists of an unlimited number of IVI Common Shares and an unlimited number of preference shares, issuable in series (the "IVI Preference Shares"). As of January 8, 1998:

           (i) 9,163,135 IVI Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable under the CBCA. None of the outstanding shares of capital stock of IVI has been issued in violation of any preemptive rights of any current or past holder of IVI share capital;

           (ii) no IVI Common Shares were held by subsidiaries of IVI;

           (iii) IVI has outstanding IVI Options to purchase 477,100 IVI Common Shares pursuant to the IVI Option Plan. Section 6.3 of the IVI Disclosure Schedule accurately sets forth the name of each optionee, the number of IVI Common Shares subject to each such IVI Option, the date of grant, exercise price and termination date of each such IVI Option, and a vesting schedule for each such IVI Option. Section 6.3 of the IVI Disclosure Schedule sets forth a true and correct copy of the IVI Option Plan;

           (iv) except as is provided by the Investment Agreement between IVI and Ingenico dated December 5, 1996, as amended (the "Participation Right") or as set forth in this Section 6.3 or in Section 6.3 or Section
       6.11 of the IVI Disclosure Schedule, there are not any shares of capital stock or other ownership interests of IVI authorized, reserved for issuance, issued or outstanding or any outstanding Rights relating to the share capital or other ownership interests of IVI;

           (v) no IVI Preference Shares were issued or outstanding.

    No change in such capitalization has occurred between January 8, 1997 and the date hereof, except for the issuance of IVI Common Shares under the exercise of options or other Rights outstanding prior to January 8, 1998.

6.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    IVI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IVI and the consummation by IVI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of IVI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Arrangement by the holders of at least two-thirds of the outstanding shares of IVI Common Shares who are permitted to, and who, vote in accordance with and subject to the CBCA, the OSA, IVI's Articles of Continuation and By-Laws and the approval of the Court in accordance with the
CBCA). The Board of Directors of IVI has determined that it is advisable and in the best interest of IVI's shareholders for IVI to enter into a business combination with Checkmate, Newco and Merger Sub upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by IVI and, assuming the due authorization, execution and delivery by Checkmate, Newco and Merger Sub, as applicable, and subject to approval by the holders of IVI Common Shares and approval of the Court, constitutes a legal, valid and binding obligation of IVI.

6.5 MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS

        (a) Section 6.5(a) of the IVI Disclosure Schedule includes a list of:

           (i) all material Contracts of IVI and its subsidiaries including, without limitation,

               A. any Contract which restricts or prohibits IVI or any subsidiary of IVI from engaging in any business activity in any geographic area, line of business or otherwise in competition with any person, and

               B. any Contracts with Ingenico; and

           (ii) all agreements which, as of the date hereof, would be required to be filed as an exhibit to Form 10-K filed by IVI pursuant to the requirements of the Exchange Act and the SEC's rules thereunder ((i) and (ii) being, collectively, the "IVI Material Contracts").

        (b) The execution and delivery of this Agreement by IVI does not, and the performance of this Agreement by IVI will not,

           (i) conflict with or result in a default or violation of the Articles of Continuation or By-Laws or equivalent organizational documents of IVI or any of its subsidiaries,

           (ii) conflict with or violate any Law or Order applicable to IVI or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or

           (iii) result in any default or violation, or impair IVI's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any IVI Material Contract, or result in the creation of a Lien on any of the properties of IVI or any of its subsidiaries pursuant to any Contract or Approval to which IVI or any of its subsidiaries is a party or by which IVI or any of its subsidiaries or its or any of their respective properties is bound or affected.

        (c) No Approval of or with any court, administrative agency or commission or other governmental authority or instrumentality, federal, state, provincial, local, or foreign (each a "governmental entity"), is required to be obtained by IVI or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the Transactions, except for:

           (i) the filing with the OSC, the SEC, the Director and the Court and the mailing to shareholders of IVI of the IVI Proxy Statement;

           (ii) the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the Transactions (the "IVI SEC Filings");

           (iii) approval by the Court of the Arrangement and the filings of the Articles of Arrangement and any other required amalgamation, arrangement, notice or other documents as required by the CBCA;

           (iv) such Approvals as may be required under state "control share acquisition," "anti-takeover", "fair price", "business combinations" or other similar statutes and regulations (collectively, "State Takeover Laws");

           (v) such Approvals as may be required under the OSA and other relevant Canadian securities Laws, any other applicable federal, provincial or state securities Laws and the rules of the NASD or the TSE;

           (vi) such filings and notifications as may be necessary under the HSR Act;

           (vii) required notices and filings under the INVESTMENT CANADA ACT and under the COMPETITION ACT (Canada); and

           (vii) where the failure to obtain such Approval, would not prevent or delay the consummation of the Arrangement or otherwise would not have a Material Adverse Effect on IVI.

6.6 COMPLIANCE; PERMITS

        (a) Neither IVI nor any of its subsidiaries is in conflict with, or in default or violation of,

           (i) any Law or Order applicable to IVI or any of its subsidiaries or by which its or any of their respective properties or businesses is bound or affected, or

           (ii) any Contract to which IVI or any of its subsidiaries is a party or by which IVI or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect. All of the indebtedness of IVI or any subsidiary of IVI (and all indebtedness guaranteed by any such person) for money borrowed is prepayable at any time by such person without penalty or premium.

        (b) IVI and its subsidiaries hold all Approvals from governmental entities that are material to the operation of the business of IVI and its subsidiaries (collectively, the "IVI Permits"). IVI and its subsidiaries are in compliance with, and not in default or violation of, the terms of IVI Permits, except where the failure to so comply, or such default or violation, would not have a Material Adverse Effect.

           (i) Except as disclosed in Section 6.6 of the IVI Disclosure Schedule, neither IVI nor any IVI subsidiary has, since January 1, 1995, received any notification or communication from any governmental entity
       (a) asserting that IVI or any IVI subsidiary is not in compliance in any material respect with any Law or Order, (b) threatening to revoke any IVI Permits, or (c) requiring IVI or any IVI subsidiary to (1) enter into or consent to the issuance of a cease and desist order (or other similar Order) or a formal agreement, directive, commitment or memorandum of understanding (or other similar Contract), or (2) to adopt any board or shareholder resolution or similar undertaking.

6.7 SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS

        (a) CANADIAN COMPLIANCE

        Since January 1, 1995, IVI has filed all forms, reports and documents with the OSC required to be filed by it pursuant to the OSA and the regulations promulgated thereunder and the applicable policies and rules of the OSC (collectively, the "IVI OSC Reports"), all of which have complied in all material respects with all applicable requirements of such statute, regulations, policies and rules. None of the IVI OSC Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. IVI has delivered to Checkmate's counsel correct and complete copies of each IVI OSC Report.

        (b) SEC REPORTS

        IVI has delivered to Checkmate's counsel correct and complete copies of each report, schedule, registration statement and definitive proxy or information statement (if any) filed by IVI with the SEC on or after January 1, 1995 (the "IVI SEC Documents"), which are all the documents that IVI was required to file with the SEC on or after such date and all of which were timely filed in accordance with the rules and regulations of the SEC. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the IVI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the IVI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. IVI has filed all material documents and agreements which were required to be filed as exhibits to the IVI SEC Documents.

        (c) FINANCIAL STATEMENTS

        The consolidated balance sheets and the consolidated statements of operations, retained earnings and cash flows (including the related notes thereto) of IVI contained in the IVI OSC Reports are in accordance with the books and records of IVI and its subsidiaries, and present fairly the consolidated financial position and the consolidated results of operations and cash flows of IVI and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with Canadian generally accepted accounting principles and have been reconciled to GAAP as set out in the notes to such financial statements, applied on a consistent basis during the periods involved, except as otherwise noted therein and subject in the case of quarterly financial statements to normal and recurring year-end audit adjustments, none of which were or are reasonably expected to be material as to kind or amount, individually or in the aggregate.

6.8 ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as set forth in Section 6.8 of the IVI Disclosure Schedule and the IVI OSC Reports and IVI SEC Reports, since September 30, 1997, IVI and its subsidiaries have conducted their business in the ordinary course and there has not occurred:

           (i) any Material Adverse Effect;

           (ii) any amendments or changes in the Articles of Continuation or By-laws of IVI or organizational documents of IVI's subsidiaries;

           (iii) any damage to, destruction or loss of any properties of IVI and its subsidiaries (whether or not covered by insurance) that have a Material Adverse Effect;

           (iv) any revaluation by IVI of any of its and its subsidiaries' properties, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business;

           (v) any other action or event that would have required the consent of Checkmate pursuant to Section 10.1 hereof had such action or event occurred after the date of this Agreement; or

           (vi) any sale of a material amount of the properties of IVI and its subsidiaries, except for the sale of inventory in the ordinary course of business.

6.9 NO UNDISCLOSED LIABILITIES

    Except as is disclosed in Section 6.9 of the IVI Disclosure Schedule, neither IVI nor any of its subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, operations or financial condition of IVI and its subsidiaries on a consolidated basis, except Liabilities

        (a) accrued or reserved against in IVI's balance sheet (including any related notes thereto) for the period ended September 30, 1997 included in the IVI OSC Reports (the "IVI Balance Sheet"),

        (b) incurred since September 30, 1997 in the ordinary course of business consistent with past practices

        (c) disclosed in the IVI OSC Reports, or

        (d) incurred in connection with this Agreement.

6.10 ABSENCE OF LITIGATION

    Except as set forth in Section 6.10 of the IVI Disclosure Schedule, there are no claims, actions, suits, proceedings (arbitration, litigation or otherwise) or investigations (collectively, "Litigation") pending or, to the knowledge of IVI, threatened (or unasserted but considered by IVI probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against IVI or any of its subsidiaries, or any properties or rights of IVI or any of its subsidiaries, before any governmental entity that have a Material Adverse Effect, nor are there any Orders outstanding against IVI or any IVI subsidiary that have a Material Adverse Effect. Section
6.10 of the IVI Disclosure Schedule contains a summary of all Litigation as of the date of this Agreement to which IVI or an IVI subsidiary is a party, or for which IVI or a subsidiary of IVI has any potential Liability.

6.11 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS

        (a) Section 6.11(a) of the IVI Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, or medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements (including those sponsored by the federal or any provincial government of Canada, collectively "Government Sponsored or Mandated Plans") and any current or former (solely to the extent obligations thereunder are still enforceable) employment or executive compensation or severance Contracts, for the benefit of, or relating to, any employee of IVI, any trade or business (whether or not incorporated) which is a member of a controlled group including IVI or which is under common control with IVI (an "IVI ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of IVI, as well as each plan with respect to which IVI or an IVI ERISA Affiliate could incur Liability if such plan has been or were terminated (together, along with all amendments thereto, the "IVI Employee Plans"), and a complete and correct copy of each such written IVI Employee Plan has been made available to Checkmate.

        (b) Except as set forth in Section 6.11(b) of the IVI Disclosure
    Schedule,

           (i) none of the IVI Employee Plans promises or provides retiree medical, post termination medical or other retiree or post termination welfare benefits to any person and none of the IVI Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

           (ii) there has been no transaction or failure to act with respect to any IVI Employee Plan by any person, which could result in any material Liability of IVI or any of its subsidiaries;

           (iii) all IVI Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws and Orders currently in effect with respect thereto, and IVI and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default or violation of, and have no knowledge of any default or violation by any other party to, any of the IVI Employee Plans;

           (iv) each IVI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the knowledge of IVI nothing has occurred which may reasonably be expected to impair such determination;

           (v) all contributions required to be made to any IVI Employee Plan, under the terms of the IVI Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each IVI Employee Plan for the current plan years;

           (vi) with respect to each IVI Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred;

           (vii) neither IVI nor any IVI ERISA Affiliate has incurred, nor reasonably expects to incur, any Liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course);

           (viii) no material oral or written representation or communication with respect to any aspect of the IVI Employee Plans has been made to employees of IVI or any IVI subsidiary prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans; and

           (ix) no IVI Employee Plan is an employee pension benefit plan as defined in ERISA Section 3(2).

        (c) Each IVI Employee Plan that is required or intended to be qualified under applicable Law or registered or approved by a governmental entity has been so qualified, registered or approved by the appropriate governmental entity, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental entity to revoke such qualification, registration or approval.

        (d) All contributions (including premiums) required by any Law or Contract to have been made or approved by IVI and its subsidiaries under or with respect to the IVI Employee Plans have been paid or accrued by IVI. Without limiting the foregoing, there are no material unfunded Liabilities under any IVI Employee Plan.

        (e) There is no pending or to the knowledge of IVI, threatened Litigation against IVI or any of its subsidiaries with respect to any of the IVI Employee Plans.

        (f) There is no pending or, to the knowledge of IVI, threatened Litigation by former or present employees of IVI and its subsidiaries (or their beneficiaries) with respect to the IVI Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

        (g) Neither IVI nor any of its subsidiaries maintains any 401(k) or other type of pension plan subject to Section 401(a) of the Code in the United States.

        (h) No condition or event has occurred with respect to the IVI Employee Plans which has a Material Adverse Effect.

           (i) IVI has made available to Checkmate:

           (ii) copies of all employment Contracts with officers of IVI or a subsidiary of IVI;

           (iii) copies of all Contracts with consultants or employees who are individuals obligating IVI and its subsidiaries (collectively) to make annual cash payments in an amount exceeding $100,000;

           (iv) a schedule listing all officers of IVI and its subsidiaries who have executed a non-competition agreement with IVI or a subsidiary of IVI;

           (v) copies of all severance Contracts, programs and policies of IVI and its subsidiaries with or relating to their employees;

           (vi) copies of all plans, programs, Contracts and other arrangements of IVI and its subsidiaries with or relating to their employees which contain change in control provisions.

6.12 LABOUR MATTERS

           (i) There is no Litigation pending or, to the knowledge of IVI, threatened, between IVI or any of its subsidiaries and any of their respective current or former employees, which have or may have a Material Adverse Effect, or asserting that IVI or any subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act of the United States or any other comparable Law), or seeking to compel IVI or one of its subsidiaries to bargain with any labor union or other collective bargaining unit.

           (ii) Neither IVI nor any of its subsidiaries is a party to any collective bargaining agreement or other labour union contract applicable to persons employed by IVI or any of its subsidiaries nor does IVI know of any activities or proceedings of any labour union or other collective bargaining unit to organize any such employees.

           (iii) There are no strikes, slowdowns, work stops, lockouts, or other labor disputes pending, or, to the knowledge of IVI, threatened, by or with respect to any employees of IVI or any of its subsidiaries.

6.13 REGISTRATION STATEMENT; PROXY STATEMENT

    None of the information supplied or to be supplied by IVI in writing for inclusion or incorporation by reference in

           (i) the Registration Statement,

           (ii) the Proxy Statements and the prospectus contained in the Registration Statement (the "Proxy Statement/Prospectus"),

           (iii) the Prospectus, and

           (iv) any other document to be filed with the SEC, OSC or any regulatory agency by Newco, Merger Sub or IVI in connection with the transactions contemplated by this Agreement (the "IVI Other Filings") will, at the respective times filed with the SEC, OSC or other regulatory agency and, in addition,

               A. in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to shareholders,

               B. in the case of the Registration Statement, when it becomes effective under the Securities Act, and

               C. in the case of the Prospectus, at the date of the receipt from the OSC for the Prospectus,

       contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The IVI Proxy Statement will comply as to form in all material respects with the applicable provisions of the OSC and the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Date any event relating to IVI or any of its respective affiliates, officers or directors should be discovered by IVI which should be set forth in an amendment to the Registration Statement or Prospectus, or a supplement to the IVI Proxy Statement, IVI shall promptly inform Newco and Checkmate.

    Notwithstanding the foregoing, IVI makes no representation or warranty with respect to any information supplied by Checkmate or Newco which is contained in any of the foregoing documents.

6.14 RESTRICTIONS ON BUSINESS ACTIVITIES

    Except for this Agreement and as set forth in Section 6.14 of the IVI Disclosure Schedule, there is no material Contract or Order binding upon IVI or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of IVI or any of its subsidiaries, the acquisition of property by IVI or any of its subsidiaries or the conduct of business by IVI or any of its subsidiaries as currently conducted or as proposed to be conducted by IVI.

6.15 TITLE TO PROPERTY

    IVI owns no real property. Section 6.15 of the IVI Disclosure Schedule sets forth a true and complete list of all real property leased by IVI or any of its subsidiaries requiring annual lease payments of more than $50,000, and the aggregate monthly rental or other fee payable under such lease. IVI and each of its subsidiaries have good and marketable title to all of their properties, free and clear of all Liens, except for any Lien:

           (i) identified in Section 6.15 of the IVI Disclosure Schedule or disclosed or reserved against in the IVI Balance Sheet;

           (ii) created, arising or existing under or in connection with any agreement or other matter referred to in the IVI Disclosure Schedule, provided that such Lien (and a description of its material terms) is identified with such Agreement or matter in the IVI Disclosure Schedule;

           (iii) relating to any Tax or other governmental charge or levy that is not yet due and payable;

           (iv) relating to, or created arising or existing in connection with, any Litigation that is being contested in good faith, provided that any such Lien (and a description of its material terms) is identified with such Litigation in the IVI Disclosure Schedule; or

           (v) which, individually or in the aggregate, would not result in a Material Adverse Effect to IVI;

and all leases pursuant to which IVI or any of its subsidiaries lease from others material items or amounts of real or personal property, are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or violation except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or violation would not have a Material Adverse Effect. All the facilities of IVI and its subsidiaries, except such as may be under construction, are in good operating condition and repair, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice except where the failure of such plants, structures and equipment to be in such good operating condition and repair or so usable would not have a Material Adverse Effect. The properties of IVI and its subsidiaries include, in the aggregate, all of the properties required to operate the business of IVI and its subsidiaries as presently conducted. All items of inventory of IVI and its subsidiaries reflected in the IVI Balance Sheet consisted of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which IVI and its subsidiaries are a part.

6.16 TAXES

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation):

           (i) income, capital, business, franchise, profits, corporate, alternative minimum, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, licence, payroll, withholding, employment, social security, workers' compensation, employment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, surtaxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions, whether disputed or not; and

           (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

    and "Tax Returns" shall mean returns, reports and information statements of any kind with respect to Taxes required to be filed with Revenue Canada, the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

        (b) IVI and its subsidiaries have filed all Canadian and United States federal income Tax Returns and all other Tax Returns required to be filed by them on or prior to the date hereof, or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed by IVI and its subsidiaries are complete and accurate; and IVI and its subsidiaries have paid and discharged all Taxes when due, whether or not shown on any Tax Return, except such as are being contested in good faith by appropriate proceedings (in each case, as disclosed in Section 6.16(b) of the IVI Disclosure Schedule) and with respect to which IVI is maintaining reserves to the extent currently required for their payment; except to the extent that the failure so to file, to be complete and correct, to reserve or so to pay, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect. Neither Revenue Canada, the IRS nor any other taxing authority is now asserting or, to the knowledge of IVI, threatening to assert against IVI or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes (except, in each case, as disclosed in Section 6.16(b) of the IVI Disclosure Schedule) with respect to which IVI is maintaining reserves in all material respects adequate for their payment. Except as disclosed in Section 6.16(b) of the IVI Disclosure Schedule, neither IVI nor any of its subsidiaries is currently being audited by any taxing authority nor has notice been given by any taxing authority that it will commence such an audit or examination. There are no Tax Liens on any properties of IVI or any subsidiary thereof and neither IVI nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither IVI nor any of its subsidiaries has received any notice of seizure from any taxation authority. The accruals and reserves for Taxes reflected in the IVI Balance Sheet are in all material respects sufficient to cover all Taxes accruable through the date thereof (including Taxes being contested and any deferred Taxes) in accordance with Canadian generally accepted accounting principles and, as of the Effective Date, such accruals and reserves, as adjusted for the passage of time through the Effective Date, will be sufficient for the then unpaid Taxes of IVI and its subsidiaries. Except as disclosed in Section 6.16(b) of IVI Disclosure Schedule, neither IVI nor any of its subsidiaries (whether as a result of the Transactions or otherwise) is required to include in income:

           (i) items in respect of any change in accounting principles or deferred intercompany transactions; or

           (ii) any installment sale gain,

       in each case where the inclusion in income would result in a tax Liability materially in excess of the reserves therefor.

        (c) IVI, on behalf of itself and all its subsidiaries, hereby represents that, other than as disclosed on Section 6.16(c) of the IVI Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect:

           (i) neither IVI nor any of its subsidiaries has made any payment or is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code;

           (ii) neither IVI nor any of its subsidiaries has been subject to any accumulated earnings tax or personal holding company tax;

           (iii) neither IVI nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code;

           (iv) neither IVI nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations the tax exempt character of which for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; and

           (v) neither IVI nor any of its subsidiaries has, prior to the date hereof, acquired or had the use of any material property from a person with whom it was not dealing at arm's length, or disposed of any material property to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof.

        (d) No power of attorney has been granted by IVI or any of its subsidiaries with respect to any matter relating to Taxes which is currently in force.

        (e) Neither IVI nor any of its subsidiaries

           (i) is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes, or

           (ii) has any Liability for Taxes of any person (other than IVI and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or similar provision of Law) as a transferee or successor or by Contract or otherwise.

        (f) IVI and each of its subsidiaries has withheld all material amounts from each payment made to any of its respective past or present employees, officers or directors, suppliers, customers or other third parties the amount of all Taxes and other material deductions required to be withheld therefrom and have paid the same to the proper taxation authority or other receiving officers within the time required under applicable Law.

        (g) IVI has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of all GST, retail sales and similar Taxes.

        (h) IVI has withheld from each payment made to any non-resident of Canada the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxation authority or other receiving officers within the time required under applicable Law.

        (i) IVI has not deducted any material amounts in computing its income in a taxation year which will be included in a subsequent taxation year under section 78 of the ITA.

        (j) IVI and all of the subsidiaries of IVI have taxation years ending on December 31 of each year.

        (k) Neither IVI nor any of its subsidiaries has (except as disclosed in section 6.16(k) of the IVI Disclosure Schedule), prior to the date hereof,

           (i) made or filed any election under Section 85 of the ITA with respect to the acquisition or disposition of any property; or

           (ii) made or filed any election under Section 83 of the ITA with respect to the payment out of the capital dividend account of IVI or any of its subsidiaries.

6.17 ENVIRONMENTAL MATTERS

        (a) Except in all cases as do not have a Material Adverse Effect, IVI and each of its subsidiaries;

           (i) have obtained all applicable Approvals which are required under foreign, federal, state, provincial or local laws relating to pollution or protection of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous substances or wastes ("Environmental Laws"); and

           (ii) are in compliance with all terms and conditions of such Approvals and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any Law or Order issued, entered, promulgated or approved thereunder.

        (b) There is no Litigation pending or, to the knowledge of IVI, threatened before any governmental entity in which IVI or any IVI subsidiary or any of the properties owned, leased, managed or operated by IVI or one of its subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant for alleged noncompliance (including by any predecessor) with any Environmental Law, whether or not occurring at, on, under, or involving a property owned, leased, managed, or operated (in whole or in part) by IVI or any subsidiary of IVI or any of their properties. To the knowledge of IVI, there is no reasonable basis for any Litigation of a type described in the immediately foregoing sentence.

        (c) During the period of IVI's or any of its subsidiaries'

           (i) ownership or operation of any of their respective current properties,

           (ii) participation in the management of any properties of any other person, or

           (iii) holding of a security interest in any properties of any other person, there have been no releases of "hazardous substances" in, on, under, or affecting such properties. Prior to the period of IVI's or any of its subsidiaries'

               A. ownership or operation of any of their respective current properties,

               B. IVI's or any of its subsidiaries' participation in the management of any properties of any other person, or

               C. holding of a security interest in any properties of any other person, there were no releases of "hazardous substances" in, on, under, or affecting any such properties.

        (d) For purposes of this Section 6.17 and Section 7.17, "hazardous substances" shall mean

           (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and

           (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

6.18 BROKERS

    No broker, finder or investment banker (other than BancAmerica Robertson Stephens) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IVI. A complete and correct copy of all agreements between IVI and BancAmerica Robertson Stephens pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder are set forth in Section 6.18 of the IVI Disclosure Schedule.

6.19 FULL DISCLOSURE

    No statement contained in this Agreement or any certificate or schedule furnished or to be furnished by IVI or any of its subsidiaries to Checkmate in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

6.20 INTELLECTUAL PROPERTY

        (a) Except in such instances that do not have a Material Adverse Effect, IVI or an IVI Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and other intellectual property rights that are used or proposed to be used in the business of IVI and its subsidiaries as currently conducted. Section
    6.20 (a) of the IVI Disclosure Schedule lists all current and past (lapsed, expired, abandoned or canceled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade name, other intellectual property and any applications therefor owned by IVI and its subsidiaries (the "IVI Intellectual Property Rights"), and specifies the jurisdictions in which each such IVI Intellectual Property Right has been issued or registered (if any) or in which an application for such issuance and registration has been filed (if any), including the respective registration or application numbers and the names of all registered owners, together with a list of all of IVI's and its subsidiaries' currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or Canadian Copyright Office and any other foreign offices and by whom such items have been registered. Section 6.20 (a) of the IVI Disclosure Schedule includes and specifically identifies all third-party patents, trademarks or copyrights (including software), and other intellectual property (the "IVI Third Party Intellectual Property Rights") to the knowledge of IVI which are incorporated in, are, or form a part of, any product of IVI or are otherwise used in (or proposed to be used in) or necessary for the conduct of IVI's business as currently conducted. Section 6.20 (a) of the IVI Disclosure Schedule lists:

           (i) any requests IVI has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made;

           (ii) except for object code licence agreements for IVI's and its subsidiaries' products executed in the ordinary course of business and in accordance with IVI's and its subsidiaries' past practices, all material licences, sublicences and other Contracts as to which IVI or any subsidiary of IVI is a party and pursuant to which any person is authorized to use any IVI Intellectual Property Right, including any trade secret material to IVI or any subsidiary of IVI; and

           (iii) all material licences, sublicences and other Contracts as to which IVI is a party and pursuant to which IVI is authorized to use any IVI Third Party Intellectual Property Rights, including any trade secret of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

        (b) IVI and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement by IVI or the performance of its obligations hereunder, in violation in any material respect of any licence, sublicence or Contract described in Section 6.20(a) of the IVI Disclosure Schedule. No Litigation with respect to the IVI Intellectual Property Rights, including any trade secret material to IVI, or IVI Third Party Intellectual Property Rights is currently pending or, to the knowledge of IVI, is threatened by any person, nor does IVI know of any valid grounds for any bona fide Litigation:

           (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by IVI or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret;

           (ii) against the use by IVI or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in IVI's or any of its subsidiaries, business as currently conducted or as proposed to be conducted by IVI or any of its subsidiaries;

           (iii) challenging the ownership, validity or effectiveness of any of the IVI Intellectual Property Rights, including trade secrets, material to IVI or any of its subsidiaries; or

           (iv) challenging IVI's or any of its subsidiaries' license or legally enforceable right to use of the IVI Third Party Intellectual Property Rights. To IVI's knowledge, all patents, registered trademarks, maskworks and copyrights held by IVI or any of its subsidiaries are valid and subsisting. Except as set forth in Section 6.20 (b) of the IVI Disclosure Schedule, to IVI's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the IVI Intellectual Property by any third party, including any employee or former employee of IVI or any of its subsidiaries.

    Except as set forth in Section 6.20 (b) of the IVI Disclosure Schedule, neither IVI nor any of its subsidiaries

           (i) has been sued or charged in writing as a defendant in any Litigation, claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof, or been informed or notified by any third party that IVI or any of its subsidiaries may be engaged in such infringement, or

           (ii) has knowledge of any infringement Liability with respect to, or infringement by, IVI or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork, copyright or other intellectual property of another.

        (c) Except as noted in Section 6.20 (c) of the IVI Disclosure Schedule, all software that is IVI Intellectual Property Rights and IVI's and its subsidiaries' business systems (including hardware and software) and products, are Year 2000 Compliant.

6.21 INTERESTED PARTY TRANSACTIONS

    Except as set forth in Section 6.21 of the IVI Disclosure Schedule, since December 31, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC or that is a related party transaction for the purposes of OSC Policy 9.1.

6.22 INSURANCE

    Section 6.22 of the IVI Disclosure Schedule lists all material insurance policies and fidelity bonds covering the business, properties, operations, employees, officers and directors of IVI and its subsidiaries. Except as is set forth in Section 6.22 of the IVI Disclosure Schedule, there is no claim by IVI or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and IVI and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of IVI and its subsidiaries. IVI and its subsidiaries have not received notice of and do not know of any threatened termination of, or material premium increase with respect to, any of such policies.

6.23 OPTION PLANS

    Except as set forth in Section 6.23 of the IVI Disclosure Schedule, the Board of Directors of IVI has taken all necessary action (or refrained from taking action, where appropriate) under the IVI Option Plan so that none of the IVI Stock Options (or any portion thereof) will be entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in Section 5.10 hereof.

6.24 POOLING MATTERS

    Neither IVI nor to IVI's knowledge any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Checkmate or any of its affiliates or Newco) would affect the ability of Newco to account for the business combination to be effected by the Transactions as a pooling of interests.

6.25 AFFILIATES

    Section 6.25 of the IVI Disclosure Schedule sets forth each person who, as of the date hereof, is an affiliate of IVI.

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
6.26 OPINION OF FINANCIAL ADVISOR

    IVI has been advised by its financial advisor, BancAmerica Robertson Stephens, that, in its opinion, as of the date hereof, the terms of the Arrangement are fair to IVI from a financial point of view, and has delivered a written copy of such opinion to IVI.

           ARTICLE 7.00--REPRESENTATIONS AND WARRANTIES OF CHECKMATE

    Except as set forth in the Checkmate Disclosure Schedule, Checkmate hereby represents and warrants to IVI that:

7.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    Checkmate and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of or has duly made all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not have a Material Adverse Effect. Each of Checkmate and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of Checkmate's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary is set forth in
Section 7.1 of the written disclosure schedule previously delivered by Checkmate to IVI (the "Checkmate Disclosure Schedule"). Except as set forth in Section 7.1 of the Checkmate Disclosure Schedule, Checkmate or one of its subsidiaries owns all of the issued and outstanding equity or similar securities of each Checkmate subsidiary. No equity or similar securities of any Checkmate subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which Checkmate or any Checkmate subsidiary is bound to issue additional equity or similar securities or Rights or by which Checkmate or any Checkmate subsidiary is or may be bound to transfer any equity or similar securities of any Checkmate subsidiary. There are no Contracts relating to the rights of Checkmate or any Checkmate subsidiary to vote or to dispose of any equity or similar securities of any Checkmate subsidiary. All of the equity or similar securities of each Checkmate subsidiary held by Checkmate or another Checkmate subsidiary are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such subsidiary is incorporated or organized and are owned by Checkmate or a Checkmate subsidiary free and clear of any Lien. Except as set forth in Section 7.1 of the Checkmate Disclosure Schedule, neither Checkmate nor any Checkmate subsidiary directly or indirectly owns any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity.

7.2 ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES

    Checkmate has heretofore furnished to IVI a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date, and equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Checkmate nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents. The minute books of Checkmate and its subsidiaries have been made available to IVI for review. Except as disclosed in Section 7.2 of the Checkmate Disclosure Schedule, the minute books of Checkmate and its subsidiaries provided to IVI pursuant to this Section 7.2 are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all proceedings of the Board of Directors and equity securities holders thereof.

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
7.3 CAPITALIZATION

    The authorized capital stock of Checkmate consists of 40,000,000 shares of Checkmate Common Stock. As of January 12, 1998:

           (i) 5,420,188 Checkmate Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable under the Georgia Law. None of the outstanding shares of capital stock of Checkmate has been issued in violation of any preemptive rights of any current or past holder of Checkmate capital stock;

           (ii) no Checkmate Common Shares were held by subsidiaries of Checkmate;

           (iii) Checkmate has outstanding Checkmate Options to purchase 1,337,175 Checkmate Common Shares pursuant to Checkmate Stock Option Plans. Section 7.3 of the Checkmate Disclosure Schedule accurately sets forth the name of each optionee, the number of Checkmate Common Shares subject to each such Checkmate Option, the date of grant, exercise price and termination date of each such Checkmate Option, and a vesting schedule for each such Checkmate Option. Section 7.3 of the Checkmate Disclosure Schedule sets forth a true and correct copy of the Checkmate Stock Option Plans;

           (iv) except in connection with the Shareholder Protection Rights Agreement, as set forth in this Section 7.3, or as disclosed in Section
       7.3 or Section 7.11 of the Checkmate Disclosure Schedule, there are not any shares of capital stock or other ownership interests of Checkmate authorized, reserved for issuance, issued or outstanding or any outstanding Rights relating to the capital stock or other ownership interests of Checkmate.

    No change in such capitalization has occurred between January 12, 1998 and the date hereof, except for the issuance of shares under the exercise of options or other Rights outstanding prior to January 12, 1998.

7.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    Checkmate has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Checkmate and the consummation by Checkmate of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Checkmate are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding Checkmate Common Shares who are permitted to vote in accordance with the Georgia Law and Checkmate's Articles of Incorporation). The Board of Directors of Checkmate has determined that it is advisable and in the best interest of Checkmate's shareholders for Checkmate to enter into a business combination with IVI, Newco and Merger Sub upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Checkmate and, assuming the due authorization, execution and delivery by IVI, Newco and Merger Sub, as applicable, and subject to approval by the holders of Checkmate Common Shares, constitutes a legal, valid and binding obligation of Checkmate.

7.5 MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS

        (a) Section 7.5(a) of the Checkmate Disclosure Schedule includes a list of:

           (i) all material Contracts of Checkmate and its subsidiaries including, without limitation, any Contract which restricts or prohibits Checkmate or any subsidiary of Checkmate from engaging in any business activity in any geographic area, line of business or otherwise in competition with any person; and

           (ii) all Contracts which, as of the date hereof, would be required to be filed as an exhibit to a Form 10-K filed by Checkmate pursuant to the requirements of the Exchange Act, and the SEC's rules thereunder ((i) and (ii) being, collectively, the "Checkmate Material Contracts").

        (b) The execution and delivery of this Agreement by Checkmate does not, and the performance of this Agreement by Checkmate will not,

           (i) conflict with or result in a default or violation of the Articles of Incorporation or By-Laws or equivalent organizational documents of Checkmate or any of its subsidiaries,

           (ii) conflict with or violate any Law or Order applicable to Checkmate or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or

           (iii) result in any default or violation or impair Checkmate's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Checkmate Material Contract, or result in the creation of a Lien on any of the properties of Checkmate or any of its subsidiaries pursuant to any Contract or Approval to which Checkmate or any of its subsidiaries is a party or by which Checkmate or any of its subsidiaries or its or any of their respective properties is bound or affected.

        (c) No Approval of or with any governmental entity is required to be obtained by Checkmate or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Merger or the consummation of the Transactions, except for:

           (i) the filing with SEC and the mailing to shareholders of Checkmate of the Checkmate Proxy Statement;

           (ii) the filing of the Registration Statement or the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the Transactions (the "Checkmate SEC Filings");

           (iii) Approvals as may be required under State Takeover Laws;

           (iv) such Approvals as may be required under applicable federal, provincial or state securities Laws and the rules of NASD;

           (v) such Approvals as may be necessary under the HSR Act; and

           (vi) where the failure to obtain such Approval would not prevent or delay the consummation of the Transactions or otherwise would not have a Material Adverse Effect on Checkmate.

7.6 COMPLIANCE; PERMITS

        (a) Neither Checkmate nor any of its subsidiaries is in conflict with, or in default or violation of,

           (i) any Law or Order applicable to Checkmate or any of its subsidiaries or by which its or any of their respective properties or businesses is bound or affected, or

           (ii) any Contract to which Checkmate or any of its subsidiaries is a party or by which Checkmate or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect. All of the indebtedness of Checkmate or any subsidiary of Checkmate (and all indebtedness guaranteed by any such person) for money borrowed is prepayable at any time by such person without penalty or premium.

        (b) Checkmate and its subsidiaries hold all Approvals from governmental entities that are material to the operation of the business of Checkmate and its subsidiaries (collectively, the "Checkmate Permits"). Checkmate and its subsidiaries are in compliance with, and not in default or violation of the terms of Checkmate Permits, except where the failure to so comply, or such default or violation would not have a Material Adverse Effect.

           (i) Except as disclosed in Section 7.6 of the Checkmate Disclosure Schedule, neither Checkmate nor any Checkmate subsidiary has, since January 1, 1995, received any notification or communication from any governmental entity

               A. asserting that Checkmate or any Checkmate subsidiary is not in compliance in any material respect with any Law or Order,

               B. threatening to revoke any Checkmate Permits, or

               C. requiring Checkmate or any Checkmate subsidiary to

                   (1) enter into or consent to the issuance of a cease and
               desist order (or other similar Order) or a formal agreement, directive, commitment or memorandum of understanding (or other similar Contract), or

                   (2) to adopt any board or shareholder resolution or similar undertaking.

7.7 SECURITIES REGULATORY AUTHORITY REPORTS AND FINANCIAL STATEMENTS

        (a) SEC REPORTS

        Checkmate has delivered to IVI's counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement (other than preliminary material) filed by Checkmate with the SEC on or after January 1, 1995 (the "Checkmate SEC Documents"), which are all the documents that Checkmate was required to file with the SEC on or after such date and all of which were timely filed in accordance with the rules and regulations of the SEC. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Checkmate SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Checkmate SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Checkmate has filed all material documents and agreements which were required to be filed as exhibits to the Checkmate SEC Documents.

        (b) FINANCIAL STATEMENTS

        The consolidated balance sheets and the consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of Checkmate contained in the Checkmate SEC Reports are in accordance with the books and records of Checkmate and its subsidiaries, and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Checkmate and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q and Rule 10-01 of Regulation S-X as promulgated by the SEC, and subject in the case of quarterly financial statements to normal and recurring year-end audit adjustments, none of which were or are reasonably expected to be material as to kind or amount, individually or in the aggregate.

7.8 ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as set forth in Section 7.8 of the Checkmate Disclosure Schedule and Checkmate SEC Reports, since September 30, 1997, Checkmate and its subsidiaries have conducted their business in the ordinary course and there has not occurred:

           (i) any Material Adverse Effect;

           (ii) any amendments or changes in the Articles of Incorporation or By-laws of Checkmate;

           (iii) any damage to, destruction or loss of any properties of Checkmate and its subsidiaries (whether or not covered by insurance) that could have a Material Adverse Effect;

           (iv) any revaluation by Checkmate of any of its and its subsidiaries' properties, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business;

           (v) any other action or event that would have required the consent of Checkmate pursuant to Section 10.3 hereof had such action or event occurred after the date of this Agreement; or

           (vi) any sale of a material amount of the properties of Checkmate and its subsidiaries, except for the sale of inventory in the ordinary course of business.

7.9 NO UNDISCLOSED LIABILITIES

    Except as is disclosed in Section 7.9 of Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, operations or financial condition of Checkmate and its subsidiaries on a consolidated basis, except Liabilities

        (a) accrued or reserved against in Checkmate's balance sheet (including any related notes thereto) for the period ended September 30, 1997 included in Checkmate SEC Reports (the "Checkmate Balance Sheet"),

        (b) incurred since September 30, 1997 in the ordinary course of business consistent with past practices,

        (c) disclosed in the Checkmate SEC Reports,

        (d) incurred in connection with this Agreement.

7.10 ABSENCE OF LITIGATION

    Except as set forth in Section 7.10 of the Checkmate Disclosure Schedule, there is no Litigation pending or, to the knowledge of Checkmate, threatened (or unasserted but considered by Checkmate probable of assertion and which if asserted would have at least a reasonable probability of an unfavourable outcome) against Checkmate or any of its subsidiaries, or any properties or rights of Checkmate or any of its subsidiaries, before any governmental entity that have a Material Adverse Effect, nor are there any Orders outstanding against Checkmate or any Checkmate subsidiary that have a Material Adverse Effect. Section 7.10 of the Checkmate Disclosure Schedule contains a summary of all Litigation as of the date of this Agreement to which Checkmate or a Checkmate subsidiary is a party, or for which Checkmate or a subsidiary of Checkmate has any potential Liability.

7.11 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS

        (a) Section 7.11(a) of the Checkmate Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, or medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements and any current or former (solely to the extent obligations thereunder are still enforceable) employment or executive compensation or severance Contracts for the benefit of, or relating to, any employee of Checkmate, any trade or business (whether or not incorporated) which is a member of a controlled group including Checkmate or which is under common control with Checkmate (a "Checkmate ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of Checkmate, as well as each plan with respect to which Checkmate or a Checkmate ERISA Affiliate could incur Liability if such plan has been or were terminated (together, along with all amendments thereto, the "Checkmate Employee Plans"), and a complete and correct copy of each such written Checkmate Employee Plan has been made available to IVI.

        (b) Except as set forth in Section 7.11(b) of the Checkmate Disclosure Schedule,

           (i) none of the Checkmate Employee Plans promises or provides retiree medical, post termination medical or other retiree or post termination welfare benefits to any person and none of the Checkmate Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

           (ii) there has been no transaction or failure to act with respect to any Checkmate Employee Plan by any person, which could result in any material Liability of Checkmate or any of its subsidiaries;

           (iii) all Checkmate Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws and Orders currently in effect with respect thereto, and Checkmate and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default or violation of, and have no knowledge of any default or violation by any other party to, any of the Checkmate Employee Plans;

           (iv) each Checkmate Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the knowledge of Checkmate nothing has occurred which may reasonably be expected to impair such determination;

           (v) all contributions required to be made to any Checkmate Employee Plan, under the terms of the Checkmate Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Checkmate Employee Plan for the current plan years;

           (vi) with respect to each Checkmate Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred;

           (vii) neither Checkmate nor any Checkmate ERISA Affiliate has incurred, nor reasonably expects to incur, any Liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course);

           (viii) no material oral or written representation or communication with respect to any aspect of the Checkmate Employee Plans has been made to employees of Checkmate or any Checkmate subsidiary prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans;

           (ix) no Checkmate Employee Plan is an employee pension benefit plan as defined in ERISA Section 3(2).

        (c) Each Checkmate Employee Plan that is required or intended to be qualified under applicable Law or registered or approved by a governmental entity has been so qualified, registered or approved by the appropriate governmental entity, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental entity to revoke such qualification, registration or approval.

        (d) All contributions (including premiums) required by any Law or Contract to have been made or approved by Checkmate and its subsidiaries under or with respect to the Checkmate Employee Plans have been paid or accrued by Checkmate. Without limiting the foregoing, there are no material unfunded liabilities under any Checkmate Employee Plan.

        (e) There is no pending, or to the knowledge of Checkmate, threatened Litigation against Checkmate or any of its subsidiaries with respect to any of the Checkmate Employee Plans to the knowledge of Checkmate.

        (f) There is no pending or, to the knowledge of Checkmate, threatened Litigation by former or present employees of Checkmate and its subsidiaries (or their beneficiaries) with respect to the Checkmate Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

        (g) Except as set forth in Section 7.11 of the Checkmate Disclosure Schedule neither Checkmate nor any of its subsidiaries maintains any 401(k) or other type of pension plan subject to Section 401(a) of the Code in the United States.

        (h) No condition or event has occurred with respect to the Checkmate Employee Plans which has a Material Adverse Effect.

        (i) Checkmate has made available to IVI:

           (i) copies of all employment Contracts with officers of Checkmate or a subsidiary of Checkmate;

           (ii) copies of all Contracts with consultants or employees who are individuals obligating Checkmate and its subsidiaries (collectively) to make annual cash payments in an amount exceeding $100,000;

           (iii) a schedule listing all officers of Checkmate and its subsidiaries who have executed a non-competition agreement with Checkmate or a subsidiary of Checkmate;

           (iv) copies of all severance Contracts, programs and policies of Checkmate and its subsidiaries with or relating to their employees; and

           (v) copies of all plans, programs, Contracts and other arrangements of Checkmate and its subsidiaries with or relating to their employees which contain change in control provisions.

7.12 LABOUR MATTERS

        (i) There is no Litigation pending or, to the knowledge of Checkmate, threatened, between Checkmate or any of its subsidiaries and any of their respective current or former employees, which have or may have a Material Adverse Effect, or asserting that Checkmate or any subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act of the United States or any other comparable Law), or seeking to compel Checkmate or one of its subsidiaries to bargain with any labor union or other collective bargaining unit.

        (ii) Neither Checkmate nor any of its subsidiaries is a party to any collective bargaining agreement or other labour union contract applicable to persons employed by Checkmate or any of its subsidiaries nor does Checkmate know of any activities or proceedings of any labour union or other collective bargaining unit to organize any such employees.

        (iii) There are no strikes, slowdowns, work stops, lockouts, or other labour disputes pending or, to the knowledge of Checkmate, threatened by or with respect to any employees of Checkmate or any of its subsidiaries.

7.13 REGISTRATION STATEMENT; PROXY STATEMENT

    None of the information supplied or to be supplied by Checkmate in writing for inclusion or incorporation by reference in

        (i) the Registration Statement,

        (ii) the Proxy Statement/Prospectus,

        (iii) the Prospectus, and

        (iv) any other document to be filed with the SEC or any regulatory agency by Newco, Merger Sub or Checkmate in connection with the transactions contemplated by this Agreement (the "Other Checkmate Filings")

        will, at the respective times filed with the SEC or other regulatory agency and, in addition,

           A. in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to shareholders,

           B. in the case of the Registration Statement, when it becomes effective under the Securities Act, and

           C. in the case of the Prospectus, at the date of the receipt from the OSC for the Prospectus contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Checkmate Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Date any event relating to Checkmate or any of its respective affiliates, officers or directors should be discovered by Checkmate which should be set forth in an amendment to the Registration Statement or Prospectus or a supplement to the Checkmate Proxy Statement, Checkmate shall promptly inform Newco and IVI.

    Notwithstanding the foregoing, Checkmate makes no representation or warranty with respect to any information supplied by IVI or Newco which is contained in any of the foregoing documents.

7.14 RESTRICTIONS ON BUSINESS ACTIVITIES

    Except for this Agreement and as set forth in Section 7.14 of the Checkmate Disclosure Schedule, there is no material Contract or Order binding upon Checkmate or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Checkmate or any of its subsidiaries, the acquisition of property by Checkmate or any of its subsidiaries or the conduct of business by Checkmate or any of its subsidiaries as currently conducted or as proposed to be conducted by Checkmate.

7.15 TITLE TO PROPERTY

    Checkmate owns no real property. Section 7.15 of the Checkmate Disclosure Schedule sets forth a true and complete list of all real property leased by Checkmate or any of its subsidiaries requiring annual lease payments of more than $50,000, and the aggregate monthly rental or other fee payable under such lease. Checkmate and each of its subsidiaries have good and marketable title to all of their properties free and clear of all Liens except for any Lien:

        (i) identified in Section 7.15 of the Checkmate Disclosure Schedule or disclosed or reserved against the Checkmate Balance Sheet;

        (ii) created, arising or existing under or in connection with any agreement or other matter referred to in the Checkmate Disclosure Schedule, provided that any such Lien (and a description of its material terms) is identified with such Agreement or matter in the Checkmate Disclosure Schedule;

        (iii) relating to any Tax or other governmental charge or levy that is not yet due and payable;

        (iv) relating to, or created arising or existing in connection with, any Litigation that is being contested in good faith, provided that any such Lien (and a description of its material terms) is identified with such Litigation in the Checkmate Disclosure Schedule, or

        (vi) which, individually or in the aggregate, would not result in a Material Adverse Effect to Checkmate;

and all leases pursuant to which Checkmate or any of its subsidiaries lease from others material items or amounts of real or personal property, are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or violation except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or violation would not have a Material Adverse Effect. All the facilities of Checkmate and its subsidiaries, except such as may be under construction, are in good operating condition and repair, reasonable wear and tear expected, and are usable in the ordinary course of business consistent with past practice, except where the failure of such plants, structures and equipment to be in such good operating condition and repair or so usable would not have a Material Adverse Effect. The properties of Checkmate and its subsidiaries include, in the aggregate, all of the properties required to operate the business of Checkmate and its subsidiaries as presently conducted. All items of inventory of Checkmate and its subsidiaries reflected in the Checkmate Balance Sheet consisted of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which Checkmate and its subsidiaries are a part.

7.16 TAXES

    (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation):

        (i) income, capital, business, franchise, profits, corporate, alternative minimum, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, licence, payroll, withholding, employment, social security, workers' compensation, unemployment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, surtaxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions, whether disputed or not; and

        (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

        and "Tax Returns" shall mean returns, reports and information statements of any kind with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) Checkmate and its subsidiaries have filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them on or prior to the date hereof, or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed by Checkmate and its subsidiaries are complete and accurate; and Checkmate and its subsidiaries have paid and discharged all Taxes when due, whether or not shown on any Tax Return, except such as are being contested in good faith by appropriate proceedings (except in each case, as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule) and with respect to which Checkmate is maintaining reserves to the extent currently required for their payment; except to the extent that the failure so to file, to be complete and correct, to reserve or so to pay, individually or in the aggregate with all other such failures, would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of Checkmate, threatening to assert against Checkmate or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes (in each case, as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule) with respect to which Checkmate is maintaining reserves in all material respects adequate for their payment. Except as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries is currently being audited by any taxing authority nor has notice been given by any taxing authority that it will commence such an audit or examination. There are no Tax Liens on any properties of Checkmate or any subsidiary thereof and neither Checkmate nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither Checkmate nor any of its subsidiaries has received any notice of seizure from any taxation authority. The accruals and reserves for Taxes reflected in the Checkmate Balance Sheet are in all material respects sufficient to cover all Taxes accruable through the date thereof (including Taxes being contested and any deferred Taxes) in accordance with GAAP and, as of the Effective Date, such accruals and reserves, as adjusted for the passage of time through the Effective Date, will be sufficient for the then unpaid Taxes of Checkmate and its subsidiaries. Except as disclosed in Section 7.16(b) of the Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries (whether as a result of the Transactions or otherwise) is required to include in income:

        (i) items in respect of any change in accounting principles or deferred intercompany transactions; or

        (ii) any installment sale gain;

        in each case where the inclusion in income would result in a tax Liability materially in excess of the reserves therefor.

    (c) Checkmate, on behalf of itself and all its subsidiaries, hereby represents that, other than as disclosed on Section 7.16(c) of the Checkmate Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect:

        (i) neither Checkmate nor any of its subsidiaries has made any payment or is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code;

        (ii) neither Checkmate nor any of its subsidiaries has been subject to any accumulated earnings tax or personal holding company tax;

        (iii) neither Checkmate nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code;

        (iv) neither Checkmate nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations the tax exempt character of which for United States federal or state income tax purposes could be affected by the transactions contemplated hereunder; and

        (v) neither Checkmate nor any of its subsidiaries has, prior to the date hereof, acquired or had the use of any material property from a person with whom it was not dealing at arm's length, or disposed of any material property to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof.

    (d) No power of attorney has been granted by Checkmate or any of its subsidiaries with respect to any matter relating to Taxes which is currently in force.

    (e) Neither Checkmate nor any of its subsidiaries

        (i) is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes,

        (ii) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which is Checkmate), or

        (iii) has any Liability for Taxes of any person (other than Checkmate and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by Contract or otherwise.

        (f) Checkmate and each of its subsidiaries has withheld all material amounts from each payment made to any of its respective past or present employees, officers or directors, suppliers, customers or other third parties the amount of all Taxes and other material deductions required to be withheld therefrom and has paid the same to the proper taxation authority or other receiving officers within the time required under any applicable Law.

        (g) Checkmate has remitted to the appropriate taxation authority when required by law to do so all amounts collected by it on account of all retail sales and similar Taxes.

        (h) Checkmate has withheld from each payment made to any non-resident of the United States of America the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxation authority or other receiving officers within the time required under any applicable Law.

        (i) Checkmate and all of the subsidiaries of Checkmate have taxation years ending on December 31 of each year.

7.17 ENVIRONMENTAL MATTERS

    (a) Except in all cases as do not have a Material Adverse Effect, Checkmate and each of its subsidiaries:

        (i) have obtained all applicable Approvals which are required under Environmental Laws; and

        (ii) are in compliance with all terms and conditions of such Approvals and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any Law or Order issued, entered, promulgated or approved thereunder.

    (b) There is no Litigation pending or, to the knowledge of Checkmate, threatened before any governmental entity in which Checkmate or any Checkmate subsidiary or any of the properties owned, leased, managed or operated by Checkmate or one of its subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant for alleged noncompliance (including by any predecessor) with any Environmental Law, whether or not occurring at, on, under, or involving a property owned, leased, managed or operated (in whole or in part) by Checkmate or any subsidiary of Checkmate or any of their properties. To the knowledge of Checkmate, there is no reasonable basis for any Litigation of a type described in the immediately foregoing sentence.

    (c) During the period of Checkmate's or any of its subsidiaries'

        (i) ownership or operation of any of their respective current properties,

        (ii) participation in the management of any properties of any other person, or

        (iii) holding of a security interest in any properties of any other person, there have been no releases of "hazardous substances" in, on, under, or affecting such properties. Prior to the period of Checkmate's or any of its subsidiaries'

           A. ownership or operation of any of their respective current properties,

           B. Checkmate's or any of its subsidiaries' participation in the management of any properties of any other person, or

           C. holding of a security interest in any properties of any other person, there were no releases of "hazardous substances" in, on, under, or affecting any such properties.

7.18 BROKERS

    Except as set forth in Section 7.18 of the Checkmate Disclosure Schedule, no broker, finder or investment banker (other than BT Alex.Brown) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Checkmate. A complete and correct copy of all agreements between Checkmate and BT Alex.Brown pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder are set forth in
Section 7.18 of the Checkmate Disclosure Schedule.

7.19 FULL DISCLOSURE

    No statement contained in this Agreement or any certificate or schedule furnished or to be furnished by Checkmate or any of its subsidiaries to IVI in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

7.20 INTELLECTUAL PROPERTY

    (a) Except in such instances that do not have a Material Adverse Effect, Checkmate or a Checkmate subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) tangible or intangible proprietary information or material and other intellectual property rights that are used or proposed to be used in the business of Checkmate and its subsidiaries as currently conducted. Section 7.20(a) of the Checkmate Disclosure Schedule lists all current and past (lapsed, expired, abandoned or canceled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names, other intellectual property and any applications therefor owned by Checkmate and its subsidiaries (the "Checkmate Intellectual Property Rights"), and specifies the jurisdictions in which each such Checkmate Intellectual Property Right has been issued or registered (if any) or in which an application for such issuance and registration has been filed (if any), including the respective registration or application numbers and the names of all registered owners, together with a list of all of Checkmate's and its subsidiaries' currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or Canadian Copyright Office and any other foreign offices and by whom such items have been registered. Section 7.20(a) of the Checkmate Disclosure Schedule includes and specifically identifies all third-party patents, trademarks or copyrights (including software), and other intellectual property (the "Checkmate Third Party Intellectual Property Rights") to the knowledge of Checkmate which are incorporated in, are, or form a part of, any product of Checkmate or are otherwise used in (or proposed to be used in) or necessary for the conduct of Checkmate's business as currently conducted. Section 7.20(a) of the Checkmate Disclosure Schedule lists:

        (i) any requests Checkmate has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made;

        (ii) except for object code licence agreements for Checkmate's and its subsidiaries' products executed in the ordinary course of business and in accordance with Checkmate's and its subsidiaries' past practices, all material licences, sublicences and other Contracts as to which Checkmate or any subsidiary of Checkmate is a party and pursuant to which any person is authorized to use any Checkmate Intellectual Property Right, including any trade secret material to Checkmate or any subsidiary of Checkmate; and

        (iii) all material licences, sublicences and other Contracts as to which Checkmate is a party and pursuant to which Checkmate is authorized to use any Checkmate Third Party Intellectual Property Rights, including any trade secret of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

    (b) Checkmate and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement by Checkmate or the performance of its obligations hereunder, in violation in any material respect of any licence, sublicence or Contract described in Section 7.20(a) of the Checkmate Disclosure Schedule. No Litigation with respect to the Checkmate Intellectual Property Rights, including any trade secret material to Checkmate, or Checkmate Third Party Intellectual Property Rights is currently pending or, to the knowledge of Checkmate, is threatened by any person, nor does Checkmate know of any valid grounds for any bona fide Litigation:

        (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Checkmate or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret;

        (ii) against the use by Checkmate or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Checkmate's or any of its subsidiaries' business as currently conducted or as proposed to be conducted by Checkmate or any of its subsidiaries;

        (iii) challenging the ownership, validity or effectiveness of any of the Checkmate Intellectual Property Rights, including trade secrets, material to Checkmate or any of its subsidiaries; or

        (iv) challenging Checkmate's or any of its subsidiaries' license or legally enforceable right to use of the Checkmate Third Party Intellectual Property Rights. To Checkmate's knowledge, all patents, registered trademarks, maskworks and copyrights held by Checkmate or any of its subsidiaries are valid and subsisting. Except as set forth in Section 7.20(b) of the Checkmate Disclosure Schedule, to Checkmate's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Checkmate Intellectual Property by any third party, including any employee or former employee of Checkmate or any of its subsidiaries.

    Except as set forth in Section 7.20(b) of the Checkmate Disclosure Schedule, neither Checkmate nor any of its subsidiaries

        (i) has been sued or charged in writing as a defendant in any Litigation which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof, or been informed or notified by any third party that Checkmate or any of its subsidiaries may be engaged in such infringement, or

        (ii) has knowledge of any infringement Liability with respect to, or infringement by, Checkmate or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork, copyright or other intellectual property of another.

    (c) Except as noted in Section 7.20(d) of the Checkmate Disclosure Schedule, all software that is Checkmate Intellectual Property Rights and Checkmate's and its subsidiaries' business systems (including hardware and software) and products are Year 2000 Compliant.

7.21 INTERESTED PARTY TRANSACTIONS

    Except as disclosed in Section 7.21 of the Checkmate Disclosure Schedule, since December 31, 1996 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

7.22 INSURANCE

    Section 7.22 of the Checkmate Disclosure Schedule lists all material insurance policies and fidelity bonds covering the business, properties, operations, employees, officers and directors of Checkmate and its subsidiaries. Except as is set forth in Section 7.22 of the Checkmate Disclosure Schedule, there is no claim by Checkmate or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Checkmate and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Checkmate and its subsidiaries. Checkmate and its subsidiaries have not received notice of and do not know of any threatened termination of, or material premium increase with respect to, any of such policies.

7.23 OPTION PLANS

    Except as set forth in Section 7.23 of the Checkmate Disclosure Schedule, the Board of Directors of Checkmate has taken all necessary action (or refrained from taking action, where appropriate) under the Checkmate Stock Option Plans so that none of the Checkmate Stock Options (or any portion thereof) will be entitled to receive cash or other property as a result of the consummation of the transactions contemplated hereby, but instead shall be assumed as provided in Section 5.10 hereof.

7.24 POOLING MATTERS

    Neither Checkmate nor to Checkmate's knowledge any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by IVI or any of its affiliates or Newco) would affect the ability of Newco to account for the business combination to be effected by the Transactions as a pooling of interests.

7.25 AFFILIATES

    Section 7.25 of the Checkmate Disclosure Schedule sets forth each person who, as of the date hereof, is an affiliate of Checkmate.

7.26 OPINION OF FINANCIAL ADVISOR

    Checkmate has been advised by its financial advisor, BT Alex.Brown, that, in its opinion, as of the date hereof, the terms of the Transactions are fair to the stockholders of Checkmate from a financial point of view, and has delivered a written copy of such opinion to Checkmate.

             ARTICLE 8.00--REPRESENTATIONS AND WARRANTIES OF NEWCO

    Newco hereby represents and warrants to IVI and Checkmate that:

8.1 ORGANIZATION AND QUALIFICATION

    Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware or organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Newco does not directly or indirectly own any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity, except that it owns all of the outstanding capital stock of Merger Sub.

8.2 ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES

    The Certificate of Incorporation and By-Laws of Newco are in full force and effect. Newco is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

8.3 CAPITALIZATION

    The authorized capital stock of Newco consists of 99,000,000 shares of Newco Common Stock and 1,000,000 shares of preferred stock of Newco ("Newco Preferred Stock"). As of the date of this Agreement:

           (i) 10 shares of Newco Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable under the Delaware Law. None of the outstanding shares of capital stock of Newco has been issued in violation of any preemptive rights of any current or past holder of Newco capital stock; and

           (ii) no shares of Newco Preferred Stock are issued or outstanding.

8.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    Newco has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Newco has determined that it is advisable and in the best interest of Newco's shareholders for Newco to enter into a business combination with IVI, Checkmate and Merger Sub upon the terms and subject to the conditions of this Agreement. This

Agreement has been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery by IVI, Checkmate and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of Newco.

           ARTICLE 9.00--REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    Merger Sub hereby represents and warrants to IVI and Checkmate that:

9.1 ORGANIZATION AND QUALIFICATION

    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia or organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Merger Sub does not directly or indirectly own any equity or similar interest in, or any Rights in, any corporation, partnership, joint venture or other business association or entity.

9.2 ARTICLES OF INCORPORATION AND BY-LAWS; MINUTES

    The Articles of Incorporation and By-Laws of Merger Sub are in full force and effect. Merger Sub is not in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

9.3 CAPITALIZATION

    The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date of this Agreement 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

9.4 AUTHORITY RELATIVE TO THIS AGREEMENT

    Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Merger Sub has determined that it is advisable and in the best interest of Merger Sub's shareholders for Merger Sub to enter into a business combination with IVI, Newco and Checkmate upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by IVI, Newco and Checkmate, as applicable, constitutes a legal, valid and binding obligation of Merger Sub.

           ARTICLE 10.00--CONDUCT OF BUSINESS PENDING THE ARRANGEMENT

10.1 CONDUCT OF BUSINESS BY IVI PENDING THE TRANSACTIONS

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, IVI covenants and agrees that, unless Checkmate shall otherwise agree in writing, IVI shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and IVI and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice except as may be otherwise provided herein; and IVI shall use reasonable commercial efforts to preserve substantially intact the business organization of IVI and its subsidiaries, to keep available the services of the present officers, employees and consultants of

IVI and its subsidiaries, to take all action reasonably necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any IVI Intellectual Property and to preserve the present relationships of IVI and its subsidiaries with customers, suppliers and other persons with which IVI or any of its subsidiaries has significant business relations.

    In addition, except as contemplated by this Agreement, IVI shall not, and shall cause its subsidiaries not to, except to the extent necessary to implement the Transactions and to carry out the intentions of the parties set forth in
Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, directly or indirectly do, or agree, propose or Contract to do, any of the following without the prior written consent of Checkmate:

        (a) amend or otherwise change IVI's Articles of Continuation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber or otherwise subject to any Lien, or authorize the issuance or reservation for issuance, sale, pledge, disposition or encumbrance of or otherwise subjecting to any Lien, any shares of capital stock of any class or other ownership interests, or any Rights of IVI, any of its subsidiaries or affiliates (except for the issuance of IVI Common Shares issuable pursuant to employee stock options under the IVI Option Plan or pursuant to the Participation Right, which options or rights, as the case may be, are outstanding on the date hereof and except for the issuance of shares of NTN common stock pursuant to employee stock options which options are outstanding on the date hereof);

        (c) sell, dispose of or subject any properties of IVI or any of its subsidiaries to any Lien (except for

           (i) sales of properties in the ordinary course of business and in a manner consistent with past practice and

           (ii) dispositions of obsolete or worthless properties);

        (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the IVI Employee Plans (including the IVI Option Plan) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other ownership interest, except that a wholly-owned subsidiary of IVI may declare and pay a dividend to its parent,

           (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize or propose the issuance of any other securities or Rights in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, or

           (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

        (f) sell, transfer, license, sublicense or otherwise dispose of any IVI Intellectual Property, or amend or modify any existing Contracts with respect to any IVI Intellectual Property or IVI Third Party Intellectual Property Rights, other than nonexclusive object and source code licences in the ordinary course of business consistent with past practice;

        (g) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, other than the purchase of the assets of BancTec Payment System's Open Payment Systems Group by NTN;

           (i) incur or amend any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of currently existing bank debt of IVI or IVI's subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or

           (ii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $1,000,000 for IVI and its subsidiaries taken as a whole;

        (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of IVI or any of its subsidiaries subject to performance and compensation reviews, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of IVI or any of its subsidiaries, or (except as required by Law) terminate, establish, adopt, enter into or amend any IVI Employee Plan;

        (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by Canadian generally accepted accounting principles applied on a basis consistent with past practice;

        (j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax Liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the consolidated balance sheet contained in IVI's most recent OSC Report;

        (k) pay, discharge or satisfy any material Litigation or Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against on the consolidated balance sheet contained in IVI's most recent OSC Report or incurred in the ordinary course of business and consistent with past practice;

        (l) modify, amend or terminate any Contracts, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice or with respect to Contracts which are not material to IVI and its subsidiaries taken as a whole;

        (m) take or allow to be taken or fail or omit to take any act which would jeopardize the treatment of the Transactions as a pooling of interests for accounting purposes under GAAP; or

        (n) any action which would make any of the representations or warranties of IVI contained in this Agreement untrue or incorrect in any material respect or prevent IVI from performing or cause IVI not to perform its covenants hereunder or result in any of the conditions to the Arrangement set forth herein not being satisfied.

10.2 NO SOLICITATION

        (a) Neither IVI nor Checkmate (each, for purposes of this Section 10.2, a "Company"), nor any of their respective subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall such Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to solicit, initiate or knowingly take any action to facilitate the submission of inquiries, proposals or offers from any Third Party relating to (A) any acquisition or purchase of 5% or more of the assets of such Company and its subsidiaries as stated in the consolidated balance sheet contained in IVI's most recent OSC Report or Checkmate's most recent Checkmate SEC Document, as the case may be, or of 5% or more of the number of outstanding equity securities of any class of such Company or any of its subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving such Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the assets of such Company and its subsidiaries as stated in the consolidated balance sheet contained in IVI's most recent OSC Report or Checkmate's most recent Checkmate SEC Document, as the case may be, other than the transactions contemplated by this Agreement, the Shareholders Agreements and any transaction pursuant to the Participation Right, or (D) any other transaction the consummation of which would, or could reasonably be expected to materially impede, interfere with, prevent or delay any or all of the Transactions (collectively, "Acquisition Proposals"), or (ii) agree to or endorse an Acquisition Proposal, or (iii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business or properties or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit such Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) engaging in discussions or negotiations with such a Third Party who has made a Superior Proposal but only to the extent that the Board of Directors of such Company shall have concluded in good faith on the basis of written advice from its outside counsel that such action is required to prevent the Board of Directors of such Company from breaching its fiduciary duties to the stockholders or shareholders of such Company under applicable law; or
    (ii) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to such Company in any material respect than the Confidentiality/Standstill Agreement, and a copy of which shall be provided for informational purposes only to the other Company) concerning such Company and its businesses or properties to a Third Party who has made a Superior Proposal; provided, further, that if the Board of Directors of such Company receives a Superior Proposal, to the extent it may do so without breaching its fiduciary duties as advised in writing by its outside counsel and as determined in good faith, and without violating any of the conditions of such Superior Proposal, (A) the Board of Directors of such Company shall not, and shall not authorize any officers or representatives to, take any of the foregoing actions until reasonable notice to the other Company of its intent to take such action shall have been given in writing to the other Company; and (B) such Company shall promptly inform the other Company of the terms and conditions of such proposal and the identity of the person making it. As of the date hereof, each Company shall immediately cease and cause each of its subsidiaries and its and their advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about such Company that was furnished by or on behalf of such Company to return or destroy all such information in the possession of any such Third Party or in the possession of any agent or advisor of any such party.

        (b) If (A) a Third Party has made an Acquisition Proposal, (B) the Agreement is terminated pursuant to Section 12.1(e), 12.1(f), 12.1(g) or 12.1(h) and (C) any Acquisition Proposal (whether or not proposed prior to the IVI Shareholders' Meeting or the Checkmate Stockholders' Meeting, as the case may be, and whether or not it involves the Third Party making the Acquisition Proposal referred to in Section 10.2(b)(A) above) has been consummated within twelve months following the termination of this Agreement, then, the Company (i) whose Board of Directors took the action or failed to take the action referred to in Section 12.1(e), (ii) which made the Terminating Breach, (iii) who is the subject of the Superior Proposal referred to in Sections 12.1(g) or 12.1(h); or (iv) which is subject to such consummated Acquisition Proposal, shall pay to the other Company, within two business days following such occurrence, a fee of $3,000,000, as liquidated damages and not as a penalty, together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants and legal counsel and the expenses of any litigation incurred in connection with collecting the fee provided for in this subsection 10.2(b).

        (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of the Company subject to such Acquisition Proposal believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable, from a financial point of view, to the stockholders or shareholders of such Company than this Agreement and the Transactions and that the funds or other consideration necessary for the Acquisition Proposal are reasonably likely to be available. For purposes of this Agreement, "Third Party" means any "group," as described in Rule 13d-5(b) promulgated under the Exchange Act, or person, other than IVI, Checkmate or any of their respective affiliates as of the date hereof.

        (d) Both IVI and Checkmate shall ensure that the respective officers, directors and employees of itself and its subsidiaries and any investment bankers or other advisors or representatives retained by IVI or Checkmate, as the case may be, are aware of the restrictions described in this Section 10.2, and shall be responsible for any breach of this Section 10.2 by such officers, directors, employees, bankers, advisors or representatives.

10.3 CONDUCT OF BUSINESS BY CHECKMATE PENDING THE TRANSACTIONS

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, Checkmate covenants and agrees that, unless IVI shall otherwise agree in writing, Checkmate shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and Checkmate and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice except as may be otherwise provided herein; and Checkmate shall use reasonable commercial efforts to preserve substantially intact the business organization of Checkmate and its subsidiaries, to keep available the services of the present officers, employees and consultants of Checkmate and its subsidiaries, to take all action reasonably necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any Checkmate Intellectual Property and to preserve the present relationships of Checkmate and its subsidiaries with customers, suppliers and other persons with which Checkmate or any of its subsidiaries has significant business relations.

    In addition, except as contemplated by this Agreement, Checkmate shall not, and shall cause its subsidiaries not to, except to the extent necessary to implement the Transactions and carry out the intentions of the parties set forth in Section 4.1 during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Date, directly or indirectly do, or agree, propose or Contract to do, any of the following without the prior written consent of IVI:

        (a) amend or otherwise change Checkmate's Articles of Incorporation or By-Laws;

        (b) issue, sell, pledge, dispose of or encumber or otherwise subject to any Lien, or authorize the issuance or reservation for issuance, sale, pledge, disposition or encumbrance of or otherwise subjecting to any Lien, any shares of capital stock of any class or other ownership interests, or any Rights (except for the issuance of Checkmate Common Shares issuable pursuant to employee stock options under the Checkmate Stock Option Plans, which options are outstanding on the date hereof);

        (c) sell, dispose of or subject any properties of Checkmate or any of its subsidiaries to any Lien (except for

           (i) sales of properties in the ordinary course of business and in a manner consistent with past practice and

           (ii) dispositions of obsolete or worthless properties);

        (d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Checkmate Employee Plans (including the Checkmate Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other ownership interest, except that a wholly-owned subsidiary of Checkmate may declare and pay a dividend to its parent,

           (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize or propose the issuance of any other securities or Rights in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, or

           (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

        (f) sell, transfer, license, sublicense or otherwise dispose of any Checkmate Intellectual Property, or amend or modify any existing Contracts with respect to any Checkmate Intellectual Property or Checkmate Third Party Intellectual Property Rights, other than nonexclusive object and source code licences in the ordinary course of business consistent with past practice;

        (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

           (ii) incur or amend any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of currently existing bank debt of Checkmate's subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or

           (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $1,000,000 for Checkmate and its subsidiaries taken as a whole;

        (h) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of Checkmate or any of its subsidiaries subject to performance and compensation reviews, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Checkmate or any of its subsidiaries, or (except as required by Law) terminate, establish, adopt, enter into or amend any Checkmate Employee Plan;

        (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by GAAP;

        (j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax Liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the consolidated balance sheet contained in the most recent Checkmate SEC Document;

        (k) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against in the consolidated balance sheet contained in Checkmate's most recent SEC Report or incurred in the ordinary course of business and consistent with past practice;

        (l) modify, amend or terminate any Contracts, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to it, other than in the ordinary course of business consistent with past practice with respect to Contracts which are not material to Checkmate and its subsidiaries taken as a whole;

        (m) take or allow to be taken or fail or omit to take any act which would jeopardize the treatment of the Transactions as a pooling of interests for accounting purposes under GAAP; or

        (n) take any action which would make any of the representations or warranties of Checkmate contained in this Agreement untrue or incorrect in any material respect or prevent Checkmate from performing or cause Checkmate to perform its covenants hereunder or result in any of the conditions to the Transactions set forth herein not being satisfied.

                 ARTICLE 11.00--CONDITIONS TO THE TRANSACTIONS

11.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS

    The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT/COURT APPROVAL

        The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall cover the Newco Common Stock both to be issued at or immediately after the Effective Date. No stop order suspending the effectiveness of the Registration Statement, if any, shall have been issued by the SEC and no Litigation for that purpose and no similar proceeding in respect of either Proxy Statement shall have been initiated or threatened by the SEC or the OSC. The final receipt from the OSC and other provincial securities regulatory authorities for the Prospectus shall have been obtained. The Court shall have issued its final order approving the Arrangement in form and substance satisfactory to IVI and Checkmate (such approvals not to be unreasonably withheld or delayed);

        (b) SHAREHOLDER APPROVAL

        This Agreement and the applicable Transaction shall have been approved and adopted by the affirmative requisite vote of the shareholders of each of IVI and Checkmate;

        (c) HSR ACT

        The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

        (d) OSC, ETC.

        All necessary rulings shall have been obtained from the OSC and other relevant Canadian, provincial and state securities regulatory authorities in connection with the Transactions. The applicable waiting periods and any extensions thereof under Part IX of the COMPETITION ACT (Canada) shall have expired or the parties shall have received an Advance Ruling Certificate ("ARC") pursuant to section 102 of the COMPETITION ACT (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Transactions;

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY

        No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Transactions shall be in effect, nor shall any Litigation brought by any governmental entity seeking any of the foregoing be pending; and there shall not be any action taken, or any Law or Order applicable to the Transactions, which makes the consummation of the Transactions illegal;

        (f) LISTING

        The Newco Common Stock issued at or immediately after the Effective Date and any additional shares issued as a result of the exercise of rights attaching to the Exchangeable Shares shall have been approved for

           (i) listing, subject to notice of issuance, on the TSE, and

           (ii) quotation, subject to notice of issuance, on the Nasdaq National Market. The Exchangeable Shares shall have been approved for listing, subject to notice of issuance, on the TSE; and

        (g) DISSENT RIGHTS

        IVI and Checkmate shall not have received, on or prior to the Effective Time, notice from the holders of, in IVI's case, IVI Common Shares, and, in Checkmate's case, Checkmate Common Shares of their intention to exercise their rights of dissent under Section 190 of the CBCA and Article 13 of the Georgia Law, respectively, that in the aggregate, after taking into account all other facts and circumstances of the parties, would prevent the Transactions from being treated as a pooling of interests under GAAP.

11.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF IVI

    The obligations of IVI to effect the Transactions are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES

        The representations and warranties of Checkmate contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality which shall be true and correct in all respects) on and as of the Effective Date, except for

           (i) changes contemplated by this Agreement, or

           (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), or and IVI shall have received a certificate to such effect signed on behalf of Checkmate by the Chief Executive Officer and the Chief Financial Officer of Checkmate;

        (b) AGREEMENTS AND COVENANTS

        Checkmate, Newco and Merger Sub shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date, and IVI shall have received a certificate to such effect signed on behalf of Checkmate by the Chief Executive Officer and the Chief Financial Officer of Checkmate and with respect to Newco and Merger Sub, by a director or officer of such corporation;

        (c) CONSENTS OBTAINED

        All material Approvals required to be obtained or made by Checkmate for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Checkmate;

        (d) GOVERNMENTAL ACTIONS

        There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity before any governmental entity, nor shall there be in effect any Order of any governmental entity, in either case, seeking to prohibit or limit IVI from exercising all material rights and privileges pertaining to the ownership or operation by IVI or any of its subsidiaries of all or a material portion of the business or properties of IVI or any of its subsidiaries, or seeking to compel IVI or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or properties of IVI or any of its subsidiaries, as a result of the Transactions;

        (e) MATERIAL ADVERSE CHANGE

        Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Checkmate or any subsidiary of Checkmate having a Material Adverse Effect;

        (f) ACCOUNTANTS' POOLING LETTERS

        IVI shall have received a letter, dated as of the date hereof, in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that such firm is not aware of any matters relating to IVI and its subsidiaries which would preclude the Transactions from qualifying for pooling-of-interests accounting treatment. IVI also shall have received a letter, dated as of the Effective Date in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that the Transactions qualify for pooling-of-interests accounting treatment;

        (g) AFFILIATE AGREEMENTS

        IVI shall have received from each person who is identified in the Checkmate Affiliate Letter as an "affiliate" of Checkmate a Checkmate Affiliate Agreement, and each such Checkmate Affiliate Agreement shall be in full force and effect;

        (h) OPINION OF CHECKMATE COUNSEL

        IVI shall have received from Alston & Bird, counsel to Checkmate, an opinion that the Merger is effective under Georgia Law, in form and substance reasonably satisfactory to IVI and its counsel; and

        (i) TAX OPINION

        IVI shall have received an opinion in form and substance satisfactory to IVI of Meighen Demers, counsel for IVI, to the effect that the Arrangement will be generally treated for Canadian federal income tax purposes as a reorganization of capital for those shareholders of IVI who hold their IVI Common Shares as capital property for purposes of the ITA and an opinion in form and substance satisfactory to IVI from Morgan, Lewis & Bockius, counsel for IVI, to the effect that a Shareholder of IVI who exchanges IVI Common Shares for Newco Common Stock should not recognize gain or loss under
    Section 351 of the Code.

11.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHECKMATE

    The obligations of Checkmate to effect the Transactions is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES

        The representations and warranties of IVI contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality which shall be true and correct in all respects) on and as of the Effective Date, except for

           (i) changes contemplated by this Agreement, or

           (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date),

    and Checkmate shall have received a certificate to such effect signed on behalf of IVI by the Chief Executive Officer and the Chief Financial Officer of IVI;

        (b) AGREEMENTS AND COVENANTS

        IVI, Newco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Date, and Checkmate shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of IVI and with respect to Newco and Merger Sub, by a director or officer of such corporations;

        (c) CONSENTS OBTAINED

        All material Approvals required to be obtained or made by IVI for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by IVI;

        (d) GOVERNMENTAL ACTIONS

        There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental entity before any governmental entity, nor shall there be in effect any Order of any governmental entity, in either case, seeking to prohibit or limit Checkmate from exercising all material rights and privileges pertaining to the ownership or operation by Checkmate or any of its subsidiaries of all or a material portion of the business or properties of Checkmate or any of its subsidiaries, or seeking to compel Checkmate or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or properties of Checkmate or any of its subsidiaries, as a result of the Transactions;

        (e) MATERIAL ADVERSE CHANGE

        Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of IVI or any subsidiary of IVI having a Material Adverse Effect;

        (f) ACCOUNTANTS' POOLING LETTERS

        Checkmate shall have received a letter, dated as of the date hereof, in form and substance reasonably acceptable to such party, from Ernst & Young to the effect that such firm is not aware of any matters relating to Checkmate and its subsidiaries which would preclude the Transactions from qualifying for pooling-of-interests accounting treatment. Checkmate also shall have received a letter, dated as of the Effective Date, in form and substance reasonably acceptable to such party, from Coopers & Lybrand to the effect that the Transactions qualify for pooling-of-interests accounting treatment;

        (g) AFFILIATE AGREEMENTS

        Checkmate shall have received from each person who is identified in the IVI Affiliate Letter as an "affiliate" of IVI an IVI Affiliate Agreement, and each such IVI Affiliate Agreement shall be in full force and effect.

        (h) OPINION OF IVI COUNSEL

        Checkmate shall have received from Meighen Demers, counsel to IVI, an opinion that the Arrangement is effective under Ontario Law, in form and substance reasonably satisfactory to Checkmate and its counsel; and

        (i) TAX OPINION

        Checkmate shall have received an opinion in form and substance satisfactory to Checkmate of Alston & Bird, counsel for Checkmate, to the effect that the Merger will be generally treated for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code.

                           ARTICLE 12.00--TERMINATION

12.1 TERMINATION

    This Agreement may be terminated at any time prior to the Effective Date, notwithstanding approval thereof by the shareholders of IVI or Checkmate:

        (a) by mutual written consent duly authorized by the Boards of Directors of IVI and Checkmate; or

        (b) by either IVI or Checkmate if the Transactions shall not have been consummated by July 31, 1998 (PROVIDED, THAT, the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Transactions to occur on or before such date); or

        (c) by either IVI or Checkmate if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement or the Merger; or

        (d) by either IVI or Checkmate, if, at either of the IVI Shareholders' Meeting (including any adjournment or postponement thereof) or the Checkmate Shareholders' Meeting (including, any adjournment or postponement thereof), the requisite affirmative vote of the shareholders of IVI or Checkmate, as the case may be, shall not have been obtained; or

        (e) by either Company if

           (i) the Board of Directors of the other Company shall withdraw, modify or change its recommendation of this Agreement or the Transactions in a manner adverse to the other party or shall have resolved to do so or shall have failed by June 15 , 1998 to call the IVI Shareholders' Meeting or the Checkmate Shareholders' Meeting, as the case may be; or

           (ii) the Board of Directors of the other Company shall have taken a "neutral" position with respect to (or shall have failed to reject as inadequate, or shall have failed to reaffirm its recommendation of this Agreement and the Transactions within 10 business days after the public announcement or commencement of) an Acquisition Proposal; or

        (f) by either IVI or Checkmate, upon a breach of any representation, warranty, covenant or agreement on the part of Checkmate or IVI, respectively, set forth in this Agreement or if any representation or warranty of Checkmate or IVI, respectively, shall have become untrue, in either case, such that the conditions set forth in Section 11.2(a) or 11.2(b), or Section 11.3(a) or 11.3(b),
    would not be satisfied (a "Terminating Breach"),

        PROVIDED, THAT, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than July 31, 1998) by Checkmate or IVI, as the case may be, through the exercise of its reasonable best efforts and for so long as Checkmate or IVI, as the case may be, continues to exercise such reasonable best efforts, neither Checkmate nor IVI, respectively, may terminate this Agreement under this
    Section 12.1(f) until the earlier of July 31, 1998 or the expiration of such 30-day period without such Terminating Breach having been cured; or

        (g) Either Company may terminate this Agreement by written notice to the other Company at any time prior to the Effective Time, provided that a person has made a Superior Proposal to such Company, provided that the other Company does not make, within five business days of the aforesaid notice, an offer that the Board of Directors of the Company subject to such Superior Proposal believes, in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Superior Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is at least as favorable, from a financial point of view, to the shareholders of such Company as such Superior

    Proposal and that the funds or other consideration necessary for such offer are reasonably likely to be available; or

        (h) Either Company may terminate this Agreement by written notice to the other Company if prior to the Effective Time the Board of Directors of such Company shall have withdrawn or modified or amended, in a manner adverse to the other Company, its approval or recommendation of this Agreement, the Arrangement or the Merger or its recommendation that the shareholders of such Company adopt and approve this Agreement, the Arrangement or the Merger in order to permit such Company to execute a definitive agreement providing for the consummation of a Superior Proposal with respect to such Company, provided that such Company shall be in compliance with the terms of Section 10.2.

12.2 EFFECT OF TERMINATION

    In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except

           (i) as set forth in Section 10.2, Section 12.3 and the second sentence of Section 13.1 hereof, and

           (ii) nothing herein shall relieve any party from Liability for any willful breach hereof.

12.3 FEES AND EXPENSES

    Except as otherwise set forth in Section 10.2, each of IVI and Checkmate shall be responsible for the fees and expenses of its own legal counsel, accountants, investment bankers and other professional advisors in connection with this Agreement and the Transactions, including, without limitation, the Registration Statement, Proxy Statement/Prospectus and the Prospectus. All fees and expenses incurred in connection with this Agreement and the Transactions by Newco and Merger Sub, including, without limitation, fees and expenses incurred with respect to the incorporation and organization of each of them, registration fees and filing fees paid with respect to the Registration Statement or the Prospectus, and printing costs incurred with respect to the Registration Statement, Proxy Statement/Prospectus and the Prospectus shall be shared on an equal basis by IVI and Checkmate, whether or not the Transactions are consummated.

                       ARTICLE 13.00--GENERAL PROVISIONS

13.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

    Except as otherwise provided in this Section 13.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Date or upon the termination of this Agreement pursuant to Section 12.1, as the case may be, except that the agreements set forth in Sections 5.10, 5.12, 5.23 and 5.25 shall survive the Effective Date indefinitely and those set forth in Sections 5.8, 10.2 and 12.3 shall survive termination indefinitely. The Confidentiality/Standstill Agreement shall survive termination of this Agreement as provided therein.

13.2 NOTICES

    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the courier), and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by such party in a notice pursuant to this Section 13.2):

        (a) If to IVI:

   International Verifact Inc.
   79 Torbarrie Road
   Toronto, Ontario M3L 1G5

   Telecopier No.:               (416) 245-9896
   Attention:                    L. Barry Thomson
                                 President and CEO

   With a copy to:

   Meighen Demers
   Merrill Lynch Canada Tower
   200 King Street West
   Suite 1100
   Toronto, Ontario
   Canada M5H 3T4

   Telecopier No.:               (416) 977-5239
   Attention:                    Mark A. Convery

   And to:

   Morgan, Lewis & Bockius LLP
   101 Park Avenue
   46th Floor
   New York, NY
   U.S.A. 10178

   Telecopier No.:               (212) 309-6273
   Attention:                    David G. Nichols, Jr.

        (a) If to Checkmate:

   Checkmate Electronics, Inc.
   1003 Mansell Road
   Roswell, Georgia
   U.S.A. 30076

   Telecopier No.:               (770) 594-6019
   Attention:                    John C. Neubert

   With a copy to:

   Alston & Bird
   One Atlantic Center
   1201 West Peachtree Street
   Atlanta, Georgia
   U.S.A. 3039-3424

   Telecopier No.:               (404) 881-4777
   Attention:                    M. Hill Jeffries

13.3 AMENDMENT

    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date;

    PROVIDED, HOWEVER, that, after approval of the matters put before the shareholders of Checkmate or the shareholders of IVI, no amendment may be made which by any Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

13.4 WAIVER

    At any time prior to the Effective Date, any party hereto may with respect to any other party hereto

        (a) extend the time for the performance of any of the obligations or other acts,

        (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and

        (c) waive compliance with any of the agreements or conditions contained herein.

    Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

13.5 HEADINGS

    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6 SEVERABILITY

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.7 ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality/Standstill Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

13.8 ASSIGNMENT

    None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

13.9 PARTIES IN INTEREST

    This Agreement shall be binding upon and enure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than

Section 5.12 (which is intended to be for the benefit of the parties indemnified therein and may be enforced by such parties).

13.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.11 GOVERNING LAW

    This Agreement (for purposes of Section 13.16 or otherwise) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 13.16, each of the parties submits to the jurisdiction of the courts of the Province of Ontario to hear all actions, suits and proceedings arising in connection with this Agreement arising from the enforcement of arbitration judgments made pursuant to Section 13.16. Checkmate hereby appoints Cassels, Brock & Blackwell as its agent for service of process in respects of all actions, suits and proceedings in the courts of Ontario in connection with this Agreement.

13.12 COUNSEL FEE

    In the event of any Litigation by any party against the other for specific performance or damages for breach of this Agreement which results in a final judgment not subject to further appeal by one of the parties, the party against whom the judgment is entered shall pay to the party in whose favour the judgment is entered (the "successful party") all of the successful party's counsel fees and expenses in connection with the prosecution or defence of the action, including in respect of investigations, depositions and discoveries in connection therewith (and including, in connection with any litigation in a Canadian court, costs on a solicitor and his own client basis).

13.13 COUNTERPARTS

    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.14 WAIVER OF JURY TRIAL

    Each of IVI and Checkmate hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this agreement or any of the transactions contemplated hereby.

13.15 U.S. CURRENCY

    Except as otherwise expressly stated, all dollar amounts referred to in this Agreement are in United States currency.

13.16 ARBITRATION

        (a) In the event of any dispute, claim, question or difference arising between IVI and Checkmate in respect of the provisions, the subject matter, the interpretation, or the effect of this Agreement or any breach hereof, the parties shall use their best endeavors to settle such dispute, claim, question or difference. To this effect the party which raises the concern shall give notice in writing to the other of the concern and the reasons therefor and its proposal for resolution. Thereafter, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties.

        (b) Except as is expressly otherwise provided in this Agreement, if the parties do not reach a solution pursuant to Section 13.16(a) within a period of 30 days from the written notice contemplated in Section 13.16(a), then upon written notice by either party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the American Arbitration Association Rules for the conduct of arbitrations in effect at the date of commencement of such arbitration, based upon the following:

           (i) the arbitration tribunal shall consist of one arbitrator appointed by each of the parties who is qualified by education and training to pass upon the particular matter to be decided, together with a third arbitrator appointed by the first two-selected arbitrators;

           (ii) the arbitrators shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

           (iii) the arbitration shall take place in the State of Delaware;

           (iv) the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

           (v) judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

    IN WITNESS WHEREOF, IVI, Checkmate, Newco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          INTERNATIONAL VERIFACT INC.

                                Per:            /s/ L. BARRY THOMSON
                                     -----------------------------------------
                                               Name: L. Barry Thomson
                                        Title: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                          CHECKMATE ELECTRONICS, INC.

                                Per:           /s/ J. STANFORD SPENCE
                                     -----------------------------------------
                                              Name: J. Stanford Spence
                                              Title: CHAIRMAN AND CEO

                                              IVI CHECKMATE CORP.

                                Per:            /s/ L. BARRY THOMSON
                                     -----------------------------------------
                                               Name: L. Barry Thomson
                                              Title: PRESIDENT AND CEO

                                           FUTURE MERGER CORPORATION

                                Per:           /s/ J. STANFORD SPENCE
                                     -----------------------------------------
                                              Name: J. Stanford Spence
                                                  Title: CHAIRMAN

                                  SCHEDULE "A"
                        SCHEDULE OF CERTAIN DEFINITIONS

    Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

(a)         "Acquisition Proposals" shall bear the meaning ascribed to it in Section
            10.2(a);

(b)         "Affiliate Agreement" shall bear the meaning ascribed to it in Section 5.11;

(c)         "Affiliate Letter" shall bear the meaning ascribed to it in Section 5.11;

(d)         "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which Checkmate or IVI, as the case may be, (either along, or through or together with any other subsidiary) has, directly or indirectly, an equity interest of 10 percent or more;

(e)         "Agreement", "hereof", "herein", "hereunder", and similar expressions refer to this Agreement and the schedules and exhibits hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(f)         "Approvals" shall bear the meaning ascribed to it in Section 6.1;

(g)         "Arrangement" shall bear the meaning ascribed to it in the recitals;

(h)         "business day" means any day other than a Saturday, Sunday or a day when banks are not open for business in either or both of Atlanta, Georgia and Toronto,
            Ontario;

(i)         "Call Rights" shall bear the meaning ascribed to it in the recitals;

(j)         "CBCA" shall mean the CANADA BUSINESS CORPORATIONS ACT, as amended;

(k)         "Checkmate Balance Sheet" shall bear the meaning ascribed to it in Section 7.9;

(l)         "Checkmate Common Shares" shall bear the meaning ascribed to in the recitals;

(m)         "Checkmate Disclosure Schedule" shall bear the meaning ascribed to it in Section
            7.1;

(n)         "Checkmate Dissenting Shares" shall bear the meaning ascribed to it in Section
            3.8;

(o)         "Checkmate Employee Plan" shall bear the meaning ascribed to it in Section 7.11;

(p)         "Checkmate Exchange Ratio" shall bear the meaning ascribed to it in Section
            3.4(a)(ii);

(q)         "Checkmate Intellectual Property Rights" shall bear the meaning ascribed to it in Section 7.20;

(r)         "Checkmate Option" shall bear the meaning ascribed to it in Section 5.10(a);

(s)         "Checkmate Proxy Statement" shall bear the meaning ascribed to it in Section
            5.7(a);

(t)         "Checkmate SEC Documents" shall bear the meaning ascribed to it in Section
            7.7(a);

(u)         "Checkmate Share" shall bear the meaning ascribed to it in the recitals;

(v)         "Checkmate Shareholder Approval" shall bear the meaning ascribed to it in
            Section 5.7(a);

(w)         "Checkmate Shareholders' Meeting" shall bear the meaning ascribed to it in
            Section 5.7(a);

(x)         "Checkmate Stock Option Plans" shall bear the meaning ascribed to it in Section
            5.10(a);

(y)         "Checkmate Third Party Intellectual Property Rights" shall bear the meaning ascribed to it in Section 7.20;

(z)         "Closing" shall bear the meaning ascribed to it in Section 5.1;

(aa)        "Code" shall mean the United States Internal Revenue Code of 1986, as amended;

(bb)        "Company" shall mean IVI or Checkmate;

(cc)        "Confidentiality/Standstill Agreement" shall bear the meaning ascribed to it in
            Section 5.8;

(dd)        "Constituent Corporations" shall bear the meaning ascribed to it in Section 3.2;

(ee)        "Contracts" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, note, bond, mortgage, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any person is a party or that is binding on any person or its equity securities (including capital stock), properties or business;

(ff)        "control" (including the terms "controlled by" and "under common control with")
            means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by
            Contract or credit arrangement or otherwise;

(gg)        "Court" shall bear the meaning ascribed to it in Section 2.1 of this Agreement;

(hh)        "default or violation" means
                (i)  any breach, violation or default,
                (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach, violation or default, or
                (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms, or renegotiate, or to accelerate, increase, or impose any Liability;

(ii)        "Delaware Law" means Delaware General Corporation Law, as amended;

(jj)        "Director" means the director appointed under Section 260 of the CBCA;

(kk)        "Effective Date" shall bear the meaning ascribed to it in Section 2.1;

(ll)        "Effective Time" shall bear the meaning ascribed to it in Section 2.1;

(mm)        "Environmental Laws" shall bear the meaning ascribed to it in Section 6.17;

(nn)        "ERISA" shall mean the EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended;

(oo)        "Exchange Act" means the SECURITIES EXCHANGE ACT OF 1934, as amended;

(pp)        "Exchange Agent" shall bear the meaning ascribed it in Section 3.6;

(qq)        "Exchange Rights" shall bear the meaning ascribed to it in the recitals;

(rr)        "Exchangeable Shares" shall bear the meaning ascribed to it in Section 2.1(a);

(ss)        "Final Order" shall bear the meaning ascribed to it in Section 2.1;

(tt)        "Form S-3" shall bear the meaning ascribed to it in Section 5.7(d);

(uu)        "GAAP" shall bear the meaning ascribed to it in the recitals;

(vv)        "Georgia Certificate of Merger" shall bear the meaning ascribed to it in Section
            3.1(b);

(ww)        "Georgia Law" means the Georgia Business Corporations Code, as amended;

(xx)        "governmental entity" shall bear the meaning ascribed to it in Section 6.5(c);

(yy)        "hazardous substances" shall bear the meaning ascribed to it in Section 6.17(d);

(zz)        "HSR Act" means the HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT OF 1976, as
            amended;

(aaa)       "Indemnified Parties" shall bear the meaning ascribed to it in Section 5.12(b);

(bbb)       "Ingenico" means Ingenico, S.A., a French corporation;

(ccc)       "IVI Balance Sheet" shall bear the meaning ascribed to it in Section 6.9;

(ddd)       "IVI Common Shares" shall bear the meaning ascribed to it in the recitals;

(eee)       "IVI Disclosure Schedule" shall bear the meaning ascribed to it in Section 6.1;

(fff)       "IVI Dissenting Shares" shall bear the meaning ascribed to it in Section 2.4;

(ggg)       "IVI Employee Plan" shall bear the meaning ascribed to it in Section 6.11;

(hhh)       "IVI Exchange Ratio" shall bear the meaning ascribed to it in the recitals;

(iii)       "IVI Intellectual Property Rights" shall bear the meaning ascribed to it in
            Section 6.20;

(jjj)       "IVI Option" shall bear the meaning ascribed to it in Section 5.10(a);

(kkk)       "IVI Option Plan" shall bear the meaning ascribed to it in Section 5.10(a);

(lll)       "IVI OSC Reports" shall bear the meaning ascribed to it in Section 6.7(a);

(mmm)       "IVI Proxy Statement" shall bear the meaning ascribed to it in Section 5.7(b);

(nnn)       "IVI SEC Documents" shall bear the meaning ascribed to it in Section 6.7(b);

(ooo)       "IVI Shareholders' Meeting" shall bear the meaning ascribed to it in Section
            5.7(b);

(ppp)       "IVI Third Party Intellectual Property Rights" shall bear the meaning ascribed to it in Section 6.20;

(qqq)       "Interim Order" shall bear the meaning ascribed to it in Section 2.1;

(rrr)       "IRS" shall mean the United States Internal Revenue Service;

(sss)       "ISOs" shall bear the meaning ascribed to it in Section 5.10(b);

(ttt)       "ITA" shall mean the INCOME TAX ACT (Canada), as amended;

(uuu)       "knowledge of Checkmate" or "Checkmate's knowledge" or like phrases shall mean only the actual knowledge, information and belief of J. Stanford Spence, Gregory
            A. Lewis and John C. Neubert, after, in all cases, reviewing all relevant records and making due enquiries regarding the relevant matter;

(vvv)       "knowledge of IVI" or "IVI's knowledge" or like phrases shall mean only the actual knowledge, information and belief of George Whitton, L. Barry Thomson and
            Peter Henry, after, in all cases, reviewing all relevant records and making due enquiries regarding the relevant matter;

(www)       "Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule, statute or similar requirement applicable to a person or its properties, Liabilities or business;

(xxx)       "Liabilities" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defence), claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise;

(yyy)       "Liens" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for current property Taxes not yet due and payable;

(zzz)       "Litigation" shall bear the meaning ascribed to it in Section 6.10;

(aaaa)      "Merger" shall bear the meaning ascribed to it in the recitals;

(bbbb)      "Merger Consideration" shall bear the meaning ascribed to it in Section 3.4(c);

(cccc)      "NASD" means the National Association of Securities Dealers, Inc.;

(dddd)      "Newco Common Stock" shall bear the meaning ascribed to it in the recitals;

(eeee)      "Newco Preferred Stock" shall bear the meaning ascribed to it in Section 2.1(b);

(ffff)      "Newco Special Voting Stock" means the preferred stock contemplated by Exhibit
            C;

(gggg)      "NTN" means National Transaction Network, Inc., a Delaware corporation;

(hhhh)      "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any governmental entity;

(iiii)      "OSA" shall mean the SECURITIES ACT (Ontario);

(jjjj)      "OSC" means the Ontario Securities Commission;

(kkkk)      "Participation Right" shall bear the meaning ascribed to it in Section 6.3(iv);

(llll)      "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (to the extent such group is deemed a "person" under Section 13(d)(3) of the Exchange Act);

(mmmm)      "Plan of Arrangement" shall bear the meaning ascribed to it in the recitals;

(nnnn)      "properties" of Checkmate, IVI, Newco or any other person means all of the assets, properties, businesses and rights of such person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such person, and whether or not owned in the name of such person or any affiliate of such person and wherever located;

(oooo)      "Prospectus" shall bear the meaning ascribed to it in Section 5.7(e);

(pppp)      "Proxy Statements" shall bear the meaning ascribed to it in Section 5.7(b);

(qqqq)      "Proxy Statement/Prospectus" shall bear the meaning ascribed to it in Section
            6.13(ii);

(rrrr)      "Registration Statement" shall bear the meaning ascribed to it in Section
            5.7(c);

(ssss)      "Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or other types of equity securities of a person (or an affiliate or successor of such person) or by which a person is or may be bound to issue additional shares of its capital stock, other types of equity securities or other Rights;

(tttt)      "SEC" shall mean the United States Securities and Exchange Commission;

(uuuu)      "Securities Act" means the SECURITIES ACT OF 1933, as amended;

(vvvv)      "Series A Preferred Share" shall bear the meaning ascribed to it in Section
            2.1(a);

(wwww)      "Share" shall bear the meaning ascribed to it in Section 3.4(a)(ii);

(xxxx)      "Shareholder Protection Rights Agreement" shall bear the meaning ascribed to it in Section 5.22;

(yyyy)      "State Takeover Laws" shall bear the meaning ascribed to it in Section 6.5(c);

(zzzz)      "Stock Option Plans" shall bear the meaning ascribed to it in Section 5.10(a);

(aaaaa)     "Subsequent Dividend" shall bear the meaning ascribed to it in Section 3.4(b);

(bbbbb)     "subsidiary" or "subsidiaries" of Checkmate, IVI, Newco or any other person means any corporation, partnership, joint venture or other legal entity of which
            Checkmate, IVI, Newco or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity;

(ccccc)     "Superior Proposal" shall bear the meaning ascribed to it in Section 10.2(c);

(ddddd)     "Support Agreement" shall bear the meaning ascribed to it in Section 2.3;

(eeeee)     "Surviving Corporation" shall bear the meaning ascribed to it in Section 3.1(a);

(fffff)     "Tax" or "Taxes" shall bear the meaning ascribed to it in Section 6.16(a);

(eeeee)     "Tax Returns" shall bear the meaning ascribed to it in Section 6.16(a);

(ggggg)     "Terminating Breach" shall bear the meaning ascribed to it in Section 12.1(f);

(hhhhh)     "Third Party" shall bear the meaning ascribed to it in Section 10.2(c);

(iiiii)     "Transactions" shall mean the Arrangement and the Merger;

(jjjjj)     "Trustee" shall bear the meaning ascribed to it in Section 2.2;

(kkkkk)     "TSE" means The Toronto Stock Exchange;

(lllll)     "Voting Rights" shall bear the meaning ascribed to it in the recitals;

(mmmmm)     "Voting Trust Agreement" shall bear the meaning ascribed to it in Section 2.2;

(nnnnn)     "Year 2000 Compliant" means that the product, software or system in question:

                (i)  will correctly and unambiguously process date information at all times, including as the years 1999 and 2000 are approached and reached;

                (ii) will not suffer any abends, aborts, improper operation or other interruptions in operation as a result of the approach or reaching of any particular date or the improper processing of any date. "Processing" of date information includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates in an unambiguous form, and performing calculations, comparisons or operations or taking actions or making decisions using dates, portions of dates, or time periods. The concept of Year 2000 Compliance includes all issues relating to the handling of dates or time periods, including the processing of the leap year that will occur in the year 2000.

                                    ANNEX B

                         FORM OF ARRANGEMENT RESOLUTION

         RESOLUTION FOR CONSIDERATION AT THE ANNUAL AND SPECIAL MEETING
                              OF THE SHAREHOLDERS
                                       OF
                          INTERNATIONAL VERIFACT INC.
                                    ("IVI")

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE SHAREHOLDERS OF IVI THAT:

1. The arrangement involving IVI (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") as more particularly described in the joint proxy statement/prospectus dated May 26, 1998 (the "Proxy Circular") accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved, and adopted;

2. The Combination Agreement, and the Plan of Arrangement described therein, dated January 16, 1998 between IVI, Checkmate Electronics, Inc., IVI Checkmate Corp. and Future Merger Corporation, the full text of which is set out as Annex "A" to the Proxy Circular (as the same may or may have been amended and presented to this meeting) is hereby approved and adopted;

3. Notwithstanding the passing of this resolution by the IVI shareholders or the approval of the Ontario Court of Justice (General Division), the board of directors of IVI, without further notice to or approval of the IVI shareholders, may decide not to proceed with the Arrangement or may revoke this resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA;

4. Any two directors or officers of IVI are hereby authorized and directed for and on behalf of IVI to execute or cause to be executed, under corporate seal or otherwise, and to deliver or cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such persons shall determine to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, or instrument, or the doing of any such act or thing.

                                    ANNEX C

                                 INTERIM ORDER

COURT FILE NO. 98-BK-002263

                        ONTARIO COURT (GENERAL DIVISION)
                                COMMERCIAL LIST

THE HONOURABLE MR. JUSTICE FARLEY)                    TUESDAY, FEBRUARY 24, 1998
                                        )

                  IN THE MATTER OF INTERNATIONAL VERIFACT INC.

             AND IN THE MATTER OF AN APPLICATION UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT,
                        R.S.C. 1985, C.C-44, AS AMENDED

                                   O R D E R

    THIS MOTION, made by the Applicant International Verifact Inc. (the "Applicant") for advice and directions of the Court in connection with an arrangement under Section 192 of the CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, as amended (the "CBCA") and for an order:

    (a) dispensing with or abridging the time period for service of this Notice of Motion and Motion Record;

    (b) authorizing the Applicant to call meetings of the holders of its Common Shares to approve the proposed plan of arrangement;

    (c) granting certain other ancillary relief;

was heard this day at Toronto, Ontario.

    ON READING the Notice of Motion, the Affidavit of Peter H. Henry sworn February 23, 1998 and the exhibits thereto, and on hearing the submissions of counsel for the Applicant, and upon being advised that the Director under the CBCA does not oppose this motion,

    ON NOTICE that, if issued, the order of the Court approving the Arrangement will constitute the basis for an exemption under the United States SECURITIES ACT OF 1933, as amended, (the "Securities Act") with respect to the shares to be issued pursuant to the Plan of Arrangement.

SERVICE

    1. THIS COURT ORDERS that the time for service of the Notice of Motion and Motion Record be and the same is hereby abridged and that the Notice of Motion is properly returnable today and that service of the Notice of Motion and Motion Record on any of the Shareholders as defined herein, or on any other interested party, is hereby dispensed with.

MEETING

    2. THIS COURT ORDERS that the Applicant shall call, hold and conduct a Special Meeting (the "Meeting") of the holders of its Common Shares (the "Shareholders") to consider and, if deemed advisable, to pass, with or without variation, a special resolution to approve the proposed plan of arrangement.

    3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA and the articles and by-laws of the Applicant, subject to the provisions herein.

NOTICE OF MEETING

    4. THIS COURT ORDERS that the only persons entitled to the notice of the Meeting shall be the registered Shareholders as they may appear on the records of the Applicant as at the close of business on a date as the Applicant in its sole discretion may determine, but in any event not later than, May 30, 1998, the directors and auditors of the Applicant, and the Director under the CBCA and the only persons entitled to be represented and to vote at the Meeting, either in person or by proxy, shall be such Shareholders, subject to the provisions of the CBCA with respect to persons who become registered holders of the securities after that date.

    5. THIS COURT ORDERS that the Notice of Application herein, the Notice of Special Meeting and the Joint Proxy Statement/Prospectus shall be distributed to the Shareholders, to the Applicant's directors and auditors, and to the Director under the CBCA, by mailing same by prepaid ordinary mail, at least twenty-one
(21) days prior to the date of the Meeting, excluding the date of mailing and excluding the date of the Meeting. Such mailing shall constitute good and sufficient service of the Notice of Application, Notice of Meeting and the date for the hearing of the Application.

    6. THIS COURT ORDERS that the Joint Proxy Statement / Prospectus shall be filed with the Court upon receiving final approval from the appropriate regulatory authorities before the date for mailing the materials contemplated herein. The Joint Proxy Statement/Prospectus shall contain: (i) a copy of the Notice of Special Meeting; (ii) a copy of the Notice of Application herein;
(iii) a copy of this order; (iv) a copy of the Plan of Arrangement; (v) the materials prescribed by the CBCA and the SECURITIES ACT (Ontario); and (vi) such further and other materials as the Applicant may provide.

    7. THIS COURT ORDERS that the accidental omission to give notice of the Meeting, or the non-receipt of notice of the Meeting by any of the persons in paragraph 5 above, shall not invalidate any resolutions passed or proceedings taken at the Meeting.

    8. THIS COURT ORDERS that notice of the record date be published in accordance with the provisions of the CBCA.

THE MEETING

    9. THIS COURT ORDERS that the Meeting shall be conducted at the location specified in the Notice of Special Meeting.

    10. THIS COURT ORDERS that George Whitton, the Chairman of the Applicant, or such person as he may appoint, shall preside as the chair of the Meeting, and, subject to the provisions of the CBCA, shall decide all matters relating to the conduct of the Meeting.

    11. THIS COURT ORDERS that the quorum required at the Meeting shall be two persons present in person, each being a Shareholder entitled to vote thereat or a duly appointed proxyholder for a Shareholder so entitled representing not less than 20 percent of issued and outstanding shares of IVI.

    12. THIS COURT ORDERS that the Chair shall direct a vote, by poll, at the Meeting and the vote required to pass the aforesaid resolution at the Meeting shall be the affirmative vote of at least two-thirds of the votes cast in person or by proxy by the Shareholders in respect of the special resolution at the Meeting.

RIGHT OF DISSENT

    13. THIS COURT ORDERS that the Shareholders be granted a right of and be entitled to dissent in respect of approving the proposed plan of arrangement pursuant to Section 190 of the CBCA provided that the exercise of the right of dissent is made in accordance with the provisions of the CBCA.

APPROVAL OF ARRANGEMENT

    14. THIS COURT ORDERS that upon approval of the proposed plan of arrangement by the Shareholders of the Applicant in the manner set forth in this Order, the Applicant may apply before this Court for approval of the Arrangement (the "Approval Application") and that service of the Notice of Application herein, in accordance with paragraph 15 of this Order, shall constitute good and sufficient service of such Notice of Application upon all persons who are entitled to receive such Notice of Application pursuant to this Order and no other form of service need be made and no other material need be served on such persons in respect of the Approval Application, unless a Notice of Appearance is served on the Applicant's solicitors. The date of the Approval Application shall be set out in the Joint Proxy Statement/ Prospectus.

    15. THIS COURT ORDERS that any Shareholder or other interested person may appear at the Approval Application provided such person or holder serves a Notice of Intention to Appear on the Applicant's counsel and files it with the Court no later than 2 days prior to the Approval Application, and the Notice of Intention to Appear shall set out the address for service in respect of such holder or person and indicate whether such holder or person intends to support or oppose the Approval Application or make submissions thereat together with any evidence or materials which are to be presented to this Court.

    16. THIS COURT ORDERS that all notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time), on the business day received or if received after 5:00 p.m. (local time) on a business day or at any time on a non-business day, on the next following business day and, in the case of notice mailed as aforesaid, on the fifth business day following the date on which such notice or other communication is mailed. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery, courier or by telecopier and any notice or other communication given or made by prepaid mail within the five business day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Notice on the Applicant's solicitors may be made at the address set out below:

                                 MEIGHEN DEMERS
                              200 King Street West
                                   Suite 1100
                            Toronto, Ontario M5H 3T4
                              Fax: (416) 977-5239

                           Attention: John T. Porter

    17. THIS COURT ORDERS that the Applicant may, at any time, seek leave to vary this Order.

                                          /s/ Deputy Local Registrar

                                    ANNEX D
                       CERTAIN PROVISIONS OF CANADIAN LAW

              SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

        (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

        (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

        (c) amalgamate otherwise than under section 184;

        (d) be continued under section 188; or

        (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

FURTHER RIGHT--S. 190(2)

    (2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

PAYMENT FOR SHARES--S. 190(3)

    (3) In addition to any other right he may have, but subject to subsection
(26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

NO PARTIAL DISSENT--S. 190(4)

    (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

OBJECTION--S. 190(5)

    (5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or
(2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

NOTICE OF RESOLUTION--S. 190(6)

    (6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

DEMAND FOR PAYMENT--S. 190(7)

    (7) A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

        (a) his name and address;

        (b) the number and class of shares in respect of which he dissents; and

        (c) a demand for payment of the fair value of such shares.

SHARE CERTIFICATE--S. 190(8)

    (8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

FORFEITURE--S. 190(9)

    (9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

ENDORSING CERTIFICATE--S. 190(10)

    (10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

SUSPENSION OF RIGHTS--S. 190(11)

    (11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

        (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

        (b) the corporation fails to make an offer in accordance with subsection
    (12) and the dissenting shareholder withdraws his notice, or

        (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

OFFER TO PAY--S. 190(12)

    (12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

        (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

        (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

SAME TERMS--S. 190(13)

    (13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

PAYMENT--S. 190(14)

    (14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

CORPORATION MAY APPLY TO COURT--S. 190(15)

    (15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

SHAREHOLDER APPLICATION TO COURT--S. 190(16)

    (16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

VENUE--S. 190(17)

    (17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

NO SECURITY FOR COSTS--S. 190(18)

    (18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

PARTIES--S. 190(19)

    (19) On an application to a court under subsection (15) or (16),

        (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

        (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

POWERS OF COURT--S. 190(20)

    (20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

APPRAISERS--S. 190(21)

    (21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

FINAL ORDER--S. 190(22)

    (22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

INTEREST--S. 190(23)

    (23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

NOTICE THAT SUBSECTION (26) APPLIES--S. 190(24)

    (24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

EFFECT WHERE SUBSECTION (26) APPLIES--S. 190(25)

    (25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

        (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

        (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

LIMITATION--S. 190(26)

    (26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

        (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

        (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                    ANNEX E

                       CERTAIN PROVISIONS OF GEORGIA LAW

              EXCERPTS FROM THE GEORGIA BUSINESS CORPORATION CODE
                      RELATING TO DISSENTING SHAREHOLDERS

                        TITLE 14, CHAPTER 2, ARTICLE 13

                               DISSENTERS' RIGHTS

                                     PART 1

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. DEFINITIONS.

    As used in this article, the term:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

        (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. RIGHT TO DISSENT.

    (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

           (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

    (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

        (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

        (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2) Must not vote his shares in favor of the proposed action.

    (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. DISSENTERS' NOTICE.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4) Be accompanied by a copy of this article.

14-2-1323. DUTY TO DEMAND PAYMENT.

    (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

    (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. SHARE RESTRICTIONS.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code
    Section 14-2-1327; and

        (5) A copy of this article.

    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within such 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection
    (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

14-2-1330. COURT ACTION.

    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

    (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. LIMITATION OF ACTIONS.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    ANNEX F
                   OPINION OF BANCAMERICA ROBERTSON STEPHENS

                                January 15, 1998

Board of Directors
International Verifact Inc.
79 Torbarrie Road
Toronto, Ontario M3L 1G5
CANADA
Members of the Board:

    You have asked our opinion with respect to the fairness to International Verifact Inc. ("IVI"), from a financial point of view and as of the date hereof, of the Checkmate Exchange Ratio (as defined below) (in light of the IVI Exchange Ratio (as defined below)), in the proposed Transaction (as defined below), pursuant to the Combination Agreement, dated as of January 15, 1998, by and among Checkmate Electronics, Inc. ("Checkmate"), IVI, Future Merger Corporation ("Merger Sub") and IVI Checkmate Corp. ("Newco") (the "Agreement"). In the Transaction, Checkmate shall be the surviving corporation of a merger (the "Merger") of Merger Sub with and into Checkmate and the separate existence of Merger Sub shall cease. Simultaneously with the Merger, Newco, a newly formed corporation, will issue common stock (or, at the election of each IVI shareholder, IVI will issue IVI exchangeable shares, the terms of which will be such that the exchangeable shares will be economically equivalent to Newco common shares) on a one-for-one basis (the "IVI Exchange Ratio") to shareholders of IVI (the "Arrangement") (collectively, the Merger and the Arrangement are referred to herein as the "Transaction"). Pursuant to the Merger, each outstanding share of Checkmate common stock will be converted into the right to receive 1.2775 shares of common stock of Newco (the "Checkmate Exchange Ratio"). The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a pooling of interests in accordance with U.S. generally accepted accounting principles ("GAAP"). The terms and conditions of the Transaction are set out more fully in the Agreement. In connection with the Agreement, certain principal shareholders of each of IVI and Checkmate have entered into stockholders agreements restricting the transfer and voting of their respective shares of IVI and Checkmate (the "Stockholders Agreements").

    For purposes of this opinion we have: (i) reviewed financial information on Checkmate and IVI furnished to us by IVI including certain internal financial analyses and forecasts prepared by the management of IVI and Checkmate, respectively; (ii) reviewed publicly available information relating to IVI and Checkmate, including their respective stock price and trading histories; (iii) held discussions with the managements of IVI and Checkmate concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including certain information provided by the management of IVI concerning potential cost savings;
(iv) reviewed the Agreement; (v) reviewed the exchange ratio implied by historical stock prices of the two companies; (vi) reviewed the valuations of publicly traded companies that we deemed comparable to Checkmate; (vii) prepared discounted cash flow analyses of Checkmate; (viii) compared the financial terms of the Transaction with other transactions that we deemed relevant; (ix) prepared pro-forma merger analyses for the Transaction; (x) prepared a relative contribution analysis for IVI and Checkmate; and (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all publicly available information that we have reviewed and all other information furnished (or made available) to us by or on behalf of IVI or otherwise used by us in connection with our opinion. Furthermore, we did not obtain any independent appraisal of the properties, assets or liabilities (contingent or otherwise) of IVI or Checkmate or of any of their subsidiaries, nor were we furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of IVI and Checkmate that we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of IVI's management, and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of IVI. We have also relied upon the estimates by IVI's management of the anticipated cost savings to be derived from the Transaction. Further, we have assumed that the historical financial statements of IVI and

Checkmate that we have reviewed have been prepared in accordance with GAAP. We have also assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration thereof and that the Transaction will qualify for the tax and accounting treatment described above. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

    While we believe that our review, as described herein, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may effect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness from a financial point of view to IVI of the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio). We do not express any opinion as to the value of any employee agreements or arrangements entered into in connection with the Agreement or the Transaction, nor do we express any opinion as to the price at which the shares of common stock of Newco that are to be issued pursuant to the Transaction will be traded in the future.

    Our opinion is directed to the Board of Directors of IVI and is not intended to be and does not constitute a recommendation to any stockholder of IVI as to how such shareholder should vote on the Transaction. This opinion may be included in a proxy or registration statement of IVI distributed in connection with the Transaction, provided that this opinion is reproduced therein in full and any description of, or reference to, this opinion therein is in a form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without our prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion, that, as of the date hereof, the Checkmate Exchange Ratio (in light of the IVI Exchange Ratio) is fair to IVI from a financial point of view.

                                             Very truly yours,

                                             BANCAMERICA ROBERTSON STEPHENS

                                             By             /s/ BANCAMERICA ROBERTSON STEPHENS
                                                        ------------------------------------------
                                                                   Authorized Signatory

                                    ANNEX G

                     OPINION OF BT ALEX. BROWN INCORPORATED

BT Alex. Brown Incorporated

Board of Directors                                              January 16, 1998
Checkmate Electronics, Inc.
1003 Mansell Road
Roswell, GA 30076

Dear Sirs:

    Checkmate Electronics, Inc. (the "Company"), International Verifact, Inc. ("IVI") and IVI Checkmate Corporation, ("Newco") and a wholly-owned subsidiary of Newco (the "Merger Sub"), have entered into a Combination Agreement dated as of January 16, 1998 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on shareholder approval by Company shareholders and IVI shareholders and certain other terms and conditions set forth in the Agreement, Merger Sub will be merged with an into the Company (the "Merger"), and each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into
1.2775 shares (the "Exchange Ratio") of common stock of Newco. In addition, each share of common stock of IVI will be converted into one share of common stock of Newco or one exchangeable share of IVI which ultimately will be converted into one share of common stock of Newco. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax free transaction for the shareholders of the Company. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

    BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuation for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We have also advised the Company on the implementation of a Shareholder Rights Plan. BT Alex. Brown regularly publishes research reports regarding the technology industry and the businesses and securities of publicly owned companies in the technology industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both the Company and IVI for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and IVI.

    In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning the Company and IVI and certain internal analyses and other information furnished to us by the Company and IVI. We have also held discussions with the members of the senior managements of the Company and IVI regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both the Company and IVI, (ii) compared certain financial and stock market information for the Company and IVI with similar information for certain other companies whose securities are publicly traded and which we deemed similar to the Company and IVI, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part,
(iv) reviewed the terms of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of the Company and IVI, we have assumed that such information reflects the best currently available judgments and estimates of the managements of the Company and IVI as to the likely future financial performances of their respective companies and of the combined entity. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of the Company and

IVI. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company of any of its assets, or any strategic business combination involving the Company.

    Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of the Company and do not constitute a recommendation to the Company's shareholders as to how they should vote at the shareholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

                                          Very truly yours,

                                          /s/ BT Alex. Brown Incorporated
   -----------------------------------------------------------------------------
                                          BT ALEX. BROWN INCORPORATED

                                    ANNEX H
                  FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

                  FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

    MEMORANDUM OF AGREEMENT made as of the       day of       , 1998, between
IVI Checkmate Corp., a Delaware corporation ("Newco"), International Verifact Inc., a Canadian corporation (the "Corporation") and Montreal Trust Company of Canada, a trust company incorporated under the laws of Canada ("Trustee").

                                  WITNESSETH:

    WHEREAS pursuant to a combination agreement dated as of January 16, 1998 (the "Combination Agreement") by and between Newco, the Corporation, Merger Sub and Checkmate Electronics Inc. ("Checkmate") the parties agreed that on the Effective Date (as defined in the Combination Agreement), Newco and the Corporation would execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit E to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

    AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by articles of arrangement to be filed pursuant to the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), all of the issued and outstanding common shares in the capital of the Corporation are to be exchanged, at the option of the holder, for either common stock in the capital of Newco or exchangeable non-voting shares in the capital of the Corporation (the "Exchangeable Shares");

    AND WHEREAS the aforesaid articles of arrangement set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

    AND WHEREAS Newco is to provide voting rights in Newco directly to each holder (other than Newco) from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per share of the common stock, par value U.S. $.0l per share, of Newco (the "Newco Common Stock");

    AND WHEREAS Newco is to grant directly to and in favour of the holders (other than Newco) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require Newco to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

    AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in Newco shall be exercisable by holders (other than Newco) from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to one share of Newco Special Voting Preferred Stock, U.S. $.0l par value (the "Newco Special Voting Stock"), to which voting rights attach for the benefit of such holders and whereby the rights to require Newco to purchase Exchangeable Shares from the holders thereof shall be exercisable by such holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of such holders;

    AND WHEREAS these recitals and any statements of fact in this Agreement are made by Newco and the Corporation and not by the Trustee;

    NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

    1.1 DEFINITIONS. In this Agreement the following terms shall have the following meanings:

        "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which Checkmate, the Corporation or Newco, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an equity interest of 10 percent or more.

        "ARRANGEMENT" has the meaning ascribed thereto in the recitals hereto.

        "AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of Newco to effect the automatic exchange of shares of Newco Common Stock for Exchangeable Shares pursuant to section 5.12 hereof.

        "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

        "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day when banks are not open for business in one or both of Toronto, Ontario and Atlanta, Georgia.

        "CALL RIGHTS" means collectively the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right.

        "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

        "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as amended.

        "CURRENT MARKET PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "CURRENT NEWCO COMMON STOCK EQUIVALENT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "DEFAULT EVENT" means any failure, other than by reason of an Insolvency Event, of the Corporation to perform any of its obligations pursuant to the Exchangeable Share Provisions, including without limitation its obligation to redeem any Retracted Shares.

        "EXCHANGE RIGHT" has the meaning ascribed thereto in section 5.1 hereof.

        "EXCHANGEABLE SHARE PROVISIONS" has the meaning ascribed thereto in the recitals hereto.

        "EXCHANGEABLE SHARES" has the meaning ascribed thereto in the recitals hereto.

        "HOLDER VOTES" has the meaning ascribed thereto in section 4.2 hereof.

        "HOLDERS" means the registered holders from time to time of Exchangeable Shares, other than Newco.

        "INSOLVENCY EVENT" means the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of the Corporation to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 15 days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 5.1 of the Exchangeable Share Provisions.

        "LIEN" has the meaning ascribed thereto in the Combination Agreement.

        "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

        "LIQUIDATION EVENT" has the meaning ascribed thereto in subsection 5.12(a) hereof.

        "LIQUIDATION EVENT EFFECTIVE DATE" has the meaning ascribed thereto in subsection 5.12(c) hereof.

        "LIST" has the meaning ascribed thereto in section 4.6 hereof.

        "NEWCO COMMON STOCK" has the meaning ascribed thereto in the recitals hereto.

        "NEWCO CONSENT" has the meaning ascribed thereto in section 4.2 hereof

        "NEWCO MEETING" has the meaning ascribed thereto in section 4.2 hereof.

        "NEWCO SPECIAL VOTING STOCK" has the meaning ascribed thereto in the recitals hereto.

        "NEWCO SUCCESSOR" has the meaning ascribed thereto in subsection
    10.1(a).

        "OFFICER'S CERTIFICATE" means, with respect to Newco or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice-President or any other senior officer of Newco or the Corporation, as the case may be.

        "PERSON" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

        "PLAN OF ARRANGEMENT" means the plan of arrangement of the Corporation providing for the Arrangement.

        "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

        "RETRACTED SHARES" has the meaning ascribed thereto in section 5.7 hereof.

        "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

        "SUPPORT AGREEMENT" means that certain support agreement made as of even date herewith between the Corporation and Newco.

        "TRUST" means the trust created by this Agreement.

        "TRUST ESTATE" means the Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property that may be held by the Trustee from time to time pursuant to this Agreement.

        "VOTING RIGHTS" means the voting rights attached to the Voting Share.

        "VOTING SHARE" means the one share of Newco Special Voting Stock, issued by Newco, for the benefit of the holders of Exchangeable Shares, to be deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of Newco Common Stock as set forth in section 4.2 hereof.

    1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

    1.3 NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

    1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

    1.5 WITHHOLDING OF TAX. All amounts required to be paid, deposited or delivered hereunder shall be paid, deposited or delivered after deduction of any amount required by applicable law to be deducted or withheld on account of tax and the deduction of such amounts and remittance to the applicable tax authorities shall, to the extent thereof, satisfy such requirement to pay, deposit or deliver hereunder.

                                   ARTICLE II
                              PURPOSE OF AGREEMENT

    2.1 ESTABLISHMENT OF TRUST. The purpose of this Agreement is to create the Trust for the benefit of the Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Holders as provided in this Agreement.

                                  ARTICLE III
                                  VOTING SHARE

    3.1 ISSUE AND OWNERSHIP OF THE VOTING SHARE. In consideration of the granting and transfer of the Call Rights to Newco by the Holders, which grant and transfer is hereby ratified and confirmed by the Trustee for and on behalf of the Holders, Newco hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders and in accordance with the provisions of this Agreement. Newco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by Newco to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

        (a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

        (b) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

    3.2 LEGENDED SHARE CERTIFICATES. The Corporation shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by Holders. Newco will cause the certificate representing the Voting Share to bear a legend stating that such Voting Share is non-transferrable except as set forth herein.

    3.3 SAFE KEEPING OF CERTIFICATE. The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee.

                                   ARTICLE IV
                                 VOTING RIGHTS

    4.1 VOTING RIGHTS. The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of Newco for their vote at a Newco Meeting or in connection with a Newco Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 6.15 hereof, the Trustee shall exercise the

Voting Rights only on the basis of instructions received pursuant to this
Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which a Newco Consent is sought or a Newco Meeting is held. To the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled to instruct the Trustee hereunder, the Trustee shall not exercise or permit the exercise of such Voting Rights.

    4.2 NUMBER OF VOTES. With respect to all meetings of stockholders of Newco at which holders of Newco Common Stock are entitled to vote (a "Newco Meeting") and with respect to all written consents sought from the holders of Newco Common Stock (a "Newco Consent"), each Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, such number of votes comprised in the Voting Rights as is equal to the Current Newco Common Stock Equivalent on the record date established by Newco or by applicable law for such Newco Meeting or Newco Consent, as the case may be, for each Exchangeable Share owned of record by such Holder on such record date (the "Holder Votes") in respect of each matter, question or proposition to be voted on at such Newco Meeting or to be consented to in connection with such Newco Consent.

    4.3 MAILINGS TO SHAREHOLDERS. With respect to each Newco Meeting and Newco Consent, the Trustee shall mail or cause to be mailed (or otherwise communicate in the same manner as Newco utilizes in communications to holders of Newco Common Stock), to each of the Holders named in the List, on the same day as the initial mailing of notice (or other communication) with respect thereto is given by Newco to its stockholders:

        (a) a copy of such notice, together with any proxy or information statement and related materials to be provided to stockholders of Newco;

        (b) a statement that such Holder is entitled to instruct the Trustee as to the exercise of the Holder Votes with respect to such Newco Meeting or Newco Consent, as the case may be, or, pursuant to section 4.7 hereof, to attend such Newco Meeting and to exercise personally the Holder Votes thereat;

        (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

           (i) a proxy to such Holder or his designee to exercise personally the Holder Votes; or

           (ii) a proxy to a designated agent or other representative of the management of Newco to exercise such Holder Votes;

        (d) a statement that if no such instructions are received from the Holder, the Holder Votes to which such Holder is entitled will not be exercised;

        (e) a form of direction whereby the Holder may so direct and instruct the Trustee as contemplated herein; and

        (f) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Newco Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such Newco Meeting or Newco Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by Newco or by applicable law for purposes of determining stockholders entitled to vote at such Newco Meeting or to give written consent in connection with such Newco Consent. Newco shall notify the Trustee of any decision of the board of directors of Newco with respect to the calling of any such Newco Meeting or the seeking by Newco of any such Newco Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

    4.4 COPIES OF STOCKHOLDER INFORMATION. Newco shall deliver to the Trustee copies of all proxy materials (including notices of Newco Meetings but excluding proxies to vote Newco Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed by Newco from time to time to holders of Newco Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder at the same time as such materials are first sent to holders of Newco Common Stock. The Trustee shall mail or otherwise send to each Holder, at the expense of Newco, copies of all such materials (and all materials specifically directed to the Holders or to the Trustee for the benefit of the Holders by Newco) received by the Trustee from Newco at the same time as such materials are first sent to holders of Newco Common Stock. The Trustee shall make copies of all such materials available for inspection by any Holder at the Trustee's principal office.

    4.5 OTHER MATERIALS. Immediately after receipt by Newco of any material sent or given generally to the holders of Newco Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Newco shall use all commercially reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Holders by such third party) to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof, the Trustee shall mail or otherwise send to each Holder at the expense of Newco, copies of all such materials received by the Trustee from Newco. The Trustee shall also make copies of all such materials available for inspection by any Holder at the Trustee's principal office.

    4.6 LIST OF PERSONS ENTITLED TO VOTE. The Corporation shall, (a) prior to each annual, general and special Newco Meeting or the seeking of any Newco Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Newco Meeting or a Newco Consent, at the close of business on the record date established by Newco or pursuant to applicable law for determining the holders of Newco Common Stock entitled to receive notice of and/or to vote at such Newco Meeting or to give consent in connection with such Newco Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Corporation of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this Agreement. Newco agrees to give the Corporation notice (with a copy to the Trustee) of the calling of any Newco Meeting or the seeking of any Newco Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable the Corporation to perform its obligations under this section 4.6.

    4.7 ENTITLEMENT TO DIRECT VOTES. Any Holder named in a List prepared in connection with any Newco Meeting or a Newco Consent shall be entitled (a) to instruct the Trustee in the manner described in section 4.3 hereof with respect to the exercise of the Holder Votes to which such Holder is entitled or (b) to attend such meeting and personally to exercise thereat or to exercise (with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled pursuant to the procedure set forth in section
4.8 hereof.

    4.8 VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE REPRESENTATIVE, AT MEETING.

        (a) In connection with each Newco Meeting and Newco Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to section 4.3 hereof, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to section 4.3 hereof.

        (b) The Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Newco Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee's representatives, at the Holder's request, such Trustee representatives shall sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either (i) has not previously given the Trustee instructions pursuant to section 4.3 hereof in respect of such meeting, or
    (ii) submits to the Trustee's representatives written revocation of any such previous instructions. At such meeting, the Holder exercising such Holder Votes as provided in the immediately preceding sentence shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

    4.9 DISTRIBUTION OF WRITTEN MATERIALS. Any written materials to be distributed by the Trustee to the Holders pursuant to this Agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as Newco utilizes in communications to holders of Newco Common Stock) to each Holder at its address as shown on the books of the Corporation or the transfer agent, as applicable. The Corporation shall provide or cause to be provided to the Trustee for this purpose on a timely basis and without charge or other expense:

        (a) a List; and

        (b) mailing labels to enable the Trustee to carry out its duties under this Agreement.

    4.10 TERMINATION OF VOTING RIGHTS. Except with respect to a Newco Meeting or Newco Consent for which the record date has occurred, all of the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by the Holder to Newco and such Holder Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such Holder to the Trustee of the certificates representing such exchangeable Shares in connection with the exercise by the Holder of the Exchange Right or the occurrence of the automatic exchange pursuant to the Automatic Exchange Rights (unless in either case Newco shall not have delivered the requisite Newco Common Stock issuable in exchange therefor to the Trustee for delivery to the Holders), or upon the redemption of Exchangeable Shares pursuant to Article 4 or
Article 5 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of the Corporation pursuant to
Article 6 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Newco pursuant to the exercise by Newco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

    4.11 ISSUE OF ADDITIONAL SHARES. During the term of this Agreement, Newco will not issue any shares of Newco Special Voting Stock, in addition to the Voting Share.

                                   ARTICLE V
                     EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

    5.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. In consideration of the granting and transfer of the Call Rights to Newco by the Holders, Newco hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders (a) the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event or Default Event, to require Newco to purchase from each Holder all or any part of the Exchangeable Shares held by such Holder and (b) the Automatic Exchange

Rights, all in accordance with the provisions of this Agreement. Newco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Newco to the Trustee for the benefit of the Holders. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

        (a) hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

        (b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

    5.2 LEGENDED SHARE CERTIFICATES. The Corporation shall cause each certificate for Exchangeable Shares to bear an appropriate legend notifying the Holders of:

        (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

        (b) the Automatic Exchange Rights.

    5.3 GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 6.15 hereof, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

    5.4 PURCHASE PRICE. The purchase price payable by Newco for each Exchangeable Share to be purchased by Newco under the Exchange Right shall be an amount per share equal to (a) the Current Market Price multiplied by the Current Newco Common Stock Equivalent, in each case determined on the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full in respect of the Exchangeable Shares in regard to which a Holder has exercised the Exchange Right by Newco delivering or causing to be delivered to the Trustee, on behalf of such Holder such whole number of shares of Newco Common Stock as is equal to the product obtained by multiplying the number of such Exchangeable Shares by the Current Newco Common Stock Equivalent, rounded down to the nearest whole number, plus (b) the aggregate of all dividends declared and unpaid on each such Exchangeable Share (provided that if the record date for any such declared and unpaid dividends occurs on or after the day of closing of such purchase and sale the purchase price shall not include such declared and unpaid dividends). In connection with each exercise of the Exchange Right, Newco shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

    5.5 EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event or a Default Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of the Corporation or the transfer agent, as applicable. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal office or at such other place as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the

Exchangeable Shares that such Holder desires Newco to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Trustee may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, in the form attached hereto as Schedule A, or attached to the Exchangeable Share certificates, stating (i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require Newco to purchase from the Holder the number of Exchangeable Shares specified therein, (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by Newco free and clear of all Liens, (iii) the names in which the certificates representing Newco Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and
(b) payment (or evidence satisfactory to the Trustee, the Corporation and Newco of payment) of the taxes (if any) payable as contemplated by section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Newco under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

    5.6 DELIVERY OF NEWCO COMMON STOCK: EFFECT OF EXERCISE. Promptly after receipt of the certificates representing the Exchangeable Shares that the Holder desires Newco to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof in accordance with section 5.8)), duly endorsed for transfer to Newco, the Trustee shall notify Newco of its receipt of the same, by notice in the form of Schedule B hereto, which notice to Newco shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares and Newco shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the certificates for the number of shares of Newco Common Stock issuable in connection with the exercise of the Exchange Right, which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens, and cheques for the balance, if any, of the total purchase price therefor (or, if part of the purchase price consists of dividends payable in property, such property or property the same as or economically equivalent to such property). Immediately upon the giving of notice by the Trustee to Newco of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Holder of such Exchangeable Shares shall be deemed to have transferred to Newco all of its right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the purchase price therefor, unless the requisite number of shares of Newco Common Stock (together with a cheque for the balance, if any, of the purchase price therefor or, if part of the purchase price consists of dividends payable in property, such property or property the same as or economically equivalent to such property) is not allotted, issued and delivered by Newco to the Trustee for delivery to such Holder (or to other persons, if any, properly designated by such Holder) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Holder shall remain unaffected until such shares of Newco Common Stock are so allotted, issued and delivered by Newco and any such cheque or property is so delivered and paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of Newco Common Stock delivered to it pursuant to the Exchange Right. Newco shall cause the certificates for the Exchangeable Shares so transferred to be cancelled and new certificates in the name of Newco issued in respect thereof.

    5.7 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Holder has exercised its right under Article 5 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by the Corporation pursuant to section 5.6 of the Exchangeable Share Provisions that the Corporation is not permitted as a result of solvency requirements of applicable law to redeem all of such Retracted Shares, and provided that Newco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the retraction request shall constitute and shall be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that the Corporation is unable to redeem. In any such event, the Corporation hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against the Corporation redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to the Corporation or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to section 5.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee shall thereupon exercise the Exchange Right with respect to the Retracted Shares that the Corporation is not permitted to redeem and will require Newco to purchase such shares in accordance with the provisions of this Article. Newco shall cause the certificates for the Exchangeable Shares so transferred to be cancelled and new certificates in the name of Newco issued in respect thereof.

    5.8 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Newco pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Newco Common Stock to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder (a) shall pay (and neither Newco, the Corporation nor the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder and (b) shall establish to the satisfaction of the Trustee, Newco and the Corporation that such taxes, if any, have been paid.

    5.9 NOTICE OF INSOLVENCY EVENT OR DEFAULT EVENT. Immediately upon the occurrence of an Insolvency Event or Default Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event or Default Event, the Corporation and/or Newco shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from the Corporation and/or Newco or from any other person of the occurrence of an Insolvency Event or Default Event, the Trustee shall mail to each Holder, at the expense of Newco, a notice of such Insolvency Event or Default Event, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right provided for in subsection 5.5.

    5.10 QUALIFICATION OF NEWCO COMMON STOCK. Newco shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance of the shares of Newco Common Stock upon any such exchange of the Exchangeable Shares without registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian federal or provincial law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement before such shares of Newco Common Stock may be issued by Newco and delivered by the Corporation or Newco to the holder thereof or in order that such Newco Common Stock may be freely traded under the laws of Canada and the United States thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of the Corporation or Newco for purposes of Canadian federal or provincial securities law or an "affiliate" for purposes of the United States Federal or state securities law).

    5.11 RESERVATION OF NEWCO COMMON STOCK. Newco hereby represents and warrants that it has irrevocably reserved for issuance out of its authorized and unissued capital stock such number of shares of Newco Common Stock as is equal to the number of Exchangeable Shares outstanding at the date hereof and covenants that it will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Newco Common Stock (or other shares or securities into which Newco Common Stock may be reclassified or changed) as is necessary to enable Newco and the Corporation to perform their respective obligations pursuant to this Agreement, the Exchangeable Share Provisions and the Support Agreement.

    5.12 AUTOMATIC EXCHANGE ON LIQUIDATION OF NEWCO.

        (a) Newco shall give the Trustee notice of each of the following events (a "Liquidation Event") at the time set forth below:

           (i) in the event of any determination by the Board of Directors of Newco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Newco or to effect any other distribution of assets of Newco among its stockholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

           (ii) immediately, upon the earlier of (A) receipt by Newco of notice of and (B) Newco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Newco or to effect any other distribution of assets of Newco among its stockholders for the purpose of winding up its affairs, provided, however, that if, in the reasonable determination of the Board of Directors of Newco there is no valid basis for such proceedings, Newco need not provide such notice if the proceedings are dismissed, withdrawn or otherwise terminated within 30 days of Newco becoming aware thereof.

        (b) Immediately following receipt by the Trustee from Newco of notice of any Liquidation Event, the Trustee, at the expense of Newco, shall give notice thereof to the Holders. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for Newco Common Stock provided for in subsection 5.12(c) below.

        (c) In order that the Holders will be able to participate on a PRO RATA basis with the holders of Newco Common Stock in the distribution of assets of Newco in connection with a Liquidation Event, on the fifth Business Day prior to the effective date of any liquidation, winding up or dissolution giving rise to a Liquidation Event (the "Liquidation Event Effective Date") all of the then outstanding Exchangeable Shares shall be automatically exchanged by the Holders directly with Newco for Newco Common Stock. To effect such automatic exchange, Newco shall purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Liquidation Event Effective Date and held by Holders, and each Holder shall sell to Newco the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price multiplied by the Current Newco Common Share Equivalent on such fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full in respect of the Exchangeable Shares held by each Holder by Newco issuing to such Holder such whole number of shares of Newco Common Stock as is equal to the product obtained by multiplying the number of such Exchangeable Shares by the Current Newco Common Share Equivalent, plus (b) an additional amount equal to the aggregate of all dividends declared and unpaid on each such Exchangeable Share (provided that if the record date for any such declared and unpaid dividends occurs on or after the day of closing of such purchase and sale, the purchase price shall not include such additional amount equal to such declared and unpaid dividends). No certificates or scrip representing fractional Newco Common Stock shall be delivered to holders of Exchangeable Shares pursuant to the provisions hereof. In connection with such automatic exchange,

    Newco shall provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

        (d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for shares of Newco Common Stock shall be deemed to have occurred, and each Holder of Exchangeable Shares shall be deemed to have transferred to Newco all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a Holder of such Exchangeable Shares and Newco shall issue to the Holder the Newco Common Stock issuable upon the automatic exchange of Exchangeable Shares for Newco Common Stock and shall deliver to the Trustee for delivery to the Holder a cheque for the balance, if any, of the purchase price for such Exchangeable Shares (or, if any part of the purchase price consists of dividends payable in property, such property or property that is the same as or economically equivalent to such property). Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the Newco Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for Newco Common Stock and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with Newco pursuant to such automatic exchange shall thereafter be deemed to represent the Newco Common Stock issued to the Holder by Newco pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent Newco Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Newco may reasonably require, Newco shall deliver or cause to be delivered to the Holder certificates representing the Newco Common Stock of which the Holder is the holder. Newco shall cause the certificates for the Exchangeable Shares so transferred to be cancelled and new certificates in the name of Newco issued in respect thereof.

    5.13 WITHHOLDING RIGHTS. Newco and the Trustee shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Exchangeable Shares such amounts as Newco or the Trustee is required or permitted to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, THE INCOME TAX ACT (Canada) or any provision of state, local or provincial tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Newco or the Trustee is hereby authorized to sell or otherwise dispose of at fair market value such portion of the consideration as is necessary to provide sufficient funds to Newco or the Trustee, as the case may be, in order to enable it to comply with such deduction or withholding requirement and shall account to the relevant Holder for any balance of any such sale proceeds.

    If upon the occurrence of an Insolvency Event, a non-Canadian resident Holder instructs the Trustee to exercise the Exchange Right, Newco shall provide the Trustee, in cash, with sufficient funds to satisfy any withholding taxes applicable in connection with the sale of such Holder's Exchangeable Shares to Newco, otherwise such exchange shall not have occurred or be deemed to have occurred. The "fair market value" of a share of Newco Common Stock at a particular date shall, for the purposes of calculating any applicable withholding taxes, be the Current Market Price or shall be determined by such other method of valuation which has been recommended or suggested by Revenue Canada as providing a satisfactory assessment of such fair market value. Prior to making any distribution to Holders of Exchangeable Shares, Newco or the Corporation, as the case may be, shall ensure that the Trustee has access to sufficient funds (by directly providing, if necessary, such funds to the Trustee) to enable the Trustee to comply with any applicable withholding taxes in connection with such distribution.

                                   ARTICLE VI
                             CONCERNING THE TRUSTEE

    6.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

        (a) purchasing the Voting Share from Newco as trustee for and on behalf of the Holders in accordance with the provisions of this Agreement;

        (b) granting proxies and distributing materials to Holders as provided in this Agreement;

        (c) voting the Holder Votes in accordance with the provisions of this Agreement;

        (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from Newco as trustee for and on behalf of the Holders in accordance with the provisions of this Agreement;

        (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the Newco Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

        (f) holding title to the Trust Estate;

        (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

        (h) taking action on its own initiative or at the direction of a Holder or Holders to enforce the obligations of Newco and the Corporation under this Agreement; and

        (i) taking such other actions and doing such other things as are specifically provided in this Agreement.

    In the exercise of such rights, powers and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

    The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

    6.2 NO CONFLICT OF INTEREST. The Trustee represents to the Corporation and Newco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 30 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9 hereof. If, notwithstanding the foregoing provisions of this section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 6.2, any interested party may apply to the Ontario Court (General Division) for an order that the Trustee be replaced as trustee hereunder.

    6.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. The Corporation and Newco irrevocably authorize the Trustee, from time to time, to:

        (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Newco Common Stock; and

        (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Newco Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights in the manner specified in Article 5 hereof.

    The Corporation and Newco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Newco covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights, in each case pursuant to Article 5 hereof.

    6.4 BOOKS AND RECORDS. The Trustee shall keep available for inspection by Newco and the Corporation, at the Trustee's principal office, correct and complete books and records of account relating to the Trustee's actions under this Agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Right and the Automatic Exchange Rights for the term of this Agreement. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to Newco and the Corporation a brief report, dated as of the preceding December 31, with respect to:

        (a) the property and funds comprising the Trust Estate as of that date;

        (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by Newco of Newco Common Stock in connection with the Exchange Right, during the calendar year ended on such date; and

        (c) all other actions taken by the Trustee in the performance of its duties under this Agreement that it had not previously reported.

    6.5 INCOME TAX RETURNS AND REPORTS. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust applicable United States and Canadian income tax returns, if any, and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or desirable. If requested by the Trustee, Newco shall retain such experts for purposes of providing such advice and assistance.

    6.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Holder upon such Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities that may be incurred by the Trustee therein or thereby, provided that no Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to (i) the Voting Share pursuant to Article 4 hereof, subject to section 6.15 hereof,
(ii) the Exchange Right pursuant to Article 5 hereof, subject to section 6.15 hereof, and (iii) the Automatic Exchange Rights pursuant to Article 5 hereof

    None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded and given security and indemnity as aforesaid.

    6.7 ACTIONS BY HOLDERS. No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in section 6.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken, it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights, the Exchange Right or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the benefit of all Holders.

    6.8 RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of section 6.8 hereof, if applicable, and with any other applicable provisions of this Agreement.

    6.9 EVIDENCE AND AUTHORITY TO TRUSTEE. The Corporation and/or Newco shall furnished to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by the Corporation and/or Newco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights, the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of the Corporation and/or Newco forthwith if and when:

        (a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 6.9; or

        (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives the Corporation and/or Newco written notice requiring it to furnished such evidence in relation to any particular action or obligation specified in such notice.

    Such evidence shall consist of an Officer's Certificate of the Corporation and/or Newco or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

    Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right or the Automatic Exchange Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of the Corporation and/or Newco it shall be in the form of an Officer's Certificate or a statutory declaration.

    Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

        (a) declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

        (b) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

        (c) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

    6.10 EXPERTS, ADVISERS AND AGENTS.  The Trustee may:

        (a) in relation to this Agreement act and rely on the opinion or advice of or information obtained from any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by the Corporation and/or Newco or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

        (b) employ such agents and other assistants as it may reasonably require for the proper discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

    6.11 INVESTMENT OF MONEYS HELD BY TRUSTEE. Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee that under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or that may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of Canada, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and are invested in such specific securities as directed in writing by the Corporation and Newco. Pending the receipt of any direction and investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in an interest-bearing account at or, with the consent of the Corporation, in the deposit department of the Trustee at the rate of interest then current on similar deposits.

    6.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement.

    6.13 TRUSTEE NOT BOUND TO ACT ON CORPORATION'S OR NEWCO'S REQUEST. Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of the Corporation and/or Newco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee in good faith to be genuine.

    6.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to the Corporation and Newco that at the date of execution and delivery by it of this Agreement it is authorized to perform its obligations pursuant to this Agreement under all applicable laws but if, notwithstanding the provisions of this section 6.14, it ceases to be so authorized, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 30 days after ceasing to be so authorized, either become so authorized or resign in the manner and with the effect specified in Article 9 hereof.

    6.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

        (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

        (b) all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

    If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

    6.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

    6.17 NOTICE TO TRUSTEE. The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required to do so under the terms of this Agreement; nor shall the Trustee be required to take notice of, be deemed to have actual or constructive notice or knowledge of any matter under this Agreement, or take any action in connection with any notice of any Newco Meeting or the seeking of any Newco Consent or any prohibition of the Corporation against redeeming any Retracted Shares as set out in section 5.6 of the Exchangeable Share Provisions or of any Insolvency Event, Default Event or Liquidation Event as set out in Article 5 of this Agreement, respectively (collectively, a "Notice Event"), unless and until notified in writing of such Notice Event in accordance with this Agreement, which notice shall distinctly specify the Notice Event desired to be brought to the attention of the Trustee and in the absence of any such notice the Trustee may for all purposes of this Agreement conclusively assume that no such Notice Event has occurred.

    6.18 MERGER OR CONSOLIDATION OF TRUSTEE. Any corporation into or which the Trustee may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Trustee may be a party, or any corporation succeeding to the trust business of the Trustee shall be the successor to the Trustee under this Agreement without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor trustee under the provisions of this Agreement.

    6.19 NO PERSONAL LIABILITY. In the exercise of the powers, authorities or discretion conferred upon the Trustee under this Agreement, the Trustee is and shall be conclusively deemed to be acting as trustee of the Trust and shall not be subject to any personal liability for any of the liabilities, obligations, claims, demands, judgments, costs or expenses against or with respect to the Trust.

    6.20 INCUMBENCY CERTIFICATE. Each of the Corporation and Newco shall file with the Trustee a certificate of incumbency setting forth the names of the individuals authorized to give instructions, directions or other instruments to the Trustee ("Authorized Persons"), together with specimen signatures of such persons, and the Trustee shall be entitled to rely on the latest certificate of incumbency filed with it unless it receives notice, in accordance with Section 13.3, of a change in Authorized Persons with updated specimen signatures.

                                  ARTICLE VII
                                  COMPENSATION

    7.1 FEES AND EXPENSES OF THE TRUSTEE. Newco and the Corporation jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this Agreement; provided that Newco and the Corporation shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted fraudulently, in bad faith or with gross negligence or wilful misconduct. Any amount owing under this Section and unpaid 30 days after request for such payment, will bear interest from the expiration of such 30 days at a rate per annum equal to the then current rate charged by the Trustee, payable on demand. The obligation in this Section 7.1 shall survive the resignation or removal of the Trustee.

                                  ARTICLE VIII
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

    8.1 INDEMNIFICATION OF THE TRUSTEE. Newco and the Corporation jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instructions delivered to the Trustee by Newco or the Corporation pursuant hereto. In no case shall Newco or the Corporation be liable under this indemnity for any claim against any of the Indemnified Parties unless Newco and the Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii), below, Newco and the Corporation shall be entitled to participate at their own expense in the defense and, if Newco or the Corporation so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless:
(i) the employment of such counsel has been authorized by Newco or the Corporation or (ii) the named parties to any such suit include both the Trustee and Newco or the Corporation and the Trustee shall have been advised by counsel acceptable to Newco or the Corporation that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Newco or the Corporation and that an actual or potential conflict of interest exists (in which case Newco and the Corporation shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). The obligation of this Section 8.1 shall survive the resignation or removal of the Trustee.

    8.2 LIMITATION OF LIABILITY. The Trustee shall not be held liable for any loss that may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE IX
                               CHANGE OF TRUSTEE

    9.1 RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Newco and the Corporation specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless Newco and the Corporation otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Newco and the Corporation shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the Ontario Court (General Division) upon application of one or more of the parties hereto at Newco and the Corporation's expense.

    9.2 REMOVAL. The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days' prior notice by written instrument executed by Newco and the Corporation, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

    9.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Newco and the Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of Newco and the Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Newco, the Corporation and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

    9.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, Newco and the Corporation shall cause to be mailed notice of the succession of such trustee hereunder to each Holder specified in a List. If Newco or the Corporation shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Newco and the Corporation.

                                   ARTICLE X
                                NEWCO SUCCESSORS

    10.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. Newco shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, unless:

        (a) such other person or continuing corporation is a corporation (herein called the "Newco Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof; and

        (b) Newco Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee acting reasonably to evidence the assumption by Newco Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Newco Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Newco under this Agreement.

    10.2 VESTING OF POWERS IN SUCCESSOR.  Whenever the conditions of section
10.1 hereof have been duly observed and performed, the Trustee, if required, by section 10.1 hereof, Newco Successor and the Corporation shall execute and deliver the supplemental agreement provided for in Article 11 hereof and thereupon Newco Successor shall possess and from time to time may exercise each and every right and power of Newco under this Agreement in the name of Newco or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Newco or any officers of Newco may be done and performed with like force and effect by the directors or officers of such Newco Successor.

    10.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Newco with or into Newco.

                                   ARTICLE XI
                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

    11.1 AMENDMENTS, MODIFICATIONS, ETC. This Agreement may not be amended or modified except by an agreement in writing executed by the Corporation, Newco and the Trustee and approved by the Holders in accordance with section 10.2 of the Exchangeable Share Provisions.

    11.2 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 11.1 hereof, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this Agreement for the purposes of:

        (a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder;

        (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions that, in the opinion of the Board of Directors of each of Newco and the Corporation and in the opinion of the Trustee, on the advice of counsel having in mind the best interests of the Holders as a whole, such amendments and modifications will not be prejudicial to the interests of the Holders as a whole; or

        (c) making such changes or corrections required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the Board of Directors of each of the Corporation and Newco shall be of the opinion, on the advice of counsel, that such changes or corrections will not be prejudicial to the interests of the Holders as a whole.

    11.3 MEETING TO CONSIDER AMENDMENTS. The Corporation, at the request of Newco, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

    11.4 CHANGES IN CAPITAL OF NEWCO AND THE CORPORATION.  Notwithstanding
section 11.1, at all times after the occurrence of any Newco Common Stock Reorganization or Capital Reorganization (as such terms are respectively defined in the Exchangeable Share Provisions) or other change in either the Newco Common Stock or the Exchangeable Shares or both, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which Newco Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

    11.5 EXECUTION OF SUPPLEMENTAL TRUST AGREEMENTS. Notwithstanding section 11.1, from time to time the Corporation (when authorized by a resolution of the Board of Directors), Newco (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions hereof, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

        (a) evidencing the succession of Newco Successors to Newco and the covenants of and obligations assumed by each such Newco Successor in accordance with the provisions of Article 10 and the succession of any successor trustee in accordance with the provisions of Article 9;

        (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights that, in the opinion of counsel to the Trustee are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Newco, the Corporation, the Trustee or this Agreement; and

        (c) for any other purposes not inconsistent with the provisions of this Agreement including, without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, on the advice of counsel, the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

                                    ARTICLE XII
                                    TERMINATION

    12.1 TERM. The Trust created by this Agreement shall continue until the earliest to occur of the following events:

        (a) no outstanding Exchangeable Shares are held by any Holder;

        (b) each of the Corporation and Newco elects in writing to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions; and

        (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

    12.2 SURVIVAL. The provisions of Article 7 and 8 hereof shall survive any termination of the Trust pursuant to section 12.1.

                                  ARTICLE XIII
                                    GENERAL

    13.1 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall he carried out as nearly as possible in accordance with its original terms and conditions; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties, is or are so fundamental to the intent of the parties and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties shall agree (i) to terminate this Agreement, or (ii) to amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

    13.2 ENUREMENT. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

    13.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

        (a) if to Newco at:
          1003 Mansell Road
          Roswell, Georgia 30076

        (b) if to the Corporation at:
          79 Torbarrie Road
          Toronto, Ontario M3L1G5

        (c) if to the Trustee at:
          Montreal Trust Company of Canada
          Corporate Trust Services
          151 Front Street West, Suite 605
          Toronto, Ontario
          M5J 2N1
          Attention: Manager, Client Services
          Telecopier number: (416)981-9777

    Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof or, if mailed, on the fifth business day following the date of postmark on such notice, and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

    13.4 NOTICE TO HOLDERS. Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders in any manner permitted by the by-laws of the Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply MUTATIS MUTANDIS to notices or documents as aforesaid sent to such Holders.

    13.5 RISK OF PAYMENTS BY POST. Whenever payments are to be made or documents are to be sent to any Holder by the Trustee or by the Corporation, or by such Holder to the Trustee or to Newco or the Corporation, the making of such payment or sending of such document sent through the post shall be at the risk of the Corporation, in the case of payments made or documents sent by the Trustee or the Corporation, and the Holder, in the case of payments made or documents sent by the Holder.

    13.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    13.7 JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

    13.8 ATTORNMENT. Newco agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said court in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as Newco's attorney for service of process.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                            IVI CHECKMATE CORP.
                                            Per: _______________________________
                                            Name: ______________________________
                                            Title: _____________________________
                                            INTERNATIONAL VERIFACT INC.
                                            Per: _______________________________
                                            Name: ______________________________
                                            Title: _____________________________
                                            MONTREAL TRUST COMPANY OF CANADA
                                            Per: _______________________________
                                            Name: ______________________________
                                            Title: _____________________________
                                            Per: _______________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                   SCHEDULE A
                      NOTICE OF EXERCISE OF EXCHANGE RIGHT

TO: Montreal Trust Company of Canada

RE: VOTING AND EXCHANGE TRUST AGREEMENT BETWEEN IVI CHECKMATE CORP. ("NEWCO"),
    INTERNATIONAL VERIFACT INC. (THE "CORPORATION"), AND MONTREAL TRUST COMPANY OF CANADA AS TRUSTEE (THE "TRUST AGREEMENT").

    The undersigned holder of Exchangeable Shares instructs Montreal Trust Company of Canada (the "Trustee") to exercise the Exchange Right in accordance with Section 5.5 of the Trust Agreement so as to require Newco to purchase from the undersigned Exchangeable Shares and to issue and deliver certificates representing shares of Newco Common Stock as follows:

Name in full:         __________________________________________________
(PLEASE STATE FULL NAMES IN WHICH CERTIFICATES ARE TO BE ISSUED)

Address in full:       __________________________________________________
                     __________________________________________________
                     __________________________________________________

Number of
Exchangeable Shares:__________________________________________________

    The undersigned hereby represents and warrants as follows:

    (i) the undersigned has good title to and owns all such Exchangeable Shares to be acquired by Newco free and clear of all Liens.

    (ii) the undersigned shall pay any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of shares.

    All capitalized terms not defined herein shall have the meanings ascribed to them in the Voting and Exchange Trust Agreement.

DATED this day of ____________________, 19  .
                                          ____________________________________
                                          Name of holder

                                          ____________________________________
                                          Signature

                                          ____________________________________
                                          Witness

    In the event that this Notice is surrendered to receive shares of Newco Common Stock other than by the holder, a transfer form must be completed and shall be effective to transfer the holder's right, title and entitlement in and to the Newco Common Stock to the transferee.

                                   SCHEDULE B

                      NOTICE OF EXERCISE OF EXCHANGE RIGHT

TO: IVI Checkmate Corp. ("Newco")

    This notice is given pursuant to Section 5.6 of the Voting and Exchange Trust Agreement (the "Trust Agreement") between IVI Checkmate Corp. ("Newco"), International Verifact Inc. and Montreal Trust Company of Canada as Trustee (the "Trust Agreement"). All capitalized words and expressions used in this notice that are defined in the Trust Agreement have the meanings ascribed to such words and expressions in such Trust Agreement.

    The Trustee hereby notifies Newco that it is exercising the Exchange Right on behalf of the Holder of the Exchangeable Shares referred to in the notice received from such Holder, a copy of which is attached hereto (the "Holder Notice"). Please issue the Newco Common Stock issuable in connection with the exercise of the Exchange Right in accordance with the instructions set forth in the attached Holder Notice.
                                          By: __________________________________

                                          Name:

                                          Title:
Date: ________________________________

                                   SCHEDULE C
                                 TRANSFER FORM

  FOR VALUE RECEIVED THE UNDERSIGNED HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO:

NAME OF TRANSFEREE            --------------------------------------------------

ADDRESS
                              --------------------------------------------------

QUANTITY OR AMOUNT                                                        SHARES
                              --------------------------------------------------

NAME OF COMPANY
                              --------------------------------------------------

DESCRIPTION OF
STOCKS/BONDS
                              --------------------------------------------------

                              -AND HEREBY IRREVOCABLY
                              CONSTITUTES AND APPOINTS
                              --------------------------------------------------

                              --------------------------------------------------
                              THE ATTORNEY OF THE UNDERSIGNED TO TRANSFER THE SAID SHARES ON THE BOOKS OF THE SAID CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES

DATED
                              --------------------------------------------------

                                        ----------------------------------------
                                                  SIGNATURE OF HOLDER

                                        ----------------------------------------
                                                  SIGNATURE GUARANTEE

                                        THE SIGNATURE MUST BE GUARANTEED BY AN
                                        AUTHORIZED OFFICER OF A CANADIAN
                                        CHARTERED BANK OR OF A MAJOR CANADIAN
                                        TRUST COMPANY, OR BY A MEDALLION
                                        SIGNATURE GUARANTEE FROM A MEMBER OF A
                                        RECOGNIZED SIGNATURE MEDALLION GUARANTEE
                                        PROGRAM.

                                    ANNEX I

                           FORM OF SUPPORT AGREEMENT

                               SUPPORT AGREEMENT

    MEMORANDUM OF AGREEMENT made as of the       day of       , 1998, between
IVI Checkmate Corp., a Delaware corporation ("Newco"), and International Verifact Inc., a Canadian corporation (the "Corporation").

                              W I T N E S S E T H:

    WHEREAS pursuant to a combination agreement dated as of January 16, 1998 (the "Combination Agreement") by and between Newco, the Corporation, Checkmate Electronics Inc. ("Checkmate") and Merger Sub the parties agreed that on the Effective Date (as defined in the Combination Agreement), Newco and the Corporation would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit F to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

    AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by articles of arrangement to be filed pursuant to the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), all of the issued and outstanding common shares in the capital of the Corporation are to be exchanged, at the option of the holder, for either common stock in the capital of Newco or exchangeable non-voting shares in the capital of the Corporation (the "Exchangeable Shares");

    AND WHEREAS the aforesaid articles of arrangement set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

    AND WHEREAS the parties hereto desire to make appropriate provisions and to establish a procedure whereby Newco will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered shares of Newco Common Stock in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices all in accordance with the Exchangeable Share Provisions;

    NOW THEREFORE in consideration of the respective covenants in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

    1.1 DEFINED TERMS. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

    1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

    1.3 NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

    1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2

                     COVENANTS OF NEWCO AND THE CORPORATION

    2.1 COVENANTS OF NEWCO REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, Newco shall:

        (a) not declare or pay any dividend on Newco Common Stock unless (i) the Corporation shall have sufficient assets, funds and other property (including, where applicable, shares of Newco Common Stock or other securities of Newco) available to enable the due declaration and the due and punctual payment in accordance with applicable law, of a dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions and
    (ii) the Corporation shall simultaneously declare or pay, as the case may be, a dividend on the Exchangeable Shares in accordance with the Exchangeable Share Provisions;

        (b) cause the Corporation to declare simultaneously with the declaration of any dividend on shares of Newco Common Stock a dividend on the Exchangeable Shares and, when such dividend is paid on Newco Common Stock, cause the Corporation to pay simultaneously therewith such dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

        (c) advise the Corporation sufficiently in advance of the declaration by Newco of any dividend on shares of Newco Common Stock and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the declaration date, record date and payment date for any dividend on the Exchangeable Shares shall be the same as the declaration date, record date, and payment date for the corresponding dividend on shares of Newco Common Stock and such dates in respect of dividends on the Exchangeable Shares shall be in accordance with any requirement of the Exchangeable Share Provisions and the stock exchange(s) on which the Exchangeable Shares are listed;

        (d) ensure that the record date for any dividend declared on shares of Newco Common Stock, Newco Common Stock Reorganization, Rights Offering, Special Distribution or Capital Reorganization is not less than 10 Business Days after the declaration date for such dividend or effective date of such Newco Common Stock Reorganization, Rights Offering, Special Distribution or Capital Reorganization;

        (e) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Newco Common Stock to the holders of Exchangeable Shares in satisfaction of the Liquidation Amount for each such Exchangeable Share, in accordance with the provisions of Article 4 of the Exchangeable Share Provisions;

        (f) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Newco Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 5 or Article 6 of the Exchangeable Share Provisions, as the case may be;

        (g) not exercise its vote as a shareholder of the Corporation to initiate, consent to or approve the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation; and

        (h) not exercise its vote as a shareholder of the Corporation to authorize the continuance or other transfer of the corporate existence of the Corporation to any jurisdiction outside Canada.

    2.2 SEGREGATION OF FUNDS. Newco will cause the Corporation to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Corporation to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will cause the Corporation to use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, in each case in accordance with the Exchangeable Share Provisions.

    2.3 RESERVATION OF SHARES OF NEWCO COMMON STOCK. Newco hereby represents and warrants that it has irrevocably reserved for issuance out of its authorized and unissued capital stock such number of shares of Newco Common Stock as is equal to the number of Exchangeable Shares outstanding immediately following the Effective Date and covenants that at all times in the future while any Exchangeable Shares are outstanding it will keep reserved and available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Newco Common Stock (or other shares or securities into which Newco Common Stock may be reclassified or changed) as is necessary to enable Newco and the Corporation to perform their respective obligations pursuant to this agreement, the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

    2.4 NOTIFICATION OF CERTAIN EVENTS. In order to assist Newco to comply with its obligations hereunder, the Corporation will give, or cause the Transfer Agent to give, Newco notice of each of the following events at the time set forth below:

        (a) in the event of any determination by the Board of Directors of the Corporation to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs at least 60 days prior to the proposed effective date of such liquidation dissolution, winding up or other distribution;

        (b) immediately, upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

        (c) immediately, upon receipt by the Transfer Agent of a Retraction Request;

        (d) at least 130 days prior to any accelerated automatic redemption date determined by the Board of Directors of the Corporation in accordance with the Exchangeable Share Provisions; and

        (e) as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares.

    2.5 DELIVERY OF NEWCO COMMON STOCK. In furtherance of its obligations under subsections 2.1(e) and (f) hereof, upon notice of any event that requires the Corporation to cause to be delivered Newco Common Stock to any holder of Exchangeable Shares, Newco shall forthwith issue and deliver the requisite shares of Newco Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such shares of Newco Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens. In consideration of the issuance of each such shares of Newco Common Stock by Newco, the Corporation shall issue to Newco, or as Newco shall direct, such number of common shares of the Corporation as is equal to the fair value of such Newco Common Stock.

    2.6 QUALIFICATION OF NEWCO COMMON STOCK. Newco shall use all reasonable efforts to obtain and comply with all orders required from the applicable Canadian securities authorities to permit the issuance of the Newco Common Stock upon any such exchange of the Exchangeable Shares without registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian federal or provincial law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement before such Newco Common Stock may be issued by Newco and delivered by the Corporation or Newco to the holder thereof or in order that such Newco Common Stock may be freely traded under the laws of Canada and the United States thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of the Corporation or Newco for purposes of Canadian federal or provincial securities law or an "affiliate" for purposes of United States Federal or state securities law).

    2.7 TENDER OFFERS, ETC. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Newco Common Stock (an "Offer") is proposed by Newco or is proposed to Newco or its stockholders and is recommended by the Board of Directors of Newco, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Newco, Newco will use all commercially reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Newco Common Stock, without discrimination. Without limiting the generality of the foregoing, Newco will use all commercially reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

    2.8 OWNERSHIP OF OUTSTANDING SHARES. Newco covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Newco or any of its Affiliates, Newco will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of the Corporation (other than Exchangeable Shares) and all outstanding securities of the Corporation carrying or otherwise entitled to voting rights in any circumstances (other than Exchangeable Shares), unless Newco shall have obtained the prior approval of the Corporation and the holders of the Exchangeable Shares given in accordance with section 10.2 of the Exchangeable Share Provisions.

    2.9 NEWCO NOT TO VOTE EXCHANGEABLE SHARES. Newco covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by Newco and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Newco further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the CBCA with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares, including without limitation any approval to be given by holders of Exchangeable Shares pursuant to section 10.2 of the Exchangeable Share Provision.

    2.10 DUE PERFORMANCE. On and after the Effective Date, Newco shall duly and timely perform all of its obligations provided for in the Plan of Arrangement, including any obligations that may arise upon the exercise of Newco's rights under the Exchangeable Share Provisions.

    2.11 ECONOMIC EQUIVALENCE. Newco hereby acknowledges that it will be bound by any determination of economic equivalence made by the Board of Directors of the Corporation pursuant to section 5.5 of the Plan of Arrangement or section
9.1 of the Exchangeable Share Provisions, where applicable.

                                   ARTICLE 3

                                    GENERAL

    3.1 TERM. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as there are no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) held by any party other than Newco and its Affiliates.

    3.2 CHANGES IN CAPITAL OF NEWCO AND THE CORPORATION. Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 hereof as a result of which either shares of Newco Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which shares of Newco Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

    3.3 SEVERABILITY. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

    3.4 AMENDMENTS, MODIFICATIONS, ETC. This agreement may not be amended or modified except by an agreement in writing executed by the Corporation and Newco and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Exchangeable Share Provisions.

    3.5 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 3.4, the parties to this agreement may without the approval of the holders of the Exchangeable Shares, at any time and from time to time, amend or modify this agreement in writing for the purposes of:

        (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

        (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of the Corporation and Newco, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

        (c) making such changes or corrections which, on the advice of counsel to the Corporation and Newco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error herein, provided that the boards of directors of each of the Corporation and Newco shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

    3.6 MEETING TO CONSIDER AMENDMENTS. The Corporation, at the request of Newco, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation and the Exchangeable Share Provisions and applicable law.

    3.7 WAIVERS ONLY IN WRITING. No waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

    3.8 ENUREMENT. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

    3.9 NEWCO SUCCESSORS. Newco shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all its undertaking, property and assets would become the property of any other person or in the case of a merger, of the continuing corporation resulting therefrom, unless:

        (a) such other person or continuing corporation is a corporation (the "Newco Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof; and

        (b) the Newco Successor, by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement to be bound by the provisions hereof as if it were an original party hereto and to observe and perform all of the covenants and obligations of Newco pursuant to this agreement, in form satisfactory to the Corporation, acting reasonably.

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Newco with or into Newco.

    3.10 NOTICES TO PARTIES. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

        (a) if to Newco at:

        (b) if to the Corporation at:

    Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

    3.11 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

    3.12 JURISDICTION. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

    3.13 ATTORNMENT. Newco agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office as Newco's attorney for service of process.

    IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                            IVI CHECKMATE CORP.
                                            By: ________________________________

                                            INTERNATIONAL VERIFACT INC.
                                            By: ________________________________

                                    ANNEX J

                   SPECIAL PREFERRED VOTING STOCK PROVISIONS

              CERTIFICATE OF THE POWERS, DESIGNATIONS, PREFERENCES
                                 AND RIGHTS OF
                          THE SERIES B PREFERRED STOCK
                                       OF
                              IVI CHECKMATE CORP.

    THE UNDERSIGNED, being respectively, the [Title] of IVI Checkmate Corp. (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware the following resolutions were duly adopted by the Board of Directors of the Corporation and that, pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation, at a
meeting duly held on            , 1998, adopted resolutions providing for the
issuance of a series of its preferred stock and fixing the relative powers, preferences, rights and qualifications, limitations and restrictions of such stock. Such resolutions are as follows: "RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.01 per share, which shall consist of one of the 1,000,000 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

    1. AUTHORIZED NUMBER AND DESIGNATION. One share of the preferred stock, par value $.01 per share, of the Corporation is hereby constituted as a series of the preferred stock designated Series B Special Voting Preferred Stock, par value $.01 per share (the "Series B Special Voting Stock").

    2. DIVIDENDS. The holder of the Series B Special Voting Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

    3. VOTING RIGHTS. Except as otherwise required by law or the Certificate of Incorporation, (a) the holder of the share of Series B Special Voting Stock shall have that number of votes equal to the number of Exchangeable Shares (as
defined in the Voting and Exchange Trust Agreement, dated as of            ,
1998 (the "Voting Agreement") among the Corporation, International Verifact Inc., a Canadian corporation ("IVI"), and the trustee party thereto, for the benefit of the holders from time to time of the Exchangeable Shares) of IVI from time to time outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly controlled by or under common control of the Corporation, in each case for the election of directors and on all matters submitted to a vote of the stockholders of the Corporation, subject to adjustment to reflect the Current Newco Common Stock Equivalent (as defined in the Voting Trust Agreement) and (b) in respect of all matters concerning the voting of shares, the Series B Special Voting Stock and the Common Stock of the Corporation shall vote as a single class, except as required by applicable law. A copy of the Voting Trust Agreement is on file at the offices of the Corporation, and may be inspected during normal business hours by any stockholder of the Corporation upon written request.

    4. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior rights of any holders of shares of preferred stock ranking senior to the Series B Special Voting Stock, the holder of the share of Series B Special Voting Stock shall be paid an amount equal to $1.00, before payment shall be made to holders of any stock ranking on liquidation junior to the Series B Special Voting Stock (such amount payable with respect to the Series B Special Voting Stock being referred to as the "Series B Liquidatio Preference Amount").

    5. RANKING. The Series B Special Voting Stock shall rank junior to any other outstanding series of preferred stock of the Corporation in all respects.

    6.  OTHER PROVISIONS.  (a) Pursuant to the terms of the Combination
Agreement dated as of January   , 1998 by and among the Corporation, IVI,
Checkmate Electronics, Inc., a Georgia corporation, and Future Merger Corporation, a Georgia corporation, one share of the Series B Special Voting Stock is being issued to the trustee under the Voting Trust Agreement.

        (b) The holder of the share of Series B Special Voting Stock shall exercise the voting rights attendant thereto in accordance with Section 3 of this Certificate of Designations.

        (c) At such time as the Series B Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or udner common controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of IVI which could give rise to the issuance of and Exchangeable Shares to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Series B Special Voting Stock shall be redeemable at the election of the Corporation for an amount equal to the Series B Liquidation Preference Amount."

    IN WITNESS WHEREOF, this Certificate has been signed by [Title] of the
Corporation, as of the    day of            , 1998.

                                    ANNEX K

                              PLAN OF ARRANGEMENT

                          INTERNATIONAL VERIFACT INC.

                            PLAN OF ARRANGEMENT AND
                                SHARE PROVISIONS

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                           ARTICLE 1--INTERPRETATION

    1.1 DEFINITIONS. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

        (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which Checkmate Electronics Inc., IVI or Newco, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an equity interest of 10 percent or more;

        (b) "ARRANGEMENT" means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with Section 6.1 hereof or made at the direction of the Court in the Final Order;

        (c) "ARRANGEMENT RESOLUTION" means the special resolution passed by the holders of the IVI Common Shares at the Meeting;

        (d) "AUTOMATIC REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

        (e) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day when banks are not open for business in either or both of Atlanta, Georgia and Toronto, Ontario;

        (f) "CALL RIGHTS" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

        (g) "CANADIAN DOLLAR EQUIVALENT" has the meaning ascribed thereto in the Exchangeable Share Provisions;

        (h) "CAPITAL REORGANIZATION" has the meaning ascribed thereto in the Exchangeable Share Provisions;

        (i) "CBCA" means the Canada Business Corporations Act, as amended;

        (j) "CHECKMATE" means Checkmate Electronics Inc., a corporation incorporated under the laws of the State of Georgia;

        (k) "COMBINATION AGREEMENT" means the agreement by and among IVI, Checkmate Electronics Inc., Newco and Merger Sub, dated as of January 16, 1998, as the same may be amended and restated, providing for, among other things, the Arrangement;

        (l) "CORPORATION" means International Verifact Inc.;

       (m) "COURT" means the Ontario Court of Justice (General Division);

        (n) "CURRENT MARKET PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

        (o) "CURRENT NEWCO COMMON STOCK EQUIVALENT" has the meaning ascribed thereto in the Exchangeable Share Provisions;

        (p) "DEPOSITARY" means Montreal Trust Company of Canada at its principal office in Toronto, Ontario;

        (q) "DISSENT PROCEDURES" has the meaning set out in section 3.1 hereof;

        (r) "EFFECTIVE DATE" means the date shown on the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement;

        (s) "EFFECTIVE TIME" means 12:01 a.m. on the Effective Date;

        (t) "EXCHANGE RATIO" is equal to 1.0000 (subject to adjustment as provided in Section 5.5 of the Combination Agreement);

        (u) "EXCHANGE RIGHT" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

        (v) "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are set forth in Appendix A hereto;

        (w) "EXCHANGEABLE SHARES" means the exchangeable shares in the capital of IVI;

        (x) "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time;

        (y) "IVI COMMON SHARES" means the common shares in the capital of IVI;

        (z) "IVI" means International Verifact Inc., a corporation existing under the CBCA;

       (aa) "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in section
    5.1 hereof;

       (bb) "LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

       (cc) "MEETING" means the Special Meeting of the shareholders of IVI to be held to consider the Arrangement;

       (dd) "NASDAQ" means the Nasdaq National Market;

       (ee) "NEWCO" means IVI Checkmate Corp., a corporation existing under the laws of the State of Delaware;

        (ff) "NEWCO CALL NOTICE" has the meaning ascribed thereto in section 5.3(b) hereof;

       (gg) "NEWCO COMMON STOCK" means the common stock in the capital of Newco;

       (hh) "NEWCO PREFERRED STOCK" means the preferred stock, $.01 par value in the capital of Newco;

        (ii) "PROXY STATEMENT" means the Joint Management Information Circular and Proxy Statement of IVI and Checkmate Electronics, Inc. dated May 26, 1998;

        (jj) "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in Section 5.2 hereof;

       (kk) "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in Section
    5.2 hereof;

        (ll) "RETRACTED SHARES" has the meaning ascribed thereto in Section 5.1 of the Exchangeable Share Provisions;

      (mm) "RETRACTION CALL PURCHASE PRICE" has the meaning ascribed thereto in
    Section 5.3 hereof;

       (nn) "RETRACTION CALL RIGHT" has the meaning ascribed thereto in Section
    5.3 hereof;

       (oo) "RETRACTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

       (pp) "RETRACTION REQUEST" has the meaning ascribed thereto in the Exchangeable Share Provisions;

       (qq) "SERIES A PREFERRED SHARES" means the Series A Preferred Shares of IVI having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

       (rr) "TRANSFER AGENT" means Montreal Trust Company of Canada or such other person as may from time to time be the Registrar and Transfer Agent for the Exchangeable Shares;

       (ss) "VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust Agreement made between the Corporation, Newco and Montreal Trust Company of Canada to be dated as of the Effective Date; and

        (tt) "VOTING RIGHTS" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement.

    Any capitalized terms that have not been otherwise defined above shall have the meanings ascribed to them in the Combination Agreement.

    1.2  SECTIONS AND HEADINGS

    The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an Appendix refers to the specified section of or Appendix to this Plan of Arrangement.

    1.3  NUMBER, GENDER AND PERSONS

    In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

    1.4  WITHHOLDING TAX

    All amounts required to be paid, deposited or delivered under this Plan of Arrangement shall be paid, deposited or delivered after deduction of any amount required by applicable law to be deducted or withheld on account of tax and the deduction of such amounts and remittance to the applicable tax authorities shall, to the extent thereof, satisfy such requirements to pay, deposit or deliver hereunder.

                            ARTICLE II--ARRANGEMENT

    2.1  ARRANGEMENT

    At the Effective Time on the Effective Date, the following reorganization of capital shall occur and shall be deemed to occur in the following order without any further act or formality:

        (a) The articles of continuation of IVI shall be amended to include the provisions set forth in Appendix "A" hereto which authorize an unlimited number of Exchangeable Shares and one Series A Preferred Share.

        (b) IVI shall issue to Newco one Series A Preferred Share in consideration of the issuance to IVI of one share of Newco Preferred Stock. The stated capital of the Series A Preferred Share shall be equal to the fair market value, as determined by the Board of Directors of IVI, of a share of Newco Preferred Stock. No certificate shall be issued in respect of the Series A Preferred Share.

        (c) Each of the outstanding IVI Common Shares (other than IVI Common Shares held by holders who have exercised their rights of dissent in accordance with section 3.1 hereof and who are ultimately entitled to be paid full value for such shares) will be exchanged either (i) with IVI for a number of Exchangeable Shares at the Exchange Ratio or (ii) with Newco for a number of shares of Newco Common Stock at the Exchange Ratio, at the holder's election. Each holder of IVI Common Shares (other than holders of IVI Common Shares who have exercised their rights of dissent in accordance with section 3.1 hereof and who are ultimately entitled to be paid full value for such shares) will receive that whole number of Exchangeable Shares or shares of Newco Common Stock resulting from the exchange of all such holder's IVI Common Shares. No fractional shares of Newco Common Stock or fractional Exchangeable Shares will be issued and no certificate therefor will be issued. Any holder of IVI Common Shares who would otherwise be entitled to receive a fraction of an Exchangeable Share or fraction of a share of Newco Common Stock, as the case may be, shall, upon surrender of his certificate or certificates representing IVI Common Shares, receive a certificate adjusted to the next lower whole number of Exchangeable Shares or shares of Newco Common Stock, as the case may be.

        (d) Upon the exchange referred to in subsection (c) above, each such holder of an IVI Common Share shall cease to be such a holder, shall have his name removed from the register of holders of IVI Common Shares and shall be entitled to receive either (i) the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph (c) or (ii) the number of fully paid shares of Newco Common Stock to which he is entitled as a result of the exchange referred to in paragraph
    (c) and upon such exchange such holder's name shall be added to the Register of Holders of Exchangeable Shares or shares of Newco Common Stock accordingly.

        (e) The stated capital of the Exchangeable Shares will be equal to the stated capital of the IVI Common Shares actually exchanged for Exchangeable Shares immediately prior to the Arrangement.

        (f) Holders of IVI Common Shares that did elect to receive Exchangeable Shares (i) will grant and transfer directly to Newco the Call Rights and
    (ii) will receive directly from Newco the Voting Rights and the Exchange Rights.

        (g) The one outstanding Series A Preferred Share held by Newco will be exchanged for one IVI Common Share and Newco shall cease to be a holder of the Series A Preferred Share, shall have its name removed from the register of holders of Series A Preferred Shares and Newco's name shall be added to the register of holders of IVI Common Shares accordingly, and the one Series A Preferred Share shall be cancelled by IVI.

        (h) The stated capital of the one IVI Common Share shall be equal to the stated capital of the one Series A Preferred Share immediately prior to the exchange of such Series A Preferred Share pursuant to subsection (g).

        (i) The Newco Preferred Stock will be purchased from IVI for the fair market value thereof determined by the Board of Directors of IVI in accordance with Section 2.1(b) hereof and immediately thereafter shall be cancelled by Newco.

                         ARTICLE III--RIGHTS OF DISSENT

    3.1  RIGHTS OF DISSENT

    Holders of IVI Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the "Dissent Procedures") in connection with the Arrangement and holders who duly exercise such rights of dissent and who:

        (a) are ultimately entitled to be paid fair value for their IVI Common Shares shall be deemed to have transferred such IVI Common Shares to IVI for cancellation on the Effective Date; or

        (b) are ultimately not entitled, for any reason, to be paid fair value for their IVI Common Shares or who shall, with the written approval of IVI if required by Section 190 of the CBCA , withdraw his demand for value, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of IVI Common Shares, and shall receive Exchangeable Shares on the basis determined in accordance with subsection 2.1(c) of this Plan of Arrangement, but in no case shall IVI be required to recognize such holders as holders of IVI Common Shares on and after the Effective Date, and the names of such holders of IVI Common Shares shall be deleted from the register of holders of IVI Common Shares on the Effective Date.

                 ARTICLE IV--CERTIFICATES AND FRACTIONAL SHARES

    4.1  ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

    At or promptly after the Effective Time, the Corporation shall deposit with the Depositary, for the benefit of the holders of IVI Common Shares exchanged for Exchangeable Shares pursuant to subsection 2.1(c), certificates representing the Exchangeable Shares issued pursuant to subsection 2.1(c) upon the exchange of outstanding IVI Common Shares. Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding IVI Common Shares that were exchanged for Exchangeable Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of IVI and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3) and the certificate so surrendered and the IVI Common Shares represented thereby shall forthwith be cancelled. In the event of a transfer of ownership of IVI Common Shares which is not registered in the transfer records of IVI, a certificate representing the proper number of Exchangeable Shares may be issued to a transferee if the certificate representing such IVI Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented outstanding IVI Common Shares that were exchanged for Exchangeable Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this section 4.1, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.3.

    4.2  ISSUANCE OF CERTIFICATES REPRESENTING NEWCO COMMON STOCK

    At or promptly after the Effective Time, Newco shall deposit with the Depositary, for the benefit of the holders of IVI Common Shares exchanged pursuant to subsection 2.1(c), and who have elected to receive Newco Common Stock, certificates representing Newco Common Stock issued pursuant to subsection 2.1(c) upon the exchange of outstanding IVI Common Shares. Upon surrender to the

Depositary of a certificate which immediately prior to the Effective Time represented outstanding IVI Common Shares that were exchanged for Newco Common Stock, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of IVI and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of shares of Newco Common Stock which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3), the certificate so surrendered shall forthwith be cancelled, and a new certificate representing the IVI Common Shares so transferred shall be issued in the name of Newco. In the event of a transfer of ownership of IVI Common Shares which is not registered in the transfer records of IVI, a certificate representing the proper number of Newco Common Stock may be issued to a transferee if the certificate representing such IVI Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented outstanding IVI Common Shares that were exchanged for Newco Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Newco Common Stock as contemplated by this section 4.2, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Newco Common Stock as contemplated by section 4.3.

    4.3  DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES.

    No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding IVI Common Shares that were exchanged pursuant to section 2.1 and no interest will be earned or payable on these proceeds unless and until such certificate shall be surrendered in accordance with section 4.1 or 4.2. Subject to applicable law and to Section 4.5, at the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the record holder of the certificates representing whole Exchangeable Shares or Newco Common Stock without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share or Newco Common Stock, and (ii) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share or share of Newco Common Stock.

    4.4  LOST CERTIFICATES

    If any certificate which immediately prior to the Effective Time represented outstanding IVI Common Shares that were exchanged pursuant to section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares or shares of Newco Common Stock (and any dividends or distributions with respect thereto) deliverable in respect thereof as determined in accordance with section 2.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares or shares of Newco Common Stock are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Corporation, Newco and the Transfer Agent, as the case may be, in such sum as the Corporation may direct or otherwise indemnify the Corporation, or Newco and the Transfer Agent in a manner satisfactory to the Corporation, Newco and the Transfer Agent against any claim that may be made against the Corporation, Newco or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

    4.5  EXTINGUISHMENT OF RIGHTS

    Any certificate which immediately prior to the Effective Time represented outstanding IVI Common Shares that were exchanged pursuant to section 2.1 and has not been deposited, with all other instruments required by section 4.1 or 4.2, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of the Corporation. On such date, the Exchangeable Shares or shares of Newco Common Stock to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to the Corporation or Newco, as applicable, together with all entitlements to dividends, distributions and interests thereon held for such former registered holder for no consideration.

    4.6  ELECTIONS

        (a) In accordance with the terms hereof, each record holder, immediately prior to the Effective Date, of IVI Common Shares will be entitled to elect to receive either Exchangeable Shares or Newco Common Stock for all of such shares (an "Election"). All such elections shall be made on a letter of transmittal and election form to be prepared by the Corporation (the "Letter of Transmittal and Election Form"). Each Letter of Transmittal and Election Form shall provide for the ratification, by each person who elects to receive Exchangeable Shares, of the grant and transfer to Newco of the Call Rights. Record holders of IVI Common Shares who hold IVI Common Shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Letters of Transmittal and Election Forms; PROVIDED, THAT, such Representative certifies that each such Letter of Transmittal and Election Form covers all the IVI Common Shares held by each Representative for a particular beneficial owner.

        (b) Timely Elections, Etc. Elections shall be made by holders of IVI Common Shares by mailing to the Depositary a Letter of Transmittal and Election Form. To be effective, a Letter of Transmittal and Election Form must be properly completed, signed and submitted to the Depositary. IVI will have the discretion, which it may delegate in whole or in part to the Depositary, to determine whether Letters of Transmittal and Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Letters of Transmittal and Election Forms. The decision of IVI (or the Depositary) in such matters shall be conclusive and binding. Neither IVI nor the Depositary will be under any obligation to notify any person of any defect in a Letter of Transmittal and Election Form submitted to the Depositary.

        (c) Deemed Non-Election. For the purposes hereof, a holder of IVI Common Shares who does not submit a Letter of Transmittal and Election Form within such time limits as may be established by IVI, the Depositary or the Court shall be deemed not to have made an election, and shall receive Exchangeable Shares. If IVI or the Depositary shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect.

                          ARTICLE V--CERTAIN RIGHTS OF
                      NEWCO TO ACQUIRE EXCHANGEABLE SHARES

    5.1  NEWCO LIQUIDATION CALL RIGHT

        (a) Newco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of IVI, to purchase from all but not less than all of the holders (other than Newco) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Newco of an amount, for each Exchangeable Share held, equal to the Current Market Price of a share of Newco Common Stock on the last Business Day prior to the Liquidation Date multiplied by the Current Newco Common Stock Equivalent. The payment shall be satisfied in full by causing to be delivered to such holder (a) such whole number of shares of Newco Common Stock (rounded down to the nearest whole number) as is equal to the amount obtained by multiplying the number of such Exchangeable Shares to be transferred by the Current Newco Common Stock Equivalent, plus (b) an additional amount in cash equivalent to the full amount of all dividends declared and unpaid on such Exchangeable Shares (collectively the "Liquidation Call Purchase Price") without interest. In the event of the exercise of the Liquidation Call Right by Newco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Newco on the Liquidation Date on payment by Newco to such holder of the Liquidation Call Purchase Price.

        (b) To exercise the Liquidation Call Right, Newco must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Corporation of Newco's intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Newco has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by Newco. If Newco exercises the Liquidation Call Right, on the Liquidation Date Newco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price equal to the Liquidation Call Purchase Price.

        (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Newco shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of shares of Newco Common Stock deliverable by Newco (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Liquidation Call Purchase Price for all outstanding Exchangeable Shares and a cheque or cheques in the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price for all outstanding Exchangeable Shares without interest. Provided that the total Liquidation Call Purchase Price for all outstanding Exchangeable Shares has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable for all outstanding Exchangeable Shares (other than shares held by Newco) by Newco without interest upon presentation and surrender by the holder of certificates representing all of the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Newco Common Stock delivered to it. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Newco shall deliver to such holder, certificates representing the Newco Common Stock to which the holder is entitled and a cheque or cheques of Newco payable at par and in Canadian dollars at any branch of the bankers of Newco or of the Corporation in Canada in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price for such holder's Exchangeable Shares. If Newco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to Article 4 of the Exchangeable Share Provisions.

    5.2  NEWCO REDEMPTION CALL RIGHT

    (a) Newco shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Article 6 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than

Newco) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Newco to the holder of an amount, for each Exchangeable Share held, equal to the Current Market Price of a share of Newco Common Stock on the last Business Day prior to the Automatic Redemption Date multiplied by the Current Newco Common Stock Equivalent. The payment shall be satisfied in full by causing to be delivered to such holder (a) such whole number of shares of Newco Common Stock (rounded down to the nearest whole number) as is equal to the amount obtained by multiplying the number of such Exchangeable Shares to be redeemed by the Current Newco Common Stock Equivalent, plus (b) an additional amount in cash equivalent to the full amount of all dividends declared and unpaid on such Exchangeable Shares (collectively the "Redemption Call Purchase Price") without interest. In the event of the exercise of the Redemption Call Right by Newco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Newco on the Automatic Redemption Date on payment by Newco to the holder of the Redemption Call Purchase Price.

    (b) To exercise the Redemption Call Right, Newco must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Corporation of Newco's intention to exercise such right at least 125 days before the Automatic Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Newco has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by Newco. If Newco exercises the Redemption Call Right, on the Automatic Redemption Date Newco will purchase and the holders will sell all of the Exchangeable Shares then outstanding (other than shares held by Newco) for the Redemption Call Purchase Price.

    (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Newco shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, certificates representing the aggregate number of shares of Newco Common Stock deliverable by Newco (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens) in payment of the total Redemption Call Purchase Price for all outstanding Exchangeable Shares and a cheque or cheques in the amount of the remaining portion, if any, of the total Redemption Call Purchase Price for all outstanding Exchangeable Shares. Provided that the total Redemption Call Purchase Price for all outstanding Exchangeable Shares has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price for all outstanding Exchangeable Shares (other than shares held by Newco) payable by Newco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the Newco Common Stock to be delivered to such holder without interest. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Newco shall deliver to such holder, certificates representing the shares of Newco Common Stock to which the holder is entitled and a cheque or cheques of Newco payable at par and in Canadian dollars at any branch of the bankers of Newco or of the Corporation in payment of the remaining portion, if any, of the total Redemption Call Purchase Price for such holder's Exchangeable Shares. If Newco does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Article 6 of the Exchangeable Share Provisions.

    5.3  NEWCO RETRACTION CALL RIGHT

    (a) Newco shall have the overriding right (the "Retraction Call Right") notwithstanding the proposed redemption of Retracted Shares by the Corporation on the Retraction Date, to purchase from the holder of the Retracted Shares on the Retraction Date the Retracted Shares upon payment by Newco to the holder of a Retracted Share an amount for each Retracted Share, equal to the Current Market Price multiplied by the Current Newco Common Stock Equivalent, in each case determined on the Retraction Date. The payment shall be satisfied in full in respect to such Retracted Shares by causing to be delivered to the holder such whole number of shares of Newco Common Stock (rounded down to the nearest whole number) as is equal to the amount obtained by multiplying the number of Retracted Shares by the Current Newco Common Stock Equivalent plus the aggregate plus (b) an additional amount in cash equivalent to the full amount of all dividends declared and unpaid on such Retracted Shares (collectively, the "Retraction Call Purchase Price") without interest. In the event of the exercise of the Retraction Call Right by Newco, the holder of the Retracted Shares shall be obligated to sell to Newco, and Newco shall be obligated to purchase, the Retracted Shares on the Retraction Date upon payment by Newco to such holder of the Retraction Call Purchase Price.

    b) In order to exercise the Retraction Call Right, Newco shall advise the Transfer Agent in writing of its determination to do so (the "Newco Call Notice") on or prior to the expiry of the fifth Business Day after the receipt by the Transfer Agent of the Retraction Request. If Newco does not so notify the Transfer Agent, the Transfer Agent will notify the holder as soon as possible thereafter that Newco has waived the Retraction Call Right. If Newco delivers the Newco Call Notice before the expiry of such five Business Day period, the Retraction Request shall thereupon be deemed only to be an offer by the holder to sell the Retracted Shares to Newco. In such event, the Corporation shall not redeem the Retracted Shares and Newco shall purchase from such holder and such holder shall sell to Newco on the Retraction Date the Retracted Shares for the Retraction Call Purchase Price.

    c) For the purposes of completing a purchase of the Retracted Shares pursuant to the Retraction Call Right, Newco shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing the shares of Newco Common Stock to be delivered to each holder of the Retracted Shares in payment of the total Retraction Call Purchase Price for all of the Retracted Shares (or the portion thereof payable in Newco Common Stock, as the case may be) and a cheque in the amount of the remaining portion, if any, of the total Retraction Call Purchase Price (or, if any portion of the Retraction Call Purchase Price consists of dividends payable in property, such property or property that is the same as or economically equivalent to such property). Provided that such total Retraction Call Purchase Price for all of the Retracted Shares has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as of the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. Newco shall cause the Transfer Agent to deliver to the holder of the Retracted Shares, at the address of such holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the office of the Transfer Agent to which the Retraction Request was delivered, in payment of such total Retraction Purchase Price for all of the Retracted Shares, certificates representing the shares of Newco Common Stock to be delivered in respect of such payment (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens) registered in the name of the holder or in such other name as the holder may request in payment of such and, if applicable, a cheque of Newco payable at par and in Canadian dollars at any branch of the bankers of Newco or the Corporation in Canada (or, if any part of the Retraction Call Purchase Price consists of dividends payable in property, such property or property that is the same as or economically equivalent to such property), and such delivery of such certificates and cheque (and property, if any) to the holder on behalf of Newco by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Call Purchase Price for all of the Retracted Shares to the extent that the same is represented by such share certificates and cheque (and property, if any), unless such cheque is not paid on due presentation. On and after the close of business on the Retraction

Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Retraction Call Purchase Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Call Price shall not be made, in which case the rights of such holder shall remain unaffected until the total Retraction Call Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Call Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by Newco shall thereafter be considered and deemed for all purposes to be a holder of the Newco Common Stock delivered to such holder.

    5.4  CONSIDERATION FOR CALL RIGHTS OF NEWCO

    The Retraction Call Right, the Liquidation Call Right and the Redemption Call Right are granted to Newco by the holders of Exchangeable Shares in consideration of the grant to such holders by Newco of the Voting Rights and the Exchange Rights.

    5.5  ECONOMIC EQUIVALENCE

    The Board of Directors of the Corporation shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require) economic equivalence for the purposes of any provision herein that requires such a determination and each such determination shall be conclusive and binding on Newco and the holders of Exchangeable Shares, where applicable.

    5.6  CAPITAL REORGANIZATION OF NEWCO

    If at any time there is a Capital Reorganization that is not a Newco Common Stock Reorganization, Rights Offering or a Special Distribution (as such terms are defined in the Exchangeable Share Provisions), any holder of Exchangeable Shares whose Exchangeable Shares have not been exchanged for Newco Common Stock in accordance with the provisions hereof prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon any such exchange occurring pursuant to the provisions hereof or the provisions of the Voting and Exchange Trust Agreement at any time after the record date for such Capital Reorganization, in lieu of the Newco Common Stock that he would otherwise have been entitled to receive pursuant to the provisions hereof or thereof, the number of shares or other securities of Newco or of the body corporate resulting, surviving or continuing from the Capital Reorganization, or other property, that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, he had been the registered holder of the number of shares of Newco Common Stock to which he was then entitled upon any exchange of his Exchangeable Shares into shares of Newco Common Stock in accordance with the provisions hereof, subject to adjustment thereafter in the same manner, as nearly as may be possible, as is provided for in the definition of Current Newco Common Stock Equivalent provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that each holder of Exchangeable Shares shall thereafter be entitled to receive, upon any exchange of his Exchangeable Shares pursuant to the provisions hereof, such number of shares or other securities of Newco or of the body corporate resulting, surviving or continuing from the Capital Reorganization, or other property.

                             ARTICLE VI--AMENDMENT

    6.1  PLAN OF ARRANGEMENT AMENDMENT

    The Corporation reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document that is (i) agreed to in writing by Newco and Checkmate, (ii) filed with the

Court and, if made following the Meeting, approved by the Court and (iii) communicated to holders of IVI Common Shares in the manner required by the Court (if so required). Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to or at the Meeting (provided that Newco and Checkmate shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Court's interim order), shall become part of this Plan of Arrangement for all purposes. Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only (i) if it is consented to by the Corporation, (ii) if it is agreed to, in writing, by Newco and Checkmate and (iii) if required by applicable law, it is consented to by the holders of the IVI Common Shares.

                                    ANNEX L

                         EXCHANGEABLE SHARE PROVISIONS

                          INTERNATIONAL VERIFACT INC.
                                SHARE PROVISIONS
                PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

    The Exchangeable Shares in the capital of the Corporation shall have the following rights, privileges, restrictions and conditions.

                                   ARTICLE 1
                                 INTERPRETATION

    1.1 For the purposes of these share provisions:

    "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which Checkmate Electronics Inc., International Verifact Inc. or Newco, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an equity interest of 10 percent or more;

    "AUTOMATIC REDEMPTION DATE" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 6 of these share provisions, which date shall be the first to occur of (a) the 10th anniversary of the Effective Date of the Arrangement, (b) the date selected by the Board of Directors at any time when less than 5% of the Exchangeable Shares issued on the Effective Date are outstanding (other than Exchangeable Shares held by Newco and its Affiliates) and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transactions involving or affecting the Exchangeable Shares outstanding, (c) the Business Day prior to the record date for any meeting or vote of the shareholders of the Corporation to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of the Corporation, but excluding any meeting or vote as described in clause (d) below or (d) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Newco Common Stock.

    "BOARD OF DIRECTORS" means the board of directors of the Corporation.

    "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day when banks are not open for business in one or both of the State of Delaware and Toronto, Ontario.

    "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

    "CAPITAL REORGANIZATION" has the meaning ascribed thereto in Section 9.2 of these share provisions.

    "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as amended from time to time.

    "COMMON SHARES" means the common shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

    "CORPORATION" means International Verifact Inc., a corporation continued under the CBCA.

    "CURRENT MARKET PRICE" means, in respect of a share of Newco Common Stock on any date, in the discretion of the Board of Directors either (i) the closing sale price of a share of Newco Common Stock on such date (or, if no trades of any Newco Common Stock occurred on such date, on the last trading day prior thereto on which such trades occurred) reported on The Toronto Stock Exchange, or (ii) the Canadian Dollar Equivalent of the closing sale price of a share of Newco Common Stock on such date (or, if no trades of any Newco Common Stock occurred on such date, on the last trading day prior thereto on which such trades occurred) reported on Nasdaq, or, if shares of Newco Common Stock are not then quoted on Nasdaq or The Toronto Stock Exchange, on such other stock exchange or automated quotation system on which shares of Newco Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Newco Common Stock during such period does not create a market that reflects the fair market value of Newco Common Stock, then the Current Market Price of a share of Newco Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

    "CURRENT NEWCO COMMON STOCK EQUIVALENT" means, on any date, the equivalent as at such date of one share of Newco Common Stock as at the Effective Date, expressed to four decimal places, (the Current Newco Common Stock Equivalent as of the Effective Date being 1.0000 [subject to adjustment in accordance with the Combination Agreement]) determined by applying on a cumulative basis the following adjustments, to the extent applicable by reason of any transactions occurring in respect of Newco Common Stock between the Effective Date and such date:

(i) if Newco shall (A) subdivide, redivide, convert or otherwise amend its then outstanding shares of Newco Common Stock into a greater number of shares of Newco Common Stock, unless the Corporation is permitted under applicable law without a vote of its shareholders to make, and shall simultaneously make, the same or an economically equivalent change to the rights of the holders of Exchangeable Shares, (B) combine, consolidate, convert or otherwise amend its then outstanding shares of Newco Common Stock into a lesser number of shares of Newco Common Stock, unless the Corporation is permitted under applicable law without a vote of its shareholders to make, and shall simultaneously make, the same or an economically equivalent change to the rights of the holders of Exchangeable Shares, or (C) issue shares of Newco Common Stock (or securities exchangeable or convertible into Newco Common Stock, but excluding any securities issued in a Rights Offering or in a Special Distribution) to the holders of all or substantially all of its then outstanding shares of Newco Common Stock by way of stock dividend or other distribution (other than to holders of Newco Common Stock who exercise an option to receive stock dividends in lieu of receiving cash dividends), unless the Corporation is permitted under applicable law without a vote of its shareholders to issue or distribute, and shall simultaneously issue and distribute, equivalent numbers of shares of Newco Common Stock or other securities (adjusted if necessary in accordance with the Current Newco Common Stock Equivalent), or the economic equivalent on a per share basis, to the holders of the Exchangeable Shares (any of such events being herein called the "Newco Common Stock Reorganization"), the Current Newco Common Stock Equivalent shall be adjusted effective immediately after the record date at which the holders of Newco Common Stock are determined for the purpose of the Newco Common Stock Reorganization by multiplying the Current Newco Common Stock Equivalent in effect on such record date by the quotient obtained when:

    (A) the number of shares of Newco Common Stock outstanding after the completion of such Newco Common Stock Reorganization (but before giving effect to the issue or cancellation of any shares of Newco Common Stock issued or cancelled after such record date otherwise than as part of such Newco Common Stock Reorganization) including, in the case where securities exchangeable or convertible into Newco Common Stock are distributed, the number shares of Newco Common Stock that would have been outstanding had such securities been exchanged for or converted into Newco Common Stock on such record date, is divided by

    (B) the number of shares of Newco Common Stock outstanding on such record date before giving effect to the Newco Common Stock Reorganization;

(ii) if at any time Newco shall fix a record date for the issuance of rights, options or warrants to the holders of all or substantially all of the shares of Newco Common Stock entitling them to subscribe for or to purchase shares of Newco Common Stock (or securities of Newco convertible into shares of Newco Common Stock) at a price per share of Newco Common Stock (or having a conversion price per Newco Common Stock) of less than the Current Market Price on such record date, unless the Corporation is permitted under applicable law without a vote of its shareholders to issue, and shall simultaneously issue, equivalent numbers of such rights, option or warrants, adjusted if necessary in accordance with the Current Newco Common Stock Equivalent at such record date, or the economic equivalent thereof on a per share basis, to the holders of Exchangeable Shares (any such event being herein referred to as a "Rights Offering"), then the Current Newco Common Stock Equivalent then in effect shall be adjusted immediately after such record date by multiplying the Current Newco Common Stock Equivalent in effect on such record date by the quotient obtained when:

    (A) the sum of the number of shares of Newco Common Stock outstanding on such record date and the number of additional shares of Newco Common Stock offered for subscription or purchase under the Rights Offering (or the number of shares of Newco Common Stock into which the securities so offered are convertible)

        is divided by

    (B) the sum of the number of shares of Newco Common Stock outstanding on such record date and the number determined by dividing the aggregate price of the total number of additional shares of Newco Common Stock offered for subscription or purchase under the Rights Offering (or the aggregate conversion price of the convertible securities so offered) by the Current Market Price on such record date.

        Any shares of Newco Common Stock owned by or held for the account of Newco shall be deemed not to be outstanding for the purpose of any such computation. If such rights, option or warrants are not so issued or if, at the date of expiry of the rights, options or warrants subject to the Rights Offering, less than all the rights, options or warrants have been exercised, then the Current Newco Common Stock Equivalent shall be readjusted effective immediately after the date of expiry (or determination by the Board of Directors of Newco that the issue will not take place) to the Current Newco Common Stock Equivalent which would have been in effect if such record date had not been fixed or to the Current Newco Common Stock Equivalent which would then be in effect on the date of expiry if the only rights, options or warrants issued had been those that were exercised, as the case may be;

(iii) if Newco shall fix a record date for the making of a distribution (including a distribution by way of stock dividend) to the holders of all or substantially all its outstanding shares of Newco Common Stock of

    (A) shares of Newco of any class other than Newco Common Stock (excluding shares convertible into Newco Common Stock referred to in (i) (C) above),

    (B) rights, option or warrants (excluding a Rights Offering),

    (C) evidences of its indebtedness (excluding indebtedness convertible into Newco Common Stock referred to in (i) (C) above) or

    (D) any other assets (other than any of the distributions referred to in (A), (B) or (C), dividends paid in the ordinary course, a Rights Offering or a Newco Common Stock Reorganization)

    unless the Corporation is permitted under applicable law without a vote of its shareholders to distribute, and shall simultaneously distribute, the same number of shares, rights, options or warrants, evidences of indebtedness or other assets, as the case may be, adjusted if necessary in accordance with the Current Newco Common Stock Equivalent, as at such record date, or the economic equivalent thereof on a per share basis, to the holders of Exchangeable Shares (any such event being herein referred to as a "Special Distribution") then, in each such case, the Current Newco Common Stock Equivalent shall be adjusted effective immediately after the record date at which the holders of Newco Common Stock are determined for the purposes of the Special Distribution by multiplying the Current Newco Common Stock Equivalent in effect on such record date by the quotient obtained when:

       (I) the product obtained when the number of shares of Newco Common Stock outstanding on the record date is multiplied by the Current Market Price on such date,

           is divided by

       (II) the difference obtained when the amount by which the aggregate fair market value (as determined by the Board of Directors, which determination shall be conclusive) of the shares, rights, options, warrants, evidences of indebtedness or assets, as the case may be, distributed in the Special Distribution exceeds the fair market value (as determined by the Board of Directors, which determination shall be conclusive) of the consideration, if any, received therefore by Newco, is subtracted from the product obtained when the number of shares of Newco Common Stock outstanding on the record date is multiplied by the Current Market Price on such date, provided that no such adjustment shall be made if the result of such adjustment would be to decrease the Current Newco Common Stock Equivalent in effect immediately before such record date. Any share of Newco Common Stock owned by or held for the account of Newco shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Current Newco Common Stock Equivalent shall be readjusted effective immediately to the Current Newco Common Stock Equivalent which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed.

    Notwithstanding any of the foregoing definition of "Current Newco Common Stock Equivalent", in no event may any one distribution, issuance of securities or other event be deemed to be more than one of a Newco Common Stock Reorganization, Rights Offering or Special Distribution.

    "EFFECTIVE DATE" has the meaning ascribed thereto in the Plan of Arrangement.

    "EXCHANGEABLE SHARES" means the Exchangeable Non-Voting Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

    "LIEN" has the meaning ascribed thereto in the Combination Agreement.

    "LIQUIDATION AMOUNT" has the meaning ascribed thereto in Section 4.1 of these share provisions.

    "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

    "LIQUIDATION DATE" has the meaning ascribed thereto in Section 4.1 of these share provisions.

    "NASDAQ" means the National Market System.

    "NEWCO" means IVI Checkmate Corp., a corporation organized and existing under the laws of the State of Delaware, and any successor corporation.

    "NEWCO CALL NOTICE" has the meaning ascribed thereto in the Plan of Arrangement.

    "NEWCO COMMON STOCK REORGANIZATION" has the meaning ascribed thereto in the definition of "Current Newco Common Stock Equivalent" in Section 1.1 of these share provisions.

    "NEWCO COMMON STOCK" means the common stock of Newco, with a par value of U.S.$.01 per share and having one vote per share, and any other securities into which such shares may be changed.

    "NEWCO DIVIDEND DECLARATION DATE" means the date on which the Board of Directors of Newco declares any dividend on the Newco Common Stock.

    "NEWCO SPECIAL SHARE" means the one share of the Special Voting Preferred Stock of Newco with a par value of U.S.$.01 and having voting rights at meetings of holders of shares of Newco Common Stock equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Newco) to be issued to, and voted by, the Trustee pursuant to the Voting and Exchange Trust Agreement.

    "PLAN OF ARRANGEMENT" means the plan of arrangement relating to the arrangement of the Corporation under section 192 of the CBCA, to which plan these share provisions are attached.

    "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

    "REDEMPTION PRICE" has the meaning ascribed thereto in section 6.1 of these share provisions.

    "RETRACTED SHARES" has the meaning ascribed thereto in section 5.1 of these share provisions.

    "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

    "RETRACTION DATE" has the meaning ascribed thereto in section 5.2 of these share provisions.

    "RETRACTION PERIOD" means the period (and including the beginning and ending
dates) from the Effective Date until the date which is       , 2008 [10 YEARS
FROM EFFECTIVE DATE].

    "RETRACTION PRICE" has the meaning ascribed thereto in section 5.1 of these share provisions.

    "RETRACTION REQUEST" has the meaning ascribed thereto in section 5.1 of these share provisions.

    "RIGHTS OFFERING" has the meaning ascribed thereto in the definition of "Current Newco Common Stock Equivalent" in Section 1.1 of these share provisions.

    "SPECIAL DISTRIBUTION" has the meaning ascribed thereto in the definition of "Current Newco Common Stock Equivalent" in Section 1.1 of these share provisions.

    "SUPPORT AGREEMENT" means the Support Agreement between Newco and the
Corporation, made as of       , 1998.

    "TRANSFER AGENT" means Montreal Trust Company of Canada or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

    "TRUSTEE" means Montreal Trust Company of Canada, a corporation organized and existing under the laws of Canada and any successor trustee appointed under the Voting and Exchange Trust Agreement.

    "VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust
Agreement between the Corporation, Newco and the Trustee, made as of       ,
1998.

    1.2 All amounts required to be paid, deposited or delivered hereunder shall be paid, deposited or delivered after deduction of any amount required by applicable law to be deducted or withheld on account of tax and the deduction of such amounts and remittance to the applicable tax authorities shall, to the extent thereof, satisfy such requirement to pay, deposit or deliver hereunder.

                                   ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

    2.1 The Exchangeable Shares shall rank senior to the Common Shares and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

                                   ARTICLE 3
                                   DIVIDENDS

    3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend declared on the Newco Common Stock, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent on the Newco Dividend Declaration Date of the cash dividend declared on such number of shares of Newco Common Stock as is equal to the Current Newco Common Stock Equivalent on the Newco Dividend Declaration Date or (b) in the case of a stock dividend declared on the Newco Common Stock to be paid in shares of Newco Common Stock, in such whole number of Exchangeable Shares for the Exchangeable Shares held by each holder as is equal to the number of whole shares of Newco Common Stock to be paid as a dividend on the equivalent number of shares of Newco Common Stock divided by the Current Newco Common Stock Equivalent on the Newco Dividend Declaration Date or (c) in the case of a dividend declared on the shares of Newco Common Stock to be paid in property other than cash or Newco Common Stock (including without limitation other securities of Newco), in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with section 9.1) to the type and amount of property, to be paid as a dividend on such number of shares of Newco Common Stock as is equal to the Current Newco Common Stock Equivalent on the Newco Dividend Declaration Date. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued Exchangeable Shares. To the extent that the Corporation complies with this section 3.1, any Newco dividend contemplated by this section
3.1 shall in no event be deemed to be a Newco Common Stock Reorganization, Rights Offering or Special Distribution.

    3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by subsection 3.1(a) hereof or in respect of any cash amount payable in lieu of a fractional Exchangeable Share in connection with any stock dividends contemplated by subsection 3.1(b) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by subsection 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

    3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the shares of Newco Common Stock.

    3.4 If on any payment date for any dividends declared on the Exchangeable Shares under section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

    3.5 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in section
8.2 of these share provisions:

(a) pay any dividends on the Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

(c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

(d) issue any Exchangeable Shares other than (i) by way of stock dividends to the holders of such Exchangeable Shares, (ii) otherwise PRO RATA to the holders of Exchangeable Shares, (iii) as contemplated by the Support Agreement or (iv) pursuant to any agreements or rights in existence at the Effective Date; or

(e) issue any other shares of the Corporation ranking equally with or senior to the Exchangeable Shares;

provided that the restrictions in subsections 3.5(a), 3.5(b) and 3.5(c) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared to date on the Newco Common Stock shall have been declared on the Exchangeable Shares and, if paid to holders of Newco Common Stock, paid in full.

                                   ARTICLE 4

                          DISTRIBUTION ON LIQUIDATION

    4.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to (a) the Current Market Price multiplied by the Current Newco Common Stock Equivalent, in each case determined on the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder such number of shares of Newco Common Stock as is equal to the Current Newco Common Stock Equivalent, plus (b) an additional amount equal to the aggregate of all declared and unpaid dividends on each such Exchangeable Share up to the Liquidation Date (collectively the "Liquidation Amount") without interest.

    4.2 On or promptly after the Liquidation Date, and subject to the exercise by Newco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for all of the Exchangeable Shares held by a holder thereof shall be made by delivery to each such holder, at the address of the holder recorded in the securities register of the Corporation of the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of certificates representing the shares of Newco Common Stock to be delivered in payment thereof (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens) and a cheque of the Corporation payable at any branch of the bankers of the Corporation in respect of all declared and unpaid dividends comprising part of the total Liquidation Amount for all outstanding Exchangeable Shares without interest. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the total Liquidation Amount in respect of their Exchangeable Shares, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount for their Exchangeable Shares has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of such Exchangeable Shares after such deposit shall be limited to receiving the total Liquidation Amount (without interest) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions.

    4.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 4.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation or have any other rights as holders of Exchangeable Shares.

                                   ARTICLE 5

                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

    5.1 A holder of Exchangeable Shares shall be entitled during any Retraction Period, subject to the exercise by Newco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 5, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder (the "Retracted Shares") for an amount for each Retracted Share equal to (a) the Current Market Price multiplied by the Current Newco Common Stock Equivalent, in each case determined on the Retraction Date, which shall be satisfied in full in respect of a Retracted Share by the Corporation causing to be delivered to such holder such number of shares of Newco Common Stock as is equal to the Current Newco Common Stock Equivalent, plus (b) the aggregate of all dividends declared and unpaid on each Retracted Share up to the Retraction Date (collectively the "Retraction Price", provided that if the record date for any such declared and unpaid dividend occurs on or after the Retraction Date the Retraction Price shall not include such declared and unpaid dividends). To effect such redemption, the holder shall present and surrender at any office of the Transfer Agent the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable (in their sole discretion) to the Transfer Agent and Newco:

        (a) specifying that the holder desires to have the Retracted Shares represented by such certificate or certificates redeemed by the Corporation; and

        (b) acknowledging the Retraction Call Right of Newco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be an irrevocable offer by the holder to sell the retracted Shares to Newco in accordance with the Retraction Call Right.

    5.2 Subject to the exercise by Newco of the Retraction Call Right, upon receipt by the Transfer Agent in the manner specified in section 5.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required pursuant to section 5.1 and a Retraction Request, the Corporation shall redeem the Retracted Shares effective at the close of business on the sixth Business Day after the Retraction Request is received (the "Retraction Date") and shall cause to be delivered to such holder the total Retraction Price with respect of all such Retracted Shares. If only a part of the Exchangeable Shares represented by any certificate are redeemed (or purchased by Newco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

    5.3 Upon receipt by the Transfer Agent of a Retraction Request, the Transfer Agent shall forthwith notify Newco thereof. In order to exercise the Retraction Call Right, Newco must deliver a Newco Call Notice to the Transfer Agent prior to the expiry of the fifth Business Day after the receipt by the Transfer Agent of the Retraction Request. If Newco does not so notify the Transfer Agent, the Transfer Agent will notify the holder as soon as possible thereafter that Newco will not exercise the Retraction Call Right. If Newco delivers the Newco Call Notice before the end of such five Business Day period, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Newco in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Newco shall purchase from such holder and such holder shall sell to Newco on the Retraction Date the Retracted Shares pursuant to the Retraction Call Right.

    5.4 If a Retraction Request is received by the Transfer Agent pursuant to section 5.1 and Newco has not exercised the Retraction Call Right, the Corporation shall cause the Transfer Agent to deliver to the holder of the Retracted Shares, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the office of the Transfer Agent to which the Retraction Request was delivered, certificates representing the shares of Newco Common Stock to be delivered to the holder in payment of the total Retraction Price for all of the Retracted Shares (or the portion thereof payable in Newco Common Stock, as the case may be) (which shares shall be duly issued as fully paid and non assessable and shall be free and clear of any Liens) registered in the name of the holder or in such other name as the holder may request and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the total Retraction Price (or, if any part of the Retraction Price consists of dividends payable in property, such property or property that is the same as or economically equivalent to such property), and such delivery of such certificates and cheque (and property, if any) on behalf of the Corporation by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price for all of the Retracted Shares, to the extent that the same is represented by such share certificates and cheque (and property, if any), unless such cheque is not paid on due presentation.

    5.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price for all of the Retracted Shares, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price for all of the Retracted Shares shall not be made, in which case the rights of such holders shall remain unaffected until the total Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price for all of the Retracted Shares has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation shall thereafter be considered and deemed for all purposes to be a holder of the shares of Newco Common Stock delivered to it.

    5.6 Notwithstanding any other provision of this Article 5, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Newco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall be obligated to redeem Retracted Shares specified by holders in Retraction Requests only to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions on a PRO RATA basis and shall notify the relevant holders at least five Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation and the Corporation shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to section 5.2 hereof. The holder of any such Retracted Shares not redeemed by the Corporation pursuant to section 5.2 of these share provisions as a result of solvency requirements of applicable law shall be deemed by giving the Retraction Request to require Newco to purchase such Retracted Shares from such holder pursuant to the Exchange Right (as defined in the Voting and Exchange Trust Agreement).

                                   ARTICLE 6

                       REDEMPTION OF EXCHANGEABLE SHARES

    6.1 Subject to applicable law and if Newco does not exercise the Redemption Call Right, the Corporation shall on the Automatic Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount per share equal to (a) the Current Market Price multiplied by the Current Newco Common Stock Equivalent, in each case determined on the Automatic Redemption Date, which shall be satisfied in full in respect of an Exchangeable Share by the Corporation causing to be delivered to such a holder such number of shares of Newco Common Stock as is equal to the Current Newco Common Stock Equivalent, plus (b) the aggregate of all declared and unpaid dividends thereon up to the Automatic Redemption Date (collectively the "Redemption Price") (provided that if the record date for any such declared and unpaid dividends occurs on or after the Automatic Redemption Date, the Redemption Price shall not include such declared and unpaid dividends).

    6.2 On or after the Automatic Redemption Date and subject to the exercise by Newco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Redemption Price for each such Exchangeable Share upon presentation and surrender at any office of the Transfer Agent of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer

Agent may reasonably require. Payment of the total Redemption Price for all of the Exchangeable Shares held by a holder shall be made by delivery to such holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of certificates representing the shares of Newco Common Stock to be delivered to the holder in payment of the Redemption Price for all of the Exchangeable Shares held by such holder (or the portion thereof payable in Newco Common Stock, as the case may be) (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Liens) and a cheque of the Corporation payable at any branch of the bankers of the Corporation in respect of all declared and unpaid dividends comprising part of the total Redemption Price for all of the Exchangeable Shares held by such holder (or, if any of such dividends are payable in property, such property). On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the total Redemption Price for their Exchangeable Shares, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price for such shares has been paid in the manner hereinafter provided. The Corporation shall have the right at any time to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving the total Redemption Price for such Exchangeable Shares, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Newco Common Stock delivered to them.

                                   ARTICLE 7

                                 VOTING RIGHTS

    7.1 Except as required by applicable law, and the provisions of section 3.5,
8.1 and 10.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 8

                             AMENDMENT AND APPROVAL

    8.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

    8.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy (excluding Exchangeable Shares beneficially owned by Newco or its Affiliates). If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 9

                ECONOMIC EQUIVALENCE; CHANGES RELATING TO NEWCO

    9.1 The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require) economic equivalence for the purposes of any provision herein that requires such a determination and each such determination shall be conclusive and binding on Newco and the holders of Exchangeable Shares, where applicable.

    9.2 If at any time there is a capital reorganization of Newco or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of Newco with or into another entity (any such event being called a "Capital Reorganization") that is not provided for in the definitions of "Newco Common Stock Reorganization", "Rights Offering" or "Special Distribution", any holder of Exchangeable Shares whose Exchangeable Shares have not been exchanged for shares of Newco Common Stock in accordance with the provisions hereof or the provisions of the Plan of Arrangement of the Voting and Exchange Trust Agreement prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon any such exchange occurring pursuant to the provisions hereof or thereof at any time after the record date for such Capital Reorganization in lieu of the shares of Newco Common Stock that he would otherwise have been entitled to receive pursuant to the provisions hereof, the number of shares or other securities of Newco or of the body corporate resulting, surviving or continuing from the Capital Reorganization, or other property, that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, he had been the registered holder of the number of shares of Newco Common Stock to which he was then entitled upon any exchange of his Exchangeable Shares into Newco Common Stock in accordance with the provisions hereof, subject to adjustment thereafter in the same manner, as nearly as may be possible, as is provided for in the definition of "Current Newco Common Stock Equivalent"; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that each holder of Exchangeable Shares shall thereafter be entitled to receive, upon any exchange of his Exchangeable Shares pursuant to the provisions hereof, such number of shares or other securities of Newco or of the body corporate resulting, surviving or continuing from the Capital Reorganization, or other property.

    9.3 In the case of a reclassification of, or other change in, the outstanding shares of Newco Common Stock other than a Newco Common Stock Reorganization, Rights Offering, Special Distribution or a Capital Reorganization, such changes shall be made in the rights attaching to the Exchangeable Shares, without any action on the part of the Corporation or the holders of the Exchangeable Shares to the extent permitted by applicable law, effective immediately following the record date for such reclassification or other change, to the extent necessary to ensure that holders of Exchangeable Shares shall be entitled to receive, upon the occurrence at any time after such record date of any event whereby they would receive Newco Common Stock pursuant to the previous provisions hereof or the provisions of the Plan of Arrangement or the Voting and Exchange Trust Agreement, such shares, securities or rights as they would have received if their Exchangeable Shares had been exchanged for Newco Common Stock pursuant to the provisions hereof or thereof immediately prior to such record date, subject to adjustment thereafter in the same manner, as nearly as may be possible, as is provided for in the definition "Current Newco Common Stock Equivalent".

    9.4 No certificates or scrip representing fractional Newco Common Stock shall be delivered to holders of Exchangeable Shares pursuant to the provisions hereof.

                                   ARTICLE 10

               ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

    10.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Newco with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to the Corporation and Newco, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation and the holders of Exchangeable Shares all rights and benefits in favour of the Corporation under or pursuant to such agreements.

    10.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement and the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with section 8.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

        (a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares; or

        (b) making such provisions or modifications not inconsistent with such agreements as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

        (c) making such changes in or corrections to such agreements which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 11

                                     LEGEND

    11.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to: the Support Agreement; the provisions of the Plan of Arrangement relating to the Retraction Call Right, the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the Voting Rights, Exchange Rights and Automatic Exchange Rights thereunder).

                                   ARTICLE 12

                                    NOTICES

    12.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage paid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the

President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

    12.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

    12.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

            PROVISIONS ATTACHING TO THE PREFERRED SHARES AS A CLASS

    The Preferred Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

    1. The Preferred Shares may from time to time be issued in one or more series and subject to the following provisions, and subject to the sending of articles of amendment in prescribed form, and the endorsement thereon of a certificate of amendment in respect thereof, the directors may fix from time to time before such issue the number of shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the issue price per share of the shares of such series, the rate or amount of any dividends or the method of calculating any dividends, the dates of payment thereof, any redemption, purchase and/or conversion prices and terms and conditions of any redemption, purchase and/ or conversion, and any sinking fund or other provisions;

    2. The Preferred Shares of each series shall, with respect to the payment of any dividends and any distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over any other shares of the Corporation ranking junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences, not inconsistent with these articles, over the Common Shares and any other shares of the Corporation ranking junior to such Preferred Shares as may be fixed in accordance with section 1 above;

    3. If any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of such dividends and return of capital;

    4. The Preferred Shares of any series may be made convertible into Common Shares;

    5. Unless the directors otherwise determine in the articles of amendment designating a series, and subject to the provisions of the CBCA and section 6 below, the Preferred Shares shall have no voting rights as a class; and

    6. Any amendment to the articles of the Corporation to remove or vary any rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class or to create any other class of shares ranking in priority to or on a parity with the Preferred Shares, in addition to the authorization by special resolution, must be given by at least two-thirds of the votes cast at a meeting of the holders of Preferred Shares duly called for that purpose and at every such meeting a holder of a Preference Share shall be entitled to one vote in respect of each Preference Share held in addition to any other vote required by the CBCA.

SERIES A PREFERRED SHARES

    The first series of Preferred Shares shall consist of one share and shall be designated as Series A Preferred Shares and in addition to the rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

1. RANKING

    The Series A Preferred Share shall rank junior to any other shares of the Corporation with respect to the payment of dividends and repayment of capital.

2. DIVIDENDS

    The holder of the Series A Preferred Share shall not be entitled to receive any dividend declared by the directors of the Corporation.

3. VOTING RIGHTS

    The holder of the Series A Preferred Share shall be entitled to receive notice of and to attend and vote at meetings of the shareholders of the Corporation.

4. RIGHTS ON DISSOLUTION

    In the event of the liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary, the holder of the Series A Preferred Share shall be entitled to receive in respect of such share, before any distribution of any part of the assets of the Corporation among the holders of any other class of shares of the Corporation ranking junior to the Series A Preferred Share, an amount equal to $.01 per Series A Preferred Share.

5. CONVERSION

        (a) Upon and subject to the terms and conditions hereinafter set forth the holder of the Series A Preferred Share shall have the right to convert the Series A Preferred Share into one fully-paid and non-assessable Common Share on the basis of one Common Share as presently constituted for the Series A Preferred Share so converted;

        (b) The conversion privilege herein provided for may be exercised by notice in writing given to the Secretary of the Corporation at its registered office, signed by such holder or his agent;

        (c) Upon the conversion of the Series A Preferred Share, there shall be no payment or adjustment by the Corporation or by the holder of the Series A Preferred Share on account of any dividends either on the Series A Preferred Share so converted or on the Common Share resulting from such conversion;

        (d) On the conversion of the Series A Preferred Share the share certificate for the Common Share resulting therefrom shall be issued in the name of the registered holder of the Series A Preferred Share so converted or in such name or names as such registered holder may direct in writing (either in the notice referred to in subparagraph (b) or otherwise), provided that such registered holder shall pay any governmental or other tax imposed in respect of such conversion;

        (e) Subject as hereinafter provided in this subparagraph the right of a holder of the Series A Preferred Share to convert the same into a Common Share shall be deemed to have been exercised, and the registered holder of the Series A Preferred Share to be converted (or any person or persons in whose name or names any such registered holder of Series A Preferred Share shall have directed the certificate representing the Common Share to be issued as provided in subparagraph (d)) shall be deemed to have become the holder of record of Common Shares, for all purposes on the date of actual receipt by the Corporation of the notice in writing, notwithstanding any delay in the delivery of the certificate representing the Common Share into which such Series A Preferred Share has been converted; provided, however, that should notice be given during a period when the registers of transfers of Common Shares are properly closed, the registered holder of such share (or such other person or persons as aforesaid) shall be deemed to become holders of record of Common Shares immediately upon the re-opening of such registers of transfers.

    In the event of the Common Shares or the Series A Preferred Shares being, at any time while any Series A Preferred Shares are outstanding, consolidated, subdivided, reclassified or otherwise changed into a lesser or greater number of shares of the same class or a lesser or greater or the same number of shares of a different class or different classes of shares of the Corporation, appropriate adjustments shall contemporaneously be made to the rights (including, without limitation, the conversion right attached to the Series A Preferred Shares) privileges, restrictions and conditions attaching to the Common Shares and the Series A Preferred Shares, respectively, so as to preserve in all respects the benefits conferred on the holders of the Series A Preferred Shares by these provisions.

COMMON SHARES

1. VOTING RIGHTS

    Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than Common Shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares shall be entitled to one vote in respect of each Common Share held by him or her.

2. DIVIDENDS

    The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive any dividend declared by the Corporation.

3. RIGHTS ON DISSOLUTION

    The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

                                    PART II
             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Bylaws provide for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

    Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------

    2.1      Combination Agreement dated January 16, 1998, by and among IVI Checkmate Corp., International
             Verifact Inc., Checkmate Electronics, Inc. and Future Merger Corporation (Incorporated by reference from Exhibit 10.1(a) to Checkmate's Annual Report on Form 10-K for the period ending December 31,
             1997, and included as Annex A to this Joint Proxy Statement/Prospectus)

    2.2      Form of Plan of Arrangement and Exchangeable Share Provisions (included as Annex K to this Joint
             Proxy Statement/Prospectus)

    3.1      Certificate of Incorporation of the Company

    3.2      Bylaws of the Company

    4.1      Specimen Common Stock Certificate

    5.1      Opinion of Alston & Bird LLP regarding the legality of the Common Stock

    8.1      Opinion of Alston & Bird LLP regarding certain tax matters

    8.2      Opinion of Meighen Demers regarding certain tax matters

    8.3      Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters

    9.1      Form of Voting and Exchange Trust Agreement (included as Annex H to this Joint Proxy
             Statement/Prospectus)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
    9.2      Stockholders Agreement by and between Ingenico, Mr. Spence and Mr. Moore dated as of January 16, 1998

   10.1      Lease Agreement dated July 17, 1990, as amended, by and between Checkmate Electronics. Inc. and ASE
             North Fulton Associates Joint Venture, for the premises located at 1011 Mansell Road, Suite C,
             Roswell, Georgia 30076 (Incorporated by reference from Exhibit 10.1 to Checkmate's Registration
             Statement on Form S-1, No. 33-67048)

   10.1.1    Fifth Amendment, dated August 16, 1994, to the Lease Agreement filed as Exhibit 10.1 (Incorporated by reference from Exhibit 10.1(a) to Checkmate's Annual Report on Form 10-K for the period ending
             December 31, 1994)

   10.1.2    Sixth Amendment, dated February 10, 1995, to the Lease Agreement filed as Exhibit 10.1 and related
             Termination Agreement dated February 20, 1995 (Incorporated by reference from Exhibit 10.1(b) to
             Checkmate's Annual Report on Form 10-K for the period ending December 31, 1994)

   10.1.3    Seventh Amendment, dated January 18, 1996, to the Lease Agreement filed as Exhibit 10.1 and related
             Termination Agreement dated February 20, 1995 (Incorporated by reference from Exhibit 10.1(c) to
             Checkmate's Annual Report on Form 10-K for the period ending December 31, 1995)

   10.1.4    Eighth Amendment, dated April 1, 1996, to the Lease Agreement filed as Exhibit 10.1 (Incorporated by reference from Exhibit 10.1(d) to Checkmate's Annual Report on Form 10-K for the period ending
             December 31, 1996)

   10.1.5    Ninth Amendment, dated August 18, 1997, to the Lease Agreement filed as Exhibit 10.1 (Incorporated by reference from Exhibit 10.1(e) to Checkmate's Annual Report on Form 10-K for the period ending
             December 31, 1997)

   10.2      Lease Agreement dated the 1st day of May 1986 between Markborough Properties Limited and
             International Verifact Inc. (Incorporated by reference from Exhibit 10.1 to International Verifact
             Inc.'s Registration Statement on Form F-4, No. 33-84926)

   10.3      Amending Agreement dated as of the 1st day of July 1991 between Morgan Mae Enterprises Limited and
             International Verifact Inc. (Incorporated by reference from Exhibit 10.2 to International Verifact
             Inc.'s Registration Statement on Form F-4, No. 33-84926)

   10.4      Settlement Agreement dated June 15, 1989, by and among Checkmate Electronics, Inc., J. Stanford
             Spence, Diane M. Spence, Stanford Technologies, Inc., and Dudley L. Moore (Incorporated by reference from Exhibit 10.2 to Checkmate's Registration Statement on Form S-1, No. 33-67048)

   10.5      Executive Compensation Plans and Arrangements:

   10.5.1    IVI Checkmate Corp. 1998 Long-Term Incentive Plan

   10.5.2    IVI Checkmate Corp. 1998 Directors Stock Option Plan

   10.5.4    Form of Employment Agreement between J. Stanford Spence and the IVI Checkmate Corp.

   10.5.5    Employment Agreement dated as of January 1, 1998, between Checkmate Electronics, Inc. and John J.
             Neubert (Incorporated by reference from Exhibit 10.4(f) to Checkmate's Annual Report on Form 10-K for
             the period ended December 31, 1997)

   10.5.6    Employment Agreement dated as of January 1, 1998, between Checkmate Electronics, Inc. and Gregory A.
             Lewis (Incorporated by reference from Exhibit 10.4(g) to Checkmate's Annual Report on Form 10-K for
             the period ended December 31, 1997)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
   10.5.7    Amended and Restated Employment Agreement dated as of March 15, 1996, between International Verifact,
             Inc. and George Whitton

   10.5.7.1  Acknowledgement and Amending Agreement dated as of February 25, 1998, between International Verifact
             Inc. and George Whitton

   10.5.8    Management Services Agreement between International Verifact Inc., LBT Investments, Inc. and L. Barry
             Thomson dated as of May 8, 1996

   10.5.8.1  Amendment to the Management Services Agreement between International Verifact Inc., LBT Investments,
             Inc. and L. Barry Thomson dated as of October 1, 1996

   10.5.8.2  Amendment to the Management Services Agreement between International Verifact Inc., LBT Investments,
             Inc. and L. Barry Thomson dated as of July 30, 1997

   10.5.8.3  Amendment to the Management Services Agreement between International Verifact Inc., LBT Investments,
             Inc. and L. Barry Thomson dated as of January 25, 1998

   10.6      Master Alliance Agreement dated December 5, 1996, between Ingenico, S.A. and International Verifact
             Inc.

   10.7      Latin America Unanimous Shareholders' Agreement dated December 17, 1996, between Ingenico, S.A.,
             International Verifact Inc. and IVI Ingenico Inc.

   10.8      Technology License Agreement dated December 17, 1996, between Ingenico, S.A. and International
             Verifact Inc.

   10.9      Joint Development and Procurement Agreement dated December 17, 1996, between Ingenico, S.A. and
             International Verifact Inc.

   10.10     Investment Agreement dated December 5, 1996, between Ingenico, S.A. and International Verifact Inc., as amended by the Amendment to Investment Agreement, dated December 17, 1996, between Ingenico, S.A.
             and International Verifact Inc.

   10.11     Marketing and Distribution Agreement dated December 17, 1996, between Ingenico, S.A., International
             Verifact Inc. and IVI Ingenico Inc.

   10.12     Assignment, Assumption and Consent Agreement dated as of January 16, 1998 among International
             Verifact Inc., Ingenico S.A., and IVI Checkmate Corp.

   10.13     Manufacturing Agreement made as of the 22nd day of March 1993 between The Surface Mount Technology
             Centre Inc. and International Verifact Inc. (Incorporated by reference from Exhibit 10.6 to
             International Verifact Inc.'s Registration Statement on Form F-4, No. 33-84926)

   10.14     Manufacturing Agreement made as of the 12th day of May 1993 between Nikom Electronics Corporation and
             International Verifact Inc. (Incorporated by reference from Exhibit 10.7 to International Verifact
             Inc.'s Registration Statement on Form F-4, No. 33-84926)

   23.1      Consent of Alston & Bird LLP (included in Exhibit 5.1)

   23.2      Consent of Ernst & Young LLP

   23.3      Consent of Coopers & Lybrand

   23.4      Consent of BancAmerica Robertson Stephens

   23.5      Consent of BT Alex. Brown Incorporated

   23.6      Consent of Meighen Demers (included in Exhibit 8.2)

   23.7      Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.3)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
   24.1      Power of Attorney with regard to amendments to this Registration Statement executed by the directors and officers of the Company is included on the signature page of this Registration Statement appearing on page II-6.

   27        Financial Data Schedule (to be filed electronically)

   99.1      Proxy for IVI

   99.2      Proxy for Checkmate

   99.3      Consent of Gerard Compain

   99.4      Consent of Gareth Owen

   99.5      Consent of Peter E. Roode

        (b) Financial Statement Schedules

    Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

           (i) To include any Proxy Statement/Prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 1998.

                                IVI CHECKMATE CORPORATION

                                By:            /S/ J. STANFORD SPENCE
                                     -----------------------------------------
                                                 J. Stanford Spence
                                               CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints L. Barry Thomson and John J. Neubert, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 1998.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------
                 /s/ L. BARRY THOMSON                   President and Chief Executive Officer of IVI Checkmate
     -------------------------------------------          Corp. (principal executive officer)
                   L. Barry Thomson

                 /s/ JOHN J. NEUBERT                    Chief Financial Officer of IVI Checkmate Corp. (principal
     -------------------------------------------          financial and accounting officer)
                   John J. Neubert

                /s/ J. STANFORD SPENCE                  Chairman of the Board of Directors of IVI Checkmate Corp.
     -------------------------------------------
                  J. Stanford Spence

                  /s/ GEORGE WHITTON                    Vice Chairman of the Board of Directors of IVI Checkmate
     -------------------------------------------          Corp.
                    George Whitton

                 /s/ GREGORY A. LEWIS                   Director
     -------------------------------------------
                   Gregory A. Lewis

                     EXHIBITS TO THE REGISTRATION STATEMENT

                                 EXHIBIT INDEX

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------

    2.1      Combination Agreement dated January 16, 1998, by and among IVI Checkmate Corp., International
             Verifact Inc., Checkmate Electronics, Inc. and Future Merger Corporation (Incorporated by reference from Exhibit 10.1(a) to Checkmate's Annual Report on Form 10-K for the period ending December 31,
             1997, and included as Annex A to this Joint Proxy Statement/Prospectus)

    2.2      Form of Plan of Arrangement and Exchangeable Share Provisions (included as Annex K to this Joint
             Proxy Statement/Prospectus)

    3.1      Certificate of Incorporation of the Company

    3.2      Bylaws of the Company

    4.1      Specimen Common Stock Certificate

    5.1      Opinion of Alston & Bird LLP regarding the legality of the Common Stock

    8.1      Opinion of Alston & Bird LLP regarding certain tax matters

    9.1      Form of Voting and Exchange Trust Agreement (included as Annex H to this Joint Proxy
             Statement/Prospectus)

    9.2      Stockholders Agreement by and between Ingenico, Mr. Spence and Mr. Moore dated as of January 16, 1998

   10.1      Lease Agreement dated July 17, 1990, as amended, by and between Checkmate Electronics. Inc. and ASE
             North Fulton Associates Joint Venture, for the premises located at 1011 Mansell Road, Suite C,
             Roswell, Georgia 30076 (Incorporated by reference from Exhibit 10.1 to Checkmate's Registration
             Statement on Form S-1, No. 33-67048)

   10.1.1    Fifth Amendment, dated August 16, 1994, to the Lease Agreement filed as Exhibit 10.1 (Incorporated by reference from Exhibit 10.1(a) to Checkmate's Annual Report on Form 10-K for the period ending
             December 31, 1994)

   10.1.2    Sixth Amendment, dated February 10, 1995, to the Lease Agreement filed as Exhibit 10.1 and related
             Termination Agreement dated February 20, 1995 (Incorporated by reference from Exhibit 10.1(b) to
             Checkmate's Annual Report on Form 10-K for the period ending December 31, 1994)

   10.1.3    Seventh Amendment, dated January 18, 1996, to the Lease Agreement filed as Exhibit 10.1 and related
             Termination Agreement dated February 20, 1995 (Incorporated by reference from Exhibit 10.1(c) to
             Checkmate's Annual Report on Form 10-K for the period ending December 31, 1995)

   10.1.4    Eighth Amendment, dated April 1, 1996, to the Lease Agreement filed as Exhibit 10.1 (Incorporated by reference from Exhibit 10.1(d) to Checkmate's Annual Report on Form 10-K for the period ending
             December 31, 1996)

   10.1.5    Ninth Amendment, dated August 18, 1997, to the Lease Agreement filed as Exhibit 10.1 (Incorporated by reference from Exhibit 10.1(e) to Checkmate's Annual Report on Form 10-K for the period ending
             December 31, 1997)

   10.2      Lease Agreement dated the 1st day of May 1986 between Markborough Properties Limited and
             International Verifact Inc. (Incorporated by reference from Exhibit 10.1 to International Verifact
             Inc.'s Registration Statement on Form F-4, No. 33-84926)

   10.3      Amending Agreement dated as of the 1st day of July 1991 between Morgan Mae Enterprises Limited and
             International Verifact Inc. (Incorporated by reference from Exhibit 10.2 to International Verifact
             Inc.'s Registration Statement on Form F-4, No. 33-84926)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
   10.4      Settlement Agreement dated June 15, 1989, by and among Checkmate Electronics, Inc., J. Stanford
             Spence, Diane M. Spence, Stanford Technologies, Inc., and Dudley L. Moore (Incorporated by reference from Exhibit 10.2 to Checkmate's Registration Statement on Form S-1, No. 33-67048)

   10.5      Executive Compensation Plans and Arrangements:

   10.5.1    IVI Checkmate Corp. 1998 Long-Term Incentive Plan

   10.5.2    IVI Checkmate Corp. 1998 Directors Stock Option Plan

   10.5.4    Form of Employment Agreement between J. Stanford Spence and the IVI Checkmate Corp.

   10.5.5    Employment Agreement dated as of January 1, 1998, between Checkmate Electronics, Inc. and John J.
             Neubert (Incorporated by reference from Exhibit 10.4(f) to Checkmate's Annual Report on Form 10-K for
             the period ended December 31, 1997)

   10.5.6    Employment Agreement dated as of January 1, 1998, between Checkmate Electronics, Inc. and Gregory A.
             Lewis (Incorporated by reference from Exhibit 10.4(g) to Checkmate's Annual Report on Form 10-K for
             the period ended December 31, 1997)

   10.5.7    Amended and Restated Employment Agreement dated as of March 15, 1996, between International Verifact,
             Inc. and George Whitton

   10.5.7.1  Acknowledgement and Amending Agreement dated as of February 25, 1998, between International Verifact
             Inc. and George Whitton

   10.5.8    Management Services Agreement between International Verifact, Inc., LBT Investments, Inc. and L.
             Barry Thomson dated as of May 8, 1996

   10.5.8.1  Amendment to the Management Services Agreement between International Verifact Inc., LBT Investments,
             Inc. and L. Barry Thomson dated as of October 1, 1996

   10.5.8.2  Amendment to the Management Services Agreement between International Verifact Inc., LBT Investments,
             Inc. and L. Barry Thomson dated as of July 30, 1997

   10.5.8.3  Amendment to the Management Services Agreement between International Verifact Inc., LBT Investments,
             Inc. and L. Barry Thomson dated as of January 25, 1998

   10.6      Master Alliance Agreement dated December 5, 1996, between Ingenico, S.A. and International Verifact
             Inc.

   10.7      Latin America Unanimous Shareholders' Agreement dated December 17, 1996, between Ingenico, S.A.,
             International Verifact Inc. and IVI Ingenico Inc.

   10.8      Technology License Agreement dated December 17, 1996, between Ingenico, S.A. and International
             Verifact Inc.

   10.9      Joint Development and Procurement Agreement dated December 17, 1996, between Ingenico, S.A. and
             International Verifact Inc.

   10.10     Investment Agreement dated December 5, 1996, between Ingenico, S.A. and International Verifact Inc., as amended by the Amendment to Investment Agreement, dated December 17, 1996, between Ingenico, S.A.
             and International Verifact Inc.

   10.11     Marketing and Distribution Agreement dated December 17, 1996, between Ingenico, S.A., International
             Verifact Inc. and IVI Ingenico Inc.

EXHIBIT NO.                                         DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
   10.12     Assignment, Assumption and Consent Agreement dated as of January 16, 1998 among International
             Verifact Inc., Ingenico S.A., and IVI Checkmate Corp.

   10.13     Manufacturing Agreement made as of the 22nd day of March 1993 between The Surface Mount Technology
             Centre Inc. and International Verifact Inc. (Incorporated by reference from Exhibit 10.6 to
             International Verifact Inc.'s Registration Statement on Form F-4, No. 33-84926)

   10.14     Manufacturing Agreement made as of the 12th day of May 1993 between Nikom Electronics Corporation and
             International Verifact Inc. (Incorporated by reference from Exhibit 10.7 to International Verifact
             Inc.'s Registration Statement on Form F-4, No. 33-84926)

   21.1      Subsidiaries of Registrant

   23.1      Consent of Alston & Bird LLP (included in Exhibit 5.1)

   23.2      Consent of Ernst & Young LLP

   23.3      Consent of Coopers & Lybrand

   23.4      Consent of BancAmerica Robertson Stephens

   23.5      Consent of BT Alex. Brown Incorporated

   23.6      Consent of Meighen Demers (included in Exhibit 8.2)

   23.7      Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.3)

   24.1      Power of Attorney with regard to amendments to this Registration Statement executed by the directors and officers of the Company is included on the signature page of this Registration Statement appearing on page II-6.

   27        Financial Data Schedule (to be filed electronically)

   99.1      Form of Proxy for IVI

   99.2      Form of Proxy for Checkmate
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